NOTICE OF MEETINGS AND

MANAGEMENT PROXY CIRCULAR

PERTAINING TO A PLAN OF COMPROMISE AND ARRANGEMENT

UNDER

THE COMPANIES’ CREDITORS ARRANGEMENT ACT (CANADA)

CONCERNING, AFFECTING AND INVOLVING

CATALYST PAPER CORPORATION

0606890 B.C. LTD.

CATALYST PAPER GENERAL PARTNERSHIP

CATALYST PAPER ENERGY HOLDINGS INC.

CATALYST PULP AND PAPER SALES INC.

CATALYST PULP OPERATIONS LIMITED

CATALYST PULP SALES INC.

ELK FALLS PULP AND PAPER LIMITED

PACIFICA POPLARS LTD.

CATALYST PAPER HOLDINGS INC.

CATALYST PAPER RECYCLING INC.

CATALYST PAPER (SNOWFLAKE) INC.

CATALYST PAPER (USA) INC.

PACIFICA PAPERS SALES INC.

PACIFICA PAPERS US INC.

PACIFICA POPLARS INC.

THE APACHE RAILWAY COMPANY

March 23, 2012

This circular is being distributed to certain creditors of Catalyst Paper Corporation and its subsidiaries listed above by and on behalf of such entities in connection with the meetings called to consider the plan of compromise and arrangement proposed by them that are scheduled to be held at the times and places set out in the attached Notices of Meetings.

These materials require your immediate attention. You should consult your financial, tax or other professional advisors in connection with the contents of these materials. Should you have any questions regarding voting or other procedures or should you wish to obtain additional copies of these materials, you may contact PricewaterhouseCoopers Inc., which acts as the Monitor, at PricewaterhouseCoopers Inc., 250 Howe Street, Suite 700, Vancouver, British Columbia, V6C 3S7 (Attention: Patricia Marshall), facsimile: 604-806-7070 or telephone: 604-806-7806 or email: catalystclaims@ca.pwc.com or access the Monitor’s website at www.pwc.com/car-catalystpaper.

March 23, 2012

To:

The affected creditors (the “Affected Creditors”) of Catalyst Paper Corporation (“Catalyst” or the “Corporation”), 0606890 B.C. Ltd., Catalyst Paper General Partnership, Catalyst Paper Energy Holdings Inc., Catalyst Pulp And Paper Sales Inc., Catalyst Pulp Operations Limited, Catalyst Pulp Sales Inc., Elk Falls Pulp And Paper Limited, Pacifica Poplars Ltd., Catalyst Paper Holdings Inc., Catalyst Paper Recycling Inc., Catalyst Paper (Snowflake) Inc., Catalyst Paper (USA) Inc., Pacifica Papers Sales Inc., Pacifica Papers US Inc., Pacifica Poplars Inc. and The Apache Railway Company

In recent years management and the board of directors of Catalyst (the “Board of Directors”) have undertaken a number of measures to enhance the long-term value of the Corporation. Management and the Board of Directors have also considered various transactions to improve the Corporation’s financial position and capital structure, including the restructuring under the Canada Business Corporations Act (“CBCA”) announced by the Corporation on January 14, 2012. The CBCA restructuring was terminated on January 31, 2012 due to the conditions to the restructuring not being satisfied. As a result of the worsening liquidity situation of the Corporation, the Corporation filed for protection under the Companies’ Creditors Arrangement Act (the “CCAA”) on January 31, 2012.

The Corporation’s management team and Board of Directors have continued to work towards a consensual transaction with the Corporation’s creditors since the CCAA filing. On March 11, 2012, the Corporation entered into a restructuring and support agreement (the “Restructuring and Support Agreement”) with certain holders of Catalyst’s 11% senior secured notes due December 15, 2016 (the “First Lien Notes”) and 7 3/8% senior notes due March 1, 2014 (the “Unsecured Notes”) for a plan of compromise and arrangement under the CCAA (the “Plan”).

The Corporation is holding meetings of the Affected Creditors (the “Meetings”), each to consider a resolution (each, a “Resolution”) to approve the proposed Plan. The Meetings will be held on April 23, 2012 at 10:00 a.m. and 11:00 a.m. (Vancouver time) as set out in the attached Notices of Meeting. In order for the Plan to be approved and be binding in accordance with the CCAA, each Resolution must be approved by a majority in number of the Affected Creditors who represent at least two-thirds in value of the Allowed Claims of Affected Creditors who vote or are deemed to vote on the Resolutions in person or by proxy at the Meetings.

The purpose of the Plan is to: (a) effect a compromise, settlement and payment of all claims of Affected Creditors; (b) implement a restructuring of the First Lien Notes and the Unsecured Notes; and (c) enable Catalyst to attain sufficient liquidity to support the viability of its business. Catalyst and its Board of Directors believe that entering into the Restructuring and Support Agreement and implementing the Plan is the best alternative available to Catalyst and its noteholders, shareholders and other stakeholders. The Plan will address Catalyst’s current debt level, preserve jobs and preserve Catalyst’s business as a going concern for the benefit of all stakeholders and the communities in which Catalyst operates.

As of March 23, 2012, holders of Unsecured Notes (“Unsecured Noteholders”) holding approximately 20.39% (or $50,963,000) in aggregate principal amount of the Unsecured Notes and holders of the First Lien Notes (“First Lien Noteholders”) holding approximately 54.4% (or $212,553,000) in aggregate principal amount of the First Lien Notes have entered into the Restructuring and Support Agreement pursuant to which they have agreed to vote in favour of and support the Plan.

The Plan provides, among other things, that:

(a)

all existing common shares, options, warrants, rights or similar instruments derived from, relating to or convertible or exchangeable therefore shall be cancelled and terminated without any liability, payment or other compensation from the Corporation or otherwise in respect thereof;

(b)

each First Lien Noteholder will be entitled to receive, in settlement and full satisfaction of the principal amount of First Lien Notes, its pro rata share of: (i) US$325 million aggregate principal amount of new senior secured notes (the “New First Lien Notes”); and (ii) new common shares of the Corporation (“New Common Shares”) representing 80% of the issued and outstanding New

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Common Shares upon completion of the Plan (subject to dilution in certain circumstances) and, in settlement and full satisfaction of the accrued and unpaid interest under the First Lien Notes, its pro rata share of New First Lien Coupon Notes in a principal amount equal to the accrued and unpaid interest under the First Lien Notes up to the effective date of the Plan. Assuming an effective date of May 16, 2012, approximately US$43.1 million aggregate principal amount of New First Lien Coupon Notes would be distributed pursuant to the Plan;

(c)

each Unsecured Noteholder and, subject to (d) below, each holder of existing unsecured non-priority claims against the Corporation, other than claims of Unsecured Noteholders, that have not been otherwise satisfied (“General Unsecured Claims”) will be entitled to receive in full satisfaction of its entitlement under the Unsecured Notes or General Unsecured Claims, as applicable, its pro rata share of: (i) New Common Shares representing 20% of the issued and outstanding New Common Shares upon completion of the Plan (subject to dilution in certain circumstances); and (ii) warrants with a cashless exercise feature exercisable for a period of four years from the effective date of the Plan for 15% of the fully diluted New Common Shares outstanding upon completion of the Plan at an exercise price equal to a plan equity value of US$74,500,000 plus 50%; and

(d)

holders of General Unsecured Claims in an amount under $10,000 (or who agree to reduce their claim to $10,000) will receive a cash payment of 50% of such holder’s General Unsecured Claim instead of the New Common Shares and warrants described above, unless they elect to receive such New Common Shares and warrants, provided that the aggregate amount of cash payable to such holders shall not exceed $2.5 million (in which case each such General Unsecured Creditor shall also receive a pro rata portion of New Common Shares and warrants).

The Restructuring and Support Agreement provides that in the event the votes or approvals required to complete the Plan are not obtained, the Corporation will commence a sales process under the CCAA in accordance with the sale and investor solicitation procedures in the form approved by the Court pursuant to the Sales Order. The Plan is subject to the requisite approval of the Supreme Court of British Columbia, the Unsecured Noteholders, holders of General Unsecured Claims and the First Lien Noteholders.

Affected Creditors are being asked to consider and, if deemed appropriate, approve the Plan so that Catalyst can emerge as soon as practicable from CCAA protection, allowing Catalyst to focus on executing its business strategy.

After careful consideration of all relevant factors relating to the Plan, the Board of Directors has UNANIMOUSLY RECOMMENDED that Affected Creditors vote FOR the Resolutions.

The Monitor will be issuing a report prior to the Meetings which will include its recommendations with respect to the Plan.

We urge you to give serious attention to the Plan and we recommend that you vote in favour of it in person or by proxy at the Meetings. Please complete and return the applicable voting instrument enclosed with the management proxy circular following the instructions set out in such instrument to ensure that you are represented at the Meetings.

Yours very truly,

(signed) Kevin J. Clarke
President and Chief Executive Officer

This material is important and requires your immediate attention. The accompanying management proxy circular contains a description of and a copy of the Plan, as well as other information concerning Catalyst to assist you in considering this matter. You are urged to review this information carefully. Should you have any questions or require assistance in understanding and evaluating how you will be affected by the proposed Plan, please consult your legal, tax or other professional advisors. If you are an Affected Creditor (other than a First Lien Noteholder or Unsecured Noteholder) with any questions regarding the vote or other procedures or matters with respect to the Meetings or the Plan, you should contact the Monitor. If you are a First Lien Noteholder or Unsecured Noteholder with any questions regarding the vote or other procedures or matters with respect to the Meetings or the Plan, you should contact the Solicitation Agent or the intermediary that holds your First Lien Notes or Unsecured Notes, as applicable, on your behalf.

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All questions and correspondence for the Monitor should be directed to Patricia Marshall of PricewaterhouseCoopers Inc. at 250 Howe Street, Suite 700, Vancouver, British Columbia, V6C 3S7, telephone: 604-806-7806 or email: catalystclaims@ca.pwc.com. Please also contact the Monitor should you wish to obtain additional copies of these materials.

All questions and correspondence for the Solicitation Agent should be directed to Robert Stevens of Globic Advisors, Inc. at One Liberty Plaza, 23rd Floor, New York, NY 10006 USA, telephone: 212-227-9699 or email: rstevens@globic.com.

Additional copies of these materials are available by contacting the Secretary of the Corporation at its head office, 2nd Floor, 3600 Lysander Lane, Richmond, British Columbia, Canada V7B 1C3, telephone (604) 247-4400.

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IN THE MATTER OF

THE COMPANIES’ CREDITORS ARRANGEMENT ACT, R.S.C. 1985,

C. C-36, AS AMENDED

AND IN THE MATTER OF

A PLAN OF COMPROMISE AND ARRANGEMENT OF

CATALYST PAPER CORPORATION AND CERTAIN OTHER APPLICANTS

PLAN OF COMPROMISE AND ARRANGEMENT

pursuant to the Companies’ Creditors Arrangement Act (Canada)

concerning, affecting and involving

CATALYST PAPER CORPORATION, 0606890 B.C. LTD.,

CATALYST PAPER GENERAL PARTNERSHIP, CATALYST PAPER ENERGY HOLDINGS INC.,

CATALYST PULP AND PAPER SALES INC., CATALYST PULP OPERATIONS LIMITED,

CATALYST PULP SALES INC., ELK FALLS PULP AND PAPER LIMITED,

PACIFICA POPLARS LTD., CATALYST PAPER HOLDINGS INC.,

CATALYST PAPER RECYCLING INC., CATALYST PAPER (SNOWFLAKE) INC.,

CATALYST PAPER (USA) INC., PACIFICA PAPERS SALES INC., PACIFICA PAPERS US INC.,

PACIFICA POPLARS INC. AND THE APACHE RAILWAY COMPANY

NOTICE OF MEETING

TO:

Holders (the “Unsecured Noteholders”) of 7 3/8% senior notes due March 1, 2014 (the “Unsecured Notes”) of Catalyst Paper Corporation (“Catalyst” or the “Corporation”), issued pursuant to the indenture, dated as of March 23, 2004, among Catalyst, the Guarantors named therein and Wells Fargo Bank, National Association, as trustee

AND TO:

Holders (the “General Unsecured Creditors”) of all Claims (as defined in the Circular) other than Unsecured Notes and claims that have otherwise been satisfied through arrangements in accordance with the Amended and Restated Initial Order (the “General Unsecured Claims”)

NOTICE IS HEREBY GIVEN that, pursuant to an Order of the Supreme Court of British Columbia in Vancouver (the “Court”) dated March 22, 2012 and all ancillary Orders of the Court, a meeting of the Unsecured Noteholders and General Unsecured Creditors (the “Unsecured Creditors’ Meeting”) is scheduled to be held on April 23, 2012 at The Delta Vancouver Airport Hotel, 3500 Cessna Drive, Vancouver, British Columbia, Canada at 10:00 a.m. for the following purposes:

(a)

to consider, and if deemed advisable, to pass, with or without variation, a resolution (the “Unsecured Creditors’ Resolution”), the full text of which is set out in Appendix “A” to the management proxy circular dated the date hereof and accompanying this Notice of Unsecured Creditors’ Meeting (the “Circular”), approving the plan of compromise and arrangement (the “Plan”) concerning, affecting and involving the Catalyst Companies pursuant to the Companies’ Creditors Arrangement Act (Canada) (the “CCAA”), which Plan is described in the Circular and a copy of which is attached as Appendix “C” to the Circular, as it may be amended from time to time in accordance with the terms of the Plan and Meetings Order; and

(b)	to transact such other business as may properly come before the Unsecured Creditors’ Meeting or any adjournment or postponement thereof.

Unless otherwise indicated, terms defined in the section of the Circular entitled “Glossary of Terms” have the same meanings in this Notice of Meeting.

The validity and value of the claims of the Unsecured Noteholders and the General Unsecured Creditors are determined for voting and distribution purposes in accordance with the procedures set forth in the Plan, the Claims Procedure Order (a copy of which is attached as Appendix “D” to the Circular) and the Meetings Order (a copy of which is attached as Appendix “E” to the Circular).

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In order for the Plan to be approved and be binding in accordance with the CCAA, the Unsecured Creditors’ Resolution must be approved by a majority in number of Unsecured Noteholders and General Unsecured Creditors, voting together as one class, who represent at least two-thirds in value of the Allowed Claims of Unsecured Noteholders and General Unsecured Creditors who vote or are deemed to vote on the Unsecured Creditors’ Resolution in person or by proxy at the Unsecured Creditors’ Meeting. Each Unsecured Noteholder and General Unsecured Creditor will be entitled to one vote at the Unsecured Creditors’ Meeting, which vote will have a value equal to the amount of principal and unpaid interest owing (up to but not including the Meeting Date) under such person’s Unsecured Notes or General Unsecured Claim, as determined pursuant to the Claims Procedure Order, the Meetings Order and the Plan. The Plan must also be approved by the Required Majority of the First Lien Notes Claims Class and sanctioned by the Court under the CCAA. Subject to satisfaction of the other conditions precedent to the implementation of the Plan, if the Plan is approved, all Affected Creditors will then receive the treatment set forth in the Plan.

The quorum for the Unsecured Creditors’ Meeting has been set by the Meetings Order as the presence, in person or by proxy, at the Meeting of one Unsecured Noteholder or one General Unsecured Creditor.

The date set as the Record Date in respect of Unsecured Noteholders entitled to vote at the Unsecured Creditors’ Meeting is 5:00 p.m. (Vancouver time) on March 16, 2012.

Except as otherwise set forth herein, Beneficial Unsecured Noteholders and General Unsecured Creditors may attend the Unsecured Creditors’ Meeting in person or may appoint another person as proxyholder. Persons appointed as proxyholders need not be Unsecured Noteholders or General Unsecured Creditors.

General Unsecured Creditors must use the GUC Proxy to vote on the Unsecured Creditors’ Resolution. The General Unsecured Creditor may appoint another person as proxyholder by inserting the name of such person in the space provided in the form of GUC Proxy.

Beneficial Unsecured Noteholders should receive with this Circular a Voting Instruction Form. If no such Voting Instruction Form is enclosed, contact your Intermediary. Once you have indicated your instructions with respect to voting for or against the Unsecured Creditors’ Resolution on the Voting Instruction Form, please return your Voting Instruction Form to your Intermediary in accordance with the instructions set out in such form. Your Intermediary will relay the instructions on your Voting Instruction Form to the Solicitation Agent by completing an Unsecured Noteholder Proxy.

Beneficial Unsecured Noteholders may indicate their instructions with respect to voting for or against the Unsecured Creditors’ Resolution on a Voting Instruction Form. A Beneficial Unsecured Noteholder that wishes to attend the Unsecured Creditors’ Meeting should not complete the Voting Instruction Form, but instead should contact the Intermediary that holds the Unsecured Notes on its behalf to make alternate arrangements to enable such Beneficial Unsecured Noteholder to vote in person at the Unsecured Creditors’ Meeting. If making such alternate arrangements, the Beneficial Unsecured Noteholder should advise the Intermediary as soon as possible in advance of the Unsecured Creditors’ Meeting.

If a Beneficial Unsecured Noteholder or General Unsecured Creditor specifies a choice in its Voting Instruction Form or GUC Proxy, respectively, with respect to voting on the Unsecured Creditors’ Resolution, such Voting Instruction Form or GUC Proxy will be voted in accordance with the specification so made. In the absence of such specification, Voting Instruction Forms and GUC Proxies will be voted FOR the Unsecured Creditors’ Resolution.

The Unsecured Noteholder Proxy and the GUC Proxy confer discretionary authority on the individuals designated in them with respect to amendments or variations to matters identified in this Notice of Unsecured Creditors’ Meeting and other matters that may properly come before the Unsecured Creditors’ Meeting. As of the date hereof, the Catalyst Companies know of no such amendment, variation or other matters to come before the Unsecured Creditors’ Meeting.

In order to be effective, Unsecured Noteholder Proxies must be received by the Solicitation Agent at Globic Advisors, Inc., One Liberty Plaza, 23rd Floor, New York, NY 10006 USA (Attention: Robert Stevens), facsimile: 212-271-3252 or email: rstevens@globic.com, prior to 4:00 p.m. (New York City time) on April 20, 2012 or one Business Day prior to the time of any adjournment or postponement of the Unsecured Creditors’ Meeting. All questions for the Solicitation Agent should be directed to Robert Stevens at 212-227-9699 or rstevens@globic.com.

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In order to be effective, GUC Proxies must be received by the Monitor at PricewaterhouseCoopers Inc., 250 Howe Street, Suite 700, Vancouver, British Columbia, V6C 3S7 (Attention: Patricia Marshall), facsimile: 604-806-7070 or email: catalystclaims@ca.pwc.com, prior to 1:00 p.m. (Vancouver time) on April 20, 2012 or one Business Day prior to the time of any adjournment or postponement of the Unsecured Creditors’ Meeting, or presented to the Chairman of the Unsecured Creditors’ Meeting prior to the start of such meeting. All questions for the Monitor should be directed to Patricia Marshall at 604-806-7806 or catalystclaims@ca.pwc.com.

Unsecured Noteholder Proxies received after 4:00 p.m. (New York City time) on April 20, 2012 and GUC Proxies not received by the Monitor by 1:00 p.m. (Vancouver time) or presented to the Chairman of the Unsecured Creditors’ Meeting prior to such meeting commencing, will not be accepted and will not be voted at the Unsecured Creditors’ Meeting.

Each General Unsecured Creditor that makes a valid Cash Election or Convenience Share Election shall be deemed to have voted FOR the Unsecured Creditors’ Resolution and shall not be entitled to attend or vote at the Unsecured Creditors’ Meeting, whether in person or by proxy. Such vote will have a dollar value equal to the lesser of $10,000 and the actual dollar value of such Convenience Creditor’s (or Cash Election Creditor’s) Allowed Claim. Affected Creditors (other than the Noteholders) with claims in excess of $10,000 that wish to elect to have their claims treated as Convenience Claims must deliver a duly completed and executed Cash Election Form to the Monitor at PricewaterhouseCoopers Inc., 250 Howe Street, Suite 700, Vancouver, British Columbia, V6C 3S7 (Attention: Patricia Marshall), facsimile: 604-806-7070 or telephone: 604-806-7806 or email: catalystclaims@ca.pwc.com, prior to 1:00 p.m. (Vancouver time) on April 20, 2012 or one Business Day prior to the time of any adjournment or postponement of the Unsecured Creditors’ Meeting, in which case each such claim will be treated for all purposes as a Convenience Claim in the amount of $10,000.

NOTICE IS ALSO HEREBY GIVEN that the Catalyst Companies intend to bring a motion before the Court on or about April 25, 2012 at 9:45 a.m. (Vancouver time) at the Court located at 800 Smithe Street, Vancouver, British Columbia, Canada. The motion will be for the Sanction Order approving the Plan under the CCAA and granting ancillary relief consequent upon such sanction. The Catalyst Companies may apply at that time to have the Court order that Unsecured Creditors that did not vote (or were not deemed to vote in accordance with the foregoing) be deemed to have voted in favour of the Unsecured Creditors’ Resolution. Any Unsecured Noteholder or General Unsecured Creditor that wishes to appear or be represented, and to present evidence or arguments, at the Court hearing seeking sanction of the Plan must file with the Court (a) a Response to Application in the form prescribed by the British Columbia Supreme Court Civil Rules setting out the basis for such opposition; and (b) a copy of the materials to be used to oppose the motion in respect of the sanction of the Plan and serve such Response to Application on the Catalyst Companies’ solicitors, Blake, Cassels & Graydon LLP (Attention: Bill Kaplan, Q.C.) and Skadden, Arps, Slate, Meagher & Flom LLP (Attention: Van C. Durrer) and all other parties on the Service List, by no later than 5:00 pm (Vancouver time) on April 24, 2012.

DATED this 23rd day of March, 2012.

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IN THE MATTER OF

THE COMPANIES’ CREDITORS ARRANGEMENT ACT, R.S.C. 1985,

C. C-36, AS AMENDED

AND IN THE MATTER OF

A PLAN OF COMPROMISE AND ARRANGEMENT OF

CATALYST PAPER CORPORATION AND CERTAIN OTHER APPLICANTS

PLAN OF COMPROMISE AND ARRANGEMENT

pursuant to the Companies’ Creditors Arrangement Act (Canada)

concerning, affecting and involving

CATALYST PAPER CORPORATION, 0606890 B.C. LTD.,

CATALYST PAPER GENERAL PARTNERSHIP, CATALYST PAPER ENERGY HOLDINGS INC.,

CATALYST PULP AND PAPER SALES INC., CATALYST PULP OPERATIONS LIMITED,

CATALYST PULP SALES INC., ELK FALLS PULP AND PAPER LIMITED,

PACIFICA POPLARS LTD., CATALYST PAPER HOLDINGS INC.,

CATALYST PAPER RECYCLING INC., CATALYST PAPER (SNOWFLAKE) INC.,

CATALYST PAPER (USA) INC., PACIFICA PAPERS SALES INC., PACIFICA PAPERS US INC.,

PACIFICA POPLARS INC. AND THE APACHE RAILWAY COMPANY

NOTICE OF MEETING

TO:

Holders (the “Class A Noteholders”) of 11% senior secured notes due December 15, 2016 (the “Class A Notes”) of Catalyst Paper Corporation (“Catalyst” or the “Corporation”), issued pursuant to the indenture, dated as of March 10, 2010, among Catalyst, the Guarantors named therein, Wilmington Trust, National Association, as trustee, and Computershare Trust Company of Canada, as collateral trustee

AND TO:

Holders (the “Class B Noteholders” and together with the Class A Noteholders, the “First Lien Noteholders”) of Class B 11% senior secured notes due December 15, 2016 of Catalyst (the “Class B Notes” and together with the Class A Notes, the “First Lien Notes”), issued pursuant to the indenture, dated as of May 19, 2010 among Catalyst, the Guarantors named therein, Wilmington Trust, National Association, as trustee, and Computershare Trust Company of Canada, as collateral trustee

NOTICE IS HEREBY GIVEN that, pursuant to an Order of the Supreme Court of British Columbia in Vancouver (the “Court”) dated March 22, 2012 and all ancillary Orders of the Court, a meeting of the First Lien Noteholders (the “First Lien Noteholders’ Meeting”) is scheduled to be held on April 23, 2012 at The Delta Vancouver Airport Hotel, 3500 Cessna Drive, Vancouver, British Columbia, Canada at 11:00 a.m. for the following purposes:

(a)

to consider, and if deemed advisable, to pass, with or without variation, a resolution (the “First Lien Noteholders’ Resolution”), the full text of which is set out in Appendix “B” to the management proxy circular dated the date hereof and accompanying this Notice of First Lien Noteholders’ Meeting (the “Circular”), approving the plan of compromise and arrangement (the “Plan”) concerning, affecting and involving the Catalyst Companies pursuant to the Companies’ Creditors Arrangement Act (Canada) (the “CCAA”), which Plan is described in the Circular and a copy of which is attached as Appendix “C” to the Circular, as it may be amended from time to time in accordance with the terms of the Plan; and

(b)	to transact such other business as may properly come before the First Lien Noteholders’ Meeting or any adjournment or postponement thereof.

Unless otherwise indicated, terms defined in the section of the Circular entitled “Glossary of Terms” have the same meanings in this Notice of Meeting.

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The validity and value of the claims of the First Lien Noteholders are determined for voting and distribution purposes in accordance with the procedures set forth in the Plan, the Claims Procedure Order (a copy of which is attached as Appendix “D” to the Circular) and the Meetings Order (a copy of which is attached as Appendix “E” to the Circular).

In order for the Plan to be approved and be binding in accordance with the CCAA, the First Lien Noteholders’ Resolution must be approved by a majority in number of First Lien Noteholders, voting as a single class, who represent at least two-thirds in value of Allowed Claims of First Lien Noteholders who vote on the First Lien Noteholders’ Resolution in person or by proxy at the First Lien Noteholders’ Meeting. Each First Lien Noteholder will be entitled to one vote at the First Lien Noteholders’ Meeting, which vote will have a value equal to the amount of principal and unpaid interest owing (up to but not including the Meeting Date) under such person’s First Lien Notes, as determined pursuant to the Claims Procedure Order, the Meetings Order and the Plan. The Plan must also be approved by the Required Majority of the Unsecured Claims Class and sanctioned by the Court under the CCAA. Subject to satisfaction of the other conditions precedent to the implementation of the Plan, if the Plan is approved, all First Lien Noteholders will then receive the treatment set forth in the Plan.

The quorum for the First Lien Noteholders’ Meeting has been set by the Meetings Order as the presence, in person or by proxy, at the First Lien Noteholders’ Meeting of one First Lien Noteholder.

The date set as the Record Date in respect of First Lien Noteholders entitled to vote at the First Lien Noteholders’ Meeting is 5:00 p.m. (Vancouver time) on March 16, 2012.

Except as otherwise set forth herein, Beneficial First Lien Noteholders may attend the First Lien Noteholders’ Meeting in person or may appoint another person as proxyholder. Persons appointed as proxyholders need not be First Lien Noteholders.

Beneficial First Lien Noteholders should receive with this Circular a Voting Instruction Form. If no such Voting Instruction Form is enclosed, contact your Intermediary. Once you have indicated your instructions with respect to voting for or against the First Lien Noteholders’ Resolution on the Voting Instruction Form, please return your Voting Instruction Form to your Intermediary in accordance with the instructions set out in such form. Your Intermediary will relay the instructions on your Voting Instruction Form to the Solicitation Agent by completing a First Lien Noteholder Proxy.

Beneficial First Lien Noteholders may indicate their instructions with respect to voting for or against the First Lien Noteholders’ Resolution on a Voting Instruction Form. A Beneficial First Lien Noteholder that wishes to attend the First Lien Noteholders’ Meeting should not complete the Voting Instruction Form, but instead should contact the Intermediary that holds the First Lien Notes on its behalf to make alternate arrangements to enable such Beneficial First Lien Noteholder to vote in person at the First Lien Noteholders’ Meeting. If making such alternate arrangements, the Beneficial First Lien Noteholder should advise the Intermediary as soon as possible in advance of the First Lien Noteholders’ Meeting.

If a Beneficial First Lien Noteholder specifies a choice with respect to voting on the First Lien Noteholders’ Resolution on a Voting Instruction Form, such Voting Instruction Form will be voted in accordance with the specification so made. In the absence of such specification, the Voting Instruction Form will be voted FOR the First Lien Noteholders’ Resolution.

The First Lien Noteholder Proxy confers discretionary authority on the individuals designated in it with respect to amendments or variations to matters identified in this Notice of First Lien Noteholders’ Meeting and other matters that may properly come before the First Lien Noteholders’ Meeting. As of the date hereof, the Catalyst Companies know of no such amendment, variation or other matters to come before the First Lien Noteholders’ Meeting.

In order to be effective, First Lien Noteholder Proxies must be received by the Solicitation Agent at Globic Advisors, Inc., One Liberty Plaza, 23rd Floor, New York, NY 10006 USA (Attention: Robert Stevens), facsimile: 212-271-3252 or email: rstevens@globic.com, prior to 4:00 p.m. (New York City time) on April 20, 2012 or one Business Day prior to the time of any adjournment or postponement of the First Lien Noteholders’ Meeting.

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NOTICE IS ALSO HEREBY GIVEN that the Catalyst Companies intend to bring a motion before the Court on or about April 25, 2012 at 9:45 a.m. (Vancouver time) at the Court located at 800 Smithe Street, Vancouver, British Columbia, Canada. The motion will be for the Sanction Order approving the Plan under the CCAA and granting ancillary relief consequent upon such sanction. The Catalyst Companies may apply at that time to have the Court order that Unsecured Creditors that did not vote (or were not deemed to vote) be deemed to have voted in favour of the Unsecured Creditors’ Resolution. Any First Lien Noteholder that wishes to appear or be represented, and to present evidence or arguments, at the Court hearing seeking sanction of the Plan must file with the Court (a) a Response to Application in the form prescribed by the British Columbia Supreme Court Civil Rules setting out the basis for such opposition; and (b) a copy of the materials to be used to oppose the motion in respect of the sanction of the Plan and serve such Response to Application on the Catalyst Companies’ solicitors, Blake, Cassels & Graydon LLP (Attention: Bill Kaplan, Q.C.) and Skadden, Arps, Slate, Meagher & Flom LLP (Attention: Van C. Durrer) and all other parties on the Service List, by no later than 5:00 pm (Vancouver time) on April 24, 2012.

DATED this 23rd day of March, 2012.

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IMPORTANT INFORMATION

THIS CIRCULAR CONTAINS IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE MATTERS REFERRED TO HEREIN. CAPITALIZED TERMS, EXCEPT AS OTHERWISE DEFINED HEREIN, ARE DEFINED IN THE GLOSSARY CONTAINED IN THIS CIRCULAR.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS CIRCULAR, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON. THIS CIRCULAR DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES DESCRIBED IN THIS CIRCULAR, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION, TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION.

Affected Creditors should not construe the contents of this Circular as investment, legal or tax advice. An Affected Creditor should consult its own counsel, accountant and other advisors with respect to the legal, tax, business, financial and related consequences of the Plan for such Affected Creditor.

The Corporation is not aware of any jurisdiction in which the implementation of the Plan would not be in compliance with the laws of such jurisdiction. If you are in a jurisdiction where solicitations for proxies under this Circular are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the solicitation presented in this document does not extend to you. The solicitation for proxies for the implementation of the Plan is being made on the basis of this Circular, the Appendices and the accompanying Proxies attached hereto, and is subject to the terms and conditions described herein. Any decision to vote on the implementation of the Plan must be based on the information contained in this Circular, the Appendices and the accompanying Proxies attached hereto, or specifically incorporated by reference herein.

Each Affected Creditor must comply with all applicable laws and regulations in force in any jurisdiction in which it participates in the solicitation for proxies for the implementation of the Plan, or in which it possesses or distributes this Circular, and must obtain any consent, approval or permission required by it for participation in the solicitation of proxies for the implementation of the Plan under the laws and regulations in force in any jurisdiction to which it is subject, and neither the Corporation, the Solicitation Agent or the Monitor, or any of their respective representatives, shall have any responsibility therefor.

The information contained in this Circular is as of the date of this Circular only and is subject to change or amendment without notice. The delivery of this Circular shall not under any circumstances create any implication that there has been no change in the Corporation’s affairs since the date on the front cover of this Circular or that the information incorporated by reference herein is correct as of any time subsequent to the date of such information.

This Circular contains summaries believed to be accurate and materially complete with respect to certain documents, but reference is made to the actual documents for complete information. Copies of documents referred to herein are either appended hereto or will be made available to Affected Creditors upon request to the Monitor.

We urge you to carefully read the “Risk Factors” section of this Circular before you make any decision regarding the Plan.

THE ISSUANCE OF THE SECURITIES PURSUANT TO THE PLAN WILL BE EXEMPT FROM THE PROSPECTUS REQUIREMENTS UNDER APPLICABLE CANADIAN SECURITIES LEGISLATION. AS A CONSEQUENCE OF THESE EXEMPTIONS, CERTAIN PROTECTIONS, RIGHTS AND REMEDIES PROVIDED BY CANADIAN SECURITIES LEGISLATION, INCLUDING STATUTORY RIGHTS OF RESCISSION OR DAMAGES, WILL NOT BE AVAILABLE IN RESPECT OF SUCH NEW SECURITIES TO BE ISSUED IN CONNECTION WITH THE PLAN. CERTAIN OF THE SECURITIES ISSUED IN THE PLAN WILL BE SUBJECT TO RESTRICTIONS ON TRANSFER. SEE “CERTAIN REGULATORY AND OTHER MATTERS RELATING TO THE RESTRUCTURING.”

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All references to “Catalyst” or the “Corporation” refers to Catalyst Paper Corporation only and all references to “we,” “our,” “us,” the “Catalyst Companies” and similar terms refer to Catalyst Paper Corporation and its subsidiaries, unless the context otherwise requires.

All references to this Circular shall be deemed to include the Appendices attached hereto.

NOTICE TO AFFECTED CREDITORS IN THE UNITED STATES

NEITHER THE PLAN NOR THE SECURITIES ISSUABLE IN CONNECTION WITH THE PLAN HAVE BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION (“SEC”) OR THE SECURITIES REGULATORY AUTHORITIES IN ANY STATE, NOR HAS THE SEC OR THE SECURITIES REGULATORY AUTHORITIES IN ANY STATE PASSED UPON THE FAIRNESS OR MERITS OF THE PLAN OR UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

The Plan Securities have not been and are not expected to be registered under the U.S. Securities Act of 1933, as amended (the “1933 Act”), or the securities laws of any state of the United States and are being issued in reliance on the exemption from registration set forth in Section 3(a)(10) of the 1933 Act on the basis of the approval of the Plan by the Court. See “Certain Regulatory and Other Matters Relating to the Restructuring – United States”.

Affected Creditors should be aware that the acquisition of the Plan Securities may have tax consequences both in the United States and in Canada. Such consequences for investors who are resident in, or citizens of, the United States may not be described fully herein. See “Income Tax Considerations”.

The solicitation of proxies hereby is not subject to the proxy requirements of Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (the “1934 Act”). Accordingly, this Circular has been prepared in accordance with applicable disclosure requirements in Canada. Affected Creditors in the United States should be aware that disclosure requirements in proxy statements under Canadian securities laws are different from requirements under U.S. securities laws.

The enforcement by Affected Creditors of civil liabilities under U.S. securities laws may be affected adversely by the fact that the Corporation and certain of the other applicants under the Arrangement are organized under the laws of Canada and that some or all of their directors and officers and the experts named in this Circular are not residents of the United States and that all or a substantial portion of their respective assets may be located outside the United States. You may not be able to bring an action against a corporation organized under the laws of Canada in a Canadian court for violations of U.S. securities laws and it may be difficult to compel the foregoing persons to subject themselves to a judgment by a U.S. court.

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FORWARD-LOOKING STATEMENTS

Certain statements and information in this Circular and in the documents incorporated herein by reference constitute “forward-looking statements” or “forward-looking information” within the meaning of applicable Canadian securities laws and the U.S. Private Securities Litigation Reform Act of 1995 (“Forward-Looking Statements”), including but not limited to, statements about the Corporation’s strategy, plans, future operating performance, contingent liabilities and outlook, including statements regarding the anticipated impact of the Restructuring and the Corporation’s ability to effectively manage its operating and liquidity risks. Sentences and phrases containing words such as “believe”, “estimate”, “anticipate”, “plan”, “predict”, “outlook”, “goals”, “targets”, “estimates”, “forecasts”, “projects”, “may”, “hope”, “can”, “will”, “shall”, “should”, “expect”, “intend”, “is designed to”, “continues”, “with the intent”, “potential”, “strategy”, “likely”, and similar words or phrases or the negative of such words or phrases or variations of them, or comparable terminology that does not relate strictly to current or historical facts, are all indicative of Forward-Looking Statements.

Forward-Looking Statements reflect the Corporation’s current beliefs, intentions or expectations based on certain assumptions and estimates, including those identified below, which could prove to be significantly incorrect:

•	the Corporation’s ability to implement the Plan under the CCAA;

•	the Corporation’s ability to develop, manufacture and sell new products and services that meet the needs of its customers and gain commercial acceptance;

•	the Corporation’s ability to continue to sell its products and services in the expected quantities at the expected prices and expected times;

•	the Corporation’s ability to successfully obtain cost savings from its cost reduction initiatives, including those cost reduction initiatives associated with the Restructuring;

•	the Corporation’s ability to implement business strategies and pursue opportunities;

•	expected cost of goods sold;

•	expected component supply costs and constraints; and

•	expected foreign exchange and tax rates.

While considered reasonable by management of the Corporation, Forward-Looking Statements are inherently subject to known and unknown risks and uncertainties and other factors that could cause actual results or events to differ materially from those reflected in the Forward-Looking Statements, including but not limited to:

•	uncertainty involved in CCAA proceedings;

•	failure by the Corporation to obtain the requisite approvals to implement the Restructuring on a timely basis or at all;

•	failure by the Corporation to satisfy the conditions precedent under the Plan or to implement the Plan could result in a sale process or subsequent liquidation of the Corporation’s assets;

•	the impact of general economic conditions in the countries in which the Corporation conducts business;

•	market conditions and demand for the Corporation’s products (including declines in print advertising and newspaper circulation);

•	the implementation of trade restrictions in jurisdictions where the Corporation’s products are marketed;

•	fluctuations in foreign exchange or interest rates;

•	raw material prices (including wood fibre, chemicals and energy);

•	the effect of, or change in, environmental and other governmental regulations;

•	uncertainty relating to labour relations;

•	the availability of qualified personnel;

•	legal proceedings;

•	the effects of competition from domestic and foreign producers; and

•	the risk of natural disaster.

This list is not exhaustive of the factors that may affect any of the Corporation’s Forward-Looking Statements. As a result, no assurance can be given that any of the events or results anticipated by such Forward-Looking Statements will occur or, if they do occur, what effect they will have on the Corporation’s operations or financial condition. Readers are cautioned not to place undue reliance on Forward-Looking Statements. The Corporation disclaims any intention or obligation to update or revise any Forward-Looking Statements, whether as a result of new information, future events or otherwise, except as required by law. See “Risk Factors”.

CURRENCY AND EXCHANGE RATE INFORMATION

Unless otherwise indicated, all references to “$”, “Cdn$”, “C$” or “dollars” in this Circular mean Canadian dollars, and all references to “US$” or “U.S. dollars” mean United States dollars.

The Corporation’s financial statements are presented in Canadian dollars.

The following table reflects for one United States dollar, expressed in Canadian dollars, the low and high rates of exchange during the periods indicated, the rates of exchange in effect at the end of the periods (the “Closing Rate”) indicated and the average rates of exchange during the periods indicated, in each case based on the noon spot rate of exchange published on the Bank of Canada’s website.

	Fiscal Year Ended
	2011	2010	2009
Low for the period	$0.9449	$0.9946	$1.0292
High for the period	1.0604	1.0778	1.3000
Rate at the end of the period	1.0170	0.9946	1.0466
Average noon spot rate for the period	0.9891	1.0299	1.1420

On March 23, 2012, the Bank of Canada noon spot rate of exchange was US$1.00 = $0.9982. Unless otherwise indicated, the exchange rate in this document used to translate U.S. dollars to Canadian dollars is the Closing Rate on such date.

SUMMARY

This summary highlights selected information from this Circular to help Affected Creditors understand the Restructuring. The following summary is qualified in its entirety by reference to the detailed information contained in this Circular. Affected Creditors should read this Circular carefully in its entirety to understand the terms of the Restructuring and Plan as well as other considerations that may be important to them in deciding whether to vote in favour of the Restructuring Resolutions. Affected Creditors should pay special attention to the “Risk Factors” section of this Circular. Capitalized terms used herein, and not otherwise defined, have the meanings ascribed to them in the Glossary.

CATALYST

The Corporation was formed on September 1, 2001 by the amalgamation under the CBCA of Norske Skog Canada Limited and Pacifica Papers Inc. On October 3, 2005, the Corporation changed its name to Catalyst Paper Corporation.

Catalyst directly or indirectly owns all of the issued and outstanding shares of the following principal subsidiaries:

Subsidiaries	Jurisdiction
Elk Falls Pulp and Paper Limited	British Columbia
Catalyst Pulp Operations Limited	British Columbia
Catalyst Pulp Sales Inc.	British Columbia
Catalyst Pulp and Paper Sales Inc.	British Columbia
Catalyst Paper Energy Holdings Ltd.	Canada
Catalyst Paper (USA) Inc.	California
Catalyst Paper Holdings Inc.	Delaware
Catalyst Paper (Snowflake) Inc.	Delaware
Catalyst Paper Recycling Inc.	Delaware
Pacifica Papers Sales Inc.	Delaware
Pacifica Poplars Ltd.	British Columbia
Pacifica Poplars Inc.	Delaware
Pacifica Papers U.S. Inc.	Delaware
The Apache Railway Company	Arizona
0606890 B.C. Ltd.	British Columbia

The Corporation is a partner in Catalyst Paper, a British Columbia general partnership. The Corporation holds a 71.3% interest in the partnership and its subsidiary, Catalyst Pulp Operations Limited, holds the remainder. The Corporation also indirectly owns 50.001% of Powell River Energy Inc., a Canadian corporation, which owns hydroelectric assets that provide power to the Corporation’s Powell River mill.

The Corporation is the largest producer of mechanical printing papers in Western North America and also produces NBSK pulp. The registered and records offices of the Corporation are located at 2nd Floor, 3600 Lysander Lane, Richmond, British Columbia, Canada V7B 1C3.

THE RESTRUCTURING

This Circular describes the proposed Restructuring. The Restructuring will be considered by Affected Creditors at the Meetings called for the purpose of approving the Plan. If completed as contemplated, the Restructuring will result in a number of significant changes to the capital structure of the Corporation, as more particularly described in this Circular, that the Corporation believes will provide increased financial flexibility and a stable foundation for the execution of Catalyst’s operating strategy. As a result of its detailed discussions and after careful consideration of relevant matters, the Board of Directors has unanimously approved the Restructuring. The Board of Directors also unanimously recommends that the Affected Creditors vote in favour of the Restructuring Resolutions at the Meetings.

MEETINGS, VOTING AND TIMING

The First Lien Noteholders’ Meeting and Unsecured Creditors’ Meeting (together, the “Meetings”) will be held and conducted in accordance with the CCAA, the Claims Procedure Order, the Meetings Order, the Plan and any further Order, notwithstanding the provisions of any other agreement or instrument.

The only Persons entitled to attend the Meetings are: those Persons, including holders of Proxies, entitled to vote at the Meetings, and their legal counsel and advisors; the Monitor and its legal counsel and advisors; the Solicitation Agent and its legal counsel and advisors; representatives of the Petitioner Parties; the Monitor and the Initial Supporting Noteholders and the legal counsel and financial advisors of any of the foregoing; the Catalyst Companies, and their respective advisors and legal counsel; and the directors and officers of the Corporation. Quorum for the Meetings has been set by the Meetings Order as the presence, in person or by proxy, at each Meeting of one Affected Creditor entitled to vote at the Meeting.

In order for the Plan to be binding on Affected Creditors in accordance with the CCAA, each Restructuring Resolution must be approved by the Required Majorities.

At the First Lien Noteholders’ Meeting, each First Lien Noteholder will be entitled to one (1) vote, which vote will have a value equal to the amount of principal and unpaid interest owing under such First Lien Noteholder’s First Lien Notes, up to but not including the Meeting Date. At the Unsecured Creditors’ Meeting, each Unsecured Creditor will be entitled to one (1) vote, which vote will have a value equal to (a) in the case of each Unsecured Noteholder, the amount of principal and unpaid interest owing under such Unsecured Noteholder’s Unsecured Notes, up to but not including the Meeting Date; and (b) in the case of each General Unsecured Creditor, one vote, which vote will have a value equal to the dollar value of its Allowed Claim.

Each General Unsecured Creditor that makes a valid Cash Election or Convenience Share Election shall be deemed to have voted FOR the Unsecured Creditors’ Resolution and shall not be entitled to attend or vote at the Unsecured Creditors’ Meeting whether in person or by proxy. The Plan must also be sanctioned by the Court under the CCAA. Subject to the satisfaction of the other conditions precedent to the implementation of the Plan, all Affected Creditors will be treated in the manner set forth in the Plan.

The Catalyst Companies may apply to have the Court order that Unsecured Creditors that did not vote (or were not deemed to vote in accordance with the foregoing) be deemed to have voted in favour of the Unsecured Creditors’ Resolution.

Entitlement to Vote and Receive Distributions

For the purposes of considering and voting on the Restructuring Resolutions, there will be two classes of Affected Creditors: (a) the First Lien Noteholders; and (b) the Unsecured Creditors. The validity and value of Affected Claims will be determined for voting purposes in accordance with the procedures set forth in the Claims Procedure Order, the Meetings Order and the Plan.

Only the Beneficial First Lien Noteholders and Beneficial Unsecured Noteholders as of the Record Date will be entitled to provide instructions relating to voting their First Lien Notes or Unsecured Notes, respectively. Each Beneficial First Lien Noteholder and Beneficial Unsecured Noteholder will be entitled to one (1) vote, which vote will have a value equal to the amount of principal and unpaid interest owing under the First Lien Notes or Unsecured Notes held by it, respectively, up to but not including the Meeting Date.

Voting

Beneficial First Lien Noteholders who wish to vote for or against the First Lien Noteholders’ Resolution must either complete and return to their Intermediary a Voting Instruction Form or attend the First Lien Noteholders’ Meeting and vote in person. If voting in person, Beneficial First Lien Noteholders must contact their Intermediary immediately and make such alternative arrangements. If voting by proxy, Voting Instruction Forms must be returned to Intermediaries with enough time to allow duly completed First Lien Noteholder Proxies to be sent by Intermediaries and received by the Solicitation Agent at Globic Advisors, Inc., One Liberty Plaza, 23rd Floor, New

York, NY 10006 USA (Attention: Robert Stevens), facsimile: 212-271-3252 or email: rstevens@globic.com, prior to 4:00 p.m. (New York City time) on April 20, 2012 or one Business Day prior to the time of any adjournment or postponement of the First Lien Noteholders’ Meeting.

Beneficial Unsecured Noteholders who wish to vote for or against the Unsecured Creditors’ Resolution must either complete and return to their Intermediary a Voting Instruction Form or attend the Unsecured Creditors’ Meeting and vote in person. If voting in person, Beneficial Unsecured Noteholders must contact their Intermediary immediately and make such alternative arrangements. If voting by proxy, Voting Instruction Forms must be returned to Intermediaries with enough time to allow duly completed Unsecured Noteholder Proxies to be sent by Intermediaries and received by the Solicitation Agent at Globic Advisors, Inc., One Liberty Plaza, 23rd Floor, New York, NY 10006 USA (Attention: Robert Stevens), facsimile: 212-271-3252 or email: rstevens@globic.com, prior to 4:00 p.m. (New York City time) on April 20, 2012 or one Business Day prior to the time of any adjournment or postponement of the Unsecured Creditors’ Meeting.

General Unsecured Creditors who wish to vote at the Unsecured Creditors’ Meeting who are not otherwise deemed to have voted in favour of the Plan may attend and vote in person or ensure that duly completed GUC Proxies are received by the Monitor at PricewaterhouseCoopers Inc., 250 Howe Street, Suite 700, Vancouver, British Columbia, V6C 3S7 (Attention: Patricia Marshall), facsimile: 604-806-7070 or email: catalystclaims@ca.pwc.com, prior to 1:00 p.m. (Vancouver time) on April 20, 2012 or one Business Day prior to the time of any adjournment or postponement of the Unsecured Creditors’ Meeting, or presented to the Chairman of the Unsecured Creditors’ Meeting prior to the start of such meeting.

Beneficial First Lien Noteholders and Beneficial Unsecured Noteholders may indicate their instructions with respect to voting for or against a Restructuring Resolution on a Voting Instruction Form, which must be returned in accordance with the instructions set out in such forms. A Beneficial Noteholder’s Intermediary will relay the instructions on the Voting Instruction Form to the Solicitation Agent by completing a Proxy. Instead of completing and returning a Voting Instruction Form, a Beneficial Noteholder that wishes to attend and vote in person at the First Lien Noteholders’ Meeting or Unsecured Creditors’ Meeting, as applicable, should immediately contact the Intermediary that holds their Unsecured Notes or First Lien Notes, as applicable, to make alternate arrangements to enable such Beneficial Noteholder to vote in person at the applicable Meeting. If making such alternate arrangements, the Beneficial Noteholder should advise the Intermediary as soon as possible in advance of their respective Meetings.

Claims Process

On March 22, 2012, the Claims Procedure Order was issued authorizing the Catalyst Companies to conduct a process of calling for and determining the claims of the Affected Creditors. Under the terms of the Claims Procedure Order, April 18, 2012 is the applicable Claims Bar Date for Affected Creditors (other than Affected Creditors holding Restructuring Claims whose bar date shall be the Restructuring Claims Bar Date) filing claims for voting purposes or distribution purposes. The Monitor will assist the Catalyst Companies in their conduct of the claims process pursuant to the Claims Procedure Order.

Treatment of Affected Creditors

Pursuant to the Plan:

(a)

The Corporation’s US$390.4 million aggregate principal amount of outstanding First Lien Notes and the First Lien Notes Unpaid Interest will be cancelled and in full and final satisfaction thereof, and in exchange therefor, holders of such First Lien Notes as of the Effective Date will receive:

1.	US$325 million aggregate principal amount of New First Lien Notes;

2.	80% of the New Common Shares (subject to dilution only from New Common Shares granted to holders of Warrants, and any Management Incentive Plan); and

3.

New First Lien Coupon Notes in a principal amount equal to accrued and unpaid interest on the First Lien Notes to the Effective Date. Assuming an Effective Date of May 16, 2012, approximately US$43.1 million aggregate principal amount of New First Lien Coupon Notes would be distributed pursuant to the Plan.

(b)

The Corporation’s US$250 million aggregate principal amount of Unsecured Notes, and the accrued and unpaid interest thereon as of the Effective Date, and all General Unsecured Claims will be cancelled and in full and final satisfaction thereof, and in exchange therefor, holders of such Unsecured Notes and General Unsecured Claims as of the Effective Date will receive:

1.	subject to 2 below, (a) 20% of the New Common Shares (subject to only dilution from New Common Shares granted to holders of Warrants, and any Management Incentive Plan); and (b) the Warrants; and

2.

each Convenience Creditor (or any other General Unsecured Creditor that has validly delivered a Cash Election Form to the Monitor) will be entitled to receive in full satisfaction of its General Unsecured Claim, cash in the amount of 50% of its Convenience Claim provided that the aggregate amount of cash payable shall not exceed $2.5 million. To the extent that the aggregate payments to General Unsecured Cash Creditors would exceed $2.5 million, each such creditor will be entitled to its pro rata share of the $2.5 million in cash and its pro rata share of New Common Shares and Warrants based on the balance of its Convenience Claim as determined under the Plan. Any Convenience Creditor may elect to receive their pro rata share of New Common Shares and Warrants in lieu of the cash consideration to which they would be otherwise entitled by validly delivering to the Monitor the Convenience Share Election Form.

Treatment of Shareholders and Outstanding Convertible Securities

All Existing Common Shares, options, warrants, rights or similar instruments derived from, relating to or convertible, exchangeable or exercisable for Common Shares in the capital of the Corporation shall be cancelled and terminated without any liability, payment or other compensation in respect thereof.

Unaffected Claims

The Plan does not affect the Unaffected Claims.

Court Approval

The CCAA requires that the Plan be approved by the Court. The Catalyst Companies intend to bring a motion before the Court for the issuance of the Sanction Order approving the Plan under the CCAA on or about April 25, 2012, at 9:45 a.m. (Vancouver time) at the Court at 800 Smithe Street, Vancouver, British Columbia, Canada. The Catalyst Companies may apply at that time to have the Court order that Unsecured Creditors that did not vote (or were not deemed to vote) be deemed to have voted in favour of the Unsecured Creditors’ Resolution. Any Affected Creditor that wishes to appear or be represented and to present evidence or arguments at the hearing, must file with the Court, (a) a Response to Application in the form prescribed by the British Columbia Supreme Court Civil Rules setting out the basis for such opposition; and (b) a copy of the materials to be used to oppose the motion in respect of the Sanction Order (and serve such Response to Application and related materials on the Catalyst Companies’ legal counsel, Blake, Cassels & Graydon LLP (Attention: Bill Kaplan, Q.C.) and Skadden, Arps, Slate, Meagher & Flom LLP (Attention: Van C. Durrer) and all parties on the Service List, by no later than 5:00 p.m. (Vancouver time) on April 24, 2012.

Conditions to the Implementation of the Plan

The implementation of the Plan is conditional upon the fulfilment of certain conditions precedent. See “Description of the Plan”.

Anticipated Timing for Plan to Become Effective

The following sets forth certain events and anticipated dates in the timeline to emergence by the Catalyst Companies from the CCAA Proceedings:

January 31, 2012:	Grant of Initial Order

March 16, 2012:	Record Date

March 22, 2012:	Meetings Order and Claims Procedure Order

On or about March 26, 2012:	Mailing or otherwise making available the notice of the Meetings and related materials to the Affected Creditors

April 18, 2012:	Claims Bar Date

April 23, 2012:	Meetings

April 25, 2012:	Court hearing in respect of the Sanction Order

On or before May 16, 2012:	Targeted Effective Date

EFFECT OF THE RESTRUCTURING

If implemented, the Restructuring is expected to offer substantial benefits to Catalyst, including:

•	enhanced flexibility to respond to the downturn in the market for paper, newsprint and pulp;

•	an improved capital structure, including an approximate US$315.4 million reduction in interest bearing debt; and

•	up to a US$25.5 million reduction in annual cash interest expense (US$37.0 million if interest on the New First Lien Notes is paid in kind to the maximum extent possible).

Catalyst’s Board believes that, in view of the current CCAA proceedings, the Plan is the best alternative available to the Corporation and its Affected Creditors. The successful implementation of the Plan is expected to be a significant positive step in assisting the Corporation in stabilizing its operations. See “Forward-Looking Statements”, “Description of the Plan” and “Risk Factors”.

The following table sets forth the Corporation’s cash and cash equivalents and capitalization as of December 31, 2011 (i) on an actual basis and (ii) on a pro forma basis to give effect to the Restructuring and the related use of the net proceeds therefrom as if the completion of the Restructuring occurred on December 31, 2011. See “Unaudited Pro Forma Consolidated Balance Sheet”.

	As of December 31, 2011
	Actual	Pro Forma for the Restructuring
	(in millions)
Cash and cash equivalents	$25.1	$10.1
Total debt	$842.3	$528.7
Total equity	$(593.6)	$(196.2)
Total capitalization	$248.7	$332.5

Ratios
Debt as a percentage of total capitalization	338.7%	159.0%

SECURITIES ISSUED UNDER THE PLAN

Description of the New Common Shares

The New Common Shares to be issued pursuant to the Restructuring shall contain the same rights and obligations as the Existing Common Shares and as more particularly described under “Catalyst Before the Restructuring”.

Description of the Warrants

The Warrants entitle the holders thereof to purchase New Common Shares (representing 15% of the fully diluted New Common Shares outstanding following completion of the Restructuring) on or prior to the fourth anniversary of the Effective Date (the “Warrant Expiry Date”) with a cashless exercise feature for an exercise price based on the Corporation’s plan equity value ($74,500,000) plus 50%.

Subject to applicable securities laws, holders of Warrants may exercise their Warrants by surrendering to the Warrant Agent, at the principal corporate actions trust office in Vancouver or Toronto of the Warrant Agent, or to any other Person or at any other place designated by the Corporation with the approval of the Warrant Agent, during normal business hours on a Business Day at such place, the Warrant certificate evidencing such Warrants, accompanied by a duly completed and executed notice of exercise. The Warrant Indenture will contain a provision which will provide for the cashless exercise of Warrants by the delivery to the warrantholder of Common Shares with a value equal to the “in-the-money” amount of the Warrants on exercise.

In the event of a Change of Control of the Corporation on or prior to the second anniversary of the Effective Date, each Warrant shall automatically be deemed to be cancelled upon the completion of such Change of Control, without any further action required on the part of the warrantholder, in exchange for an amount payable by the Corporation or the acquirer in the Change of Control equal to the Warrant Valuation Amount as of the effective date of the Change of Control.

In the event of a Change of Control after the second anniversary of the Effective Date in which the Effective Price exceeds the Plan Price, each Warrant shall automatically be deemed to be cancelled upon the completion of such Change of Control, without any further action required on the part of the warrantholder, in exchange for an amount payable by the Corporation or the acquirer in the Change of Control equal to the lesser of (i) the Warrant Valuation Amount as of the effective date of the Change of Control and (ii) the amount by which the Effective Price exceeds the Plan Price.

In the event of a Change of Control after the second anniversary of the Effective Date in which the Effective Price is equal to or less than the Plan Price, each Warrant outstanding upon the completion of such Change of Control shall cease and terminate and such Warrant shall be void and of no further force or effect.

In the event Shareholders are to receive cash consideration (in whole or in part) in the Change of Control or the acquiror in such Change of Control is not a Public Acquiror, then the consideration payable to warrantholders shall be payable wholly in cash. In the event Shareholders are to receive only Share Consideration or other non-cash consideration in a Change of Control from a Public Acquiror, then the consideration payable to warrantholders shall be payable wholly in the same type of Share Consideration or other non-cash consideration payable to the Shareholders.

The Warrant Indenture will contain standard anti-dilution provisions for securities of this type, including an increase in the number of Common Shares issuable upon the exercise of each Warrant for any dividends or other distributions paid by the Corporation prior to the Warrant Expiry Date.

Description of Exchange Warrants

If, as a result of the issuance of New Common Shares pursuant to the Restructuring, any Noteholder would become a Control Person, such Noteholder shall have the option, in its sole discretion and by notice to the Corporation, to receive Exchange Warrants in lieu of a portion of the New Common Shares to which it is entitled pursuant to the Restructuring. Each Exchange Warrant shall be exercisable at any time, for no additional consideration, to acquire such number of New Common Shares as it would otherwise have been entitled to but did not receive pursuant to the Restructuring.

Description of the Notes

The summary below describes the principal terms of the New First Lien Notes and the New First Lien Coupon Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. See “Description of the Notes” for a more detailed description of the terms and conditions of the New First Lien Notes and the New First Lien Coupon Notes. For purposes of this “Description of the Notes” section of the Circular, the terms “Catalyst”, “we”, “us” and “our” refer to Catalyst Paper Corporation and not its subsidiaries. Capitalized terms used but not otherwise defined in this section are defined under “Description of the Notes.”

Issuer	Catalyst Paper Corporation

Notes Offered	New First Lien Notes in an aggregate principal amount of US$325,000,000. New First Lien Coupon Notes in an aggregate principal amount equal to the First Lien Notes Unpaid Interest.

Maturity Date	The notes will mature on October 30, 2017.

Interest

Interest on the New First Lien Notes will be payable in cash or, at Catalyst’s election, partially in cash and partially in payment-in-kind notes on a semi-annual basis in arrears on each May 1 and November 1, commencing November 1, 2012, to holders of record of the New First Lien Notes at the close of business on the immediately preceding April 15 and October 15, respectively. Interest will accrue on the New First Lien Notes at a rate of 11% per annum if the interest for such interest period is paid fully in cash. In the event that Catalyst makes a PIK Election in accordance with the indenture, cash interest on the New First Lien Notes will accrue at a rate of 7.5% per annum and PIK Interest will accrue at a rate of 5.5% per annum.

No interest is payable on the New First Lien Coupon Notes.

Note Guarantees

The notes will be fully and unconditionally guaranteed on a senior basis, jointly and severally, by each of Catalyst’s existing restricted subsidiaries, subject to a de minimis exception and excluding the Powell River Energy Joint Venture. In addition, as described under “Description of the Notes—Covenants— Limitation on Subsidiaries”, if Catalyst acquires or creates a wholly-owned restricted subsidiary (subject to a de minimis exception), or if any other restricted subsidiary guarantees any of Catalyst’s or any other Guarantor’s other debt, then such restricted subsidiary is required to unconditionally guarantee all of Catalyst’s obligations under the notes. See “Description of the Notes—The Notes Guarantee”.

As of December 31, 2011, the non-Guarantor subsidiaries had total assets of $106.8 million, or approximately 14% of Catalyst’s total consolidated assets on such date. For the 12 months ended December 31, 2011, the non-Guarantor subsidiaries generated total revenues of $23.4 million, or approximately 2% of Catalyst’s consolidated revenues for such period.

Ranking	The notes:

• will rank equally, in right of payment, with all of Catalyst’s other existing and future senior debt,

• will rank senior, in right of payment, to all of Catalyst’s future subordinated debt,

•        will, with respect and to the extent of the value of the Notes Priority Lien Collateral, subject to permitted liens and the exceptions described under “Description of the Notes—Security”, effectively:

• rank pari passu with any future additional priority lien debt issued in compliance with the indenture governing the notes, and

•        rank senior to all of Catalyst’s existing and future obligations secured by (A) liens on the Notes Priority Lien Collateral ranking junior to the lien on such collateral securing the notes, and (B) liens on collateral other than that securing the notes,

• will, with respect and to the extent of the value of the ABL Priority Lien Collateral, subject to permitted liens and the exceptions described under “Description of the Notes—Security”, effectively:

• rank junior to all our existing and future senior obligations that are secured on a first priority basis by the ABL Priority Lien Collateral, including the ABL Debt Obligations,

• rank pari passu with any future additional priority lien debt issued in compliance with the indenture governing the notes,

• rank senior to all of Catalyst’s existing and future unsecured obligations, and

•        rank senior to (1) all of Catalyst’s existing and future unsecured obligations and (2) all of Catalyst’s existing and future obligations secured by (1) liens on the ABL Priority Lien Collateral ranking junior to the lien on such collateral securing the notes, and (2) liens on collateral other than that securing the notes,

•        will, with respect and to the extent of the value of any collateral securing Catalyst’s other existing and future obligations which does not constitute the collateral securing the notes, effectively be subordinated to such other obligations, and

•        will be structurally subordinated to all existing and future indebtedness and claims of creditors (including trade creditors) and holders of preferred stock of any of Catalyst’s subsidiaries that do not guarantee the notes.

Upon consummation of the Restructuring, Catalyst and the

Guarantors expect to have approximately $443.8 of total consolidated indebtedness (excluding the senior secured non-recourse indebtedness owed by the Powell River Energy Joint Venture in which Catalyst has a 50.001% interest), including US$325.0 million aggregate principal amount of New First Lien Notes, US$43.1 million aggregate principal amount of New First Lien Coupon Notes (assuming an Effective Date of May 16, 2012), $66.8 million of secured debt outstanding under the New ABL Facility, which will be senior to the New First Lien Notes to the extent of the value of the ABL Priority Lien Collateral, and $8.9 million of capital leases. CAD/USD exchange rate parity has been assumed for the purposes of the Corporation’s total consolidated indebtedness on the Effective Date. See “Unaudited Pro Forma Consolidated Balance Sheet”.

Collateral

The notes will be secured by the Notes Priority Lien Collateral and by the ABL Priority Lien Collateral (as each such term is defined under “Description of the Notes—Collateral”). The Notes Priority Lien Collateral includes all of Catalyst’s assets and property and the assets and property of the Guarantors, including, without limitation, the following, but excluding the ABL Priority Lien Collateral and certain other excluded assets as described under “Description of the Notes – Collateral”:

• all Noteholder Proceeds Collateral Accounts,

• all fee interests in any real property,

  •      the leasehold interests for the Surrey Distribution Centre, certain waterlot or foreshore leases, and all other material after-acquired leasehold interests (subject to obtaining any required third party consents, as described under “Description of the Notes – Collateral – Consents and Registration”),

• all equipment, machinery, fixtures, plants, tools and furniture,

• all general intangibles and intellectual property,

  •      all records, documents, documents of title, investment property, financial assets, instruments, chattel paper, supporting obligations, commercial tort claims, letters of credit and letter of credit rights and other claims and causes of action, in each case, in connection with the foregoing, and

• all substitutions, replacements, accessions, products and proceeds of any or all of the foregoing, but for greater certainty excluding identifiable proceeds of ABL Priority Lien Collateral.

The ABL Priority Lien Collateral includes the collateral securing Catalyst’s obligations under the ABL Facility and the obligations under any Derivative Facilities, which generally consists of Catalyst’s accounts receivable, inventories and cash.

For a more detailed description of the Notes Priority Lien Collateral and the ABL Priority Lien Collateral, see “Description of the Notes—Collateral”.

Optional Redemption

Prior to December 15, 2013, Catalyst may redeem the New First Lien Notes, at its option, in whole at any time or in part from time to time, at a redemption price equal to 103% of the aggregate principal amount of the New First Lien Notes to be redeemed, plus accrued and unpaid interest, if any, to the redemption date.

On or after December 15, 2013, Catalyst may redeem the New First Lien Notes, at its option, in whole at any time or in part from time to time, at a redemption price equal to 100% of the aggregate principal amount of the New First Lien Notes to be redeemed, plus accrued and unpaid interest, if any, to the redemption date.

Catalyst may redeem the New First Lien Coupon Notes, at its option, in whole at any time or in part from time to time, at a redemption price equal to 100% of the aggregate principal amount of the New First Lien Coupon Notes to be redeemed.

Excess Cash Redemption

Catalyst is required to redeem the New First Lien Coupon Notes and any Threshold PIK Notes at the times and in the amounts set forth under “Description of the Notes – Redemption – Excess Cash Redemption”.

Tax Redemption

Catalyst has the right to redeem the notes of any series at their principal amount plus accrued and unpaid interest, if any, to the redemption date, if certain changes in law affecting Canadian withholding taxes occur.

Change of Control	Upon a Change of Control, Catalyst must offer to repurchase all of the notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest.

Excess Cash Offer	Catalyst is required to make an offer to purchase New First Lien Notes at the times and in the amounts set forth under “Description of the Notes – Covenants – Excess Cash Offer”.

Certain Covenants	The indenture governing the notes will contain covenants that, among other things, will limit the ability of Catalyst and its restricted subsidiaries to:

• incur additional indebtedness, including attributable debt under sales-leaseback transactions;

• pay dividends on, redeem or repurchase capital stock;

• make investments;

• issue or sell capital stock of restricted subsidiaries;

• create liens;

• sell assets;

• in the case of restricted subsidiaries, enter agreements restricting dividends or other payments to Catalyst;

• engage in transactions with affiliates;

• create unrestricted subsidiaries; and

• consolidate, merge or transfer all or substantially all of Catalyst’s assets and the assets of its subsidiaries on a consolidated basis.

These covenants are subject to important exceptions and qualifications, which are described under “Description of the Notes”.

Absence of a Public Market for the Notes

The New First Lien Notes and the New First Lien Coupon Notes will each be a new series of securities for which there is currently no public trading market. There can be no assurance as to the development or liquidity of any market for either the New First Lien Notes or the New First Lien Coupon Notes. We do not intend to apply for listing of the New First Lien Notes or the New First Lien Coupon Notes on any securities exchange or for quotation through any automated quotation system.

THE MEETINGS

Pursuant to the Meetings Order, the Corporation has called the Meetings to consider and, if deemed advisable, to pass the Restructuring Resolutions approving the Restructuring and all matters ancillary thereto. The Meetings will be held at the following place, date and times:

Meeting	Date and Time	Place

Unsecured Creditors’ Meeting	April 23, 2012 at 10:00 a.m. (Vancouver time)	The Delta Vancouver Airport Hotel at 3500 Cessna Drive, Vancouver, British Columbia, Canada

First Lien Noteholders’ Meeting	April 23, 2012 at 11:00 a.m. (Vancouver time)	The Delta Vancouver Airport Hotel at 3500 Cessna Drive, Vancouver, British Columbia, Canada

Subject to any further Order, the Court has set the quorum for each Meeting as the presence, in person or by proxy, of one Affected Creditor entitled to vote at the applicable Meeting. Only persons who are Voting Creditors on the Record Date (or the persons they appoint as their proxies) are entitled to attend and vote at the respective Meetings or to submit a Proxy.

Beneficial Noteholders who hold their Unsecured Notes or First Lien Notes in the name of an Intermediary will receive a Voting Instruction Form. Beneficial Noteholders must complete and sign the Voting Instruction Form and return it in accordance with the directions set out in such form. If a Beneficial Noteholder desires to attend the applicable Meeting in person it must follow the procedures set out under “Information Concerning the Meetings”.

At the First Lien Noteholders’ Meeting, each First Lien Noteholder will be entitled to one (1) vote, which vote will have a value equal to the amount of principal and unpaid interest owing under such First Lien Noteholder’s First Lien Notes, up to but not including the Meeting Date. Except as otherwise provided herein, at the Unsecured Creditors’ Meeting, each Unsecured Creditor will be entitled to one (1) vote, which vote will have a value equal to (a) in the case of each Unsecured Noteholder, the amount of principal and unpaid interest owing under such Unsecured Noteholder’s Unsecured Notes, up to but not including the Meeting Date; and (b) in the case of each General Unsecured Creditor, one vote, which vote will have a value equal to the dollar value of its Allowed Claim. Each General Unsecured Creditor that makes a valid Cash Election or Convenience Share Election shall be deemed to have voted FOR the Unsecured Creditors’ Resolution and shall not be entitled to attend or vote at the Unsecured Creditors’ Meeting, whether in person or by proxy. The Plan must also be sanctioned by the Court under the CCAA. Subject to the satisfaction of the other conditions precedent to the implementation of the Plan, all Affected Creditors will be treated in the manner set forth in the Plan.

The Unsecured Noteholders and the General Unsecured Creditors will vote as a single class at the Unsecured Creditors’ Meeting and the Class A Noteholders and Class B Noteholders will vote together as a single class at the First Lien Noteholders’ Meeting. See “Information Concerning the Meetings”.

APPROVALS

Noteholder Approval

Pursuant to the Meetings Order, the vote required to pass the Unsecured Creditors’ Resolutions and First Lien Noteholders’ Resolutions (the full text of which are set out in Appendix “A” and Appendix “B”, respectively) is the affirmative vote of the Required Majority.

As of the date hereof, Unsecured Noteholders holding approximately 20.39% (or $50,963,000) of the Unsecured Notes and First Lien Noteholders holding approximately 54.44% (or $212,553,000) of the First Lien Notes have agreed pursuant to the Restructuring and Support Agreement to support the Restructuring and to vote in favour of the approval, consent, ratification and adoption of the Restructuring (and any actions required in furtherance thereof), including the Restructuring Resolutions. See “Restructuring and Support Agreement”.

Under the Sales Order, in the event that Catalyst does not obtain the Required Majorities of votes in favour of the Restructuring Resolutions including any deemed votes in favour, or the Sanction Order is not obtained by April 25, 2012, Catalyst is obligated to commence a sales process under the CCAA within two Business Days in accordance with the sale and investor solicitation procedures set out in the Restructuring and Support Agreement and approved by the Court. See “SISP Process”.

Shareholder Approval

Pursuant to the Meetings Order, implementation of the Restructuring does not require the approval of the Shareholders and Shareholders are not entitled to attend or vote at the Meetings.

COURT APPROVAL OF THE PLAN

The implementation of the Plan is subject to, among other things, approval of the Court. Prior to the delivery of this Circular, the Corporation filed an application with the Court and obtained the Meetings Order providing for the calling and holding of the Meetings and other procedural matters. A copy of the Meetings Order is attached as Appendix “E” to this Circular.

Following the Meetings, the Corporation intends to apply to the Court for the Sanction Order approving the Plan. The hearing in respect of the Sanction Order is scheduled to take place on April 25, 2012 at 9:45 a.m. (Vancouver time) or soon thereafter at the Vancouver Courthouse, located at 800 Smithe Street, Vancouver, British Columbia, Canada. The Catalyst Companies may apply at that time to have the Court order that Unsecured Creditors that did not vote (or were not deemed to vote) be deemed to have voted in favour of the Unsecured Creditors’ Resolution. At the hearing, any Noteholder or other interested party who wishes to participate, or to be represented, or to present evidence or argument, may do so, subject to filing with the Court and serving upon the solicitors for the Corporation, and such other notice parties as may be required pursuant to the Meetings Order: (a) a Response to Application in the form prescribed by the British Columbia Supreme Court Civil Rules setting out the basis for such opposition; and (b) a copy of the materials to be used to oppose the motion in respect of the Sanction Order (and serve such Response to Application and related materials on the Catalyst Companies’ legal counsel, Blake, Cassels & Graydon LLP (Attention: Bill Kaplan, Q.C.) and Skadden, Arps, Slate, Meagher & Flom LLP (Attention: Van C. Durrer) and all parties on the Service List, by no later than 5:00 p.m. (Vancouver time) on April 24, 2012.

RECOMMENDATION OF THE BOARD OF DIRECTORS

In accordance with the recommendations of the Strategic Alternatives Committee and after careful consideration of, among other things, the financial situation of the Corporation, the state and future prospects of the Corporation and the industry, a thorough review of the terms of the Restructuring and Support Agreement and the Plan, the risks associated with the Restructuring and the alternatives available to the Corporation, and after considering the advice of its financial advisor, the Board unanimously recommends that the Affected Creditors vote in favour of the Restructuring Resolutions at the Meetings.

RECOMMENDATION OF THE MONITOR

The Court, under the terms of the Initial Order, appointed PricewaterhouseCoopers Inc. as the Monitor. The Monitor has assisted the Catalyst Companies throughout the CCAA Proceedings and in the development of the Plan.

The Monitor will be issuing a report prior to the Meetings which will include its recommendations with respect to the Plan.

SUPPORT OF THE NOTEHOLDERS

First Lien Noteholders representing an aggregate of approximately $212.55 million aggregate principal amount of First Lien Notes (representing approximately 54.44% of the total outstanding First Lien Notes) and Unsecured Noteholders representing an aggregate of approximately US$50.96 million aggregate principal amount of Unsecured Notes (representing approximately 20.39% of the total outstanding Unsecured Notes) have agreed to vote in favour of and to support the Restructuring and the Plan, in accordance with the terms of the Restructuring and Support Agreement. See “Restructuring and Support Agreement”.

INCOME TAX CONSIDERATIONS

Canadian Income Tax Considerations

For a detailed description of certain Canadian income tax consequences resulting from the Restructuring please refer to “Income Tax Considerations – Certain Canadian Federal Income Tax Considerations”.

U.S. Income Tax Considerations

For a detailed description of certain U.S. federal income tax consequences resulting from the Restructuring please refer to “Income Tax Considerations – U.S. Federal Income Tax Considerations”.

RISK FACTORS

Affected Creditors should carefully consider the risk factors concerning the implementation and non-implementation, respectively, of the Restructuring and risk factors concerning the securities and the business of the Corporation described under “Risk Factors”.

SUMMARY OF SELECTED FINANCIAL INFORMATION

The unaudited pro forma consolidated balance sheet presents the consolidated balance sheet of the Corporation as at December 31, 2011 and on a pro forma basis to give effect to the Restructuring as if the completion of the Restructuring occurred on December 31, 2011. See “Description of the Plan”.

The unaudited pro forma consolidated balance sheet reflects pro forma adjustments that are described in the accompanying notes, and is based on currently available information and assumptions that management of the Corporation believes provide a reasonable basis for presenting the significant effects of the completion of the Restructuring. In management’s opinion, all material adjustments necessary to present fairly the pro forma consolidated financial information in the balance sheet have been made. The unaudited pro forma consolidated financial information in the balance sheet is presented for informational purposes only and is not necessarily indicative of what the financial position and results of operations would have been had the completion of the Restructuring occurred on December 31, 2011, nor does it purport to be indicative of the financial position as of any future date or results of operations for any future period, nor the financial position as determined under U.S. GAAP. Actual adjustments may differ significantly from the pro forma adjustments.

CONSOLIDATED BALANCE SHEET

		As of December 31, 2011
(In millions of Canadian dollars)	Actual	Non-Cash Settlement (Note 2)	Cash Settlement (Note 3)	Reclass (Note 4)	Pro Forma (Note 1)
Assets
Current assets
Cash and cash equivalents	$25.1		$(15.0)		$10.1
Accounts receivable	134.9				134.9
Inventories	146.9				146.9
Prepaids and other	20.0				20.0

	326.9		(15.0)		311.9

Property, plant and equipment	386.3				386.3
Other assets	24.4	(7.7)			16.7

	$737.6	$(7.7)	$(15.0)		$714.9

Liabilities
Current liabilities
Accounts payable and accrued liabilities	$174.5	$(83.8)	$(15.0)		$75.7
Current portion of long-term debt	466.8	(84.3)		(378.5)	4.0

	641.3	(168.1)	(15.0)	(378.5)	79.7
Long-term debt	375.5	(229.2)		378.5	524.8
Employee future benefits	305.7				305.7
Other long-term obligations	19.2	(7.8)			11.4
Future income taxes	3.6				3.6
Deferred credits	9.6				9.6

	1,354.9	(405.1)	(15.0)	—	934.8

Equity (Deficiency)
Shareholders’ equity (Deficiency)
Common stock:	1,035.2	75.0			1,110.2
Preferred stock:	—				—
Additional paid-in capital	16.6				16.6
Deficit	(1,556.0)	322.4			(1,233.6)
Accumulated other comprehensive loss	(89.4)				(89.4)

	(593.6)	397.4			(196.2)
Non-controlling interest (deficit)	(23.7)				(23.7)

	(617.3)	397.4			(219.9)

	$737.6	$(7.7)	$(15.0)	—	$714.9

NOTES TO CONSOLIDATED BALANCE SHEET

1.	Pro Forma Balance Sheet

Includes pro forma adjustments for illustrative purposes of the impact the specific terms contemplated in the Restructuring and Support Agreement will have on Catalyst’s balance sheet. These adjustments have not been audited, should not be considered comprehensive, and may differ significantly from the actual adjustments that may result from an approved Plan in the future. Also, the Company’s balance sheet on a future reorganization date may differ significantly from the audited consolidated balance sheet on December 31, 2011.

The pro forma balance sheet is based on the Corporation’s balance sheet on December 31, 2011, adjusted for the future impact of the proposed Restructuring. The pro forma adjustments were estimated using approximate balances for accrued interest, debt and unsecured creditor balances on January 30, 2012, the date of the Initial Order. Management believes that the balances on January 30, 2012 provide a more appropriate basis for estimating the pro forma adjustments as they reflect the amounts that were actually compromised by the Initial Order. No adjustments were made to the pro forma balance sheet on December 31, 2011 as it relates to subsequent changes arising from normal operations, exchange rate movements or reorganization costs.

The pro forma balance sheet does not reflect formal implementation of reorganization accounting pursuant to FASB ASC 852 as it relates to companies under CCAA protection, nor does it reflect the implementation of fresh-start accounting pursuant to FASB ASC 852 as it relates to companies exiting CCAA protection.

2.	Non-Cash Settlement

Non-cash settlement adjustments per the specific terms of the Restructuring and Support Agreement include (1) debt forgiveness in respect of the outstanding First Lien Notes and Unsecured Notes, (2) the non-cash settlement of unsecured obligations and claims that arose prior to the Initial Order that became compromised under the Order, (3) the settlement of First Lien Notes Unpaid Interest with the issuance of the New First Lien Coupon Notes, (4) the issuance of New Common Shares to Affected Creditors, (5) the non-cash settlement of the contractual obligations under a repudiated lease contract at the Company’s paper recycling operation and (6) the recognition of deferred unamortized financing cost in respect of the Company’s First Lien Notes and Unsecured Notes as an expense.

Based on management’s present assumptions, these adjustments will have no net tax impact.

3.	Cash Settlement

Cash settlement adjustments per the specific terms of the Restructuring and Support Agreement include (1) cash settlement of an estimated percentage of compromised, unsecured claims and obligations owing to those suppliers identified by the Company as critical suppliers, and (2) cash settlement of an estimated percentage of all other compromised, unsecured claims and obligations.

Based on management’s present assumptions, these adjustments will have no net tax impact.

4.	Reclassification

Consummation of the Restructuring will result in the reclassification of the Corporation’s First Lien Notes and ABL Facility from current liabilities to long-term debt.

GLOSSARY OF TERMS

Unless the context otherwise requires, when used in this Circular the following terms shall have the meanings set forth below. Words importing the singular shall include the plural and vice versa, and words importing any gender shall include all genders.

“1933 Act” means the U.S. Securities Act of 1933, and the rules and regulations thereunder, as amended.

“1934 Act” means the U.S. Securities Exchange Act of 1934, and the rules and regulations thereunder, as amended.

“ABL Facility” means the revolving asset based loan facility issued pursuant to an amended and restated credit agreement dated as of May 31, 2011, by JPMorgan Securities LLC and CIBC Asset-Based Lending, Inc.

“ABL Facility Claims” means all outstanding obligations owed to lenders under the ABL Facility.

“Affected Claim” means any Claim that is not an Unaffected Claim.

“Affected Creditor” means any Creditor having an Affected Claim in respect of and to the extent of such Affected Claim.

“Allowed” means, with respect to a Claim against any Debtor, (i) any Claim in respect of which a Proof of Claim has or is deemed to have been timely filed in accordance with the Claims Procedure Order and in respect of which no objection has been interposed within the applicable period fixed by the Claims Procedure Order, or (ii) any Claim that is Allowed pursuant to the Plan, Claims Procedure Order, or Final Order of the Court.

“Amended and Restated Initial Order” means the Initial Order of the Court dated January 31, 2012, as amended and restated on February 3, 2012 and as subsequently amended by further order of the Court, and as may be further amended, supplemented or varied by the Court.

“Applicable Laws” means all federal, state and provincial codes, conventions, laws, ordinances, policies, by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgments, injunctions, determinations, awards, decrees or other requirements and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity or self-regulatory authority (including the TSX), and the term “applicable” with respect to such laws means such laws as are applicable to the referenced party or its business, undertaking, property or securities and emanate from a person having jurisdiction over the party or parties or its or their business, undertaking, property or securities.

“Bankruptcy Code” means the United States Bankruptcy Code, and the rules and regulations thereunder, as amended.

“Beneficial First Lien Noteholder” means a beneficial or entitlement holder of the First Lien Notes holding such First Lien Notes in a securities account with a depository, a depository participant or other securities intermediary, including for greater certainty, such depository participant or other securities intermediary only if and to the extent such depository participant or other securities intermediary holds the First Lien Notes as principal and for its own account.

“Beneficial Noteholders” means, collectively, the Beneficial Unsecured Noteholders and the Beneficial First Lien Noteholders.

“Beneficial Unsecured Noteholder” means a beneficial or entitlement holder of the Unsecured Notes holding such Unsecured Notes in a securities account with a depository, a depository participant or other securities intermediary, including for greater certainty, such depository participant or other securities intermediary only if and to the extent such depository participant or other securities intermediary holds the Unsecured Notes as principal and for its own account.

“Board of Directors” or “Board” means the board of directors of the Corporation.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in Vancouver, British Columbia, Toronto, Ontario, or New York, New York are authorized or obligated by applicable law to close or otherwise are generally closed.

“Cash Election” means an election made by a General Unsecured Creditor who is not otherwise deemed to be a Convenience Creditor in accordance with the terms of the Meetings Order, in full and final satisfaction of his, her or its Allowed Claim, to deem such Creditor’s Claim equal to $10,000 for distribution purposes, which election shall be deemed a vote in favour of the resolution to approve the Plan at the Unsecured Creditors’ Meeting in the full filed amount of such Creditor’s Allowed Claim.

“Cash Election Creditor” means a General Unsecured Creditor who is not otherwise deemed to be a Convenience Creditor who makes a valid Cash Election in accordance with the terms of the Meetings Order.

“Cash Election Form” means a cash election form substantially in the form attached as Schedule H to the Meetings Order.

“Catalyst Companies” means Catalyst and its Subsidiaries.

“CBCA” means the Canada Business Corporations Act, R. S. C. 1985, c. C-44, as amended.

“CCAA” means the Companies’ Creditors Arrangement Act, R.S.C. 1985, c. C-36, as amended.

“CCAA Charges” means, collectively, the Administration Charge, the DIP Lenders’ Charge, the Critical Suppliers’ Charge, the D&O Charge, the Financial Advisor Charge, the KERP Charge, and any other charge over the Debtors’ assets created by other Order of the Court and included in “Charges” (as such term is defined in the Amended and Restated Initial Order and as such charges may be amended, modified or varied by further Order of the Court).

“CCAA Proceedings” means the CCAA proceedings commenced by the Debtors, being British Columbia Supreme Court Action No. S120712, on the Commencement Date pursuant to the Amended and Restated Initial Order.

“Change of Control”, for the purposes of the Warrant Indenture, shall mean the occurrence of any of the following:

(a)

the direct or indirect sale, transfer, conveyance or other disposition to any Person or Persons acting jointly or in concert (other than by way of merger, take-over bid, arrangement, amalgamation, or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Corporation and its subsidiaries taken as a whole;

(b)	the adoption of a plan relating to the liquidation, dissolution, winding-up, bankruptcy, insolvency or insolvent restructuring or reorganization of the Corporation; or

(c)

the completion of any transaction (including, without limitation, any merger, amalgamation, consolidation or acquisition of New Common Shares) the result of which is that any Person or Persons acting jointly or in concert (other than any such group formed for the sole purpose of triggering a Change of Control in bad faith) becomes the beneficial owner, directly or indirectly, of, or exercises control or direction over, 50% or more of the New Common Shares;

provided for greater certainty that the issuance of New Common Shares on the exercise of Exchange Warrants shall not constitute a Change of Control.

“CIC Amount” has the meaning ascribed thereto under “CCAA Proceedings”.

“Circular” means, collectively, the Notices and this management information circular dated March 23, 2012, together with all appendices hereto.

“Claim” means any Pre-Commencement Claim, Restructuring Claim or Directors/Officers Claim.

“Claims Bar Date” means 5:00 p.m. (prevailing Pacific Time) on April 18, 2012, or such other date as may be ordered by the Court.

“Claims Officer” shall have the meaning ascribed to such term in the Claims Procedure Order.

“Claims Procedure Order” means the Order of the Court, dated March 22, 2012, approving and directing the establishment of a procedure for filing Proofs of Claim and resolving Disputed Claims, as amended or varied by further Order.

“Class” means a category of Creditors holding Affected Claims as described more fully in the Plan.

“Class A Noteholders” means holders of Class A Notes.

“Class A Notes” means the 11% senior secured notes due December 15, 2016, in the principal amount of US$280,434,000 issued by Catalyst pursuant to the Class A Notes Indenture.

“Class A Notes Indenture” means that certain indenture dated as of March 10, 2010, among the Corporation, the guarantors party thereto and the First Lien Notes Indenture Trustee, as amended, modified or supplemented prior to the date hereof.

“Class B Noteholders” means all holders of Class B Notes.

“Class B Notes” means the Class B 11% senior secured notes due December 15, 2016, in the principal amount of US$110,000,000 issued by the Corporation pursuant to the Class B Notes Indenture.

“Class B Notes Indenture” means that certain indenture, dated as of May 19, 2010, among the Corporation, the guarantors party thereto and the First Lien Notes Indenture Trustee, as amended, modified or supplemented prior to the date hereof.

“Collateral Trustee” means Computershare Trust Company of Canada.

“Commencement Date” means January 31, 2012.

“Common Shares” means the common shares in the capital of the Corporation.

“Consenting Noteholders” means the Initial Supporting Noteholders and all other Noteholders that have signed a Joinder Agreement.

“Control Person” shall have the meaning ascribed thereto under applicable Canadian securities laws.

“Convenience Cash Amount” means, in respect of the Allowed Claims of General Unsecured Cash Creditors, cash in an amount equal to 50% of such Creditor’s Allowed Claim for distribution purposes, subject to the Maximum Convenience Claims Pool and the terms hereof.

“Convenience Cash Ratio” has the meaning ascribed thereto in “Description of the Plan”.

“Convenience Claim” means a General Unsecured Claim equal to or less than $10,000.

“Convenience Creditor” means a holder of a Convenience Claim.

“Convenience Share Election” means an election made by a Convenience Creditor in accordance with the terms of the Meetings Order to receive, in full and final satisfaction of his, her or its Allowed Claim, such Creditor’s pro rata share of New Common Shares and Warrants allocable to Unsecured Creditors pursuant to the Plan, which election shall be deemed a vote in favour of the resolution to approve the Plan at the Unsecured Creditors’ Meeting to the extent of such Creditor’s Allowed Claim.

“Convenience Share Election Creditor” means a Convenience Creditor who makes a Convenience Share Election in accordance with the terms of the Meetings Order.

“Convenience Share Election Form” means a share election form substantially in the form attached to the Meetings Order.

“Corporation” or “Catalyst” means Catalyst Paper Corporation.

“Court” means the Supreme Court of British Columbia.

“Creditor” means any Person having a Claim and includes, without limitation, the transferee or assignee of a transferred Claim that is recognized as a Creditor in accordance with the Claims Procedure Order, or a trustee, liquidator, receiver, manager, or other Person acting on behalf of such Person.

“Critical Supplier Order” means that certain Order of the Court, dated February 6, 2012, as may be amended and restated.

“Critical Suppliers” shall have the meaning set forth in paragraph 25 of the Amended and Restated Initial Order, as amended and restated in the Critical Supplier Order, and as may be further amended and restated by Order of the Court.

“Critical Suppliers’ Charge” shall have the meaning set forth in the Amended and Restated Initial Order, as amended and restated in the Critical Supplier Order, and as may be further amended and restated by Order of the Court.

“D&O Charge” means the charge in favour of the directors and officers of the Debtors granted pursuant to paragraph 29 of the Amended and Restated Initial Order, paragraph 3 of the Court’s Order dated February 14, 2012, and paragraph 1 of the Court’s Order dated March 8, 2012, as more particularly set out therein.

“Debtors” means Catalyst and the following subsidiaries of Catalyst: 0606890 B.C. Ltd., Catalyst Paper General Partnership, Catalyst Paper Energy Holdings Inc., Catalyst Pulp and Paper Sales Inc., Catalyst Pulp Operations Limited, Catalyst Pulp Sales Inc., Elk Falls Pulp and Paper Limited, Pacifica Poplars Ltd., Catalyst Paper Holdings Inc., Catalyst Paper Recycling Inc., Catalyst Paper (Snowflake) Inc., Catalyst Paper (USA) Inc., Pacifica Papers Sales Inc., Pacifica Papers US Inc., Pacifica Poplars Inc. and The Apache Railway Company.

“DIP Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent under the DIP Credit Agreement.

“DIP Credit Agreement” means that certain agreement dated as of February 7, 2012, among the Debtors, the DIP Agent, and the DIP Lenders.

“DIP Facility” means the credit facility approved by the Court pursuant to paragraph 41 of the Amended and Restated Initial Order.

“DIP Facility Claims” means all outstanding obligations owed to the DIP Lenders under the DIP Credit Agreement.

“DIP Lenders” means the DIP Agent as lender and the other lenders from time to time party to the DIP Credit Agreement.

“DIP Lenders’ Charge” means the charge in favour of the DIP Lenders granted pursuant to paragraph 45 of the Amended and Restated Initial Order, as more particularly set out therein.

“Director” means any Person who is or was, or may be deemed to be or have been, whether by statute, operation of law or otherwise, a director of any one or more of the Debtors.

“Directors/Officers Claim” means any right or claim of any Person against one or more of the Directors and/or Officers that relates to a Pre-Commencement Claim or a Restructuring Claim, howsoever arising, for which the Directors and/or Officers are by statute or otherwise by law liable to pay in their capacity as Directors and/or Officers or in any other capacity.

“Disputed” means, with respect to an Affected Claim, the amount of an Affected Claim (including a contingent Affected Claim which may crystallize upon the occurrence of an event or events occurring after the Commencement Date) or such portion thereof which is not yet Allowed, which is disputed and which is subject to adjudication in accordance with the Claims Procedure Order.

“Disputed Claims Reserve” means the reserve, if any, to be established and maintained by the Debtors or the Monitor, as applicable, which shall be initially comprised of the following:

(a)

cash in an aggregate amount equal to the sum of all Convenience Cash Amounts payable pursuant to the terms of the Plan, subject to the Maximum Convenience Claims Pool, that would have been distributed on the Initial Distribution Date in respect of the Disputed Claims of General Unsecured Cash Creditors, if such Disputed Claims had been Allowed Claims as of such date; and

(b)

the New Common Shares and the Warrants that would have been distributed on the Initial Distribution Date in respect of the Disputed Claims of (i) General Unsecured Share Creditors and (ii) solely to the extent the Maximum Convenience Claims Pool is exceeded, General Unsecured Cash Creditors, if such Disputed Claims had been Allowed Claims as of such date;

which amount, or such lesser amount as the Court may order, shall be held by the Debtors or the Monitor, as applicable, in escrow for distribution in accordance with the Plan.

“DTC” means The Depository Trust Company, through its nominee company Cede & Co.

“Effective Date” means the date upon which the Plan becomes effective.

“Effective Price” means, in the case of a transaction,

(a)

described in clause (a) of the definition of Change of Control, the aggregate consideration received by the Corporation on the sale, transfer, conveyance or other disposition (excluding assumption of debt by the purchaser) less any cash taxes payable by the Corporation in respect of such consideration after taking into account any available tax credits or deducting any tax sharing arrangements and any tax elections available to the Corporation that would minimize the amount of cash taxes payable, divided by the number of Common Shares outstanding on completion of the transaction giving rise to the Change of Control (including Common Shares issuable on the exercise of Warrants, Exchange Warrants and other securities convertible into or exercisable for Common Shares);

(b)

described in clause (b) of the definition of Change of Control, the total proceeds to be distributed to the Shareholders on liquidation, dissolution, winding-up, bankruptcy, insolvency or insolvent restructuring or reorganization divided by the number of Common Shares outstanding on completion of the transaction giving rise to the Change of Control (including Common Shares issuable on the exercise of Warrants, Exchange Warrants and other securities convertible into or exercisable for Common Shares);

(c)

described in clause (c) of the definition of Change of Control where the consideration includes cash, the aggregate cash consideration to be paid to the Shareholders on completion of the transaction giving rise to the Change of Control divided by the number of Common Shares outstanding on such date (including Common Shares issuable on the exercise of Warrants, Exchange Warrants and other securities convertible into or exercisable for Common Shares);

(d)

described in clause (c) of the definition of Change of Control where the consideration includes Share Consideration, the aggregate fair market value of the Share Consideration to be paid to the Shareholders on completion of the transaction giving rise to the Change of Control divided by the number of Common

Shares outstanding on such date (including Common Shares issuable on the exercise of Warrants, Exchange Warrants and other securities convertible into or exercisable for Common Shares), with the aggregate fair market value of the Share Consideration being equal to the volume weighted average trading price of such shares for the ten trading days ending on the fourth Business Day before completion of the transaction giving rise to the Change of Control multiplied by the number of shares of the Public Acquiror of the class that forms the Share Consideration outstanding on the fourth Business Day before completion of the transaction giving rise to the Change of Control; and

(e)

described in clause (c) of the definition of Change of Control where the consideration consists of property other than that described in clauses (c) and (d) above, the aggregate fair market value of such property to be paid to the Shareholders on completion of the transaction giving rise to the Change of Control divided by the number of Common Shares outstanding on such date (including Common Shares issuable on the exercise of Warrants, Exchange Warrants and other securities convertible into or exercisable for Common Shares), with such fair market value to be conclusively determined by an Investment Dealer.

“Effective Time” has the meaning set out in the Plan.

“Eligible Holder” means a holder of First Lien Notes or Unsecured Notes who is (a) a resident of Canada for the purposes of the ITA and any applicable income tax treaty, holding First Lien Notes or Unsecured Notes that meet the definition of “eligible property” for the purposes of the ITA, and who is not exempt from tax on income under the ITA, or (b) a non-resident of Canada for the purposes of the ITA and any applicable income tax treaty, holding First Lien Notes or Unsecured Notes that meet the definition of “eligible property” for the purposes of the ITA, and who would be subject to Canadian tax in respect of any gain realized on the disposition of First Lien Notes or Unsecured Notes under the Plan if no tax election described in the Plan were made in respect of such disposition, or (c) a partnership if one or more members of the partnership are described in (a) or (b).

“Engagement Agreement” means the engagement agreement between the Corporation and PWP dated October 23, 2011.

“Equity Interests” means all Existing Common Shares, including all options, warrants, rights or similar instruments derived from, relating to, or convertible, exchangeable or exercisable for Existing Common Shares, issued and outstanding as of the Effective Date immediately prior to the Effective Time.

“Exchange Warrants” means warrants exercisable commencing immediately after the Effective Time for no additional consideration, pursuant to an agreement between Catalyst and an electing Noteholder, which agreement shall be in form and substance satisfactory to the Majority Initial Supporting Noteholders and the Initial Supporting Unsecured Noteholders, entitling such electing Noteholder to acquire New Common Shares in an amount equal to the New Common Shares such electing Noteholder would otherwise have been entitled to but did not receive pursuant to the Plan had they not elected to receive such warrants.

“Existing Common Shares” means the Common Shares issued and outstanding on the Effective Date immediately prior to the Effective Time.

“Existing Shareholders” means all holders of Equity Interests.

“Exit Facility” means, to the extent necessary, an exit financing facility acceptable to the Majority Initial Supporting Noteholders, in consultation with the Initial Supporting Unsecured Noteholders.

“Final Order” means an Order, ruling or judgment of the Court, or any other court of competent jurisdiction, which has not been reversed, modified or vacated, and is not subject to any stay or appeal, and for which any and all applicable appeal periods have expired.

“Financial Advisor Charge” means the charge in favour of the Debtors’ financial advisors, Perella Weinberg Partners L.P., granted pursuant to paragraph 12 of the Court’s Order dated March 9, 2012, as more particularly set out therein.

“First Lien Note Entitlements” means the legal, equitable, contractual and other rights or claims (whether actual or contingent, and whether or not previously asserted) of any Person with respect to, or arising out of, or in connection with, the First Lien Notes Indentures and to acquire or receive any of the foregoing.

“First Lien Noteholder Proxy” means the form of master proxy to be used by Intermediaries in connection with voting for or against the First Lien Noteholders’ Resolution, and is a summary of all the voting instructions received via Voting Instruction Forms, sent by Beneficial First Lien Noteholders to the Intermediary.

“First Lien Noteholders” means all holders of First Lien Notes, including where applicable Beneficial First Lien Noteholders.

“First Lien Noteholders’ Meeting” means the meeting of the First Lien Noteholders to be held on the Meeting Date for the purpose of considering and voting on the Plan pursuant to the CCAA, and includes any adjournment, postponement or other rescheduling of such meeting in accordance with the Meeting Order.

“First Lien Noteholders’ Resolution” means the resolution of the First Lien Noteholders to approve the Plan, the full text of which is set out as Appendix “B” to this Circular.

“First Lien Notes” means, collectively, the Class A Notes and the Class B Notes.

“First Lien Notes Claims” means all Claims for amounts due in respect of the First Lien Notes, including without limitation outstanding principal and the First Lien Notes Unpaid Interest.

“First Lien Notes Claims Class” means the Class comprising the First Lien Noteholders.

“First Lien Notes Indentures” means the Class A Notes Indenture and the Class B Notes Indenture.

“First Lien Notes Indenture Trustee” means, collectively, Wilmington Trust, National Association, as indenture trustee, and Computershare Trust Company of Canada, as collateral trustee.

“First Lien Notes Unpaid Interest” means an amount equal to accrued and unpaid interest under the First Lien Notes as of the Effective Date, such interest calculated using the applicable interest rate under the First Lien Notes Indentures, which shall include, where applicable, interest calculated at the default rate thereunder.

“General Unsecured Cash Creditor” means, collectively, (i) Convenience Creditors who have not made a valid Convenience Share Election and (ii) Cash Election Creditors.

“General Unsecured Claims” means all Claims against any Debtor, including Convenience Claims, but not including Unsecured Notes Claims, that have not otherwise been satisfied through arrangements with the Debtors in accordance with the Amended and Restated Initial Order.

“General Unsecured Creditors” means holders of General Unsecured Claims.

“General Unsecured Share Creditor” means, collectively, (i) General Unsecured Creditors who are not Convenience Creditors and have not made a valid Cash Election and (ii) Convenience Share Election Creditors.

“Government Priority Claims” means all Claims that fall within section 37 of the CCAA.

“Governmental Entity” means any government, regulatory authority, governmental department, agency, commission, bureau, official, minister, Crown corporation, court, board, tribunal or dispute settlement panel or other law, rule or regulation-making organization or entity: (a) having or purporting to have jurisdiction on behalf of any nation, province, territory or state or any other geographic or political subdivision of any of them; or (b) exercising, or entitled or purporting to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power.

“GUC Proxy” means the form of proxy to be used by General Unsecured Creditors in connection with voting for the Unsecured Creditors’ Resolution.

“Houlihan” means Houlihan Lokey Capital, Inc.

“Indenture Trustee” means the First Lien Notes Indenture Trustee and the Unsecured Notes Indenture Trustee.

“Information” means information set forth or incorporated in Catalyst’s public disclosure documents filed with applicable Canadian securities regulators and the Securities and Exchange Commission under applicable securities legislation prior to March 15, 2012, or otherwise disclosed by Catalyst in writing to each of the Initial Supporting Noteholders under the Restructuring and Support Agreement prior to March 15, 2012.

“Initial Distribution Date” means a Business Day, as soon as practicable after the Effective Date, to be chosen by Catalyst, in consultation with the Monitor and acceptable to the Majority Initial Supporting Noteholders, in consultation with the Initial Supporting Unsecured Noteholders, on which the first distribution shall be made in respect of Allowed Claims.

“Initial Order” means the Order of the Court dated January 31, 2012.

“Initial Supporting First Lien Noteholder” means each First Lien Noteholder who has executed the Restructuring and Support Agreement (as distinct from a Joinder Agreement) as of March 11, 2012 in respect of its First Lien Notes.

“Initial Supporting Noteholders” means, collectively, the Initial Supporting First Lien Noteholders and the Initial Supporting Unsecured Noteholders.

“Initial Supporting Unsecured Noteholders” means each Unsecured Noteholder who has executed the Restructuring and Support Agreement as of March 11, 2012 in respect of its Unsecured Notes.

“Intercompany Claim” means any Claim of a Debtor against another Debtor or non-Debtor Subsidiary against a Debtor.

“Intermediary” means a bank, broker or other intermediary that holds First Lien Notes or Unsecured Notes, as applicable, on behalf of a Beneficial First Lien Noteholder or Beneficial Unsecured Noteholder, as applicable.

“Investment Dealer” means a nationally recognized, independent member of the Investment Industry Regulatory Organization of Canada (IIROC) (or any successor regulatory body, organization or association thereto) selected by the directors of the Corporation.

“ITA” means the Income Tax Act (Canada) and the regulations thereto, as now in effect and as may be amended from time to time.

“Joinder Agreement” means a joinder agreement to the Restructuring and Support Agreement.

“KERP” means the Key Employee Retention Plan of the Corporation as agreed by Order of the Court.

“KERP Charge” means the charge in favour of the employee beneficiaries of the KERP granted pursuant to the Court’s Order dated March 9, 2012, as more particularly set out therein.

“KERP Participants” has the meaning ascribed thereto in “CCAA Proceedings”.

“Lien” means any valid and enforceable mortgage, charge, pledge, assignment by way of security, lien, hypothec, security interest, deemed trust or other encumbrance granted or arising pursuant to a written agreement or statute or otherwise created by law.

“Majority Initial Supporting Noteholders” means the majority of the Noteholders who executed the Restructuring and Support Agreement as of March 11, 2012, as amended on March 20, 2012, where each such Noteholder will have one (1) vote and a majority of votes will govern.

“Management Incentive Plan” means any new management incentive plan approved by the new board of directors of reorganized Catalyst after the Effective Date.

“Material Adverse Effect” means an event, change or occurrence that, individually or together with any other event, change or occurrence, has a material adverse impact on the financial condition, business or results of operations of the Catalyst Companies (taken as a whole) and shall include, without limitation, the disposition by any of the Catalyst Companies of any material asset without the prior written consent of the Consenting Noteholders; provided, however, that a Material Adverse Effect shall not include and shall be deemed to exclude the impact of: (A) changes in Applicable Laws of general applicability or interpretations thereof by courts or governmental or regulatory authorities, (B) any change in the paper industry generally, which does not disproportionately adversely affect the Catalyst Companies, (C) actions and omissions of the Catalyst Companies taken with the prior written consent of the Majority Initial Supporting Noteholders, in consultation with the Initial Supporting Unsecured Noteholders, (D) the effects of compliance with the Restructuring and Support Agreement, including on the operating performance of the Catalyst Companies, (E) the negotiation, execution, delivery, performance, consummation, potential consummation or public announcement of the Restructuring and Support Agreement or the transactions contemplated by the Restructuring and Support Agreement, (F) changes in the market price or trading volume of the First Lien Notes, Unsecured Notes or Equity Interests (it being understood that any cause of any such change may be taken into consideration when determining whether a Material Adverse Effect has occurred); (G) any change in U.S. or Canadian interest rates or currency exchange rates unless such change has a disproportionate effect on the Catalyst Companies; (H) the CCAA Proceedings, the Chapter 15 Proceedings and related costs and expenses being incurred by Catalyst; (I) Catalyst entering into the DIP Credit Agreement; and (J) Catalyst’s Existing Common Shares being suspended from trading then delisted from the TSX effective March 8, 2012.

“Maximum Convenience Claims Pool” means Cdn$2,500,000, funded by the Debtors, which is the aggregate amount of cash available to pay all Convenience Cash Amounts.

“Meeting Date” means April 23, 2012.

“Meeting Materials” means the Notices, this Circular and the Proxies provided to the Affected Creditors.

“Meetings” means, collectively, the Unsecured Creditors’ Meeting and the First Lien Noteholders’ Meeting.

“Meetings Order” means the Order of the Court dated March 22, 2012, setting the Meeting Date, approving the procedures for the Meetings, and authorizing the dissemination of the documents relating thereto.

“Monitor” means PricewaterhouseCoopers Inc., in its capacity as Court-appointed Monitor pursuant to the Amended and Restated Initial Order.

“New ABL Facility” means any new ABL facility entered into on the Effective Date, acceptable to the Majority Initial Supporting Noteholders, in consultation with the Initial Supporting Unsecured Noteholders.

“New ABL Facility Lender” means the lender(s) under the New ABL Facility.

“New Common Shares” means the new Common Shares of the Corporation to be issued pursuant to the Plan, including the new Common Shares to be issued upon the exercise of the Warrants and Exchange Warrants.

“New First Lien Coupon Notes” means the secured, first lien coupon notes to be issued on the Effective Date pursuant to the Plan.

“New First Lien Notes” means the secured, first lien notes to be issued on the Effective Date pursuant to the Plan.

“New First Lien Notes Indenture” means the indenture, dated as of the Effective Date, among Catalyst, the guarantors party thereto, and the First Lien Notes Indenture Trustee, pursuant to which the New First Lien Notes and the New First Lien Coupon Notes will be issued, as may be amended, modified or supplemented, which shall be in form and substance acceptable to the Majority Initial Supporting Noteholders and the First Lien Notes Indenture Trustee.

“New First Lien Notes Security” means the guarantees and security to be provided under the New First Lien Notes Indenture.

“New Labour Contracts” means the new labour agreements ratified by the Pulp, Paper and Woodworkers Union of Canada (“PPWC”) and the Communications, Energy and Paperworkers Union of Canada (“CEP”).

“Noteholders” means, collectively, the First Lien Noteholders and the Unsecured Noteholders.

“Notices” means the notices of the Meetings.

“Officer” means any Person who is or was, or may be deemed to be or have been, whether by statute, operation of law or otherwise, an officer of any one or more of the Debtors.

“ONP” means old newsprint.

“Order” means any order of the Court or another court of competent jurisdiction, in these proceedings.

“Outside Date” has the meaning ascribed thereto under “Restructuring and Support Agreement”.

“Person” means any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate (including a limited liability company and an unlimited liability company), corporation, unincorporated association or organization, governmental authority, syndicate or other entity, whether or not having legal status.

“Petitioners” means, collectively, Catalyst and the other entities listed in the Claims Procedure Order.

“Petitioner Parties” means, collectively, the Petitioners and Catalyst Paper General Partnership.

“Phase 1 Bid Deadline” has the meaning ascribed thereto in “SISP Process”.

“Phase 2 Bid Deadline” has the meaning ascribed thereto in “SISP Process”.

“Plan” means the Plan of Compromise and Arrangement filed by the Debtors pursuant to the CCAA, including the Schedules thereto, as may be amended, varied or supplemented hereafter in accordance with the terms thereof or made at the direction of the Court in the Sanction Order with the consent of the Majority Initial Supporting Noteholders, in consultation with the Initial Supporting Unsecured Noteholders.

“Plan Equity Value” means $74,500,000.

“Plan Failure” means in the event that: (a) the Required Majorities for approval of the Plan are not obtained by April 23, 2012, and an application to deem certain non-voting Unsecured Creditors to have voted in favour of the Plan would not result in meeting the Required Majorities; or (b) the Sanction Order is not obtained on or before April 25, 2012.

“Plan Securities” means the New Common Shares, the New First Lien Notes, the New First Lien Coupon Notes, any Exchange Warrants and the Warrants, to be issued and distributed pursuant to the Plan.

“Potential Bidder Deadline” has the meaning ascribed thereto in “SISP Process”.

“Pre-Commencement Date” means the day prior to the date that the CCAA Proceedings commenced.

“Pre-Commencement Claim” means any right or claim of any Person that may be asserted or made in whole or in part against the Debtors (or any of them), whether or not asserted or made, in connection with any indebtedness, liability or obligation of any kind whatsoever, and any interest accrued thereon or costs payable in respect thereof, in existence on, or which is based on, an event, fact, act or omission which occurred in whole or in part prior to the Commencement Date, at law or in equity, by reason of the commission of a tort (intentional or unintentional), any breach of contract or other agreement (oral or written), any breach of duty (including, without limitation, any legal, statutory, equitable or fiduciary duty), any right of ownership of or title to property or assets or right to a trust or deemed trust (statutory, express, implied, resulting, constructive or otherwise) or for any reason whatsoever against any of the Debtors or any their property or assets, and whether or not any indebtedness, liability or obligation is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, unsecured, present, future, known or unknown, by guarantee, surety or otherwise, and whether or not any right or claim is executory or anticipatory in nature including any right or ability of any Person to advance a claim for contribution or indemnity or otherwise with respect to any matter, action, cause or chose in action whether existing at present or commenced in the future, together with any other rights or claims not referred to above that are or would be claims provable in bankruptcy had the Debtors (or any one of them) become bankrupt on the Commencement Date, and for greater certainty, includes any Tax Claim; provided, however, that “Pre-Commencement Claim” shall not include an Unaffected Claim or any contingent liabilities that may be crystallized in the future under any applicable environmental laws of British Columbia arising from the Debtors’ operations and undertakings at Powell River, Port Alberni and Crofton, all situated in the Province of British Columbia.

“Proof of Claim” means the form to be completed and filed by a Creditor in accordance with the Claims Procedure Order setting forth its proposed Claim.

“Proxy” means the First Lien Noteholder Proxy, the GUC Proxy or the Unsecured Noteholder Proxy, as the context so requires.

“Public Acquiror” means a Person, other than the Corporation, whose shares that form all or part of the Share Consideration are listed on a stock exchange, automated inter-dealer quotation system, alternative trading system or over-the-counter market.

“PWP” means Perella Weinberg Partners, LP.

“Record Date” means March 16, 2012.

“Registered Noteholders” means the Noteholders as shown in the register maintained by or on behalf of the Corporation.

“Required Majorities” means, with respect to each Voting Class, a majority in number of Affected Creditors who represent at least two-thirds in value of the Allowed Claims of Affected Creditors who actually vote or are deemed to have voted pursuant to the Meetings Order on the resolution approving the Plan (in person, by proxy or by ballot) at the Meetings, which tally may include, subject to an Order of the Court which may be sought after the Meeting Date, the Claims of other Unsecured Creditors that may be deemed by such Order to vote in favour of the resolution approving the Plan.

“Restructuring” means the transactions contemplated by this Circular, the Restructuring and Support Agreement, the Restructuring Resolutions and the Plan.

“Restructuring and Support Agreement” means the Restructuring and Support Agreement, dated March 11, 2012, among Catalyst, certain of its Subsidiaries and the Consenting Noteholders, as amended.

“Restructuring Claim” means any right or claim of any Person against the Debtors (or any one of them) in connection with any indebtedness, liability or obligation of any kind whatsoever owed by the Debtors (or any one of them) to such Person arising out of the restructuring, disclaimer, resiliation, termination, or breach on or after the Commencement Date of any contract, employment agreement, lease or other agreement or arrangement, whether written or oral, and whether such restructuring, disclaimer, resiliation, termination or breach took place or takes place before or after the date of the Claims Procedure Order, and includes for greater certainty any right or claim of an employee of any of the Debtors arising from a termination of its employment after the Commencement Date; provided, however, that “Restructuring Claim” shall not include an Unaffected Claim.

“Restructuring Claim Bar Date” shall have the meaning ascribed to such term in the Claims Procedure Order.

“Restructuring Expenses” means the expenses provided for in the Plan.

“Restructuring Resolutions” means, the Unsecured Creditors’ Resolution and/or the First Lien Noteholders’ Resolution as the context requires.

“Retention Amount” has the meaning ascribed thereto under “CCAA Proceedings”.

“Sales Order” means the Sale and Investor Solicitation Process Order by the Court.

“Sanction Order” means an Order by the Court under the CCAA to, among other things, sanction, authorize and approve the Plan, in a form and substance satisfactory to the Majority Initial Supporting Noteholders, in consultation with the Initial Supporting Unsecured Noteholders.

“SEC” means the United States Securities and Exchange Commission.

“Share Consideration” means any class or series of shares or other securities offered by a Public Acquiror on a transaction giving rise to a Change of Control.

“Shareholders” means the holders of Existing Common Shares.

“SISP” means the sales and investor solicitation process attached as Exhibit A to the Restructuring and Support Agreement.

“SISP Approval Order” means the Order granted as of the date of the Meetings Order approving the SISP.

“Solicitation Agent” means Globic Advisors, Inc.

“Solicitation Materials” has the meaning ascribed thereto under “Restructuring and Support Agreement”.

“Stalking Horse Purchase Agreement” has the meaning ascribed thereto under “SISP Process”.

“Steering Group” means the steering group of First Lien Noteholders.

“Strategic Alternatives Committee” means the committee of the Board comprised of independent directors formed to consider alternatives available to the Corporation.

“Subsidiaries” means corporations or other Persons in which Catalyst has a direct or indirect controlling equity interest, including any subsidiary body corporate as defined in the CBCA.

“Superintendent” has the meaning ascribed thereto under “Background to and Reasons for the Restructuring”.

“Tax Claim” means any Claim against the Debtors (or any of them) for any Taxes in respect of any taxation year or period ending prior to the Commencement Date, and in any case where a taxation year or period commences prior to the Commencement Date, for any Taxes in respect of or attributable to the portion of the taxation period commencing prior to the Commencement Date. For greater certainty, a Tax Claim shall include, without limitation, any and all Claims of any taxing authority in respect of transfer pricing adjustments and any Canadian or nonresident Tax related thereto.

“Term Sheet” means the term sheet dated March 11, 2012, attached as Exhibit B to the Restructuring and Support Agreement.

“TSX” means the Toronto Stock Exchange.

“Unaffected Claim” means, subject to further order of the Court:

a.

any right or claim of any Person that may be asserted or made in whole or in part against the Debtors (or any of them) in connection with any indebtedness, liability or obligation of any kind which arose in respect of obligations first incurred on or after the Commencement Date (other than Restructuring Claims and Directors/Officers Claims) and any interest thereon, including any obligation of the Debtors toward creditors who have supplied or shall supply services, utilities, goods or materials or who have or shall have advanced funds to the Debtors on or after the Commencement Date, but only to the extent of their claims in respect of the supply of such services, utilities, goods, materials or funds on or after the Commencement Date;

b.	any Claim secured by any CCAA Charge;

c.	that portion of a Claim arising from a cause of action for which the Debtors are covered by insurance, but only to the extent of such coverage;

d.	any ABL Facility Claim;

e.	any DIP Facility Claim;

f.	any Intercompany Claim;

g.	any Claim referred to in sections 6(3), 6(5) and 6(6) of the CCAA;

h.	any Government Priority Claim;

i.

any claims with respect to reasonable fees and disbursements of counsel of any Debtor, the Monitor, a claims officer, any assistant (as defined in the Amended and Restated Initial Order), or any financial advisor retained by any of the foregoing, as approved by the Court to the extent required;

j.

any Claim of any employee of the Debtors (or any of them) employed by the Debtors (or any one of them) as of the Commencement Date, but only in respect of a Claim for wages, including vacation pay and banked time;

k.	any Claim secured by a Lien other than the First Lien Notes Claims; and

l.	any Claim existing on the Commencement Date that has been satisfied, cured or rectified on or before the date of the Sanction Order.

“Unsecured Claims” means the Unsecured Notes Claims and the General Unsecured Claims, including Convenience Claims.

“Unsecured Claims Class” means the Class comprising the Unsecured Creditors.

“Unsecured Creditors” means the Unsecured Noteholders and the General Unsecured Creditors.

“Unsecured Creditors’ Meeting” means the meeting of the Unsecured Creditors to be held on the Meeting Date for the purpose of considering and voting on the Plan pursuant to the CCAA, and includes any adjournment, postponement or other rescheduling of such meeting.

“Unsecured Creditors’ Resolution” means the resolution of the Unsecured Noteholders and the General Unsecured Creditors to approve the Plan, the full text of which is set out as Appendix “A” to this Circular.

“Unsecured Note Entitlements” means the legal, equitable, contractual and other rights or claims (whether actual or contingent, and whether or not previously asserted) of any Person with respect to, or arising out of, or in connection with, the Unsecured Notes Indenture and to acquire or receive any of the foregoing.

“Unsecured Noteholders” means all holders of Unsecured Notes, including where applicable Beneficial Unsecured Noteholders.

“Unsecured Noteholder Proxy” means the form of master proxy to be used by the Intermediaries in connection with voting for or against the Unsecured Creditors’ Resolution and is a summary of all the voting instructions received via Voting Instruction Forms, sent by Beneficial Unsecured Noteholders to the Intermediary.

“Unsecured Notes” means the 7 3/8% senior notes due March 1, 2014, in the principal amount of $250,000,000 issued by the Corporation pursuant to the Unsecured Notes Indenture.

“Unsecured Notes Claims” means all Claims for amounts due in respect of the Unsecured Notes, including without limitation outstanding principal and the Unsecured Notes Unpaid Interest.

“Unsecured Notes Indenture” means that certain indenture, dated as of March 23, 2004, among the Corporation, the guarantors party thereto and the Unsecured Notes Indenture Trustee, as trustee, as amended, modified or supplemented prior to the date hereof.

“Unsecured Notes Indenture Trustee” means Wells Fargo Bank, National Association.

“Unsecured Notes Unpaid Interest” means an amount equal to the accrued and unpaid interest under the Unsecured Notes as of the Effective Date, such interest calculated using the applicable contract rate under the Unsecured Notes Indenture.

“US$” or “U.S. dollars” means United States dollars.

“U.S. Bankruptcy Code” means title 11 of the United States Code, as amended.

“U.S. Court” means the United States Bankruptcy Court for the District of Delaware.

“Voting Classes” means the Unsecured Claims Class and the First Lien Notes Claims Class.

“Voting Creditors” means Affected Creditors who are entitled to vote under the Plan.

“Voting Instruction Form” means the form used by Beneficial Noteholders to instruct the Intermediaries with respect to voting for or against the Restructuring Resolutions.

“Warrant Agent” means the trustee under the Warrant Agreement.

“Warrants” means the warrants, with a cashless exercise feature, exercisable in the four year period following the Effective Date for 15% of the fully diluted New Common Shares as of the Effective Date at a strike price equal to the Plan Equity Value plus 50%, to be issued on the Effective Date pursuant to the Plan.

“Warrant Agreement” means the warrant agreement to be entered into among Catalyst and a warrant agent designated by the Debtors, the Majority Initial Supporting Noteholders, and the Initial Supporting Unsecured Noteholders, on or before the Effective Date, pursuant to which the Warrants will be issued, as may be amended, modified or supplemented, which shall be in form and substance satisfactory to the Majority Initial Supporting Noteholders and the Initial Supporting Unsecured Noteholders.

“Warrant Valuation Amount” means in connection with any Change of Control an amount per Warrant in respect of a Change of Control as determined by an Investment Dealer, using a Black-Scholes valuation methodology. The valuation shall assume, in respect of the Warrants: (i) a value for the New Common Shares equal to the Effective Price in respect of the subject Change of Control; (ii) the duration of the time period remaining between the date of the Change of Control and the expiry date of the Warrants; and (iii) a risk-free rate equal to the yield received on a Government of Canada 90-day treasury bill as at a date that is no more than 15 days prior to the Change of Control.

“Website” means www.pwc.com/car-catalystpaper.

INFORMATION CONCERNING THE MEETINGS

General

This Circular is furnished in connection with the solicitation of proxies by and on behalf of the management of the Corporation. No person has been authorized to give any information or to make any representations in connection with the Restructuring other than those contained in this Circular and, if given or made, any such other information or representation should be considered as not having been authorized.

Meetings

Pursuant to the Meetings Order, the Corporation has called the Meetings to consider and, if deemed advisable, to pass the Restructuring Resolutions approving the Restructuring and all matters ancillary thereto. The Meetings will be held at the following date, times and place:

Meeting	Date and Time	Place

Unsecured Creditors’ Meeting	April 23, 2012 at 10:00 a.m. (Vancouver time)	The Delta Vancouver Airport Hotel at 3500 Cessna Drive, Vancouver, British Columbia, Canada

First Lien Noteholders’ Meeting	April 23, 2012 at 11:00 a.m. (Vancouver time)	The Delta Vancouver Airport Hotel at 3500 Cessna Drive, Vancouver, British Columbia, Canada

Solicitation of Proxies

The management of the Corporation is soliciting proxies for use at the Meetings and has designated the individuals named on the enclosed forms of Proxy as persons whom Voting Creditors may appoint as their proxyholders. If no name is inserted in the blank space provided in the forms of Proxy, the person named in the enclosed form of Proxy who is a representative of the Monitor shall be designated as proxyholder. A Voting Creditor has the right to appoint as his or her proxy a person other than those whose names are printed on the accompanying form of Proxy, and who need not be a Voting Creditor. A Voting Creditor who wishes to appoint some other person to represent him or her at the Meetings may do so by inserting such other person’s name in the blank space provided in the applicable form of Proxy and signing the form of Proxy. Where the Voting Creditor is a corporation, the form of Proxy must be executed by an individual duly authorized to represent the corporation and may be required to provide documentation evidencing such power and authority to sign the Proxy.

If no name has been inserted in the space provided, the Voting Creditor will be deemed to have appointed Neil Bunker of PricewaterhouseCoopers Inc., in its capacity as Monitor.

The Corporation is paying for this solicitation, which is being made by mail, with possible supplemental telephone or other personal solicitations by employees or agents of the Corporation. In addition, the Corporation has retained Globic Advisors, Inc. to act as solicitation agent for the Meetings for a fee of approximately $34,400 in connection with the identification of, and communication to, Noteholders, and the tabulation of the First Lien Noteholder Proxies and Unsecured Noteholder Proxies.

The Corporation has requested brokers and nominees who hold Allowed Claims in their names to furnish the Circular and accompanying materials to the beneficial holders of the Allowed Claims and to request authority to deliver a Proxy.

In order to be effective, First Lien Noteholder Proxies must be received by no later than 4:00 p.m. (New York City time) on April 20, 2012 at Globic Advisors, Inc., One Liberty Plaza, 23rd Floor, New York, NY 10006 USA (Attention: Robert Stevens), facsimile: 212-271-3252 or email: rstevens@globic.com, or in the event that the First Lien Noteholders’ Meeting is adjourned, prior to 12:00 p.m. (New York City time) on the Business Day prior to the commencement of such adjourned meeting.

In order to be effective, Unsecured Noteholder Proxies must be received by no later than 4:00 p.m. (New York City time) on April 20, 2012 at Globic Advisors, Inc., One Liberty Plaza, 23rd Floor, New York, NY 10006 USA (Attention: Robert Stevens), facsimile: 212-271-3252 or email: rstevens@globic.com, or in the event that the Unsecured Creditors’ Meeting is adjourned, prior to 12:00 p.m. (New York City time) on the Business Day prior to the commencement of such adjourned meeting.

In order to be effective, GUC Proxies must be received by the Monitor by no later than 1:00 p.m. (Vancouver time) on April 20, 2012 at 250 Howe Street, Suite 700, Vancouver, British Columbia, V6C 3S7 or in the event that the Unsecured Creditors’ Meeting is adjourned, prior to 9:00 a.m. (Vancouver time) on the Business Day prior to the commencement of such adjourned meeting, or presented to the Chairman of the Unsecured Creditors’ Meeting prior to the start of such meeting. After the commencement of the Unsecured Creditors’ Meeting no GUC Proxies will be accepted by the Chairman of such meeting.

ENTITLEMENT TO VOTE AND RECEIVE DISTRIBUTIONS

Classification of Affected Creditors

For the purposes of considering and voting on the Restructuring Resolutions and receiving distributions under the Plan, there will be two classes of Affected Creditors: (1) the First Lien Noteholders; and (2) the Unsecured Creditors.

Claims Procedure Order

The procedure for determining the validity and value of the Claims of Affected Creditors for voting and distribution purposes will be as set forth in the Claims Procedure Order, a copy of which is attached as Appendix “D” to this Circular, the Meetings Order, a copy of which is attached as Appendix “E” to this Circular, the CCAA and the Plan. The Catalyst Companies and the Monitor will have the right to seek the assistance of the Court in valuing any Disputed Claim in accordance with the Claims Procedure Order, the Meetings Order, the CCAA and the Plan, if required, to ascertain the result of any vote on the Restructuring Resolutions.

The Claims Procedure Order provides for, among other things: (a) a Claims Bar Date (or in the case of Affected Creditors holding Restructuring Claims, a Restructuring Claims Bar Date) prior to which Affected Creditors are required to file their Proofs of Claim; (b) the procedures pursuant to which the validity and value of Affected Claims are quantified and determined for voting and distribution purposes, including the procedures by which any Affected Claims that were disputed would be adjudicated and resolved for voting and distribution purposes; and (c) the conversion of Claims denominated in a foreign currency into United States dollars. Pursuant to the Claims Procedure Order, with the exception of the Noteholders, any Affected Creditor that does not file its Proof of Claim before the Claims Bar Date will be forever barred from making or enforcing any Claim against the Catalyst Companies and/or the Directors or Officers thereof and its Claim will be forever extinguished. The Claims Procedure Order also provides that the Catalyst Companies will deal exclusively with the Monitor, or a Claims Officer if appointed by the Petitioner Parties, in establishing the aggregate value of the Noteholder Claims relating to the debt evidenced by the First Lien Notes and the Unsecured Notes. All Affected Creditors should refer to the Claims Procedure Order and the Meetings Order for a complete description of these procedures.

Any Claims denominated in a currency other than U.S. Dollars shall be converted to U.S. Dollars at the Bank of Canada noon spot rate in effect on the Commencement Date. Canadian Dollar denominated claims shall be converted at the Bank of Canada Canadian/U.S. Dollar noon spot rate in effect on the Commencement Date, which rate was US$1.00 = Cdn$1.0052.

Entitlement to Vote and Voting

The validity and value of Affected Claims will be determined for voting purposes in accordance with the procedures set forth in the Claims Procedure Order, a copy of which is attached as Appendix “D” to this Circular, the Meetings Order and the Plan.

The only Persons entitled to attend the Meetings are: those Persons, including holders of Proxies, entitled to vote at the Meetings, and their legal counsel and advisors; the Monitor and its legal counsel and advisors; the Solicitation Agent and its legal counsel and advisors; representatives of the Petitioner Parties; the Monitor and the Initial Supporting Noteholders and the legal counsel and financial advisors of any of the foregoing; the Catalyst Companies, and their respective advisors and legal counsel; and the directors and officers of the Corporation. Quorum for the Meetings has been set by the Meetings Order as the presence, in person or by proxy, at each Meeting of one Affected Creditor entitled to vote at the Meeting.

Only the Beneficial Noteholders as of the Record Date will be entitled to provide instructions relating to voting their First Lien Notes or Unsecured Notes and attending the applicable Meetings as Noteholders. The solicitation of votes from and the procedures for voting by the Beneficial Noteholders will be conducted in accordance with the Meetings Order. Each Beneficial Noteholder will be entitled to one (1) vote, which vote will have a value equal to the amount of principal and unpaid interest owing under the First Lien Notes or Unsecured Notes held by it, as applicable, up to but not including the Meeting Date.

Each Affected Creditor that is a General Unsecured Creditor with an Allowed Claim will be entitled to one vote, which vote will have a value equal to the dollar value of its Allowed Claim.

Each General Unsecured Creditor that makes a valid Cash Election or Convenience Share Election shall be deemed to have voted FOR the Unsecured Creditors’ Resolution and shall not be entitled to attend or vote at the Unsecured Creditors’ Meeting whether in person or by proxy.

General Unsecured Creditors with Allowed Claims or Disputed Claims in excess of $10,000 that wish to elect to have their Affected Claims treated as Convenience Claims must deliver a duly completed and executed Cash Election Form to the Monitor at PricewaterhouseCoopers Inc., 250 Howe Street, Suite 700, Vancouver, British Columbia, V6C 3S7 (Attention: Patricia Marshall), facsimile: 604-806-7070 or telephone: 604-806-7806 or email: catalystclaims@ca.pwc.com, prior to 1:00 p.m. (Vancouver time) on April 20, 2012 or one Business Day prior to the time of any adjournment or postponement of the Meetings. If a General Unsecured Creditor with an Affected Claim or a Disputed Claim greater than $10,000 completes the Cash Election Form, such Affected Creditor’s Affected Claim will be equal to the lesser of $10,000 and its Affected Claim. Each General Unsecured Creditor that submits a Cash Election Form to the Monitor prior to 1:00 p.m. (Vancouver time) on April 20, 2012, will be deemed to vote FOR the Unsecured Creditors’ Resolution in respect of its Convenience Claim and will not be entitled to attend or vote at the Unsecured Creditors’ Meeting.

Each Voting Creditor holding a Disputed Claim will be entitled to attend the Unsecured Creditors’ Meeting and will be entitled to one vote at such Meeting. The value of such vote will be determined in accordance with the Claims Procedure Order. The Monitor will keep a separate record of votes cast by Voting Creditors with Disputed Claims and will report to the Court with respect thereto at the motion in respect of the Sanction Order. The votes cast in respect of any Disputed Claims will not be counted toward the Required Majorities unless otherwise ordered by the Court.

Any Person having an Unaffected Claim will not be entitled to vote at the Meetings in respect of such Unaffected Claim.

Entitlement to Receive Distributions

The validity and value of Affected Claims will be determined for distribution purposes in accordance with the Claims Procedure Order, the Meetings Order, the CCAA and the Plan. For Disputed Claims, Affected Creditors should refer to “Description of the Plan – Treatment of Affected Claims” in order to ascertain the treatment of such Disputed Claim under the Plan.

A Voting Creditor holding a Disputed Claim will not be entitled to receive a distribution under the Plan in respect of any portion thereof unless and until such Disputed Claim becomes an Allowed Claim. Pursuant to the Meetings Order, if the amount of the Disputed Claim has not been determined or resolved at least one Business Day prior to the Meeting Date, the holder shall be entitled to vote the aggregate amount of the Disputed Claim and such vote shall be separately tabulated by the Monitor and such votes shall not be counted towards the Required Majorities.

The Plan does not affect Unaffected Claims. Persons with Unaffected Claims will not be entitled or receive any distributions under the Plan in respect of such claims. Unaffected Claims will be dealt with in accordance with the Plan. Nothing in the Plan will affect any Catalyst Companies’ rights and defenses, both legal and equitable, with respect to any Unaffected Claims, including all rights with respect to legal and equitable defenses or entitlements to set-off or recoupment against such claims.

Transfer or Assignment of Claims

If a General Unsecured Creditor transfers or assigns an Affected Claim to another Person, such transferee or assignee shall not be entitled to attend and vote the transferred or assigned Affected Claim at the applicable Meeting unless (i) the assigned Affected Claim is an Allowed Claim or Disputed Claim, or a combination thereof, and (ii) notice of and proof of transfer or assignment has been delivered to the Monitor in accordance with the Claims Procedure Order no later than three Business Days prior to the date of the Unsecured Creditors’ Meeting.

If a General Unsecured Creditor transfers or assigns (i) the whole of its Affected Claim to more than one Person, or (ii) part of its Affected Claim to another Person or Persons, such transfers or assignments shall not create separate Affected Claims for voting purposes. Only the last General Unsecured Creditor holding the whole of the Affected Claim may attend and vote the Affected Claim (including any transferred or assigned parts thereof) at the Unsecured Creditors’ Meeting (provided that such General Unsecured Creditor is eligible to vote at the Meeting and only that portion of the General Unsecured Claim that is an Allowed Claim or Disputed Claim shall be eligible to be voted), unless such General Unsecured Creditor delivers notice in writing to the Monitor in accordance with the Claims Procedure Order no later than three Business Days prior to the date of the Unsecured Creditors’ Meeting, directing that a specified transferee or assignee may vote the Affected Claim (including any transferred or assigned parts thereof) at the Unsecured Creditors’ Meeting if and to the extent such Affected Claim may otherwise be voted at the Unsecured Creditors’ Meeting.

Solicitation of Voting Instruments

Solicitation of proxies will be primarily by mail, and may be supplemented by telephone or other personal contact by the current Directors, Officers, employees or agents of the Corporation, and the costs of such solicitation will be borne by the Catalyst Companies as a cost of the CCAA Proceedings. In addition, the Corporation has retained Globic Advisors, Inc. to act as solicitation agent for the Meetings for a fee of approximately $34,400 in connection with the identification of, and communication to, Noteholders, and the tabulation of the First Lien Noteholder Proxies and Unsecured Noteholder Proxies.

Appointment of Proxyholders, Voting and Revocation

Appointment of Proxyholders and Voting

Beneficial First Lien Noteholders who wish to vote for or against the First Lien Noteholders’ Resolution must either complete and return to their Intermediary a Voting Instruction Form or attend the First Lien Noteholders’ Meeting and vote in person. If voting in person, Beneficial First Lien Noteholders must contact their Intermediary immediately and make such alternative arrangements. Intermediaries will compile all instructions sent through Voting Instruction Forms and complete and return First Lien Noteholder Proxies to the Solicitation Agent.

Beneficial Unsecured Noteholders who wish to vote for or against the Unsecured Creditors’ Resolution must either complete and return to their Intermediary a Voting Instruction Form or attend the Unsecured Creditors’ Meeting and vote in person. If voting in person, Beneficial Unsecured Noteholders must contact their Intermediary immediately and make such alternative arrangements. Intermediaries will compile all instructions sent through Voting Instruction Forms and complete and return Unsecured Noteholder Proxies to the Solicitation Agent.

General Unsecured Creditors must use the GUC Proxy to vote on the Unsecured Creditors’ Resolution. The General Unsecured Creditor may appoint another person as proxyholder by inserting the name of such person in the space provided in the form of GUC Proxy or may attend the Unsecured Creditors’ Meeting and vote in person.

In order to be effective:

•

First Lien Noteholder Proxies must be received by the Solicitation Agent at Globic Advisors, Inc., One Liberty Plaza, 23rd Floor, New York, NY 10006 USA (Attention: Robert Stevens), facsimile: 212-271-3252 or email: rstevens@globic.com, prior to 4:00 p.m. (New York City time) on April 20, 2012 or one Business Day prior to the time of any adjournment or postponement of the First Lien Noteholders’ Meeting;

•

Unsecured Noteholder Proxies must be received by the Solicitation Agent at Globic Advisors, Inc., One Liberty Plaza, 23rd Floor, New York, NY 10006 USA (Attention: Robert Stevens), facsimile: 212-271-3252 or email: rstevens@globic.com, prior to 4:00 p.m. (New York City time) on April 20, 2012 or one Business Day prior to the time of any adjournment or postponement of the Unsecured Creditors’ Meeting; and

•

GUC Proxies must be received by the Monitor at PricewaterhouseCoopers Inc., 250 Howe Street, Suite 700, Vancouver, British Columbia, V6C 3S7 (Attention: Patricia Marshall), facsimile: 604-806-7070 or email: catalystclaims@ca.pwc.com, prior to 1:00 p.m. (Vancouver time) on April 20, 2012 or one Business Day prior to the time of any adjournment or postponement of the Unsecured Creditors’ Meeting, or presented to the Chairman of the Unsecured Creditors’ Meeting prior to the start of such meeting.

If a Beneficial First Lien Noteholder, Beneficial Unsecured Noteholder or General Unsecured Creditor specifies a choice with respect to voting on a Restructuring Resolution on a Voting Instruction Form or GUC Proxy (in the case of a General Unsecured Creditor), the Voting Instruction Form or GUC Proxy (in the case of a General Unsecured Creditor) will be voted in accordance with the specification so made. In the absence of such specification, all Voting Instruction Forms and GUC Proxies (in the case of a General Unsecured Creditors) will be voted FOR the Restructuring Resolution.

Each General Unsecured Creditor that makes a valid Cash Election or Convenience Share Election shall be deemed to have voted FOR the Unsecured Creditors’ Resolution and shall not be entitled to attend or vote at the Unsecured Creditors’ Meeting whether in person or by proxy. General Unsecured Creditors with Allowed Claims in excess of $10,000 that wish to elect to have their Allowed Claims treated as Convenience Claims must deliver a duly completed and executed Cash Election Form to the Monitor at PricewaterhouseCoopers Inc., 250 Howe Street, Suite 700, Vancouver, British Columbia, V6C 3S7 (Attention: Patricia Marshall), facsimile: 604-806-7070 or telephone: 604-806-7806 or email: catalystclaims@ca.pwc.com, prior to 1:00 p.m. (Vancouver time) on April 23, 2012 or one Business Day prior to the time of any adjournment or postponement of the Meetings, in which case each such Allowed Claim will be treated for all purposes as a Convenience Claim in the amount of $10,000. Each General Unsecured Creditor that submits a Cash Election Form to the Monitor prior to 1:00 p.m. (Vancouver time) on April 20, 2012, will be deemed to vote FOR the Unsecured Creditors’ Resolution in respect of its Convenience Claim and will not be entitled to attend or vote at the Unsecured Creditors’ Meeting.

Beneficial Noteholders should receive with this Circular a Voting Instruction Form. If no such Voting Instruction Form is enclosed, contact your Intermediary immediately.

A Beneficial Noteholder may indicate its instructions with respect to voting for or against the Restructuring Resolution on the Voting Instruction Form, which must be returned to its Intermediary in accordance with the instructions set out in such Voting Instruction Form. A Beneficial Noteholder’s Intermediary will relay the instructions on the Voting Instruction Form to the Solicitation Agent by completing a Proxy. Instead of completing and returning a Voting Instruction Form, a Beneficial Noteholder that wishes to attend and vote in person at the applicable Meeting should immediately contact the Intermediary that holds their First Lien Notes or Unsecured Notes, as applicable, to make alternate arrangements to enable such Beneficial Noteholder to vote in person at the applicable Meeting. If making such alternate arrangements, the Beneficial Noteholder should advise the Solicitation Agent as soon as possible in advance of the applicable Meeting.

The Proxy provides the Affected Creditors with the option to grant (or provide instructions in respect of the grant of) discretionary authority to the individuals designated in it with respect to amendments or variations to matters identified in the Notice of Meeting and other matters that may properly come before the Meeting. As of the date hereof, the Catalyst Companies know of no such amendment, variation or other matters to come before the Meeting.

Advice to Noteholders

The information set forth in this section is of significant importance to Beneficial Noteholders, as the Beneficial Noteholders do not hold First Lien Notes or Unsecured Notes, as applicable, registered in their own names on the records of the Corporation, but rather, hold notes that are registered in the name of DTC’s nominee Cede & Co. and beneficially held through intermediaries such as investment dealers, brokers, banks, trust companies, trustees, custodians or other nominees, or a clearing agency in which an intermediary participates. It is anticipated that DTC will deliver to the Solicitation Agent the Omnibus Consent of Cede & Co., whereby DTC will assign its voting authority (by virtue of being the registered holder of both the First Lien Notes and Unsecured Notes) to each of its participating banks, in proportion to such nominee’s First Lien Notes or Unsecured Notes, as applicable, as of the Record Date. Without specific instructions from the Beneficial Noteholders, brokers and other nominees are prohibited from voting the First Lien Notes or Unsecured Notes, as applicable, on behalf of their clients. The management of the Corporation does not know for whose benefit the First Lien Notes or Unsecured Notes, as applicable, that are registered in the name of DTC are held.

The Corporation has distributed copies of the Notice of Meeting, this Circular and the applicable Proxies (collectively, the “Meeting Materials”) to DTC and intermediaries (or their agents) for onward distribution to Beneficial Noteholders. Applicable regulatory policy requires brokers and other nominees to seek voting instructions from Beneficial Noteholders in advance of the Meeting. Every broker or other nominee or agent has its own mailing procedures and provides its own return instructions, which should be carefully followed by Beneficial Noteholders in order to ensure that their notes are voted at the Meeting.

In some cases, a Beneficial Noteholder may receive, as part of the Meeting Materials, a Voting Instruction Form that has already been signed by the intermediary (typically by a facsimile, stamped signature) which is restricted as to the number of notes beneficially owned by the Beneficial Noteholder but which is otherwise blank. In order to vote, a Beneficial Noteholder must complete the Voting Instruction Form and return it to its Intermediary in accordance with the directions on the Voting Instruction Form. If a Beneficial Noteholder wishes to attend and vote at the Meetings in person (or have another person attend and vote on the Beneficial Noteholder’s behalf), the Beneficial Noteholder should contact the Intermediary that holds their First Lien Notes or Unsecured Notes, as applicable, and the Intermediary should advise the Solicitation Agent as soon as possible in advance of the applicable Meeting.

Beneficial Noteholders should follow the instructions on the Voting Instruction Form they receive and contact their broker or intermediaries promptly if they need assistance.

Revocation of Voting Instruments

In addition to any other manner permitted by law a Proxy may be revoked by an instrument in writing executed by a Voting Creditor that has given a form of Proxy or such Voting Creditor’s attorney duly authorized in writing or, in the case of a Voting Creditor that is not an individual, by an instrument in writing executed by a duly authorized officer or attorney thereof, and delivered to the Monitor prior to the commencement of the Meetings (or any adjournment or postponement thereof).

Interest of Directors and Officers

Management of the Catalyst Companies is unaware of any material interest of any current director or officer of the Catalyst Companies or, any associate or affiliate of any such individual in any transaction since the beginning of the last completed financial year of the Catalyst Companies or in any proposed transaction or in connection with the Plan that has materially affected or will materially affect the Catalyst Companies. Except for the KERP and except as otherwise described in this Circular, there are no agreements or arrangements between the Catalyst Companies and any of their current directors and officers or employees in respect of the Plan.

BACKGROUND TO AND REASONS FOR THE RESTRUCTURING

Events Prior to the Filing for Protection under the CCAA

Since 2006, the Corporation’s financial performance has steadily declined, largely as a result of reduced global demand for paper products as a result of the increase in online media and advertising as well as the increase in environmental awareness and stewardship. While the Corporation has made efforts to reduce its expenses to react to the changing demand, there have been several other factors that have produced significant challenges to the business that the Corporation has been unable to control. These have included the following:

•

While production curtailments and machine closures (such as the closure of the Corporation’s Elk Falls mill) have occurred in step with the reduced demand, they have not resulted in a decrease in expenses sufficient to fully offset the reduced revenue from falling demand.

•	Prices for the Corporation’s products have been facing significant downward pressure as demand shrinks.

•

Raw material costs have increased due to decreased supply, particularly in the area of old newsprint (“ONP”), which is the main raw material used at the Corporation’s mill in Snowflake, Arizona. Reduced newspaper circulation has led to a diminished supply of ONP while at the same time demand from China for ONP has increased.

•

The appreciation of the Canadian dollar has negatively impacted revenues from sales outside of Canada. The Corporation is highly susceptible to decreases in the value of the U.S. dollar against the Canadian dollar with every one cent decrease reducing the Corporation’s earnings by approximately $6 million.

•	In an effort to reduce expenses, capital expenditures have been substantially reduced, exposing the Corporation to increased maintenance downtime periods.

As a result of these factors, the Corporation’s financial situation has been significantly impaired. Over the past five years, the total liquidity of the Corporation (defined as the borrowing base under the Corporation’s ABL Facility less outstanding letters of credit, plus cash on hand) has dropped 70.4%, or over $230 million, from $327.2 million at March 31, 2007 to $96.7 million at December 31, 2011. The change is predominantly due to a decrease in the borrowing base as a result of plant closures, as well as other changes in working capital. Cash resources were further constrained in 2011 as a result of the payment of outstanding property taxes for a prior year of $4.1 million, a one-time pension contribution of US$5.1 million to wind up a U.S. defined benefit pension plan, and a general increase in working capital requirements due in part to increasing raw material costs.

The Corporation’s cash reserves have been further depleted because of significant payments it has had to make to its pension plans. In 2010, the Corporation made cash payments of approximately $35.5 million towards these plans, and, in 2011, the Corporation made payments of approximately $42.3 million, for both current and past service costs. These payments represent a significant use of the Corporation’s available funds and the Corporation will be required to make additional contributions to its registered pension plans in order to address the solvency deficits in those plans.

The business challenges the Corporation has faced have also resulted in it being required to write down the value of some of its assets. The Corporation recorded an impairment charge of $660.2 million on the buildings, plant and equipment of its Canadian operations, consisting of a $576.7 million write-down on its paper assets and a $83.5 million write-down on its pulp assets. Impairment indicators included continuing declines in demand for newsprint and directory paper, economic slowdown in the United States and globally, the strengthening of the Canadian dollar for most of 2011, a reduction in pulp prices in the fourth quarter and significantly lower future price estimates for pulp and paper based on independent, published market forecasts. The impairment charge was allocated to the individual assets of the Corporation’s Canadian operations on a pro rata basis.

The Corporation also impaired the assets of its Snowflake, Arizona mill by $161.8 million (US$155.9 million), consisting of write-downs to buildings, plant and equipment of $140.9 million, land of $10.8 million, and operating and maintenance supplies inventory of $10.1 million. Impairment indicators included a lower land appraisal by an independent third party real estate appraiser, deteriorating newsprint pricing and demand due to declining newspaper circulation, ongoing conservation efforts and the migration of news to electronic media, and higher input costs due primarily to the increased cost of ONP. The Snowflake mill consists of a recycled newsprint operation that utilizes ONP as its primary input cost. The cost of ONP has increased significantly due to declining newsprint circulation and greater offshore demand.

On June 21, 2010, Kevin J. Clarke joined the Corporation as President and Chief Executive Officer. Under Mr. Clarke’s management, the Corporation has taken a number of actions to address the aforementioned issues, including, but not limited to:

•	reducing fixed and operational costs across all mills;

•	reducing corporate overhead and staff;

•	improving product mix;

•	selective investment in capital projects with short pay-backs;

•	closing the Elk Falls mill in July 2010 after curtailing its production as of February 2009;

•	closing the recycling facility in Coquitlam, B.C. in July 2010, which had been idled since February 2010;

•	holding formal and informal discussions with strategic investors over the reorganization of the Corporation’s corporate and capital structure; and

•	numerous attempts to renegotiate competitive collective agreements with the Corporation’s Canadian unions as well as successfully concluded negotiations with its U.S. unions.

On June 20, 2011, the Corporation announced that it was reviewing alternatives to address its capital structure, improve its balance sheet and enhance liquidity. To assist in that review, it formed a Strategic Alternatives Committee of independent directors. Over the summer and fall of 2011, the Corporation engaged in discussions with its lenders with a view to identifying a restructuring transaction that would address the Corporation’s needs. On October 25, 2011 the Corporation engaged PWP as its financial advisor, replacing its prior financial advisor, to assist it in identifying and evaluating its strategic alternatives.

By December, 2011, the continued decline in demand for many of the Corporation’s products, combined with the persistent strength of the Canadian dollar and the Corporation’s high debt service costs, led the Corporation and the Strategic Alternatives Committee to decide to preserve the Corporation’s cash while they tried to negotiate a restructuring transaction with the Corporation’s Noteholders. As such, on December 15, 2011, the Corporation deferred an interest payment of US$21 million on its First Lien Notes. The Corporation had until January 16, 2012 to pay this amount before triggering an event of default under the First Lien Notes Indentures. Prior to taking this step, management of the Corporation and the Strategic Alternatives Committee, with the advice of their advisors, considered a large number of alternatives, including asset sales, public equity financings, private financings, corporate sales and debt to equity conversions. In the course of their deliberations, both management and the Strategic Alternatives Committee determined that the potential alternatives either were not available to it or did not achieve the desired objective of increasing liquidity and reducing debt while leaving Catalyst in a position to invest in its business and begin anew to build value for its stakeholders.

From October 2011 through January 2012, the Corporation and its advisors met on numerous occasions with the advisors to certain holders of the First Lien Notes and the Unsecured Notes to discuss a potential restructuring transaction by way of a plan of arrangement under the CBCA. In addition, the Corporation met on numerous occasions with certain holders of the First Lien Notes and the Unsecured Notes. These discussions were focused on transactions under which some portion of the Corporation’s outstanding debt would be exchanged for equity in the Corporation.

On January 14, 2012, the Board of Directors, after receiving the recommendation of the Strategic Alternatives Committee and consultation with its advisors, authorized the Corporation to enter into a restructuring and support agreement with certain holders of the First Lien Notes and the Unsecured Notes and implement a restructuring transaction by way of a plan of arrangement pursuant to Section 192 of the CBCA. The CBCA restructuring and support agreement was subject to, among other conditions, the following two conditions being met by January 31, 2012: (a) a new labour agreement being ratified by all six union locals at the Corporation’s BC mills and (b) two-thirds support of all Unsecured Noteholders and First Lien Noteholders. While two-thirds support of the First Lien Noteholders was obtained, the other conditions identified here were not met and the restructuring under the CBCA did not proceed.

Filing for Protection under the CCAA

Initial Order

As a result of Catalyst’s worsening liquidity position and further instability in Catalyst’s business due to concerns and uncertainty among employees, customers and suppliers, on January 31, 2012, the Catalyst Companies filed for protection under the CCAA and the Initial Order was granted by the Court. The Initial Order imposed a general stay of proceedings against the Catalyst Companies preventing creditors and certain other parties from exercising any rights to recover amounts owing to them as of January 31, 2012 or to exercise any other rights that could arise as a result of the commencement of proceedings under the CCAA. A copy of the Initial Order can be obtained from the Website.

Among other things, the Initial Order:

(a)

granted protection under the CCAA for an initial period expiring on February 14, 2012, to be extended as required and approved by the Court (and which was subsequently extended to April 30, 2012 as described below);

(b)

appointed the Monitor to, among other things, monitor the receipts and disbursements of the Catalyst Companies, to report to the Court from time to time on matters that may be relevant to the CCAA Proceedings and to assist the Catalyst Companies in various matters relating to the CCAA Proceedings; and

(c)

in conjunction with subsequent Court Orders, authorized debtor in possession financing to be provided to Catalyst (the “DIP Facility”) from JPMorgan Chase Bank, N.A. (the “DIP Lender”), up to a maximum of approximately $175 million, on certain terms and conditions, in order to finance the Catalyst Companies’ working capital requirements and other general corporate purposes.

The stay of proceedings provided for in the Initial Order generally precludes parties from taking any action against the Catalyst Companies for breach of contractual or other obligations. The purpose of the stay is to provide the Catalyst Companies with the opportunity to stabilize operations and business relationships with customers, vendors, employees and creditors and to allow the Catalyst Companies to implement an orderly restructuring while continuing its day-to-day operations.

U.S. Filings

In order to obtain the assistance of the U.S. Court in effectuating the Restructuring and to ensure enforcement of the relief granted in the CBCA Proceeding, on January 17, 2012, the Catalyst Companies commenced proceedings under chapter 15 of title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware (the “U.S. Court”). Final recognition of the CCAA Proceedings was granted by the U.S. Court on March 5, 2012. The Catalyst Companies intend to request the continued assistance of the U.S. Court as necessary or appropriate to enforce further orders that may be entered in the CCAA Proceedings to effectuate the Restructuring, including, but not limited to, the Sanction Order and, if applicable, any additional orders entered in connection with a sales process under the CCAA.

Events Subsequent to the Filing for Protection under the CCAA

Amended and Restated Initial Order

On February 3, 2012, the Corporation obtained an Order amending and restating the Initial Order granted on January 31, 2012. Among other things, the Order authorized advances to be made under the DIP Facility and approved a DIP charge to the extent of any obligations outstanding under the DIP Facility (the “DIP Charge”).

Critical Supplier Order

On February 6, 2012, the Court amended the amended and restated Initial Order further to provide amended provisions with respect to Critical Suppliers. Sixteen Critical Suppliers were identified and ordered to supply goods and services to the Corporation on the same terms that existed on January 27, 2012. The Order provided that each Critical Supplier shall provide trade credit to an amount specific to the Critical Supplier and a Critical Suppliers’ Charge was granted.

The Pension Payment Order

On February 7, 2012, the Court amended the amended and restated Initial Order further to provide amended provisions to authorize and direct the Corporation to make payments with respect to certain outstanding deficits under its registered pension plans. As a result of the Corporation filing under the CCAA, the Superintendent of Pensions (the “Superintendent”) took the position that a special payment schedule negotiated between it and the Corporation in December 2011 was no longer in force and the amounts owing by the Corporation under its registered pensions were due and payable. The Corporation and the Superintendent negotiated an agreement whereby the Superintendent would not pursue all amounts outstanding and the Corporation would make two special payments of $550,000 to its registered pensions by April 15, 2012.

D&O Charge Order

On February 14, 2012, a number of Orders were made including the following:

•	the stay of proceedings was extended until April 30, 2012;

•	the DIP Charge and its priority was confirmed; and

•	the D&O Charge was continued for a defined period of time.

On February 23, 2012 the Corporation obtained an Order from the Court that extended the $31 million D&O Charge until March 8, 2012.

March 8 and 9, 2012 Orders

On March 8 and 9, 2012, a number of Orders were made including the following:

•	the D&O Charge was approved in the aggregate amount of $28.6 million;

•	the KERP was approved along with a KERP Charge that would take effect upon the cancellation of certain letters of credit associated with the KERP; and

•	the engagement of the Corporation’s financial advisor was approved and a charge over the Corporation’s fixed assets in favour of the financial advisor was granted.

Restructuring and Support Agreement

On March 11, 2012 the Corporation entered into the Restructuring and Support Agreement with the Initial Supporting Noteholders providing for the Plan. See “Restructuring and Support Agreement”.

DIP Facility

The Initial Order approved the DIP Facility but prohibited advances to be made under that facility until further Order of the Court. On February 3, 2012, and pursuant to the Amended and Restated Initial Order, advances under the DIP Facility were permitted to be made. The DIP Lender will not be affected by the Plan filed by the Catalyst Companies under the CCAA.

The maximum permitted borrowings under the DIP Facility are $175 million. The purpose of the DIP Facility is to provide liquidity for working capital, general corporate purposes and expenses associated with the Restructuring through the Effective Date. Borrowings under the DIP Facility are secured by a lien on all of the Corporation’s assets (save and except for certain excluded interests), which lien is prior to all other liens on the Corporation’s assets (with certain limited exceptions). Amounts drawn under the DIP Facility can be repaid at any time. Amounts repaid under the DIP Facility may be re-borrowed, provided that the Corporation has amounts available under the DIP Facility.

TSX Delisting

On February 1, 2012 the Corporation received notice from the TSX that the TSX would be reviewing the eligibility for continued listing on the TSX of the Existing Common Shares pursuant to Part VII of the TSX Company Manual. In addition, the TSX advised that the Existing Common Shares would be suspended from trading on the TSX until further notice from the TSX. On February 8, 2012, the Corporation received further notice from the TSX that the Existing Common Shares would be delisted from the TSX effective at the close of market on March 8, 2012. The delisting was imposed as a result of the Corporation not meeting the continued listing requirements of the TSX. The Existing Common Shares were delisted from the TSX as at the close of market on March 8, 2012.

New Labour Contracts

On March 19, 2012 the New Labour Contracts with unions representing more than 1,000 paper and pulp workers at the Corporation’s Crofton, Port Alberni and Powell River mills were ratified. The New Labour Contracts will go into effect at the expiry of the current contracts on April 30, 2012. The New Labour Contracts, which will be effective from May 1, 2012 to April 30, 2017, include a 10% reduction in hourly rates along with various adjustments to vacation, health benefits and work rules necessary to provide Catalyst with a more competitive labour cost structure. The changes to the labour contracts are expected to yield an annual improvement of $18 million to $20 million in EBITDA.

EFFECT OF THE RESTRUCTURING

If implemented, the Restructuring is expected to offer substantial benefits to Catalyst, including:

•	enhanced flexibility to respond to the downturn in the market for paper, newsprint and pulp;

•	an improved capital structure, including an approximate US$315.4 million reduction in interest bearing debt; and

•	up to a US$25.5 million reduction in annual cash interest expense (US$37.0 million if interest on the New First Lien Notes is paid in kind to the maximum extent possible).

Catalyst’s Board believes that, in view of the challenges and risks to the Corporation’s ongoing viability created by the current downturn in the paper, newsprint and pulp markets and the Corporation’s existing capital structure, the Restructuring is the best alternative available to the Corporation and its Noteholders, Shareholders and other stakeholders as a whole.

The following table sets forth the Corporation’s cash and cash equivalents and capitalization as of December 31, 2011 (i) on an actual basis and (ii) on a pro forma basis to give effect to the Restructuring and the related use of the net proceeds therefrom as if the completion of the Restructuring occurred on December 31, 2011. See “Unaudited Pro Forma Consolidated Balance Sheet”.

	0000000000	0000000000
	As of December 31, 2011
	Actual	Pro Forma for the Restructuring

	(in millions)
Cash and cash equivalents	$25.1	$10.1
Total long-term debt, including current portion	$842.3	$528.7
Total equity	$(593.6)	$(196.2)
Total capitalization	$248.7	$332.5

Ratios
Debt as a percentage of total capitalization	338.7%	159.0%

DESCRIPTION OF THE PLAN

The following is only a summary of the Restructuring. This summary is qualified in its entirety by the full text of the Plan. For complete details, reference should be made to the Plan, which is attached as Appendix “C” to this Circular.

Purpose of the Plan

The purpose of the Plan is to effect a compromise of Affected Claims to enable the Debtors’ businesses to continue, and to maximize the recovery of the Debtors’ Creditors. Ensuring the continuance of the Debtors’ businesses will significantly benefit all stakeholders, including the Debtors’ many current and former employees, trade suppliers, customers, and the communities in which the Debtors operate. The successful implementation of the Plan will provide greater benefits to all Persons with an economic interest in the Debtors than would result from the bankruptcy of the Debtors, which benefits will have far-reaching positive effects on the economy as a whole.

Effect of the Plan

The Plan is made pursuant and subject to the provisions of the Restructuring and Support Agreement.

On the Effective Date, the Plan will be binding on: (i) each Debtor and all Affected Creditors to the extent of their Affected Claims; and (ii) Catalyst and all Existing Shareholders. The terms “Claim” and “Affected Claim” do not include any obligation of the Debtors to any current employee, former employee, retired employee, pension plan member or beneficiary, or a pension plan administrator, in respect of any registered pension plan, non-registered pension plan, health benefit or any other employment-related or post-retirement entitlement or benefit in effect at the Commencement Date including, without limitation, any pension “bridging” benefits and “top-up” benefits and such obligations shall not be affected by the Plan.

Existing Shareholders shall not receive a distribution under the Plan or otherwise recover anything in respect of their Equity Interests. All existing Equity Interests shall be cancelled and extinguished on the Effective Date. Holders of Unaffected Claims will not be affected, to the extent of their Unaffected Claims, by the compromises set out in the Plan.

Classification of Affected Claims

All Affected Claims are classified into two Voting Classes (i) the First Lien Notes Claims Class; and (ii) the Unsecured Claims Class. The First Lien Notes Claims Class consists of the First Lien Notes Claims. The Unsecured Claims Class consists of both the Unsecured Notes Claims and the General Unsecured Claims.

Treatment of Affected Claims

An Affected Claim shall receive distributions as set forth below only to the extent that such Claim is an Allowed Claim and has not been paid, released, or otherwise satisfied prior to the Effective Date.

First Lien Notes Claims Class

a.

The First Lien Notes Claims shall be Allowed Claims, and for the purposes of distribution shall be in the aggregate principal amount of $384,534,000, comprised of: (i) $280,434,000 on account of the Class A Notes; and (ii) $104,100,000 on account of the Class B Notes, plus the First Lien Notes Unpaid Interest.

b.

On or as soon as reasonably practicable after the Effective Date, the First Lien Notes shall be cancelled, and in full and final satisfaction of and in exchange for all Allowed First Lien Notes Claims,

i.	each Class A Noteholder as of the Effective Date shall receive:

1)	in respect of the principal amount of such holder’s Class A Notes, its pro rata share of:

a.	the New First Lien Notes in the aggregate principal amount of $237,000,000;

b.

8,751,960 New Common Shares (which shall equal 58.3464% of the New Common Shares), subject to dilution only from New Common Shares granted to holders of the Warrants, and any Management Incentive Plan; and

2)

in respect of the accrued and unpaid interest on such holder’s Class A Notes, its pro rata share of the New First Lien Coupon Notes in the aggregate principal amount equal to the First Lien Notes Unpaid Interest in respect of the Class A Notes; and

ii.	each Class B Noteholder as of the Effective Date shall receive:

1)	in respect of the principal amount of such holder’s Class B Notes, its pro rata share of:

a.	the New First Lien Notes in the aggregate principal amount of $88,000,000;

b.

3,248,040 New Common Shares (which shall equal 21.6536% of the New Common Shares), subject to dilution only from New Common Shares granted to holders of the Warrants, and any Management Incentive Plan; and

2)

in respect of the accrued and unpaid interest on such holder’s Class B Notes, its pro rata share of the New First Lien Coupon Notes in the aggregate principal amount equal to the First Lien Notes Unpaid Interest in respect of the Class B Notes.

Unsecured Claims Class

Unsecured Notes Claims

a.	The Unsecured Notes Claims shall be an Allowed Claim, and for the purposes of distribution shall be in the aggregate principal amount of $250,000,000 plus the Unsecured Notes Unpaid Interest.

b.

On or as soon as reasonably practicable after the Effective Date, the Unsecured Notes shall be cancelled and, in full and final satisfaction of and in exchange for all Allowed Unsecured Notes Claims, each Unsecured Noteholder as of the Effective Date shall receive its pro rata share (calculated by reference to the aggregate amount of all Unsecured Notes Claims plus all Allowed General Unsecured Claims) of:

i.	3,000,000 New Common Shares (which shall equal 20% of the New Common Shares), subject to dilution only from New Common Shares granted to holders of the Warrants, and any Management Incentive Plan; and

ii.	the Warrants.

General	Unsecured Claims

a.

On or as soon as reasonably practicable after the Effective Date, in full and final satisfaction of and in exchange for all Allowed General Unsecured Claims, each holder of an Allowed General Unsecured Claim shall receive:

i.	if such holder is a General Unsecured Share Creditor, its pro rata share (calculated by reference to the aggregate amount of all Unsecured Notes Claims plus all Allowed General Unsecured Claims) of:

1)	3,000,000 New Common Shares (which shall equal 20% of the New Common Shares) subject to dilution only from New Common Shares granted to holders of the Warrants, and any Management Incentive Plan; and

2)	the Warrants; or

ii.	if such holder is a General Unsecured Cash Creditor:

1)	such holder’s Convenience Cash Amount (50% of such Creditor’s Allowed Claim for distribution purposes), to an aggregate limit of the Maximum Convenience Claims Pool ($ 2,500,000), or, if applicable;

2)	to the extent that the aggregate of all Convenience Cash Amounts would exceed the Maximum Convenience Claims Pool:

a.	in respect of two (2) times the amount of cash to be received, such holder’s pro rata share of the Maximum Convenience Claims Pool; and

b.

in respect of the balance of such holder’s Allowed Claim, such holder’s pro rata share (calculated by reference to the aggregate amount of all Unsecured Notes Claims plus all Allowed General Unsecured Claims) of the following Plan Securities otherwise allocable to General Unsecured Creditors:

i.	3,000,000 New Common Shares (which shall equal 20% of the New Common Shares subject to dilution only from New Common Shares granted to holders of the Warrants, and any Management Incentive Plan); and

ii.	the Warrants.

If the aggregate of the Convenience Cash Amounts exceeds the Maximum Convenience Claims Pool, General Unsecured Cash Creditors shall receive a portion of their Convenience Cash Amount, calculated by multiplying the Convenience Cash Amount otherwise payable by the ratio of the Maximum Convenience Claims Pool over the aggregate of all Convenience Cash Amounts otherwise payable (which ratio shall hereinafter be referred to as the “Convenience Cash Ratio”), in satisfaction of such portion of their Allowed Claim calculated by multiplying their Allowed Claim by the Convenience Cash Ratio. The remaining unsatisfied amount of each General Unsecured Cash Creditor’s Claim shall be satisfied by distributing to such General Unsecured Cash Creditors their pro rata portion of the New Common Shares and Warrants to be distributed to Unsecured Creditors.

As an example, Creditor A, a General Unsecured Creditor, has a proven claim of $5,000. This constitutes a Convenience Claim under the Plan, and Creditor A’s Convenience Cash Amount would be $2,500, being 50% of their Allowed Claim.

If the Maximum Convenience Claims Pool could only pay 80% of the Convenience Cash Amount otherwise payable, Creditor A would receive $2,000 in cash representing 80% of its otherwise payable Convenience Cash Amount, in satisfaction of 80% of its Allowed Claim ($4,000). Creditor A would then share in the distribution of Plan Securities based on the remaining unsatisfied amount of its Claim of $1,000 ($5,000—$4,000).

New Common Shares that would otherwise have been allocable to General Unsecured Cash Creditors shall not be issued under the Plan. Such non-issuance will result in an adjustment to the number of New Common Shares to be issued and the percentage distribution to Creditors, as more particularly described in the Plan.

Extinguishment of Claims

As of and from the Effective Time and in accordance with the provisions of the Sanction Order, the treatment of Affected Claims under the Plan (including Allowed Claims and Disputed Claims) shall be final and binding on the Debtors and all Affected Creditors (and their respective heirs, executors, administrators, legal personal representatives, successors and assigns) and all Affected Claims shall be released and discharged as against the Debtors and the Debtors shall thereupon be released from all Affected Claims, other than the obligations of the Debtors to make payments in the manner and to the extent provided for in the Plan; provided, however, that such discharge and release shall be without prejudice to the right of a holder of a Disputed Claim to prove such Disputed Claim so that such Disputed Claim becomes an Allowed Claim entitled to receive consideration pursuant to the terms of the Plan.

Sanction Order

The Debtors shall bring a motion seeking the Sanction Order for prompt hearing by the Court and in accordance with the timeline set forth in the Restructuring and Support Agreement.

Conditions of Plan Implementation

The implementation of the Plan is conditional on the satisfaction or waiver (subject to certain exceptions, as more particularly described in the Plan) on or before the Effective Date of the following conditions, in a manner satisfactory to Majority Initial Supporting Noteholders, in consultation with the Initial Supporting Unsecured Noteholders:

a.	since December 31, 2011, there shall have been no Material Adverse Effect except as disclosed in the Information;

b.	the following shall have occurred by the dates set forth below:

i.	the Meetings shall have occurred no later than April 23, 2012;

ii.	the Plan shall have been approved by the Required Majorities of each Voting Class;

iii.	the Sanction Order shall have been obtained no later than April 25, 2012 in accordance with the terms of the Plan;

iv.

Catalyst shall have obtained an Order from the U.S. Court under chapter 15 of the U.S. Bankruptcy Code recognizing that the Sanction Order is in full force and effect in the United States, which Order be satisfactory to the Majority Initial Supporting Noteholders, in consultation with the Initial Supporting Unsecured Noteholders, and shall have become a Final Order; and

v.	the Sanction Order shall have become a Final Order;

or such later date as may be agreed to among the Debtors and the Majority Initial Supporting Noteholders, in consultation with the Initial Supporting Unsecured Noteholders, and in accordance with the Restructuring and Support Agreement;

c.

there shall have been no breach in any material respect by the Debtors of any of the obligations, representations, warranties, or covenants of the Debtors set forth in the Restructuring and Support Agreement;

d.

the New First Lien Notes Security shall have been executed and delivered, together with standard supporting authorizing documents, and legal opinions from counsel to the applicable Catalyst Companies, in form and content reasonably satisfactory to the Majority Initial Supporting Noteholders and the First Lien Notes Indenture Trustee, and registrations to perfect the liens created thereunder shall have been completed with the priority contemplated by the New First Lien Notes Indenture;

e.

Catalyst shall have entered into agreements with respect to the New ABL Facility and Exit Facility, if any, which agreements shall be satisfactory to the Majority Initial Supporting Noteholders, in consultation with the Initial Supporting Unsecured Noteholders, and an intercreditor agreement entered into between the New ABL Facility Lender and the First Lien Noteholders or the First Lien Notes Indenture Trustee satisfactory to the Majority Initial Supporting Noteholders, subject to section 5.2 of the Plan;

f.

all amounts owing by Catalyst pursuant to or in respect of the ABL Facility Claims (including by payment into escrow with the Monitor of any such amounts disputed as owing) shall have been paid in full in cash and the discharge on or before implementation of all security with respect thereto;

g.

the New First Lien Notes Indenture, New First Lien Notes Security, Warrant Agreement, and all related agreements and other documents necessary to consummate the Plan shall have become effective, subject only to implementation of the Plan;

h.

all agreements and other documents and other instruments relating to the Plan shall be in form and content satisfactory to the Majority Initial Supporting Noteholders, in consultation with the Initial Supporting Unsecured Noteholders, as applicable and as set forth in the Restructuring and Support Agreement;

i.

any applicable governmental, regulatory and judicial consents or orders, and other similar consents and approvals, and all filings with all governmental authorities, securities commissions and other regulatory authorities having jurisdiction, in each case to the effect necessary for the completion of the transactions contemplated by the Plan or any aspect thereof, shall have been made, obtained or received and are not subject to any reversal or stay;

j.	reorganized Catalyst shall be a reporting issuer in certain provinces of Canada;

k.

the Debtors shall have taken all necessary corporate actions and proceedings in connection with the Plan, including the execution and filing of any articles of amendment or reorganization or other document to implement the Plan, which shall be in form and substance satisfactory to the Majority Initial Supporting Noteholders, in consultation with the Initial Supporting Unsecured Noteholders;

l.	all agreements and documents necessary to implement and give effect to the Plan shall have been executed and delivered by all relevant Persons;

m.

all steps, conditions and documents necessary for the implementation of the Plan (including without limitation those set forth in this summary) are capable of being implemented on or before the Effective Date;

n.	no action shall have been instituted and be continuing on the Effective Date for an injunction to restrain, a declaratory judgement in respect of, or damages on account of, or relating to, the Plan;

o.

the PPWC and CEP shall have ratified the New Labour Contracts and such New Labour Contracts shall not have been objected to by the Majority Initial Supporting Noteholders, in consultation with the Initial Supporting Unsecured Noteholders, in accordance with the terms of the Restructuring and Support Agreement;

p.

the letters of credit posted as collateral for the KERP shall have been cancelled in exchange for the KERP Charge, and all cash collateral with respect thereto returned to Catalyst. In addition, the KERP shall have been modified and a Court Order obtained approving the same as follows:

Solely with respect to the “Tier I” and “Tier II” beneficiaries of the KERP (as identified in the KERP), the retention payments scheduled under the KERP shall be made as follows:

i.	45% (or $1.9 million) to be paid on December 31, 2012;

ii.	25% (or $1 million) to be paid on December 31, 2013; and

iii.	30% (or $1.3 million) to be paid in equal percentage as the percentage amortization of the New First Lien Coupon Notes;

or in another manner acceptable to the Majority Initial Supporting Noteholders, in consultation with the Initial Supporting Unsecured Noteholders; and

q.	the Restructuring Expenses incurred through and including the Effective Date shall have been paid in full or otherwise satisfied or arranged.

Waiver of Conditions

Any condition precedent set forth in Section 5.1 of the Plan, other than any statutory requirements regarding the voting, approval and sanctioning of the Plan pursuant to the provisions of the CCAA may only be waived by the Debtors with the written consent of the Majority Initial Supporting Noteholders, in consultation with the Initial Supporting Unsecured Noteholders, and, to the extent that any such waiver implicates any right or duty of the First Lien Notes Indenture Trustee under the First Lien Notes Indenture or the Unsecured Notes Indenture Trustee under the Unsecured Notes Indenture, the applicable Indenture Trustee.

Monitor’s Certificate

Upon being advised in writing by counsel for the Debtors and counsel for the Initial Supporting Noteholders that the conditions precedent set forth in Section 5.1 of the Plan have been satisfied or waived in accordance with the terms of the Plan and that the Plan is capable of being implemented, the Monitor shall file with the Court a certificate stating that all conditions precedent of the Plan have been satisfied or waived in accordance with the Plan and that the Plan is capable of being implemented promptly thereafter.

Delivery and Allocation Procedures

Delivery and Allocation of Plan Securities

Delivery of certificates representing the Plan Securities to which the Affected Creditors are entitled under the Plan shall be made on or before the third (3rd) Business Day following the Effective Date.

The First Lien Notes and the Unsecured Notes are held by DTC. The delivery of interests in Plan Securities in exchange for First Lien Notes or Unsecured Notes, as the case may be, will be made through the facilities of DTC to DTC participants, who, in turn will make delivery of interests in such Plan Securities to the beneficial holders of such First Lien Notes or Unsecured Notes pursuant to standing instructions and customary practices. The Debtors and the Indenture Trustees will have no liability or obligation in respect of any deliveries from DTC, or its nominee, to DTC participants or to beneficial holders.

The delivery of interests in Plan Securities to General Unsecured Creditors in accordance with the terms of the Plan will be made by mailing physical certificates to such General Unsecured Creditors by pre-paid ordinary mail to the address specified in such Creditor’s Claims Amount Notice (as such term is defined in the Claims Procedure Order) or Proof of Claim.

Delivery of Cash Consideration

Subject to the Disputed Claims Reserve to be held by the Monitor in escrow, on the Initial Distribution Date and each subsequent Distribution Date, the Monitor shall distribute to each General Unsecured Cash Creditor with an Allowed General Unsecured Claim, such Creditor’s Convenience Cash Amount (or its pro rata share of the Maximum Convenience Claims Pool in the event that the aggregated amount of all Convenience Cash Amounts exceeds the Maximum Convenience Claims Pool) by way of cheque sent by prepaid ordinary mail to the address specified in such Creditor’s Claims Amount Notice (as such term is defined in the Claims Procedure Order) or Proof of Claim.

Initial Board of Directors of Reorganized Catalyst

On the Effective Date:

a.	the initial board of directors of reorganized Catalyst shall be composed of seven members;

b.

five members of the initial board, designated by the Majority Initial Supporting Noteholders not less than ten days prior to the Effective Date, shall be deemed to be appointed as directors of reorganized Catalyst;

c.

one member of the initial board, designated by the Initial Supporting Unsecured Noteholders not less than ten days prior to the Effective Date, shall be deemed to be appointed as a director of reorganized Catalyst;

d.	the Chief Executive Officer shall be deemed to be appointed as a director of reorganized Catalyst; and

e.	reorganized Catalyst shall be a reporting issuer in certain provinces of Canada.

Tax Election

An Eligible Holder who is receiving New Common Shares shall be entitled to make an income tax election pursuant to subsection 85(1) of the ITA or, if the holder is a partnership, subsection 85(2) of the ITA (and in each case, where applicable, the analogous provisions of provincial income tax law) with respect to the transfer of such holder’s First Lien Notes or Unsecured Notes to Catalyst at the amount determined by such Eligible Holder, subject to the limitations set out in subsection 85(1) of the ITA (or any applicable tax legislation). Any Eligible Holder that wishes to make an income tax election pursuant to the foregoing should contact Pat Sakai at Catalyst Paper Corporation, 2nd Floor, 3600 Lysander Lane, Richmond, British Columbia, Canada V7B 1C3, telephone: 604-247-4400 forthwith following the Effective Date.

CCAA Proceedings

Initial Order

On January 31, 2012, the Catalyst Companies filed for protection under the CCAA and the Initial Order was granted by the Court. The Initial Order imposed a general stay of proceedings against the Catalyst Companies preventing Creditors and certain other parties from exercising any rights to recover amounts owing to them as of January 31, 2012 or to exercise any other rights that could arise as a result of the commencement of the CCAA Proceedings. A copy of the Initial Order can be obtained from the Website. The Initial Order was subsequently amended on February 3, February 6, February 7, February 14, February 23, March 8, and March 9, 2012 (the “Amended and Restated Initial Order”).

Among other things, the Amended and Restated Initial Order:

(a)

authorized the Catalyst Companies to (i) pay outstanding and future employee wages, salaries and employee benefits, employee related obligations and employee incurred expenses (other than severance); (ii) pay the fees and disbursements of any employees, consultants, agents, experts, accountants, counsel and such other persons retained or employed by the Catalyst Companies in connection with the CCAA Proceedings; (iii) pay, with the consent of the Monitor, certain de minimus and secured pre-filing obligations; (iv) pay or remit outstanding amounts for sales taxes, certain amounts due to any governmental authorities, and employee source deductions; and (v) pay future expenses and capital expenditures reasonably necessary to carry on the operations of the Catalyst Companies;

(b)

authorized the Catalyst Companies to make payments or otherwise satisfy their obligations to certain creditors, certain suppliers, employees and other persons whether incurred prior to or after the Commencement Date;

(c)	authorized the Catalyst Companies to repay amounts under the ABL Facility;

(d)

authorized the Catalyst Companies, subject to the CCAA and other restrictions, to cease or downsize operations, sell redundant or non-material assets in an amount not exceeding $500,000 in any one transaction or $2,000,000 in the aggregate, terminate the employment of or temporarily lay off employees, abandon leases, terminate arrangements or agreements with Persons deemed appropriate by them, pursue refinancings of their businesses or properties, and assign the Corporation’s head office lease to a related party;

(e)

appointed the Monitor to, among other things, monitor the receipts and disbursements of the Catalyst Companies, to report to the Court from time to time on matters that may be relevant to the CCAA Proceedings and to assist the Catalyst Companies in various matters relating to the CCAA Proceedings; and

(f)

authorized and empowered the Catalyst Companies to obtain and borrow under the DIP Facility from the DIP Lender, up to a maximum of $175 million, in order to finance the Catalyst Companies’ working capital requirements and other general corporate purposes.

In addition, the Amended and Restated Initial Order created a number of new charges against substantially all of the current and future assets of the Catalyst Companies that rank in priority to certain other security interests, trusts, liens, charges and encumbrances. These charges, include (i) an administration charge to secure amounts owing to the Monitor and certain restructuring and financial advisors, up to a maximum of $1,500,000 (the “Administrative Charge”); (ii) a directors and officers’ charge to secure the indemnity created under the Initial Order in favour of the directors and officers of the Catalyst Companies, up to a maximum of $28,600,000 (the “D&O Charge”) (iii) a DIP charge to the extent of any obligations outstanding under the DIP Facility (the “DIP Charge”); (iv) a financial advisor charge securing certain amounts to be paid to the Company’s financial advisor (the “Financial Advisor Charge”); (v) the key employee retention program charge to replace letters of credit securing the key employee retention plan, up to a maximum of $8,000,000 (the “KERP Charge”); and (vi) charges securing 130% of the amounts of credit extended by sixteen trade creditors declared by the Court to be “critical suppliers” (the “Critical Suppliers Charges”). These new charges rank in relation to the security in connection with certain obligations to the First Lien Noteholders (the “First Lien Notes Security”) and in connection with the ABL Facility (the “ABL Facility Security”).

The new charges rank in the following priority on what is referred to in the Amended and Restated Initial Order as the DIP First Lien Collateral:

(i)	the Administration Charge;

(ii)	the DIP Charge;

(iii)	the ABL Facility Security;

(iv)	the Critical Suppliers Charges, ranking pari passu with each other;

(v)	the D&O Charges; and

(vi)	the First Lien Notes Security.

The new charges rank in the following priority on what is referred to in the Amended and Restated Initial Order as the Excluded Assets:

(i)	the Administration Charge;

(ii)	the DIP Charge;

(iii)	the ABL Facility Security;

(iv)	the Critical Suppliers Charges, ranking pari passu with each other; and

(v)	the D&O Charges.

The new charges rank in the following priority on what is referred to by the Court as the Notes First Lien Collateral:

(i)	the Administration Charge;

(ii)	the Critical Suppliers Charges, ranking pari passu with each other;

(iii)	the KERP Charge

(iv)	the D&O Charge;

(v)	the Financial Advisor Charge;

(vi)	the First Lien Notes Security;

(vii)	the DIP Charges; and

(viii)	the ABL Facility Security.

The stay of proceedings provided for in the Amended and Restated Initial Order generally precludes parties from taking any action against the Catalyst Companies for breach of contractual or other obligations. The purpose of the stay is to provide the Catalyst Companies with the opportunity to stabilize operations and business relationships with customers, vendors, employees and creditors and to allow the Catalyst Companies to implement an orderly restructuring while continuing its day-to-day operations. The initial stay period was scheduled to terminate on February 14, 2012 (which was extended to April 30, 2012) and may be extended by further Order of the Court.

U.S. Filings

In order to obtain the assistance of the U.S. Court in effectuating the Restructuring and to ensure enforcement of the relief granted in the CBCA Proceeding, on January 17, 2012, the Catalyst Companies commenced proceedings (collectively, the “U.S. Proceeding”) under chapter 15 of title 11 of the United States Code (the “U.S. Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “U.S. Court”). The Catalyst Companies initially obtained provisional relief from the U.S. Court on January 19, 2012, including, among other things, a stay of proceedings and a prohibition against acceleration or termination of contractual obligations triggered by the CBCA Proceeding or the U.S. Proceeding, pending formal recognition of the CBCA Proceeding.

Following the abandonment of the CBCA Proceeding and the commencement of the CCAA Proceedings, on January 31, 2012 the Catalyst Companies amended their pending chapter 15 petitions in the U.S. Court to request recognition of the CCAA Proceedings. On February 1, 2012, the U.S. Court extended the provisional relief to the CCAA Proceedings and granted, among other things, a stay of proceedings and a prohibition against acceleration or termination of contractual obligations triggered by the CCAA Proceedings or the U.S. Proceeding.

Subsequently, the U.S. Court issued an order on February 8, 2012 enforcing certain orders issued by the Court and granting related relief in connection with the DIP Facility. The U.S. Court granted enforcement of the DIP charges and priorities (detailed above) on a provisional basis, pending final recognition of the CCAA Proceedings, and authorized the Catalyst Companies to perform their obligations under the DIP loan documents. The U.S. Court also allowed the DIP Lender to exercise its remedies in the event of a default under the DIP loan documents, after providing notice to the Catalyst Companies and other parties in interest.

Final recognition of the CCAA Proceedings was granted by the U.S. Court on March 5, 2012. As part of the relief granted upon final recognition, all previously extended provisional relief, including relief extended in connection with the DIP Facility, was granted on a final basis.

The Catalyst Companies intend to request the continued assistance of the U.S. Court as necessary or appropriate to enforce further orders that may be entered in the CCAA Proceedings to effectuate the Restructuring, including, but not limited to, the Sanction Order and, if applicable, any additional orders entered in connection with a sales process under the CCAA.

Claims Procedure Order

On March 22, 2012, the Catalyst Companies obtained the Claims Procedure Order, which provides for, among other things, the establishment of a claims procedure for the identification, quantification and determination of certain claims against the Catalyst Companies. The Claims Procedure Order is attached as Appendix “D” to this Circular.

Meetings Order

On March 22, 2012, the Court also granted the Meetings Order authorizing the Catalyst Companies to call the Meetings and establishing procedures for the vote in respect of the Plan. The Meetings Order authorizes the Catalyst Companies to call meetings of the Affected Creditors on April 23, 2012. The Meetings Order also establishes, among other things, procedures for proxies and voting. The Meetings Order is attached as Appendix “E” to this Circular.

DIP Facility

The Initial Order approved the DIP Facility and on February 3, 2012, the DIP Credit Agreement was entered into by the Corporation, as debtor and debtor-in-possession, the other Catalyst Companies, as debtors and debtors-in-possession, and the DIP Lender, as lender and arranger and administrative agent for the lenders. The DIP Lender will not be affected by the Plan filed by the Catalyst Companies under the CCAA.

As at March 12, 2012, the Corporation’s DIP Facility provided for a $175.0 million credit facility with the DIP Lender. The purpose of this facility is to provide liquidity for working capital, continuation of the business, general corporate purposes and preservation of Corporation’s property through the effective date of the Plan. The amount available for borrowing at any time under the facility is the lesser of three separate calculations, each of which fluctuates based on different criteria, including a borrowing base formula derived from the value of certain of the Corporation’s finished goods inventory and accounts receivable, the budget prepared in connection with the DIP Facility and various reserves and administrative charges. The amount the Corporation is able to borrow under the DIP Facility therefore fluctuates from time to time.

Borrowings under the DIP Facility are secured by a lien on substantially all of the Corporation’s assets, which lien is prior to all other liens on certain of the Company’s assets (with certain limited exceptions). In addition, certain of the Corporation’s subsidiaries have agreed to irrevocably and unconditionally guarantee: (a) the due and punctual payment of all borrowings, including interest, when due and payable and (b) the fulfillment of and compliance with all terms, conditions and covenants under the DIP Facility.

Amounts drawn under the DIP Facility can be repaid at any time. Amounts repaid under the DIP Facility may be re-borrowed, provided the Corporation has amounts available under the DIP Facility, as discussed above.

As a condition to borrowing under the DIP Facility the Corporation must have control agreements in place over a substantial portion of its deposit accounts. These control agreements instruct the banks to, on a daily basis, sweep the money from the deposit accounts into the account of the DIP Lender for application to the Corporation’s obligations under the ABL Facility until such time as all such obligations have been satisfied.

Utilization of the DIP Facility is subject to a borrowing base formula based on the value of certain finished goods inventory and accounts receivable as well as certain restrictive covenants pertaining to operations and the maintenance of minimum levels of fixed charge coverage ratios. While the Corporation expects to be able to comply with the fixed charge coverage covenants through the effective date of the Plan, it is possible that the Corporation may not be able to comply with the financial covenants. The Corporation could then lose its ability to borrow under the DIP Facility, and the DIP Lender would then have the right to declare all obligations under the DIP Facility immediately due and payable.

The DIP Facility will be repaid and terminated upon the effective date of the Plan.

CCAA Extension Order

On February 14, 2012, the Catalyst Companies were granted an Order by the Court that, among other things, extended all relief granted in the Initial Order, including the stay of proceedings, to April 30, 2012.

Employee Benefit Matters

Prior to commencing the CCAA Process, the Corporation had adopted a key employee retention program (the “KERP”) to provide cash incentives for designated key employees (the “KERP Participants”) to remain in their current employment through the Restructuring and the critical period immediately after implementation of the Plan. The KERP consists of a series of individual agreements with designated KERP Participants. KERP Participants were identified and selected because their continued contribution has been deemed to be critical to the success of the Restructuring and the Corporation generally.

Under the KERP, each participant will be eligible to receive certain cash incentive awards if they remain with the Company (the “Retention Amount”). If the KERP Participant is terminated in connection with or in contemplation of a change in control of the Company, the KERP Participant will receive a cash payment (the “CIC Amount”). KERP payments under the Retention Amount are calculated as a percentage of each KERP Participant’s base salary. The CIC Amounts are calculated as a percentage of each KERP Participant’s base salary and other mechanisms of remuneration. It is a condition precedent to the implementation of the Plan that certain changes be made to the Retention Agreement payment schedule for certain KERP Participants. See “Description of the Plan”.

Status of Claims Process

On March 22, 2012, the Claims Procedure Order was issued authorizing the Catalyst Companies to conduct a process of calling for and determining the Claims of the Affected Creditors. Under the terms of the Claims Procedure Order, April 18, 2012 is the applicable Claims Bar Date for filing Claims for voting purposes or distribution purposes. The Monitor will assist the Catalyst Companies in their conduct of the claims process pursuant to the Claims Procedure Order.

Court Approval and Completion of the Plan

The Plan requires approval by the Court. Prior to the delivery of this Circular, Catalyst obtained the Meetings Order and Claims Procedure Order providing for the calling and holding of the Meetings and other procedural matters. A copy of the Claims Procedure Order and Meetings Order are attached hereto as Appendix “D” and Appendix “E”, respectively.

Following the Meetings, the Corporation intends to apply to the Court for the Sanction Order. The hearing in respect of the Sanction Order is scheduled to take place on April 25, 2012 at 9:45 a.m. (Vancouver time) or soon thereafter at the Vancouver Courthouse, located at 800 Smithe Street, Vancouver, British Columbia, Canada. The Catalyst Companies may apply at that time to have the Court order that Unsecured Creditors that did not vote (or were not deemed to have voted in accordance with the foregoing) be deemed to have voted in favour of the Unsecured Creditors’ Resolution. At the hearing, any Affected Creditor who wishes to participate, or to be represented, or to present evidence or argument, may do so, subject to filing with the Court and serving upon the solicitors for the Corporation, and such other notice parties as may be required pursuant to the Meetings Order, a Response to Application and satisfying any other requirements of the Court as provided in the Sanction Order or otherwise. At the hearing for the Sanction Order, the Court will consider, among other things, the fairness of the terms and conditions of the Plan to the Affected Creditors. Prior to the hearing on the Sanction Order, the Court will be informed that the Plan Securities will be issued in reliance upon the exemption from registration under the 1933 Act provided by Section 3(a)(10) thereunder and applicable Canadian securities law exemptions, upon the Court’s approval of the Plan.

The Court may approve the Plan in any manner the Court may direct, subject to compliance with such terms and conditions, if any, as the Court deems fit.

Under the Sales Order, in the event that Catalyst does not obtain the Required Majorities of votes in favour of the Restructuring Resolutions at the Meetings, including any deemed votes, or the Sanction Order is not obtained by April 25, 2012, Catalyst is obligated to commence a sales process under the CCAA within two Business Days in accordance with the sale and investor solicitation procedures set out in the Restructuring and Support Agreement and approved by the Court. See “SISP Process”.

Calculations

All amounts of consideration to be received pursuant to the Plan will be calculated to the nearest U.S. cent (US$0.01). All calculations and determinations made by Catalyst for the purpose of and in accordance with the Plan, including, without limitation, the allocation of the consideration, shall be conclusive, final and binding upon the Affected Creditors.

RESTRUCTURING AND SUPPORT AGREEMENT

As of the date hereof, Unsecured Noteholders holding approximately 20.39% (or $50,963,000) of the Unsecured Notes and First Lien Noteholders holding approximately 54.4% (or $212,553,000) of the First Lien Notes have agreed pursuant to the Restructuring and Support Agreement to support the Restructuring and to vote in favour of the approval, consent, ratification and adoption of the Restructuring (and any actions required in furtherance thereof), including the Restructuring Resolutions. A copy of the Restructuring and Support Agreement was filed by the Corporation with securities regulatory authorities in Canada and with the SEC, and is available on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

Capitalized terms used in this section but not defined in this Circular have the meanings given to such terms in the Restructuring and Support Agreement.

Commitments of the Consenting Noteholders

As long as the Restructuring and Support Agreement has not been terminated in accordance with the terms thereof, each Consenting Noteholder has agreed to:

(a)

As long as the Restructuring and Support Agreement has not been terminated in accordance with its terms, each Initial Supporting Noteholder and each holder of Unsecured Notes and/or First Lien Notes who executes a Joinder Agreement (such holders, together with the Initial Supporting Noteholders, the “Consenting Noteholders”) agrees, in compliance with the timeframes set forth in the Restructuring and Support Agreement, that it shall, subject to the terms and conditions contained herein:

(i)

on a timely basis, negotiate in good faith all documentation relating to the Transactions, including all solicitation material in respect of the Plan (collectively, the “Solicitation Materials” and together with the Plan, court materials and all other documentation relating to the Transactions, the “Transaction Documents”), which Transaction Documents shall contain provisions consistent in all respects with the Term Sheet and the Restructuring and Support Agreement and shall contain such other provisions as are reasonably satisfactory to the Majority Initial Supporting Noteholders in consultation with the Initial Supporting Unsecured Noteholders, except as otherwise set forth in the Restructuring and Support Agreement;

(ii)

permit all necessary disclosures in the Solicitation Materials of the contents of the Restructuring and Support Agreement, including but not limited to the aggregate principal amount of outstanding First Lien Notes and Unsecured Notes held by the Consenting Noteholders;

(iii)

support the Plan and the transactions contemplated thereby, including without limitation (A) by indicating in court its support for the Transactions and the Plan; (B) by voting its claims (within the meaning of section 101 of the Bankruptcy Code and any comparable provisions of Canadian law, its “Claims”) against the Debtors with respect to the First Lien Notes and Unsecured Notes held by the Consenting Noteholders to accept the Plan by delivering its duly executed and completed ballot accepting such Plan on a timely basis, and in any event within the period for responses specified in the Solicitation Materials, following the commencement of the solicitation and its actual receipt of the applicable Solicitation Materials; and (C) by not changing or withdrawing (or causing to be changed or withdrawn) such favorable vote;

(iv)

as applicable and on the terms thereunder, support the SISP and the entry of the SISP Approval Order, and the transactions consummated thereunder by, among other things, indicating in court its support for the SISP, the SISP Approval Order and the sale by way of credit bid under the SISP; and

(v)

not, directly or indirectly, in any material respect, (A) object to, delay, impede, or take any other action to interfere with confirmation or consummation of the Plan and/or the implementation of the SISP (including any credit bid up to the full amount of the obligations outstanding under the First Lien Notes Indentures by or on behalf of the holders of the First Lien Notes), as applicable, and acceptance or implementation of the Transactions or (B) propose, file, support, solicit or vote for any restructuring, workout, plan of arrangement, or plan of reorganization for the Debtors, other than the Plan and the Transactions.

(b)

Each Consenting Noteholder also agrees that unless the Restructuring and Support Agreement is terminated in accordance with its terms, it will not, directly or indirectly, exercise any right or remedy for the enforcement, collection, acceleration or recovery of any of the First Lien Notes or Unsecured Notes against the Debtors that is materially inconsistent with the Term Sheet and the Restructuring and Support Agreement or instruct the First Lien Notes Indenture Trustee or the Unsecured Notes Indenture Trustee to take any such action with respect to the First Lien Notes or Unsecured Notes, respectively, that is materially inconsistent with the Term Sheet and the Restructuring and Support Agreement; provided, however, that, except as otherwise set forth in the Restructuring and Support Agreement, the foregoing prohibition will not limit any Consenting Noteholders’ rights under any applicable indenture, credit agreement, other loan document, and/or applicable law to: (i) terminate or close out any swap agreement, repurchase agreement, or similar transaction with the Debtors to the extent the underlying agreement permits such termination or close-out, (ii) appear and participate as a party in interest in any matter to be adjudicated in any case under the Bankruptcy Code or CCAA, as applicable, concerning the Debtors, so long as such appearance and the positions advocated in connection therewith are not materially inconsistent with the Plan, the Restructuring and Support Agreement and such Consenting Noteholder’s obligations thereunder, or (iii) submit a credit bid as contemplated in Section 3.2(a)(ii)(C)(1) of the Restructuring and Support Agreement.

Covenants and Consents of the Corporation and the Subsidiaries

As long as the Restructuring and Support Agreement has not been terminated in accordance with the terms thereof, the Corporation has agreed to:

(a)	support and complete the Restructuring embodied in the Term Sheet and the Restructuring and Support Agreement;

(b)

do all things necessary and appropriate in furtherance of the Restructuring embodied in the Term Sheet and Restructuring and Support Agreement, including using commercially reasonable efforts to achieve the timelines outlined in Section 3.2(a)(ii) of the Restructuring and Support Agreement;

(c)	take all steps necessary or desirable to cause the Effective Date of the Plan to occur within the timeframes contemplated in the Restructuring and Support Agreement;

(d)

cooperate and work in good faith with Akin Gump, FMC and Goodmans in connection with the implementation of the Transactions and to prepare or cause the preparation of the Solicitation Materials, the Plan, the Meetings Order, the Claims Procedure Order, the SISP, the SISP Application, the SISP Approval Order, and all related materials and provide draft copies of such documents to Akin Gump, FMC and Goodmans, within a reasonable amount of time prior to the filing of such materials;

(e)

provide regular, periodic updates to counsel for the Initial Supporting Noteholders, counsel to Initial Supporting Unsecured Noteholders, and any Initial Supporting Noteholder or Initial Supporting Unsecured Noteholder subject to a confidentiality agreement at the time of such update regarding the Debtors’ business operations and assets and relations between the Debtors and their labor unions, as well as notice of and complete details regarding, as soon as practicable, but in any event within twenty-four (24) hours following the occurrence of, any event, fact or occurrence which could reasonably be expected to have a significant effect on the Debtors’ business and assets and/or the implementation of the Transactions including, without limitation, significant changes in the Debtors’ financial condition including their cash position and trade terms required by the Debtors’ vendors and suppliers, any default or event of default under the Debtors’ DIP loan facility, efforts to seek approval of new labor agreements with the Debtors’ labor unions and any significant events in the Debtors’ CCAA proceedings;

(f)

use commercially reasonable efforts (including recommending to holders of the First Lien Notes and holders of the Unsecured Notes that they vote to approve the Plan) to achieve the timelines in Section 3.2(a)(ii)(B) or, as applicable, Section 3.2(a)(ii)(C) of the Restructuring and Support Agreement;

(g)	obtain any and all required regulatory and/or third-party approvals for the Transactions embodied in the Term Sheet and the Restructuring and Support Agreement;

(h)

pursue, support and use commercially reasonable efforts to complete the Transactions in good faith, and use commercially reasonable efforts to do all things that are reasonably necessary and appropriate in furtherance of, and to consummate and make effective, the Transactions, including, without limitation, using commercially reasonable efforts to satisfy the conditions precedent set forth in the Restructuring and Support Agreement;

(i)

upon the request of the Majority Initial Supporting Noteholders, in consultation with the Initial Supporting Unsecured Noteholders, seek the appointment of a Chief Restructuring Officer acceptable, including terms of engagement, to the Majority Initial Supporting Noteholders and the Debtors, in consultation with the Initial Supporting Unsecured Noteholders;

(j)

not take any action that is materially inconsistent with, or is intended or is likely to interfere with consummation of, the restructuring or sale process, as applicable, and the Transactions embodied in the Term Sheet and the Restructuring and Support Agreement;

(k)

regardless of whether the Transactions are consummated, the Debtors shall promptly pay any and all documented and reasonable accrued and unpaid out-of-pocket expenses incurred by the Initial Supporting Noteholders in connection with the negotiation, documentation, and consummation of the Restructuring and Support Agreement, the Term Sheet, the Solicitation Materials, and all other documents related to the Plan and the Transactions. In addition, the Debtors shall pay all reasonable and documented fees and expenses of (i) Akin Gump, FMC, Moelis & Company, Goodmans, Houlihan Lokey Capital, Inc. and Kramer Levin Naftalis & Frankel LLP, in each case in accordance with applicable engagement letters in existence on the date hereof, including, with respect to Houlihan Lokey Capital, Inc., the Deferred Fee set out in section 2(ii)(A) of the engagement letter with Houlihan Lokey Capital, Inc., and (ii) local counsel retained by each of the Steering Group and the Initial Supporting Unsecured Noteholders, in each case in accordance with applicable engagement letters entered into with CPC (provided that the Consenting Noteholders hereby acknowledge and agree that the Debtors shall not be liable for the fees and expenses of more than one local counsel in any single jurisdiction for each of (x) the steering group of holders of First Lien Notes (the “Steering Group”) and (y) the Initial Supporting Unsecured Noteholders, collectively; and

(l)	not institute or agree to any material increase in their pension obligations.

Consent and Consultation Rights

The Restructuring and Support Agreement contains the following consent and consultation rights in respect of certain aspects of the Restructuring:

(a)

The following shall be acceptable to the Majority Initial Supporting Noteholders and Initial Supporting Unsecured Noteholders: (1) the terms of the Warrant Agreement; and (2) any aspects of the Plan that may be materially inconsistent with the Term Sheet.

(b)

The following shall be acceptable to the Majority Initial Supporting Noteholders, in consultation with the Initial Supporting Unsecured Noteholders: (A) the exit facility, to the extent necessary; (B) the treatment of unexpired leases and executory contracts; (C) the securities exchange on which the New Common Stock and the New Warrants shall be listed; (D) the corporate governance documents of reorganized CPC and the reorganized Debtor subsidiaries; (E) the Transaction Documents; and (F) the Meetings Order, the SISP Approval Order, the Claims Procedure Order and the Sanction Order.

(c)

The Debtors’ new labor contracts and/or collective bargaining agreements shall not be objected to by the Majority Initial Supporting Noteholders, in consultation with the Initial Supporting Unsecured Noteholders; provided, however, that the Debtors shall provide the Initial Supporting Noteholders with not less than three business days from the date on which all relevant materials pertaining to the new labor agreements are provided to counsel to the Initial Supporting Noteholders to determine whether to object to such new labor agreements. All relevant materials pertaining to the new labor agreements shall also be provided to counsel for the Initial Supporting Unsecured Noteholders.

Termination

Consenting Noteholders’ Termination Events

The Restructuring and Support Agreement will automatically terminate and, except as otherwise provided therein, all obligations of the parties will immediately terminate upon the occurrence and continuation of any of the following events:

(a)	in connection with a CCAA proceeding with respect to the Plan:

(i)	failure of the Debtors to file the Plan by March 16, 2012;

(ii)	failure of the Debtors to set the Record Date as a date on or before March 16, 2012;

(iii)	failure of the Debtors to obtain the Meetings Order and the Claims Procedure Order by March 22, 2012;

(iv)	failure of the Debtors to hold the Voting Meetings by April 23, 2012;

(v)	failure of the Debtors to obtain the Sanction Order by April 25, 2012 (the “Sanction Order Date”); and

(vi)	failure of the Plan to become effective within 21 days of the Sanction Order Date (the “Outside Date”);

(b)	in connection with a CCAA proceeding with respect to the SISP:

(i)	failure of the Debtors to file the SISP Application for approval of the SISP on or before March 16, 2012;

(ii)	failure of the Debtors to obtain the SISP Approval Order by March 22, 2012;

(iii)

failure of the Debtors to implement the SISP in accordance with its terms within two business days of a Plan Failure or, as may be necessary, the Monitor to implement the SISP within one business day of the Debtors’ failure to implement the SISP; and

(iv)	failure to meet the deadlines set forth in the SISP;

(c)

in connection with the US Cases, entry of any order which stays, reverses or otherwise modifies the Order Granting Final Relief for Recognition of a Foreign Main Proceeding Pursuant to 11 U.S.C. §§ 105(a), 1517, 1519, 1520, and 1521 (the “Recognition Order”) or any other order made by the US Bankruptcy Court that, in each case, adversely affects the Consenting Noteholders’ rights, remedies, interests, charges, priorities, benefits or protections under the Recognition Order or any other Order made in the US Cases;

(d)

upon failure of the Pulp, Paper and Woodworkers Union of Canada and the Communications, Energy and Paperworkers Union of Canada (the “Unions”) to ratify new labor agreements in respect of the Debtors’ various mills in British Columbia, Canada by the Outside Date; provided, however, that if the termination right contemplated by Section 6.1(c) of the Restructuring and Support Agreement is exercisable but the Majority Initial Supporting Noteholders elect not to exercise such right and the SISP is implemented, any purchase or similar agreement proposed in connection with a credit bid on behalf of the holders of First Lien Notes may include ratification of new labor agreements by the Unions as a condition to closing;

(e)

the breach in any material respect by the Debtors of any of the obligations, representations, warranties, or covenants of the Debtors set forth in the Restructuring and Support Agreement; provided, however, that the Majority Initial Supporting Noteholders shall transmit a notice to the Debtors, Akin Gump and Goodmans, as applicable, detailing any such breach, and the Debtors shall have five business days after receiving such notice to cure any breach;

(f)

the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling or order enjoining the consummation of a material portion of the Transactions; provided, however, that the Debtors shall have five business days after receiving such notice to cure any breach;

(g)

if the CCAA proceedings of the Debtors are dismissed, terminated, stayed, modified, or converted to a proceeding under the Bankruptcy and Insolvency Act (Canada) or Winding-Up and Restructuring Act (Canada), in each case unless such conversion, dismissal, termination, stay, or modification, as applicable, is made with the prior written consent of the Majority Initial Supporting Noteholders;

(h)

the appointment of a trustee, receiver, or examiner with expanded powers in one or more of the US Cases or a receiver, interim receiver, receiver and manager, trustee in bankruptcy, liquidator, or administrator is appointed in the CCAA proceedings or any other proceedings against the Debtors unless such appointment is made with the prior written consent of the Majority Initial Supporting Noteholders;

(i)

the amendment, modification, or filing of a pleading by the Debtors seeking to amend, modify or withdraw the Plan, Solicitation Materials, the SISP, or any documents related to the foregoing, including motions, notices, exhibits, appendices, and orders, in a manner not reasonably acceptable to the Majority Initial Supporting Noteholders and the Initial Supporting Unsecured Noteholders;

(j)

the Debtors file any motion or pleading with the US Court or the Canadian Court that is not consistent in any material respect with the Restructuring and Support Agreement or the Term Sheet and such motion or pleading has not been withdrawn prior to the earlier of (i) three business days of the Debtors receiving written notice in accordance with Section 8.10(a) of the Restructuring and Support Agreement from the Majority Initial Supporting Noteholders that such motion or pleading is inconsistent with the Restructuring and Support Agreement or the Term Sheet and (ii) entry of an order of the US Court or the Canadian Court, as applicable, approving such motion; or

(k)	the entry of any order by the US Court or the Canadian Court that is inconsistent in any material respect with the Restructuring and Support Agreement or the Term Sheet.

Notwithstanding any provision in the Restructuring and Support Agreement to the contrary, upon the written consent of the Majority Initial Supporting Noteholders, in consultation with the Initial Supporting Unsecured Noteholders, (i) the dates set forth in Section 6.1 of the Restructuring and Support Agreement may be extended and such later dates agreed to in lieu thereof shall be of the same force and effect as the dates provided herein; provided, however, that the Outside Date may not be extended in excess of 60 days, without the written consent of each Party, and (ii) any of the other termination events identified in Section 6.1 of the Restructuring and Support Agreement may be waived.

Debtors’ Termination Events

The Debtors may terminate the Restructuring and Support Agreement upon the occurrence of any of the following events:

(a)

the breach in any material respect by any of the Consenting Noteholders of any of the material representations, warranties, or covenants of such Consenting Noteholders set forth in the Restructuring and Support Agreement; provided, however, that the Debtors shall transmit a notice to the Consenting Noteholders detailing any such breach, and the Consenting Noteholders shall have five business days after receiving such notice to cure any breach;

(b)

the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling or order enjoining the consummation of a material portion of the Transactions; or

(c)

in order to allow the Debtors to enter into an agreement with respect to a transaction other than the Transactions (an “Other Transaction”), provided that such termination right may not be exercised unless:

(i)

the Corporation’s board of directors has determined in good faith and based on the advice of outside legal counsel that continued performance under the Restructuring and Support Agreement would be inconsistent with the exercise of applicable fiduciary duties imposed on the Corporation’s board of directors by law; and

(ii)

the Other Transaction provides for the repayment in full in cash of the principal amount of the First Lien Notes, all accrued and unpaid interest thereon and all other obligations owing with respect to the First Lien Notes.

Mutual Termination

The Restructuring and Support Agreement may be terminated by mutual agreement among the Debtors and the Majority Initial Supporting Noteholders, in consultation with the Initial Supporting Unsecured Noteholders.

Transfer of Notes

Until the Restructuring and Support Agreement is terminated in accordance with its terms, Consenting Noteholders may not transfer any of their Notes unless (a) the transferee is a Consenting Noteholder or (b) the transferee delivers an executed Joinder Agreement to Catalyst and counsel to the Initial Supporting Noteholders prior to such transfer.

Acquisition of additional Notes by a Consenting Noteholder

Within two Business Days of acquiring any additional Notes, a Consenting Noteholder must disclose such acquisition in writing to Catalyst, including the principal amount of Notes acquired. Such additional Notes will be subject to all of the terms of the Restructuring and Support Agreement, including the Consenting Noteholders’ covenant to vote such Notes in favour of the Restructuring Resolutions.

Appointment of new Board of Directors

Pursuant to the Restructuring and Support Agreement the initial board of directors of reorganized Catalyst shall be comprised of seven members. Five members of the initial board shall be designated by the Majority Initial Supporting Noteholders, one member of the initial board shall be designated by the Initial Supporting Unsecured Noteholders and one member of the initial board shall be the CEO. See “Catalyst After the Restructuring — New Board of Directors”.

Initial Management of Reorganized Catalyst

The senior management team upon and immediately following the consummation of the Plan shall be the same as the senior management team immediately prior to consummation.

Key Employee Retention Plan

The letters of credit posted as collateral for the Corporation’s KERP shall be cancelled, and all cash collateral with respect thereto returned to the Corporation.

Solely with respect to the “Tier I” and “Tier II” beneficiaries of the KERP (as identified in the KERP), the retention payments scheduled under the KERP shall be made as follows:

a)	45% (or $1.9 million) to be paid on December 31, 2012;

b)	25% (or $1 million) to be paid on December 31, 2013; and

c)	30% (or $1.3 million) to be paid in equal percentage as the percentage amortization of the New First Lien Coupon Note.

SISP PROCESS

Under the SISP Order, the Corporation has agreed to commence the SISP within two Business Days of a Plan Failure. In the event the Corporation fails to commence the SISP within such time, the Monitor will be authorized and directed to commence the SISP within one Business Day of such failure. The SISP outlines the procedures and timelines for soliciting bids to purchase all or substantially all of the assets of the Corporation or to make an investment in the business and operations of the Corporation.

The SISP contemplates that the Corporation will enter into a stalking horse purchase agreement (the “Stalking Horse Purchase Agreement”) with certain holders of the First Lien Notes for the purchase of all or substantially all of the Corporation’s assets on a going concern basis.

In the event that the Corporation does not receive or accept a qualified bid, pursuant to the SISP, the Corporation must terminate the SISP and within three business days of such termination, the Corporation must: (a) notify all qualified bidders, if any, that the SISP has been terminated and (b) file an application with the Court and the U.S. Court seeking approval of the Stalking Horse Purchase Agreement.

In the event of a Plan Failure, the SISP will be implemented as follows:

(a)	an initial offering summary and confidentiality agreement shall be distributed to known potential bidders no later than two days after the Plan Failure;

(b)	an advertisement shall be published in The Globe and Mail (National Edition) and The Wall Street Journal (National Edition) no later than five days after the Plan Failure;

(c)	potential bidders shall submit certain information and an executed confidentiality agreement no later than 14 days after the Plan Failure (the “Potential Bidder Deadline”);

(d)	the determination of which potential bidders are qualified bidders shall occur within five days after such bidders have delivered its materials;

(e)	qualified bidders shall submit a non-binding indication of interest, 35 days after the Potential Bidder Deadline (the “Phase 1 Bid Deadline”);

(f)	the non-binding indication of interest shall be assessed within the five days of the Phase 1 Bid Deadline;

(g)

provided the non-binding indication of interest has been determined to likely be consummated, the bidder shall submit a purchase bid or investment bid no later than 21 days from the Phase 1 Bid Deadline (the “Phase 2 Bid Deadline”);

(h)	the purchase bid or investment bid shall be assessed within the 5 days following the Phase 2 Bid Deadline; and

(i)	in the event that there is more than one acceptable purchase bid or investment bid, an auction shall be conducted within three days of the Phase 2 Bid Deadline.

The SISP may be terminated in the event that the Corporation does not receive or accept a qualified bid. The Corporation would then proceed with the Stalking Horse Purchase Agreement.

CERTAIN REGULATORY AND OTHER MATTERS RELATING TO THE RESTRUCTURING

Resale of Securities Received in the Restructuring

Canada

The securities issuable in the Restructuring will be exempt from the prospectus and registration requirements under Canadian securities legislation. As a consequence of these exemptions, certain protections, rights and remedies provided by Canadian securities legislation, including statutory rights of rescission or damages, will not be available in respect of such new securities to be issued under the Restructuring.

The securities issued under the Restructuring will be fully transferable under Canadian securities laws (subject to restrictions on control block distributions) provided that there has not been a trade under National Instrument 45-102 — Resale of Securities of the Canadian Securities Administrators, no unusual effort is made to prepare the market or create a demand for those securities, no extraordinary commission or consideration is paid to a person or company in respect of the trade and, if the selling securityholder is an insider or officer of the Corporation, the insider or officer has no reasonable grounds to believe that the Corporation is in default of applicable securities legislation. Holders of such securities are advised to seek legal advice prior to any resale of these securities

United States

The following discussion is a general overview of certain requirements of U.S. federal securities laws that may be applicable to Affected Creditors that receive Plan Securities in the United States (“U.S. Securityholders”). All U.S. Securityholders are urged to consult with their own legal counsel to ensure that any subsequent resale of any Plan Securities issued to them under the Plan complies with applicable securities legislation.

Further information applicable to U.S. Securityholders is disclosed under the heading “Notice to Affected Creditors in the United States.”

Issuance of Plan Securities under the Plan

The distribution of the Plan Securities under the Plan will not be registered under the 1933 Act or the securities laws of any state of the United States. Such securities will instead be issued in reliance upon exemptions under the 1933 Act and applicable exemptions under state securities laws. The Plan Securities to be issued pursuant to the Plan to U.S. Securityholders will be issued in reliance upon the exemption from registration set forth in Section 3(a)(10) of the 1933 Act and exemptions provided under the securities laws of each state of the United States in which U.S. Securityholders reside. Section 3(a)(10) of the 1933 Act exempts from registration the distribution of a security that is issued in exchange for outstanding securities where the terms and conditions of such issuance and exchange are approved, after a hearing upon the fairness of such terms and conditions at which all persons to whom it is proposed to issue securities in such exchange have the right to appear, by a court or by a governmental authority expressly authorized by law to grant such approval. Accordingly, the Sanction Order will, if granted, constitute a basis for the exemption from the registration requirements of the 1933 Act with respect to the Plan Securities issued in connection with the Restructuring.

Resales of Plan Securities within the United States after the completion of the Restructuring

Persons who are not “affiliates” of Catalyst after the completion of the Restructuring may resell in the United States the Plan Securities that they receive in connection with the Plan, without restriction under the 1933 Act. As defined in Rule 144 under the 1933 Act, an “affiliate” of an issuer is a person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the issuer and may include certain officers and directors of such issuer as well as principal shareholders of such issuer.

Plan Securities received by a holder who will be an “affiliate” of Catalyst after the Restructuring will be subject to certain restrictions on resale imposed by the 1933 Act. Persons who are affiliates of Catalyst after the Restructuring may not sell the Plan Securities that they receive in connection with the Plan in the absence of registration under the 1933 Act or an exemption from registration, if available, such as the exemptions contained in Rule 144 under the 1933 Act or Rule 904 of Regulation S under the 1933 Act.

Affiliates — Rule 144. In general, pursuant to Rule 144 under the 1933 Act, persons who are affiliates of Catalyst after the Restructuring will be entitled to sell in the United States, during any three-month period, the Plan Securities that they receive in connection with the Plan, provided that (i) the number of such securities sold does not exceed the greater of one percent of the number of then outstanding securities of such class or (ii) if such securities are listed on a United States securities exchange, the average weekly trading volume of such securities during the four-week period preceding the date of sale, in each case subject to specified restrictions on manner of sale, notice requirements, aggregation rules and the availability of current public information about Catalyst. Persons who are affiliates of Catalyst after the Restructuring will continue to be subject to the resale restrictions described in this paragraph for so long as they continue to be affiliates of Catalyst.

Affiliates — Regulation S. In general, under Regulation S under the 1933 Act, persons who are affiliates of Catalyst solely by virtue of their status as an officer or director of Catalyst may sell Plan Securities outside the United States in an “offshore transaction” (which would include a sale through the TSX in the case of the New Common Shares and Warrants, if applicable) if neither the seller nor any person acting on its behalf engages in “directed selling efforts” in the United States and no selling commission, fee or other remuneration is paid in connection with such sale other than a usual and customary broker’s commission. For purposes of Regulation S, “directed selling efforts” means “any activity undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for any of the securities being offered” in the sale transaction. Certain additional restrictions are applicable to a holder of Plan Securities who is an affiliate of Catalyst after the Restructuring other than by virtue of his or her status as an officer or director of Catalyst.

Issuance of New Common Shares upon exercise of the Warrants

The issuance of New Common Shares upon the cashless exercise of the Warrants is exempt from registration under the 1933 Act and applicable state securities laws. The Warrants may not be exercised in the United States on a non-cashless basis.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

The unaudited pro forma consolidated balance sheet presents the consolidated balance sheet of the Corporation as at December 31, 2011 and on an as-adjusted basis to give effect to the Restructuring as if the completion of the Restructuring occurred on December 31, 2011. See “Description of the Plan”.

The unaudited pro forma consolidated balance sheet reflects pro forma adjustments that are described in the accompanying notes, and is based on currently available information and assumptions that management of the Corporation believes provide a reasonable basis for presenting the significant effects of the completion of the Restructuring. In management’s opinion, all material adjustments necessary to present fairly the pro forma consolidated financial information in the balance sheet have been made. The unaudited pro forma consolidated financial information in the balance sheet is presented for informational purposes only and is not necessarily indicative of what the financial position and results of operations would have been had the completion of the Restructuring occurred on December 31, 2011, nor does it purport to be indicative of the financial position as of any future date or results of operations for any future period, nor the financial position as determined under U.S. GAAP. Actual adjustments may differ significantly from the pro forma adjustments.

CONSOLIDATED BALANCE SHEET

		As of December 31, 2011
(In millions of Canadian dollars)	Actual	Non-Cash Settlement (Note 2)	Cash Settlement (Note 3)	Reclass (Note 4)	Pro Forma (Note 1)
Assets
Current assets
Cash and cash equivalents	$25.1		$(15.0)		$10.1
Accounts receivable	134.9				134.9
Inventories	146.9				146.9
Prepaids and other	20.0				20.0

	326.9		(15.0)		311.9
Property, plant and equipment	386.3				386.3
Other assets	24.4	(7.7)			16.7

	$737.6	$(7.7)	$(15.0)		$714.9

Liabilities
Current liabilities
Accounts payable and accrued liabilities	$174.5	$(83.8)	$(15.0)		$75.7
Current portion of long-term debt	466.8	(84.3)		(378.5)	4.0

	641.3	(168.1)	(15.0)	(378.5)	79.7
Long-term debt	375.5	(229.2)		378.5	524.8
Employee future benefits	305.7				305.7
Other long-term obligations	19.2	(7.8)			11.4
Future income taxes	3.6				3.6
Deferred credits	9.6				9.6

	1,354.9	(405.1)	(15.0)	—	934.8

Equity (Deficiency)
Shareholders’ equity (Deficiency)
Common stock:	1,035.2	75.0			1,110.2
Preferred stock:	—				—
Additional paid-in capital	16.6				16.6
Deficit	(1,556.0)	322.4			(1,233.6)
Accumulated other comprehensive loss	(89.4)				(89.4)

	(593.6)	397.4			(196.2)
Non-controlling interest (deficit)	(23.7)				(23.7)

	(617.3)	397.4			(219.9)

	$737.6	$(7.7)	$(15.0)	—	$714.9

NOTES TO CONSOLIDATED BALANCE SHEET

1.	Pro Forma Balance Sheet

Includes pro forma adjustments for illustrative purposes of the impact the specific terms contemplated in the Restructuring and Support Agreement will have on Catalyst’s balance sheet. These adjustments have not been audited, should not be considered comprehensive, and may differ significantly from the actual adjustments that may result from an approved Plan in the future. Also, the Company’s balance sheet on a future reorganization date may differ significantly from the audited consolidated balance sheet on December 31, 2011.

The pro forma balance sheet is based on the Corporation’s balance sheet on December 31, 2011, adjusted for the future impact of the proposed Restructuring. The pro forma adjustments were estimated using approximate balances for accrued interest, debt and unsecured creditor balances on January 30, 2012, the date of the Initial Order. Management believes that the balances on January 30, 2012 provide a more appropriate basis for estimating the pro forma adjustments as they reflect the amounts that were actually compromised by the Initial Order. No adjustments were made to the pro forma balance sheet on December 31, 2011 as it relates to subsequent changes arising from normal operations, exchange rate movements or reorganization costs.

The pro forma balance sheet does not reflect formal implementation of reorganization accounting pursuant to FASB ASC 852 as it relates to companies under CCAA protection, nor does it reflect the implementation of fresh-start accounting pursuant to FASB ASC 852 as it relates to companies exiting CCAA protection.

2.	Non-Cash Settlement

Non-cash settlement adjustments per the specific terms of the Restructuring and Support Agreement include (1) debt forgiveness in respect of the outstanding First Lien Notes and Unsecured Notes, (2) the non-cash settlement of unsecured obligations and claims that arose prior to the Initial Order that became compromised under the Order, (3) settlement of First Lien Notes Unpaid Interest with the issuance of the New First Lien Coupon Notes, (4) the issuance of New Common Shares to Affected Creditors, (5) the non-cash settlement of the contractual obligations under a repudiated lease contract at the Company’s paper recycling operation and (6) the recognition of deferred unamortized financing cost in respect of the Company’s First Lien Notes and Unsecured Notes as an expense.

Based on management’s present assumptions, these adjustments will have no net tax impact.

3.	Cash Settlement

Cash settlement adjustments per the specific terms of the Restructuring and Support Agreement include (1) cash settlement of an estimated percentage of compromised, unsecured claims and obligations owing to those suppliers identified by the Company as critical suppliers, and (2) cash settlement of an estimated percentage of all other compromised, unsecured claims and obligations.

Based on management’s present assumptions, these adjustments will have no net tax impact.

4.	Reclassification

Consummation of the Restructuring will result in the reclassification of the Corporation’s First Lien Notes and ABL Facility from current liabilities to long-term debt.

CATALYST BEFORE THE RESTRUCTURING

The Corporation was formed on September 1, 2001 by the amalgamation under the CBCA of Norske Skog Canada Limited and Pacifica Papers Inc. On October 3, 2005, the Corporation changed its name to Catalyst Paper Corporation. The head and registered office of the Corporation is located at 2nd Floor, 3600 Lysander Lane, Richmond, British Columbia, Canada V7B 1C3.

Catalyst owns all of the issued and outstanding shares of the following principal subsidiaries:

Subsidiaries	Jurisdiction
Elk Falls Pulp and Paper Limited	British Columbia
Catalyst Pulp Operations Limited	British Columbia
Catalyst Pulp Sales Inc.	British Columbia
Catalyst Pulp and Paper Sales Inc.	British Columbia
Catalyst Paper Energy Holdings Ltd.	Canada
Catalyst Paper (USA) Inc.	California
Catalyst Paper Holdings Inc.	Delaware
Catalyst Paper (Snowflake) Inc.	Delaware
Catalyst Paper Recycling Inc.	Delaware
Pacifica Papers Sales Inc.	Delaware
Pacifica Poplars Ltd.	British Columbia
Pacifica Poplars Inc.	Delaware
Pacifica Papers U.S. Inc.	Delaware
The Apache Railway Company	Arizona
0606890 B.C. Ltd.	British Columbia

The Corporation is a partner in Catalyst Paper, a British Columbia general partnership. The Corporation holds a 71.3% interest in the partnership and its subsidiary, Catalyst Pulp Operations Limited, holds the remainder. The Corporation also own 50.001% of Powell River Energy Inc., a Canadian corporation, which owns hydroelectric assets that provide power to the Corporation’s Powell River mill.

Business of the Corporation

Catalyst is the largest producer of mechanical printing papers in western North America. The Corporation also produces NBSK pulp. The Corporation’s business is comprised of three business segments: specialty printing papers, newsprint and pulp. Specialty printing papers include coated mechanical, uncoated mechanical and directory paper. Catalyst is the only producer of coated mechanical paper and soft-calendared mechanical paper in western North America. The Corporation’s customers include retailers, publishers and commercial printers in North America, Latin America, the Pacific Rim and Europe.

The Corporation’s four pulp and paper operations are located at (i) Crofton, on the east coast of Vancouver Island, British Columbia, Canada, (ii) Port Alberni, on central Vancouver Island, British Columbia, Canada, (iii) Powell River, on the west coast of British Columbia, Canada and (iv) Snowflake, Arizona, United States.

CATALYST AFTER THE RESTRUCTURING

Share Capital

After the Restructuring is implemented, the authorized capital of the Corporation will consist of an unlimited number of New Common Shares and 100,000,000 preferred shares.

On the Effective Date, the Existing Common Shares will be cancelled and the New Common Shares will be issued. The rights, privileges, restrictions and conditions attaching to the New Common Shares are described under “Description of Securities Issued under the Restructuring – New Common Shares”.

On the Effective Date, no preferred shares will be outstanding.

New Board of Directors

Pursuant to the Plan the initial board of directors of reorganized CPC shall be comprised of seven members. Five members of the initial board shall be designated by the Majority Initial Supporting Noteholders, one member of the initial board shall be designated by the Initial Supporting Unsecured Noteholders and one member of the initial board shall be the CEO. See “Description of the Plan”.

EARNINGS COVERAGE RATIOS

For the purposes of calculating the ratio of earnings to fixed charges (i) earnings consist of income (loss) before income taxes, plus fixed charges during the period and (ii) fixed charges consist of interest expense on all debt, plus the portion of operating lease rental expense that is representative of the interest factor and amortization of finance charges. Due to the losses before income taxes there are no earnings to cover fixed charges.

PRO FORMA FIXED CHARGE COVERAGE RATIO

For the purposes of calculating the Pro Forma Fixed Charge Coverage Ratio, (i) EBITDA consists of earnings before interest, taxes, depreciation and amortization, impairment and other closure costs, and before other non-operating income and expenses, (ii) EBITDA (Pre-Restructuring) consists of EBITDA before restructuring costs, and (iii) Fixed Charges consist of net interest paid excluding amortization of deferred financing cost. The pro forma adjustment to Interest reflects the impact consummation of the Restructuring will have on the Corporation’s annual interest charges under both the PIK and cash payment options. No other adjustments were made to the Pro Forma Fixed Charge Coverage Ratio.

Pro Forma Fixed Charge Coverage Ratio

As at December 31, 2011

Assuming PIK Interest

(In millions of Canadian dollars)	Actual December 31, 2011	Pro Forma adjustments	Pro Forma December 31, 2011
EBITDA	41.6		$41.6
EBITDA (Pre-Restructuring)	47.5		47.5
Fixed Charges
Interest	72.6	(37.0)	35.6

Ratio of EBITDA to fixed charges	0.6:1		1.2:1
Ratio of EBITDA (Pre-Restructuring) to fixed charges	0.7:1		1.3:1

Assuming Cash Pay Interest

(In millions of Canadian dollars)	Actual December 31, 2011	Pro Forma adjustments	Pro Forma December 31, 2011
EBITDA	$41.6		$41.6
EBITDA (Pre-Restructuring)	47.5		47.5
Fixed Charges
Interest	72.6	(25.6)	47.0

Ratio of EBITDA to fixed charges	0.6:1		0.9:1
Ratio of EBITDA (Pre-Restructuring) to fixed charges	0.7:1		1.0:1

DESCRIPTION OF SECURITIES ISSUED UNDER THE RESTRUCTURING

New Common Shares

The New Common Shares issued pursuant to the Restructuring will contain the same terms and conditions as the Existing Common Shares.

Holders of New Common Shares are entitled to receive dividends as and when declared by the Board of Directors and, unless otherwise provided by legislation, are entitled to one vote per share on all matters to be voted on at all meetings of Shareholders. Upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the holders of New Common Shares are entitled to share rateably in the remaining assets available for distribution after payment of liabilities. The New Common Shares are not subject to any future call or assessment and there are no pre-emptive, conversion or redemption rights attached to the New Common Shares.

Warrants

The Warrants entitle the holders thereof to purchase New Common Shares (representing 15% of the fully diluted New Common Shares outstanding following completion of the Restructuring) on or prior to the fourth anniversary of the Effective Date (the “Warrant Expiry Date”) with a cashless exercise feature for an exercise price based on the Corporation’s plan equity value ($74,500,000) plus 50%.

Subject to applicable securities laws, warrantholders may exercise Warrants by surrendering to the Warrant Agent, at the principal corporate actions trust office in Vancouver or Toronto of the Warrant Agent, or to any other Person or at any other place designated by the Corporation with the approval of the Warrant Agent, during normal business hours on a Business Day at such place, the Warrant certificate evidencing such Warrants, accompanied by a duly completed and executed notice of exercise. The Warrant Indenture will contain a provision which will provide for the cashless exercise of Warrants by the delivery to the warrantholder of Common Shares with a value equal to the “in-the-money” amount of the Warrants on exercise.

In the event of a Change of Control of the Corporation on or prior to the second anniversary of the Effective Date, each Warrant shall automatically be deemed to be cancelled upon the completion of such Change of Control, without any further action required on the part of the warrantholder, in exchange for an amount payable by the Corporation or the acquirer in the Change of Control equal to the Warrant Valuation Amount as of the effective date of the Change of Control.

In the event of a Change of Control after the second anniversary of the Effective Date in which the Effective Price exceeds the Plan Price, each Warrant shall automatically be deemed to be cancelled upon the completion of such Change of Control, without any further action required on the part of the warrantholder, in exchange for an amount payable by the Corporation or the acquirer in the Change of Control equal to the lesser of (i) the Warrant Valuation Amount as of the effective date of the Change of Control and (ii) the amount by which the Effective Price exceeds the Plan Price.

In the event of a Change of Control after the second anniversary of the Effective Date in which the Effective Price is equal to or less than the Plan Price, each Warrant outstanding upon the completion of such Change of Control shall cease and terminate and such Warrant shall be void and of no further force or effect.

In the event Shareholders are to receive cash consideration (in whole or in part) in the Change of Control or the acquiror in such Change of Control is not a Public Acquiror, then the consideration payable to warrantholders shall be payable wholly in cash. In the event Shareholders are to receive only Share Consideration or other non-cash consideration in a Change of Control from a Public Acquiror, then the consideration payable to warrantholders shall be payable wholly in the same type of Share Consideration or other non-cash consideration payable to the Shareholders.

The Warrant Indenture will contain standard anti-dilution provisions for securities of this type, including an increase in the number of New Common Shares issuable upon the exercise of each Warrant for any dividends or other distributions paid by the Corporation prior to the Warrant Expiry Date.

Exchange Warrants

If, as a result of the New Common Shares to be issued pursuant to the Restructuring, any Noteholder who has provided written notice and would become a Control Person, such Noteholder shall have the option to receive timely Exchange Warrants in lieu of a portion of the New Common Shares to which it is entitled pursuant to the Restructuring. Each Exchange Warrant shall be exercisable at any time for no additional consideration, entitling the holder thereof to acquire such number of New Common Shares equal to the portion of New Common Shares such holder would have been entitled to but did not receive pursuant to the Restructuring but did not otherwise receive.

New First Lien Notes and New First Lien Coupon Notes

See “Description of the Notes”.

DESCRIPTION OF THE NOTES

Catalyst Paper Corporation will issue the New First Lien Notes and the New First Lien Coupon Notes (together with the New First Lien Notes, the “notes”) pursuant to an indenture to be dated as of the Effective Date (as defined under “Glossary of Terms”), among Catalyst, the Guarantors, Wilmington Trust, National Association, as trustee (the “trustee”), and Computershare Trust Company of Canada, as collateral trustee (the “collateral trustee”). The New First Lien Notes and the New First Lien Coupon Notes will each be a separate series of notes under the indenture.

The statements in this section are summaries of the material terms and provisions of the indenture, the notes and the Collateral Documents. They do not purport to be complete and are qualified in their entirety by reference to all the provisions in the indenture, including those terms made a part thereof by the Trust Indenture Act of 1939, as amended and the Collateral Documents. Therefore, we urge you to read the indenture and the Collateral Documents because they, and not this description, define your rights as holders of the notes. You may obtain a copy of the indenture and the Collateral Documents from Catalyst upon request.

Definitions relating to certain capitalized terms are set forth under “— Certain Definitions” at the back of this section and are also set forth throughout this description. Capitalized terms that are used but not otherwise defined in this description have the meanings ascribed to them in the indenture. References herein to “$” or “dollars” are to Canadian dollars and references to “US$” or “U.S. dollars” are to United States dollars.

General

The New First Lien Notes are initially limited in aggregate principal amount to US$325.0 million.

The New First Lien Coupon Notes are limited in aggregate principal amount to an amount equal to the accrued and unpaid interest due to holders under the First Lien Notes (as defined under “Glossary of Terms”) as of the Effective Date with such interest calculated using the applicable interest rate under the indentures governing the First Lien Notes, which shall include, where applicable, interest paid at the default rate specified therein.

Subject to compliance with the covenants entitled “— Covenants — Limitation on Additional Debt” and “— Covenants — Limitation on Liens”, after the Effective Date, Catalyst may at any time and from time to time issue Additional Priority Lien Debt (including additional New First Lien Notes) in one or more series that share Liens on the Collateral on a pari passu basis with the notes, provided that the aggregate principal amount of the notes and Additional Priority Lien Debt outstanding at any time may not exceed the Priority Lien Debt Cap; provided further, however, that in connection with the payment of PIK Interest (as defined below), Catalyst is entitled to, without the consent of the holders (and without regard to any restrictions or limitations set forth under “— Covenants — Limitation on Additional Debt” and “— Covenants — Limitation on Liens”) increase the outstanding principal amount of the New First Lien Notes or issue additional New First Lien Notes (the “PIK notes”) under the indenture on the same terms and conditions as the New First Lien Notes issued on the Issue Date. The New First Lien Notes issued hereby and any additional New First Lien Notes (including any PIK notes) subsequently issued under the indenture will be treated as a single series for all purposes under the indenture. Unless the context requires otherwise, references to “notes” for all purposes of the indenture and this “Description of the Notes” refer to both the New First Lien Notes and the New First Lien Coupon Notes and include any additional New First Lien Notes and any PIK notes that are actually issued. The notes will be issued in denominations of US$1.00 and any integral multiple of US$1.00 in excess thereof.

Any payment or selection of notes to be made on a pro rata basis under the indenture shall be subject to the rules and procedures of DTC, as applicable.

The Notes

The notes:

•	will be senior secured obligations of Catalyst;

•	will rank, in right of payment, equally with all other existing and future senior obligations of Catalyst;

•	will rank, in right of payment, senior to all future subordinated obligations of Catalyst;

•

will, with respect and to the extent of the value of the Notes Priority Lien Collateral (as defined under “—Collateral”), subject to Permitted Liens and the exceptions described under “— Security”, effectively (i) rank pari passu with any future Additional Priority Lien Debt issued in compliance with the indenture and (ii) rank senior to (x) all existing and future unsecured obligations of Catalyst and (y) all existing and future obligations of Catalyst secured by (A) Liens on the Notes Priority Lien Collateral ranking junior to the Lien on such collateral securing the notes (including any Subordinated Lien Obligations and the ABL Debt Obligations, as defined below) and (B) Liens on collateral other than that securing the notes;

•

will, with respect and to the extent of the value of the ABL Priority Lien Collateral (as defined under “—Collateral”), subject to Permitted Liens and the exceptions described under “— Security”, effectively (i) rank pari passu with any future Additional Priority Lien Debt issued in compliance with the indenture, (ii) rank senior to all existing and future unsecured obligations of Catalyst, (iii) rank junior to all existing and future senior obligations of Catalyst that are secured on a first priority basis by the ABL Priority Lien Collateral, including the ABL Debt Obligations, and (iv) rank senior to all existing and future obligations of Catalyst secured by (x) Liens on the ABL Priority Lien Collateral ranking junior to the Lien on such collateral securing the notes (including any Subordinated Lien Obligations) and (y) Liens on collateral other than that securing the notes;

•

will, with respect and to the extent of the value of any collateral securing other existing and future obligations of Catalyst which does not constitute Collateral, effectively be subordinated to such other obligations of Catalyst; and

•

will be structurally subordinated to all existing and future indebtedness and claims of creditors (including trade creditors) and holders of preferred stock of any subsidiaries of Catalyst that do not guarantee the notes.

Upon consummation of the Restructuring (as defined under “Glossary of Terms”), Catalyst and the Guarantors expect to have approximately $443.8 of total consolidated Indebtedness (excluding the senior secured non-recourse indebtedness owed by the Powell River Energy Joint Venture in which Catalyst has a 50.001% interest), including US$325.0 million aggregate principal amount of New First Lien Notes, US$43.1 million aggregate principal amount of New First Lien Coupon Notes (assuming an Effective Date of May 16, 2012), $66.8 million of secured debt outstanding under the ABL Facility, which will be senior to the notes to the extent of the value of the ABL Priority Lien Collateral, and $8.9 million of capital leases. CAD/USD exchange rate parity has been assumed for the purposes of the Corporation’s total consolidated indebtedness on the Effective Date. In addition, upon consummation of the Restructuring, Catalyst expects to have the ability to incur additional secured debt under the ABL Facility, which additional secured debt would also be senior to the notes to the extent of the value of the ABL Priority Lien Collateral.

Catalyst will have the ability to incur additional Debt (including Additional Priority Lien Debt) and incremental Permitted Liens in the future, subject to specified limitations in the indenture. See “— Covenants — Limitation on Additional Debt” and “— Covenants — Limitation on Liens”.

The Notes Guarantee

The notes are fully and unconditionally guaranteed, on a senior basis, as to the payment of principal, premium, if any, and interest, jointly and severally, by each of Catalyst’s existing Restricted Subsidiaries (other than Immaterial Subsidiaries and other than the Powell River Energy Joint Venture, which is not treated as a Subsidiary of Catalyst for purposes of the indenture). In addition, as described under “— Covenants — Limitation on Subsidiaries”, if (x) Catalyst or any Guarantor acquires or creates a Wholly-owned Restricted Subsidiary (other than an Immaterial Subsidiary), or (y) if any other Restricted Subsidiary shall guaranty any other Debt of Catalyst or any Guarantor, then within 20 Business Days of either such event, such Restricted Subsidiary will execute and deliver to the trustee a supplemental indenture under which such Restricted Subsidiary will unconditionally guarantee all of Catalyst’s obligations under the notes and the indenture on the terms set forth in the indenture and execute appropriate documents to provide security over its property and assets to the same extent required by other Restricted Subsidiaries under the terms of the indenture.

A Guarantor will be released from all of its obligations under its Note Guarantee (as defined below) only under the circumstances permitted and described under “— Guarantees”, including upon a sale, disposition or other transfer of such Guarantor’s Capital Stock following which such Guarantor is no longer a Restricted Subsidiary of Catalyst.

The Guarantors will fully and unconditionally guarantee all of the obligations of Catalyst under the indenture, on a joint and several basis, including Catalyst’s obligation to pay principal, premium, if any, and interest with respect to the notes (the “Note Guarantees”). The obligations of each Guarantor are subject to all other contingent and fixed liabilities of such Guarantor. Each Guarantor that makes a payment or distribution under a Note Guarantee is entitled to a contribution from each other Guarantor in a proportional amount based on the net assets of each Guarantor, determined in accordance with GAAP. Each Note Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable Guarantor without rendering such Note Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Note Guarantee of a Guarantor:

•	will be a senior secured obligation of that Guarantor;

•	will rank, in right of payment, equally with all other existing and future senior obligations of that Guarantor;

•	will rank, in right of payment, senior to all future subordinated obligations of that Guarantor;

•

will, with respect to and to the extent of the value of the Notes Priority Lien Collateral owned by such Guarantor, subject to Permitted Liens and the exceptions described under “— Security”, effectively (i) rank pari passu with any future Additional Priority Lien Debt issued in compliance with the indenture, and (ii) rank senior to (x) all existing and future unsecured obligations of such Guarantor, and (y) all existing and future obligations of such Guarantor secured by (A) Liens on the Notes Priority Lien Collateral owned by such Guarantor ranking junior to the Lien on such collateral securing such Note Guarantee and (B) Liens on collateral owned by such Guarantor other than that securing such Note Guarantee;

•

will, with respect to and to the extent of the value of the ABL Priority Lien Collateral owned by such Guarantor, subject to Permitted Liens and the exceptions described under “— Security”, effectively (i) rank pari passu with any future Additional Priority Lien Debt issued in compliance with the indenture, (ii) rank senior to all existing and future unsecured obligations of such Guarantor, (iii) rank junior to all existing and future senior obligations of such Guarantor that are secured on a first priority basis by the ABL Priority Lien Collateral, including the ABL Debt Obligations, and (iv) rank senior to all existing and future obligations of such Guarantor secured by (x) Liens on the ABL Priority Lien Collateral owned by such Guarantor ranking junior to the Lien on such Collateral securing the Note Guarantee (including the Subordinated Lien Obligations) and (y) Liens on collateral owned by such Guarantor which does not constitute Collateral;

•

will, with respect and to the extent of the value of any collateral securing other existing and future obligations of such Guarantor which does not constitute Collateral, effectively be subordinated to such other obligations of such Guarantor; and

•

will be structurally subordinated to all existing and future indebtedness and claims of creditors (including trade creditors) and holders of preferred stock of any subsidiaries of such Guarantor that do not guarantee the notes.

Upon consummation of the Restructuring, Catalyst’s Immaterial Subsidiaries who do not guarantee the notes are expected to have approximately US$0.3 of indebtedness and other liabilities (including trade payables but excluding intercompany liabilities).

Maturity and Interest

The notes will mature on October 30, 2017.

Interest on the New First Lien Notes will be payable in cash or, at Catalyst’s election, partially in cash and partially in PIK notes (a “PIK Election”) on a semi-annual basis in arrears on each May 1 and November 1, commencing November 1, 2012, to holders of record of the notes at the close of business on the immediately preceding April 15 and October 15, respectively. The New First Lien Coupon Notes will not bear interest.

Interest on the New First Lien Notes will accrue from the later of the Issue Date and the most recent date to which interest has been paid. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

Interest on the New First Lien Notes will accrue at a rate of 11% per annum if the interest for such interest period is paid fully in cash. In the event that Catalyst makes a PIK Election in accordance with the indenture, cash interest on the New First Lien Notes will accrue and be paid for such interest period at a rate of 7.5% per annum and interest paid-in-kind through the issuance of PIK notes (“PIK Interest”) will accrue for such interest period at a rate of 5.5% per annum. Catalyst must elect the form of interest payment with respect to each interest period by delivering a written notice to the trustee and the holders on or prior to the record date in respect of the relevant interest payment date. In the absence of such an election for any interest period, interest on the New First Lien Notes shall be payable according to the election for the previous interest period.

From and after the occurrence of an event of default in respect of the New First Lien Notes, overdue principal and interest on the New First Lien Notes will bear interest at the rate of an additional 2% per annum on the cash interest rate on the New First Lien Notes, and shall be payable in cash.

Additional Amounts

All amounts paid or credited by Catalyst under or with respect to the notes or by any Guarantor under or in respect of its Note Guarantee will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other government charge (including penalties, interest and any other liabilities related thereto) imposed or levied by or on behalf of the federal government of Canada or any government of any political subdivision, province or territory of Canada or any authority or agency therein or thereof having power to tax (hereinafter, “Taxes”), unless Catalyst or such Guarantor is required to withhold or deduct any amount for or on account of Taxes by law or by interpretation or administration of law. If Catalyst or any Guarantor is required to withhold or deduct any amount for or on account of Taxes from any amount paid or credited under or with respect to the notes or the Note Guarantees, Catalyst or such Guarantor will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each holder of notes, including Additional Amounts, after such withholding or deduction (including any withholding or deduction in respect of Additional Amounts) will not be less than the amount the holder would have received if such Taxes had not been withheld or deducted; provided that no Additional Amounts will be payable with respect to a payment made to a holder of notes (an “Excluded Holder”):

(1)	with whom Catalyst or such Guarantor does not deal at arm’s length, within the meaning of the ITA, at the time of making such payment;

(2)

who is subject to the Taxes in question by reason of its being connected with the jurisdiction imposing such Taxes otherwise than by the mere acquisition or holding of the notes or the receipt of payments thereunder or the enforcement of its rights thereunder; or

(3)

who is subject to such Taxes because the holder is or is deemed to be resident in Canada or uses or holds or is deemed or considered to use or hold the notes in carrying on business in Canada for the purposes of the ITA.

Catalyst and any Guarantors will also:

(1)	make such withholding or deduction; and

(2)	remit the full amount deducted or withheld to the relevant authority;

in accordance with and in the time required under applicable law.

Catalyst and any Guarantors will furnish to the holders of the notes that are outstanding on the date of the withholding or deduction, within 30 days after the date of the payment of any Taxes due under applicable law, certified copies of tax receipts evidencing such payment by Catalyst or such Guarantor.

Catalyst and any Guarantors will, upon written request of any holder of notes other than an Excluded Holder, reimburse each such holder, for the amount of:

(1)

any such Taxes so required to be withheld or deducted which are levied or imposed on and paid by such holder or the beneficial owner of the notes (the “Owner”) as a result of payments made under or with respect to the notes or the Note Guarantees and reasonable expenses related thereto; and

(2)	any such Taxes so levied or imposed with respect to any reimbursement under the foregoing clause (1),

so that the net amount received by such holder or Owner after such reimbursement will not be less than the net amount the holder or Owner would have received if the Taxes described in (1) and (2) had not been imposed, but excluding any such Taxes on such holder’s or Owner’s net income generally.

At least 30 days prior to each date on which any payment under or with respect to the notes is due and payable, if Catalyst or any Guarantor is obligated to pay Additional Amounts with respect to such payment, Catalyst or such Guarantor will deliver to the trustee an Officers’ Certificate stating the fact that such Additional Amounts are payable and specifying the amounts so payable and will set forth such other information necessary to enable the trustee to pay such Additional Amounts to holders of notes on the payment date. Whenever in the indenture or in this “Description of the Notes” there is mentioned, in any context, principal, premium, if any, interest or any other amount payable under or with respect to any note, such mention is considered to include the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

Catalyst or a Guarantor will pay any present or future stamp, court, documentary or other similar taxes, charges or levies that arise in Canada (or any political subdivision, province or territory therein) from the execution, delivery or registration of, or enforcement of rights under, the notes, the indenture governing the notes or any related document (“ Documentary Taxes”).

The obligation to pay Additional Amounts (and any reimbursement) and Documentary Taxes under the terms and conditions described above will survive any termination, defeasance or discharge of the indenture governing the notes.

For a discussion of the exemption from Canadian withholding taxes applicable to payments under or with respect to the notes, see “Income Tax Considerations— Certain Canadian Federal Income Tax Considerations”.

Redemption

Optional Redemption

Prior to December 15, 2013, Catalyst may redeem the New First Lien Notes, at its option, in whole at any time or in part from time to time, at a redemption price equal to 103% of the aggregate principal amount of the New First Lien Notes to be redeemed, plus accrued and unpaid interest, if any, to the redemption date.

On or after December 15, 2013, Catalyst may redeem the New First Lien Notes, at its option, in whole at any time or in part from time to time, at a redemption price equal to 100% of the aggregate principal amount of the New First Lien Notes to be redeemed, plus accrued and unpaid interest, if any, to the redemption date.

Catalyst may redeem the New First Lien Coupon Notes, at its option, in whole at any time or in part from time to time, at a redemption price equal to 100% of the aggregate principal amount of the New First Lien Coupon Notes to be redeemed.

Excess Cash Redemption

In respect of each fiscal quarter ending after the Issue Date, Catalyst shall, within 15 days after the end of such fiscal quarter, be required to redeem New First Lien Coupon Notes (a “Coupon Note Excess Cash Redemption”) in a principal amount equal to the lesser of (A) Excess Cash for such fiscal quarter (determined as of the last day of such fiscal quarter), less the aggregate amount of (i) any redemption of New First Lien Coupon Notes during such fiscal quarter pursuant to “— Redemption — Optional Redemption”, (ii) any repurchases of New First Lien Coupon Notes during such fiscal quarter pursuant to an Excess Proceeds Offer and (iii) any other acquisitions of New First Lien Coupon Notes (whether by tender offer, open market purchases, negotiated transactions or otherwise) during such fiscal quarter and (B) the aggregate principal amount of New First Lien Coupon Notes outstanding as of the redemption date. A Coupon Note Excess Cash Redemption shall be made at a redemption price equal to 100% of the aggregate principal amount of the New First Lien Coupon Notes to be redeemed.

In respect of each fiscal year ending after the Issue Date, Catalyst shall, within 15 days after the end of such fiscal year, be required to redeem Threshold PIK Notes (a “Threshold PIK Note Excess Cash Redemption”) in a principal amount equal to the lesser of (A) Excess Cash for such fiscal year (determined as of the last day of such fiscal year), less the aggregate amount of (i) any redemptions of New First Lien Coupon Notes pursuant to a Coupon Note Excess Cash Redemption during such fiscal year or in respect of the fourth fiscal quarter of such fiscal year, (ii) any redemptions of notes during such fiscal year pursuant to “— Redemption — Optional Redemption”, (iii) any repurchases of notes during such fiscal year pursuant to an Excess Proceeds Offer and (iv) any other acquisitions of notes (whether by tender offer, open market purchases, negotiated transactions or otherwise) during such fiscal year and (B) the aggregate principal amount of Threshold PIK Notes outstanding as of the redemption date. A Threshold

PIK Note Excess Cash Redemption shall be made at a redemption price equal to 100% of the aggregate principal amount of the Threshold PIK Notes to be redeemed plus accrued and unpaid interest thereon to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Other

In addition, Catalyst may from time to time acquire notes by means other than redemption, whether by tender offer (including an Excess Proceeds Offer or Excess Cash Offer), open market purchases, negotiated transactions or otherwise.

Redemption Procedures

In the event of a redemption of fewer than all of a series of notes, subject in all cases to DTC procedures, if applicable, the trustee will select the notes of such series to be redeemed in compliance with the requirements of the principal national securities exchange, if any, on which such notes are listed, or if such notes are not then listed on a national securities exchange, on a proportional basis, by lot or in such other manner as the trustee deems fair and equitable.

The notes are redeemable as described above in whole or in part upon not less than 30 nor more than 60 days prior written notice, mailed by first class mail to a holder’s last address as it appears on the register maintained by the registrar of the notes. On and after any redemption date in respect of the New First Lien Notes, interest will cease to accrue on the New First Lien Notes or portions of New First Lien Notes called for redemption unless Catalyst fails to redeem any such New First Lien Note. Any redemption or notice of any redemption may, at Catalyst’s option, be subject to one or more conditions precedent, including, but not limited to, completion of an Equity Offering or Change of Control or other corporate transaction.

Tax Redemption

Catalyst may, at its option, redeem the notes of any series, in whole but not in part at any time, upon not less than 30 nor more than 60 calendar days prior written notice, mailed by first class mail to each holder of notes of such series at its last address appearing in the register maintained by the registrar of the notes, at 100% of the principal amount, plus accrued and unpaid interest to the redemption date, if Catalyst or any Guarantor is or would become obligated to pay, on the next date on which any amount would be payable with respect to the notes of such series or the related Note Guarantees, any Additional Amounts in accordance with the provisions set forth above in “— Additional Amounts” as a result of a change in, or amendment to, the laws or regulations of Canada (or any political subdivision, province, territory or taxing authority therein or thereof), or any changes in, or amendment to, any official position of any governmental authority, taxing authority or regulatory authority regarding the application or interpretation of such laws or regulations, which change or amendment is announced on or after the Issue Date; provided that Catalyst or such Guarantor determines, in its business judgment, that the obligation to pay such Additional Amounts cannot be avoided by the use of reasonable measures available to Catalyst or such Guarantor, not including substitution of the obligor under the notes of such series; and further provided that (i) no such notice of redemption may be given earlier than 90 days prior to the earliest date on which Catalyst or such Guarantor would but for such redemption be obligated to pay such Additional Amounts or later than 270 days after Catalyst or such Guarantor first becomes liable to pay any Additional Amounts as a result of any changes in or amendments to laws, regulations or official positions described above and (ii) at the time such notice is given, Catalyst’s or such Guarantor’s obligation to pay such Additional Amounts remains in effect.

Prior to the publication of any notice of redemption pursuant to this provision, Catalyst will deliver to the trustee (a) an Officers’ Certificate stating that Catalyst is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of Catalyst so to redeem have occurred and (b) an opinion of legal counsel qualified under the laws of the relevant jurisdiction to the effect that Catalyst or such Guarantor has or will become obligated to pay such Additional Amounts as a result of such amendment or change as described above.

Mandatory Redemption

There will be no mandatory redemption or sinking fund payments for the notes, except to the extent set forth under “— Redemption — Excess Cash Redemption”. However, under certain circumstances, Catalyst may be required to offer to purchase notes as described under “— Covenants — Limitation on Asset Sales”, “— Covenants — Change of Control Offer” and “— Covenants — Excess Cash Offer”.

Security

The obligations of Catalyst with respect to the notes, the obligations of the Guarantors under the Note Guarantees, the obligations of Catalyst and the Guarantors under any other Additional Priority Lien Debt that may be issued in the future, and the performance by Catalyst and the Guarantors of their obligations under the Collateral Documents are secured by Liens granted in favor of and held by the collateral trustee on the Notes Priority Lien Collateral (as defined under “— Collateral”) and the ABL Priority Lien Collateral (as defined under “— Collateral”). The Liens on the Notes Priority Lien Collateral securing the notes rank senior to the Liens on the Notes Priority Lien Collateral securing the ABL Debt Obligations and any future Subordinated Lien Obligations, subject to the intercreditor agreement as provided below under “— The Intercreditor Agreement — Relative Lien Priorities”. The Liens on the ABL Priority Lien Collateral securing the notes rank junior to the Liens on the ABL Priority Lien Collateral securing the ABL Debt Obligations, but senior to the Liens on the ABL Priority Lien Collateral securing any future Subordinated Lien Obligations.

Catalyst, the Guarantors and the collateral trustee will enter into one or more Collateral Documents creating and establishing the terms of the security interests that secure the notes and the Note Guarantees. Catalyst and the Guarantors will complete on or prior to the Issue Date all filings and other similar actions required in connection with the perfection of such security interests, except that with respect to such filings and other similar actions in respect of security interests in Collateral that is not material, in the good faith judgment of Catalyst acting reasonably, Catalyst and the Guarantors will use their commercially reasonable efforts to complete such filings and actions on or prior to such date, and if Catalyst and the Guarantors are not able to complete such actions on or prior to the Issue Date, they will use their commercially reasonable efforts to complete such actions as soon as reasonably practicable after such date.

On the date of the indenture, Catalyst and the Guarantors will enter into a collateral trust agreement with the collateral trustee and the trustee. The collateral trust agreement will set forth the terms on which the collateral trustee will receive, hold, administer, maintain, enforce and distribute the proceeds of all Liens upon all Collateral owned by Catalyst or any Guarantor for the benefit of all present and future holders of Priority Lien Obligations, and all future holders of Subordinated Lien Obligations (if any). The Priority Lien Obligations and the Subordinated Lien Obligations are collectively referred to as the “Secured Obligations.”

Collateral Trustee

The collateral trustee designated under the collateral trust agreement will act for the benefit of the trustee and the holders of:

•	the notes;

•	all other Priority Lien Obligations outstanding from time to time; and

•	all Subordinated Lien Obligations outstanding from time to time, if any.

Neither Catalyst nor any of its Affiliates may act as collateral trustee. No Secured Debt Representative may serve as collateral trustee; provided that the trustee under the indenture may serve as collateral trustee if the notes are the only Secured Obligations outstanding.

The collateral trustee holds (directly or through co-trustees or agents), and is entitled to enforce on behalf of the holders of Priority Lien Obligations and Subordinated Lien Obligations, if any, all Liens on the Collateral created by the security documents for their benefit, subject to the provisions of the intercreditor agreement and the collateral trust agreement, in each case as described below.

Except as provided in the collateral trust agreement or as directed by an Act of Required Debtholders in accordance with the collateral trust agreement, the collateral trustee will not be obligated:

(1)	to act upon directions purported to be delivered to it by any Person;

(2)	to foreclose upon or otherwise enforce any Lien; or

(3)	to take any other action whatsoever with regard to any or all of the security documents, the Liens created thereby or the Collateral.

Catalyst will deliver to each Secured Debt Representative copies of all Collateral Documents delivered to the collateral trustee.

On the date of the indenture, the collateral trustee, on behalf of all current and future holders of Priority Lien Obligations and Subordinated Lien Obligations, will enter into the intercreditor agreement with Catalyst, the Guarantors and the ABL Collateral Agent (as defined under “— The Intercreditor Agreement”) to provide for, among other things, the matters described below.

Collateral

The Collateral for the notes consists of Notes Priority Lien Collateral and ABL Priority Lien Collateral (each as defined below), in each case, now owned or hereafter acquired by Catalyst and the Guarantors.

“Notes Priority Lien Collateral” comprises all assets and property of Catalyst and the Guarantors, now owned or hereafter acquired, including without limitation the following, but excluding the ABL Priority Lien Collateral and Excluded Assets:

•	each Noteholder Proceeds Collateral Account (as defined below);

•	all fee interests in any real property;

•

the following leasehold interests in real property: (x) the leasehold interests for the Surrey Distribution Centre, (y) the leasehold interests arising under any waterlot or foreshore leases required for access to any of the facilities forming part of the Notes Priority Lien Collateral, and (z) all other after-acquired leasehold interests that Catalyst determines to be material to the business of Catalyst (such determination to made in the good faith discretion of Catalyst) (the foregoing assets described in clauses (x), (y) and (z), the “Leasehold Collateral”), provided that Catalyst’s obligation to grant a security interest in any Leasehold Collateral shall be subject to obtaining all requisite third party consents, as described under “— Consents and Registration” (which consents (other than consents that Catalyst has previously requested, provided that, notwithstanding the foregoing, Catalyst shall request and diligently pursue on a timely basis, using its reasonable commercial efforts, consents from federal and provincial authorities with respect to the waterlot or foreshore leases) shall be requested and diligently pursued by Catalyst on a timely basis, using its reasonable commercial efforts, but without Catalyst being required to give up any economic concessions (other than economic concessions that, in the sole good faith judgment of Catalyst, are not material in relation to the economic value of the Leasehold Collateral in question)) (at any time, the Leasehold Collateral as to which such consent is required and has not been obtained, the “Leasehold Collateral Pending Consent”); Catalyst will covenant and agree to hold its interest in any such Leasehold Collateral Pending Consent in trust for the collateral trustee to specifically assign each such Leasehold Collateral Pending Consent to the collateral trustee or as the collateral trustee may otherwise direct upon the security interest becoming enforceable;

•	all equipment, machinery, fixtures, plants, tools and furniture;

•	all general intangibles and intellectual property,

•

all records, documents, documents of title, investment property, financial assets, instruments, chattel paper, supporting obligations, commercial tort claims, letters of credit and letter of credit rights and other claims and causes of action, in each case, in connection with the foregoing;

•

all substitutions, replacements, accessions, products and proceeds (including, without limitation, insurance proceeds, payments, claims, damages and proceeds of suits) of any or all of the foregoing, including all Identifiable Notes Collateral Proceeds, but for greater certainty excluding identifiable proceeds of ABL Priority Lien Collateral; and

•	all Snowflake Collateral.

The following assets (the “Excluded Assets”) will not be included in the Notes Priority Lien Collateral pledged to secure the notes and other Secured Obligations:

(1)

(a) all Excluded Equipment and (b) all motor vehicles and other Equipment comprising “serial numbered goods” under the Personal Property Security Act (BC) (the “PPSA”) and any other applicable personal property security laws;

(2)	the following surplus assets and existing assets scheduled to be sold:

(a)

those surplus lands relating to the closed Elk Falls facility legally described as PID: 001-233-432, District Lot 109, Sayward District, Except Parcel A (DD 285472-I) And Those Parts in Plans 1373-R, 16956, 50636, VIP54479, VIP64521 and EPP7297;

(b)	the Canadian Poplar Farm Lands;

(c)	the U.S. Poplar Farm Lands; and

(d)	all leasehold interests in real property other than the Leasehold Collateral;

provided, however, that that at no time shall the sum of (x) the aggregate book value of all Excluded Assets referred to in this clause (2) plus (y) commencing 90 days after the Issue Date, the aggregate book value of all Leasehold Collateral Pending Consent, exceed $25,000,000;

(3)

all present and after acquired interests in real and personal property interests owned by any Subsidiary of Catalyst which is not a Guarantor or in the future required to be a Guarantor in accordance with the terms of the indenture (including the Powell River Energy Joint Venture), including any such interests owned jointly by Catalyst and any Subsidiary that is not a Guarantor as tenants-in-common (except to the extent that Catalyst’s beneficial interest therein may be pledged in compliance with all applicable contractual and legal requirements, without any obligation on Catalyst to obtain any consent), or where Catalyst or any Guarantor holds such interest as nominee for any Subsidiary that is not a Guarantor, including those lands relating to the Powell River Energy Joint Venture legally described as:

(a)	Parcel Identifier 002-560-194, Block 46, except those portions included in Plans 8519, 10829, Reference Plan 3573 and Explanatory Plan 6151 and Plans 12506 and 14689, District Lot 450 Plan 8096; and

(b)	Parcel Identifier 025-961-373, Lot F Blocks 43 and 46 District Lot 450 New Westminster District Plan BCP7701;

(4)	all real property interests that are not fee interests or Leasehold Collateral;

(5)	all Excluded Interests;

(6)	any interest in real property acquired after the date of the indenture if the net book value of such interest is less than $250,000; and

(7)

any other property that would otherwise comprise Notes Priority Lien Collateral, so long as the aggregate book value of the Excluded Assets under this clause (7) does not exceed $1,000,000 in the aggregate at any one time.

Notwithstanding the inclusion of Excluded Interests in the definition of Excluded Assets, with respect to any contract or agreement other than a leasehold interest in real property (each a “contractual right”) to which Catalyst or any Guarantor is a party or which Catalyst or any Guarantor has the benefit, to the extent that the creation and granting of the security interest would constitute a breach of the term of or permit any person to terminate a contractual right, Catalyst and the Guarantors will covenant and agree to hold their interests in any such contractual rights in trust for the collateral trustee and to specifically assign each such contractual right to the collateral trustee or as the collateral trustee may otherwise direct upon the security interest becoming enforceable

“ABL Priority Lien Collateral” means the ABL Working Capital Collateral. For the sake of clarity and as described in more detail under “— Relative Lien Priorities” below, once the Discharge of Capped Secured Obligations has occurred, the Notes Priority Lien Collateral shall be “ABL Priority Lien Collateral” for the purposes of the intercreditor agreement.

“ABL Working Capital Collateral” comprises the following assets and property of Catalyst and any of the Guarantors, now owned or hereafter acquired:

(1)

all inventory, including goods held for sale, lease or resale, goods furnished or to be furnished to third parties under contracts of lease, consignment or service, goods which are raw materials or work in process, supplies and goods used in or procured for packing and materials used or consumed in the business of the Catalyst and the Guarantors;

(2)	all goods of the US Guarantors, other than Snowflake Collateral;

(3)	all accounts due or accruing and all related agreements, books, accounts, invoices, letters, documents and papers recording, evidencing or relating to them;

(4)

all monies and claims for monies now or hereafter due and payable in connection with any or all of the property described in (1) and (2), all present and future acquired deposit accounts and other accounts of Catalyst and the Guarantors (other than any Noteholder Proceeds Collateral Account and any proceeds of Noteholder Priority Lien Collateral on deposit therein), all cash, cash equivalents and other monies of Catalyst and the Guarantors and all cash and non-cash proceeds of the foregoing;

(5)

all records, documents, instruments, documents of title, investment property, financial assets, instruments, chattel paper, supporting obligations, commercial tort claims, letters of credit and letter of credit rights and other claims and causes of action, in each case, in connection with the foregoing;

(6)	all substitutions and replacements of and increases, additions and, where applicable, accessions to the property described in (1) through (5) inclusive of this definition; and

(7)

all proceeds in any form derived directly or indirectly from any dealing with all or any part of the property described in (1) through (6) inclusive of this definition, including the proceeds of such proceeds, but for greater certainty, excluding identifiable proceeds of Notes Priority Lien Collateral;

provided, however, that ABL Working Capital Collateral shall not include any Excluded Equity Interests. For greater certainty, any of the items set forth in this definition that are or become branded or otherwise produced through the use of any general intangibles or intellectual property shall constitute ABL Working Capital Collateral.

“Snowflake Collateral” means, (a) the US Mortgaged Collateral and (b) in respect of Catalyst Paper (Snowflake) Inc. and the Apache Railway Company, the following, whether now owned or hereafter acquired:

(a)	all equipment and motor vehicles;

(b)	all fixtures;

(c)	all monies and claims for monies now or hereafter due and payable in connection with any or all of the property described in (a) through (b) and all cash and non-cash proceeds of the foregoing;

(d)	all documents, chattel paper, instruments, securities, financial assets and investment property in connection with (a) through (c);

(e)	all commercial tort claims arising in connection with any or all of the property described in (a) through (d);

(f)	all letters of credit, letter-of-credit rights and supporting obligations in connection with (a) through (e);

(g)	all substitutions and replacements of and increases, additions and, where applicable, accessions to the property described in this definition; and

(h)

all proceeds in any form derived directly or indirectly from any dealing with all or any part of the property described in this definition, including the proceeds of such proceeds, tort claims, insurance claims, and other rights to payment not otherwise included in the foregoing and products of the foregoing;

provided, however, that Snowflake Collateral shall not include any ABL Working Capital Collateral.

“US Mortgaged Collateral” means all owned and leased real property and fixtures of Catalyst Paper (Snowflake) Inc. and The Apache Railway Company, whether now owned or hereafter acquired.

Consents and Registration

As noted above, if the validity or effectiveness of the grant and creation of a security interest over any part of any Leasehold Collateral Pending Consent is dependent on Catalyst or any Guarantor obtaining consent, authorization, approval or waiver of any third party, then Catalyst or such Guarantor, as the case may be, will use reasonable commercial efforts in order to obtain the applicable consent, authorization, approval or waiver (other than consents that Catalyst has previously requested, provided that, notwithstanding the foregoing, Catalyst will use reasonable commercial efforts in order to obtain the applicable consent, authorization, approval or waiver from federal and provincial authorities with respect to the waterlot or foreshore leases), provided that Catalyst is not required to give up any economic concessions (other than economic concessions that, in the sole good faith judgment of Catalyst, are not material in relation to the economic value of such Leasehold Collateral Pending Consent in question) to obtain any such consent, authorization of approval. To the extent that such consent is not obtained within 90 days after the Issue Date, the aggregate book value of such Leasehold Collateral Pending Consent will count towards the $25,000,000 basket referred to in the proviso to paragraph (2) of the definition of Excluded Assets.

To the extent that any waterlot or foreshore leases forming part of the Leasehold Collateral are not registered against title to the lands leased under such leases by Catalyst or any of the Guarantors, the security interest granted over such leases shall constitute an unregistered security interest. For greater certainty, Catalyst and the Guarantors shall be under no obligation to take any steps to register, in any applicable land title office, any unregistered waterlot or foreshore leases forming part of the Leasehold Collateral.

Permitted Liens

Catalyst and the Guarantors are permitted by the indenture to have or to create or incur Permitted Liens. The notes are effectively subordinated to existing and future Debt and other liabilities to the extent such obligations are secured by assets not constituting Collateral. In particular, the notes are effectively subordinated to security interests on acquired property or assets of acquired companies which are secured prior to (and not in connection with) such acquisition; such security interests generally constitute Permitted Liens.

Use of Collateral

Subject to the terms of the Collateral Documents, the Company and the Guarantors will have the right to remain in possession and retain exclusive control of the Collateral securing the notes, to freely operate the Collateral and to collect, invest and dispose of any income therefrom.

Release of Collateral

Catalyst and the Guarantors are entitled to the release of property and other assets included in the Collateral from the Liens securing the notes under any one or more of the following circumstances:

•

to enable the disposition of such property or assets to a person other than the Company or a Guarantor to the extent such disposition is not prohibited under the covenant described under “— Covenants — Limitation on Asset Sales”;

•

in the case of a Guarantor that is released from its Note Guarantee, the release of the property and assets of such Guarantor (including all Capital Stock and other equity interests of such Guarantor);

•

in the case of a Guarantor which is designated an Unrestricted Subsidiary in accordance with the covenant described under “— Covenants — Limitation on Restricted Payments”, the release of the property and assets of such Guarantor;

•	as described under “— Modification of Indenture” below; or

•	if and to the extent required by the provisions of the intercreditor agreement.

The security interests in all Collateral securing a series of notes also are released upon (i) payment in full of the principal of, together with accrued and unpaid interest (including additional interest, if any) on, the notes and all other obligations under the indenture in respect of such series of notes that are due and payable at or prior to the time such principal, together with accrued and unpaid interest (including additional interest, if any), are paid, (ii) a legal defeasance or covenant defeasance of the notes of such series as described below under “— Defeasance and Covenant Defeasance” or (iii) a discharge of the indenture in respect of such series of notes as described under “— Satisfaction and Discharge”.

No Impairment of Security Interests

Subject to the rights of the holders of Permitted Liens and except as discussed above under “— Consents and Registration”, neither Catalyst nor any of its Restricted Subsidiaries is permitted to take any action, or knowingly or negligently omit to take any action, which action or omission would reasonably be expected to have the result of materially impairing the security interest with respect to the Collateral for the benefit of the trustee and holders of the notes.

The indenture governing the notes will provide that any release of Collateral or the issuance of any additional New First Lien Notes or incurrence of additional Debt secured by a Lien on the Collateral that is permitted under the indenture will be deemed not to impair the security under the indenture governing the notes and that any person may rely on such provision in delivering a certificate requesting release so long as all other provisions of the indenture governing the notes with respect to such release, issuance or incurrence have been complied with.

Sufficiency of Collateral

In the event of foreclosure on the Collateral, the proceeds from the sale of the Collateral, after giving effect to the relative priorities of the Liens thereon under the intercreditor agreement and the collateral trust agreement, may not be sufficient to satisfy in full Catalyst’s obligations under the notes. The amount to be received upon such a sale would be dependent on numerous factors, including but not limited to the timing and the manner of the sale. In addition, the book value of the Collateral should not be relied on as a measure of realizable value for such assets. By its nature, the book value of certain portions of the Collateral may have to be greatly discounted when ascertaining its marketable value and portions of the Collateral may be illiquid and may have no readily ascertainable market value at all. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time in an orderly manner. A significant portion of the Collateral includes assets that may only be usable, and thus retain value, as part of the existing operating business of Catalyst and its subsidiaries. Accordingly, any such sale of the Collateral separate from the sale of certain of the operating businesses of Catalyst and its subsidiaries may not be feasible or of significant value.

ABL Debt

Upon consummation of the Restructuring, Catalyst expects to have $66.8 million in aggregate principal amount of Debt for borrowed money outstanding under the ABL Facility. Other than reimbursement obligations relating to approximately $30.1 million of letters of credit issued and outstanding under the ABL Facility and obligations in respect of Derivatives Facilities permitted to be incurred under the ABL Facility, Catalyst does not expect to have any other ABL Debt outstanding upon consummation of the Restructuring. The indenture and the security documents will provide that Catalyst and the Guarantors may, to the extent in compliance with the covenants described under “— Covenants — Limitation on Additional Debt” and “— Covenants — Liens”, incur additional Debt under the ABL Facility, all of which would be secured by Liens on the Collateral that would be effectively senior, to the extent of the value of the ABL Priority Lien Collateral, to the Liens on the ABL Priority Lien Collateral securing the notes and other Secured Obligations.

The total book value of all equipment and fixtures constituting “goods” of US Guarantors existing as of the Issue Date (other than Catalyst Paper (Snowflake) Inc. and the Apache Railway Company), which assets secure ABL Debt Obligations on a first-ranking basis, is less than $100,000 in the aggregate, and the majority of such assets are located in the United States.

Additional Priority Lien Debt

The indenture and the Collateral Documents will provide that Catalyst may incur Additional Priority Lien Debt, subject to the covenants described under “— Covenants — Limitation on Additional Debt” and “— Covenants — Liens”. Under the indenture, the aggregate principal amount of the notes and Additional Priority Lien Debt outstanding at any time may not exceed the Priority Lien Debt Cap; provided, however, that in connection with the payment of PIK Interest, Catalyst is entitled to, without the consent of the holders (and without regard to any restrictions or limitations set forth under “— Covenants — Limitation on Additional Debt” and “— Covenants — Limitation on Liens”), increase the outstanding principal amount of the New First Lien Notes or issue PIK notes under the indenture on the same terms and conditions as the New First Lien Notes issued on the Issue Date. All Additional Priority Lien Debt will be pari passu in right of payment with the notes, will be guaranteed on a pari passu basis by each Guarantor and will be secured equally and ratably with the notes by Liens on the Collateral held by the collateral trustee for as long as the notes and the Note Guarantees are secured by the Collateral, subject to the covenants contained in the indenture. The collateral trustee under the collateral trust agreement will hold all Priority Liens in trust for the benefit of the holders of the notes, any future Priority Lien Debt and all other Priority Lien Obligations.

Future Subordinated Lien Debt

The indenture and the Collateral Documents will provide that Catalyst and the Guarantors may incur Subordinated Lien Debt in the future by issuing notes under one or more new indentures or otherwise issuing or increasing a new Series of Secured Debt secured by Subordinated Liens on the Collateral. Subordinated Lien Debt will be permitted to be secured by the Collateral only if such Subordinated Lien Debt and the related Subordinated Liens are permitted to be incurred under the covenants described under “— Covenants — Limitation on Additional Debt” and “— Covenants — Liens” and are subject to the intercreditor agreement and the collateral trust agreement. The collateral trustee under the collateral trust agreement will hold all Subordinated Liens in trust for the benefit of the holders of any future Subordinated Lien Debt and all other Subordinated Lien Obligations. Under the intercreditor agreement and the collateral trust agreement, the Liens on the Notes Priority Lien Collateral securing any future Subordinated Lien Obligations will rank (i) junior to the Liens on the Notes Priority Lien Collateral securing the Priority Lien Obligations but senior to such Liens securing the ABL Debt Obligations, and (ii) junior to the Liens on the ABL Priority Lien Collateral securing the ABL Debt Obligations and the Priority Lien Obligations.

The Intercreditor Agreement

On the date of the indenture, the collateral trustee will enter into an intercreditor agreement (the “intercreditor agreement”) with Catalyst, the Guarantors, the collateral trustee, and the collateral agent under the Credit Agreement (collectively in such capacity, and together with any other collateral agent, collateral trustee or other representative of lenders or holders of ABL Debt Obligations that becomes party to the intercreditor agreement upon the refinancing or replacement of the ABL Credit Facility, or any successor representative acting in such capacity, the “ABL Collateral Agent”), to provide for, among other things, the relative ranking of the Liens on the Notes Priority Lien Collateral and the ABL Priority Lien Collateral securing the Secured Obligations and the ABL Debt Obligations. The intercreditor agreement will include certain intercreditor arrangements relating to the rights of the collateral trustee in the ABL Priority Lien Collateral and the ABL Collateral Agent in the Notes Priority Lien Collateral.

The following description is a summary of the material provisions of the intercreditor agreement. We urge you to read the intercreditor agreement because it, and not this summary, defines your rights as to payment and Collateral relative to the rights of holders of ABL Debt Obligations.

The intercreditor agreement will permit the ABL Debt Obligations and the Secured Obligations to be refunded, refinanced or replaced by certain permitted replacement facilities without affecting the lien priorities set forth in the intercreditor agreement, in each case without the consent of any holder of ABL Debt Obligations, Priority Lien Obligations (including holders of the notes) or Subordinated Lien Obligations.

Certain Definitions Used in the Intercreditor Agreement

“ABL Collateral Agent Standstill Period” means a period commencing on the earlier of: (x) the date of the commencement of any Insolvency or Liquidation Proceeding by or against Catalyst or any Guarantor that has not been dismissed, or (y) the date on which the ABL Collateral Agent first declares the existence of an ABL Default, as applicable, demands the repayment of all the principal amount of any ABL Debt Obligations, as applicable, and the collateral trustee has received notice from the ABL Collateral Agent of such declaration of an ABL Default; and ending on the date of the Discharge of Capped Secured Obligations.

“ABL Default” means an “Event of Default” (as defined in the ABL Facility).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Court” means a court of competent jurisdiction in respect of Bankruptcy Law.

“Bankruptcy Law” means the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) and any similar federal, state or foreign law for the relief of debtors (including any such proceeding under any applicable Canadian corporate legislation as now or hereafter in effect).

“Blocked Account” means, with respect to each of Catalyst and the Guarantors, deposit accounts and lock boxes, established and maintained, in the name and at the expense of Catalyst or a Guarantor, as applicable, with such banks as are acceptable to the ABL Collateral Agent and which are established in accordance with the ABL Debt Documents.

“Collateral Trustee Standstill Period” means a period commencing on the earlier of: (x) the date of the commencement of any Insolvency or Liquidation Proceeding by or against Catalyst or any Guarantor that has not been dismissed, or (y) the date on which the collateral trustee first declares the existence of a Priority Lien Default or a Subordinated Lien Default, as applicable, demands the repayment of all the principal amount of any Priority Lien Obligations or Subordinated Lien Obligations, as applicable, and the ABL Collateral Agent has received notice from the collateral trustee of such declaration of a Priority Lien Default or Subordinated Lien Default, as applicable; and ending on the date of the Discharge of ABL Debt Obligations.

“Discharge of ABL Debt Obligations” means the occurrence of all of the following:

(1)	termination or expiration of all commitments to extend credit that would constitute ABL Debt;

(2)

payment in full in cash of the principal of, and interest (including interest accruing on or after the commencement of an Insolvency or Liquidation Proceeding, whether or not such interest would be allowed in such Insolvency or Liquidation Proceeding), fees and premium, if any, on all ABL Debt (other than any undrawn letters of credit) outstanding under the ABL Debt Documents in accordance with the terms of the ABL Debt Documents, other than from the proceeds of an incurrence of ABL Debt;

(3)	discharge or cash collateralization of all outstanding letters of credit constituting ABL Debt in accordance with the terms of the ABL Debt Documents; and

(4)

payment in full in cash of all other ABL Debt Obligations that are outstanding and unpaid at the time the ABL Debt is paid in full in cash (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time).

“Discharge of Capped Secured Obligations” means the earlier to occur of (a) a Discharge of Secured Obligations or (b) a Discharge of Secured Obligations with respect to all outstanding Secured Obligations other than Junior Secured Obligations.

“Discharge of Secured Obligations” means the occurrence of all of the following:

(1)	termination or expiration of all commitments to extend credit that would constitute Secured Debt;

(2)

payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest would be allowed in such Insolvency or Liquidation Proceeding), fees and premium, if any, on all Debt outstanding under the Secured Debt Documents in accordance with the Secured Debt Documents and constituting Secured Debt;

(3)

discharge or cash collateralization (in an amount and manner required by the Secured Debt Documents or otherwise reasonably satisfactory to the trustee, agent or other representative under the relevant Secured Debt Documents, but in no event greater than 105% of the aggregate undrawn face amount) of all letters of credit issued under (a) the Priority Lien Documents and constituting Priority Lien Debt or (b) the Subordinated Lien Documents and constituting Subordinated Lien Debt, in each case in accordance with the Secured Debt Documents; and

(4)

payment in full in cash of all other Secured Obligations that are outstanding and unpaid at the time the Secured Debt is paid in full in cash (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time).

“Enforcement” means collectively or individually for the ABL Collateral Agent or the collateral trustee when an ABL Default, a Priority Lien Default or a Subordinated Lien Default, as the case may be, has occurred and is continuing, any action taken by such Person to repossess, or exercise any remedies with respect to, any material amount of Collateral or commence the judicial enforcement of any of the rights and remedies with respect to any Collateral under the ABL Debt Documents, the Priority Lien Documents, the Subordinated Lien Documents or under any applicable law, but in all cases excluding (i) the demand of the repayment of all or any of the principal amount of any of the Obligations, (ii) the imposition of a default rate or late fee, (iii) the collection and application of, or the delivery of any activation notice with respect to, accounts or other proceeds of ABL Priority Lien Collateral deposited from time to time in deposit accounts or securities accounts against the ABL Debt Obligations;

provided, however, the foregoing exclusion set forth in clause (iii) shall immediately cease to apply upon the earlier of (x) the ABL Collateral Agent’s delivery of written notice to Catalyst that such exclusion no longer applies and (y) the termination of the commitments under the ABL Credit Facility, and (iv) the collection and application of, proceeds of Notes Priority Lien Collateral or Subordinated Lien Collateral deposited from time to time in a Noteholder Proceeds Collateral Account; provided, however, the foregoing exclusion set forth in clause (iv) shall immediately cease to apply upon the earlier of (x) the collateral trustee’s delivery of written notice to Catalyst that such exclusion no longer applies and (y) the termination of the commitments under the applicable indenture.

“Enforcement Notice” means a written notice delivered, at a time when an ABL Default, a Priority Lien Default or a Subordinated Lien Default has occurred and is continuing, by either the ABL Collateral Agent or the collateral trustee to the other such Person announcing that an Enforcement Period has commenced, specifying the relevant event of default, stating the current balance of the ABL Debt Obligations, the current balance owing with respect to the Priority Lien Obligations, as the case may be, or the current balance owing with respect to the Subordinated Lien Obligations, as the case may be, and requesting the current balance owing of the ABL Debt Obligations, the Priority Lien Obligations or the Subordinated Lien Obligations, as the case may be.

“Enforcement Period” means the period of time following the receipt by either the ABL Collateral Agent or the collateral trustee of an Enforcement Notice from the other until (i) in the case of an Enforcement Period commenced by the collateral trustee, the Discharge of Capped Secured Obligations, (ii) in the case of an Enforcement Period commenced by the ABL Collateral Agent, the Discharge of ABL Debt Obligations, or (iii) the collateral trustee or the ABL Collateral Agent (as applicable) agree in writing to terminate the Enforcement Period.

“First Lien Secured Obligations Cap” shall mean the principal amount of Secured Obligations equal to US$540.0 million plus any amounts outstanding under the New First Lien Coupon Notes, plus all interest (including any interest paid in kind), fees, costs, expenses and other amounts owing thereon (including post-petition interest, fees, costs and other charges, irrespective of whether a claim for such amounts is allowed or allowable in any Insolvency or Liquidation Proceeding) in accordance with the applicable Secured Debt Documents.

“Junior Secured Obligations” shall mean any and all Secured Obligations that, at the time of the incurrence thereof, are in excess of the First Lien Secured Obligations Cap. For greater certainty, any Secured Obligations that are Junior Secured Obligations at the time of incurrence shall continue to be Junior Secured Obligations notwithstanding the repayment of all or a portion of the Secured Obligations that fit within the First Lien Secured Obligations Cap. Catalyst shall, upon the incurrence of any Junior Secured Obligations, notify the collateral trustee and the ABL Collateral Agent of the same, and such Junior Secured Obligations shall be designated as such under the terms of the Secured Obligations.

“Noteholder Proceeds Collateral Account” means a deposit account or securities account established by and under the sole dominion and control of the collateral trustee and into which proceeds of Notes Priority Lien Collateral (and no proceeds of ABL Priority Lien Collateral or Excluded Assets) are to be deposited by or on behalf of Catalyst, a Guarantor or the collateral trustee. For greater certainty, so long as no event of default has occurred and is continuing under the indenture, amounts on deposit in the Noteholder Proceeds Collateral Account shall be released to Catalyst upon receipt by the collateral trustee of an Officers’ Certificate to the effect that the application of such amounts by Catalyst is permitted by the Secured Debt Documents.

“Offices” means the offices of each of Catalyst and the Guarantors where any of the ledgers, books, records, computers, books of account, computer programs, disks, tape files, printout runs, and other computer-prepared information with respect to accounts and Inventory, including data regarding claims and collections with respect thereto and any other proceeds thereof, are maintained and where mail (including payments of any accounts) is received.

“Priority Lien Default” means an “Event of Default” (as defined in any of the Priority Lien Documents).

“Subordinated Lien Default” means an “Event of Default” (as defined in any of the Subordinated Lien Documents).

Relative Lien Priorities

The intercreditor agreement will provide that, notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing the Priority Lien Obligations granted on the Collateral, of any Liens securing the Subordinated Lien Obligations granted on the Collateral or of any Liens securing the ABL Debt Obligations granted on the Collateral and notwithstanding any provision of any UCC, the PPSA, or any other applicable law or the relevant other documents or any defect or deficiencies in, or failure to perfect, the relevant Liens or any other circumstance whatsoever, (a) any Lien of the ABL Collateral Agent on the ABL Priority Lien Collateral securing the ABL Debt Obligations, shall be senior in all respects and prior to any Lien on the ABL Priority Lien Collateral securing the Secured Obligations, and (b) any Lien of the collateral trustee on the Notes Priority Lien Collateral securing the Secured Obligations, shall be senior in all respects and prior to any Lien on the Notes Priority Lien Collateral securing the ABL Debt Obligations, provided, that the Lien on the Notes Priority Lien Collateral securing Junior Secured Obligations shall be junior to the Lien on the Notes Priority Lien Collateral securing the ABL Debt Obligations.

In order to give effect to the proviso in the paragraph above, in the event that Catalyst issues additional Junior Secured Obligations, Catalyst shall, on or prior to the date of such issuance designate such excess Secured Obligations as ‘Junior Secured Obligations’. At the time that the Discharge of Capped Secured Obligations occurs, any remaining Notes Priority Lien Collateral after giving effect to such discharge shall automatically become ABL Priority Lien Collateral and shall thereafter be subject to the provisions of the intercreditor agreement applicable to ABL Priority Lien Collateral and the rights of the holders of ABL Debt Obligations and Junior Secured Obligations applicable thereto.

Scope of Collateral

The intercreditor agreement will provide that the Collateral securing the Secured Obligations, on the one hand, and the ABL Debt Obligations, on the other hand, will at all times be the same, and Catalyst and the Guarantors will agree not to grant any Lien to secure any of such Obligations or have any Subsidiary or any other Person provide any guarantee of any such Obligations, as the case may be, without ensuring that the same Lien (or guarantee, as the case may be) is simultaneously granted to secure (or guarantee, as the case may be) the Secured Obligations, on the one hand, and the ABL Debt Obligations, on the other hand.

Prohibition on Contesting Liens

The intercreditor agreement will provide that the ABL Collateral Agent, the collateral trustee, and each holder of ABL Debt Obligations, Priority Lien Obligations and Subordinated Lien Obligations will agree that it will not (and will waive any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity or enforceability of a Lien held by or on behalf of any holder of ABL Debt Obligations, Priority Lien Obligations or Subordinated Lien Obligations in all or any part of the Collateral or the provisions of the ABL Debt Documents, the Secured Debt Documents or the intercreditor agreement. The intercreditor agreement will provide that nothing therein can be construed to prevent or impair the rights of the ABL Collateral Agent, the collateral trustee, or any holder of ABL Debt Obligations, Priority Lien Obligations or Subordinated Lien Obligations to enforce the intercreditor agreement.

Amendments to ABL Debt Documents and Secured Debt Documents

The intercreditor agreement will provide that the Secured Debt Documents shall not be amended, modified, supplemented or waived to (i) move forward the final maturity date of any Secured Obligations or create scheduled dates of principal payments on the notes prior to the final maturity date (which for greater certainty will not affect any mandatory repayment requirement or optional redemption of the notes); or (ii) impose additional restrictions on the ability of Catalyst and/or the Guarantors to incur ABL Debt or grant Liens to secure the ABL Debt Obligations (other than those in effect on the issue date under the indenture). The intercreditor agreement will also provide that the ABL Debt Documents shall not be amended to impose additional restrictions on the ability of Catalyst and/or the Guarantors to make mandatory or scheduled payments on any Secured Obligations (other than those in effect on the issue date of the notes and described in the ABL Facility provided to the collateral trustee) or grant Liens to secure the Secured Obligations (other than those in effect on the issue date under the ABL Debt Documents).

For the sake of clarity, the intercreditor agreement will provide that any restrictions in any ABL Debt Document on Catalyst or any Guarantors to make payments on the Secured Obligations shall not have any effect on the rights and remedies of the holders of Secured Obligations as against Catalyst, the Guarantors or the Notes Priority Lien Collateral, including without limitation during any Insolvency or Liquidation Proceeding.

Enforcement – ABL Priority Lien Collateral

The intercreditor agreement will provide that, except as provided below in this paragraph, until the Discharge of ABL Debt Obligations, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against Catalyst or any Guarantor, neither the collateral trustee nor any holder of any Secured Obligations will:

(1)

exercise or seek to exercise any rights or remedies with respect to any ABL Priority Lien Collateral (including the exercise of any right of setoff or any right under any lockbox, pledged or blocked account agreement, securities account control agreement, armored car agreement, credit card processing agreement or any similar agreement among the collateral trustee and/or the ABL Collateral Agent and Catalyst or a Guarantor and the relevant service provider, depository or securities intermediary, landlord waiver or bailee’s letter or similar arrangement to which the collateral trustee or any holder of Secured Obligations is the beneficiary of or a party to in each case to the extent any of the foregoing constitute ABL Priority Lien Collateral) or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), until after the passage of the Collateral Trustee Standstill Period;

(2)

contest, protest or object to any foreclosure proceeding or action in respect of ABL Priority Lien Collateral brought by the ABL Collateral Agent or any holder of ABL Debt Obligations or any other exercise by such Persons of any rights and remedies relating to the ABL Priority Lien Collateral, whether under the ABL Debt Documents or otherwise; or

(3)	object to the forbearance by the ABL Collateral Agent or any holder of ABL Debt Obligations from bringing or pursuing any Enforcement against ABL Priority Lien Collateral.

Until the Discharge of ABL Debt Obligations (whether or not any Insolvency or Liquidation Proceeding has been commenced by or against Catalyst or any Guarantor), the ABL Collateral Agent and the holders of ABL Debt Obligations will have the exclusive right to enforce rights, exercise remedies (including set-off and the right to credit bid their debt) and, in connection therewith (including voluntary dispositions of ABL Priority Lien Collateral by Catalyst or the respective Guarantors after an ABL Default), make determinations regarding the release, disposition, or restrictions with respect to the ABL Priority Lien Collateral without any consultation with or the consent of the collateral trustee or any holder of Secured Obligations, provided that the Liens securing the Secured Obligations shall remain on and attach to the proceeds (other than those properly applied to the ABL Debt Obligations) of such Collateral released or disposed of subject to the relative priorities described in the intercreditor agreement.

Notwithstanding the preceding paragraphs, the collateral trustee and any holder of Secured Obligations may, in accordance with the collateral trust agreement:

(1)

file a claim or statement of interest with respect to the Secured Obligations in any case or proceeding referred to in clause (1) of the definition “Insolvency or Liquidation Proceeding” that has been commenced by or against Catalyst or a Guarantor;

(2)

take any action (not adverse to the priority status of the Liens on the ABL Priority Lien Collateral, or the rights of the ABL Collateral Agent or any holder of ABL Debt Obligations to exercise remedies in respect thereof) in order to create, perfect, preserve or protect its Lien on any of the Collateral;

(3)

file any necessary or appropriate responsive or defensive pleadings in opposition to any motion, claim, or other pleading objecting to or otherwise seeking the disallowance of the claims of the holders of Secured Obligations, if any, in either case not inconsistent with the terms of the intercreditor agreement;

(4)

file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of Catalyst or the Guarantors arising under any case or proceeding referred to in clause (1) of the definition of “Insolvency or Liquidation Proceeding” or applicable non-bankruptcy law;

(5)

vote in favour of or against any plan of reorganization, compromise or arrangement, or file any proof of claim, make other filings and/or make any arguments and motions with respect to the Secured Obligations that in each case, are not inconsistent with the terms of the intercreditor agreement, including commencing any case or proceeding referred to in clause (1) of the definition of “Insolvency or Liquidation Proceeding”;

(6)	exercise any of its rights or remedies with respect to any of the ABL Priority Lien Collateral after the termination of the Collateral Trustee Standstill Period; or

(7)	make a cash bid on all or any portion of the ABL Priority Lien Collateral in any foreclosure proceeding or action.

The collateral trustee, on behalf of itself and each holder of Secured Obligations, will agree that it will not take or receive any ABL Priority Lien Collateral or any proceeds of such ABL Priority Lien Collateral in connection with the exercise of any right or remedy (including set-off) with respect to any such ABL Priority Lien Collateral in its capacity as a creditor in violation of the intercreditor agreement. Unless and until the Discharge of ABL Debt Obligations, except as expressly provided in the provisions set forth in the first and third paragraph under “— Enforcement — ABL Priority Lien Collateral”, and the provisions under “— Agreements With Respect to Insolvency or Liquidation Proceedings” as they relate to adequate protection, the sole right of the collateral trustee and the holders of Secured Obligations with respect to the ABL Priority Lien Collateral is to hold a Lien (if any) on such Collateral pursuant to the respective Secured Debt Documents for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of ABL Debt Obligations.

Subject to the provisions set forth in the first paragraph under “— Enforcement — ABL Priority Lien Collateral”, and the provisions under “— Agreements With Respect to Insolvency or Liquidation Proceedings” as they relate to adequate protection,

(1)

the collateral trustee, on behalf of itself, and the holders of Secured Obligations, will agree that such Persons will not take any action that would hinder any exercise of remedies under the ABL Debt Documents or that is otherwise prohibited under the intercreditor agreement, including any sale, lease, exchange, transfer or other disposition whether by foreclosure or otherwise of the ABL Priority Lien Collateral;

(2)

the collateral trustee, on behalf of itself and the holders of Secured Obligations, will agree to waive any and all rights such Persons may have as a junior lien creditor to object to the manner in which the ABL Collateral Agent or the holders of ABL Debt Obligations seek to enforce or collect the ABL Debt Obligations or the Liens securing the ABL Debt Obligations granted in any of the ABL Debt Documents and undertaken in accordance with the intercreditor agreement, regardless of whether any action or failure to act by or on behalf of the ABL Collateral Agent, or the holders of ABL Debt Obligations is adverse to the interest of the holders of Secured Obligations; and

(3)

the collateral trustee will acknowledge that no covenant, agreement or restriction contained in Secured Debt Document (in each case, other than the intercreditor agreement) shall be deemed to restrict in any way the rights and remedies of the ABL Collateral Agent or the holders of ABL Debt Obligations with respect to the enforcement of the Liens on the ABL Priority Lien Collateral as set forth in the intercreditor agreement and the ABL Debt Documents.

Except as otherwise set forth under the first paragraph under “— Enforcement — ABL Priority Lien Collateral”, the fourth paragraph under “— Enforcement — ABL Priority Lien Collateral”, and the provisions related to set-off and priorities of proceeds of Collateral as set forth in the intercreditor agreement, the collateral trustee and the holders of Secured Obligations may, in accordance with the collateral trust agreement, exercise rights and remedies as unsecured creditors against Catalyst or any Guarantor that has guaranteed or granted Liens to secure the Secured Obligations, as applicable, and the collateral trustee may exercise rights and remedies with respect to the Notes

Priority Lien Collateral in accordance with the terms of the Secured Debt Documents and applicable law; provided, however, that in the event that the collateral trustee or any holder of Secured Obligations becomes a judgment Lien creditor in respect of ABL Priority Lien Collateral as a result of its enforcement of such rights as an unsecured creditor with respect to the Secured Obligations, as applicable, such judgment Lien shall be subject to the terms of the intercreditor agreement for all purposes (including in relation to the ABL Debt Obligations) as the other Liens securing the Secured Obligations are subject to the intercreditor agreement.

Enforcement – Notes Priority Lien Collateral

The intercreditor agreement will provide that, except as provided below in this paragraph, until the Discharge of Capped Secured Obligations, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against Catalyst or any Guarantor, neither the ABL Collateral Agent nor any holder of any ABL Debt Obligations will:

(1)

exercise or seek to exercise any rights or remedies with respect to any Notes Priority Lien Collateral (including the exercise of any right of setoff or any right under any lockbox, pledged or blocked account agreement, securities account control agreement, armored car agreement, credit card processing agreement or any similar agreement among the collateral trustee and/or the ABL Collateral Agent and Catalyst or a Guarantor and the relevant service provider, depository or securities intermediary, landlord waiver or bailee’s letter or similar arrangement to which the ABL Collateral Agent or any holder of ABL Debt Obligations is a beneficiary of or a party to in each case to the extent any of the foregoing constitute Notes Priority Lien Collateral) or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), until after the passage of the ABL Collateral Agent Standstill Period;

(2)

contest, protest or object to any foreclosure proceeding or action in respect of Notes Priority Lien Collateral brought by the collateral trustee or any holder of Secured Obligations (other than a holder of Junior Secured Obligations or anyone acting on its behalf) or any other exercise by such Persons of any rights and remedies relating to the Notes Priority Lien Collateral, whether under the Secured Debt Documents or otherwise; and

(3)

object to the forbearance by the collateral trustee or any holder of Secured Obligations (other than a holder of Junior Secured Obligations or anyone acting on its behalf) from bringing or pursuing any Enforcement against the Notes Priority Lien Collateral.

Until the Discharge of Capped Secured Obligations (whether or not any Insolvency or Liquidation Proceeding has been commenced by or against Catalyst or any Guarantor), the collateral trustee and the holders of Secured Obligations will have the exclusive right to enforce rights, exercise remedies (including set-off and the right to credit bid their debt) and, in connection therewith (including voluntary dispositions of Notes Priority Lien Collateral by Catalyst or the respective Guarantors after a Notes Priority Lien Default), make determinations regarding the release, disposition, or restrictions with respect to the Notes Priority Lien Collateral, without any consultation with or the consent of the ABL Collateral Agent or any holder of ABL Debt Obligations, provided that the Liens securing the ABL Debt Obligations shall remain on and attach to the proceeds (other than those properly applied to the Secured Obligations to the extent of the First Lien Secured Obligations Cap) of such Collateral released or disposed of subject to the relative priorities described in the intercreditor agreement.

Notwithstanding the preceding paragraph under “— Enforcement — Notes Priority Lien Collateral”, the ABL Collateral Agent and any holder of ABL Debt Obligations may:

(1)

file and prosecute a claim or statement of interest with respect to the ABL Debt Obligations in any case or proceeding referred to in clause (1) of the definition “Insolvency or Liquidation Proceeding” that has been commenced by or against Catalyst or a Guarantor;

(2)

take any action not adverse to the priority status of the Liens on the Notes Priority Lien Collateral, or the rights of the collateral trustee or any holder of Secured Obligations (excluding the holders of Junior Secured Obligations) to exercise remedies in respect thereof in order to create, perfect, preserve or protect its Lien on any of the Collateral;

(3)

file any necessary or appropriate responsive or defensive pleadings in opposition to any motion, claim, or other pleading objecting to or otherwise seeking the disallowance of the claims of the holders of ABL Debt Obligations, if any, in either case not inconsistent with the terms of the intercreditor agreement;

(4)

file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of Catalyst or the Guarantors arising under either any case or proceeding referred to in clause (1) of the definition of “Insolvency or Liquidation Proceeding” or applicable non-bankruptcy law;

(5)

vote in favour of or against any plan of reorganization, compromise or arrangement or file any proof of claim, make other filings and/or make any arguments and motions with respect to the ABL Debt Obligations, that are, in each case, not inconsistent with the terms of the intercreditor agreement, including commencing any case or proceeding referred to in clause (1) of the definition “Insolvency or Liquidation Proceeding”;

(6)	exercise any of its rights or remedies with respect to any of the Notes Priority Lien Collateral after the termination of the ABL Collateral Agent Standstill Period; and

(7)	make a cash bid on all or any portion of the Notes Priority Lien Collateral in any foreclosure proceeding or action.

The ABL Collateral Agent, on behalf of itself and each holder of ABL Debt Obligations, will agree that it will not take or receive any Notes Priority Lien Collateral or any proceeds of such Notes Priority Lien Collateral in connection with the exercise of any right or remedy (including set-off) with respect to any such Notes Priority Lien Collateral in its capacity as a creditor in violation of the intercreditor agreement. Unless and until the Discharge of Capped Secured Obligations, except as expressly provided in the provisions set forth in the first and third paragraph under “— Enforcement — Notes Priority Lien Collateral”, and the provisions under “— Agreements With Respect to Insolvency or Liquidation Proceedings” as they relate to adequate protection, the sole right of the ABL Collateral Agent and the holders of ABL Debt Obligations with respect to the Notes Priority Lien Collateral is to hold a Lien (if any) on such Collateral pursuant to the respective ABL Documents for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of Capped Secured Obligations.

Subject to the provisions set forth in the first paragraph under “— Enforcement — Notes Priority Lien Collateral”, and the provisions under “— Agreements With Respect to Insolvency or Liquidation Proceedings” as they relate to adequate protection,

(1)

the ABL Collateral Agent, on behalf of itself and the holders of ABL Debt Obligations, will agree that such Persons will not take any action that would hinder any exercise of remedies under the Secured Debt Documents (other than an exercise by or on behalf of the holders of Junior Secured Obligations) or that is otherwise prohibited under the intercreditor agreement, including any sale, lease, exchange, transfer or other disposition whether by foreclosure or otherwise of the Notes Priority Lien Collateral;

(2)

the ABL Collateral Agent, on behalf of itself and the holders of ABL Debt Obligations, will agree to waive any and all rights such Persons may have as a junior lien creditor to object to the manner in which the collateral trustee or the holders of Secured Obligations seek to enforce or collect the Secured Obligations or the Liens securing the Secured Obligations granted in any of the Secured Debt Documents and undertaken in accordance with the intercreditor agreement, regardless of whether any action or failure to act by or on behalf of the collateral trustee or the holders of Secured Obligations is adverse to the interest of the holders of ABL Debt Obligations, provided that this waiver shall not apply to enforcement by or on behalf of the holders of Junior Secured Obligations; and

(3)

the ABL Collateral Agent will acknowledge that no covenant, agreement or restriction contained in any ABL Debt Document (other than the intercreditor agreement) shall be deemed to restrict in any way the rights and remedies of the collateral trustee or the holders of Secured Obligations with respect to the enforcement of the Liens on the Notes Priority Lien Collateral as set forth in the intercreditor agreement and the Secured Debt Documents; provided that this acknowledgement shall not apply to any covenant, agreement or restriction relating solely to the holders of Junior Secured Obligations.

Except as otherwise set forth under the first paragraph under “— Enforcement — Notes Priority Lien Collateral”, the fourth paragraph under “— Enforcement — Notes Priority Lien Collateral”, and the provisions related to set-off and priorities of proceeds of Collateral as set forth in the intercreditor agreement, the ABL Collateral Agent and the holders of ABL Debt Obligations may exercise rights and remedies as unsecured creditors against Catalyst or any Guarantor that has guaranteed or granted Liens to secure the ABL Debt Obligations and the ABL Collateral Agent may exercise rights and remedies with respect to the ABL Priority Lien Collateral in accordance with the terms of the ABL Debt Documents and applicable law; provided, however, that in the event that the ABL Collateral Agent or any holder of ABL Debt Obligations becomes a judgment Lien creditor in respect of Notes Priority Lien Collateral as a result of its enforcement of such rights as an unsecured creditor with respect to the ABL Debt Obligations, such judgment Lien shall be subject to the terms of the intercreditor agreement for all purposes (including in relation to the Secured Obligations) as the other Liens securing the ABL Debt Obligations are subject to the intercreditor agreement.

Liquidation Period and Collateral Access Rights During the Liquidation Period

The intercreditor agreement will provide that the ABL Collateral Agent may, following a period of not less than two Business Days from the date on which the collateral trustee receives an Enforcement Notice from the ABL Collateral Agent, and subject to the rights of applicable landlords, but without paying the collateral trustee or the holders of Secured Obligations any consideration therefor other than, for greater certainty, expense or cost reimbursement as expressly set forth in the intercreditor agreement, occupy and use the Notes Priority Lien Collateral, consisting of or located within each of Catalyst’s or a Guarantor’s manufacturing facilities comprising the Notes Priority Lien Collateral and each of Catalyst’s or a Guarantor’s warehouse, distribution and office facilities, in each case for up to one hundred and fifty (150) days from the Commencement Date (as defined below) (the “Liquidation Period”) following the earliest to occur of: (i) the commencement of an Enforcement by the ABL Collateral Agent in respect of the ABL Priority Lien Collateral; (ii) receipt by the ABL Collateral Agent of an Enforcement Notice from the collateral trustee; and (iii) the expiration of any period during which the ABL Collateral Agent is precluded by statute or stayed or enjoined from taking one or more Enforcement actions in respect of the ABL Priority Lien Collateral (the date on which the earliest of an event described in clauses (i), (ii) or (iii) inclusive above occurs being the “Commencement Date”). Notwithstanding the foregoing, the Liquidation Period shall be extended by the number of days during which the ABL Collateral Agent is precluded by statute or stayed or enjoined from taking any Enforcement actions in respect of the ABL Priority Lien Collateral in the event such stay, enjoinment or statutory preclusion comes into effect after the occurrence of either “(i)” or “(ii)” in the definition of “Commencement Date”.

To the extent the ABL Collateral Agent has been granted a license to use any intellectual property of Catalyst or a Guarantor by such party under the terms of the ABL Debt Documents and such intellectual property forms part of the Notes Priority Lien Collateral, the intercreditor agreement will provide for a continuation of such license (notwithstanding any enforcement of the Notes Priority Lien Collateral) for the duration of the Liquidation Period, subject to parallel use of such intellectual property by the collateral trustee as may be required in connection with any enforcement against the Notes Priority Lien Collateral.

Collateral Access Right

During the Liquidation Period, the ABL Collateral Agent’s access to and use and occupancy of the manufacturing facilities, warehouse and distribution facilities and offices comprising Notes Priority Collateral shall not be exclusive and, provided that none of the following interfere in any material respect in connection with the exercise by the ABL Collateral Agent of its rights afforded by the intercreditor agreement, including the liquidation, sale or other disposition of the ABL Priority Lien Collateral by the ABL Collateral Agent or a receiver:

(i)

the collateral trustee shall have access to the manufacturing, warehouse, distribution and offices and Notes Priority Lien Collateral to preserve, protect, appraise and evaluate the Notes Priority Lien Collateral, to show the Notes Priority Lien Collateral to potential purchasers, to offer the Notes Priority Lien Collateral for sale and to operate the business of Catalyst and the Guarantors; and

(ii)	the collateral trustee may sell, transfer, assign or otherwise dispose of some or all of the Notes Priority Lien Collateral; provided to the extent such Notes Priority Lien Collateral continues to be required for the purposes set out in the section describing the ‘Liquidation Period’ above that the purchasers of such Notes Priority Lien Collateral shall have expressly agreed in writing to be bound by the collateral trustee’s obligations under the intercreditor agreement with respect to the purchased Notes Priority Lien Collateral until the expiration of the Liquidation Period and that to the extent so required as aforesaid, the items purchased shall remain in place and shall remain subject to the rights of use and occupancy of the ABL Collateral Agent set out in the section describing the ‘Liquidation Period’ above.

During the Liquidation Period, the ABL Collateral Agent will have non-exclusive access to and use and occupancy of (i) Catalyst’s and each Guarantor’s manufacturing, warehouse and distribution facilities comprising Notes Priority Lien Collateral and other Notes Priority Collateral located therein (and all material handling equipment comprising Notes Priority Lien Collateral whether or not located therein) and the applicable Offices all as and to the extent necessary to permit the ABL Collateral Agent to convert raw materials, to complete the manufacturing of work in process and to package, ship, sell, liquidate or otherwise dispose of Inventory, and (ii) the applicable Offices of Catalyst or a Guarantor, as applicable, and the Notes Priority Lien Collateral located therein, including, without limitation, computers and computer programs and all other office equipment and supplies, all as and to the extent necessary to permit the ABL Collateral Agent to collect, sell or otherwise dispose of accounts.

Books, Records and Expenses During Liquidation Period

The intercreditor agreement will provide that, during the Liquidation Period, the collateral trustee, Catalyst and the Guarantors will make available to the ABL Collateral Agent at no cost to the ABL Collateral Agent (other than any reasonable costs and expenses incurred by the collateral trustee) copies of all books, records, books of account, computer disks, printouts, tapes and other computer-prepared information and other information with respect to the ABL Priority Lien Collateral as may reasonably be necessary to achieve the purposes set forth in the last paragraph under the caption “— Collateral Access Rights”.

During the applicable term of the Liquidation Period, the ABL Collateral Agent may use and occupy the Notes Priority Lien Collateral without force or process of law and without any obligation or requirement to pay rents, royalties or other fees to any holders of Secured Obligations, Catalyst or a Guarantor, except for payment or reimbursement of rents, costs and expenses. If the ABL Collateral Agent, on behalf of itself and the holders of the ABL Debt Obligations, elects to use some or all of the Notes Priority Lien Collateral as set forth in the intercreditor agreement, to the extent and for so long as the ABL Collateral Agent occupies or uses a manufacturing, warehouse or distribution facility or Office owned or leased by Catalyst or a Guarantor, the ABL Collateral Agent is responsible for all direct and actual expenses related thereto, including costs with respect to heat, light, electricity, water, insurance and real property taxes with respect to that portion of any building so used or occupied and payroll and related expenses for employees whose services are required by the ABL Collateral Agent for such use and operation of such facility or office. In the case of Notes Priority Lien Collateral leased to Catalyst or a Guarantor and used or occupied by the ABL Collateral Agent, the ABL Collateral Agent shall assume and be directly responsible for all obligations of the lessee, including without limitation, paying the rental and other payments required to be paid to the lessor, in each case in accordance with the terms of such lease for the period of such use and occupancy of the Notes Priority Lien Collateral, unless the applicable lessor shall have otherwise agreed. The ABL Collateral Agent shall promptly repair, at the ABL Collateral Agent’s expense, any physical damage to the Notes Priority Lien Collateral caused by the ABL Collateral Agent and/or its receivers or agents, as applicable, during the use or occupancy of the Notes Priority Lien Collateral by the ABL Collateral Agent, or caused by any sale, removal or other disposition of its ABL Priority Lien Collateral (ordinary wear and tear excluded), and the Notes Priority Lien Collateral so used or occupied shall be left by the ABL Collateral Agent and its receivers and agents in substantially the same state of repair and be in the same working order (ordinary wear and tear excluded), in each case as existed upon the commencement of the Liquidation Period. The ABL Collateral Agent shall not be liable for any diminution in value of the Notes Priority Lien Collateral caused by the absence of the ABL Priority Lien Collateral actually removed or by any necessity of replacing the ABL Priority Lien Collateral or, subject the preceding sentences of this paragraph, for any other reason.

Accounts and Cash

The intercreditor agreement will provide that any proceeds of Notes Priority Lien Collateral which Catalyst or a Guarantor is entitled to receive under the Credit Agreement and the indenture shall be deposited into a Noteholder

Proceeds Collateral Account and shall not be deposited into a Blocked Account of Catalyst or a Guarantor, as applicable, that is included as part of the ABL Priority Lien Collateral. Notwithstanding the foregoing, to the extent any proceeds of Notes Priority Lien Collateral are deposited into a Blocked Account, the collateral trustee, Catalyst or a Guarantor, as applicable, will only be entitled to recover such proceeds of Notes Priority Lien Collateral from the ABL Collateral Agent and any applicable Blocked Account if (i) after such cash proceeds are deposited into any such Blocked Account, the ABL Collateral Agent is provided with written notice of the deposit (the “Note Collateral Deposit Notice”) providing reasonable particulars thereof (including, without limitation, a reasonable description of the Notes Priority Lien Collateral so sold) and (ii) prior to its receipt of a Note Collateral Deposit Notice, the ABL Collateral Agent has not applied such proceeds to repayment of the ABL Debt Obligations or otherwise released such proceeds from the applicable Blocked Account.

To the extent any proceeds of ABL Priority Lien Collateral are deposited into a Noteholder Proceeds Collateral Account, the ABL Collateral Agent, Catalyst or a Guarantor, as applicable, will only be entitled to recover such proceeds of ABL Priority Lien Collateral from the collateral trustee and any Noteholder Proceeds Collateral Account if (i) after such proceeds are deposited into the Noteholder Proceeds Collateral Account, the collateral trustee is provided with written notice of the deposit (the “ABL Collateral Deposit Notice”) providing reasonable particulars thereof and (ii) prior to its receipt of the ABL Collateral Deposit Notice, the collateral trustee has not applied such proceeds to repayment of any Secured Obligations or otherwise released such proceeds from the applicable Noteholder Proceeds Collateral Account.

For greater certainty:

(a)

any proceeds of Notes Priority Lien Collateral received by the ABL Collateral Agent and that are held by the ABL Collateral Agent in violation of the preceding paragraphs shall be held by the ABL Collateral Agent as agent for the collateral trustee, and shall be deposited by the ABL Collateral Agent in the Noteholder Proceeds Collateral Account upon the instructions of the collateral trustee, and may be used, applied and otherwise dealt with by the collateral trustee, Catalyst or the applicable Guarantor, as applicable, to the extent permitted by the indenture (any such cash proceeds which may be so used, applied or otherwise dealt with being referred to as “Note Collateral Proceeds”);

(b)

any proceeds of ABL Priority Collateral received by the collateral trustee and that are held by the collateral trustee in violation of the preceding paragraphs shall be held by the collateral trustee as agent for the ABL Collateral Agent, and shall be deposited by the collateral trustee into a Blocked Account upon the instructions of the ABL Collateral Agent, and may be used, applied and otherwise dealt with by the ABL Collateral Agent, Catalyst or the applicable Guarantor, as applicable, to the extent permitted by the ABL Debt Documents;

(c)

to the extent any Note Collateral Proceeds are used or applied to (i) pay or repay any indebtedness or obligations owing by Catalyst or a Guarantor, as applicable, including, without limitation, all or any portion of the Secured Obligations, the amounts so paid or repaid shall be received by the applicable Persons entitled thereto free and clear of any Liens created under the ABL Debt Documents or (ii) purchase any property or assets, including, without limitation, any notes issued by Catalyst under the indenture, provided such purchase is permitted by the ABL Debt Documents and the Secured Debt Documents: (A) the purchase price shall be received by the vendor of the applicable property or assets; and (B) except to the extent any property or assets so acquired would themselves constitute Collateral, the property or assets so acquired shall be acquired by Catalyst or the Guarantor, as applicable, in each case in (A) and (B) above, free and clear of any Liens created under the ABL Debt Documents; and

(d)

nothing in this section is intended to affect the obligation of Catalyst or a Guarantor to (i) deposit proceeds of Notes Priority Lien Collateral into a Noteholder Proceeds Collateral Account or to make an offer to repay the notes when required under the terms of the indenture or (ii) deposit proceeds of ABL Priority Lien Collateral or Excluded Assets into a Blocked Account or make an offer to repay the ABL Debt Obligations when required under the ABL Debt Documents.

Application of Proceeds

The intercreditor agreement will provide that, subject to the provisions related to reorganization securities under “— Insolvency or Liquidation Proceedings”, so long as the Discharge of ABL Debt Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against Catalyst or any Guarantor, all ABL Priority Lien Collateral or proceeds thereof received in connection with the sale or other disposition of, or collection on, such Collateral upon the exercise of remedies by the ABL Collateral Agent or the holders of ABL Debt Obligations or the collateral trustee or the holders Secured Obligations shall be delivered to the ABL Collateral Agent and applied by the ABL Collateral Agent to the ABL Debt Obligations in such order as specified in the relevant ABL Debt Documents. Upon the Discharge of ABL Debt Obligations, the ABL Collateral Agent will deliver to the collateral trustee any ABL Priority Lien Collateral and proceeds of such Collateral held by it or as a court of competent jurisdiction may otherwise direct to be applied by the collateral trustee in such order as specified in the Secured Debt Documents.

The intercreditor agreement will provide that, subject to the provisions related to reorganization securities under the caption “— Insolvency or Liquidation Proceedings”, so long as the Discharge of Capped Secured Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against Catalyst or any Guarantor, all Notes Priority Lien Collateral or proceeds thereof received in connection with the sale or other disposition of, or collection on, such Collateral upon the exercise of remedies by the collateral trustee or the holders of Secured Obligations or the ABL Collateral Agent or the holders of ABL Debt Obligations, shall be delivered to the collateral trustee and applied by the collateral trustee to Secured Obligations in such order as specified in the relevant Secured Debt Documents and the collateral trust agreement. Upon the Discharge of Capped Secured Obligations, the collateral trustee will deliver to the ABL Collateral Agent any Notes Priority Lien Collateral and proceeds thereof held by it or as a court of competent jurisdiction may otherwise direct to be applied by the ABL Collateral Agent in such order as specified in the ABL Debt Documents.

Payments over in Violation of Intercreditor Agreement

The intercreditor agreement will provide that, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against Catalyst or any Guarantor, any Collateral or proceeds thereof received by any holder of ABL Debt Obligations or Secured Obligations in connection with the exercise of any right or remedy (including set-off) relating to the Collateral in contravention of the intercreditor agreement shall be segregated and held in trust for and forthwith paid over to the ABL Collateral Agent or the collateral trustee, as appropriate, in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. The collateral trustee and the ABL Collateral Agent will each be irrevocably authorized to make any such endorsements as agent for the other Person.

Releases

The intercreditor agreement will provide that if, in connection with an Enforcement by or on behalf of the ABL Collateral Agent in respect of any ABL Priority Lien Collateral as provided for under the caption “— Enforcement — ABL Priority Lien Collateral”, the ABL Collateral Agent, for itself and/or on behalf of any holder of ABL Debt Obligations, releases its Liens on any part of the ABL Priority Lien Collateral, then the Liens, if any, of the collateral trustee and the holders of Secured Obligations on the ABL Priority Lien Collateral sold or disposed of in connection with such exercise, shall be automatically, unconditionally and simultaneously released to the same extent whether or not a Secured Default is then continuing.

The intercreditor agreement further provides that if, in connection with an Enforcement by or on behalf of the collateral trustee in respect of any Notes Priority Lien Collateral as provided for under the caption “— Enforcement — Notes Priority Lien Collateral”, the collateral trustee, for itself and/or on behalf of any holder of Secured Obligations, releases its Liens on any part of the Notes Priority Lien Collateral, then the Liens, if any, of the ABL Collateral Agent and the holders of ABL Debt Obligations on the Notes Priority Lien Collateral sold or disposed of in connection with such exercise, shall be automatically, unconditionally and simultaneously released to the same extent whether or not an ABL Default is then continuing, provided, that this provision will not apply to a release of any Liens on any part of the Notes Priority Lien Collateral by or on behalf of the holders of Junior Secured Obligations.

The intercreditor agreement further provides that if, in connection with any sale, lease, exchange, transfer or other disposition of any Collateral other than in connection with an Enforcement (collectively, a “Disposition”) permitted under the terms of the ABL Debt Documents and the Secured Debt Documents (including voluntary Dispositions of ABL Priority Lien Collateral by Catalyst or the respective Guarantors after an ABL Default or voluntary Dispositions of Notes Priority Lien Collateral by Catalyst or the respective Guarantors after a Priority Lien Default or a Subordinated Lien Default),

(i)

the ABL Collateral Agent, for itself and/or on behalf of any holder of ABL Debt Obligations, releases any of its Liens on any part of the ABL Priority Lien Collateral (in each case other than after the occurrence and during the continuance of a Priority Lien Default or a Subordinated Lien Default) then the Liens, if any, of the collateral trustee, for itself and/or on behalf of any of the holders of Secured Obligations secured by such ABL Priority Lien Collateral, shall be automatically, unconditionally and simultaneously released; and

(ii)

the collateral trustee, for itself and/or on behalf of any holder of Secured Obligations, releases any of its Liens on any part of the Notes Priority Lien Collateral (in each case other than after the occurrence and during the continuance of a ABL Default) then the Liens, if any, of the ABL Collateral Agent, for itself and/or on behalf of any of the holders of ABL Debt Obligations secured by such Notes Priority Lien Collateral, shall be automatically, unconditionally and simultaneously released; provided, that this provision will not apply to a release of any Liens on any part of the Notes Priority Lien Collateral by or on behalf of the holders of Junior Secured Obligations.

Insurance

The intercreditor agreement will provide that subject to the terms of, and the rights of Catalyst and the Guarantors under, the ABL Debt Documents and the Secured Debt Documents:

(1)

(a) unless and until the Discharge of ABL Debt Obligations has occurred, the ABL Collateral Agent and the holders of ABL Debt Obligations shall have the sole and exclusive right to adjust settlement for any insurance policy covering the ABL Priority Lien Collateral or the Liens with respect thereto, in the event of any loss thereunder or with respect thereto and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) affecting such ABL Priority Lien Collateral, and (b) unless and until the Discharge of the Capped Secured Obligations has occurred, the collateral trustee and the holders of Secured Obligations shall have the sole and exclusive right to adjust settlement for any insurance policy covering the Notes Priority Lien Collateral or the Liens with respect thereto, in the event of any loss thereunder or with respect thereto and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) affecting such Notes Priority Lien Collateral; and

(2)	all proceeds of any such policy and any such award (or any payments with respect to a deed in lieu of condemnation):

(a)

to the extent relating to ABL Priority Lien Collateral and required by the ABL Debt Documents, shall be paid to the ABL Collateral Agent for the benefit of the holders of ABL Debt Obligations pursuant to the terms of the ABL Debt Documents (including, without limitation, for purposes of cash collateralization of letters of credit) and following the Discharge of ABL Debt Obligations, and subject to the terms of, and the rights of Catalyst and the Guarantors under the Secured Debt Documents, to the collateral trustee for the benefit of the holders of Secured Obligations to the extent required under the Secured Debt Documents and following the Discharge of Secured Obligations, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct; and

(b)

to the extent relating to Notes Priority Lien Collateral and required by the Secured Documents, shall be paid to the collateral trustee for the benefit of the holders of Secured Obligations pursuant to the terms of the Secured Debt Documents (including, without limitation, for purposes of cash collateralization of letters of credit) and thereafter, following the Discharge of Capped Secured Obligations, and subject to the terms of, and the rights of Catalyst and the Guarantors under, the

ABL Debt Documents, to the ABL Collateral Agent for the benefit of the holders of ABL Debt Obligations, to the extent required under the ABL Debt Documents, and thereafter, following the Discharge of ABL Debt Obligations and subject to the second paragraph under “— Relative Lien Priorities” above, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct.

The ABL Collateral Agent and collateral trustee shall each receive separate lender’s loss payable endorsements naming themselves as loss payee and additional insured, as their interests may appear, with respect to policies which insure the Collateral and to the extent any proceeds are received and those proceeds are compensation for a casualty loss with respect to (1) the ABL Priority Lien Collateral, such proceeds shall (subject to the rights of Catalyst and the Guarantors) first be applied to repay the ABL Debt Obligations and then be applied, to the extent required by the Secured Debt Documents, to the Secured Obligations and (2) the Notes Priority Lien Collateral, such proceeds shall (subject to the rights of Catalyst and the Guarantors) first be applied to repay the Secured Obligations (excluding any Junior Secured Obligations) and then be applied, to the extent required by the ABL Debt Documents, to the ABL Debt Obligations, and then be applied, to the extent required by the Secured Debt Documents, to the Junior Secured Obligations.

Bailees for Perfection

The intercreditor agreement will provide that each of the ABL Collateral Agent and the collateral trustee will:

(1)

agree to hold that part of the Collateral that is in its (or its agents’ or bailees’) possession or control to the extent that possession or control thereof is taken to perfect a Lien thereon under the UCC or the PPSA (such Collateral being the “Pledged Collateral”) as collateral agent for (a) with respect to the ABL Collateral Agent, the holders of Secured Obligations and as bailee for the collateral trustee and any assignee solely for the purpose of perfecting the security interest granted under the Secured Debt Documents, or (b) with respect to the collateral trustee, the holders of ABL Debt Obligations and as bailee for the ABL Collateral Agent and any assignee solely for the purpose of perfecting the security interest granted under the ABL Debt Documents; subject to the terms and conditions under this caption “— Bailees for Perfection”;

(2)

have no obligation whatsoever to any other Person to ensure that the Pledged Collateral is genuine or owned by Catalyst or any of the Guarantors or to preserve rights or benefits of any Person except as expressly set forth under this caption “— Bailees for Perfection”;

(3)	not have a fiduciary relationship with any other Person with respect to such acts; and

(4)

(a) with respect to the ABL Collateral Agent, upon the Discharge of ABL Debt Obligations, deliver the remaining Pledged Collateral (if any) together with any necessary endorsements, first, to the collateral trustee to the extent the Secured Obligations which are secured by such Pledged Collateral remain outstanding, and second, to Catalyst or the applicable Guarantor; and (b) with respect to the collateral trustee, upon the Discharge of Capped Secured Obligations, deliver the remaining Pledged Collateral (if any) together with any necessary endorsements, first, to the ABL Collateral Agent to the extent the ABL Debt Obligations which are secured by such Pledged Collateral remain outstanding, and second (subject to the second paragraph under “— Relative Lien Priorities” above), to Catalyst or the applicable Guarantor.

The duties or responsibilities of the ABL Collateral Agent and the collateral trustee described under this caption “— Bailees for Perfection” are limited solely to holding the Pledged Collateral as bailee in accordance therewith and delivering the Pledged Collateral upon either a Discharge of ABL Debt Obligations or a Discharge of Capped Secured Obligations pursuant to and as provided in the paragraph above, so that, subject to the terms of the intercreditor agreement, (1) until a Discharge of ABL Debt Obligations, the ABL Collateral Agent is entitled to deal with the Pledged Collateral or ABL Priority Lien Collateral within its “control” in accordance with the terms of the intercreditor agreement and other ABL Debt Documents as if the Liens (if any) of the collateral trustee did not exist and (2) until a Discharge of Capped Secured Obligations, the collateral trustee is entitled to deal with the Pledged Collateral or Notes Priority Lien Collateral within its “control” in accordance with the terms of the intercreditor agreement and other Secured Debt Documents as if the Liens (if any) of the ABL Collateral Agent did not exist.

Agreements with Respect to Insolvency or Liquidation Proceedings

If Catalyst or any Guarantor shall be subject to any Insolvency or Liquidation Proceeding and either:

(1)

prior to the Discharge of ABL Debt Obligations, the ABL Collateral Agent shall agree to permit (x) the use of “cash collateral” (as such term is defined in Section 363(a) of the Bankruptcy Code or its equivalent under any similar Bankruptcy Law or under any other power exercisable by a Bankruptcy Court) constituting ABL Priority Lien Collateral, or (y) Catalyst or any Guarantor to obtain financing, whether from the holders of ABL Debt Obligations or any other Person under Section 364 of the Bankruptcy Code or under any other power exercisable by a Bankruptcy Court, to be secured by all or any portion of the ABL Priority Lien Collateral (“DIP Financing”); or

(2)

prior to the Discharge of Secured Obligations, the collateral trustee shall agree to permit (x) the use of “cash collateral” constituting Notes Priority Lien Collateral or Subordinated Lien Collateral under Section 363(a) of the Bankruptcy Code or under any other power exercisable by a Bankruptcy Court or (y) Catalyst or any Guarantor to obtain DIP Financing, whether from the holders of Secured Obligations or any other Person under Section 364 of the Bankruptcy Code or under any other power exercisable by a Bankruptcy Court, to be secured by all or any portion of the Notes Priority Lien Collateral, then, in the case of either clause (1) or (2) above, each of the ABL Collateral Agent, the holders of ABL Debt Obligations, the collateral trustee and the holders of Secured Obligations, in each case as a holder of a secured claim (or representative thereof) in an Insolvency or Liquidation Proceeding, agrees that it will raise no objection to or contest such use of cash collateral or DIP Financing so long as the holders of ABL Debt Obligations or Secured Obligations, as applicable, retain the right to object to any ancillary agreements or arrangements regarding such use of cash collateral or the DIP Financing that are materially prejudicial to their perfected interests in the ABL Priority Lien Collateral or Notes Priority Lien Collateral, as applicable.

To the extent the Liens securing the ABL Debt Obligations are subordinated to or pari passu with such DIP Financing incurred in accordance with the requirements of clause (1) above, the collateral trustee will agree (a) to subordinate any Liens securing the Secured Obligations in the ABL Priority Lien Collateral to the Liens securing such DIP Financing (and all Obligations relating thereto) to the same extent (including subordinating such liens to any carve-out for administrative expenses) and will not request adequate protection or any other relief in connection therewith (except, as expressly agreed by the ABL Collateral Agent or to the extent permitted by terms of the intercreditor agreement), and (b) to permit a sale of the ABL Priority Lien Collateral free and clear of Liens or other claims, under Section 363 of the Bankruptcy Code or under any other power exercisable by a Bankruptcy Court, or under its equivalent under any similar Bankruptcy Law or otherwise, and each holder of Secured Obligations will agree that it will not raise any objection to or contest such sale or request adequate protection or any other relief in connection therewith (it being understood that the holders of Secured Obligations will still, but subject to the intercreditor agreement, have rights with respect to the proceeds of such ABL Priority Lien Collateral).

To the extent the Liens securing the Secured Obligations are subordinated to or pari passu with such DIP Financing incurred in accordance with the requirements of clause (2) above, the ABL Collateral Agent will agree (a) to subordinate any Liens securing the ABL Debt Obligations in the Notes Priority Lien Collateral to the Liens securing such DIP Financing (and all Obligations relating thereto) to the same extent (including subordinating such liens to any carve-out for administrative expenses) and will not request adequate protection or any other relief in connection therewith (except, as expressly agreed by the collateral trustee or to the extent permitted by terms of the intercreditor agreement), and (b) to permit a sale of the Notes Priority Lien Collateral, free and clear of Liens or other claims, under Section 363 of the Bankruptcy Code or under any other power exercisable by a Bankruptcy Court or under its equivalent under any similar Bankruptcy Law or otherwise, and each holder of ABL Debt Obligations will agree that it will not raise any objection to or contest such sale or request adequate protection or any other relief in connection therewith (it being understood that the holders of ABL Debt Obligations will still, but subject to the intercreditor agreement, have rights with respect to the proceeds of such Notes Priority Lien Collateral).

Until the Discharge of ABL Debt Obligations has occurred, the collateral trustee and each holder of Secured Obligations, will agree not to seek (or support any other Person seeking) relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the ABL Priority Lien Collateral, without the prior written consent of the ABL Collateral Agent, and until the Discharge of Capped Secured Obligations has occurred, the ABL Collateral Agent, on behalf of itself and the holders of ABL Debt Obligations, will not seek (or support any other Person seeking) relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the Notes Priority Lien Collateral (other than to the extent such relief is required to exercise its rights as set forth under the caption “— Collateral Access Rights” or with respect to the provisions of the intercreditor agreement regarding intellectual property rights, access to information or use of equipment, without the prior written consent of the collateral trustee).

The collateral trustee and each holder of Secured Obligations will agree not to contest (or support any other Person contesting): (a) any request by the ABL Collateral Agent for adequate protection with respect to the ABL Priority Lien Collateral or (b) any objection by the ABL Collateral Agent to any motion, relief, action or proceeding based on the ABL Collateral Agent or the holders of ABL Debt Obligations claiming a lack of adequate protection with respect to the ABL Priority Lien Collateral. The ABL Collateral Agent and each holder of ABL Debt Obligations, will agree not to contest (or support any other Person contesting): (a) any request by the collateral trustee for adequate protection with respect to the Notes Priority Lien Collateral, or (b) any objection by the collateral trustee to any motion, relief, action or proceeding based on the collateral trustee or the holders of Secured Obligations claiming a lack of adequate protection with respect to the Notes Priority Lien Collateral.

Notwithstanding the foregoing paragraph, in any Insolvency or Liquidation Proceeding, (i) if the holders of ABL Debt Obligations (or any subset thereof) are granted adequate protection in the form of additional collateral (that is of a type which would otherwise have constituted ABL Priority Lien Collateral) in connection with any use of cash collateral or DIP Financing, then the collateral trustee, on behalf of itself or any of the holders of Secured Obligations, may seek or request adequate protection with respect to its interests in such Collateral in the form of a Lien on the same additional collateral, which Lien is subordinated (except to the extent that the collateral trustee already had a Lien on such Collateral (in which case the priorities set forth in the intercreditor agreement shall apply)) to the Liens securing the ABL Debt Obligations and such use of cash collateral or DIP Financing (and all obligations relating thereto) on the same basis as the other Liens of the collateral trustee on the ABL Priority Lien Collateral, and (ii) if the holders of Secured Obligations (or any subset thereof) are granted adequate protection in the form of additional collateral (that is of a type which would otherwise have constituted Notes Priority Lien Collateral) in connection with any use of cash collateral or DIP Financing, then the ABL Collateral Agent, on behalf of itself or any of the holders of ABL Debt Obligations, may seek or request adequate protection with respect to its interests in such Collateral in the form of a Lien on the same additional collateral, which Lien is subordinated (except to the extent that the ABL Collateral Agent already had a Lien on such Collateral (in which case the priorities set forth in the intercreditor agreement shall apply)) to the Liens securing the Secured Obligations and such use of cash collateral or DIP Financing (and all obligations relating thereto) on the same basis as the other Liens of the ABL Collateral Agent on the Notes Priority Lien Collateral.

The intercreditor agreement will provide that:

(1)

(a) neither the collateral trustee nor any holder of Secured Obligations will file or prosecute in any Insolvency or Liquidation Proceeding any motion for adequate protection (or any comparable request for relief) based upon their interest in the ABL Priority Lien Collateral, except that they may freely seek and obtain relief granting a junior Lien co-extensive with, but subordinated to, all Liens granted in the Insolvency or Liquidation Proceeding to, or for the benefit of, the holders of ABL Debt Obligations, as set forth in clause (i) of the immediately preceding paragraph and (b) neither the ABL Collateral Agent nor any holder of ABL Debt Obligations will file or prosecute in any Insolvency or Liquidation Proceeding any motion for adequate protection (or any comparable request for relief) based upon their interest in the Notes Priority Lien Collateral, except that they may freely seek and obtain relief granting a junior Lien co-extensive with, but subordinated to, all Liens granted in the Insolvency or Liquidation Proceeding to, or for the benefit of, the holders of Secured Obligations, as set forth in clause (ii) of the immediately preceding paragraph;

(2)

if any holder of ABL Debt Obligations or any holder of Secured Obligations is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of Catalyst or any Guarantor any amount paid in respect of ABL Debt Obligations or Secured Obligations, as the case may be (a “Recovery”), then such Person shall be entitled to a reinstatement of ABL Debt Obligations or Secured Obligations, as the case may be, with respect to all such recovered amounts and, if the intercreditor agreement is terminated prior to such Recovery, the intercreditor agreement is reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties to the intercreditor agreement from such date of reinstatement;

(3)	if, in any Insolvency or Liquidation Proceeding,

(a)

the holders of Secured Obligations receive pursuant to a plan of reorganization, compromise or arrangement or similar dispositive restructuring plan a distribution of debt obligations (“Junior Lien Reorganization Securities”) in whole or in part on account of their junior Liens on the ABL Priority Lien Collateral (such Collateral for purposes of this clause (3), the “Applicable Junior Collateral”) that are secured by Liens on such Applicable Junior Collateral, and

(b)

the holders of ABL Debt Obligations receive pursuant to such plan of reorganization, compromise or arrangement or similar dispositive restructuring plan a distribution of debt obligations (“Senior Lien Reorganization Securities”) in whole or in part on account of their ABL Debt Obligations that are secured by Liens on such Applicable Junior Collateral, then the holders of Secured Obligations shall be entitled to retain their Junior Lien Reorganization Securities and shall not be obligated to turn over the same to any or all of the holders of ABL Debt Obligations, and, to the extent the Junior Lien Reorganization Securities and the Senior Lien Reorganization Securities are secured by Liens upon the same Applicable Junior Collateral, the provisions of the intercreditor agreement will survive the distribution of such Junior Lien Reorganization Securities and Senior Lien Reorganization Securities and will apply with like effect to the Junior Lien Reorganization Securities and Senior Lien Reorganization Securities, to such Liens securing such Junior Lien Reorganization Securities and Senior Lien Reorganization Securities and to the distribution of proceeds of such Applicable Junior Collateral;

(4)	if, in any Insolvency or Liquidation Proceeding,

(a)

the holders of ABL Debt Obligations receive pursuant to a plan of reorganization, compromise or arrangement or similar dispositive restructuring plan a distribution of Junior Lien Reorganization Securities in whole or in part on account of their junior Liens on the Notes Priority Lien Collateral (such Collateral for purposes of this clause (4), the “Applicable Junior Collateral”) that are secured by Liens on such Applicable Junior Collateral, and

(b)

the holders of Secured Obligations receive pursuant to such plan of reorganization, compromise or arrangement or similar dispositive restructuring plan a distribution of Senior Lien Reorganization Securities in whole or in part on account of their Secured Obligations that are secured by Liens on such Applicable Junior Collateral, then the holders of ABL Debt Obligations shall be entitled to retain their Junior Lien Reorganization Securities and shall not be obligated to turn over the same to any or all of the holders of Secured Obligations, and, to the extent the Junior Lien Reorganization Securities and the Senior Lien Reorganization Securities are secured by Liens upon the same Applicable Junior Collateral, the provisions of the intercreditor agreement will survive the distribution of such Junior Lien Reorganization Securities and Senior Lien Reorganization Securities and will apply with like effect to the Junior Lien Reorganization Securities and Senior Lien Reorganization Securities, to such Liens securing such Junior Lien Reorganization Securities and Senior Lien Reorganization Securities and to the distribution of proceeds of such Applicable Junior Collateral;

(5)

the holders of ABL Debt Obligations and the holders of Secured Obligations acknowledge and agree that (i) the grants of Liens pursuant to the ABL Debt Documents and the Secured Debt Documents constitute separate and distinct grants of Liens and (ii) because of, among other things, their differing rights in the Collateral, the Secured Obligations and the ABL Debt Obligations are fundamentally different from each other and must be separately classified in any plan of reorganization, compromise or arrangement proposed or adopted in an Insolvency or Liquidation Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, (x) if it is held that the claims of the holders of ABL Debt

Obligations and the holders of Secured Obligations in respect of the ABL Priority Lien Collateral constitute only one class of secured claim (rather than separate classes of senior and junior secured claims), then the holders of ABL Debt Obligations shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, fees, costs and other charges, irrespective of whether a claim for such amounts is allowed or allowable in such Insolvency or Liquidation Proceeding, before any distribution from, or in respect of, any ABL Priority Lien Collateral is made in respect of the claims held by the holders of Secured Obligations, with the holders of Secured Obligations agreeing to turn over to the holders of ABL Debt Obligations amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the holders of Secured Obligations, and (y) if it is held that the claims of the holders of ABL Debt Obligations and the holders of Secured Obligations in respect of the Notes Priority Lien Collateral constitute only one class of secured claim (rather than separate classes of senior and junior secured claims), then the holders of Secured Obligations shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of postpetition interest, fees, costs and other charges, irrespective of whether a claim for such amounts is allowed or allowable in such Insolvency or Liquidation Proceeding, before any distribution from, or in respect of, any Notes Priority Lien Collateral is made in respect of the claims held by the holders of ABL Debt Obligations, with the holders of ABL Debt Obligations agreeing to turn over to the holders of Secured Obligations amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the holders of ABL Debt Obligations;

(6)

neither the collateral trustee nor any holder of Secured Obligations will oppose or seek to challenge any claim by the ABL Collateral Agent or any holder of ABL Debt Obligations for allowance in any Insolvency or Liquidation Proceeding of ABL Debt Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Lien securing any holder of ABL Debt Obligation’s claim, without regard to the existence of the Lien of the collateral trustee on behalf of the holders of Secured Obligations, on the ABL Priority Collateral; and

(7)

neither the ABL Collateral Agent nor any holder of ABL Debt Obligations shall oppose or seek to challenge any claim by the collateral trustee or any holder of Secured Obligations for allowance in any Insolvency or Liquidation Proceeding of Secured Obligations, as applicable, consisting of postpetition interest, fees or expenses to the extent of the value of the Lien securing any holder of Secured Obligation’s claim, without regard to the existence of the Lien of the ABL Collateral Agent on behalf of the holders of ABL Debt Obligations, on the Notes Priority Lien Collateral.

Notice Requirement and Procedural Provisions

The intercreditor agreement also provides for various advance notice requirements and other procedural provisions typical for agreements of this type, including procedural provisions to allow any successor ABL Collateral Agent or collateral trustee to become a party to the intercreditor agreement (without the consent of any holder of ABL Debt Obligations, or any holder of Secured Obligations) upon the refinancing or replacement of the ABL Debt Obligations, Priority Lien Obligations or Subordinated Lien Obligations as permitted by the applicable ABL Debt Documents and Secured Debt Documents.

The Collateral Trust Agreement

In connection with the issuance of the notes, Catalyst will enter into a collateral trust agreement with Wilmington Trust, National Association, as the trustee under the indenture for the notes, and Computershare Trust Company of Canada, as collateral trustee. Under this agreement, the collateral trustee is appointed as the collateral agent for (i) the holders of the notes as well as for the holders of any Additional Priority Lien Debt that Catalyst or the Guarantors may issue in the future which would be entitled to share equally and ratably in the Collateral and (ii) the holders of any Subordinated Lien Debt that Catalyst or the Guarantors may issue in the future that would be secured by Liens in the Collateral. Pursuant to the collateral trust agreement, the collateral trustee is authorized, in any foreclosure proceeding or other realization with respect to the Collateral or other insolvency proceeding, to take direction in response to an Act of the Required Debtholders, which means, prior to the Discharge of Priority Lien Obligations, the holders of a majority of Priority Lien Debt outstanding. Prior to the Discharge of Priority Lien

Obligations, and subject to the intercreditor agreement, all proceeds of Collateral in any such proceeding would be distributed to all holders of the Priority Lien Obligations on a pro rata basis in accordance with the principal amount of notes and the Additional Priority Lien Debt as may be held by the holders thereof. Following the Discharge of Priority Lien Obligations, and subject to the intercreditor agreement, all proceeds of Collateral in any such proceeding would be distributed to all holders of the Subordinated Lien Obligations, if any, on a pro rata basis in accordance with the principal amount of Subordinated Lien Debt as may be held by the holders thereof.

Enforcement of Liens

The collateral trust agreement will provide that if the collateral trustee at any time receives written notice stating that any event has occurred that constitutes a default under any Secured Debt Document entitling the collateral trustee to foreclose upon, collect or otherwise enforce its Liens thereunder, it will promptly deliver written notice thereof to each Secured Debt Representative. Thereafter, the collateral trustee may await direction by an Act of Required Debtholders and will act, or decline to act, as directed by an Act of Required Debtholders, in the exercise and enforcement of the collateral trustee’s interests, rights, powers and remedies in respect of the Collateral or under the security documents or applicable law and, following the initiation of such exercise of remedies, the collateral trustee will act, or decline to act, with respect to the manner of such exercise of remedies as directed by an Act of Required Debtholders, subject to the limitations set forth in the intercreditor agreement with respect to the rights of the collateral trustee in the ABL Priority Lien Collateral.

Until the Discharge of Priority Lien Obligations, the trustee and/or the holders of the notes and the holders of other future Priority Lien Obligations will have, subject to the intercreditor agreement and the exceptions set forth below in clauses (1) through (4) and the provisions described under “— Provisions of the Indenture Relating to Security — Relative Rights”, the exclusive right to authorize and direct the collateral trustee with respect to the Collateral (including, without limitation, the exclusive right to authorize or direct the collateral trustee to enforce, collect or realize on any Collateral or exercise any other right or remedy with respect to the Collateral) and the provisions of the security documents relating thereto, and no Subordinated Lien Representative or holder of Subordinated Lien Obligations may authorize or direct the collateral trustee with respect to such matters. Notwithstanding the foregoing, the holders of Subordinated Lien Obligations may, and subject to the limitations set forth in the intercreditor agreement, direct the collateral trustee with respect to Collateral:

(1)	without any condition or restriction whatsoever, at any time after the Discharge of Priority Lien Obligations;

(2)

as necessary to redeem any Collateral in a creditor’s redemption permitted by law or to deliver any notice or demand necessary to enforce (subject to the prior Discharge of Priority Lien Obligations) any right to claim, take or receive proceeds of Collateral remaining after the Discharge of Priority Lien Obligations in the event of foreclosure;

(3)

as necessary to perfect or establish the priority (subject to the priority of the Liens securing Priority Lien Obligations and Liens securing ABL Debt Obligations) securing the Subordinated Lien Obligations upon any Collateral; provided that, unless otherwise agreed to by the collateral trustee in the security documents, the holders of Subordinated Lien Obligations may not require the collateral trustee to take any action to perfect any such Liens on any Collateral through possession or control; or

(4)	as necessary to create, prove, preserve or protect (but not enforce) the Liens securing the Subordinated Lien Obligations upon any Collateral.

Subject to the intercreditor agreement and the provisions described under “— Provisions of the Indenture Relating to Security — Relative Rights”, both before and during an Insolvency or Liquidation Proceeding, until the Discharge of Priority Lien Obligations, none of the holders of Subordinated Lien Obligations, the collateral trustee (unless acting pursuant to an Act of Required Debtholders) or any Subordinated Lien Representative is permitted to:

(1)

request judicial relief, in an Insolvency or Liquidation Proceeding or in any other court, that would hinder, delay, limit or prohibit the lawful exercise or enforcement of any right or remedy otherwise available to the collateral trustee or the holders of Priority Lien Obligations in respect of the Priority Liens or that would limit, invalidate, avoid or set aside any Priority Lien or subordinate the Priority Liens to the Subordinated Liens or grant the Subordinated Liens equal ranking to the Priority Liens;

(2)

oppose or otherwise contest any motion for relief from the stay (automatic or otherwise) or from any injunction against foreclosure or enforcement of Priority Liens made by the collateral trustee or any holder of Priority Lien Obligations or any Priority Lien Representative in any Insolvency or Liquidation Proceeding;

(3)

oppose or otherwise contest any lawful exercise by the collateral trustee or any holder of Priority Lien Obligations or any Priority Lien Representative of the right to credit bid Priority Lien Debt at any sale of Collateral in foreclosure of Priority Liens;

(4)

oppose or otherwise contest any other request for judicial relief made in any court by the collateral trustee or any holder of Priority Lien Obligations or any Priority Lien Representative relating to the lawful enforcement of any Priority Lien; or

(5)	challenge the validity, enforceability, perfection or priority of the Priority Liens.

Notwithstanding the foregoing and subject to the limitations contained in the intercreditor agreement, both before and during an Insolvency or Liquidation Proceeding, the holders of Subordinated Lien Obligations or Subordinated Lien Representatives may take actions and exercise rights that would be available to a holder of unsecured claims, including, without limitation, the commencement of an Insolvency or Liquidation Proceeding against Catalyst or any Guarantor in accordance with applicable law; provided the applicable Secured Debt Documents will provide that no holder of Subordinated Lien Obligations or Subordinated Lien Representative is permitted to take any action prohibited by the intercreditor agreement or any of the actions prohibited by the provisions described in clauses (1) through (5) of the immediately preceding paragraph or oppose or contest any order that it has agreed not to oppose or contest under the provisions described under “— Insolvency or Liquidation Proceedings”.

The collateral trust agreement will provide that, at any time prior to the Discharge of Priority Lien Obligations and after:

(1)	the commencement of any Insolvency or Liquidation Proceeding in respect of Catalyst or any Guarantor; or

(2)	the collateral trustee and each Subordinated Lien Representative have received written notice from any Priority Lien Representative that:

(a)	any Series of Priority Lien Debt has become due and payable in full (whether at maturity, upon acceleration or otherwise), or

(b)

the holders of Priority Liens securing one or more Series of Priority Lien Debt have become entitled under any Priority Lien Document to and desire to enforce any or all of the Priority Liens by reason of a default under such Priority Lien Documents, no payment of money (or the equivalent of money) may be made from the proceeds of Collateral by Catalyst or any Guarantor to the collateral trustee (other than distributions to the collateral trustee for the benefit of the holders of Priority Lien Obligations), any Subordinated Lien Representative or any holder of Subordinated Lien Obligations (including, without limitation, payments and prepayments made for application to Subordinated Lien Obligations).

All proceeds of Collateral received by the collateral trustee, any Subordinated Lien Representative or any holder of Subordinated Lien Obligations in violation of the provisions described in the immediately preceding paragraph shall be held by such Person for the account of, prior to the Discharge of Priority Lien Obligations and subject to the intercreditor agreement, the holders of Priority Liens and promptly remitted to any Priority Lien Representative upon demand by such Priority Lien Representative. The Subordinated Liens will remain attached to and, subject to the provisions described under “— Provisions of the Indenture Relating to Security — Ranking of Subordinated Liens”, enforceable against all proceeds so held or remitted. All proceeds of Collateral received by the collateral trustee, any Subordinated Lien Representative or any holder of Subordinated Lien Obligations not in violation of the immediately preceding paragraph are received by such Person free from the Priority Liens and all other Liens except Subordinated Liens, subject to the terms of the intercreditor agreement.

Waiver of Right of Marshalling

The collateral trust agreement will provide that, prior to the Discharge of Priority Lien Obligations, the holders of Subordinated Lien Obligations, each Subordinated Lien Representative and the collateral trustee may not assert or enforce any right of marshalling accorded to a junior lienholder, as against the holders of Priority Lien Obligations or the Priority Lien Representatives (in their capacity as priority lienholders) with respect to the Collateral. Following the Discharge of Priority Lien Obligations, the holders of Subordinated Lien Obligations and any Subordinated Lien Representative may assert their right under the UCC, the PPSA or the Securities Transfer Act (British Columbia) (as applicable) or otherwise to any proceeds remaining following a sale or other disposition of Collateral by, or on behalf of, the holders of Priority Lien Obligations, subject to the terms of the intercreditor agreement.

Insolvency or Liquidation Proceedings

The collateral trust agreement will provide that, if in any Insolvency or Liquidation Proceeding and prior to the Discharge of Priority Lien Obligations, the holders of Priority Lien Obligations or any Priority Lien Representative consent to any order:

(1)	for use of cash collateral;

(2)	approving a debtor-in-possession financing secured by a Lien that is senior to or on a parity with all Priority Liens upon any property of the estate in such Insolvency or Liquidation Proceeding;

(3)	granting any relief on account of Priority Lien Obligations as adequate protection (or its equivalent) for the benefit of the holders of Priority Lien Obligations in the Collateral; or

(4)

relating to a sale of assets of Catalyst or any Guarantor that provides, to the extent the Collateral sold is to be free and clear of Liens, that all Priority Liens and Subordinated Liens will attach to the proceeds of the sale;

then, the holders of Subordinated Lien Obligations and the Subordinated Lien Representatives, in their capacity as holders or representatives of secured claims, will not oppose or otherwise contest the entry or granting of such order, so long as none of the holders of Priority Lien Obligations or any Priority Lien Representative opposes or otherwise contests any request made by the holders of Subordinated Lien Obligations or a Subordinated Lien Representative for the grant to the collateral trustee, for the benefit of the holders of Subordinated Lien Obligations and the Subordinated Lien Representatives, of a junior Lien upon any property on which a Lien is (or is to be) granted under such order to secure the Priority Lien Obligations, co-extensive in all respects with, but subordinated to, such Lien and all Priority Liens on such property.

Notwithstanding the foregoing and subject to the limitations contained in the intercreditor agreement, both before and during an Insolvency or Liquidation Proceeding, the holders of Subordinated Lien Obligations and the Subordinated Lien Representatives may take actions and exercise rights that would be available to a holder of unsecured claims, including, without limitation, the commencement of Insolvency or Liquidation Proceedings against Catalyst or any Guarantor in accordance with applicable law; provided that the applicable Secured Debt Documents will provide that no holder of Subordinated Lien Obligations or Subordinated Lien Representative is permitted to take any action prohibited by the intercreditor agreement or any of the actions prohibited by the provisions described in clauses (1) through (5) of the third paragraph under “— Enforcement of Liens”, or oppose or contest any order that it has agreed not to oppose or contest under the provisions described in clauses (1) through (4) of the immediately preceding paragraph.

The holders of Subordinated Lien Obligations or any Subordinated Lien Representative will not file or prosecute in any Insolvency or Liquidation Proceeding any motion for adequate protection (or any comparable request for relief) based upon their interest in the Collateral under the Subordinated Liens, except that, subject to the provisions of the intercreditor agreement:

(1)

they may freely seek and obtain relief: (a) granting a junior Lien co-extensive in all respects with, but subordinated to, all Liens granted in the Insolvency or Liquidation Proceeding to, or for the benefit of, the holders of Priority Lien Obligations; or (b) in connection with the confirmation, sanction or approval of any plan of reorganization compromise or arrangement, or similar dispositive restructuring plan; provided, however that they shall not take any action or give any vote with respect to any such plan in any way that is inconsistent with the terms of the intercreditor agreement or otherwise support any such plan that would grant them any securities received in an insolvency proceeding without also granting the holders of Priority Lien Obligations or any Priority Lien Representative securities received in the insolvency proceeding ranking pari passu or senior thereto (having the priorities set forth in the intercreditor agreement and the collateral trust agreement) unless the payment in full in cash of Priority Lien Obligations has occurred or will occur upon confirmation as a result of such plan; and

(2)

they may freely seek and obtain any relief upon a motion for adequate protection (or any comparable relief), without any condition or restriction whatsoever, at any time after the Discharge of Priority Lien Obligations.

Order of Application

The collateral trust agreement will provide that if any Collateral is sold or otherwise realized upon by the collateral trustee in connection with any foreclosure, collection or other enforcement of Liens securing Priority Lien Obligations granted to the collateral trustee in the security documents, the proceeds received by the collateral trustee from such foreclosure, collection or other enforcement shall be distributed by the collateral trustee, subject to the provisions of the intercreditor agreement and Permitted Liens, in the following order of application:

FIRST, to the payment of all amounts payable under the collateral trust agreement and the indenture on account of the collateral trustee’s fees and the trustee’s fees and under any other indenture, credit agreement or other agreement governing any other Series of Priority Lien Debt on account of a Priority Lien Representative’s fees, and any reasonable legal fees, costs and expenses or other liabilities of any kind incurred by the collateral trustee, trustee, and, if applicable, any other Priority Lien Representative or any co-trustee or agent of the collateral trustee, trustee and, if applicable, any other Priority Lien Representative in connection with the indenture and/or any security document, any security document and/or any other agreement governing any other Series of Priority Lien Debt;

SECOND, equally and ratably to the respective Priority Lien Representatives for application to the payment of all outstanding notes and other Priority Lien Debt and any other Priority Lien Obligations that are then due and payable in such order as may be provided in the Priority Lien Documents in an amount sufficient to pay in full in cash all outstanding notes and other Priority Lien Debt and all other Priority Lien Obligations that are then due and payable (including all interest accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, including any applicable post-default rate, specified in the Priority Lien Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding, and including the discharge or cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Priority Lien Document) of all outstanding letters of credit constituting Priority Lien Debt);

THIRD, equally and ratably to the respective Subordinated Lien Representatives for application to the payment of all outstanding Subordinated Lien Debt and any other Subordinated Lien Obligations that are then due and payable in such order as may be provided in the Subordinated Lien Documents in an amount sufficient to pay in full in cash all outstanding Subordinated Lien Debt and all other Subordinated Lien Obligations that are then due and payable (including all interest accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, including any applicable post-default rate, specified in the Subordinated Lien Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding, and including the discharge or cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Subordinated Lien Document) of all outstanding letters of credit, if any, constituting Subordinated Lien Debt); and

FOURTH, any surplus remaining after the payment in full in cash of the amounts described in the preceding clauses are paid to Catalyst or the applicable Guarantor, as the case may be, or its successors or assigns, or as a court of competent jurisdiction may direct.

If any Subordinated Lien Representative or any holder of a Subordinated Lien Obligation collects or receives any proceeds with respect to Subordinated Lien Obligations of such foreclosure, collection or other enforcement that should have been applied to the payment of the Priority Lien Obligations in accordance with the provisions described in the immediately preceding paragraph, whether after the commencement of an Insolvency or Liquidation Proceeding or otherwise, such Subordinated Lien Representative or such holder of a Subordinated Lien Obligation, as the case may be, will forthwith deliver the same to the collateral trustee, for the account of the holders of the Priority Lien Obligations to be applied in accordance with the provisions described in the immediately preceding paragraph. Until so delivered, such proceeds are to be held by that Subordinated Lien Representative or that holder of a Subordinated Lien Obligation, as the case may be, for the benefit of the holders of the Priority Lien Obligations.

The provisions described above under the caption “— Order of Application” are intended for the benefit of, and are enforceable by, each present and future holder of Secured Obligations, each present and future Secured Debt Representative and the collateral trustee, as holder of Priority Liens and Subordinated Liens, in each case, as a party to the collateral trust agreement or as a third party beneficiary thereof. The Secured Debt Representative of each future Series of Secured Debt is required to deliver a joinder to the collateral trust agreement and a Lien Sharing and Priority Confirmation to the collateral trustee and each other Secured Debt Representative at the time of incurrence of such Series of Secured Debt.

No appraisal of the fair market value of the Collateral has been made in connection with this offering of the notes and the value of the Collateral will depend on market and economic conditions, the availability of buyers and other factors. As a result, liquidating the Collateral may not produce proceeds in an amount sufficient to pay any amounts due on the notes. There can be no assurance that the value of the Collateral or that the net proceeds received upon a sale of the Collateral would be sufficient to repay all, or would not be substantially less than, amounts due on the notes following a foreclosure upon the Collateral or a liquidation of Catalyst’s assets or the assets of the Guarantors.

Release of Liens on Collateral

The collateral trust agreement will provide that the collateral trustee’s Liens on the Collateral are released:

(1)

in whole, upon (a) payment in full and discharge of all outstanding Secured Debt and all other Secured Obligations that are outstanding, due and payable at the time all of the Secured Debt is paid in full and discharged and (b) termination or expiration of all commitments to extend credit under all Secured Debt Documents and the cancellation or termination or cash collateralization of all outstanding letters of credit issued pursuant to any Secured Debt Documents;

(2)

as to any Collateral that is sold, transferred or otherwise disposed of by Catalyst or any Guarantor (including indirectly, by way of a sale or other disposition of Capital Stock of a Guarantor) to a Person that is not (either before or after such sale, transfer or disposition) Catalyst or a Restricted Subsidiary of Catalyst in a transaction or other circumstance that is not prohibited by either the “Asset Sale” provisions of the indenture or by the terms of any applicable Secured Debt Documents at the time of such sale, transfer or other disposition or to the extent of the interest sold, transferred or otherwise disposed of; provided that the collateral trustee’s Liens upon the Collateral will not be released under this clause (2) if the sale or disposition is subject to the covenant described under “— Covenants — Merger, Consolidation or Sale of Assets”;

(3)

as to Collateral owned by any Guarantor (together with the Capital Stock and other equity interests of such Guarantor), upon the release of such Guarantor’s guaranty of all Secured Obligations in accordance with the indenture and all applicable Secured Debt Documents;

(4)

as to less than all or substantially all of the Collateral, if consent to the release of all Priority Liens (or, at any time after the Discharge of Priority Lien Obligations, consent to the release of all Subordinated Liens) on such Collateral has been given by an Act of Required Debtholders;

(5)

as to all or substantially all of the Collateral, if consent to the release of that Collateral has been given by the requisite percentage or number of holders of each Series of Secured Debt at the time outstanding as provided for in the applicable Secured Debt Documents;

(6)

if and to the extent (a) required by all Series of Secured Debt at the time outstanding or (b) upon request of Catalyst, if such release is permitted for all Series of Secured Debt at the time outstanding without the consent of the holders thereof, in each case as provided for in the applicable Secured Debt Documents; or

(7)	if and to the extent required by the provisions of the intercreditor agreement described under “— The Intercreditor Agreement — Releases”,

and, in each such case, upon request and at the expense of Catalyst, the collateral trustee will execute (with such acknowledgements and/or notarizations as are required) and deliver evidence of such release to Catalyst; provided, however, that in any event Catalyst will deliver to the collateral trustee an Officers’ Certificate to the effect that such release of Collateral pursuant to the provisions described in this paragraph did not violate the terms of any applicable Secured Debt Document and providing reasonable detail regarding the circumstances of such determination and , in the case of clause (5) above, certifying that all necessary consents for such release have been obtained.

The security documents will provide that the Liens securing the Secured Debt will extend to the proceeds of any sale of Collateral. As a result, the collateral trustee’s Liens will apply to the proceeds of any such Collateral received in connection with any sale or other disposition of assets described in the immediately preceding paragraph, subject to the provisions of the intercreditor agreement.

Release of Liens in Respect of a Series of Notes

The indenture and the collateral trust agreement will provide that the collateral trustee’s Liens upon the Collateral will no longer secure a series of notes outstanding under the indenture or any other Obligations under the indenture, and the right of the holders of such notes and such Obligations to the benefits and proceeds of the collateral trustee’s Liens on the Collateral will terminate and be discharged:

(1)	upon satisfaction and discharge of the indenture in respect of such series of notes as described under the caption “— Satisfaction and Discharge”;

(2)	upon a defeasance or covenant defeasance of all of the notes of such series as described under the caption “— Legal Defeasance and Covenant Defeasance”;

(3)

upon payment in full and discharge of all notes of such series outstanding under the indenture and all Obligations that are outstanding in respect of such series of notes, due and payable under the indenture at the time such notes are paid in full and discharged;

(4)	in whole or in part, with the consent of the holders of the requisite percentage of notes in accordance with the provisions of the indenture; or

(5)	if and to the extent required by the provisions of the intercreditor agreement described above under the caption “— The Intercreditor Agreement — Releases”.

Amendment of Security Documents

The collateral trust agreement will provide that:

(1)

no amendment or supplement to the provisions of any security document is effective without the approval of the collateral trustee acting as directed by an Act of Required Debtholders, except that any amendment or supplement that has the effect solely of (a) adding or maintaining Collateral, securing additional Secured Debt that was otherwise permitted by the terms of the Secured Debt Documents to be secured by the Collateral or preserving, perfecting or establishing the priority of the Liens thereon or the rights of the collateral trustee therein; (b) curing any ambiguity, defect, mistake, omission or inconsistency; (c) providing for the assumption of Catalyst’s or any Guarantor’s obligations under any security document in the case of a merger or consolidation or sale of all or substantially all of the assets of Catalyst or such Guarantor, as applicable; (d) making any change that would provide any additional rights or benefits to the secured parties or the collateral trustee or that does not adversely affect in any respect (other than in any immaterial respect) the legal rights under the indenture or any other Secured Debt Document of any holder of notes, any other secured party or the collateral trustee; (e) conforming the text of any security document to any provision of this Description of the Notes to the extent that such provision in this Description of the Notes was intended by Catalyst to be a verbatim recitation of any security document, which intention shall be evidenced by an Officers’ Certificate of Catalyst; or (f) complying with any requirement of the SEC or Canadian Commissions (as defined below), will, in each case, become effective when executed and delivered by Catalyst and any applicable Guarantor party thereto and the collateral trustee;

(2)	no amendment or supplement to the provisions of any security document that:

(a)	reduces, impairs or adversely affects the right of any holder of Secured Obligations:

(i)	to vote its outstanding Secured Debt as to any matter described as subject to an Act of Required Debtholders or direction by the Required Priority Lien Debtholders,

(ii)

to share in the order of application described above under “— Order of Application” in the proceeds of enforcement of or realization after default on any Collateral that has not been released in accordance with the provisions described under “— Release of Liens on Collateral”, or

(iii)	to require that Liens securing Secured Obligations be released only as set forth in the provisions described under “— Release of Liens on Collateral”, or

(b)	amends the provisions described in this clause (2) or the definition of “Act of Required Debtholders”, “Required Priority Lien Debtholders” or “Required Subordinated Lien Debtholders”,

will become effective without the consent of the requisite percentage or number of holders of each Series of Secured Debt so affected as specified under the applicable Secured Debt Documents; and

(3)

no amendment or supplement to the provisions of any security document that imposes any obligation upon the collateral trustee or any Secured Debt Representative or adversely affects the rights of the collateral trustee or any Secured Debt Representative will become effective without the consent of the collateral trustee or such Secured Debt Representative, as applicable.

Any amendment or supplement to the provisions of the security documents that releases Collateral is effective only if such release is granted in accordance with the applicable Secured Debt Document in compliance with each then outstanding Series of Secured Debt, except as specified in the next sentence. Any amendment or supplement that results in the collateral trustee’s Liens upon all or substantially all of the Collateral no longer securing a series of notes and all related Obligations under the note documents may only be effected in accordance with the provisions described under “— Release of Liens in Respect of a Series of Notes”.

The collateral trust agreement will provide that, notwithstanding anything to the contrary in the provisions described under “— Amendment of Security Documents”, but subject to the provisions described in clauses (2) and (3) of the first paragraph under that caption, any amendment or waiver of, or any consent under, any provision of the collateral trust agreement or any other security document that secures Priority Lien Obligations will apply automatically to any comparable provision of any comparable Subordinated Lien Document without the consent of or notice to any Subordinated Lien Representative or holder of Subordinated Lien Obligations and without any action by Catalyst, any Guarantor, any holder of notes or other Priority Lien Obligations or any Subordinated Lien Representative or holder of Subordinated Lien Obligations.

Voting

The collateral trust agreement will provide that in connection with any matter under the collateral trust agreement requiring a vote of holders of Secured Debt, each Series of Secured Debt will cast its votes in accordance with the Secured Debt Documents governing such Series of Secured Debt. The amount of Secured Debt to be voted by a Series of Secured Debt will equal (1) the aggregate principal amount of Secured Debt held by such Series of Secured Debt (including outstanding letters of credit whether or not then available or drawn), plus (2) other than in connection with an exercise of remedies, the aggregate unfunded commitments to extend credit which, when funded, would constitute Debt of such Series of Secured Debt. Following and in accordance with the outcome of the applicable vote under its Secured Debt Documents, the Secured Debt Representative of each applicable Series of Secured Debt will vote the total amount of Secured Debt under that Series of Secured Debt as a block in respect of any vote under the collateral trust agreement.

Provisions of the Indenture Relating to Security

Equal and Ratable Sharing of Collateral by Holders of Priority Lien Debt

The indenture will provide that, notwithstanding:

(1)	anything to the contrary contained in the Collateral Documents;

(2)	the time of incurrence of any Series of Priority Lien Debt;

(3)	the order or method of attachment or perfection of any Lien securing any Series of Priority Lien Debt;

(4)	the time or order of filing or recording of financing statements or other documents filed or recorded to perfect any Liens securing any Series of Priority Lien Debt;

(5)	the time of taking possession or control over any Collateral securing any Series of Priority Lien Debt;

(6)	that any Priority Lien may not have been perfected or may be or have become subordinated, by equitable subordination or otherwise, to any other Lien; or

(7)	the rules for determining priority under any law governing relative priorities of Liens,

all Liens granted at any time by Catalyst or any Guarantor in Collateral to secure Priority Lien Obligations will secure, equally and ratably, all present and future Priority Lien Obligations of Catalyst or such Guarantor, as the case may be.

The provisions described in the immediately preceding paragraph are intended for the benefit of, and are enforceable by, each present and future holder of Priority Lien Obligations, each present and future Priority Lien Representative and the collateral trustee, as holder of Priority Liens, in each case, as a party to the collateral trust agreement or as a third party beneficiary thereof. The Priority Lien Representative of each future Series of Priority Lien Debt is required to deliver a Lien Sharing and Priority Confirmation to the collateral trustee and the trustee at the time of incurrence of such Series of Priority Lien Debt.

Ranking of Subordinated Liens

The indenture will require the Subordinated Lien Documents, if any, to provide that, notwithstanding:

(1)	anything to the contrary contained in the Collateral Documents;

(2)	the time of incurrence of any Series of Secured Debt;

(3)	the order or method of attachment or perfection of any Liens securing any Series of Secured Debt;

(4)	the time or order of filing or recording of financing statements or other documents filed or recorded to perfect any Lien upon any Collateral;

(5)	the time of taking possession or control over any Collateral;

(6)	that any Priority Lien may not have been perfected or may be or have become subordinated, by equitable subordination or otherwise, to any other Lien; or

(7)	the rules for determining priority under any law governing relative priorities of Liens,

all Liens granted at any time by Catalyst or any Guarantor in Collateral to secure Subordinated Lien Obligations are subject and subordinate to all Priority Liens securing all present and future Priority Lien Obligations of Catalyst or such Guarantor, as the case may be.

The indenture also requires the Subordinated Lien Documents, if any, to provide that the provisions described in the immediately preceding paragraph are intended for the benefit of, and are enforceable by, each present and future holder of Priority Lien Obligations, each present and future Priority Lien Representative and the collateral trustee as holder of Priority Liens, in each case, as a party to the collateral trust agreement or as a third party beneficiary thereof. The Subordinated Lien Representative of each future Series of Subordinated Lien Debt is required to deliver a Lien Sharing and Priority Confirmation to the collateral trustee at the time of incurrence of such Series of Subordinated Lien Debt.

Relative Rights

Nothing in the indenture and the Collateral Documents will:

(1)

impair, as between Catalyst and the holders of the notes, the obligation of Catalyst to pay principal, interest or premium, if any, on the notes in accordance with their terms or any other obligation of Catalyst or any Guarantor under the indenture, the notes or the Collateral Documents;

(2)

affect the relative rights of holders of notes as against any other creditors of Catalyst or any Guarantor (other than as expressly specified in the intercreditor agreement or the collateral trust agreement);

(3)

restrict the right of any holder of notes to sue for payments that are then due and owing (but not the right to enforce any judgment in respect thereof against any Collateral to the extent specifically prohibited by the provisions of the intercreditor agreement or the collateral trust agreement, as generally described above under the captions “— The Intercreditor Agreement” and “— The Collateral Trust Agreement”);

(4)

restrict or prevent any holder of notes or other Priority Lien Obligations, the trustee, the collateral trustee or any other person from exercising any of its rights or remedies upon a Default or Event of Default not specifically restricted or prohibited by the provisions of the intercreditor agreement or the collateral trust agreement, as generally described above under the captions “— The Intercreditor Agreement” and “— The Collateral Trust Agreement”; or

(5)

restrict or prevent any holder of notes or other Priority Lien Obligations, the trustee, the collateral trustee or any other person from taking any lawful action in an Insolvency or Liquidation Proceeding not specifically restricted or prohibited by the provisions of the intercreditor agreement or the collateral trust agreement, as generally described above under the captions “— The Intercreditor Agreement” and “— The Collateral Trust Agreement”.

Further Assurances

The indenture will provide that Catalyst and each of the Guarantors will do or cause to be done all acts and things that may be reasonably required to assure and confirm that the collateral trustee holds, for the benefit of the holders of Obligations under the notes documents, duly created and enforceable and perfected Liens upon the Collateral (including any property or assets that are acquired or otherwise become Collateral after the notes are issued), in each case, as and to the extent contemplated by, and with the Lien priority required under, the Secured Debt Documents.

The collateral trust agreement will provide that, upon the reasonable request of the collateral trustee or any Secured Debt Representative at any time and from time to time, Catalyst and each of the Guarantors will promptly execute, acknowledge and deliver such security documents, instruments, certificates, notices and other documents, and take such other actions as may be reasonably required, or that the collateral trustee may reasonably request, to create, perfect, protect, assure or enforce the Liens and benefits intended to be conferred, in each case as and to the extent contemplated by the Secured Debt Documents for the benefit of the holders of Secured Obligations.

Insurance

The indenture requires that Catalyst and the Guarantors:

(1)

keep their properties insured and maintain such general liability, automobile liability, workers’ compensation, property casualty insurance and any excess umbrella coverage related to any of the foregoing as is customary for companies in the same or similar businesses operating in the same or similar locations;

(2)	maintain such other insurance as may be required by law; and

(3)	maintain such other insurance as may be required by the Collateral Documents.

The indenture will require that Catalyst (x) provide the trustee and the collateral trustee with notice of cancellation or modification with respect to its property and casualty policies before the effective date of such cancellation or modification and (y) name the trustee or collateral trustee as a co-loss payee on property and casualty policies and as an additional insured as its interests may appear on the liability policies listed in clause (1) above.

Certain Bankruptcy Limitations

Catalyst is organized under the laws of Canada and has assets located in Canada. Under Canadian bankruptcy and insolvency legislation a debtor company can invoke the protection of such legislation or can be forced into such proceedings.

The rights of the collateral trustee to enforce remedies will likely be significantly impaired by the bankruptcy or restructuring provisions of applicable Canadian federal bankruptcy, insolvency and other restructuring legislation if the benefit of such legislation is sought with respect to Catalyst and/or the Guarantors.

Canadian insolvency law provides for mechanisms for both the liquidation of a debtor’s assets and for the reorganization of a debtor’s business on a going concern basis. Any bankruptcy or insolvency proceedings by or against Catalyst or the Guarantors may, at a minimum, postpone the enforcement of creditors’ rights against them.

Both the Bankruptcy and Insolvency Act (Canada) and the Companies Creditors Arrangement Act (Canada) contain provisions enabling an insolvent entity to obtain a stay of proceedings as against its creditors and others and to prepare and file a proposal or plan for consideration by all or some of its creditors to be voted on by the various classes of its creditors. Such a restructuring proposal or plan, if accepted by the requisite majorities of creditors and approved by the court, may be binding on persons who may not otherwise be willing to accept it.

The stay of proceedings granted is typically extremely broad, and in all likelihood would stay any and all proceedings (including, without limitation, restraining further proceedings and prohibiting the commencement of any action, suit or proceeding) of any person, including creditors.

The powers of the court under the Bankruptcy and Insolvency Act (Canada) and particularly under the Companies Creditors Arrangement Act (Canada) have been exercised broadly to protect a restructuring entity from actions taken by creditors and other parties. Accordingly, if Catalyst and/or the Guarantors were to seek protection under such Canadian insolvency legislation, following commencement of or during such a proceeding payments under the notes may be discontinued, the trustee may be unable to exercise its rights under the indenture and holders of the notes may not be compensated for any delays in payments, if any, of principal and interest. Further, the holders of the notes may receive in exchange for their claims a recovery that could be substantially less than the amounts of their claims (potentially there could be no recovery at all) and any such recovery could be in the form of cash, new debt instruments or some other security.

The right of the collateral trustee to repossess and dispose of the collateral upon the occurrence of an event of default under the indenture governing the notes is likely to be significantly impaired by applicable bankruptcy or insolvency law if a bankruptcy case or other insolvency proceeding were to be commenced by or against Catalyst or the Guarantors before the collateral trustee repossessed and disposed of the collateral. A secured creditor such as the collateral trustee is prohibited from repossessing its security from a restructuring debtor in a bankruptcy or insolvency case, without court approval, which may not be given.

In Canada, a debtor is typically permitted to remain in possession of its assets following the commencement of restructuring proceedings under the Bankruptcy and Insolvency Act or the Companies Creditors Arrangement Act even though it is in default under the applicable debt instruments. The court has broad discretionary power over the proceedings, and there is no requirement that the secured creditor be given “adequate protection.” In addition, the court has the power to authorize priority charges over the debtor’s assets ahead of pre-existing secured claims to secure “debtor in possession” financing and other obligations.

In view of the stay provisions in the applicable bankruptcy and insolvency legislation, the possibility of priority charges for “debtor in possession” financing and other expenses, and the broad discretionary power of a bankruptcy court in Canada, it is impossible to predict:

•	how long payments under the notes could be delayed following commencement of a bankruptcy or insolvency case;

•	whether or when the collateral trustee could repossess or dispose of the collateral; and

•	the value of the collateral at the time of the bankruptcy/insolvency proceeding or thereafter.

In Canada, if a court appoints a receiver or receiver and manager over the assets, the receiver would likely take possession of the assets and manage the sale or liquidation of the assets. While such an appointment is usually made at the request of a secured creditor, the receiver has duties to all creditors and is subject to the supervision of the court. In view of the broad discretionary powers of the court in such proceedings it is impossible to predict the amount or timing of any recoveries on the notes in a receivership.

In addition, the collateral trustee may need to evaluate the impact of the potential liabilities before determining to foreclose on the secured property. In Canada, a party that holds a security interest in real property may be held liable for remediating a contaminated site if that party exercises control over a substance that causes the secured property to become contaminated or if that party becomes the registered owner of the secured property. However, under Canadian law, a secured creditor will not generally be held responsible for remediation if it is acting primarily to protect its security interest and it does not act in such a way as to cause or increase contamination at the site. In this regard, the collateral trustee may decline to foreclose on the Collateral or exercise remedies available if it does not receive indemnification to its satisfaction from the holders of notes. Finally, the collateral trustee’s ability to foreclose on the Collateral on behalf of holders of the notes may be subject to lack of perfection, the consent of third parties, prior liens and practical problems associated with the realization of the collateral trustee’s security interest in the Collateral.

Covenants

The indenture will contain, among others, the following covenants:

Limitation on Additional Debt

Catalyst will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, incur any Debt, including, without limitation, any Acquired Debt, except Permitted Debt and except that, if no Default or Event of Default will have occurred and be continuing at the time or as a consequence of the incurrence of such Debt, Catalyst or any Guarantor may incur Debt, including any Acquired Debt, if Catalyst’s Consolidated Fixed Charge Coverage Ratio is at least 2.0 to 1.0.

Even if Catalyst’s Consolidated Fixed Charge Coverage Ratio is less than 2.0 to 1.0, Catalyst and its Restricted Subsidiaries may incur Permitted Debt.

For purposes of determining compliance with this covenant, if an item of Debt meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (20) of the definition of Permitted Debt or is entitled to be incurred in accordance with the first paragraph of this covenant (other than (1) Debt outstanding under the Credit Facilities on the date on which the notes are first issued under the indenture, which shall be treated as incurred pursuant to clause (1) of the definition of Permitted Debt and (2) the notes or additional New First Lien Notes, which shall be treated as incurred pursuant to clause (2) of the definition of Permitted Debt), Catalyst shall classify (and subsequently may reclassify one or more times) such Debt in its sole discretion, and such item of Debt will, upon such classification or reclassification, as the case may be, be treated as having been incurred in accordance with only one of such clauses or in accordance with the first paragraph of this covenant. In addition, Debt may be incurred in reliance in part on one clause in the definition of Permitted Debt (or the first paragraph of this covenant) and in part in reliance on another clause in the definition of Permitted Debt (or the first paragraph of this covenant).

Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Debt (including PIK Interest), in each case in accordance with the terms of the underlying Debt at its time of incurrence by Catalyst or a Restricted Subsidiary, as the case may be, will not be considered to be an incurrence of Debt for purposes of this covenant; provided that the underlying Debt is incurred in accordance with the terms of the indenture. For purposes of determining compliance with any U.S. or Canadian dollar-denominated restriction on the incurrence of Debt, the respective U.S. dollar-equivalent or Canadian dollar-equivalent principal amount of Debt denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Debt was incurred, in the case of term Debt, or first committed, in the case of revolving credit Debt; provided that if such Debt is incurred to refinance other Debt denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction or Canadian-dollar denominated restriction, as applicable, to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Debt does not exceed the principal amount of such Debt being refinanced. Any incurrence of Debt which complied with the indenture at the time incurred shall be deemed not to violate this indenture if the amount of Debt incurred later changes as a result of currency fluctuation.

The negative covenants contained in the indenture will not treat (1) unsecured Debt as subordinated or junior to secured Debt merely because it is unsecured or (2) senior Debt as subordinated or junior to any other senior Debt merely because it has a junior priority with respect to the same collateral.

Limitation on Restricted Payments

Catalyst will not make, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment, unless:

(1)	no Default or Event of Default will have occurred and be continuing at the time of or immediately after giving effect to such Restricted Payment;

(2)

immediately after giving pro forma effect to such Restricted Payment, Catalyst could incur US$1.00 of additional Debt, other than Permitted Debt, under the “— Limitation on Additional Debt” covenant above; and

(3)	immediately after giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments declared or made after the Issue Date does not exceed the sum, without duplication, of:

(A)

50% of Catalyst’s cumulative Consolidated Net Income, or, if cumulative Consolidated Net Income is a loss, minus 100% of such loss, for the period beginning on the first day of the fiscal quarter immediately following the Issue Date and ending on the last day of the fiscal quarter immediately preceding the date of such proposed Restricted Payment, treating such period as a single accounting period; plus

(B)

100% of the aggregate net cash proceeds (together with the Fair Market Value of assets other than cash, including consideration received part in cash and part in assets other than cash) received by Catalyst from Capital Contributions or from the issuance or sale after the Issue Date, other than to a Restricted Subsidiary, of:

(i)

Capital Stock of Catalyst, other than (x) Disqualified Capital Stock, (y) the proceeds of Capital Stock referred to in the proviso to clause (5) below to the extent used to purchase, redeem or otherwise acquire shares of Capital Stock of Catalyst pursuant to such clause (5) or (z) Excluded Contributions, or

(ii)

any Debt or other securities of Catalyst that are convertible into or exercisable or exchangeable for Capital Stock, other than Disqualified Capital Stock, of Catalyst which have been so converted, exercised or exchanged, as the case may be; plus

(C)

without duplication of any amounts included in subclause (A) of this clause (3), so long as the Designation thereof was treated as a Restricted Payment made after the Issue Date, with respect to any Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary after the Issue Date in accordance with the definition of “Restricted Subsidiary,” Catalyst’s proportionate interest in an amount equal to the Fair Market Value of Catalyst’s interest in such Subsidiary at the time of such redesignation as a Restricted Subsidiary; plus

(D)

in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after the Issue Date, to the extent not otherwise included in Catalyst’s Consolidated Net Income, the amount of cash proceeds or Cash Equivalents received by Catalyst or any Restricted Subsidiary with respect to such Investment, net of any costs of disposition and taxes paid or payable in connection with such disposition or repayment; plus

(E)

to the extent not otherwise included in Catalyst’s Consolidated Net Income, the amount of the cash proceeds or Cash Equivalents received by Catalyst or any Restricted Subsidiary (1) upon the sale of any Unrestricted Subsidiary after the Issue Date, net of any costs of disposition and taxes paid or payable in connection with such sale, or (2) through distributions from an Unrestricted Subsidiary.

For purposes of determining the amount expended for Restricted Payments under this clause (3), property other than cash will be valued at its Fair Market Value.

The provisions of this covenant will not prevent:

(1)	the payment of any dividend or distribution within 60 days after the date of declaration, if at such date of declaration such payment would comply with the provisions of the indenture;

(2)

the repurchase, redemption or other acquisition or retirement of any Capital Stock of Catalyst or Debt of Catalyst or any Guarantor, by conversion into, or by or in exchange for, shares of Capital Stock of Catalyst, other than Disqualified Capital Stock, or out of the net cash proceeds of the substantially concurrent sale, other than to a Restricted Subsidiary of Catalyst, of other shares of Capital Stock of Catalyst other than Disqualified Capital Stock; provided that any such net cash proceeds are excluded from clause (3)(B) of the first paragraph of this covenant for the purposes of this calculation and were not included in such clause (3)(B) at any time, and such net cash proceeds were received by Catalyst in respect of sales made after the Issue Date;

(3)	the redemption, repayment or retirement of Debt of Catalyst or any Guarantor in exchange for, by conversion into, or out of the net cash proceeds of:

(A)

a substantially concurrent sale or incurrence of Debt of Catalyst or such Guarantor, as the case may be, other than any Debt owed to a Restricted Subsidiary, that is not more senior in right of payment or as to the proceeds of collateral securing such debt than the Debt being redeemed, repaid or retired, or

(B)

a substantially concurrent sale other than to a Restricted Subsidiary of Catalyst of shares of Capital Stock of Catalyst, provided that any such net cash proceeds are excluded from clause (3)(B) of the immediately preceding paragraph and were not included in such clause (3)(B) at any time;

(4)

the retirement of any shares of Disqualified Capital Stock of Catalyst (a) by conversion into, or by exchange for, other shares of Disqualified Capital Stock of Catalyst, or out of the net cash proceeds of the substantially concurrent sale, other than to a Restricted Subsidiary of Catalyst, of other shares of Disqualified Capital Stock of Catalyst (provided that any such net cash proceeds are an Excluded Contribution) or (b) out of the net cash proceeds from the incurrence of Refinancing Debt (with respect to such Disqualified Capital Stock) incurred in compliance with the covenant described under “— Limitation on Additional Debt”;

(5)

the purchase, redemption or other acquisition for value of shares of Capital Stock of Catalyst, other than Disqualified Capital Stock, held by employees, officers, directors, consultants, and former employees, officers, directors and consultants of Catalyst (or any of its Restricted Subsidiaries) or their estates or beneficiaries under their estates, provided that the aggregate cash consideration paid, or distributions made, under this clause (5) do not exceed $2,000,000 in any calendar year (plus the cash proceeds from the sale of Capital Stock (other than Disqualified Capital Stock) of Catalyst to employees, officers, directors and consultants of Catalyst or any of its Restricted Subsidiaries subsequent to the Issue Date);

(6)	[Intentionally Omitted];

(7)

any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Debt of Catalyst or any Guarantor, (x) following the occurrence of a Change of Control, but only if Catalyst (or a third party to the extent permitted by the indenture) shall have complied with the covenant described under “— Change of Control Offer” and, if required thereby, purchased all notes tendered pursuant to the Change of Control Offer required thereby, prior to purchasing or repaying such Debt, or (y) with the proceeds of asset sales pursuant to an offer to purchase notes similar to the Excess Proceeds Offer described under “— Limitation on Asset Sales” but only if Catalyst (or a third party to the extent permitted by the indenture) shall have, if required thereby, purchased all notes tendered pursuant to the Excess Proceeds Offer required thereby prior to purchasing or repaying such Debt;

(8)

the declaration and payment of dividends to holders of any class or series of Disqualified Capital Stock of Catalyst or any of its Restricted Subsidiaries issued after the Issue Date in accordance with the terms of the covenant described under “— Limitation on Additional Debt”, provided that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Disqualified Capital Stock or Preferred Stock, after giving effect to such issuance on a pro forma basis, Catalyst and its Restricted Subsidiaries on a consolidated basis would have had a Consolidated Fixed Charge Coverage Ratio of at least 2.0 to 1.0;

(9)

Investments acquired as a Capital Contribution to, or in exchange for, or out of the proceeds of a substantially concurrent offering or issuance of, Capital Stock (other than Disqualified Capital Stock) of Catalyst;

(10)

(a) the repurchase of shares of Catalyst’s Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible securities if such shares of Capital Stock represent (i) a portion of the exercise price thereof or (ii) withholding incurred in connection with such exercise; (b) payments or distributions to dissenting stockholders required by applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets of Catalyst that complies with the provisions of the indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of Catalyst; or (c) payments by Catalyst, or loans, advances, dividends or distributions by Catalyst to make payments, to holders of Capital Stock of Catalyst in lieu of the issuance of fractional shares of Catalyst not to exceed $2,000,000 in the aggregate;

(11)

Investments or other Restricted Payments in an aggregate amount outstanding at any time not to exceed the amount of Excluded Contributions, so long as such Excluded Contributions were not used to permit Restricted Payments under any other provision of this covenant or are not used to increase EBITDA pursuant to clause (K) of the definition of EBITDA; and

(12)	distributions or payments of Receivables Fees.

In calculating the aggregate amount of Restricted Payments made after the Issue Date for purposes of clause (3) of the first paragraph of this covenant, amounts expended under subclauses (1), (5) and (7) of the immediately preceding paragraph will be included in such calculation and amounts expended pursuant to subclauses (2), (3), (4), (8) through (12) of the immediately preceding paragraph will not be included in such calculation; provided that amounts under subclause (1) of the immediately preceding paragraph will only be included if the declaration thereof had not been counted in a prior period.

For purposes of determining compliance with this “Limitation on Restricted Payments” covenant, (x) the amount, if other than in cash, of any Restricted Payment shall be determined in good faith by the board of directors of Catalyst or a committee thereof, and (y) in the event that a Restricted Payment or Investment meets the criteria of more than one of the types of Restricted Payments described in the above clauses, including the first paragraph of this “Limitation on Restricted Payments” covenant or the definition of “Permitted Investments,” Catalyst, in its sole discretion, may order and classify, and from time to time may reclassify, such Restricted Payment or Investment if it would have been permitted at the time such Restricted Payment or Investment was made and at the time of such reclassification. In addition, a Restricted Payment or Investment may be made in reliance in part on one clause and in part on another clause.

If Catalyst or a Restricted Subsidiary makes a Restricted Payment which, at the time of the making of such Restricted Payment, would in the good faith determination of Catalyst be permitted under the provisions of the indenture, such Restricted Payment shall be deemed to have been made in compliance with the indenture, notwithstanding any subsequent adjustments or restatements made in good faith to Catalyst’s financial statements.

Limitation on Liens

Catalyst will not, and will not cause or permit any of its Restricted Subsidiaries, directly or indirectly, to create, incur or otherwise cause or suffer to exist or become effective any Liens on the Collateral that secure obligations under any Debt or related guarantee of Catalyst or any Guarantor, other than Permitted Liens.

Subject to the foregoing, Catalyst will not, and will not cause or permit any of its Restricted Subsidiaries, directly or indirectly, to create, incur or otherwise cause or suffer to exist or become effective any Liens, other than Permitted Liens, that secure obligations under any Debt or related guarantee of Catalyst or any Guarantor, upon or with respect to any property or assets of Catalyst or any of its Restricted Subsidiaries (other than property or assets constituting Collateral), unless:

(1)

if such Lien secures Debt that is ranked equally and ratably with the notes or any Note Guarantee, then the notes or such Note Guarantee, as the case may be, are secured by such asset or property on an equal and ratable basis with such Debt so secured until such time as such obligations are no longer secured by such Lien or the Lien is a Permitted Lien; or

(2)

if such Lien secures Debt that is subordinated to the notes or any Note Guarantee, then the notes or such Note Guarantee, as the case may be, are secured by such asset or property, and the Lien securing such other Debt is subordinated to the Lien granted to the holders of the notes or such Note Guarantee, as the case may be, at least to the same extent as such Debt is subordinated to the notes or such guarantee, as the case may be, until such time as such obligations are no longer secured by a Lien.

Any Lien created for the benefit of the holders of the notes pursuant to the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the triggering Lien, which release and discharge in the case of any sale of any such asset or property shall not affect any Lien that the collateral trustee may have on the proceeds from such sale.

Catalyst and Restricted Subsidiaries may create, incur or cause or permit to exist Permitted Liens as described in the definition of “Permitted Liens” under “— Certain Definitions”.

Limitation on Transactions with Affiliates

Catalyst will not, and will not cause or permit any of its Restricted Subsidiaries to, enter into or suffer to exist any transaction or series of related transactions, including, without limitation, the sale, purchase, exchange or lease of assets, property or services with any Affiliate (each an “Affiliate Transaction”), or extend, renew, waive or otherwise modify the terms of any Affiliate Transaction entered into prior to the Issue Date unless:

(1)	such Affiliate Transaction is between or among Catalyst and its Restricted Subsidiaries or between or among Restricted Subsidiaries; or

(2)

the terms of such Affiliate Transaction are not materially less favorable to Catalyst or such Restricted Subsidiary, as the case may be, than the terms which could reasonably be obtained by Catalyst or such Restricted Subsidiary, as the case may be, at such time in a comparable transaction made on an arm’s-length basis between unaffiliated parties.

In any Affiliate Transaction or any series of related Affiliate Transactions involving an amount or having a Fair Market Value in excess of $100,000 which is not permitted under clause (1) of the first paragraph of this covenant, Catalyst must obtain a resolution of the disinterested members of the board of directors of Catalyst certifying that they have approved such Affiliate Transaction and determined that such Affiliate Transaction complies with clause (2) of the first paragraph of this covenant, and in any Affiliate Transaction or any series of related Affiliate Transactions involving an amount or having a Fair Market Value in excess of $10,000,000 which is not permitted under clause (1) of the first paragraph of this covenant, Catalyst must obtain an opinion as to the fairness to Catalyst or the applicable Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by a nationally recognized accounting, investment banking or appraisal firm.

The foregoing provisions of this covenant will not apply to:

(1)	any Restricted Payment made in compliance with the provisions described under the “— Limitation on Restricted Payments” covenant above or any Permitted Investment;

(2)

any employment agreement or compensation arrangement with officers, directors and employees in effect on the Issue Date, or entered into thereafter by Catalyst or any of its Restricted Subsidiaries in the ordinary course of business;

(3)

transactions in the ordinary course of business under any pension, share or partnership unit option, profit sharing, partnership unit or share appreciation rights or other employee benefit plan or agreement, including insurance, indemnification and reimbursement plans and arrangements for directors, officers and employees;

(4)	loans to employees not to exceed $5,000,000 in aggregate amount at any one time outstanding;

(5)	issuances of Capital Stock, other than Disqualified Capital Stock, of Catalyst; or any Capital Contribution to Catalyst;

(6)

any payments or other transactions pursuant to any tax-sharing agreement between Catalyst and any other Person with which Catalyst files a consolidated tax return or with which Catalyst is part of a consolidated group for tax purposes;

(7)

any agreement as in effect or entered into as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) and any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the holders of the notes in any material respect than the original agreement as in effect on the Issue Date;

(8)

any transaction in the ordinary course of business, or approved by a majority of the disinterested members of the board of directors of Catalyst, between Catalyst or any Restricted Subsidiary and any Affiliate of Catalyst controlled by Catalyst that is a joint venture or similar entity;

(9)

transactions with Affiliates solely in their capacity as holders of Debt or Capital Stock of Catalyst or any of its Subsidiaries, where such Affiliates receive the same consideration as non-Affiliates in such transactions;

(10)	any transaction with any Person who is not an Affiliate immediately before the consummation of such transaction that becomes an Affiliate as a result of such transaction;

(11)

transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business, and that are on terms at least as favorable to Catalyst and its Restricted Subsidiaries as might reasonably have been obtained at such time from an unaffiliated party, or that are considered fair to Catalyst and its Restricted Subsidiaries in the view of the board of directors of Catalyst;

(12)

any reasonable and customary payment approved by a majority of the disinterested members of the board of directors of Catalyst in connection with the registration for sale or distribution by any Affiliate of Catalyst of any Capital Stock of Catalyst, including reimbursements for reasonable and customary offering expenses, underwriting discounts and commissions;

(13)	sales of accounts receivable, or participations therein, in connection with any Receivables Facility; and

(14)

any transaction in connection with which Catalyst obtains a written opinion from an Independent Financial Advisor that such transaction is fair to Catalyst or such Restricted Subsidiary, as the case may be, from a financial point of view.

Limitation on Asset Sales

Catalyst will not, and will not cause or permit any of its Restricted Subsidiaries to, complete an Asset Sale unless:

(1)

Catalyst or such applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such sale or other disposition at least equal to the Fair Market Value of the assets sold or otherwise disposed of;

(2)	not less than 75% of the consideration received by Catalyst or such applicable Restricted Subsidiary, as the case may be, is in the form of:

(A)	Cash or Cash Equivalents, or

(B)	Replacement Assets;

and in each case set forth in subclauses (A) and (B) of this clause (2), is received at the time of such sale or other disposition, provided that the amount of

(i)

any Debt or other liabilities that would appear as liabilities on a balance sheet prepared in accordance with GAAP (other than subordinated Debt) of Catalyst or any such applicable Restricted Subsidiary that is actually assumed by the transferee in such Asset Sale (or a third party on behalf of the transferee) and from which Catalyst or such applicable Restricted Subsidiaries are fully and unconditionally released, and

(ii)

any securities or notes received by Catalyst or any such applicable Restricted Subsidiary which are converted into cash or Cash Equivalents within 180 days of such Asset Sale, to the extent of the cash or Cash Equivalents received, will be considered to be cash for purposes of this clause (2) and to have been received at the time of such sale.

The Asset Sale Proceeds received by Catalyst or such Restricted Subsidiary, as the case may be, may be applied, at the option of Catalyst or such Restricted Subsidiary:

(A)

if the assets subject of such Asset Sale constitute Notes Priority Lien Collateral, to prepay. repay or purchase (or offer to prepay, repay or purchase, as applicable) the notes and any other Priority Lien Obligations on a pro rata basis; provided that any repayment, prepayment or purchase of (or offer to repay, prepay or purchase) obligations under the notes shall be made as provided under “— Redemption — Optional Redemption”, through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof plus accrued unpaid interest) or by making an offer (in accordance with the procedures set forth below for an Excess Proceeds Offer) to all holders of notes to purchase their notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of notes that would otherwise be purchased;

(B)

if the assets subject of such Asset Sale do not constitute Notes Priority Lien Collateral, to prepay, repay or purchase (or offer to prepay, repay or purchase, as applicable) indebtedness under any Credit Facilities or any other secured Debt of Catalyst (including the notes) or any Restricted Subsidiary (other than Subordinated Lien Debt); provided that any repayment, prepayment or purchase of (or offer to repay, prepay or purchase) obligations under the notes shall be made as provided under “— Redemption — Optional Redemption”, through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof plus accrued unpaid interest) or by making an offer (in accordance with the procedures set forth below for an Excess Proceeds Offer) to all holders of notes to purchase their notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of notes that would otherwise be purchased; or

(C)

to make capital expenditures or to make an investment in properties and assets that are used or useful in the business of Catalyst or its Restricted Subsidiaries or in businesses reasonably similar to or ancillary to the business of Catalyst or its Restricted Subsidiaries as conducted at the time of such Asset Sale (including the acquisition of Capital Stock of any such business or businesses); provided that:

(i)

the Consolidated Secured Leverage Ratio calculated as of the last day of the most recently ended quarter prior to the Asset Sale for which financial statements are required to be delivered does not exceed 2.50:1.00; and

(ii)

(x) such investment occurs, or (y) Catalyst or any such Restricted Subsidiary enters into contractual commitments to so apply such Asset Sale Proceeds, subject only to customary conditions other than the obtaining of financing, in each case, within 365 days following the receipt of such Asset Sale Proceeds (and, in the case of any commitment referred to in clause (y) above, the transactions contemplated thereby are consummated within 180 days of the date such commitment is entered into);

provided, further, to the extent Asset Sale Proceeds of Collateral are used to acquire additional assets, such additional assets are pledged, subject to the intercreditor agreement and the collateral trust agreement, as Collateral for the benefit of the collateral trustee and the holders of notes. Pending any such reinvestment (x) Asset Sale Proceeds of Notes Priority Lien Collateral shall, as promptly as practicable, subject to the intercreditor agreement, be deposited in a Noteholder Proceeds Collateral Account pledged as Notes Priority Lien Collateral for the benefit of the Priority Lien Obligations, ABL Debt Obligations and Subordinated Lien Obligations in accordance with the intercreditor agreement and the collateral trust agreement, and (y) Asset Sale Proceeds of ABL Priority Lien Collateral shall, as promptly as practicable, subject to the intercreditor agreement, be deposited in a deposit account or securities account pledged as ABL Priority Lien Collateral for the benefit of the ABL Debt Obligations, Priority Lien Obligations and Subordinated Lien Obligations in accordance with the intercreditor agreement and the collateral trust agreement.

If on the 45th day following any Asset Sale (or the 365th day if the Consolidated Secured Leverage Ratio calculated in accordance with clause (C)(i) of the immediately preceding paragraph does not exceed 2.50:1.00), the Available Asset Sale Proceeds exceed $7,500,000, Catalyst will apply an amount equal to such Available Asset Sale Proceeds to an offer to repurchase (i) the notes and, (ii) at its option, other Debt that is secured on an equal and ratable basis, in each case at a purchase price in cash equal to 100% of the principal amount of the notes and such other Debt, plus accrued and unpaid interest, if any, to the purchase date (an “Excess Proceeds Offer”); provided that if the aggregate principal amount of notes (and other Debt that is secured on an equal and ratable basis, if applicable) tendered pursuant to the Excess Proceeds Offer exceeds the Available Asset Sale Proceeds, Catalyst shall first be required to repurchase the tendered New First Lien Coupon Notes before any New First Lien Notes are repurchased. Catalyst may satisfy the foregoing obligations with respect to any such Available Asset Sale Proceeds by making an Excess Proceeds Offer with respect to such Available Asset Sale Proceeds prior to the expiration of the relevant period (or such longer period provided above) or with respect to Available Asset Sale Proceeds of less than $7,500,000.

If an Excess Proceeds Offer is not fully subscribed, Catalyst may retain and use for general corporate purposes or any purpose not otherwise prohibited by the indenture the portion of the Available Asset Sale Proceeds not required to repurchase notes. Upon completion of any Excess Proceeds Offer, the amount of Available Asset Sale Proceeds will be reset to zero.

If Catalyst is required to make an Excess Proceeds Offer, Catalyst will mail, within 30 days of the 45th day following the receipt of Available Asset Sale Proceeds (or the 365th day if the Consolidated Secured Leverage Ratio calculated in accordance with clause (C)(i) of the third immediately preceding paragraph does not exceed 2.50:1.00) exceeding $7,500,000, a notice to the holders stating, among other things:

(1)

that Catalyst is offering to apply the Available Asset Sale Proceeds to repurchase such notes at a purchase price in cash equal to 100% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the purchase date;

(2)	the purchase date, which will be no earlier than 30 days and not later than 60 days from the date such notice is mailed;

(3)	the instructions that each holder must follow in order to have such notes purchased, which shall be reasonable and customary for transactions of this nature; and

(4)	the calculations used in determining the amount of Available Asset Sale Proceeds to be applied to the purchase of such notes.

Catalyst will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws and regulations are applicable in connection with the repurchase of notes in connection with an Excess Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Asset Sale” provisions of the indenture, Catalyst will comply with the applicable securities laws and regulations and will be deemed not to have breached its obligations under the “Asset Sale” covenant of the indenture by virtue of such compliance.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

Catalyst will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)

pay dividends or make any other distributions to Catalyst or any Restricted Subsidiary of Catalyst (i) on its Capital Stock, or (ii) with respect to any other interest or participation in, or measured by, its profits, or

(2)	repay any Debt or any other obligation owed to Catalyst or any Restricted Subsidiary,

(3)	make loans or advances or Capital Contributions to Catalyst or any Restricted Subsidiary; or

(4)	transfer any of its properties or assets to Catalyst or any Restricted Subsidiary.

Notwithstanding the foregoing, this covenant will not apply to encumbrances or restrictions existing under or by reason of:

(A)	encumbrances or restrictions existing on the Issue Date to the extent and in the manner such encumbrances and restrictions are in effect on the Issue Date;

(B)

encumbrances or restrictions in (1) any Credit Facilities (other than a Borrowing Base Facility) to the extent and in the manner such encumbrances and restrictions are in effect on the Issue Date, and (2) any Borrowing Base Facility;

(C)	the indenture, the notes, any guarantees or any of the Collateral Documents;

(D)	any applicable law, rule, regulation, or order required by any governmental authority;

(E)

any instrument governing Acquired Debt, or other agreement or instrument of a Person acquired by Catalyst or any Restricted Subsidiary, as in effect at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the property or assets of the Person, including any Subsidiary of the Person, so acquired;

(F)

customary non-assignment provisions in leases or other agreements entered in the ordinary course of business and consistent with past practices, and customary restrictions imposed on the transfer and assignment of intellectual property;

(G)

Refinancing Debt; provided that such restrictions are not on the whole materially more restrictive than those contained in the agreements governing the Debt being extended, refinanced, renewed, replaced, defeased or refunded;

(H)

restrictions in security agreements or mortgages securing Debt of Catalyst or a Restricted Subsidiary only to the extent such restrictions restrict the transfer of the property subject to such security agreements and mortgages;

(I)

restrictions with respect to a Restricted Subsidiary under an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary to be completed in accordance with the terms of the indenture solely in respect of the Capital Stock or assets to be sold or disposed of;

(J)

purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations in each case that impose restrictions of the nature described in subclause (4) above on the property so acquired;

(K)	any agreement for the sale of assets, including any Asset Sale, that restricts transfers of such assets pending their sale;

(L)

secured Debt otherwise permitted to be incurred in accordance with the provisions of the covenant described above under “— Limitation on Liens” that limits the right of the debtor to dispose of the assets securing such Debt;

(M)

any encumbrance or restriction contained in Purchase Money Debt to the extent that such encumbrance or restriction (i) only restricts the transfer of the Property financed with such Purchase Money Debt and (ii) solely relates to the Property financed with such Purchase Money Debt;

(N)	restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(O)

customary encumbrances or restrictions existing under or by reason of provisions in joint venture or similar agreements, shareholder agreements, asset sale agreements, stock sale agreements and sale and leaseback transactions required in connection with the entering into of such transactions, which encumbrances and restrictions are applicable only to the assets that are the subject of such agreements;

(P)

agreements entered into between a Restricted Subsidiary and another Restricted Subsidiary which second Restricted Subsidiary is not a Subsidiary of the first Restricted Subsidiary provided that such agreement does not limit dividends or distributions to the direct parent or direct subsidiary of either such Restricted Subsidiary;

(Q)

restrictions contained in any Debt incurred in compliance with the covenant described under “— Limitation on Additional Debt”; provided that such restrictions, taken as a whole, are, in the good faith judgment of Catalyst’s board of directors, no more materially restrictive with respect to such encumbrances and restrictions than those contained in the existing agreements referenced in clauses (A), (B) and (C) above and Catalyst determines in good faith that any such restriction will not affect Catalyst’s ability to make principal or interest payments on the Notes;

(R)	restrictions created in connection with any Receivables Facility solely with respect to the Subsidiary which is the holder of the applicable receivables; or

(S)

encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (A) through (R) above, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of Catalyst’s board of directors, not materially more restrictive with respect to such encumbrance and other restrictions that those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Nothing contained in this “Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” covenant shall prevent Catalyst or any Restricted Subsidiary from creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the “— Limitation on Liens” covenant.

Limitation on Subsidiaries

If (x) Catalyst or any Guarantor acquires or creates a Wholly-owned Restricted Subsidiary (other than an Immaterial Subsidiary), or (y) if any Restricted Subsidiary ceases to be an Immaterial Subsidiary, or (z) if any other Restricted Subsidiary shall guaranty any other Debt of Catalyst or any Guarantor, then within 20 Business Days of either such event, such Restricted Subsidiary will:

(1)

execute and deliver to the trustee a supplemental indenture under which such Restricted Subsidiary will unconditionally guarantee all of Catalyst’s obligations under the notes and the indenture on the terms set forth in the indenture; and

(2)

deliver to the trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary. Thereafter, such Restricted Subsidiary is a Guarantor for all purposes of the indenture.

If at any time after the Issue Date (x) Catalyst or any Guarantor acquires or creates a Restricted Subsidiary (other than an Immaterial Subsidiary) that is not a Wholly-owned Restricted Subsidiary (whether by acquisition or disposition of Capital Stock or otherwise), then within 20 Business Days of such event, Catalyst shall cause all Capital Stock owned by it or any Guarantor in such non-Wholly-owned Restricted Subsidiary to be transferred to or acquired by a Wholly-owned Restricted Subsidiary that (a) is a Guarantor and (b) shall at all times qualify as a Passive Holding Company (such newly created Subsidiary, a “Future Guarantor Holdco”).

Change of Control Offer

Upon the occurrence of a Change of Control Triggering Event, Catalyst is obligated to make an offer to purchase (the “Change of Control Offer”) all outstanding notes at a purchase price (the “Change of Control Purchase Price”) equal to 101% of the principal amount, plus accrued and unpaid interest to the Change of Control Payment Date, in accordance with the procedures set forth in this covenant.

Within 30 days of the occurrence of a Change of Control Triggering Event, Catalyst will:

(1)	cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States; and

(2)	send by first-class mail, postage prepaid, to the trustee and to each holder of the notes, at the address appearing in the register maintained by the registrar of the notes, a notice stating:

(A)	that the Change of Control Offer is being made in accordance with this covenant and that all notes tendered will be accepted for payment;

(B)

the Change of Control Purchase Price and the purchase date, which will be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(C)	that any note not tendered will continue to accrue interest, to the extent applicable;

(D)

that, unless Catalyst defaults in the payment of the Change of Control Purchase Price, any notes accepted for payment in accordance with the Change of Control Offer will cease to accrue interest on and after the Change of Control Payment Date;

(E)

that holders accepting the offer to have their notes purchased in accordance with a Change of Control Offer will be required to surrender the notes to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day preceding the Change of Control Payment Date;

(F)

that holders will be entitled to withdraw their acceptance if the Paying Agent receives, not later than the close of business on the third Business Day preceding the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the holder, the principal amount of the notes delivered for purchase, and a statement that such holder is withdrawing his election to have such notes purchased;

(G)

that holders whose notes are being purchased only in part will be issued new notes of the applicable series, representing the same indebtedness to the extent not repurchased, equal in principal amount to the unpurchased portion of the notes of the applicable series surrendered; provided that each note purchased and each such new note issued will be in an original principal amount in minimum denominations of US$1.00 and integral multiples of US$1.00 in excess thereof;

(H)	any other procedures that a holder must follow to accept a Change of Control Offer or effect withdrawal of such acceptance; and

(I)	the name and address of the Paying Agent.

On the Change of Control Payment Date, Catalyst will, to the extent lawful:

(1)	accept for payment notes or portions of notes properly tendered under the Change of Control Offer;

(2)	deposit with the Paying Agent money sufficient to pay the Change of Control Purchase Price of all notes or portions of notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee notes so accepted together with an Officers’ Certificate stating the notes or portions of notes tendered to Catalyst.

The Paying Agent will promptly mail to each holder of notes so accepted payment in an amount equal to the Change of Control Purchase Price for such notes, and Catalyst will execute and issue, and the trustee will promptly authenticate and mail to such holder (or cause to be transferred by book entry), a new note of the applicable series equal in principal amount to any unpurchased portion of the notes of the applicable series surrendered; provided that each such new note will be issued in an original principal amount in minimum denominations of US$1.00 and integral multiples of US$1.00 in excess thereof.

Catalyst will not be required to make a Change of Control Offer in respect of a series of notes following a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Catalyst and purchases all notes of such series validly tendered and not withdrawn under such Change of Control Offer. In addition, notwithstanding anything herein to the contrary, a Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditional upon such Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer. Catalyst also will not be required to make a Change of Control Offer in respect of a series of notes to the extent it has previously or concurrently elected to redeem the notes of such series, and timely redeemed in full the notes of such series in accordance with such election, as described under “— Redemption — Optional Redemption”.

If a Change of Control Offer is made, there can be no assurance that Catalyst will have available funds sufficient to pay the Change of Control Purchase Price for all the notes that might be delivered by holders seeking to accept the Change of Control Offer. If Catalyst is required to purchase outstanding notes under a Change of Control Offer, Catalyst expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that Catalyst would be able to obtain such financing.

In addition, credit agreements or other agreements to which Catalyst and its subsidiaries may become a party may provide that certain Change of Control events with respect to Catalyst would constitute a default under such agreements. If Catalyst experiences a Change of Control that triggers a default under any such agreement, Catalyst could seek a waiver of such defaults or seek to refinance such Debt. If Catalyst does not obtain such a waiver or refinance such Debt, such defaults could result in amounts outstanding under such Debt being declared due and payable. There can be no assurance that, in the event of a Change of Control, Catalyst will have available sufficient financial resources to repay Debt under its other credit agreements and the notes. In addition, payment of the Change of Control Purchase Price would constitute a restricted payment under the terms of the Credit Agreement and would not be permitted to be made under that agreement if any default or event of default existed thereunder.

Restrictions in the indenture on the ability of Catalyst and its Restricted Subsidiaries to incur additional Debt, to grant liens on its property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage an acquisition of Catalyst, whether favored or opposed by the management of Catalyst. Completion of any such transaction may require redemption or repurchase of the notes, and there can be no assurance that Catalyst or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may make more difficult or discourage any leveraged buyout of Catalyst or any of its Subsidiaries by the management of Catalyst. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the indenture may not afford the holders of notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

Catalyst will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws and regulations are applicable in connection with the repurchase of notes under a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the indenture, Catalyst will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the “Change of Control” provisions of the indenture by virtue of such compliance.

The provisions under the indenture relating to Catalyst’s obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the holders (other than holders that are Catalyst or any of its Restricted Subsidiaries, whose vote shall not be counted) of a majority in principal amount of the notes.

Excess Cash Offer

In respect of each fiscal year ending after the Issue Date, Catalyst shall, within 90 days after the end of such fiscal year, be required to make an offer to purchase New First Lien Notes (an “Excess Cash Offer”) in a principal amount equal to the Required Percentage of Excess Cash for such fiscal year (determined as of the last day of such fiscal year), less the aggregate amount of (i) any redemptions of notes pursuant to a Coupon Note Excess Cash Redemption or a Threshold PIK Note Excess Cash Redemption during such fiscal year, in respect of the fourth fiscal quarter of such fiscal year or in respect of such fiscal year, (ii) any redemptions of notes during such fiscal year pursuant to “— Redemption — Optional Redemption”, (iii) any repurchases of notes during such fiscal year pursuant to an Excess Proceeds Offer and (iv) any other acquisitions of notes (whether by tender offer, open market purchases, negotiated transactions or otherwise) during such fiscal year (the “Excess Cash Amount”).

An Excess Cash Offer shall be made on a pro rata basis for the outstanding New First Lien Notes, at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

If any Excess Cash remains after compliance with the foregoing requirements, and provided that all holders of New First Lien Notes have been given the opportunity to tender their New First Lien Notes for purchase in accordance with the indenture, Catalyst may use that Excess Cash for any purpose not otherwise prohibited by the indenture.

If the aggregate principal amount of New First Lien Notes tendered into an Excess Cash Offer exceeds the Excess Cash Amount, the trustee will select the New First Lien Notes to be purchased on a pro rata basis based on the aggregate principal amount of New First Lien Notes tendered by the holders thereof.

Within five business days after Catalyst is obligated to make an Excess Cash Offer as described in the preceding paragraphs, Catalyst shall send a written notice, by first-class mail, to the holders of the New First Lien Notes, accompanied by such information regarding Catalyst and its Restricted Subsidiaries as Catalyst in good faith believes will enable such holders to make an informed decision with respect to such Excess Cash Offer. Such notice shall state, among other things, the purchase price and the purchase date which shall be, subject to any contrary requirements of applicable law, a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed. Each Excess Cash Offer shall be accompanied by a certificate of the chief financial officer of Catalyst addressed to the trustee certifying (and demonstrating with reasonable particulars) the calculation and application of the applicable Excess Cash Amount for such fiscal year.

Catalyst will not be required to make an Excess Cash Offer for any fiscal year unless the Excess Cash Amount for such fiscal year would be equal to or in excess of $7,500,000 (“Excess Cash Minimum”). If the amount of the Excess Cash Offer for any fiscal year would be less than the Excess Cash Minimum, such amount will be carried forward and accumulated and counted in the amount of future Excess Cash Offers until the Excess Cash Minimum is met.

Catalyst will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws and regulations are applicable in connection with the repurchase of notes in connection with an Excess Cash Offer. To the extent that the provisions of any securities laws or regulation conflict with the “Excess Cash Offer” provisions of the indenture, Catalyst will comply with the applicable securities laws and regulations and will be deemed not to have breached its obligations under the “Excess Cash Offer” covenant of the indenture by virtue of such compliance.

Merger, Consolidation or Sale of Assets

Catalyst will not consolidate with, amalgamate with, merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of Catalyst, determined on a consolidated basis for Catalyst and its Restricted Subsidiaries, in one transaction or a series of related transactions, to any Person unless:

(1)

(A) Catalyst will be the continuing Person or (B) the Person formed by such consolidation, amalgamation or merger (if other than Catalyst) or to which such sale, assignment, transfer, lease, conveyance or other disposition is made will be an entity organized and existing under the laws of the United States or any State of the United States or the District of Columbia or the laws of Canada or any province or territory of Canada and will expressly assume, by a supplemental indenture, executed and delivered to the trustee, all of the obligations of Catalyst under the indenture, the notes and the Collateral Documents, and the obligations thereunder will remain in full force and effect;

(2)

immediately before and immediately after giving effect to such transaction (including, without limitation, giving effect to any Debt and Acquired Debt incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default will have occurred and be continuing;

(3)

immediately after giving effect to such transaction on a pro forma basis Catalyst or such Person (A) could incur at least US$1.00 of additional Debt, other than Permitted Debt, under “— Limitation on Additional Debt” or (B) shall have a Consolidated Fixed Charge Coverage Ratio that is greater than, or equal to, the Consolidated Fixed Charge Coverage Ratio of Catalyst immediately prior to such transaction; and

(4)

the Collateral transferred to the continuing Person (A) will continue to constitute Collateral under the indenture and the Collateral Documents and (B) will be subject to the Lien in favor of the collateral trustee for the benefit of the trustee and the holders of the notes.

No Restricted Subsidiary will consolidate with, amalgamate with, merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets in one transaction or a series of related transactions, to any Person unless either:

(1)	(i	)

(A) the Restricted Subsidiary will be the continuing Person or (B) the Person formed by such consolidation, amalgamation or merger (if other than the Restricted Subsidiary) or to which such sale, assignment, transfer, lease, conveyance or other disposition is made will be an entity organized and existing under the laws of the United States or any State of the United States or the District of Columbia or the laws of Canada or any province or territory of Canada and will expressly assume, by a supplemental indenture, executed and delivered to the trustee, all of the obligations of the Restricted Subsidiary under the indenture, any Note Guarantee and the Collateral Documents, and the obligations thereunder will remain in full force and effect;

	(ii	)

immediately before and immediately after giving effect to such transaction (including, without limitation, giving effect to any Debt and Acquired Debt incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default will have occurred and be continuing; and

(iii)

the Collateral transferred to the continuing Person (A) will continue to constitute Collateral under the indenture and the Collateral Documents and (B) will be subject to the Lien in favor of the collateral trustee for the benefit of the trustee and the holders of the notes; or

(2)	the Asset Sale Proceeds of such sale or other disposition, if any, are applied in accordance with the applicable provisions of “— Limitation on Asset Sales”.

In connection with any consolidation, merger, amalgamation or transfer of assets contemplated by the first paragraph and clause (1) of the second paragraph of this provision, prior to the closing of any such transaction, Catalyst will deliver, or cause to be delivered, to the trustee an Officers’ Certificate and an opinion of counsel, each stating that such consolidation, merger, amalgamation or transfer and the supplemental indenture in respect thereto, if any, comply with the provisions described under “— Merger, Consolidation or Sale of Assets” and that all conditions precedent relating to such transaction or transactions have been complied with.

For purposes of the foregoing, the transfer by lease, assignment, sale or otherwise, in a single transaction or series of transactions of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of Catalyst, the Capital Stock of which constitutes all or substantially all of the properties and assets of Catalyst, will be considered to be the transfer of all or substantially all of the properties and assets of Catalyst.

Upon any consolidation, amalgamation or merger, or any transfer of all or substantially all of the assets of Catalyst or any Restricted Subsidiary in accordance with the first paragraph and clause (1) of the second paragraph of the foregoing (in any such case, a “Merger”), the successor person formed by such consolidation or amalgamation or into which Catalyst or a Restricted Subsidiary is merged or to which such transfer is made will succeed to, and be substituted for, and may exercise every right and power of, Catalyst or such Restricted Subsidiary under the indenture and the notes with the same effect as if such successor person had been named as Catalyst or such Restricted Subsidiary in the indenture and the notes, and thereafter the predecessor person will have no continuing obligations under the indenture, the notes, any Note Guarantee and the Collateral Documents (and, for greater certainty, such change shall not in any way constitute or be deemed to constitute a novation, discharge, rescission, extinguishment or substitution of the existing indebtedness and any indebtedness so effected shall continue to be the same obligation and not a new obligation).

The foregoing restrictions shall not apply to (i) any transaction involving a merger of Catalyst with an Affiliate solely for the purpose of reincorporating Catalyst in another jurisdiction or (ii) any transaction involving the sale, assignment, transfer, lease, conveyance or other disposition of assets between or among Catalyst and any Guarantor(s) or between or among a Guarantor and any other Guarantor(s). In addition, notwithstanding the foregoing, any Guarantor may merge with or into, consolidate with or amalgamate with Catalyst or any other Guarantor.

Guarantees

The Guarantors will consist of (i) each of Catalyst’s existing Restricted Subsidiaries (other than Immaterial Subsidiaries and other than the Powell River Energy Joint Venture, which is not treated as a Subsidiary of Catalyst for purposes of the Indenture), but for greater certainty Catalyst Paper Energy Holdings Inc. and any Future Guarantor Holdco will be a Guarantor and (ii) each future Wholly-owned Restricted Subsidiary of Catalyst and any other Restricted Subsidiary that guarantees any other Debt of Catalyst or any other Guarantor, as described under “— Covenants — Limitation on Subsidiaries”.

As of the date of the indenture, all of Catalyst’s existing Subsidiaries are Restricted Subsidiaries (although the Powell River Energy Joint Venture is not treated as a Subsidiary of Catalyst for purposes of the indenture). However, under the circumstances described under “— Covenants — Limitation on Restricted Payments”, Catalyst is permitted to designate certain of its Subsidiaries as Unrestricted Subsidiaries. Any Unrestricted Subsidiaries will not be subject to any of the covenants in the indenture and will not be required to guarantee the notes.

A Guarantor will be released from all of its obligations under its Note Guarantee in respect of a series of notes if (1) all or substantially all of its assets or Capital Stock is sold, disposed of or otherwise transferred (or a sale, disposition or other transfer of such Guarantor’s Capital Stock occurs following which such Guarantor is no longer a Restricted Subsidiary), in each case in a transaction in compliance with the provisions described under “— Covenants — Limitation on Asset Sales”, (2) the Guarantor merges or amalgamates with or into or consolidates with, or transfers all or substantially all of its assets in compliance with the provisions described under “— Covenants — Merger, Consolidation or Sale of Assets”, (3) the Guarantor is designated an Unrestricted Subsidiary in compliance with the other terms of the indenture or the Guarantor becomes an Immaterial Subsidiary, (4) Catalyst has effected defeasance or covenant defeasance with respect to such series of notes in accordance with the terms of the indenture, (5) the notes of such series are satisfied and discharged in accordance with the terms of the indenture, or (6) in the case of a non-Wholly-owned Restricted Subsidiary which had become a Guarantor as a result of such Subsidiary guaranteeing any other Debt of Catalyst or any other Guarantor, the guarantee which gave rise to the requirement that such Subsidiary become a Guarantor has been released, and such Guarantor has delivered to the trustee an Officers’ Certificate and an opinion of counsel, each stating that all conditions precedent herein provided for relating to such transaction have been complied with. If a Note Guarantee is released, any Collateral which secures such Note Guarantee will also be automatically released.

Events of Default

The following events are defined in the indenture as “Events of Default” with respect to the notes of any series:

(1)	default in payment of any principal of or premium, if any, on the notes of such series when due, whether at maturity, upon redemption or otherwise;

(2)	default in the payment of any interest on any note when due, which default continues for 30 days or more;

(3)

default by Catalyst or any Restricted Subsidiary in the observance or performance of any other covenant in the indenture for 60 days after written notice from the trustee or the holders of not less than 25% in aggregate principal amount of the notes of all affected series then outstanding (as one class), except in the case of a default in the observance or performance of the covenants described under “— Covenants — Limitation on Asset Sales”, “— Covenants — Change of Control Offers”, “— Covenants — Excess Cash Offer”, or “Covenants — Merger, Consolidation or Sale of Assets”, which shall constitute an Event of Default in respect of all affected series immediately upon such written notice and without any such passage of time requirement;

(4)

failure to pay at final maturity, giving effect to any applicable grace periods and any extensions thereof, the principal amount of any Debt of Catalyst or any Restricted Subsidiary of Catalyst, or the acceleration of the final stated maturity of such Debt, if, in either case, the aggregate principal amount of such Debt, together with the principal amount of any other Debt not paid at final maturity or which has been accelerated, aggregates $25,000,000 or more at any time and such Debt has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such final maturity or acceleration;

(5)

any final judgment or judgments which can no longer be appealed for the payment of money in excess of $25,000,000, in excess of amounts covered by insurance and as to which the insurer has acknowledged coverage, is rendered against Catalyst or any Restricted Subsidiary, and is not discharged or paid for any period of 60 consecutive days after such judgment or judgments become final during which a stay of enforcement is not in effect;

(6)

the commencement of any Insolvency or Liquidation Proceeding with respect to Catalyst or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary);

(7)

any of the Note Guarantees of a Significant Subsidiary that is a Guarantor (or any group of Subsidiaries that together would constitute a Significant Subsidiary) ceases to be in full force and effect or any of the Note Guarantees of a Significant Subsidiary that is a Guarantor (or any group of Subsidiaries that together would constitute a Significant Subsidiary) are declared to be null and void and unenforceable or any of the Note Guarantees of a Significant Subsidiary that is a Guarantor (or any group of Subsidiaries that together would constitute a Significant Subsidiary) are found to be invalid or any Significant Subsidiary that is a Guarantor (or any group of Subsidiaries that together would constitute a Significant Subsidiary) denies its liability under its Note Guarantee, in each case other than by reason of release of a Note Guarantee in accordance with the terms of the indenture;

(8)

(i) the Liens on any material portion of the Collateral cease to be valid or enforceable, or Catalyst or any Guarantor shall assert that such Liens are invalid or unenforceable (in each case, other than in accordance with the terms of the indenture or the terms of the Collateral Documents), or (ii) the Liens on any material portion of the Collateral shall cease to be perfected, or shall fail to have the priority contemplated by the indenture, provided that no Event of Default shall arise under this clause (8)(ii) until the same shall have continued for a period of 15 consecutive days; and

(9)

the failure by Catalyst or any Guarantor to comply with its agreements contained in the Collateral Documents for 60 days after written notice from the trustee or the holders of not less than 25% in aggregate principal amount of the notes of all affected series then outstanding (as one class), except for a failure that would not be material to the holders of the notes of all affected series and would not materially affect the value of the Collateral taken as a whole;

provided however, that, notwithstanding anything to the contrary contained herein, an Insolvency or Liquidation Proceeding with respect to U.S. Guarantors shall not be an Event of Default hereunder.

The indenture will provide that if an Event of Default, other than an Event of Default described in clause (6) of the first paragraph of this section, will have occurred and be continuing, and if the trustee or the holders of not less than 25% in aggregate principal amount of the notes of all affected series then outstanding (voting as one class) by written notice to Catalyst and the trustee so declares, the entire principal amount of all the notes of all affected series then outstanding plus accrued and unpaid interest to the date of acceleration will become immediately due and payable. If an Event of Default as described in clause (6) of the first paragraph of this section occurs, the principal, premium and interest amount with respect to all of the notes is due and payable immediately without any declaration or other act on the part of the trustee or the holders of the notes.

After any acceleration but before a judgment or decree based on acceleration is obtained by the trustee, the holders of a majority in aggregate principal amount of outstanding notes of all affected series (voting as one class) may, under certain circumstances, rescind and annul such acceleration if:

(1)	all Events of Default, other than nonpayment of principal, premium, if any, or interest that has become due solely because of the acceleration, have been cured or waived as provided in the indenture;

(2)

to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(3)	Catalyst has paid the trustee its reasonable compensation and reimbursed the trustee for its expenses, disbursements and advances and paid all other amounts due to the trustee under the indenture; and

(4)

in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the first paragraph of this section, the trustee will have received an Officers’ Certificate and an opinion of counsel that such Event of Default has been cured or waived.

No such rescission will affect any subsequent Default or impair any right consequent thereto.

The holders of a majority in principal amount of the notes of all affected series then outstanding (voting as one class) will have the right to waive any existing default or compliance with any provision of the indenture, the notes or any of the Collateral Documents and to direct the time, method and place of conducting any proceeding for any remedy available to the trustee with respect to the notes, subject to limitations provided for in the indenture.

No holder of any affected note will have any right to institute any proceeding with respect to the indenture or for any remedy thereunder, unless such holder will have previously given to the trustee written notice of a continuing Event of Default and unless the holders of at least 25% in aggregate principal amount of the outstanding notes of all affected series (voting as one class) will have made written request and offered indemnity satisfactory to the trustee to institute such proceeding as trustee, and unless the trustee will not have received from the holders of a majority in aggregate principal amount of the outstanding notes of all affected series (voting as one class) a direction inconsistent with such request and will have failed to institute such proceeding within 60 days. Notwithstanding the foregoing, such limitations do not apply to a suit instituted on such note on or after the respective due dates expressed in such note.

In addition to acceleration of maturity of the notes, if an Event of Default occurs and is continuing, subject to the provisions contained in the Collateral Documents and the intercreditor agreement described under “— The Intercreditor Agreement” and “— The Collateral Trust Agreement”, the trustee will have the right to exercise remedies with respect to the Collateral, such as foreclosure, as are available under the indenture, the Collateral Documents, and at law.

Defeasance and Covenant Defeasance

The indenture will provide that Catalyst may elect either

(1)

to defease and be discharged from any and all of its and any Guarantor’s obligations with respect to any series of notes, except for the obligations to register the transfer or exchange of such notes, to replace temporary or mutilated, destroyed, lost or stolen notes of such series, to maintain an office or agency in respect of such notes and to hold monies for payment in trust (“defeasance”), or

(2)	to be released from its obligations with respect to any series of notes under certain covenants and events of default contained in the indenture (“covenant defeasance”),

upon the deposit with the trustee or other qualifying trustee, in trust for such purpose, of money in U.S. dollars, U.S. Government Securities, or a combination thereof, in such amounts as is sufficient, in the opinion of a nationally recognized firm of independent public accountants or other nationally recognized appraisal firm or investment bank, to pay the principal of, premium, if any, and interest on such notes, on the scheduled due dates or on a selected date of redemption in accordance with the terms of the indenture.

Notwithstanding the above, the New First Lien Notes may not be defeased prior to the defeasance of the New First Lien Coupon Notes.

Such a trust may only be established if, among other things:

(1)	in the case of defeasance, Catalyst will have delivered to the trustee an opinion of counsel stating that:

(A)	Catalyst has received from, or there has been published by, the Internal Revenue Service or Canada Revenue Agency, a ruling, or

(B)	since the Issue Date there has been a change in any applicable U.S. Federal or Canadian federal income tax law,

in either case to the effect that, and such opinion of counsel will confirm that, holders of the notes of such series or Persons in their positions will not recognize income, gain or loss for purposes of both U.S. Federal and Canadian federal income tax purposes as a result of such defeasance and will be subject to U.S. Federal and Canadian federal income tax on the same amounts and in the same manner and at the same times, as would have been the case if defeasance had not occurred;

(2)

in the case of covenant defeasance, Catalyst will have delivered to the trustee an opinion of counsel stating that the holders of the notes of such series will not recognize income, gain or loss for U.S. Federal and Canadian federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. Federal and Canadian federal income tax on the same amounts, and in the same manner and at the same times, as would have been the case if covenant defeasance had not occurred;

(3)

no Default or Event of Default in respect of such series of notes will have occurred and be continuing on the date of such deposit (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith);

(4)

such defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, any other material agreement or instrument to which Catalyst or any of its Subsidiaries is a party or by which Catalyst or any of its Subsidiaries is bound;

(5)

Catalyst will have delivered to the trustee an Officers’ Certificate stating that the deposit was not made by Catalyst with the intent of defeating, hindering, delaying or defrauding any other creditors of Catalyst or others;

(6)

Catalyst will have delivered to the trustee an Officers’ Certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the defeasance or the covenant defeasance have been complied with; and

(7)	other customary conditions precedent are satisfied.

In connection with any defeasance or covenant defeasance of the notes of any series, any Collateral or other security which then secures such notes is automatically released in respect of such notes.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect with respect to a series of notes, except for the obligations to register the transfer or exchange of notes of such series and to pay Additional Amounts, if any, as to all outstanding notes of such series when:

(1)	either

(A)

all the notes of such series previously authenticated and delivered, except lost, stolen or destroyed notes of such series which have been replaced or paid and notes of such series for whose payment money had theretofore been deposited in trust or segregated and held in trust by Catalyst and thereafter repaid to Catalyst or discharged from such trust, have been delivered to the trustee for cancellation, or

(B)

all notes of such series not theretofore delivered to the trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year and Catalyst has deposited or caused to be deposited with the trustee cash in U.S. dollars, U.S. Government Securities or a combination thereof, in an amount sufficient to pay and discharge the entire Debt on the notes of such series not theretofore delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the notes of such series to the date of maturity or redemption together with irrevocable instructions from Catalyst directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2)	Catalyst has paid all other sums payable under the indenture by Catalyst in respect of such series of notes; and

(3)

Catalyst has delivered to the trustee an Officers’ Certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture in respect of such series of notes have been complied with.

In connection with any satisfaction and discharge of the notes of any series, any Collateral or other security which then secures such notes will be automatically released in respect of such notes.

Any Canadian judicial or governmental proceeding which results in the extinguishment of Catalyst’s obligations under a series of notes will constitute a satisfaction and discharge of such notes for purposes of the indenture, which satisfaction and discharge will also constitute the satisfaction and discharge of the obligations of the Guarantors in respect of such notes.

Modification of Indenture

From time to time, Catalyst, any Guarantors, the trustee and the collateral trustee may, without the consent of holders of the notes, amend, waive or supplement the indenture or the Collateral Documents for specified purposes, including:

(1)	complying with the provisions contained in “— Covenants — Merger, Consolidation or Sale of Assets”;

(2)	providing for uncertificated notes in addition to or in place of certificated notes;

(3)	curing any ambiguity, defect or inconsistency;

(4)

to add a Guarantor, or add covenants or add Collateral or designate Collateral as Notes Priority Lien Collateral, in each case for the benefit of the holders, or surrender any right or power conferred on Catalyst or a Guarantor, or make any change that would provide any additional rights or benefits to the holders;

(5)	to provide for the assumption of Catalyst’s or a Guarantor’s obligations to holders in the event of a merger, amalgamation or consolidation in accordance with the terms of the indenture;

(6)	in reliance on an opinion of counsel, making any other change that does not adversely affect the rights of any holder in any material respect;

(7)	to comply with any requirements of the SEC or make other changes requested by the SEC or necessary to comply with SEC rules and regulations;

(8)

to conform the text of the indenture, the notes, any Note Guarantee or the Collateral Documents to any provision of this Description of the Notes to the extent that such provision in this Description of the Notes was intended by Catalyst to be a verbatim recitation of any such text, which intention shall be evidenced by an Officers’ Certificate of Catalyst;

(9)	to provide for the release or addition of Collateral or Note Guarantees in accordance with the terms of the indenture and the Collateral Documents;

(10)

to appoint a successor trustee in the event that the trustee is disqualified from acting or ineligible to act as such because of a conflict of interest; provided that the successor trustee is otherwise qualified and eligible to act as such under the indenture; or

(11)	to provide for the issuance of additional New First Lien Notes, including PIK notes, in accordance with the terms of the indenture.

The indenture will contain provisions permitting Catalyst, any Guarantors, the trustee and the collateral trustee, with the consent of holders of at least a majority in principal amount of the outstanding notes of all affected series (voting as one class), to modify, waive or supplement the indenture or the Collateral Documents with respect to such notes, except that no such modification will, without the consent of each holder of notes affected thereby:

(1)	reduce the amount of notes whose holders must consent to an amendment, supplement, or waiver to the indenture;

(2)	reduce the rate of, change the method of calculation of or change the time for payment of interest, including defaulted interest, on any note;

(3)

reduce the principal of or premium on or change the stated maturity of any note or change the date on which any notes may be subject to redemption or repurchase or reduce the redemption or repurchase price for any notes;

(4)	make any note payable in money other than that stated in the note;

(5)

waive a default on the payment of the principal of, interest on, or redemption payment with respect to any note, except a rescission of acceleration of the notes in accordance with the terms of the indenture or a waiver of the payment default that resulted from such acceleration in accordance with the terms of the indenture;

(6)

make any change in provisions of the indenture protecting the right of each holder of notes to receive payment of principal of and interest on such note on or after the due date thereof or to bring suit to enforce such payment, or permitting holders of a majority in principal amount of notes of all affected series (voting as one class) to waive Defaults or Events of Default related thereto;

(7)

(i) amend, change or modify in any material respect the obligation of Catalyst to make and consummate (a) an Excess Proceeds Offer with respect to any Asset Sale that has been consummated or (B) an Excess Cash Offer with respect to any fiscal year that has ended prior to the proposed amendment, change or modification, or (ii) modify in any material respect any of the provisions or definitions with respect thereto;

(8)

modify or change any provision of the indenture or the related definitions affecting the status of the notes or any Note Guarantee as senior indebtedness in a manner which adversely affects the holders of notes; or

(9)	release any Guarantor from any of its obligations under its Note Guarantee or the indenture otherwise than in accordance with the terms of the indenture.

Without the consent of the holders of at least 75% in aggregate principal amount of the notes then outstanding (voting as one class), no amendment, waiver, supplement or modification may change the definition of “Priority Lien Debt Cap” to permit the incurrence of Additional Priority Lien Debt if the Consolidated Secured Leverage Ratio of Catalyst would exceed 3.0 to 1.0 at the time of such incurrence and after giving pro forma effect to such incurrence.

Without the consent of the holders of at least two thirds in aggregate principal amount of the notes of all affected series then outstanding (voting as one class), no amendment or waiver may release all or substantially all of the Collateral from the Lien of the indenture and the Collateral Documents with respect to such notes unless the sale or transfer of such Collateral is otherwise permitted under the terms of the indenture.

For purposes of this section, notes held by Catalyst or any Subsidiary of Catalyst will be deemed not to be outstanding, and notes held by any Affiliate of Catalyst (other than a Subsidiary of Catalyst) will be deemed to be outstanding.

Payments for Consent

Neither Catalyst nor any Subsidiary of Catalyst shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of the notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this indenture or the notes unless such consideration is offered to all such holders of each affected series and is paid to all such holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

Reports to Holders

So long as any notes are outstanding:

(1)

if Catalyst is subject to the reporting requirements under the securities laws of Canada and is required to file information with one or more securities commissions in Canada (the “Canadian Commissions”), Catalyst will furnish to the trustee (and the holders of the notes and, upon request, beneficial owners of the notes, in each case to the extent not otherwise available on the Canadian System for Electronic Document Analysis and Retrieval, or SEDAR), as promptly as practicable after such information has been filed:

(a)

all quarterly and annual financial information that Catalyst would be required to file (on or before the date that such financial information would be required to be filed for the applicable quarter or year) with the Canadian Commissions as if it were a reporting issuer under the securities laws of Canada or the Province of British Columbia, including in each case a “Management’s Discussion and Analysis” and with respect to annual information only, a report on Catalyst’s annual financial statements by Catalyst’s independent chartered accountants; and

(b)

all material change reports that Catalyst would be required to file with the Canadian Commissions, as if it were a reporting issuer under the securities laws of Canada or the Province of British Columbia; and

(2)

if Catalyst is not subject to the reporting requirements under the securities laws of Canada or the Province of British Columbia or is otherwise not required to file information with the Canadian Commissions, Catalyst will furnish to the trustee and, upon request, to beneficial owners of the notes and prospective investors in the notes a copy of all the financial information and reports required to be delivered in subclauses (a) and (b) of clause (1) above, on or before the date such financial information and reports would have been required to be filed for the applicable period, quarter or year if it were so subject to such securities laws.

Notwithstanding anything herein to the contrary, Catalyst will be deemed not to have failed to comply with any of its agreements hereunder for purposes of clause (3) under “— Events of Default” until 45 days after the date any report hereunder is required to be furnished to the trustee pursuant to this covenant.

No Personal Liability of Directors, Officers, Employees and Shareholders

No past, present or future director, officer, employee, partner, incorporator or shareholder of Catalyst, any of its Subsidiaries or any corporate successor(s) thereto, as such, will have any liability for any obligations of Catalyst under the notes, the Note Guarantees of any Guarantor, the indenture or any of the Collateral Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Compliance Certificate

Catalyst will deliver to the trustee, within 120 days after the end of each fiscal year of Catalyst and on or before 60 days after the end of the first, second and third quarters of each fiscal year, an Officers’ Certificate stating that a review of the activities of Catalyst and its Subsidiaries during such fiscal year or fiscal quarter, as the case may be, has been made under the supervision of the signing Officers with a view to determining whether Catalyst and each Guarantor has kept, observed, performed and fulfilled their obligations under the indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge, Catalyst and each Guarantor has kept, observed, performed and fulfilled each and every covenant contained in the indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of the indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action they are taking or propose to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the notes is prohibited or if such event has occurred, a description of the event and what action Catalyst and any Guarantors are taking or propose to take with respect thereto.

The Trustee

The trustee under the indenture will be the registrar and paying agent with regard to the notes. The indenture will provide that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The address and fax number of the trustee is Wilmington Trust, National Association, 246 Goose Lane, Suite 105, Guilford, CT 06437, Fax: 203-453-1183.

Transfer and Exchange

Holders of the notes may transfer or exchange notes in accordance with the indenture. The registrar under the indenture may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the indenture. The registrar is not required to transfer or exchange any note selected for redemption and, further, is not required to transfer or exchange any note for a period of 15 days before the mailing of a notice of redemption of notes to be redeemed.

The registered holder of a note may be treated as the owner of it for all purposes.

Governing Law

The indenture will provide that the indenture and the notes are governed by and construed in accordance with the laws of the State of New York.

Enforceability of Judgments

Since substantially all of the assets of Catalyst are outside the United States, any judgment obtained in the United States against Catalyst or the Guarantors, including judgments with respect to the payment of principal, premium, if any, and interest or other amounts payable on the notes, may not be collectible within the United States.

Catalyst has been informed by its Canadian counsel, Blake, Cassels & Graydon LLP, that British Columbia courts would give a judgment based upon a final, conclusive and subsisting judgment in personam of a court of the State of New York (a “New York Judgment”) against Catalyst or the Guarantors, without reconsideration of the merits, provided that:

(1)	the New York Judgment is subsisting and unsatisfied and not impeachable as void or voidable under the laws of New York;

(2)	the New York Judgment is for a sum certain in money;

(3)	the New York court had jurisdiction over the judgment debtor, as recognized by the courts of British Columbia;

(4)	the New York Judgment was obtained after valid service of process on the judgment debtor in accordance with the laws of New York;

(5)

the New York court was not fraudulently induced to assume jurisdiction and the New York Judgment was not obtained in any manner contrary to the rules of natural justice and the enforcement thereof would not be inconsistent with British Columbia laws of mandatory application or principles of public policy, as such term is interpreted under British Columbia law;

(6)

no facts were concealed from the New York court which could not have been discovered and presented to the New York court prior to the New York Judgment by the party seeking to resist enforcement of the New York Judgment acting with reasonable diligence;

(7)	the enforcement of the New York Judgment would not constitute, directly or indirectly, the enforcement of a foreign revenue, penal, or expropriatory or similar laws;

(8)

the enforcement of the New York Judgment would not be contrary to any order made by the Attorney-General of Canada under the Foreign Extraterritorial Measures Act (Canada) or the Competition Tribunal under the Competition Act (Canada) in respect of certain judgments, laws and directives having effects on competition in Canada;

(9)	the action to enforce the New York Judgment is commenced and maintained in accordance with the procedural requirements of British Columbia law;

(10)	the action to enforce such New York Judgment is commenced within the applicable limitation period under British Columbia law; and

(11)

the time for enforcement of the New York Judgment has not expired under the laws of New York, and provided that such British Columbia Court has discretion to stay an action on the New York Judgment if the New York Judgment is under appeal, or there is another subsisting judgment in British Columbia, New York or any other jurisdiction relating to the same cause of action as the New York Judgment.

Catalyst has been advised by counsel that they do not know of any reasons under the present laws of the Province of British Columbia and the federal laws of Canada applicable in such Province for avoiding recognition of said New York Judgments with respect to the indenture or the notes based upon public policy.

Consent to Jurisdiction and Service

The indenture will provide that Catalyst and any Guarantors organized outside the United States will appoint CT Corporation System as their respective agent for service of process in any suit, action or proceeding with respect to the indenture or the notes and for actions brought under U.S. federal or state securities laws brought in any U.S. federal or state court located in The City of New York and will submit to the jurisdiction of such courts.

Book-Entry System

The Depository Trust Company (“DTC”) will act as securities depositary for the notes. The notes will be issued as fully registered securities registered in the name of Cede & Co., DTC’s nominee. One or more fully registered global security certificates, representing the total aggregate principal amount of each series of notes, will be issued and will be deposited with DTC or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Direct Participants”) deposit with DTC and facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. The DTC rules applicable to its participants are on file with the SEC.

Catalyst will issue notes of the applicable series in definitive certificated form in exchange for beneficial interests in the applicable global security certificates if DTC notifies Catalyst that it is unwilling or unable to continue as depositary for such series of notes, DTC ceases to maintain certain qualifications under the 1934 Act and a successor depositary is not appointed by Catalyst within 90 days, or Catalyst determines, in its sole discretion, that the global security certificates shall be exchangeable. If Catalyst determines at any time that the notes of any series shall no longer be represented by global security certificates, Catalyst will inform DTC of such determination who will, in turn, notify Direct Participants of their right to withdraw their beneficial interest from the global security certificates, and if such Direct Participants elect to withdraw their beneficial interests, Catalyst will issue certificates in definitive form in exchange for such beneficial interests in the global security certificates. Any global note, or portion thereof, that is exchangeable pursuant to this paragraph will be exchangeable for security certificates, as the case may be, registered in the names directed by DTC. Catalyst expects that these instructions will be based upon directions received by DTC from its Direct Participants with respect to ownership of beneficial interests in the global security certificates.

As long as DTC or its nominee is the registered owner of the global security certificates, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all notes represented by these certificates for all purposes under the indenture. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates:

•	will not be entitled to have the notes represented by these global security certificates registered in their names, and

•	will not be considered to be owners or holders of the global security certificates or any notes represented by these certificates or have any rights for any purpose under the notes or the indenture.

All payments on the notes represented by global security certificates and all transfers and deliveries of related notes will be made to the depositary or its nominee, as the case may be, as the holder of such securities.

Ownership of beneficial interests in the global security certificates will be limited to Direct Participants or persons that may hold beneficial interests through institutions that have accounts with DTC or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by DTC or its nominee, with respect to Direct Participants’ interests, or any Direct Participant, with respect to interests of persons held by the Direct Participant on their behalf. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by DTC from time to time. Neither Catalyst nor the trustee will have any responsibility or liability for any aspect of DTC’s or any Direct Participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of DTC’s records or any Direct Participant’s records relating to these beneficial ownership interests.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global security certificates among Direct Participants, DTC is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by DTC or its Direct Participants or indirect participants under the rules and procedures governing DTC.

The information in this section concerning DTC and its book-entry system has been obtained from sources that Catalyst believes to be reliable, but Catalyst has not attempted to verify the accuracy of this information.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

“ABL Debt” means Debt incurred or arising under the Credit Facilities and the Derivative Facilities.

“ABL Debt Documents” means the Credit Agreement, any additional credit agreement or indenture related thereto and all other loan documents, security documents, notes, guarantees, instruments and agreements (including without limitation cash management agreements) governing or evidencing, or executed or delivered in connection with, the Credit Facilities and the Derivatives Facilities, as such agreements or instruments may be amended or supplemented from time to time.

“ABL Debt Obligations” means the ABL Debt and all other Obligations in respect thereof.

“ABL Facility” means the credit agreement for the new ABL facility to be entered into by Catalyst in connection with the Plan of Compromise and Arrangement filed by Catalyst pursuant to the CCAA dated March 15, 2012 (as may be amended, varied or supplemented), together with the related documents thereto (including without limitation any documents relating to a Derivatives Facility provided pursuant to the terms thereof), as such agreements and documents may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time.

“Accounts Receivable” of a Person means all of the accounts receivable of such Person, whether now existing or existing in the future.

“Acquired Debt” means Debt of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or is merged or amalgamated with or into or consolidated with Catalyst or a Restricted Subsidiary or which is assumed in connection with the acquisition of assets from such Person and, in each case, not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such merger, amalgamation, consolidation or acquisition.

“Act of Required Debtholders” means, as to any matter at any time:

(1)	prior to the Discharge of Priority Lien Obligations, a direction in writing delivered to the collateral trustee by or with the written consent of the holders of at least 50.1% of the sum of:

(a)	the aggregate outstanding principal amount of Priority Lien Debt (including outstanding letters of credit whether or not then drawn); and

(b)	other than in connection with the exercise of remedies, the aggregate unfunded commitments to extend credit which, when funded, would constitute Priority Lien Debt; and

(2)

at any time after the Discharge of Priority Lien Obligations, a direction in writing delivered to the collateral trustee by or with the written consent of the holders of Subordinated Lien Debt representing the Required Subordinated Lien Debtholders.

For purposes of this definition, (a) Secured Debt registered in the name of, or beneficially owned by, Catalyst or any Subsidiary of Catalyst will be deemed not to be outstanding, and (b) votes will be determined in accordance with the provisions described above under the caption “— The Collateral Trust Agreement — Voting”.

“Additional Priority Lien Debt” means additional Priority Lien Debt incurred by Catalyst or a Guarantor in compliance with the indenture, the ABL Debt Documents and the intercreditor agreement by issuing additional New First Lien Notes under the indenture or under one or more additional indentures, or otherwise issuing or increasing a new Series of Secured Debt secured by Liens on the Notes Priority Lien Collateral that rank equally and ratably with the Liens securing Priority Lien Obligations; provided that Additional Priority Lien Debt may not mature prior to the date on which the notes mature and may not amortize at a rate greater than 1% per annum.

“Affiliate” means, with respect to any specific Person, any other Person, including, without limitation, such Person’s issue, siblings and spouse, that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person; provided that for purposes of the indenture, the term “Affiliate” will not include Powell River Energy Inc. or Powell River Energy Limited Partnership. For the purposes of this definition, “control,” including, with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that, for purposes of the covenant described under “— Covenants — Limitation on Transactions with Affiliates”, beneficial ownership of at least 10% of the voting securities of a Person, either directly or indirectly, will be deemed to be control.

“Asset Acquisition” means:

(1)

an Investment by Catalyst or any Restricted Subsidiary in any other Person pursuant to which such Person becomes a Restricted Subsidiary, or is merged or amalgamated with or into Catalyst or any Restricted Subsidiary; or

(2)

the acquisition by Catalyst or any Restricted Subsidiary of the assets of any Person, other than a Restricted Subsidiary, which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, assignment, transfer, lease, other than operating leases entered into in the ordinary course of business, or other disposition, including pursuant to any Sale and Lease-Back Transaction, other than to Catalyst or any of its Restricted Subsidiaries, in any single transaction or series of related transactions of:

(1)	any Capital Stock of any Restricted Subsidiary; or

(2)	any other property or assets, including any interest therein, of Catalyst or of any Restricted Subsidiary outside of the ordinary course of business;

provided that Asset Sales will not include:

(A)

a transaction or series of related transactions for which Catalyst or its Restricted Subsidiaries receive aggregate consideration of and where the aggregate Fair Market Value of the assets sold, transferred or disposed of is less than $3,500,000;

(B)

the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of Catalyst as permitted under “— Covenants — Merger, Consolidation or Sale of Assets” or any disposition that constitutes a Change of Control pursuant to the indenture;

(C)

sales, transfers or other dispositions of property or equipment that has become worn out, obsolete or damaged or otherwise unsuitable for use or unnecessary in connection with the business of Catalyst or any Restricted Subsidiary, as the case may be;

(D)	the sale of inventory in the ordinary course of business;

(E)

the sale of accounts receivable without recourse to Catalyst or any Restricted Subsidiary (except with respect to standard representations and warranties) at no more than customary discounts in the market for such sales of receivables of similar quality;

(F)	any Restricted Payment made in compliance with the “Limitation on Restricted Payments” covenant or any Permitted Investment;

(G)	the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(H)	the granting of Liens not prohibited by the indenture, or the lease, assignment, license, sub-license or sub-lease of any real or personal property in the ordinary course of business;

(I)	the liquidation of Cash Equivalents in the ordinary course of business;

(J)	foreclosures and condemnations on assets; and

(K)	transfer of land underlying Catalyst’s cogeneration facility or adjacent to the facility in connection with a release under a take or pay agreement related to such facility.

“Asset Sale Proceeds” means, with respect to any Asset Sale:

(1)	cash or Cash Equivalents received by Catalyst or any Restricted Subsidiary from such Asset Sale, after:

(A)	provision for all income or other taxes measured by or resulting from such Asset Sale;

(B)	payment of all brokerage commissions, underwriting and other fees and expenses, including, without limitation, legal, accounting and appraisal fees, related to such Asset Sale;

(C)	provision for minority interest holders in any Restricted Subsidiary as a result of such Asset Sale; and

(D)

deduction of appropriate amounts to be provided by Catalyst or a Restricted Subsidiary as a reserve, in accordance with GAAP, against any liabilities associated with the assets sold or disposed of in such Asset Sale and retained by Catalyst or a Restricted Subsidiary after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with the assets sold or disposed of in such Asset Sale; and

(2)

promissory notes and other non-cash consideration received by Catalyst or any Restricted Subsidiary from such Asset Sale or other disposition upon the liquidation or conversion of such notes or non-cash consideration into cash.

“Attributable Debt” in respect of a Sale and Lease-Back Transaction means, as at the time of determination, the present value, discounted according to GAAP at the cost of indebtedness implied in the Sale and Lease-Back Transaction, of the total obligations of the lessee for minimum rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction, including any period for which such lease has been extended.

“Available Asset Sale Proceeds” means, with respect to any Asset Sale, the aggregate Asset Sale Proceeds from such Asset Sale that have not been applied (or have not been contractually committed to be applied, subject only to customary conditions other than the obtaining of financing) in accordance with the second paragraph, and which have not yet been the basis for an Excess Proceeds Offer in accordance with the third paragraph, in each case, of “— Covenants — Limitation on Asset Sales”.

“Borrowing Base Facility” means either (i) an asset-based revolving and/or term loan facility (which may also include the Derivatives Facilities) whereby the available commitments under the facility are calculated with reference to an accounts and/or inventory borrowing base calculation, or (ii) a working capital facility pursuant to any loan agreement, credit facility or other similar debt instrument which is provided by a bank or other financial institution or group of banks or other financial institutions, in each case for the purposes of funding general corporate requirements of Catalyst and/or the Guarantors and shall include, without limitation, any such facility continuing the Derivatives Facilities; and with respect to both of the foregoing clauses (i) and (ii), in each case as conclusively determined pursuant to a resolution of the board of directors of Catalyst adopted in good faith at the time such agreement, facility or instrument is entered into and attached to an Officers’ Certificate delivered to the collateral trustee. For greater certainty, “Borrowing Base Facility” shall include, without limitation, the ABL Facility.

“Canadian Poplar Farm Lands” means any real property forming part of, or used by Catalyst or any Guarantor, in connection with the following poplar farms owned by Catalyst or any Guarantor and located in Vancouver Island, British Columbia:

(1)	Granville poplar farm comprised of 51.9 acres; and

(2)	Sacks poplar farm comprised of 116.1 acres.

“Capital Contribution” means any cash contribution to the equity of Catalyst from another shareholder for which no consideration other than the issuance of Capital Stock, other than Disqualified Capital Stock, is given. For purposes of clarification, if Capital Stock is issued in part for cash and in part for assets other than cash, the term “Capital Contribution” shall refer to the cash portion of the price for such Capital Stock.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, shares, partnership interests or any other participation, right or other interest in the nature of an equity interest in such Person including, without limitation, Common Stock and Preferred Stock of such Person, or any option, warrant or other security convertible into any of the foregoing.

“Capitalized Lease Obligations” means, with respect to any Person, Debt represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such Debt will be the capitalized amount of such obligations determined in accordance with GAAP.

“Cash Equivalents” means:

(1)	Canadian or U.S. dollars;

(2)

marketable direct obligations issued by, or unconditionally guaranteed by, the federal government of the United States of America or Canada, respectively, or issued by any agency thereof and backed by the full faith and credit of the federal government of the United States of America or Canada, respectively, in each case maturing within one year from the date of acquisition thereof;

(3)

marketable direct obligations issued by any state of the United States of America or any province of Canada or any political subdivision of any such state or province, as the case may be, or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Ratings Services (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”); provided that, in the event that any such obligation is not rated by S&P or Moody’s, such obligation will have the highest rating from Dominion Bond Rating Service Limited (“DBRS”);

(4)	commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least R-1 (low) from DBRS or A-2 from S&P or P-2 from Moody’s;

(5)

overnight deposits, certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued or accepted by any bank organized under the laws of the United States of America or Canada or any state or province, as the case may be, thereof or the District of Columbia, or any U.S. or Canadian branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than US$250,000,000;

(6)

repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (2) of this definition entered into with any bank meeting the qualifications specified in clause (5) of this definition; and

(7)	investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (6) of this definition.

A “Change of Control” of Catalyst is deemed to have occurred at such time as:

(1)

any Person or group of related Persons (other than any such group formed for the sole purpose of triggering a Change of Control in bad faith) for purposes of Section 13(d) of the Exchange Act, becomes the beneficial owner, as defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act, directly or indirectly, of 50% or more of the total voting power of the Common Stock of Catalyst (other than by consolidation, merger or amalgamation);

(2)

there will be consummated any consolidation or merger or amalgamation of Catalyst in which Catalyst is not the continuing or surviving corporation or pursuant to which the Common Stock of Catalyst would be converted into cash, securities or other property, other than a merger or consolidation or amalgamation of Catalyst in which the holders of the Common Stock of Catalyst outstanding immediately prior to the consolidation or merger or amalgamation hold, directly or indirectly, at least a majority of the Common Stock of the surviving corporation immediately after such consolidation or merger or amalgamation; or

(3)	the first day on which a majority of the members of the board of directors of Catalyst are not Continuing Directors.

“Change of Control Triggering Event” means the occurrence of a Change of Control.

“Collateral” means, collectively, the Notes Priority Lien Collateral and the ABL Priority Lien Collateral.

“Collateral Documents” means, collectively, the demand debentures, security agreements, pledge agreements, mortgages, debentures, beneficiary directions, collateral assignments, deeds of trust and all other pledges, agreements, financing statements, patent, trademark or copyright filings, mortgages or other filings or documents that create or purport to create a Lien in the Collateral in favor of the collateral trustee and/or the trustee (for the benefit of the holders of notes), the intercreditor agreement and the collateral trust agreement and other intercreditor agreements that relate to the Collateral, in each case as they may be amended from time to time, and any instruments of assignment or other instruments or agreements executed pursuant to the foregoing.

“Commodity Agreement” means any commodity forward contract, commodity futures contract, commodity swap, commodity option or other similar agreement or arrangement entered into by Catalyst or any Restricted Subsidiary.

“Common Stock” of any Person means all Capital Stock of that Person that is generally entitled to:

(1)	vote in the election of directors of that Person; or

(2)	if that Person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management and policies of that Person.

“Consolidated Fixed Charge Coverage Ratio” means, at any date of determination, with respect to any Person, the ratio of EBITDA of such Person and its Restricted Subsidiaries to Consolidated Fixed Charges of such Person and its Restricted Subsidiaries, in each case, for the Four-Quarter Period.

In addition to and without limitation of the foregoing, for purposes of this definition, “EBITDA” and “Consolidated Fixed Charges” will be calculated after giving effect on a pro forma basis to:

(1)	the incurrence or repayment of any Debt of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation;

(2)

any incurrence or repayment of other Debt (and the application of the proceeds thereof), occurring on or after the first day of the Four-Quarter Period and on or prior to the date of determination, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of such Four-Quarter Period;

(3)

any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of Catalyst or a Restricted Subsidiary (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Debt and also including any increase or decrease, as the case may be, in EBITDA (including any pro forma cost reductions permitted pursuant to the provisions of the definition of

“EBITDA”) directly attributable to the assets which are the subject of the Asset Sale or Asset Acquisition during the Four-Quarter Period) occurring on or after the first day of the Four-Quarter Period and on or prior to the date of determination, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Debt) occurred on the first day of such Four-Quarter Period; and

(4)

interest income generated by cash or cash equivalents on Catalyst’s balance sheet on a pro forma basis reflecting the rate at which such or similar cash or cash equivalents are accruing interest as of the relevant date of determination as a result of any of the foregoing transactions.

“Consolidated Fixed Charges” means, with respect to any Person, for any period, the sum, without duplication, of:

(1)	Consolidated Interest Expense, plus

(2)

the amount of all dividend payments (to any Person other than Catalyst or a Restricted Subsidiary) on any series of Disqualified Capital Stock of that Person (other than dividends paid in Capital Stock (other than Disqualified Capital Stock)) paid, accrued or scheduled to be paid or accrued during such period, plus

(3)

the amount of all cash dividend payments (to any Person other than Catalyst or a Restricted Subsidiary) on any series of Preferred Stock (other than Disqualified Capital Stock) of that Person paid during that period, in each case, on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person, for any period, the sum, without duplication, of:

(1)

the aggregate amount of interest charges (excluding (a) fees and expenses incurred in connection with any Debt incurred pursuant to the “Limitation on Additional Debt” covenant, including, but not limited to, any Permitted Debt, any Debt outstanding on the Issue Date and the notes, (b) the amortization of any deferred gains or losses in respect of Debt denominated in foreign currency as a result of fluctuations in exchange rates, (c) any premium paid, or fees and expenses incurred, in connection with the redemption, repurchase or retirement of any Debt of that Person or its Restricted Subsidiaries prior to the stated maturity thereof and (d) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility), whether expensed or capitalized, incurred or accrued by that Person and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP for such period (including non-cash interest payments); plus

(2)	to the extent not included in (or specifically excluded from) clause (1) of this definition, an amount equal to the sum of:

(A)	imputed interest included in Capitalized Lease Obligations;

(B)	the net costs associated with Interest Rate Agreements, Currency Agreements and other hedging obligations;

(C)	the interest portion of any deferred payment obligations;

(D)	amortization of discount or premium on Debt, if any;

(E)	all capitalized interest and all accrued interest;

(F)	all other non-cash interest expense;

(G)	all interest incurred or paid under any guarantee of Debt (including a guarantee of principal, interest or any combination thereof) of any Person; and

(H)	the amount of all payments charged to shareholders equity on any “compound financial instrument” (as described under GAAP) paid, accrued or scheduled to be paid or accrued during such period; less

(3)	interest income for such period.

For purposes of calculating Consolidated Interest Expense on a pro forma basis:

(1)

interest on Debt bearing a floating rate of interest will be calculated using the interest rate in effect at the time of determination, taking into account on a pro forma basis any Interest Rate Agreement applicable to such Debt if such Interest Rate Agreement has a remaining term at the date of determination of at least 12 months; and

(2)	if Debt was incurred under a revolving credit facility, the interest expense on such Debt will be calculated based upon the average daily balance of such Debt during the applicable period.

“Consolidated Net Income” means, with respect to any Person, for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for that period, on a consolidated basis, determined in accordance with GAAP; provided that, to the extent included in calculating Net Income of such Person:

(1)

the Net Income of any other Person that is not a Restricted Subsidiary of the Person in question is excluded, except to the extent of the amount of cash dividends or distributions actually received by such Person or a Restricted Subsidiary of such Person;

(2)

for purposes of the “— Limitation on Restricted Payments” covenant above, the Net Income (but not loss) of any Restricted Subsidiary of the Person in question that is subject to any restriction or limitation on the payment of dividends or the making of other distributions (other than pursuant to the notes or the indenture or pursuant to a restriction or limitation of the type described in clauses (B) or (C) of “— Covenants — Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”) will be excluded to the extent of such restriction or limitation, provided that Consolidated Net Income will be increased by the amount of dividends or other distributions actually paid in cash (or to the extent converted into cash) to the Person in respect of such period to the extent not already included therein;

(3)

(a) the Net Income of any Person acquired in a “pooling of interests” transaction for any period prior to the date of such acquisition will be excluded and (b) any net after tax gain (but not loss) resulting from an asset disposition by the Person in question or any of its Restricted Subsidiaries other than in the ordinary course of business will be excluded;

(4)	after-tax items classified as extraordinary, unusual or non-recurring gains or losses or expenses, or any restructuring costs, and any foreign exchange gains and losses, will be excluded;

(5)	any restoration to income or any contingency reserve of an extraordinary, nonrecurring or unusual nature will be excluded;

(6)	the cumulative effect of a change in accounting principles during such period will be excluded;

(7)

effects of adjustments (including the effects of such adjustments pushed down to Catalyst and its Restricted Subsidiaries) in the property, equipment, inventory, software and other intangible assets, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of recapitalization accounting or, if applicable, purchase accounting in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, will be excluded;

(8)	any after-tax effect of income (loss) from the early extinguishment of Debt, Interest Rate Agreements, Currency Agreements, Commodity Agreements, or other derivative instruments will be excluded;

(9)

any impairment charge or asset write-off, including, without limitation, impairment charges or asset writeoffs related to intangible assets, long-lived assets or investments in debt and equity securities, in each case, pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP, will be excluded;

(10)

in the case of a successor to such Person by consolidation or merger or amalgamation or as a transferee of such Person’s assets, any earnings of the successor corporation prior to that consolidation, merger or amalgamation or transfer of assets will be excluded if and to the extent such corporation was not subject to the indenture governing the notes offered hereby; and

(11)

any realized or unrealized foreign currency transaction gains or losses in respect of Debt (and/or any related hedge which is not entered into for speculative purposes) of any Person denominated in a currency other than the functional currency of such Person will be excluded.

“Consolidated Secured Leverage Ratio” means, at any date of determination, with respect to any Person, the ratio of:

(x)

the total aggregate principal amount of Debt of such Person and its Restricted Subsidiaries that is secured by assets of such Person or its Restricted Subsidiaries (other than Subordinated Lien Debt), plus, without duplication of any of the following, Capitalized Lease Obligations, plus the total aggregate principal amount of Debt of Restricted Subsidiaries that are not Guarantors, each as calculated at such date of determination, as would be reflected on a consolidated balance sheet of such Person prepared in accordance with GAAP, to

(y)	the EBITDA of such Person and its Restricted Subsidiaries for the Four-Quarter Period.

In addition to and without limitation of the foregoing, for purposes of this definition, “EBITDA” and “total Debt” will be calculated after giving effect on a pro forma basis to:

(1)	the incurrence or repayment of any Debt of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation;

(2)

any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of Catalyst or a Restricted Subsidiary (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Debt and also including any increase or decrease, as the case may be, in EBITDA (including any pro forma cost savings permitted to be included pursuant to the provisions of the definition of “EBITDA”) directly attributable to the assets which are the subject of the Asset Sale or Asset Acquisition during the Four-Quarter Period) occurring on or after the first day of the Four-Quarter Period and on or prior to the date of determination, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Debt) occurred on the first day of such Four-Quarter Period; and

(3)	Debt under a revolving credit facility will be calculated based upon the average daily balance of such Debt outstanding during the applicable period.

“Continuing Director” means with respect to Catalyst, as of any date of determination, any member of the board of directors of Catalyst:

(A)	who was a member of the board of directors of Catalyst on the Issue Date; or

(B)

whose appointment or election was approved by the affirmative vote of a majority of the Continuing Directors who were members of the board of directors of Catalyst at the time of that director’s nomination or election.

“Credit Agreement” means the ABL Facility, as the same may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time (including any amendment and restatement thereof), in each case, including, without limitation, any credit facility, letter of credit, agreement, indenture, notes, other documents or instruments or other arrangement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Subsidiaries of Catalyst as additional borrowers or guarantors thereunder) all or any portion of the Debt under such agreements or arrangements, together with any successor or replacement agreements or other arrangements, and whether by or with the same or any other agent, lender or group of lenders or other institutions providing credit.

“Credit Facilities” means, collectively, any credit facilities, letter of credit or other borrowing or lending arrangements of Catalyst and/or the Guarantors (including without limitation the credit facilities and the Derivatives Facilities contemplated under the Credit Agreement and any Borrowing Base Facility) together with the related documents thereto (including, without limitation, any loan agreements, note purchase agreements, indentures, notes, guarantee agreements, collateral documents, mortgages, instruments and security documents executed in connection therewith), in each case as any such agreements or arrangements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, in each case, including, without limitation, any credit facility, letter of credit, agreement, indenture, notes, other documents or instruments or other arrangement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Subsidiaries of Catalyst as additional borrowers or guarantors thereunder) all or any portion of the Debt under such agreements or arrangements, together with any successor or replacement agreements or other arrangements, and whether by or with the same or any other agent, lender or group of lenders or other institutions providing credit.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect Catalyst or any Restricted Subsidiary of Catalyst against fluctuations in currency values.

“Debt” means (without duplication, including, without limitation, duplication arising or existing because a Person and one or more of its subsidiaries are or will become either directly or indirectly liable for the same Debt whether by virtue of guarantees, or joint, or joint and several liability in respect of such Debt or otherwise), with respect to any Person, any indebtedness at any time outstanding, secured or unsecured, contingent or otherwise, which is for borrowed money (whether or not the recourse of the lender is to the whole of the assets of that Person or only to a portion of the assets of that Person), or evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any property (excluding, without limitation, any balances that constitute accounts payable or trade payables, and other accrued liabilities arising in the ordinary course of business) if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of that Person prepared in accordance with GAAP, and will also include, to the extent not otherwise included:

(1)	Capitalized Lease Obligations of that Person;

(2)

obligations secured by a Lien (other than obligations under Interest Rate Agreements, Currency Agreements or Commodity Agreements) to which any property or assets owned or held by that Person are subject, whether or not the obligation or obligations secured thereby will have been assumed by a third party, provided that, for the purposes of determining the amount of Debt described in this clause, if recourse with respect to that Debt is limited to such property or assets, the amount of that Debt will be deemed to be the Fair Market Value of such property or assets;

(3)

guarantees of obligations or liabilities of other Persons which would be included within this definition for that other Person (whether or not such items would appear upon the balance sheet of the guarantor);

(4)	obligations of that Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction;

(5)

all Disqualified Capital Stock issued by that Person with the amount of Debt represented by that Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price (for the purposes hereof, “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price will be calculated in accordance with the terms of that Disqualified Capital Stock as if that Disqualified Capital Stock were repurchased on any date on which Debt will be required to be determined pursuant to the indenture and if that price is based upon, or measured by, the fair market value of that Disqualified Capital Stock, that price will be the Fair Market Value of that Disqualified Capital Stock);

(6)

net obligations of that Person under Currency Agreements or Interest Rate Agreements applicable to any of the foregoing (if and to the extent such Currency Agreement or Interest Rate Agreement obligations would appear as a liability upon a balance sheet of that Person prepared in accordance with GAAP);

(7)

net obligations of that Person under Commodity Agreements (if and to the extent such Commodity Agreement obligations would appear as a liability upon a balance sheet of that Person prepared in accordance with GAAP);

(8)	without limiting the generality of (6) and (7) above, the obligations of any Persons under the Derivatives Facilities; and

(9)	Attributable Debt.

The amount of Debt of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations (other than contingent obligations under Interest Rate Agreements, Currency Agreements and Commodity Agreements, which shall be valued as set forth above), the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided that:

(1)	the amount outstanding at any time of any Debt issued with original issue discount is the accreted value of that Debt at that time as determined in conformity with GAAP; and

(2)	Debt will not include any liability for federal, provincial, state, local or other taxes or obligations under or in respect of Receivables Facilities.

Notwithstanding any other provision of the foregoing definition, the following will be deemed not to be Debt of Catalyst or any of its Restricted Subsidiaries for purposes of this definition: (w) any trade payable, deferred credit or accrued liability arising from the purchase of goods or materials or for services obtained in the ordinary course of business, or any contract for the purchase of natural gas, (x) guarantees of (or reimbursement obligations with respect to undrawn letters of credit supporting) Debt otherwise included in the determination of that amount; (y) worker’s compensation claims, self-insurance obligations, performance, surety, appeal or similar bonds or completion guarantees provided in the normal course of business; and (z) Debt arising from agreements providing for non-competition payments, earnout payments, indemnification or adjustment of purchase price or from guarantees securing any obligations of Catalyst or any of its Subsidiaries pursuant to such agreements.

“Derivative Facilities” means obligations of Catalyst and any Guarantors under any derivatives transactions from time to time entered into by Catalyst or any such Guarantors with any of the lenders under the Credit Agreement or their affiliates.

“Designation” means the designation of any Subsidiary of Catalyst as an Unrestricted Subsidiary.

“Designation Amount” will have the meaning set forth in the definition of “Restricted Payment.”

“Discharge of Priority Lien Obligations” means the occurrence of all of the following:

(1)	termination or expiration of all commitments to extend credit that would constitute Priority Lien Debt;

(2)

payment in full in cash of the principal of, and interest (including interest accruing on or after the commencement of an Insolvency or Liquidation Proceeding, whether or not such interest would be allowed in such Insolvency or Liquidation Proceeding) fees and premium, if any, on all Priority Lien Debt (other than any undrawn letters of credit) in accordance with the terms of the Priority Lien Documents, other than from the proceeds of an incurrence of Priority Lien Debt;

(3)	discharge or cash collateralization of all outstanding letters of credit constituting Priority Lien Debt in accordance with the terms of the Priority Lien Document; and

(4)

payment in full in cash of all other Priority Lien Obligations that are outstanding and unpaid at the time the Priority Lien Debt is paid in full in cash (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time).

“Disqualified Capital Stock” means any Capital Stock of a Person or a Restricted Subsidiary thereof which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (except, in each case, in accordance with a change of control or asset sale provision, which provision has substantially the same effect as the provisions of the indenture described under “— Covenants — Change of Control Offer” and “— Covenants — Limitation on Asset Sales”), in whole or in part, or is exchangeable into Debt on or prior to the final maturity date of the notes.

“EBITDA” means, with respect to any Person and its Restricted Subsidiaries, for any period, an amount equal to:

(1)	the sum, without duplication, of:

(A)

Consolidated Net Income for that period minus any net income (or plus any net loss) attributable to discontinued operations (including, without limitation, operations disposed of during that period whether or not such operations were classified as discontinued); plus

(B)

the provision for taxes for that period based on income or profits to the extent that income or profits were included in computing Consolidated Net Income (minus any provision for taxes utilized in computing net loss under clause (1) of this definition to the extent that provision reduced net loss); plus

(C)	Consolidated Interest Expense for such period; plus

(D)	depreciation for that period on a consolidated basis, to the extent reducing Consolidated Net Income; plus

(E)	amortization of goodwill, deferred charges and other intangibles for that period on a consolidated basis, to the extent reducing Consolidated Net Income; plus

(F)

non-recurring charges or expenses made or incurred in connection with the Restructuring, any purchase, redemption, acquisition or retirement of any Debt permitted to be incurred under the indenture and any restructuring and transaction costs incurred in connection with any future acquisition, Equity Offering or issuance of Capital Stock to the extent reducing Consolidated Net Income; plus

(G)

the amount of any non-recurring restructuring charge or reserve deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Issue Date and costs related to the closure and/or consolidation of facilities; plus

(H)

any other non-cash charges, including any write-offs or write-downs, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent); plus

(I)

the amount of any minority or noncontrolling interest expense consisting of income attributable to minority or noncontrolling equity interests of third parties deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(J)

in connection with any acquisition or disposition by Catalyst or any of its Restricted Subsidiaries (if such acquisition or disposition would be considered “significant” within the meaning of clause (b) of Rule 11-01 of Regulation S-X promulgated by the U.S. Securities and Exchange Commission, as in effect as of the Issue Date), the amount of net cost savings projected by Catalyst in good faith to be realized as a result of specified actions taken or to be taken in connection therewith (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions;

provided that (1) such cost savings are reasonably identifiable and factually supportable, and are so identified in a certificate provided to the trustee simultaneously with the delivery of the quarterly compliance report as set forth in “— Compliance Certificate” and (2) such actions have been taken or are to be taken within 15 months after the date of such acquisition or disposition (which adjustments may be incremental to pro forma adjustments made pursuant to the second paragraph of the definition of “Consolidated Fixed Charge Coverage Ratio”); plus

(K)

any costs or expense incurred by Catalyst or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of Catalyst or net cash proceeds of an issuance of Capital Stock of Catalyst (other than Disqualified Capital Stock) and such net cash proceeds are an Excluded Contribution or are included in part of the net cash proceeds in respect of an incurrence of Debt pursuant to clause (19) of the definition of Permitted Debt; minus

(2)	all non-cash items increasing Consolidated Net Income for that period, determined on a consolidated basis in accordance with GAAP.

“Equity Offering” means a public or private offering of equity securities of Catalyst (however designated and whether voting or non-voting) and any and all rights, warrants, receipts or options to acquire such equity securities of Catalyst.

“Excess Cash” shall, at any time, mean the sum at that time of (1) the total cash and Cash Equivalents of Catalyst and its Restricted Subsidiaries, plus (2) the total amount then available to be drawn by Catalyst under the ABL Facility (determined net of any potential reserves, required minimum liquidity levels or any minimum availability threshold required to avoid triggering full cash dominion), in excess of, (i) with respect to a Coupon Note Excess Cash Redemption, $65 million, (ii) with respect to a Threshold PIK Note Excess Cash Redemption, $100 million and (iii) with respect to an Excess Cash Offer, $125 million.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Excluded Contribution” means net cash proceeds, or the Fair Market Value of property or assets, received by Catalyst as Capital Contributions after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary) of Capital Stock (other than Disqualified Capital Stock) of Catalyst after the Issue Date, in each case to the extent designated as an Excluded Contribution pursuant to an Officers’ Certificate and not previously included in the calculation set forth in clause (3)(B) of the first paragraph or clause (5) of the second paragraph of “—Limitation on Restricted Payments” for purposes of determining whether a Restricted Payment may be made.

“Excluded Equipment” means at any date any equipment or other assets or Property of Catalyst or any Guarantor which is subject to, or secured by, Purchase Money Debt or a Capitalized Lease Obligation if and to the extent that (i) a restriction in favor of a Person who is not Catalyst or a Restricted Subsidiary contained in the agreements or documents granting or governing such Capitalized Lease Obligation or purchase money obligation prohibits, or requires any consent or establishes any other conditions for or would result in the termination of such agreement or document because of an assignment thereof, or a grant of a security interest therein, by Catalyst or any Guarantor and (ii) such restriction relates only to the asset or assets acquired by Catalyst or any Guarantor with the proceeds of such Purchase Money Debt or Capitalized Lease Obligation and attachments thereto, improvements thereof or substitutions therefor.

“Excluded Equity Interests” means all Capital Stock and other equity interests owned at any time by Catalyst or any Guarantor in any Subsidiary or any other Person or joint venture.

“Excluded Interest” means at any date any rights or interest of Catalyst or any Guarantor under any agreement, contract, license, instrument, document or other general intangible, in each cash other than a leasehold interest in real property (any such agreement, contract, license, instrument, document or other general intangible referred to solely for purposes of this definition as an “Interest”) to the extent that such Interest by its terms, or any requirement of law, prohibits, or requires any consent (which has not been obtained) or establishes any other condition for or would terminate or be violated because of, an assignment thereof or a grant of a security interest therein by Catalyst or a Guarantor (unless such consent is obtained or condition is satisfied), it being understood that Catalyst shall have no obligation to seek to obtain any such consent or satisfy any such condition.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction, as determined by the board of directors of Catalyst in the case of transactions in excess of $10,000,000.

“Four-Quarter Period” means at any date of determination the four most recent consecutive fiscal quarters for which consolidated financial statements are available ending on or prior to the date of such determination.

“GAAP” means the generally accepted accounting principles utilized by the Company in connection with the preparation of its financial statements, as in effect from time to time; provided that such principles must be either U.S. generally accepted accounting principles, Canadian generally accepted accounting principles or international financial reporting standards.

“Guarantors” means all of the Restricted Subsidiaries of Catalyst that hereafter are or become Guarantors pursuant to the indenture.

“Immaterial Subsidiary” means any Restricted Subsidiary of Catalyst that has total consolidated assets with a book value of less than $500,000.

“Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or other obligation on the balance sheet of that Person (and “incurrence,” “incurred,” “incurrable,” and “incurring” will have meanings correlative to the foregoing); provided that a change in GAAP that results in an obligation of that Person that exists at such time becoming Debt will be deemed not to be an incurrence of such Debt.

“Independent Financial Advisor” means an investment banking firm, appraisal firm or accounting firm of national reputation in the United States of America or Canada which, in the good faith judgment of the board of directors of Catalyst, is otherwise independent and qualified to perform the task for which it is to be engaged.

“Insolvency or Liquidation Proceeding” means:

(1)

any case or proceeding commenced by or against Catalyst or any Guarantor under the Companies’ Creditors Arrangement Act (Canada), the Bankruptcy and Insolvency Act (Canada), the Bankruptcy Code or any similar Bankruptcy Law for the relief or protection of debtors, any other proceeding of a similar nature for the reorganization, protection, restructuring, compromise, arrangement, composition, adjustment or marshalling of any of the assets and/or liabilities of Catalyst or any Guarantor (including, any such proceeding under any applicable Canadian corporate legislation, as now or hereafter in effect), or any similar case or proceeding relative to Catalyst or any Guarantor or its creditors, as such, in each case whether or not voluntary;

(2)

any receivership, foreclosure, petition or assignment for the benefit of creditors relating to Catalyst or any Guarantor or any similar case or proceeding relative to Catalyst or any Guarantor or its creditors, as such, in each case whether or not voluntary;

(3)

any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to Catalyst or any Guarantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency, unless otherwise permitted by the indenture, the security documents and the ABL Debt Documents;

(4)

any proceeding seeking the appointment of a trustee, receiver, receiver and manager, interim receiver, administrator, liquidator, custodian or other insolvency official or fiduciary with respect to Catalyst or any Guarantor or any of their assets;

(5)	any case or proceeding commenced by or against Catalyst or any Guarantor seeking to adjudicate Catalyst or any Guarantor a bankrupt or insolvent, whether or not voluntary;

(6)

any other proceeding of any type or nature in which substantially all claims of creditors of Catalyst or any Guarantor are determined and any payment or distribution is or may be made on account of such claims; or

(7)	any analogous procedure or step in any jurisdiction.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, interest rate futures agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate forward agreement or other similar agreement or arrangement.

“Inventory” of a Person means all inventory of such Person, including (1) all raw materials, work in process, parts, components, assemblies, supplies, materials and packaging used or consumed by such Person’s business, (2) all goods, wares and merchandise, finished or unfinished, held for sale or lease and (3) all goods returned or repossessed by such Person.

“Investments” means (without duplication), with respect to any Person, directly or indirectly, any advance (or other extension of credit), account receivable (other than an account receivable arising in the ordinary course of business of such Person), loan or capital contribution to (by means of transfers of cash or other Property to others, payments for Property or services for the account or use of others or otherwise), any guarantee of any Debt of any other Person, the purchase of any Capital Stock, bonds, notes, debentures, partnership or joint venture interests or other securities of, the acquisition, by purchase or otherwise, of all or substantially all of the business or assets or stock or other evidence of beneficial ownership of, or interest in any Person or the making of any investment in any Person. Investments will exclude:

(1)	extensions of trade credit to customers and advances in respect of commissions and travel and similar expenses to officers and employees, in each case made in the ordinary course of business; and

(2)	the repurchase of securities of any Person by that Person.

For the purposes of the “Limitation on Restricted Payments” covenant, the amount of any Investment will be the original cost of such Investment plus the cost of all additional Investments by Catalyst or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment; provided that no such payment of dividends or distributions or receipt of any such other amounts will reduce the amount of any Investment if that payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income. In determining the amount of any Investment involving the transfer of any property or assets other than cash, such property or assets will be valued at its or their Fair Market Value at the time of such transfer.

“Issue Date” means the date the notes are first issued by Catalyst and authenticated by the trustee under the indenture.

“Junior Debt” means Debt of Catalyst or any Guarantor which (a) is unsecured and ranks pari passu in right of payment to other senior unsecured Debt of Catalyst or such Guarantor, as applicable, (b) is subordinated in right of payment to the notes or such Guarantor’s guarantee of the notes, as applicable, or (c) is a Subordinated Lien Obligation.

“Lien” means, with respect to any property or assets of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement, encumbrance, priority, or other security agreement of any kind or nature whatsoever on or with respect to that property or assets (including without limitation, any Capitalized Lease Obligation, conditional sales, or other title retention agreement having substantially the same economic effect as any of the foregoing), provided that in no event shall an operating lease be deemed to constitute a Lien.

“Lien Sharing and Priority Confirmation” means:

(1)

as to any Series of Priority Lien Debt, the written agreement of the Secured Debt Representative of such Series of Priority Lien Debt, holders of such Series of Priority Lien Debt or as set forth in the indenture, credit agreement or other agreement governing such Series of Priority Lien Debt, for the benefit of all holders of Secured Debt and each then present or future Secured Debt Representative:

(a)

that all Priority Lien Obligations will be and are secured equally and ratably by all Priority Liens at any time granted by Catalyst or any Guarantor to secure any Obligations in respect of such Series of Priority Lien Debt, whether or not upon property otherwise constituting Collateral, and that all such Priority Liens will be enforceable by the collateral trustee for the benefit of all holders of Priority Lien Obligations equally and ratably;

(b)

that the holders of Obligations in respect of such Series of Priority Lien Debt are bound by the provisions of the collateral trust agreement, including the provisions relating to the ranking of Priority Liens and the order of application of proceeds from enforcement of Priority Liens; and

(c)

consenting to the terms of the collateral trust agreement and the intercreditor agreement and the collateral trustee’s performance of, and directing the collateral trustee to perform, its obligations under the collateral trust agreement and the intercreditor agreement;

(2)

as to any Series of ABL Debt, the written agreement of the Secured Debt Representative of such Series of ABL Debt, the holders of such Series of ABL Debt or as set forth in the credit agreement, indenture or other agreement governing such Series of ABL Debt, for the benefit of all holders of Secured Debt and each then present future Secured Debt Representative, that the holders of Obligations in respect of such Series of ABL Debt are bound by the provisions of the intercreditor agreement; and

(3)

as to any Series of Subordinated Lien Debt, the written agreement of the Secured Debt Representative of such Series of Subordinated Lien Debt, the holders of such Series of Subordinated Lien Debt or as set forth in the indenture, credit agreement or other agreement governing such Series of Subordinated Lien Debt, for the benefit of all holders of Secured Debt and each then present or future Secured Debt Representative:

(a)

that all Subordinated Lien Obligations will be and are secured equally and ratably by all Subordinated Liens at any time granted by Catalyst or any Guarantor to secure any Obligations in respect of such Series of Subordinated Lien Debt, whether or not upon property otherwise constituting Collateral for such Series of Subordinated Lien Debt, and that all such Subordinated Liens will be enforceable by the collateral trustee for the benefit of all holders of Subordinated Lien Obligations equally and ratably;

(b)

that the holders of Obligations in respect of such Series of Subordinated Lien Debt are bound by the provisions of the collateral trust agreement and the intercreditor agreement, including the provisions relating to the ranking of Subordinated Liens and the order of application of proceeds from the enforcement of Subordinated Liens; and

(c)

consenting to the terms of the collateral trust agreement and the intercreditor agreement and the collateral trustee’s performance of, and directing the collateral trustee to perform, its obligations under the collateral trust agreement and the intercreditor agreement.

“Net Income” means, with respect to any Person, for any period, the net income (loss) of that Person determined in accordance with GAAP.

“Obligations” means any principal, interest, penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities, interest, fees and expenses payable under the documentation governing Secured Debt or ABL Debt, as the case may be, including after the commencement of any Insolvency or Liquidation Proceeding, even if such liabilities, interest, fees and expenses are not enforceable, allowable or allowed as a claim in such proceeding under any Secured Debt Documents or ABL Debt Documents, as the case may be.

“Officers’ Certificate” means, with respect to any Person, a certificate signed by any two of the Chief Executive Officer, the President, any Vice President, the Chief Financial Officer, the Treasurer or the Corporate Secretary of such Person that will comply with applicable provisions of the indenture.

“Passive Holding Company” shall mean a Wholly-owned Restricted Subsidiary that does not engage in any business or operations other than (i) the ownership of Capital Stock of one or more non-Wholly-owned Restricted Subsidiaries of Catalyst, (ii) the guarantee by such Subsidiary of Debt of Catalyst or any Guarantor permitted to be incurred under the Indenture and the performance of the obligations of such Subsidiary under any such Debt or guarantee, (iii) actions required by law to maintain its existence, (iv) the payment of operating and business expenses and taxes incidental to its ownership of Capital Stock of one or more non-Wholly-owned Restricted Subsidiaries of Catalyst, (v) the performance of obligations under and compliance with its certificate of incorporation and by-laws or similar documents, or any applicable law, ordinance, regulation, rule, order, judgment, decree or permit, including, without limitation, as a result of or in connection with the activities of Catalyst or its Subsidiaries, and (vi) activities incidental to the foregoing.

“Permitted Debt” means:

(1)	Debt of Catalyst or a Guarantor arising under or in connection with any Credit Facilities in an aggregate principal amount at any time outstanding not to exceed the greater of:

(A)	$175,000,000; and

(B)	the sum of:

(i)

85.0% of the book value of Accounts Receivable net of any allowance for doubtful accounts of Catalyst and its Restricted Subsidiaries as of the last fiscal quarter for which financial statements are prepared, plus

(ii)

60.0% of the book value of Inventory at the lower of cost or net realizable value net of any allowance for obsolescence of Catalyst and its Restricted Subsidiaries as of the last fiscal quarter for which financial statements are prepared;

(2)

Debt of Catalyst under the notes (including PIK notes) and Debt of Catalyst or any Guarantor that will constitute Additional Priority Lien Debt, in an aggregate principal amount that does not exceed, at any one time outstanding, the Priority Lien Debt Cap;

(3)

Debt (A) of any Restricted Subsidiary to Catalyst or (B) of Catalyst or any Restricted Subsidiary to any Restricted Subsidiary; provided that (a) any subsequent issuance or transfer of any Capital Stock of such Restricted Subsidiary to which such Debt is owed, or other event, that results in such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of such Debt (except to Catalyst or a Restricted Subsidiary) will be deemed, in each case, an incurrence of such Debt by Catalyst not permitted by this clause (3) at the time of such issuance, transfer or other event, (b) any Debt owed by Catalyst to a Restricted Subsidiary that is not a Guarantor must be subordinated in right of payment to the notes, and (c) any Debt owed by a Guarantor to a Restricted Subsidiary that is not a Guarantor must be subordinated in right of payment to the Note Guarantee of such Guarantor;

(4)

Purchase Money Debt and Capitalized Lease Obligations incurred or assumed in connection with the acquisition of property in the ordinary course of business in an aggregate principal amount outstanding not to exceed, together with all other Debt outstanding under this clause (4), at the time of any such incurrence $15,000,000;

(5)

Debt under Interest Rate Agreements entered into in the ordinary course of business of Catalyst or any Restricted Subsidiary (or of Catalyst and its Restricted Subsidiaries collectively) and not for speculative purposes; provided that the notional principal amount of such Interest Rate Agreements, at the time of the incurrence thereof, does not exceed the principal amount of the Debt to which such Interest Rate Agreements relate other than by reason of fees, indemnities or compensation payable thereunder;

(6)

Debt under Currency Agreements entered into in the ordinary course of business of Catalyst or any Restricted Subsidiaries (or of Catalyst and its Restricted Subsidiaries collectively) and not for speculative purposes; provided that in the case of Currency Agreements which relate to Debt, such Currency Agreements do not increase the principal amount of Debt of Catalyst and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities or compensation payable thereunder;

(7)

Debt of Catalyst or any Restricted Subsidiary in respect of reimbursement obligations relating to undrawn standby letters of credit issued for the account of Catalyst or such Restricted Subsidiary, as the case may be, including in connection with workers’ compensation claims, self insurance or other similar reimbursement type obligations;

(8)

Debt of Catalyst or any Restricted Subsidiary in respect of (x) completion guarantees, bid, performance, surety or appeal bonds, or other similar bonds, instruments or obligations, provided in the ordinary course of business; (y) the financing of insurance premiums in the ordinary course of business; and (z) netting, overdraft protection, and other arrangements arising under standard business terms of any bank at which Catalyst or any Restricted Subsidiary maintains an overdraft, cash pooling or similar facility or arrangement;

(9)

Debt of Catalyst or any of its Restricted Subsidiaries not to exceed $25,000,000 in aggregate principal amount at any one time outstanding which may, but need not be, incurred under the Credit Facilities;

(10)	Refinancing Debt;

(11)

Debt of Catalyst or any of its Restricted Subsidiaries in respect of accommodation guarantees for the benefit of trade creditors of any such person, trade letters of credit, standby letters of credit, performance bonds, bankers’ acceptances and surety bonds, in each case, incurred in the ordinary course of business of Catalyst or any of its Restricted Subsidiaries (or Catalyst and its Restricted Subsidiaries collectively) in an aggregate principal amount not in excess of $5,000,000 at any one time outstanding;

(12)	Debt outstanding on the Issue Date, except for indebtedness incurred pursuant to clause (1) or (2) of this definition;

(13)

Debt under Commodity Agreements entered into in the ordinary course of business of Catalyst or any of its Restricted Subsidiaries (or Catalyst and its Restricted Subsidiaries collectively) and not for speculative purposes;

(14)

Debt of Catalyst, to the extent the net proceeds thereof are promptly (i) used to purchase notes tendered in a Change of Control Offer or (ii) deposited to defease or satisfy and discharge the notes as described under “— Defeasance and Covenant Defeasance” and in “— Satisfaction and Discharge”;

(15)

guarantees by Catalyst or any Restricted Subsidiary of Debt or any other obligation or liability of Catalyst or any Restricted Subsidiary (other than any Debt incurred by Catalyst or such Restricted Subsidiary, as the case may be, in violation of the covenant described under “— Covenants — Limitation on Additional Debt”);

(16)

Debt consisting of guarantees, indemnities, obligations in respect of earn-outs or other purchase price adjustments, or similar obligations, incurred in connection with the acquisition or disposition of any business, assets or Person;

(17)

Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, provided, however, that such Debt is extinguished within 10 business days of its incurrence;

(18)

Attributable Debt incurred by Catalyst or any Restricted Subsidiary pursuant to Sale and Lease-Back Transactions of property (real or personal), equipment or other fixed or capital assets owned by Catalyst or any Restricted Subsidiary as of the Issue Date or acquired by Catalyst or any Restricted Subsidiary after the Issue Date in exchange for, or with the proceeds of the sale of, such assets owned by Catalyst or any Restricted Subsidiary as of the Issue Date, provided that the aggregate amount of Attributable Debt incurred under this clause may not exceed $10,000,000;

(19)

Debt of Catalyst or any Guarantor equal to 200.0% of the net cash proceeds received by Catalyst since immediately after the Issue Date from the issue or sale of Capital Stock of Catalyst (other than Disqualified Capital Stock) or Capital Contributions (other than sales of Capital Stock to Catalyst or any of its Subsidiaries) to the extent (x) such net cash proceeds or cash have not been applied to make Restricted Payments or to make other Investments, payments or exchanges pursuant to “— Covenants — Limitation on Restricted Payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (2) of the definition thereof) or (y) the costs and expenses related to such issue or sale of Capital Stock of Catalyst have not been added to EBITDA pursuant to clause (K) of the definition thereof; and

(20)

any Debt incurred by Catalyst or any Restricted Subsidiary to the extent (i) (A) all of the net proceeds of such Debt are used to fully or partially pay the consideration for any Asset Acquisition or (B) such Debt constitutes Acquired Debt and (ii) after giving pro forma effect to such incurrence and the related Asset Acquisition, (1) no Default or Event of Default will have occurred and be continuing or result therefrom and (2) Catalyst’s Consolidated Fixed Charge Coverage Ratio is equal to or higher than Catalyst’s Consolidated Fixed Charge Coverage Ratio immediately prior to giving effect to such incurrence and related Asset Acquisition.

“Permitted Investments” means Investments made on or after the Issue Date consisting of:

(1)	Investments by Catalyst, or by a Restricted Subsidiary thereof, in Catalyst or a Restricted Subsidiary;

(2)

Investments by Catalyst, or by a Restricted Subsidiary thereof, in a Person, if as a result of that Investment either (A) that Person becomes a Restricted Subsidiary of Catalyst or (B) that Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Catalyst or a Restricted Subsidiary thereof, and any Investment held by such Person and not made in contemplation of such merger, amalgamation, consolidation or acquisition;

(3)	Investments in Cash Equivalents;

(4)	reasonable and customary loans and advances made to employees consistent with past practice not to exceed $5,000,000 in the aggregate at any one time outstanding;

(5)

an Investment that is made by Catalyst or a Restricted Subsidiary thereof in the form of any Capital Stock, bonds, notes, debentures or other securities that are issued by a third party to Catalyst or a Restricted Subsidiary as partial consideration for the consummation of an Asset Sale that is permitted under the covenant “Limitation on Asset Sales”;

(6)

Investments (including, but not limited to, Investments in co-generation facilities) in Unrestricted Subsidiaries or in any corporation, partnership, joint venture or other entity (including, but not limited to, any entity engaged in the business of constructing and/or operating co-generation or similar facilities) in an amount not to exceed, together with the amount of all other Investments outstanding under this clause (6), at the time of such Investment, $15,000,000 (with the amount of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(7)

any acquisition of assets in exchange for the Capital Stock (other than Disqualified Capital Stock) of Catalyst (with respect to assets acquired in part for cash and in part for Capital Stock of Catalyst, this clause shall treat as a Permitted Investment the portion of the assets acquired for Capital Stock of Catalyst);

(8)

Investments in securities of trade creditors or customers received in settlement of obligations that arose in the ordinary course of business pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(9)	Investments in Commodity Agreements, Interest Rate Agreements and Currency Agreements entered into in the ordinary course of business and not for speculative purposes;

(10)

receivables owing to Catalyst or any Restricted Subsidiary, if created or acquired in the ordinary course of business, and Investments relating to a Receivables Facility to the extent relating to the creation of a Receivables Subsidiary but which shall not fund ongoing expenses and financing costs incurred under such Receivable Facility;

(11)	Investments in existence or made pursuant to legally binding written commitments in existence on the Issue Date;

(12)	purchases or repurchases of the notes;

(13)

any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the last paragraph of the covenant described under “— Covenants — Limitation on Transactions with Affiliates” (except transactions described in clauses (1), (12) and (14) of such paragraph);

(14)	guarantees or indemnities in respect of Debt permitted to be incurred by the primary obligor pursuant to the covenant described under “— Covenants — Limitation on Additional Debt”;
(15)	pledges or deposits permitted by the covenant “— Limitation on Liens”; and

(16)

other Investments in any Person in any amount, together with the amount of all other Investments outstanding under this clause (16), not to exceed at the time of such Investment, $10.0 million (with the amount of each Investment being measured at the time made and without giving effect to subsequent changes in value).

“Permitted Liens” means:

(1)

Liens on Property or assets of, or any Capital Stock of, any entity existing at the time such assets are (or entity is) acquired by Catalyst or any of its Restricted Subsidiaries, whether by merger, amalgamation, consolidation, purchase of assets or otherwise; provided:

(A)	that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such assets being acquired by Catalyst or its Restricted Subsidiaries; and

(B)	that any such Lien does not extend to or cover any Property, Capital Stock or Debt other than the Property, Capital Stock or Debt being acquired;

(2)

Liens securing Refinancing Debt; provided that any such Lien does not extend to or cover any Property, Capital Stock or Debt other than the Property, Capital Stock or Debt securing the Debt so refunded, refinanced or extended;

(3)	Liens in favor of Catalyst or any Guarantor;

(4)	Liens to secure Purchase Money Debt that is otherwise permitted to be incurred under the indenture; provided that:

(A)

any such Lien is created solely for the purpose of securing Debt representing, or incurred to finance, refinance or refund, the cost (including sales and excise taxes, installation and delivery charges and other direct costs of, and other direct expenses paid or charged in connection with, such purchase or construction) of the Property so acquired;

(B)	the principal amount of the Debt secured by such Lien does not exceed 100% of such costs and expenses; and

(C)	such Lien does not extend to or cover any Property other than such item of Property and any improvements on such item;

(5)

(A) statutory liens or landlords’, carriers’, warehousemen’s, unemployment insurance, surety or appeal bonds, mechanics’, suppliers’, materialmen’s, repairmen’s builder’s, mechanic’s or other like Liens imposed by law arising in the ordinary course of business and (B) pledges, deposits or liens in connection with workers’ compensation, unemployment insurance and other social security and other similar legislation or other insurance-related obligations (including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements), in each case with respect to (x) amounts not delinquent or (y) amounts which are delinquent but the validity of which are being contested in good faith by appropriate proceedings and, to the extent required under GAAP, adequate reserves with respect thereto are maintained on the books of the Catalyst or any of its Restricted Subsidiaries in accordance with GAAP;

(6)	Liens existing on the Issue Date;

(7)	Liens securing the notes (including any PIK notes) and the Note Guarantees;

(8)

Liens for taxes, assessments or governmental charges not yet due or that are due but are being contested by proceedings in an appropriate jurisdiction; provided that any reserve or other appropriate provision as will be required in conformity with GAAP will have been made therefor;

(9)

Liens securing (a) Capitalized Lease Obligations permitted to be incurred under clause (4) of the definition of “Permitted Debt”; provided that such Lien does not extend to any Property other than that subject to the underlying lease; (b) any interest or title of a lessor in the property subject to any Capitalized Lease Obligation or operating lease; and (c) leases, licenses, subleases and sublicenses of assets in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of Catalyst or any of its Restricted Subsidiaries and do not secure any Debt;

(10)	Liens on Collateral securing ABL Debt Obligations permitted pursuant to clause (1) of the definition of Permitted Debt; provided that such Liens are subject to the intercreditor agreement;

(11)	Liens securing obligations under Interest Rate Agreements, Currency Agreements and Commodity Agreements in each case permitted to be incurred under the indenture;

(12)

Liens created or deposits made to secure the performance of tenders, bids, leases, statutory obligations, government contracts, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(13)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(14)

other Liens (including Liens on Collateral) securing obligations, which obligations do not exceed the greater of (i) 1.0% of the consolidated net tangible assets of Catalyst and (ii) $4,000,000 in the aggregate at any one time outstanding;

(15)	Liens arising pursuant to Sale and Lease-Back Transactions entered into in compliance with the indenture;

(16)	Liens (not including Liens on Collateral) securing Debt permitted to be incurred under clauses (9) or (11) of the definition of “Permitted Debt”;

(17)

Liens securing obligations incurred in the ordinary course of business of Catalyst or any Restricted Subsidiary of Catalyst (or Catalyst and its Restricted Subsidiaries collectively) with respect to obligations that do not exceed $10,000,000 at any one time outstanding and that:

(A)	are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business), and

(B)	do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by Catalyst or such Restricted Subsidiary;

(18)

the Lien of any judgment rendered or order issued which is being contested diligently by proceedings in an appropriate jurisdiction by Catalyst or any of its Restricted Subsidiaries and which does not have a material adverse effect on the ability of Catalyst and its Restricted Subsidiaries to operate the business or operations of Catalyst;

(19)

reservations, limitations, provisos, conditions, statutory exceptions to title and reservations of mineral rights expressed in any original grants from a government (including any agency or political subdivision thereof) which do not materially adversely impair the use of the subject property by Catalyst or a Restricted Subsidiary;

(20)

servitudes, licenses, undersurface rights, easements, rights-of-way and rights in the nature of easements and other similar rights in land (including, without in any way limiting the generality of the foregoing, servitudes, licenses, easements, rights-of-way and rights in the nature of easements for sidewalks, public ways, sewers, drains, gas, steam and water mains or electric light and power, or telephone and telegraph conduits, poles, wires and cable) granted to, or reserved or taken by, any persons which do not in the aggregate materially adversely impair the use of the subject property by Catalyst or a Restricted Subsidiary or in respect to which Catalyst or any of its Restricted Subsidiaries has made satisfactory arrangement for relocation so that such use will not in the aggregate be materially and adversely impaired and mortgages of, and other liens and encumbrances against such servitudes, licenses, undersurface rights, easements, rights-of-way and other similar rights in lands;

(21)

zoning and building by-laws and ordinances, municipal by-laws and regulations, and restrictive covenants affecting the use to which the subject property may be put, the nature of any structure which may be erected thereon or the transfer of the subject property, provided that such restrictions have been complied with and do not materially adversely interfere with the use of the subject property by Catalyst or a Restricted Subsidiary;

(22)

with respect to personal property only, Liens which are deemed to have arisen under the Personal Property Security Act (British Columbia) and similar legislation in other provinces or jurisdictions exclusively relating to property and assets subject to equipment leases which are not Capitalized Lease Obligations;

(23)

Liens with respect to any property of (i) any Unrestricted Subsidiaries, corporations, partnerships, joint ventures or other entities specified in clause (6) of the “Permitted Investments” definition or (ii) any other Unrestricted Subsidiaries, if pursuant to any laws or regulations such property would be deemed to be that of Catalyst or any of its Restricted Subsidiaries;

(24)

Liens on accounts receivable and related assets incurred in connection with a Receivables Facility, so long as such Lien does not extend to assets other than those being used to capitalize the applicable Receivables Subsidiary;

(25)

Liens (a) arising by operation of law in the ordinary course of business, (b) on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets in the ordinary course of business, (c) on cash set aside at the time of the incurrence of any Debt or government securities purchased with such cash, in either case to the extent that such cash or government securities prefund the payment of interest on such Debt and are held in an escrow account or similar arrangement to be applied for such purpose, (d) securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities, (e) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft, cash pooling or similar obligations incurred in the ordinary course of business, (f) pursuant to contracts for the purchase of natural gas, (g) attached to commodity trading incurred in the ordinary course of business, (h) on receivables (including related rights), (i) arising in connection with repurchase agreements permitted under the covenant described under “— Covenants — Limitations on Additional Debt”, on assets that are the subject of such repurchase agreements or (j) arising from filing Uniform Commercial Code financing statements regarding operating leases;

(26)

any extension, renewal or replacement, in whole or in part, of any Lien described in clauses (1), (2), (4), (6), or (9) of this definition; provided that the principal amount secured by any such extension, renewal or replacement will not be increased and such lien will not extend to any other Property of Catalyst or its Subsidiaries other than such item of Property originally covered by such Lien or by improvement thereon or additions or accessions thereto;

(27)

(a) Liens on the Collateral to secure Debt permitted to be incurred pursuant to clause (2) of the definition of Permitted Debt and designated as Additional Priority Lien Debt hereunder, so long as the aggregate principal amount of notes and such Additional Priority Lien Debt secured by Liens on the Collateral on an equal and ratable basis with the notes does not exceed, at the time such Additional Priority Lien Debt is incurred, the Priority Lien Debt Cap and (b) Liens on the Collateral to secure Debt permitted to be incurred under the covenant described under “— Covenants — Limitations on Additional Debt” and designated as Subordinated Lien Debt hereunder; provided, however, that in the case of both clauses (a) and (b), no such Additional Priority Lien Debt or Subordinated Lien Debt has a final scheduled maturity prior to the final scheduled maturity of the notes;

(28)

Liens on assets of Catalyst or any Restricted Subsidiary which do not constitute Collateral, to the extent such Liens secure Debt incurred in accordance with clause (20) of the definition of “Permitted Debt”;

(29)

Liens on assets of Catalyst or any Restricted Subsidiary which do not constitute Collateral, to the extent such assets are acquired by Catalyst or any of its Restricted Subsidiaries after the Issue Date and secure Debt otherwise permitted to be incurred under “— Covenants — Limitation on Additional Debt”;

(30)	undetermined or inchoate Liens and charges arising or potentially arising under statutory provisions which have not been filed or registered at the Issue Date;

(31)	any title defects or irregularities which are of a minor nature and will not materially adversely impair the use of the subject property by Catalyst or a Restricted Subsidiary;

(32)

any rights to acquire the subject property granted to any person (including options to purchase and rights of first refusal) provided that the exercise of any such rights will not result in a sale, transfer or disposition of all or substantially all of the assets of Catalyst or a Restricted Subsidiary except as permitted herein under “— Covenants — Merger, Consolidation or Sale of Assets”;

(33)

the rights reserved to or vested in municipalities or governmental or other public authorities or agencies by any statutory provision or by the terms of leases, licenses, grants or permits which affect the subject property, to terminate the leases, licenses, grants or permits or to require annual or other periodic payments as a condition to the continuance thereof; and

(34)

with respect to any real property forming part of, or used by Catalyst or the Canadian Guarantors in connection with the mills located at Crofton, Elk Falls, Port Alberni and Powell River, British Columbia, all legal notations, charges, liens, interests and encumbrances registered against title to such lands on the Issue Date.

“Permitted Liens” shall exclude any Liens (and for certainty any statutory deemed trusts) arising under Canadian (federal or provincial) pension legislation securing obligations which are delinquent.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government (including any agency or political subdivision thereof).

“Powell River Energy Joint Venture” means, collectively, Powell River Energy Inc. and Powell River Energy Limited Partnership.

“Preferred Stock” means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to dividends, distributions or liquidation proceeds of such Person over the holders of other Capital Stock issued by such Person.

“Priority Lien” means a Lien granted by a security document to the collateral trustee, at any time, upon any property of Catalyst or any Guarantor to secure Priority Lien Obligations.

“Priority Lien Debt” means:

(1)	the notes initially issued by Catalyst under the indenture together with the related Note Guarantees of the Guarantors; and

(2)

(i) additional New First Lien Notes issued under the indenture, (ii) Additional Priority Lien Debt, (iii) other Debt (including letters of credit and reimbursement obligations with respect thereto) of Catalyst that is secured equally and ratably with the notes by a Priority Lien and that was permitted to be incurred and so secured under each applicable Secured Debt Document, ABL Debt Document and the intercreditor agreement, and (iv) guarantees (including Note Guarantees) thereof by any of the Guarantors permitted to be incurred under each applicable Secured Debt Document, ABL Debt Document and the intercreditor agreement; provided, in the case of any additional notes, Additional Priority Lien Debt, other permitted Debt or guarantees referred to in this clause (2):

(a)

on or before the date on which such additional notes are issued or Additional Priority Lien Debt or other permitted Debt is incurred by Catalyst or such guarantees are incurred by such Guarantor, such additional notes, guarantees or other Debt, as applicable, is designated by Catalyst, in an Officers’ Certificate delivered to the trustee and the collateral trustee, as “Priority Lien Debt” for the purposes of the Secured Debt Documents and is certified in such Officers’ Certificate as having been incurred in compliance with the Secured Debt Documents and that no default or event of default under the indenture has occurred and is continuing; provided that no Series of Secured Debt may be designated as both Subordinated Lien Debt and Priority Lien Debt and no Series of Secured Debt may be designated as both ABL Debt and Priority Lien Debt;

(b)	such additional notes, Additional Priority Lien Debt, other permitted Debt and/or guarantees is governed by an indenture or a credit agreement, as applicable, or other agreement that includes a

Lien Sharing and Priority Confirmation and meets the requirements described in “Provisions of the Indenture Relating to Security — Equal and Ratable Sharing of Collateral by Holders of Priority Lien Debt”; and

(c)

all requirements set forth in the collateral trust agreement as to the confirmation, grant or perfection of the collateral trustee’s Lien to secure such additional notes, guarantees or other Debt or Obligations in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (c) will be conclusively established if Catalyst delivers to the collateral trustee an Officers’ Certificate stating that such requirements and other provisions have been satisfied and that such notes, Additional Priority Lien Debt, other permitted Debt or guarantees is “Priority Lien Debt”).

“Priority Lien Debt Cap” means US$400,000,000 plus any amounts outstanding under the New First Lien Coupon Notes; provided, however, that in connection with the incurrence of Additional Priority Lien Debt pursuant to clause (2) of the definition of “Permitted Debt”, if the Consolidated Secured Leverage Ratio of Catalyst would exceed 3.0 to 1.0 at the time of such incurrence and after giving pro forma effect to such incurrence and the application of the proceeds therefrom, the incurrence of such Additional Priority Lien Debt will require the consent of holders of at least 75% in principal amount of the outstanding notes. For greater certainty, it shall not be a default or event of default under the intercreditor agreement or any Secured Debt Document for the Company to incur any Debt under a Borrowing Base Facility at any time that Priority Lien Debt is outstanding in an amount equal to the Priority Lien Debt Cap, subject to compliance with the covenant “ Limitations on Additional Debt”.

“Priority Lien Documents” means the indenture and any additional indenture, credit facility or other agreement pursuant to which any Priority Lien Debt is incurred and the security documents related thereto (other than any security documents that do not secure Priority Lien Obligations), as each may be amended, supplemented or otherwise modified.

“Priority Lien Obligations” means Priority Lien Debt and all other Obligations in respect thereof.

“Priority Lien Representative” means (1) the trustee, in the case of the notes, or (2) in the case of any other Series of Priority Lien Debt, the trustee, agent or representative of the holders of such Series of Priority Lien Debt who is appointed as a representative of such Series of Priority Lien Debt (for purposes related to the administration of the security documents) pursuant to the indenture, credit agreement or other agreement governing such Series of Priority Lien Debt.

“Priority Lien Obligations” means Priority Lien Debt and all other Obligations in respect thereof.

“Property” of any Person means all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent consolidated balance sheet of such Person and its Subsidiaries under GAAP.

“Purchase Money Debt” means any Debt incurred by a Person to finance the cost (including the cost of acquisition, construction, lease, installation or improvement) of an item of Property or assumed in connection with the acquisition of any item of Property, the principal amount of which Debt does not exceed the sum of:

(1)	the lesser of (a) the Fair Market Value of such property and (b) 100% of such cost or acquisition consideration; and

(2)	reasonable fees and expenses of such Person incurred in connection therewith.

“Receivables Facility” means one or more receivables financing facilities, as amended, supplemented, modified, extended, renewed, restated, refunded, replaced or refinanced from time to time, the Debt of which is nonrecourse (except for standard representations, warranties, covenants and indemnities made in connection with such facilities) to Catalyst and its Restricted Subsidiaries pursuant to which Catalyst or any of its Restricted Subsidiaries sells any of its accounts receivable to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn sells any of its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Fees” means customary distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other customary fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” means any Subsidiary formed solely for the purpose of engaging, and that engaged only, in one or more Receivables Facilities.

“Refinancing Debt” means Debt that replaces, refunds, renews, refinances or extends any Debt of Catalyst or a Restricted Subsidiary permitted to be incurred by Catalyst or its Restricted Subsidiaries pursuant to the “Covenant — Limitation on Additional Debt” provision (other than pursuant to clauses (1), (2), (3), (4), (5), (6), (7), (8), (9), (10), (11), (13), (14), (15), (16), (17) and (18) of the definition of Permitted Debt), but only to the extent that:

(1)	the Refinancing Debt is subordinated to the notes to at least the same extent as the Debt being replaced, refunded, renewed, refinanced or extended, if at all;

(2)	the Refinancing Debt is scheduled to mature either:

(A)	no earlier than the Debt being replaced, refunded, renewed, refinanced or extended; or

(B)	after the maturity date of the notes;

(3)

the portion, if any, of the Refinancing Debt that is scheduled to mature on or prior to the maturity date of the notes has a weighted average life to maturity at the time such Refinancing Debt is incurred that is equal to or greater than the weighted average life to maturity of the portion of the Debt being replaced, refunded, renewed, refinanced or extended that is scheduled to mature on or prior to the maturity date of the notes; and

(4)	such Refinancing Debt is in an aggregate principal amount that is equal to or less than the sum of:

(A)	the aggregate principal amount then outstanding under the Debt being replaced, refunded, renewed, refinanced or extended;

(B)

the amount of accrued and unpaid interest, if any, and premiums owed, if any, not in excess of preexisting prepayment provisions on such Debt being replaced, refunded, renewed, refinanced or extended; and

(C)	the amount of customary fees, expenses and costs related to the incurrence of such Refinancing Debt.

“Replacement Assets” means:

(1)

properties or assets (other than cash or Cash Equivalents or any Capital Stock or other security) that will be used or useful in the business of Catalyst or its Restricted Subsidiaries, or in businesses reasonably similar to or ancillary to the business of Catalyst or its Restricted Subsidiaries; or

(2)	Capital Stock of any Person that will become on the date of acquisition thereof a Guarantor as a result of such acquisition.

“Required Percentage” shall mean 50%, provided that (a) if the Consolidated Secured Leverage Ratio at the end of the applicable fiscal year is greater than 2.5:1.0 but less than or equal to 3.0:1.0, such percentage shall be 25%, and (b) if the Consolidated Secured Leverage Ratio at the end of the applicable fiscal year is less than or equal to 2.5:1.0, such percentage shall be 0%.

“Required Priority Lien Debtholders” means, at any time, the holders of a majority in aggregate principal amount of all Priority Lien Debt then outstanding, calculated in accordance with the provisions described in “— The Collateral Trust Agreement — Voting”. For purposes of this definition, Priority Lien Debt registered in the name of, or beneficially owned by, Catalyst or any Subsidiary of Catalyst will be deemed not to be outstanding.

“Required Subordinated Lien Debtholders” means, at any time, the holders of a majority in aggregate principal amount of all Subordinated Lien Debt (exclusive, at any time prior to the Discharge of ABL Debt Obligations, of all Junior Secured Obligations) then outstanding, calculated in accordance with the provisions described in “— The Collateral Trust Agreement — Voting”. For purposes of this definition, Subordinated Lien Debt registered in the name of, or beneficially owned by, Catalyst or any Subsidiary of Catalyst will be deemed not to be outstanding.

“Restricted Payment” means any of the following:

(1)

the declaration or payment of any dividend or any other distribution or payment on Capital Stock of Catalyst or any Restricted Subsidiary or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of Catalyst or any Restricted Subsidiary (other than (x) the amount of any such dividends or distributions payable solely in Capital Stock (other than Disqualified Capital Stock) of Catalyst or in options, warrants or other rights to purchase such Capital Stock (other than Disqualified Capital Stock), and (y) in the case of Restricted Subsidiaries, dividends or distributions payable to Catalyst or to a Restricted Subsidiary, so long as in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary that is not a Wholly-owned Restricted Subsidiary, Catalyst or a Restricted Subsidiary of Catalyst receives at least its pro rata share of such dividend or distribution);

(2)

the purchase, redemption or other acquisition or retirement for value of any Capital Stock of Catalyst or of any Restricted Subsidiaries (other than Capital Stock owned by Catalyst or a Restricted Subsidiary);

(3)

the purchase, defeasance, repurchase, redemption or other acquisition or retirement for cash of the principal of any Junior Debt of Catalyst or any Guarantor prior to its scheduled maturity or any mandatory sinking fund payment in respect thereof (other than any such purchase, defeasance, repurchase, redemption or other acquisition or retirement of (i) any such Debt acquired in anticipation of satisfying a scheduled sinking fund obligation, principal installment or final maturity in each case due within 12 months of the date of such purchase, defeasance, repurchase, redemption or other acquisition or retirement, or (ii) intercompany Debt owning between or among Catalyst and its Restricted Subsidiaries);

(4)	the making of any Investment, other than a Permitted Investment;

(5)	any Designation; provided that the Designation of a Subsidiary of Catalyst as an Unrestricted Subsidiary will be deemed to include the Designation of all of the Subsidiaries of such Subsidiary; and

(6)	forgiveness of any Debt of an Affiliate (other than a Subsidiary) of Catalyst that is owed to Catalyst or a Restricted Subsidiary.

Cancellation of Debt owing to Catalyst or any of its Restricted Subsidiaries from employees, directors, officers or consultants of Catalyst, any of its Restricted Subsidiaries or any of its direct or indirect parent companies in connection with a repurchase of Capital Stock of Catalyst, is deemed not to constitute a Restricted Payment for purposes of this definition or any other provision of the indenture, so long as the Debt so cancelled was incurred at the time such Capital Stock being so repurchased was originally purchased by such employees, directors, officers or consultants and was incurred solely for the purpose of effecting such purchase.

In determining the amount of any Restricted Payment, cash distributed or invested will be valued at the face amount thereof and Property other than cash will be valued at its Fair Market Value, except that, in determining the amount of any Restricted Payment made under clause (5) of this definition, the amount of such Restricted Payment (the “Designation Amount”) will be equal to the greater of:

(1)	the book value; or

(2)	the Fair Market Value;

of Catalyst’s proportionate direct or indirect interest in such Subsidiary on such date.

“Restricted Subsidiary” means a Subsidiary of Catalyst other than an Unrestricted Subsidiary.

“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by Catalyst or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by Catalyst or such Restricted Subsidiary to such Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Debt” means Priority Lien Debt and Subordinated Lien Debt.

“Secured Debt Documents” means the Priority Lien Documents and the Subordinated Lien Documents.

“Secured Debt Representative” means each Priority Lien Representative and Subordinated Lien Representative.

“Secured Obligations” means Priority Lien Obligations and Subordinated Lien Obligations, and for the avoidance of doubt, excludes the ABL Debt Obligations.

“Securities Accounts” means all present and future “securities accounts” (as defined in Article 8 of the UCC), including all monies, “uncertificated securities,” and “securities entitlements” (as defined in Article 8 of the UCC) contained therein.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Series of Priority Lien Debt” means, severally, the notes and any additional notes, any Credit Facility (other than the ABL Facility) and other Debt that constitutes Priority Lien Debt.

“Series of Secured Debt” means each Series of Subordinated Lien Debt and each Series of Priority Lien Debt.

“Series of Subordinated Lien Debt” means, severally, each issue or series of Subordinated Lien Debt for which a single transfer register is maintained.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” of Catalyst within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC, as such regulation is in effect on the Issue Date.

“Subordinated Lien Debt” means any Debt (including letters of credit and reimbursement obligations with respect thereto) of Catalyst or any Guarantor that is secured on a subordinated basis to the Priority Lien Debt or the ABL Debt Obligations by a Subordinated Lien that was permitted to be incurred and so secured under each applicable Secured Debt Document, ABL Debt Document and the intercreditor agreement; provided that:

(a)

on or before the date on which such Debt is incurred by Catalyst or such Guarantor, such Debt is designated by Catalyst or Guarantor, as applicable, in an Officers’ Certificate delivered to the collateral trustee, as “Subordinated Lien Debt” for the purposes of the indenture and the collateral trust agreement; provided that no Series of Secured Debt may be designated as both Subordinated Lien Debt and Priority Lien Debt;

(b)

such Debt is governed by an indenture, credit agreement or other agreement that includes a Lien Sharing and Priority Confirmation and meets the requirements described in “Provisions of the Indenture Relating to Security — Ranking of Subordinated Liens”; and

(c)

all requirements set forth in the collateral trust agreement as to the confirmation, grant or perfection of the collateral trustee’s Liens to secure such Debt or Obligations in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (1) is conclusively established if Catalyst delivers to the collateral trustee an Officers’ Certificate stating that such requirements and other provisions have been satisfied and that such Debt is “Subordinated Lien Debt”).

“Subordinated Lien Documents” means, collectively, any indenture, credit agreement or other agreement governing each Series of Subordinated Lien Debt and the security documents related thereto (other than any security documents that do not secure Subordinated Lien Obligations), in each case as such documents may be amended, restated, modified or supplemented from time to time in accordance with their terms.

“Subordinated Lien Obligations” means Subordinated Lien Debt and all other Obligations in respect thereof.

“Subordinated Lien Representative” means, in the case of any future Series of Subordinated Lien Debt, the trustee, agent or representative of the holders of such Series of Subordinated Lien Debt (1) is appointed as a Subordinated Lien Representative (for purposes related to the administration of the security documents) pursuant to the indenture, credit agreement or other agreement governing such Series of Subordinated Lien Debt, together with its successors in such capacity, and (2) has become a party to the collateral trust agreement by executing a joinder in the form required under the collateral trust agreement.

“Subsidiary” of any specified Person means any corporation, partnership, joint venture, limited liability company, association or other business entity, whether now existing or hereafter organized or acquired:

(1)

in the case of a corporation, of which more than 50% of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, officers or trustees thereof is held by that first-named Person or any of its Subsidiaries; or

(2)

in the case of a partnership, joint venture, limited liability company, association or other business entity, with respect to which that first-named Person or any of its Subsidiaries (x) owns, directly or indirectly, more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, of such, and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such partnership, joint venture, limited liability company, association or other business entity, and (z) has the power to direct or cause the direction of the management and policies of that entity by contract or otherwise;

provided that, for greater certainty, the term “Subsidiary” when used in relation to Catalyst or any of its Subsidiaries shall not include Powell River Energy Inc. or Powell River Energy Limited Partnership.

“Surrey Distribution Centre” means the lands and buildings located at 10203 Robson Road, Surrey, British Columbia and legally described as PID: 004-501-110 Lot 14 District Lots 9, 10 and 11 Group 2 New Westminster District Plan 41612 and in which Catalyst has a leasehold interest pursuant to a sublease made between Catalyst (resulting from an assignment by Norske Skog Canada Limited), as tenant, and Wesik Enterprises Ltd., as landlord, dated for reference the 12th day of June 1998 and registered in the Vancouver/New Westminster land title office under number BM250814.

“Threshold PIK Notes” means the New First Lien Notes outstanding, if any, in excess of US$325,000,000, excluding any New First Lien Notes issued after the Issue Date (other than the PIK Notes).

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of an Unrestricted Subsidiary; and

(2)

any Subsidiary of Catalyst which is classified on or after the Issue Date as an Unrestricted Subsidiary by a resolution adopted by the board of directors of Catalyst; provided that a Subsidiary may be so classified as an Unrestricted Subsidiary only if such classification is in compliance with the “Limitation on Restricted Payments” covenant above; provided further that the board of directors of Catalyst may not designate any Subsidiary of Catalyst to be an Unrestricted Subsidiary if, after such designation, such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, any Restricted Subsidiary which is not a Subsidiary of the Subsidiary to be so designated. The trustee shall be given prompt notice by Catalyst of each resolution adopted by the board of directors of Catalyst under this provision, together with a copy of each such resolution adopted.

“U.S. Government Securities” means securities that are direct obligations of the United States of America, direct obligations of the Federal Home Loan Mortgage Corporation, direct obligations of the Federal National Mortgage Association, securities which the timely payment of whose principal and interest is unconditionally guaranteed by the full faith and credit of the United States of America, trust receipts or other evidence of indebtedness of a direct claim upon the instrument described above and money market mutual funds that invest solely in such securities.

“U.S. Guarantors” means each Guarantor formed under the laws of the United States or any state thereof or the District of Columbia.

“U.S. Poplar Farm Lands” means any real property forming part of, or used by Catalyst or any Guarantor, in connection with the following poplar farms owned by Catalyst or any Guarantor and located in Washington State:

(1)	Roney poplar farm comprised of 163 acres;

(2)	Misich-John poplar farm comprised of 486.5 acres;

(3)	Ricci- Marshall poplar farm comprised of 76.69 acres;

(4)	Hansen poplar farm comprised of 415 acres;

(5)	Cook poplar farm comprised of 48.83 acres;

(6)	Pound poplar farm comprised of 38.63 acres;

(7)	Osborne poplar farm comprised of 39.2 acres;

(8)	Harless poplar farm comprised of 44.37 acres;

(9)	Coffelt poplar farm comprised of 16.6 acres;

(10)	Buyco poplar farm comprised of 57.6 acres;

(11)	Burgler poplar farm comprised of 13.9 acres;

(12)	Hersman poplar farm comprised of 35.7 acres;

(13)	White poplar farm comprised of 44.9 acres;

(14)	Hovander poplar farm – two parcels comprised of 70.4 acres;

(15)	Hawley poplar farm comprised of 55.4 acres;

(16)	Shelter poplar farm comprised of 53.4 acres; and

(17)	Holtcamp poplar farm comprised of 159 acres.

“Wholly-owned Restricted Subsidiary” means any Restricted Subsidiary, all of the outstanding voting securities (other than directors’ qualifying shares or similar requirements of law) of which are owned, directly or indirectly, by Catalyst or another Wholly-owned Restricted Subsidiary.

TRADING PRICE AND VOLUME

The Existing Common Shares were previously listed for trading on the TSX under the symbol “CTL”. The Existing Common Shares were halted from trading from February 1, 2012 until they were delisted by the TSX effective as of the close of market on March 8, 2012. The following table shows the monthly range of high and low prices per Existing Common Share and the total monthly volume of Existing Common Shares traded on the TSX during the 12 month period before the date of this Circular.

Monthly	High	Low	Volume
2011
March	$0.470	$0.275	26,847,192
April	$0.330	$0.200	11,948,270
May	$0.235	$0.155	9,356,703
June	$0.200	$0.130	15,045,689
July	$0.185	$0.095	19,477,477
August	$0.115	$0.080	34,968,518
September	$0.105	$0.075	7,815,617
October	$0.095	$0.065	15,372,087
November	$0.075	$0.035	17,156,712
December	$0.045	$0.020	29,898,268
2012
January	$0.035	$0.010	42,231,049
February	n/a	n/a	0
March 1-8	n/a	n/a	0

LEGAL PROCEEDINGS

In the ordinary course of business activities, Catalyst may be contingently liable for litigation and claims with customers, suppliers and former employees. Management believes that adequate provisions have been recorded in the Corporation’s accounts where required. Although it is not possible to estimate the potential costs and losses, if any, management believes that the ultimate resolution of any such contingencies will not have a material adverse effect on the consolidated financial position of Catalyst.

INCOME TAX CONSIDERATIONS

This Circular does not address any tax considerations of the Restructuring other than the Canadian and United States federal income tax considerations described below. Noteholders and General Unsecured Creditors who are resident in jurisdictions other than Canada or the United States should consult their tax advisors with respect to the tax implications of the Restructuring.

The following summaries are of a general nature only and are not intended to be, nor should they be construed to be, legal or tax advice to any particular Noteholder or General Unsecured Creditor. Consequently, Noteholders and General Unsecured Creditors are urged to consult their own tax advisors for advice as to the tax considerations in respect of the Restructuring having regard to their particular circumstances.

Certain Canadian Federal Income Tax Considerations

The following summary describes certain Canadian federal income tax considerations under the ITA generally applicable as of the date hereof to Noteholders and General Unsecured Creditors who participate in the Restructuring and who, for purposes of the ITA and at all relevant times, hold their First Lien Notes, Unsecured Notes and General Unsecured Claims and will hold their New Common Shares, New First Lien Notes, New First

Lien Coupon Notes, Warrants and Exchange Warrants, as the case may be, as capital property, and deal at arm’s length, and are not affiliated, with the Corporation. Noteholders and General Unsecured Creditors, who meet the foregoing requirements, and General Unsecured Creditors who meet the foregoing requirements but otherwise do not hold their General Unsecured Claims as capital property are collectively referred to in this summary as an “Affected Claimholders”, and this summary only addresses such Affected Claimholders. New Common Shares, Unsecured Notes, First Lien Notes, General Unsecured Claims, New First Lien Notes, New First Lien Coupon Notes, Warrants and Exchange Warrants will generally be considered to be capital property of a holder unless the holder acquired such property with a motivation of selling such property at a profit or such holder does not, or is not deemed to, use or hold such securities or claims in carrying on a business or as part of an adventure or concern in the nature of trade. Certain Resident Affected Claimholders (as defined below under “Residents of Canada”) whose New Common Shares, Unsecured Notes, First Lien Notes, New First Lien Notes or New First Lien Coupon Notes, as the case may be, might not otherwise qualify as capital property may, in certain circumstances, be able to make an irrevocable election in accordance with subsection 39(4) of the ITA to deem such New Common Shares, Unsecured Notes, First Lien Notes, New First Lien Notes or New First Lien Coupon Notes, and all other Canadian securities (within the meaning of the ITA) owned by the holder in the taxation year of the election and in all subsequent taxation years, to be capital property. Resident Affected Claimholders to whom this election may be relevant should consult with their own tax advisors with respect to the implications of such election.

This summary does not address tax matters relating to holders of Existing Common Shares or holders who acquire New Common Shares, Warrants, Exchange Warrants, New First Lien Notes or New First Lien Coupon Notes otherwise than under the Restructuring. In addition, this summary does not apply to an Affected Claimholder (a) that is a “financial institution” for purposes of the mark to market rules in the ITA, (b) that is a “specified financial institution” for purposes of the ITA, (c) whose ordinary business includes the lending of money, (d) an interest in which would be a “tax shelter investment” within the meaning of the ITA, or (e) that has elected under the ITA to determine its Canadian tax results in a currency other than Canadian currency. Such Affected Claimholders should consult with their own tax advisors.

All amounts used in determining the income, taxable income or taxes payable under the ITA of an Affected Claimholder, including the cost of, interest or dividends received or accrued on, and proceeds of disposition from the Unsecured Notes, First Lien Notes, General Unsecured Claims, New Common Shares, Warrants, Exchange Warrants, New First Lien Notes and New First Lien Coupon Notes must be determined in Canadian dollars at applicable exchange rates prescribed under the ITA and references in this summary to amounts are to amounts so determined. The amount of interest and any capital gain or capital loss of an Affected Claimholder on or with respect to Unsecured Notes, First Lien Notes, General Unsecured Claims, New First Lien Notes or New First Lien Coupon Notes may be affected by fluctuations in Canadian dollar exchange rates.

For purposes of this summary, it is assumed that the New Common Shares will be listed on a designated stock exchange (which currently includes the TSX) under the ITA as of the Effective Date (see “Canada Federal Income Tax Considerations” in “Risk Factors”). This summary is based on the terms of the Restructuring, the Unsecured Notes, the First Lien Notes, the General Unsecured Claims, the New Common Shares, the Warrants, the Exchange Warrants, the New First Lien Notes and the New First Lien Coupon Notes, as described in this Circular, the current provisions of the ITA, all specific proposals to amend the ITA that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and the Corporation’s understanding of the current published administrative and assessing practices and policies of the Canada Revenue Agency. This summary assumes that the Proposed Amendments will be enacted in the form proposed and does not take into account or anticipate any other changes in law or administrative policy, whether by way of judicial, legislative or governmental decision or action, nor does it take into account provincial, territorial or foreign tax considerations, which may differ significantly from those discussed in this summary. No assurance can be given that the Proposed Amendments will be enacted as currently proposed or at all.

This summary is of a general nature only and is not exhaustive of all possible Canadian federal income tax considerations applicable to the Restructuring. The income tax consequences of the Restructuring will vary according to the status of the Noteholder or General Unsecured Creditor, the jurisdiction in which the Noteholder or General Unsecured Creditor resides or carries on business, and the Noteholder or General Unsecured Creditor’s own particular circumstances. This summary is not intended to be, nor should it be construed to be, legal or tax advice to any particular Noteholder or General Unsecured Creditor and no representations with respect to the income tax consequences of the Restructuring to any particular

Noteholder or General Unsecured Creditor are made. A Noteholder and General Unsecured Creditor should obtain independent advice from its own tax advisor regarding the income tax considerations to it of the Restructuring having regard to its own particular circumstances.

This summary does not address an Eligible Holder making an election under section 85 of the ITA. The Plan contemplates that an Eligible Holder who is receiving New Common Shares shall be entitled to make an income tax election pursuant to subsection 85(1) of the ITA or, if the holder is a partnership, subsection 85(2) of the ITA (and in each case, where applicable, the analogous provisions of provincial income tax law) with respect to the transfer of such holder’s First Lien Notes or Unsecured Notes to Catalyst at the amount determined by such Eligible Holder, subject to the limitations set out in subsection 85(1) of the ITA (or any applicable tax legislation). An Affected Creditor that qualifies as an Eligible Holder and will realize a potential income inclusion resulting from the disposition of its First Lien Notes or Unsecured Notes should consult with its tax advisor immediately to determine the availability and process for making a section 85 election in its particular circumstances. Further information regarding the section 85 election can be obtained by contacting Catalyst (Attention: Pat Sakai) at (604) 247-4400.

Residents of Canada

This portion of the summary applies only to Affected Claimholders who, for purposes of the ITA and any applicable income tax treaty or convention and at all relevant times, are or are deemed to be resident in Canada (referred to as “Resident Affected Claimholders”).

Receipt of First Lien Notes Unpaid Interest by First Lien Noteholders

Each Resident Affected Claimholder that owns First Lien Notes will receive, in full satisfaction of its First Lien Notes Unpaid Interest, New First Lien Coupon Notes. A Resident Affected Claimholder who owns First Lien Notes will generally be required to include in income an amount equal to the fair market value at the time of receipt of the New First Lien Coupon Notes received under the Restructuring to the extent such amount has not otherwise been included in such Resident Affected Claimholder’s income for the year or a preceding year. The cost of a First Lien Noteholder’s New First Lien Coupon Notes will be equal to the fair market value thereof.

A New First Lien Coupon Note may constitute a “prescribed debt obligation” within the meaning of the ITA to the extent that the principal amount of the New First Lien Coupon Note received by a Resident Affected Claimholder exceeds its fair market value. A Resident Affected Claimholder who holds its New First Lien Coupon Note in these circumstances should consult its own tax advisor as to the income tax consequences to it having regard to its own particular circumstances.

Disposition of Unsecured Notes, First Lien Notes and General Unsecured Claims

Pursuant to the Restructuring, Resident Affected Claimholders will dispose of their Unsecured Notes upon the transfer of such Unsecured Notes and will receive consideration comprised of New Common Shares, Warrants and Exchange Warrants, as applicable. Similarly, Resident Affected Claimholders will dispose of their First Lien Notes, excluding First Lien Notes Unpaid Interest, upon the transfer of such First Lien Notes and will receive consideration comprised of the New First Lien Notes, New Common Shares and Exchange Warrants, as applicable. Resident Affected Claimholders will dispose of their General Unsecured Claims and will receive consideration comprised of New Common Shares and Warrants or cash, as applicable. A Resident Affected Claimholder holding Unsecured Notes that is a corporation, partnership, unit trust or any trust of which a corporation or partnership is a beneficiary will generally be required to include in income the amount of interest accrued or deemed to accrue on the Unsecured Notes up to the Effective Date or that became receivable or was received on or before the Effective Date, to the extent that such amounts have not otherwise been included in such Resident Affected Claimholder’s income for the year or a preceding taxation year. Any other Resident Affected Claimholder holding Unsecured Notes, including an individual, will be required to include in income for a taxation year any interest on the Unsecured Notes received or receivable in the year (depending upon the method regularly followed by such Resident Affected Claimholder in computing income) or accrued to the Effective Date, except to the extent that such amount was otherwise included in its income for the year or a preceding taxation year. Where a Resident Affected Claimholder is required to include an amount in income on account of interest on the Unsecured Notes or First Lien Notes that is not paid on the Restructuring, the Resident Affected Claimholders should be entitled to a deduction in computing income of an equivalent amount.

In general, the transfer by a Resident Affected Claimholder of its Unsecured Notes, First Lien Notes or General Unsecured Claims, where such General Unsecured Claims constitute capital property, for New Common Shares, Warrants, Exchange Warrants, New First Lien Notes, and cash, as applicable, pursuant to the Restructuring will result in a capital gain (or capital loss) to the Resident Affected Claimholder if and to the extent that the proceeds of disposition of the Unsecured Notes, First Lien Notes or General Unsecured Claims (consisting of the fair market value, at the time of the transfer, of the New Common Shares, Warrants, Exchange Warrants, New First Lien Notes, and cash, as the case may be, received by a Resident Affected Claimholder) exceed (or are less than) the Resident Affected Claimholder’s adjusted cost base of the Unsecured Notes, the First Lien Notes or the General Unsecured Claims, respectively, so transferred plus any reasonable costs of disposition. Any capital loss realized on the transfer of the First Lien Notes for New Common Shares, Exchange Warrants and New First Lien Notes as applicable, will be denied except an amount equal to the loss otherwise determined multiplied by the proportion that the sum of the fair market value, at the time of transfer, of the New Common Shares and Exchange Warrants, as applicable, is of the proceeds of disposition of the First Lien Notes. The cost of each of the New Common Shares, Warrants, Exchange Warrants and New First Lien Notes, as applicable, received by a Resident Affected Claimholder will be equal to the fair market value thereof, plus in the case of the New First Lien Notes, the amount of any denied loss referred to above.

If a General Unsecured Claim does not constitute capital property to a Resident Affected Claimholder, where an amount in respect of the General Unsecured Claim has previously been included in income of the Resident Affected Claimholder, or would have been so included if the General Unsecured Claim had been paid, the Resident Affected Claimholder will be required to include in income the excess, if any, of the fair market value of the consideration received on the disposition of the General Unsecured Claim over amounts previously included in income (net of any reserve for bad debts or doubtful accounts) in respect of the General Unsecured Claim. If amounts previously included in income (net of any reserve for bad debts or doubtful accounts) on account of the General Unsecured Claim exceed the fair market value of the consideration received, the Resident Affected Claimholder will be entitled to deduct the amount of the excess from income in the taxation year of the disposition. A Resident Affected Claimholder who holds its General Unsecured Claim in these circumstances should consult with its own tax advisor as to the income tax consequences to it having regard to its own particular circumstances.

The tax treatment of any capital gain and capital loss is described below under “Taxation of Capital Gains and Capital Losses”.

Holding and Disposition of the New First Lien Notes and the New First Lien Coupon Note

Pursuant to the Restructuring, a Resident Affected Claimholder of First Lien Notes will dispose of its First Lien Notes and First Lien Notes Unpaid Interest and will receive consideration consisting of the New First Lien Notes, New First Lien Coupon Notes, New Common Shares and Exchange Warrants, as applicable. A Resident Affected Claimholder that is a corporation, partnership, unit trust or any trust of which a corporation or a partnership is a beneficiary will generally be required to include in income for a taxation year the amount of interest accrued or deemed to accrue on the New First Lien Note to the end of the taxation year or that became receivable or was received by it before the end of the year, to the extent such amounts have not otherwise been included in such Resident Affected Claimholder’s income for the year or a preceding taxation year. Any other Resident Affected Claimholder, including an individual, will be required to include in income for a taxation year any interest on the New First Lien Note received or receivable by such Resident Affected Claimholder in the year (depending upon the method regularly followed by the Resident Affected Claimholder in computing income) except to the extent that such amount was otherwise included in its income for the year or a preceding taxation year. In addition, such a Resident Affected Claimholder will be required to include in computing its income for a taxation year any interest that accrues to the Resident Affected Claimholder on the New First Lien Notes up to any “anniversary day” (as defined in the ITA) of the New First Lien Notes in the year to the extent that such amount was not otherwise included in the Resident Affected Claimholder’s income for that or a preceding taxation year.

On a disposition or a deemed disposition of the New First Lien Notes, including redemption, repayment or purchase by the Corporation, a Resident Affected Claimholder will generally be required to include in income the amount of interest accrued or deemed to accrue to the date of disposition, to the extent that such amounts have not otherwise been included in the Resident Affected Claimholder’s income for the year or a preceding taxation year.

Any amount paid by the Corporation as a penalty or bonus because of the early repayment of all or part of the principal amount of the New First Lien Notes will be deemed to be received by the Resident Affected Claimholder as interest on the New First Lien Notes and included in computing the Resident Affected Claimholder’s income as described above, to the extent such amount can reasonably be considered to relate to, and does not exceed the value at the time of payment of, interest that would otherwise have been payable on the New First Lien Notes for periods ending after the payment of such amount.

If New First Lien Coupon Notes are prescribed debt obligations as described above under “Receipt of First Lien Notes Unpaid Interest by First Lien Noteholders” then a Resident Affected Claimholder may be required to accrue interest income in respect of its New First Lien Coupon Notes in the manner prescribed under the ITA. Such a Resident Affected Claimholder should consult its own tax adviser in these circumstances.

In general, a disposition or deemed disposition of the New First Lien Notes or of interest in New First Lien Coupon Notes will give rise to a capital gain (or a capital loss) to the extent that the proceeds of disposition, net of any amount included in the Resident Affected Claimholder’s income as interest, exceed (or are less than) the Resident Affected Claimholder’s adjusted cost base of the New First Lien Notes or its interest in New First Lien Coupon Notes, as applicable, plus any reasonable costs of disposition. The tax treatment of any capital gain (or capital loss) is described below under “Taxation of Capital Gains and Capital Losses”.

Exercise or Sale of Warrants and Exchange Warrants

Pursuant to the Restructuring, a Resident Affected Claimholder will dispose of its Affected Claim and will receive consideration consisting of the Warrants, Exchange Warrants, New Common Shares, New First Lien Notes, New First Lien Coupon Notes, or cash, as applicable. Any Warrant or Exchange Warrant exercised by a Resident Affected Claimholder will not be considered to have been disposed of by such Resident Affected Claimholder on the exercise of the Warrant or Exchange Warrant, as the case may be, and, as a result, no gain or loss will be realized by the Resident Affected Claimholder of a Warrant or Exchange Warrant upon the exercise thereof. When the Warrants or Exchange Warrants are exercised to subscribe for New Common Shares, the adjusted cost base of the New Common Shares acquired thereby will be equal to the aggregate adjusted cost base of the Warrants or Exchange Warrants, as the case may be, immediately before the exercise thereof together with the exercise price paid, if any, pursuant to the Warrant. The cost to the Resident Affected Claimholder of each New Common Share acquired upon the exercise of a Warrant or Exchange Warrant must then be averaged with the adjusted cost base of all other New Common Shares held by the Resident Affected Claimholder as capital property at the time of the exercise of the Warrant or Exchange Warrant, as the case may be, for purposes of subsequently computing the adjusted cost base of each New Common Share held by the Resident Affected Claimholder.

Generally, any disposition or deemed disposition of Warrants or Exchange Warrants (which does not include the exercise thereof) will result in the realization of a capital gain (or capital loss) in the taxation year of the disposition to the extent the proceeds of disposition exceed (or are less than) the Resident Affected Claimholder’s adjusted cost base of the Warrants or Exchange Warrants, as the case may be, plus any reasonable costs of disposition. The tax treatment of any capital gain (or capital loss) is the same as described below under “Taxation of Capital Gains and Capital Losses”.

Holding and Disposition of New Common Shares

Pursuant to the Restructuring, a Resident Affected Claimholder will dispose of its Affected Claim and will receive its pro rata share of New Common Shares, Warrants, Exchange Warrants, New First Lien Notes, New First Lien Coupon Notes and cash, as applicable. Any dividends received or deemed to be received on the New Common Shares so acquired will be included in computing the Resident Affected Claimholder’s taxable income. In the case of an individual, such dividends will be subject to the gross-up and dividend tax credit rules normally applicable in respect of taxable dividends received from a “taxable Canadian corporation” (as defined in the ITA). An enhanced gross-up and dividend tax credit will be available to individuals in respect of “eligible dividends” designated as such by the Corporation. Taxable dividends received by a corporation on the New Common Shares must be included in computing its income but generally will be deductible in computing its taxable income. Taxable dividends received by an individual may give rise to alternative minimum tax under the ITA depending on the individual’s circumstances.

Private corporations (as defined in the ITA) and certain other corporations controlled by or for the benefit of an individual or a related group of individuals generally will be liable to pay a 33 1/3% refundable tax under Part IV of the ITA on taxable dividends received (or deemed to be received) on the New Common Shares to the extent such dividends are deductible in computing the Resident Affected Claimholder’s taxable income. This refundable tax generally will be refunded to the corporate Resident Affected Claimholder at the rate of $1 for every $3 of taxable dividends paid to its shareholders while it is a private corporation.

Generally, a disposition or deemed disposition of New Common Shares, other than to the Corporation, will result in the realization of a capital gain (or capital loss) in the taxation year of the disposition to the extent that the proceeds of disposition exceed (or are less than) the adjusted cost base of the New Common Shares plus any reasonable costs of disposition. The tax treatment of any capital gain (or capital loss) is described below under “Taxation of Capital Gains and Capital Losses”.

Taxation of Capital Gains and Capital Losses

Generally, one half of any capital gain (a “taxable capital gain”) realized in a taxation year by a Resident Affected Claimholder must be included in such holder’s income for the year and one half of any capital loss (an “allowable capital loss”) realized by a Resident Affected Claimholder in a taxation year is deducted from taxable capital gains realized by such holder in the year. Allowable capital losses in excess of taxable capital gains for a taxation year may be carried back three years or forward indefinitely, in the circumstances and to the extent provided by the ITA.

A Resident Affected Claimholder that throughout the relevant taxation year is a “Canadian-controlled private corporation” (as defined in the ITA) may be liable to pay an additional tax (refundable in certain circumstances) of 6 2/3% on its aggregate investment income for the year, which is defined to include taxable capital gains and, generally, interest income. Capital gains realized by an individual may be subject to alternative minimum tax.

Eligibility for Investment

Provided that the New Common Shares and the Warrants are listed on a designated stock exchange (which currently includes the TSX) at the relevant time, the New Common Shares, the Warrants, the New First Lien Notes and the New First Lien Coupon Notes issued pursuant to the Restructuring will be qualified investments under the ITA for trusts governed by registered retirement savings plans (“RRSP”), registered retirement income funds (“RRIF”), registered education savings plans, registered disability savings plans, tax-free savings accounts (“TFSA”), and deferred profit sharing plans (other than, with respect to New First Lien Notes and New First Lien Coupon Notes, trusts governed by deferred profit sharing plans for which any of the employers is the Corporation or an employer that does not deal at arm’s length with the Corporation), all as defined in the ITA (collectively, the “Deferred Plans”). Provided that the New Common Shares issuable on the exercise of the Exchange Warrants are listed on a designated stock exchange (which currently includes the TSX) at the relevant time, the Exchange Warrants issued pursuant to the Restructuring will be qualified investments under the ITA for the Deferred Plans if the Corporation deals at arm’s length with each person who is an annuitant, a beneficiary, an employer or a subscriber under, or holder of, such Deferred Plan.

Notwithstanding that the New Common Shares, Warrants, Exchange Warrants, New First Lien Notes or New First Lien Coupon Notes may be a qualified investment for a trust governed by a TFSA, RRSP or RRIF, the holder thereof will be subject to a penalty tax if the holder or annuitant, as applicable, does not deal at arm’s length with the Corporation for purposes of the ITA or has a “significant interest” (within the meaning of the ITA) in the Corporation or in any corporation, partnership, or trust with which the Corporation does not deal at arm’s length for purposes of the ITA. Investors who intend to hold New Common Shares, Warrants, Exchange Warrants, New First Lien Notes or New First Lien Coupon Notes in a TFSA, RRSP or RRIF should consult their own tax advisors regarding their particular circumstances.

Non-Residents of Canada

The following portion of the summary is generally applicable to Noteholders or General Unsecured Creditors who participate in the Restructuring and who, for the purposes of the ITA and any applicable income tax treaty or convention, at all relevant times: (i) are not resident or deemed to be resident in Canada; and (ii) do not use or hold, and are not deemed to use or hold any Unsecured Notes, First Lien Notes, General Unsecured Claims, New Common Shares, Warrants, Exchange Warrants, New First Lien Notes or New First Lien Coupon Notes, as applicable, in connection with carrying on a business (or an adventure or concern in the nature of trade) in Canada (a “Non-Resident Affected Claimholder”). This summary does not address an insurer that carries on an insurance business in Canada and elsewhere, or an authorized foreign bank that carries on a Canadian banking business.

Receipt of First Lien Notes Unpaid Interest by First Lien Noteholders

Each Non-Resident Affected Claimholder that owns First Lien Notes will receive, in full satisfaction of its First Lien Notes Unpaid Interest, New First Lien Coupon Notes. The issuance of the New First Lien Coupon Note by the Corporation to a Non-Resident Affected Claimholder of First Lien Notes in full satisfaction of First Lien Notes Unpaid Interest will not be subject to withholding tax under the ITA.

Disposition of Unsecured Notes, First Lien Notes and General Unsecured Claims

No taxes will be payable under the ITA by a Non-Resident Affected Claimholder upon the transfer of the Unsecured Notes, the First Lien Notes or the General Unsecured Claims by the Non-Resident Affected Claimholder to the Corporation for New Common Shares, Warrants, Exchange Warrants, New First Lien Notes, or New First Lien Coupon Notes, as applicable, pursuant to the Restructuring.

Holding and Disposition of the New First Lien Notes and the New First Lien Coupon Notes

Pursuant to the Restructuring, a Non-Resident Affected Claimholder of First Lien Notes will dispose of its First Lien Notes and First Lien Notes Unpaid Interest and will receive consideration consisting of the New First Lien Notes, New First Lien Coupon Note, New Common Shares and Exchange Warrants, as applicable. Under the ITA, the payment or deemed payment of interest in respect of the New First Lien Notes by the Corporation to a Non-Resident Affected Claimholder will not be subject to withholding tax under the ITA. No other taxes on income (including taxable capital gains) will be payable by a Non-Resident Affected Claimholder under the ITA in respect of the acquisition and holding of the New First Lien Notes or the New First Lien Coupon Notes, the disposition of the New First Lien Notes or the New First Lien Coupon Notes to a person not resident in Canada for purposes of the ITA or a person dealing at arm’s length with the Non-Resident Affected Claimholder within the meaning of the ITA or the repayment of the New First Lien Notes or the New First Lien Coupon Notes.

Exercise or Sale of Warrants and Exchange Warrants

Pursuant to the Restructuring, a Non-Resident Affected Claimholder will dispose of its Affected Claim and will receive consideration consisting of the Warrants, Exchange Warrants, New Common Shares, New First Lien Notes, New First Lien Coupon Notes, or cash, as applicable. No gain or loss will be realized by a Non-Resident Affected Claimholder upon the exercise of a Warrant or Exchange Warrant. The cost to the Non-Resident Affected Claimholder of a New Common Share acquired upon the exercise of a Warrant or an Exchange Warrant will be equal to the Non-Resident Affected Claimholder’s adjusted cost base of the Warrant or Exchange Warrant, as the case may be, immediately before the exercise thereof together with the exercise price paid, if any, pursuant to the Warrants. The cost to the Non-Resident Affected Claimholder of each New Common Share acquired upon the exercise of a Warrant or Exchange Warrant, as the case may be, must then be averaged with the adjusted cost base of all other New Common Shares held by the Non-Resident Affected Claimholder as capital property at the time of the exercise of the Warrant or Exchange Warrant, as applicable, for purposes of subsequently computing the adjusted cost base of each New Common Share held by the Non-Resident Affected Claimholder.

A Non-Resident Affected Claimholder will not be subject to Canadian tax in respect of the disposition or deemed disposition of a Warrant or Exchange Warrant unless such Warrant or Exchange Warrant, as the case may be, constitutes taxable Canadian property to the Non-Resident Affected Claimholder at the time of the disposition and relief from taxation is not available under an applicable income tax treaty or convention.

Provided the New Common Shares are listed on a designated stock exchange within the meaning of the ITA (which currently includes the TSX) at the time of disposition of a Warrant or Exchange Warrant by a Non-Resident Affected Claimholder, generally the Warrants and the Exchange Warrants will not constitute taxable Canadian property to a Non-Resident Affected Claimholder at the time of their disposition unless, at any time during the 60-month period immediately preceding the disposition, (i) the Non-Resident Affected Claimholder, persons with whom the Non-Resident Affected Claimholder did not deal at arm’s length, or the Non-Resident Affected Claimholder together with all such persons, owned 25% or more of the issued Common Shares or any other class or series of shares of the Corporation; and (ii) more than 50% of the fair market value of the Common Shares was derived directly or indirectly, from one or any combination of real or immovable property situated in Canada, Canadian resource property, timber resource property, or any option in respect of, or interest in, such properties. Even if a Warrant or Exchange Warrant is taxable Canadian property to a Non-Resident Affected Claimholder, any capital gain realized upon the disposition of a Warrant or Exchange Warrant, as the case may be, may not be subject to tax under the ITA if such capital gain is exempt from Canadian tax pursuant to an income tax convention between Canada and the jurisdiction in which the Non-Resident Affected Claimholder is resident. If a Non-Resident Affected Claimholder to whom Warrants or Exchange Warrants are taxable Canadian property is not exempt from tax under the ITA by virtue of an income tax convention, the consequences of the disposition of Warrants and Exchange Warrants described under the heading “Residents of Canada” will generally apply.

Holding and Disposition of New Common Shares

Pursuant to the Restructuring, a Non-Resident Affected Claimholder will dispose of its Affected Claim and will receive its pro rata share of New Common Shares, Warrants, Exchange Warrants, New First Lien Notes, New First Lien Coupon Notes and cash, as applicable. Dividends paid or credited and deemed to be paid or credited on the New Common Shares to Non-Resident Affected Claimholders will be subject to a non-resident withholding tax under the ITA at the rate of 25%, subject to reduction under the provisions of an applicable income tax treaty or convention.

A disposition by a Non-Resident Affected Claimholder of New Common Shares will not be subject to Canadian tax unless such New Common Shares constitute “taxable Canadian property”, as defined in the ITA, to the Non-Resident Affected Claimholder at the time of the disposition and relief from taxation is not available under an applicable income tax treaty or convention.

Provided the New Common Shares are listed on a designated stock exchange within the meaning of the ITA (which currently includes the TSX) at the time of such disposition, generally such New Common Shares will not constitute taxable Canadian property to a Non-Resident Affected Claimholder at the time of their disposition unless, at any time during the 60-month period immediately preceding the disposition, (i) the Non-Resident Affected Claimholder, persons with whom the Non-Resident Affected Claimholder did not deal at arm’s length, or the Non-Resident Affected Claimholder together with all such persons, owned 25% or more of the issued New Common Shares or any other class or series of shares of the Corporation; and (ii) more than 50% of the fair market value of the New Common Shares was derived directly or indirectly, from one or any combination of real or immovable property situated in Canada, Canadian resource property, timber resource property, or any option in respect of, or interest in, such properties. Even if a New Common Share is taxable Canadian property to a Non-Resident Affected Claimholder, any capital gain realized upon the disposition of a New Common Share may not be subject to tax under the ITA if such capital gain is exempt from Canadian tax pursuant to an income tax convention between Canada and the jurisdiction in which the Non-Resident Affected Claimholder is resident. If a Non-Resident Affected Claimholder to whom New Common Shares are taxable Canadian property is not exempt from tax under the ITA by virtue of an income tax convention, the consequences of a disposition of New Common Shares described under the heading “Residents of Canada” will generally apply.

Certain Consequences to the Corporation

The transfer to the Corporation of the Affected Claims will result in the settlement or extinguishment of such Affected Claims pursuant to the Restructuring. Generally, this settlement or extinguishment will reduce, in prescribed order, certain tax attributes of the Corporation, including non-capital losses, net capital losses, cumulative eligible capital, undepreciated capital cost of depreciable property and the adjusted cost base of certain capital property (the “Tax Shield”) by amounts of the Affected Claims determined under the ITA to be settled or extinguished without payment (the “Forgiven Amounts”). Generally, one half of the amount by which the Forgiven Amount exceeds the Tax Shield will be required to be included in the Corporation’s income for the taxation year that includes the Effective Date. The Corporation does not expect that the transfer of the Affected Claims to the Corporation will result in a liability for tax.

Certain U.S. Federal Income Tax Considerations

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, HOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS CIRCULAR OR ANY DOCUMENT REFERRED TO HEREIN IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY HOLDERS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THEM UNDER THE U.S. INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS BEING USED IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following discussion summarizes certain material U.S. federal income tax consequences of the Restructuring. Except as expressly provided otherwise below, it applies only to U.S. Holders (as defined below) that hold Allowed Claims and New First Lien Notes, New First Lien Coupon Notes, Warrants, Exchange Warrants or Common Shares, as applicable, received pursuant to the Restructuring, as capital assets (generally, property held for investment purposes). This section does not apply to holders subject to special rules, including brokers, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for securities holdings, tax-exempt organizations, insurance companies, banks, thrifts and other financial institutions, persons liable for alternative minimum tax, persons that own or will own, directly, indirectly or constructively, 10% or more (by vote or value) of our equity, persons that hold an interest in an entity that holds Allowed Claims, New First Lien Notes, New First Lien Coupon Notes, Warrants, Exchange Warrants or Common Shares, persons that hold Allowed Claims, New First Lien Notes, New First Lien Coupon Notes, Warrants, Exchange Warrants or Common Shares as part of a hedging, integration, conversion or constructive sale transaction or a straddle, or persons whose functional currency is not the U.S. dollar.

This discussion does not purport to be a complete analysis of all of the potential U.S. federal income tax considerations that may be relevant to U.S. Holders in light of their particular circumstances. Furthermore, it does not address any aspect of foreign, state, local or estate or gift taxation. Each holder should consult its own tax advisor as to the U.S. federal, state, local, foreign and any other tax consequences of the Restructuring. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, administrative pronouncements of the Internal Revenue Service (the “IRS”), existing and proposed U.S. Treasury regulations, published rulings and court decisions, and the Canada-United States Income Tax Convention (1980) (the “Convention”), all as in effect as of the date hereof, and any of which may be repealed, revoked or modified (possibly with retroactive effect) so as to result in U.S. federal income tax consequences different from those discussed below.

A “U.S. Holder” is a beneficial owner of an Allowed Claim, New First Lien Notes, New First Lien Coupon Notes, Warrants, Exchange Warrants or Common Shares, who, for U.S. federal income tax purposes, is a citizen or individual resident of the United States, a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, or any State thereof or the District of Columbia, an estate whose income is subject to U.S. federal income tax regardless of its source, or a trust (i) if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) that validly elects to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership or other pass-through entity holds an Allowed Claim, New First Lien Notes, New First Lien Coupon Notes, Warrants, Exchange Warrants or Common Shares, the U.S. federal income tax treatment of a partner, beneficiary, or other stakeholder will generally depend on the status of that person and the tax treatment of the pass-

through entity. A partner, beneficiary, or other stakeholder in a pass-through entity holding an Allowed Claim, New First Lien Notes, New First Lien Coupon Notes, Warrants, Exchange Warrants or Common Shares, should consult its own tax advisor with regard to the U.S. federal income tax treatment of the Restructuring and its investment in an Allowed Claim, New First Lien Notes, New First Lien Coupon Notes, Warrants, Exchange Warrants or Common Shares.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE RESTRUCTURING ARE COMPLEX. THE FOLLOWING DISCUSSION IS FOR GENERAL INFORMATION ONLY, DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR U.S. HOLDER IN LIGHT OF SUCH HOLDER’S CIRCUMSTANCES AND INCOME TAX SITUATION, AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY U.S. HOLDER. NO OPINION OR REPRESENTATION WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO ANY SUCH U.S. HOLDER IS MADE. EACH U.S. HOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR TAX CONSEQUENCES TO IT OF THE TRANSACTIONS CONTEMPLATED BY THE RESTRUCTURING, INCLUDING THE APPLICATION OF U.S. FEDERAL, STATE AND LOCAL TAX LAWS, AS WELL AS ANY APPLICABLE FOREIGN TAX LAWS, TO A U.S. HOLDER’S PARTICULAR SITUATION, AND OF ANY CHANGE IN APPLICABLE TAX LAWS.

General Considerations

Tax-free Treatment of the Restructuring for U.S. Holders of Unsecured Notes and First Lien Notes

As described below, the qualification of the exchange of Unsecured Notes for Common Shares, Warrants and Exchange Warrants, as applicable, and First Lien Notes for New First Lien Notes, New First Lien Coupon Notes, New Common Shares and Exchange Warrants, as applicable, as tax-free “recapitalizations” for U.S. federal income tax purposes depends upon, under applicable case law principles, whether the Unsecured Notes and the First Lien Notes constitute “securities” for U.S. federal income tax purposes. The term “security” is not defined in the Code or in the Treasury Regulations and has not been clearly defined by judicial decisions. The determination of whether a particular debt obligation constitutes a security depends on an evaluation of the overall nature of the debt obligation. One of the most significant factors considered in determining whether a particular debt obligation is a security is its original term. In general, debt obligations issued with a maturity at issuance of less than five years may not constitute securities, whereas debt obligations with a maturity at issuance between five and ten years or more may constitute securities, in each case depending on the particular facts and circumstances.

As the Unsecured Notes were issued in March 2004, we believe that the Unsecured Notes should constitute securities, and the exchange of Unsecured Notes for New Common Shares, Warrants and Exchange Warrants, as applicable, should qualify as a tax-free recapitalization for U.S. federal income tax purposes. If the exchange of Unsecured Notes for New Common Shares, Warrants and Exchange Warrants does not qualify as a recapitalization, the tax consequences may be materially different from those described below. Each U.S. Holder that is an Unsecured Noteholder is urged to consult its own tax advisor with respect to the U.S. federal income tax consequences of the exchange of the Unsecured Notes for New Common Shares, Warrants and Exchange Warrants. The remainder of this discussion assumes that the exchange of Unsecured Notes for New Common Shares, Warrants and Exchange Warrants is a tax-free recapitalization for U.S. federal income tax purposes.

Although not free from doubt, we believe that the First Lien Notes and the New First Lien Notes should all constitute securities, but the New First Lien Coupon Notes should not constitute securities. As a result, the exchange of First Lien Notes for New First Lien Notes, New First Lien Coupon Notes, Common Shares and Exchange Warrants, as applicable, should qualify as a partially tax-free recapitalization for U.S. federal income tax purposes. If the exchange of First Lien Notes for New First Lien Notes, New First Lien Coupon Notes, Common Shares and Exchange Warrants does not qualify as a recapitalization, the tax consequences may be materially different from those described below. Each U.S. Holder that is a First Lien Noteholder is urged to consult its own tax advisor with respect to the U.S. federal income tax consequences of the exchange of the First Lien Notes for New First Lien Notes, New First Lien Coupon Notes, Common Shares and Exchange Warrants. The remainder of this discussion assumes that the exchange of First Lien Notes for New First Lien Notes, New First Lien Coupon Notes, New Common Shares and Exchange Warrants is a tax-free recapitalization for U.S. federal income tax purposes.

Taxable Treatment of the Restructuring for U.S. Holders of General Unsecured Claims

We believe that the General Unsecured Claims other than Unsecured Notes (but including Convenience Class Claims) should not constitute “securities,” and that the exchange of General Unsecured Claims other than Unsecured Notes for Common Shares, Warrants, and cash, as applicable, should be treated as a taxable transaction for U.S. federal income tax purposes.

The Exchange of Unsecured Notes

A U.S. Holder that exchanges Unsecured Notes for New Common Shares, Warrants and Exchange Warrants, as applicable, generally will not recognize any gain or loss as a result of such exchange (except to the extent of any New Common Shares, Warrants, and Exchange Warrants allocable to accrued and unpaid interest) and will have a holding period for the New Common Shares, Warrants, and Exchange Warrants that includes the holding period of the Unsecured Notes. A U.S. Holder’s adjusted tax basis in its Unsecured Notes should be allocated among the New Common Shares, Warrants, and Exchange Warrants based upon the relative fair market values thereof.

In the event that the exchange is not treated as a recapitalization for U.S. federal income tax purposes, a U.S. Holder will recognize gain or loss equal to the difference between its basis in the Unsecured Notes and the fair market value of the New Common Shares, Warrants, and Exchange Warrants received in exchange therefor. Except as described below in “The Exchange of the Unsecured Notes – Market Discount” or is attributable to accrued and unpaid interest, such gain or loss will be capital gain or loss. Any such gain or loss will be long-term if the Unsecured Notes have been held for more than one year. Capital gains of non-corporate U.S. Holders, including individuals, are eligible for reduced rates of taxation. The deductibility of capital loss may be subject to limitations.

Market Discount

In general, a debt obligation with a fixed maturity of more than one year that is acquired in the secondary market (or, in certain circumstances, upon original issuance) is a “market discount bond” as to the holder if its stated redemption price at maturity (or, in the case of a debt obligation having original issue discount, the revised issue price) exceeds the adjusted tax basis of the bond in the holder’s hands immediately after its acquisition. A debt obligation will not be a “market discount bond” if such excess is less than a statutory de minimis amount. In general, a holder that disposes of a market discount bond is required to recognize as ordinary income the accrued market discount that has not been included in the holder’s income.

To the extent that the exchange of Unsecured Notes qualifies as a tax-free recapitalization for U.S. federal income tax purposes, a U.S. Holder should not be required to recognize any accrued but unrecognized market discount upon the exchange of its Unsecured Notes for New Common Shares, Warrants, and Exchange Warrants, although it would be required to recognize any accrued but unrecognized market discount upon a subsequent taxable disposition of its New Common Shares, Warrants, or Exchange Warrants. However, the treatment of accrued market discount in a nonrecognition transaction is subject to the issuance of Treasury regulations that have not yet been promulgated. In the absence of such regulations, the precise application of the market discount rules to the Restructuring is uncertain. U.S. Holders are urged to consult their own tax advisors regarding the application of the market discount rules to their particular circumstances.

The Exchange of First Lien Notes

A U.S. Holder that exchanges First Lien Notes for New First Lien Notes, New First Lien Coupon Notes, New Common Shares, and Exchange Warrants, as applicable, generally should (a) recognize ordinary interest income equal to the fair market value of the New First Lien Notes, New First Lien Coupon Notes, Common Shares, and Exchange Warrants that are attributable to accrued and unpaid interest; (b) not recognize any loss as a result of such exchange; and (c) recognize a gain equal to the lesser of (i) the fair market value of the New First Lien Coupon Notes (other than such notes attributable to accrued and unpaid interest) and (ii) the difference between the fair market value of the New First Lien Notes, New First Lien Coupon Notes, New Common Shares, and Exchange Warrants received in the exchange (other than amounts attributable to accrued and unpaid interest) and such holder’s adjusted basis in the First Lien Notes. A U.S. Holder’s holding period for New First Lien Notes, New Common Shares, and Exchange Warrants that are not attributable to accrued and unpaid interest should include the holding period of the First Lien Notes, and a U.S. Holder’s holding period for New First Lien Notes, New Common Shares, and Exchange Warrants that are attributable to accrued and unpaid interest, and for the New First Lien Coupon Notes, will begin on the day following the Effective Date. A U.S. Holder’s adjusted tax basis in its First Lien Notes increased by any gain recognized above should be allocated among the New First Lien Notes, New Common Shares, and Exchange Warrants that are not attributable to accrued and unpaid interest based upon the relative fair market values thereof. The New First Lien Notes, New Common Shares, and Exchange Warrants attributable to accrued and unpaid interest, and the New First Lien Coupon Notes, will have an initial basis equal to their fair market value.

If the exchange is not treated as a recapitalization for U.S. federal income tax purposes, a U.S. Holder will recognize gain or loss equal to the difference between its basis in the First Lien Notes and the fair market value of the New First Lien Notes, New First Lien Coupon Notes, New Common Shares, and Exchange Warrants received in exchange therefor (except to the extent attributable to accrued and unpaid interest, which a U.S. Holder will recognize as ordinary income to the extent it has not already). Except as described below in “The Exchange of the First Lien Notes – Market Discount”, such gain or loss will be capital gain or loss. Any such gain or loss will be long-term if the First Lien Notes have been held for more than one year. Capital gains of non-corporate U.S. Holders, including individuals, are eligible for reduced rates of taxation. The deductibility of capital loss may be subject to limitations.

Market Discount

To the extent that the exchange of First Lien Notes qualifies as a tax-free recapitalization for U.S. federal income tax purposes, a U.S. Holder should not be required to recognize any accrued but unrecognized market discount upon the disposition of its First Lien Notes for New First Lien Notes, New First Lien Coupon Notes, New Common Shares, and Exchange Warrants pursuant to the Restructuring, although it would be required to recognize any accrued but unrecognized market discount upon a subsequent taxable disposition of its New First Lien Notes, New First Lien Coupon Notes, New Common Shares, and Exchange Warrants. However, the treatment of accrued market discount in a nonrecognition transaction is subject to the issuance of Treasury regulations that have not yet been promulgated. In the absence of such regulations, the application of the market discount rules to the Restructuring is uncertain. A U.S. Holder of First Lien Notes that are market discount bonds may be required to continue to accrue any unaccrued market discount as of the date of the Restructuring to the extent that the First Lien Notes are treated as exchanged for New First Lien Notes and New First Lien Coupon Notes. U.S. Holders are urged to consult their own tax advisors regarding the application of market discount rules to their particular circumstances.

The Exchange of General Unsecured Claims

A U.S. Holder that exchanges a General Unsecured Claim (other than Unsecured Notes) for New Common Shares, Warrants, and cash, as applicable, generally will recognize gain or loss in an amount equal to the difference between (i) the fair market value on the Effective Date of any cash, New Common Shares, and Warrants received pursuant to the Restructuring and (ii) the U.S. Holder’s adjusted tax basis in its General Unsecured Claim. Such gain or loss will generally be capital gain or loss except it will be ordinary (a) if such U.S. Holder did not hold its General Unsecured Claim as a capital asset or (b) to the extent such U.S. Holder receives such consideration in respect of accrued interest or accrued market discount that has not already been included in the U.S. Holder’s gross income for U.S. federal income tax purposes. Any capital gain or loss recognized will be long-term capital gain or loss if the U.S. Holder’s holding period with respect to its General Unsecured Claim is more than one year on the Effective Date. The deductibility of capital losses is subject to limitations.

A U.S. Holder of a General Unsecured Claim that recognizes a loss as a result of the Restructuring may be entitled to a bad debt deduction either in the taxable year of the Effective Date or a prior taxable year. In general, a creditor that receives stock in exchange for debt is required, to the extent that gain is recognized upon a subsequent disposition of such stock, to “recapture” as ordinary income any bad debt deductions taken by the creditor with respect to such debt and any ordinary loss claimed by the creditor upon the receipt of the stock in satisfaction of such debt, reduced by any amount included in income upon the receipt of the stock. Therefore, a U.S. Holder of a General Unsecured Claim may recognize ordinary income upon a disposition of New Common Shares received pursuant to the Restructuring, depending on the deductions taken by such U.S. Holder.

Such U.S. Holder’s tax basis in its New Common Shares and Warrants received pursuant to the Restructuring generally should be equal to the fair market values of each of the New Common Shares and Warrants on the Effective Date, and the holding period with respect to each of the New Common Shares and Warrants will begin on the day following the Effective Date.

A U.S. Holder of a General Unsecured Claim who receives cash in Canadian dollars will realize an amount equal to the U.S. dollar value of the Canadian dollars calculated by reference to the exchange rate in effect on the Effective Date, regardless of whether the Canadian dollars are converted into U.S. dollars. Such U.S. Holder will have a tax basis in the Canadian dollars equal to their U.S. dollar value on the Effective Date. If the Canadian dollars received are converted into U.S. dollars on the Effective Date, the U.S. Holder should generally not be required to recognize foreign currency gain or loss in respect of the distribution. If the Canadian dollars received are not converted into U.S. dollars on the Effective Date, a U.S. Holder of a General Unsecured Claim may recognize foreign currency gain or loss on a subsequent conversion or other disposition of the Canadian dollars. Such gain or loss will be treated as U.S. source ordinary income or loss.

The New First Lien Notes

Interest on Notes

Except to the extent otherwise provided under “The New First Lien Notes — Original Issue Discount” below, and except to the extent of payments of PIK Interest, the treatment of which is described under “The New First Lien Notes — Treatment of PIK Interest” below, interest on the New First Lien Notes will generally be taxable to a U.S. Holder as ordinary income at the time that the interest is paid or accrued, in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. Interest paid or accrued on the New First Lien Notes will be treated as foreign source income. Subject to applicable limitations under the Code and the U.S. Treasury Regulations, any non-U.S. withholding tax imposed on interest payments in respect of the New First Lien Notes will generally be treated as a foreign income tax eligible for credit against a U.S. Holder’s U.S. federal income tax liability (or, at a U.S. Holder’s election, may, in certain circumstances, be deducted in computing taxable income, provided that if a U.S. Holder elects to deduct such withholding taxes for any taxable year, such U.S. Holder must deduct, rather than credit, all foreign taxes for such taxable year). Interest will generally be treated as “passive category income” for U.S. foreign tax credit purposes. U.S. Holders should consult their own tax advisers with respect to the application of the foreign tax credit rules.

Original Issue Discount

The New First Lien Notes will be issued with original issue discount (“OID”) equal to the difference between their issue price and their stated redemption price at maturity. Accordingly, a U.S. Holder will be required to include any OID on the New First Lien Notes as ordinary interest income as it accrues on a constant yield method regardless of such U.S. Holder’s regular method of accounting for U.S. federal income tax purposes and in advance of the receipt of cash payments attributable to that income.

The issue price of the New First Lien Notes will be the fair market value of the New First Lien Notes at issuance, which generally should be their initial trading price. The stated redemption price at maturity of the New First Lien Notes is the sum of all amounts payable with respect to such notes, whether denominated as principal or interest, other than payments of qualified stated interest. Qualified stated interest generally means stated interest that is unconditionally payable in cash or other property (other than additional debt instruments of the issuer) at least annually at a single fixed rate (or at certain qualifying variable rates). Because PIK interest (as discussed below) is an additional debt obligation of the Corporation, only the stated interest payable in cash with respect to the New First Lien Notes will be qualified stated interest. Consequently, PIK interest will be included in the stated redemption price at maturity of such New First Lien Notes for U.S. federal income tax purposes and must be accrued by a U.S. Holder pursuant to the original issue discount rules, as described below.

As mentioned above, a U.S. Holder of the New First Lien Notes must generally include OID in gross income as ordinary interest income as it accrues over the term of such notes using the constant yield method. Under the constant yield method, the amount of OID will generally increase over the term of the New First Lien Notes. The amount of OID includible in income for a taxable year by a U.S. Holder of the New First Lien Notes will generally equal the sum of the “daily portions” of the total OID on the New First Lien Notes for each day during the taxable year (or portion thereof) on which such holder held the New First Lien Notes. Generally, the daily portion of the OID is determined by allocating to each day during an accrual period (generally each semi-annual period during the term of the New First Lien Notes) a ratable portion of the OID on such New First Lien Notes which is allocable to the accrual period in which such day is included. The amount of OID allocable to each accrual period generally is equal to the difference between (i) the product of the note’s “adjusted issue price” at the beginning of the accrual period and the note’s “yield to maturity” and (ii) the amount of any qualified stated interest payments allocable to such accrual period. The “adjusted issue price” of a New First Lien Note at the beginning of any accrual period will equal the issue price of such note increased by the total OID accrued for each prior accrual period, less any payments made on such New First Lien Note (other than any payments of qualified stated interest) on or before the first day of the accrual period. The “yield to maturity” is the discount rate which, when used in computing the present value of all principal and interest payments to be made under a note, produces an amount equal to the note’s issue price. A U.S. Holder’s tax basis in the New First Lien Notes will be increased by the amount of original issue discount included in gross income by such U.S. Holder with respect to such note and will be decreased by the amount of any payments received by such U.S. Holder with respect to such note other than payments of qualified stated interest. The rules regarding OID are complex, and the rules described above may not apply in all cases. Accordingly, U.S. Holders should consult their own tax advisors regarding the application of these rules.

Assuming the exchange of the First Lien Notes is treated as a recapitalization for U.S. federal income tax purposes, U.S. Holders of First Lien Notes may be treated as acquiring their New First Lien Notes with “bond premium” or “acquisition premium,” depending upon their basis in the New First Lien Notes immediately after the exchange. If a U.S. Holder’s initial tax basis in its New First Lien Notes exceeds the stated redemption price at maturity, the New First Lien Notes would be treated as issued with “bond premium,” and no original issue discount would be required to be included in the gross income of the U.S. Holder in respect of the New First Lien Notes. In addition, a U.S. Holder may elect to amortize the bond premium over the term of the New First Lien Notes. Any election to amortize bond premium applies to all taxable debt obligations held at the beginning of the first taxable year to which the election applies or acquired thereafter, and may not be revoked without the consent of the IRS.

A U.S. Holder will be treated as having acquired New First Lien Notes in the exchange at an acquisition premium if the U.S. Holder’s tax basis in the New First Lien Notes is greater than the issue price of the New First Lien Notes and less than or equal to the stated principal amount of the New First Lien Notes. If, immediately after the exchange, a U.S. Holder is treated as having acquired New First Lien Notes in the exchange at an acquisition premium, the amount of any OID includible in the U.S. Holder’s gross income in any taxable year will be reduced by an allocable portion of such acquisition premium.

Treatment of PIK Interest

A portion of the interest accruing on the New First Lien Notes may be payable in the form of payment in kind (“PIK”) notes or by increasing the principal amount of the New First Lien Notes. For U.S. federal income tax purposes, payment of interest in the form of additional notes is not considered a payment made on the New First Lien Notes, and PIK interest issued as payment of interest on a New First Lien Note will be aggregated with such note and treated as a single debt instrument for U.S. federal income tax purposes. The discussion herein assumes that the sale, exchange, or other disposition of a New First Lien Note is a disposition of a single debt instrument (i.e., a disposition of a U.S. Holder’s interest in the New First Lien Note and any PIK interest received with respect thereto). If, contrary to such assumption, the sale, exchange, or other disposition of the New First Lien Note or any PIK interest received with respect thereto occurs in separate transactions, although not free from doubt, U.S. Holders would likely be required to allocate the adjusted issue price of their New First Lien Note between the New First Lien Note and any PIK interest received with respect thereto in proportion to their relative principal amounts. In such case, a U.S. Holder’s holding period of any PIK interest received with respect to a New First Lien Note would likely be identical to such U.S. Holder’s holding period for such New First Lien Note. U.S. Holders should consult their own tax advisors as to the U.S. federal income tax consequences of disposing of a New First Lien Note and any PIK interest received with respect thereto in separate transactions.

If the Corporation is assumed to exercise its option to pay PIK interest in respect of a New First Lien Note, with respect to any interest payment period for which that option is exercised, a U.S. Holder will not be required to adjust its OID calculation on the notes for future periods. If the Corporation elects to pay a portion of that interest in cash, such cash portion would be treated not as a payment of accrued interest, but instead as a pro rata prepayment, which may result in a gain or loss to a U.S. Holder. Generally, the gain or loss would be calculated by assuming that the New First Lien Note consists of two instruments, one that is retired and one that remains outstanding. The adjusted issue price would be allocated between those two instruments based on the portion of the New First Lien Note that would be treated as retired by the pro rata prepayment.

If the New First Lien Notes are issued with OID and if the Corporation is assumed not to exercise its option to defer the cash interest, with respect to any interest payment period for which that option is not exercised, a U.S. Holder would not be required to adjust its OID calculation for future periods. If the Corporation elects to pay PIK interest in respect of a New First Lien Note, a U.S. holder would be required to adjust its OID calculation for future periods by treating such New First Lien Note as if it had been retired and then reissued for an amount equal to its adjusted issue price on the date preceding the first date of such interest payment period, and recalculating the yield to maturity of the reissued New First Lien Note by treating the amount of PIK interest that would otherwise have been paid in cash as a payment that will be made on the maturity date of such New First Lien Note.

Sale, Exchange or Other Taxable Disposition

Except to the extent of accrued but unrecognized market discount as described in “The Exchange of First Lien Notes — Market Discount” above, a U.S. Holder will generally recognize capital gain or loss upon the subsequent sale, redemption, exchange, or other taxable disposition of the New First Lien Notes in an amount equal to the difference between (x) the amount realized by such U.S. Holder (less any amount attributable to accrued but unpaid interest not previously included in income, which will be treated as ordinary interest income) and (y) such U.S. Holder’s adjusted tax basis in the New First Lien Notes. Any such gain or loss will be long-term if the New First Lien Notes have been held for more than one year. Capital gains of non-corporate U.S. Holders, including individuals, are eligible for reduced rates of taxation. The deductibility of capital loss may be subject to limitations.

The New First Lien Coupon Notes

Interest on Notes

The New First Lien Coupon Notes will be treated as issued with OID if the New First Lien Coupon Notes’ stated redemption price at maturity exceeds their issue price by more then a de minimis amount. The issue price of the New First Lien Coupon Notes will be the fair market value of the New First Lien Coupon Notes at issuance, which generally should be their initial trading price. As discussed above under “The New First Lien Notes — Original Issue Discount,” a U.S. Holder of an instrument with OID will be required to include that OID as ordinary interest income as it accrues on a constant yield method regardless of such U.S. Holder’s regular method of accounting for U.S. federal income tax purposes and in advance of the receipt of cash payments attributable to that income.

Sale, Exchange or Other Taxable Disposition

Subject to the discussion below under “The New First Lien Coupon Notes — Contingent Payment Debt Instrument Regulations,” a U.S. Holder will generally recognize capital gain or loss upon the subsequent sale, redemption, exchange, or other taxable disposition of the New First Lien Coupon Notes in an amount equal to the difference between (x) the amount realized by such U.S. Holder (less any amount attributable to accrued but unpaid interest not previously included in income, which will be treated as ordinary interest income) and (y) the U.S. Holder’s adjusted tax basis in the New First Lien Coupon Notes. Any such gain or loss will be long-term if the New First Lien Coupon Notes have been held for more than one year.

Contingent Payment Debt Instrument Regulations

U.S. Holders should be aware that it is possible that the IRS could take the position that the New First Lien Coupon Notes are subject to the Treasury Regulations governing contingent payment debt instruments (the “CPDI Regulations”). Under the CPDI Regulations, a U.S. Holder generally would be required to accrue interest income on its New First Lien Coupon Notes on a constant yield to maturity basis based on the adjusted issued price of the New First Lien Coupon Notes and the comparable yield of the New First Lien Coupon Notes, regardless of the U.S. Holder’s regular method of tax accounting. Accordingly, a U.S. Holder generally would recognize ordinary interest income in each taxable year in an amount that may be greater or less than the amount of interest it would otherwise accrue in the taxable year. Gain recognized on a sale, exchange, redemption, or other taxable disposition of a New First Lien Coupon Note would be treated as ordinary interest income. Losses recognized may be ordinary under certain circumstances. The CPDI Regulations are complex, and U.S. Holders are urged to consult their own tax advisors regarding the effect of the CPDI Regulations on their investment in the New First Lien Coupon Notes.

The New Common Shares

Distributions

Subject to the passive foreign investment company rules discussed below, the gross amount of any distribution received by a U.S. Holder with respect to New Common Shares (including amounts withheld to pay Canadian withholding taxes) will be included in the gross income of the U.S. Holder as a dividend to the extent attributable to current or accumulated earnings and profits of the Corporation, as determined under U.S. federal income tax principles. The Corporation does not intend to calculate its earnings and profits under U.S. federal income tax rules. Accordingly, U.S. Holders should expect that a distribution generally will be treated as a dividend for U.S. federal income tax purposes. Subject to the passive foreign investment company rules discussed below, distributions treated as dividends and received by non-corporate U.S. Holders in taxable years before January 1, 2013, may be taxed at a preferential rate. Otherwise, dividends paid on the New Common Shares will be taxed at ordinary income rates. Distributions on the Common Shares will not be eligible for the dividends received deduction generally available to U.S. Holders that are corporations.

The amount of any dividend paid in Canadian dollars (including amounts withheld to pay Canadian withholding taxes) will equal the U.S. dollar value of the Canadian dollars calculated by reference to the exchange rate in effect on the date the dividend is received by the U.S. Holder, regardless of whether the Canadian dollars are converted into U.S. dollars. A U.S. Holder will have a tax basis in the Canadian dollars equal to their U.S. dollar value on the date of receipt. If the Canadian dollars received are converted into U.S. dollars on the date of receipt, the U.S. Holder should generally not be required to recognize foreign currency gain or loss in respect of the distribution. If the Canadian dollars received are not converted into U.S. dollars on the date of receipt, a U.S. Holder may recognize foreign currency gain or loss on a subsequent conversion or other disposition of the Canadian dollars. Such gain or loss will be treated as U.S. source ordinary income or loss.

The maximum rate of Canadian withholding tax on dividends paid to a U.S. Holder pursuant to the Convention currently is 15%. A U.S. Holder may be entitled to deduct or credit such tax, subject to applicable limitations in the Code. For purposes of calculating the foreign tax credit, dividends received by a U.S. Holder with respect to shares of a foreign corporation generally constitute foreign source income. However, and subject to certain exceptions, a portion of the dividends paid by a foreign corporation will be treated as U.S. source income for U.S. foreign tax credit purposes, in proportion to its U.S. source earnings and profits, if U.S. persons own, directly or indirectly, 50 percent or more of the voting power or value of the foreign corporation’s shares. A portion of any dividends paid with respect to the New Common Shares may be treated as U.S. source income under these rules, which may limit the ability of a U.S. Holder to claim a foreign tax credit for any Canadian withholding taxes payable in respect of such amount. Any dividends distributed by the Corporation will generally constitute “passive category” income for U.S. foreign tax credit purposes. The rules governing the foreign tax credit are complex. U.S. Holders are urged to consult their own tax advisors regarding the availability of the foreign tax credit under their particular circumstances, including the impact of, and any exception available to, the special income sourcing rule described in this paragraph.

Sale, Exchange or Other Taxable Disposition

A U.S. Holder will recognize gain or loss on the sale, exchange or other taxable disposition of New Common Shares in an amount equal to the difference between the amount realized for the New Common Shares and the U.S. Holder’s adjusted tax basis in the New Common Shares. Subject to the discussion above under “The Exchange of General Unsecured Claims” and below under “Passive Foreign Investment Company Rules”, the gain or loss will be capital gain or loss. Capital gains of non-corporate U.S. Holders derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Any capital gain or loss recognized by a U.S. Holder generally will be treated as U.S. source gain or loss for U.S. foreign tax credit purposes.

The Warrants and Exchange Warrants

Exercise

The U.S. federal income tax treatment of the cashless exercise of Warrants (including the Exchange Warrants) into Common Shares is uncertain. A cashless exercise may, for example, be treated as a tax-free “recapitalization,” in which case a holder’s tax basis in the Common Shares received would equal the tax basis in the surrendered Warrant. Alternatively, a cashless exercise may be treated similarly to a cash exercise, in which case a U.S. Holder generally should not recognize gain or loss on the exercise of a Warrant, or a cashless exercise could be treated as a taxable exchange in which gain or loss should be recognized.

The holding period for Common Shares acquired in a cashless exercise will depend on the U.S. federal income tax treatment of a cashless exercise. The holding period for a share of Common Shares acquired in a cashless exercise may include the holder’s holding period for the exercised Warrant if the cashless exercise is treated as a recapitalization, the holding period may begin on the date the Warrant is exercised if the cashless exercise is treated similarly to a cash exercise, or the holding period may begin on the day following the date of exercise if the cashless exercise is treated as a taxable exchange. Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders are urged to consult their tax advisors as to the tax consequences of a cashless exercise.

Sale, Exchange or Other Taxable Disposition

A U.S. Holder generally will recognize gain or loss on the sale, exchange or other taxable disposition of a Warrant (including an Exchange Warrant) in an amount equal to the difference between the amount realized for the Warrant and the U.S. Holder’s adjusted tax basis in the Warrant. Subject to the discussion below under “Passive Foreign Investment Company Rules”, the gain or loss will be capital gain or loss. Capital gains of non-corporate U.S. Holders derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Any capital gain or loss recognized by a U.S. Holder generally will be treated as U.S. source gain or loss for U.S. foreign tax credit purposes.

Lapse

Upon the lapse or expiration of a Warrant (including an Exchange Warrant), a U.S. Holder will recognize a loss in an amount equal to its adjusted tax basis in the Warrant. Subject to the discussion below under “Passive Foreign Investment Company Rules”, any such loss should be a capital loss. Deductions for capital losses are subject to complex limitations under the Code. Any capital loss recognized by a U.S. Holder will generally be treated as U.S. source loss for U.S. foreign tax credit purposes.

Certain Adjustments to the Warrants

The number of Common Shares issuable upon exercise of the Warrants (including the Exchange Warrants) and/or the exercise price per Common Share may be adjusted in certain circumstances. See “Description of Securities Issued Under the Restructuring — Warrants” and “Description of Securities Issued Under the Restructuring — Exchange Warrants”. Under Section 305 of the Code, an adjustment to the number of Common Shares that will be issued on the exercise of the Warrants, or an adjustment to the exercise price of the Warrants, may be treated as a constructive distribution to a U.S. Holder of the Warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. Holder’s proportionate interest in the earnings and profits or assets of the Corporation, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to shareholders of the Corporation). Any constructive distributions generally will be taxable as a distribution, as described above under “The Common Shares — Distributions”. However, adjustments to the exercise price of the Warrants made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of Warrants generally will not be considered to result in a constructive distribution to a U.S. Holder of Warrants. U.S. Holders should carefully review the conversion rate adjustment provisions and consult their own tax advisors with respect to the tax consequences of any such adjustment.

Passive Foreign Investment Company Rules

A foreign corporation will be considered a passive foreign investment company (“PFIC”) for any taxable year in which (1) 75% or more of its gross income is “passive income” or (2) 50% or more of the average quarterly value of its assets produce (or are held for the production of) “passive income.” For this purpose, “passive income” generally includes interest, dividends, rents, royalties and certain gains. We do not currently anticipate that we will be treated as a PFIC in the current taxable year or in the foreseeable future. However, the determination as to whether we will be a PFIC for any taxable year is based on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. In addition, our actual PFIC status for any taxable year is not determinable until after the end of such taxable year, and therefore cannot be predicted with certainty. Because of the above described uncertainties, there can be no assurance that the IRS will not challenge the determination made by us concerning our PFIC status or that we will not be a PFIC for any taxable year. If we are classified as a PFIC in any year a U.S. Holder owns the Commons Shares or Warrants, certain adverse tax consequences could apply to such U.S. Holder. Certain elections may be available (including a mark-to-market election) to U.S. Holders that may mitigate some of the adverse consequences resulting from the Corporation’s treatment as a PFIC. U.S. Holders should consult their own tax advisors regarding the application of PFIC rules to their investments in the Shares and whether to make an election or protective election.

Required Disclosure with Respect to Foreign Financial Assets

Certain U.S. Holders are required to report information relating to an interest in the New Common Shares, Warrants, Exchange Warrants, New First Lien Notes, or New First Lien Coupon Notes subject to exceptions (including an exception for common shares held in accounts maintained by certain financial institutions), by attaching a completed IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold an interest in the New Common Shares, Warrants, Exchange Warrants, New First Lien Notes, or New First Lien Coupon Notes. U.S. Holders are urged to consult their own tax advisors regarding information reporting requirements relating to their ownership of the New Common Shares, Warrants, Exchange Warrants, New First Lien Notes, or New First Lien Coupon Notes.

RISK FACTORS

Holding securities in the Corporation involves a high degree of risk and uncertainty. You should carefully consider the risks and uncertainties described below, as well as the information appearing elsewhere in this Circular and the documents incorporated by reference herein, including the “Risks and Uncertainties” section of the Corporation’s annual information form for the fiscal year ended December 31, 2011. See “Documents Incorporated by Reference”. Additional risks and uncertainties, including those generally affecting the industry in which we operate, or risks and uncertainties that we currently deem immaterial, may also impact our business and the value of our securities.

Risks Relating to the Plan and its Implementation

Implementation of the Plan may not occur on the schedule described in this Circular, or at all.

The Corporation cannot implement the Plan unless and until all conditions precedent to the Plan, some of which are not within the Corporation’s control, are satisfied or waived. These conditions include that the Corporation shall have entered into a New ABL Facility, which has not yet been arranged. See “Description of the Plan”. There can be no assurance that the conditions precedent to the Plan will be satisfied or waived. Although, as of the date hereof, Unsecured Noteholders holding approximately 20.39% (or $50,963,000.00) in aggregate principal amount of the Unsecured Notes and First Lien Noteholders holding approximately 54.44% (or $212,553,000.00) in aggregate principal amount of the First Lien Notes have agreed pursuant to the Restructuring and Support Agreement to support the Plan and to vote in favour of the approval, consent, ratification and adoption of the Plan (and any actions required in furtherance thereof), including the Restructuring Resolutions, there can be no assurance that the Required Majority will approve the Plan or that third parties will not seek to challenge, oppose or delay the Restructuring. Likewise, there can be no assurance that the Restructuring and Support Agreement will not be terminated in accordance with its terms, in which case we may lose the support of the Consenting Noteholders. In addition, a delay in the timing of the Restructuring would result in increased expenses being incurred by the Corporation and delay in distributions.

Failure to implement the Plan could result in a sales process or the liquidation of all of the Corporation’s assets.

In the event that the votes or approvals required to complete the Plan are not obtained, in accordance with the terms of the Restructuring and Support Agreement, the Corporation has agreed to commence a sales process under the CCAA in accordance with the SISP set out in the Restructuring and Support Agreement and approved by the Court. No assurance can be given that it will be possible to complete any sale or divestiture of assets or businesses on acceptable terms or at all or as to the amount of consideration which would be received by any Affected Creditor. In the event that such a sale were not achievable, it would be necessary for the Corporation to liquidate its assets.

The Corporation will continue to have a significant amount of indebtedness following the consummation of the Restructuring.

Upon consummation of the Restructuring, the Corporation expects to have approximately $443.8 of total consolidated indebtedness (excluding the senior secured non-recourse indebtedness owed by the Powell River Energy Joint Venture in which the Corporation has a 50.001% interest), including US$325.0 million aggregate principal amount of New First Lien Notes, approximately US$43.1 million aggregate principal amount of New First Lien Coupon Notes (assuming an Effective Date of May 16, 2012), $66.8 million of secured debt outstanding under a new operating facility and $8.9 million of capital leases. CAD/USD exchange rate parity has been assumed for the purposes of the Corporation’s total consolidated indebtedness on the Effective Date.

This level of indebtedness will require the Corporation to dedicate a significant percentage of its cash flow from operations to payments on its debt, thereby reducing the availability of cash flows to fund capital expenditures and to pursue acquisitions or investments. In addition, the instruments governing the Corporation’s indebtedness will contain covenants that, among other things, limit its ability to:

•	incur additional indebtedness;

•	make investments;

•	transfer or sell assets;

•	create liens;

•	enter into transactions with affiliates; and

•	merge, consolidate, amalgamate or sell all or substantially all of its assets.

These restrictions may limit the Corporation’s ability to execute its business strategy.

The Corporation may be unable to meet its liquidity requirements for operations.

There can be no assurance that the amounts of cash from operations together with amounts available under the DIP Facility will be sufficient to fund the Corporation’s operations during the CCAA Proceedings and the restructuring costs associated with operating under the CCAA. If these amounts are insufficient to meet the Corporation’s liquidity requirements, the Corporation may have to seek additional financing. There can be no assurance that such additional financing would be available or, if available, offered on acceptable terms. Failure to secure any necessary additional financing would have a material adverse impact on the Corporation’s operations.

The Corporation’s ability to maintain acceptable credit terms with its suppliers may become further impaired during the Restructuring. The Corporation may be required to pay cash in advance to certain suppliers and may experience restrictions on the availability of trade credit which could reduce its liquidity. Liquidity problems could materially and adversely affect the Corporation’s ability to source key products and services. In addition, suppliers may be reluctant to enter into long term agreements with the Corporation due to its financial condition.

The Restructuring will divert management’s attention from the operations of the business.

The Restructuring has required and will continue to require senior management of the Corporation to spend a significant amount of time developing the Plan and dealing with the Restructuring, instead of focusing exclusively on the operation of the Corporation’s business. This could have a negative impact on the business of the Corporation.

Creditors and other parties in interest may seek relief from courts other than the U.S. Court.

The Corporation cannot ensure that creditors and other parties in interest in the United States will not attempt to enforce their rights and remedies against the Catalyst Companies in courts other than the U.S. Court. In the event that creditors and parties in interest attempt to enforce their rights and remedies against the Catalyst Companies in courts other than the U.S. Court, such other courts should abide by the orders of the U.S. Court, but the Corporation cannot ensure that this will occur in every instance.

The Corporation has filed petitions under chapter 15 of the U.S. Bankruptcy Code to enforce the orders of the Court effectuating the Restructuring as set forth in the Plan, but can provide no assurance that the orders of the Court will be enforced by the U.S. Court.

The Corporation cannot ensure that any order entered by the Court to effectuate the Restructuring as set forth in the Plan, including but not limited to any Sanction Order and, if applicable, any additional orders entered in connection with a sales process under the CCAA, will be enforced by the U.S. Court. Claims may be asserted in the U.S. Court of which the Corporation is presently unaware and for which the Corporation or the other Catalyst Companies may ultimately be liable.

The U.S. Court may grant relief to creditors and other parties in interest which may potentially negatively impact the Restructuring.

Chapter 15 of the U.S. Bankruptcy Code authorizes creditors and other parties in interest to seek relief from the U.S. Court to protect their interests. Such relief, if granted by the U.S. Court, may negatively impact the Restructuring as set forth in the Plan.

Adverse publicity related to the CCAA Proceedings may affect the Corporation’s business.

Adverse publicity or news coverage relating to the CCAA Proceedings could have an adverse effect on Catalyst’s business. Following the implementation of the Plan, there can be no assurance that negative publicity will not have a long-term negative effect on the business.

In addition, the CCAA Proceedings may adversely affect the Corporation’s relationships with its suppliers and customers. Following the implementation of the Plan, suppliers and customers may continue to be concerned about the financial condition of the Corporation and, as a result, they may demand faster payment terms or not extend normal trade credit, both of which could adversely affect the Corporation’s working capital position. The Corporation may not be successful in obtaining alternative suppliers and customers if the need arises and this would adversely affect the Corporation’s results from operations and ability to conduct its business.

The Corporation has not commissioned an independent valuation for its New First Lien Notes, New First Lien Coupon Notes, New Common Shares or Warrants.

The Corporation has not obtained or requested, and does not intend to obtain or request, an opinion from any banking or other firm as to relative values of the New First Lien Notes, New First Lien Coupon Notes, New Common Shares or Warrants or the fairness of the Plan to Affected Creditors.

Even if the Plan is implemented, the Corporation will continue to face risks.

The Plan is intended to reduce the amount of the Corporation’s indebtedness and cash interest expense and improve its liquidity. Even if the Plan is implemented, the Corporation will continue to face a number of risks, including certain risks that are beyond its control, such as changes in economic conditions, changes in its industry, regulatory changes and changes in consumer demand for our products. As a result of these risks and others, there is no guarantee that the Restructuring will achieve the Corporation’s stated goals (see “- Risks Relating to the Corporation”).

If the Corporation completes the Restructuring, the New Common Shares may be concentrated in a few holders.

Under the Plan, the First Lien Noteholders will receive their pro rata share of approximately 80% of the New Common Shares to be issued and outstanding on the Effective Date (in each case subject to dilution as described herein) and the Unsecured Noteholders and certain General Unsecured Creditors, together, will receive their pro rata share of approximately 20% of the New Common Shares. The Corporation believes that a significant percentage of the First Lien Notes are held by a few investors. Consequently, these investors individually will hold high concentrations of the New Common Shares immediately after the consummation of the Plan which may make some transactions more difficult or impossible to complete without the support of these shareholders.

The New Common Shares will be junior to all of our other securities, including our existing and future indebtedness.

The New Common Shares will be the most junior of all of the Corporation’s securities. As a result, the Corporation’s existing and future indebtedness and other non-equity claims, as well as any preferred stock that the Corporation may issue, will rank senior to the New Common Shares as to rights upon any foreclosure, dissolution, winding-up, liquidation or reorganization, or other bankruptcy proceeding relating to the Corporation. In the event of any distribution or payment of the Corporation’s assets in any foreclosure, dissolution, winding-up, liquidation or reorganization, or other bankruptcy proceeding, the Corporation’s creditors will have a superior claim and interest, as applicable, to the interests of holders of the Corporation’s New Common Shares. If any of the foregoing events occur, the Corporation cannot provide assurance that there will be sufficient assets for distribution in respect of the New Common Shares.

The Corporation is not currently paying dividends on its Existing Common Shares and has no current plans to do so in the future.

The Corporation is not paying dividends on its Existing Common Shares and has no current plans to do so in the future on the New Common Shares.

There is no public market for the Plan Securities.

The Existing Common Shares were delisted from the TSX as at the close of market on March 8, 2012.

There is currently no public market for the New Common Shares or other securities to be issued under the Plan and a public market may not develop or be sustained after such securities are issued. If any active public market does not develop, the liquidity of such securities may be limited and the value of the securities may decline.

The Corporation can provide no assurance that it will be able to list the New Common Shares or Warrants on any securities exchange. The Corporation does not intend to apply for listing of the New First Lien Notes or the New First Lien Coupon Notes on any securities exchange or for quotation through any automated quotation system.

The Noteholders should be aware of certain additional Canadian federal income tax considerations.

The Corporation will take the position that a combination of New First Lien Notes, New First Lien Coupon Notes, New Common Shares, Warrants, Exchange Warrants and cash, as applicable, will be delivered to Affected Claimholders in consideration of the full settlement of the Affected Claims. No assurances can be made that the Corporation’s position will be accepted by the Canada Revenue Agency, and if it is not accepted the tax consequences to Affected Claimholders may be different from that described above under “Income Tax Considerations—Certain Canadian Federal Income Tax Considerations”. In particular, Affected Claimholders who acquire New First Lien Notes, New First Lien Coupon Notes, New Common Shares, Warrants, Exchange Warrants and cash as applicable, may be required to include a portion of the value of such securities or amount received in income for Canadian tax purposes. Affected Claimholders are advised to consult their own tax advisors regarding the potential tax consequences.

The Canadian tax consequences described under “Income Tax Considerations—Certain Canadian Federal Income Tax Considerations” are based on the assumption that the New Common Shares of the Corporation will be listed on a designated stock exchange (which currently includes the TSX) at all relevant times. In the event that the New Common Shares are not listed on a designated stock exchange, the Canadian tax consequences to Affected Claimholders described herein may materially differ.

If, as part of the Restructuring, any amounts payable to Non-Resident Affected Claimholders are determined to be subject to withholding tax, the payor will withhold and remit amounts as required by law.

Risks Relating to the Corporation

The Corporation’s business is of a cyclical nature and demand for the Corporation’s products may fluctuate significantly.

The markets for pulp and paper products are highly cyclical and are characterized by periods of excess product supply due to many factors, including additions to industry capacity, increased industry production, structural changes in the industry, periods of weak demand due to weak general economic activity or other causes, and reduced inventory levels maintained by customers.

Demand for forest products generally correlates to global economic conditions. Demand for pulp and paper products in particular is driven primarily by levels of advertising. In periods of economic weakness, reduced spending by consumers and businesses results in decreased demand for forest products, causing lower product prices and possible manufacturing downtime. The North American newsprint and directory paper market is mature with demand for newsprint declining significantly in the last four years.

The Corporation believes these declines in newsprint and directory paper demand will continue in the long term, although the Corporation has the ability to partially mitigate the impact by switching production from newsprint and directory paper to other paper grades. Demand for the Corporation’s products is traditionally weaker in the first half of the year.

As at December 31, 2011, one of the paper machines at the Corporation’s Crofton mill has been indefinitely curtailed. Should demand for the Corporation’s products weaken, additional indefinite or periodic production curtailments may be required, which could have an adverse impact on its financial condition and ability to generate sufficient cash flows to satisfy its operational needs and debt service requirements.

The Corporation operates in a commodity market where prices may fluctuate significantly.

The pulp and paper industry is a commodity market in which producers compete primarily on the basis of price. Prices for the Corporation’s products have fluctuated significantly in the past and may fluctuate significantly in the future, principally as a result of market conditions of supply and demand, as well as changes in exchange rates. The Corporation’s earnings are sensitive to price changes for its principal products, with the effect of price changes on newsprint and mechanical specialty printing paper grades being the greatest. Market prices for the Corporation’s products typically are not directly affected by input costs or other costs of sales and, consequently, the Corporation has limited ability to pass through increases in operating costs to its customers without an increase in market prices. Even though the Corporation’s costs may increase, its customers may not accept price increases for its products or the prices for its products may decline. As the Corporation’s financial performance is principally dependent on the prices it receive for its products, prolonged periods of low prices, customer refusal to accept announced price increases, or significant cost increases that cannot be passed on in product prices may be materially adverse to the Corporation.

Media trends may lead to long-term declines in demand for the Corporation’s products.

Trends in advertising, Internet use and electronic data transmission and storage can have adverse effects on traditional print media. As the Corporation’s newsprint, telephone directory and retail customers increase their use of other forms of media and advertising, demand for the Corporation’s newsprint, uncoated mechanical and coated mechanical papers may decline on a long-term basis.

The Corporation is subject to exchange rate fluctuations.

Nearly all of the Corporation’s sales are based upon prices set in U.S. dollars, while a substantial portion of its costs and expenses are incurred in Canadian dollars and its results of operations and financial condition are reported in Canadian dollars. The value of the Canadian dollar in relation to the U.S. dollar has increased significantly in recent years. Increases in the value of the Canadian dollar relative to the U.S. dollar reduce the amount of revenue in Canadian dollar terms from sales made in U.S. dollars, and would reduce cash flow available to fund operations and debt service obligations.

Since the Corporation has and expects to continue to have debt denominated in U.S. dollars, the Corporation’s reported earnings could fluctuate materially as a result of exchange rates given that changes in the value of the Canadian dollar against the U.S. dollar during a given financial reporting period result in a foreign currency gain or loss on the translation of U.S. dollar cash and debt into Canadian currency.

The Corporation manages a part of its currency exposure through the use of currency options and forward contracts to hedge anticipated future sales denominated in foreign currencies and U.S. dollar denominated debt. However, no assurance can be made that the Corporation will engage in any hedging transactions or, if the Corporation decides to engage in any such transactions, that it will be successful in eliminating or mitigating currency exchange risks.

The Corporation faces significant global competition.

The Corporation competes with American, European and Asian producers in highly competitive global markets. Some of the Corporation’s competitors are larger and can accordingly achieve greater economies of scale, some have greater financial resources and some operate mills in locations that have lower energy, furnish or labour costs or have less stringent environmental and governmental regulations than the locations where the Corporation operates.

The Corporation’s ability to compete is affected by a number of these factors as well as the quality of its products and customer service and its ability to maintain high plant efficiencies and operating rates and to control its manufacturing costs. If the Corporation is unable to compete effectively, there may be a materially adverse impact on its business.

The Corporation faces risks related to its international sales.

A significant portion of the Corporation’s sales are outside of Canada and the United States—98% of the Corporation’s pulp sales and 17% of the Corporation’s paper sales in 2011. These international sales result in additional risks including restrictive government actions (including trade quotas, tariffs and other trade barriers and currency restrictions), the need to comply with multiple and potentially conflicting laws and regulations, unfavourable national or regional business conditions or political or economic instability in some of these jurisdictions, higher transportation costs and difficulty in obtaining distribution and sales support.

The Corporation is exposed to fluctuations in the cost and supply of wood fibre.

The Corporation has no significant timber holdings and is dependent on third parties for the supply of wood fibre required for its paper manufacturing operations.

Approximately 69% of the Corporation’s fibre is provided by five suppliers. The Corporation’s fibre supply could be reduced as a result of events beyond its control, including industrial disputes, natural disasters and material curtailments and shutdown of operations by suppliers for market or other reasons. Market-related curtailments or shutdowns can be influenced by both seasonal and cyclical factors, such as raw material availability, finished goods inventory levels, interest rates and demand for lumber. Continued weakness in the U.S. housing market could lead to production curtailment for B.C. lumber producers and result in a reduction in residual fibre supply available to the Corporation.

The Corporation sources a significant quantity of its fibre from the interior of B.C. The current mountain pine beetle infestation in the B.C. interior is expected to reduce the long-term fibre supply in the B.C. interior and could have a significant impact on the availability, quality and cost of fibre.

Approximately 72% of the Corporation’s fibre is sourced under long-term fibre agreements with third parties with pricing based on market prices or on prices determined under market-based formulas. Given that the market price for fibre varies due to external factors, there is a risk that the Corporation will not continue to have access to wood fibre at previous levels or pricing.

Aboriginal groups have claimed aboriginal title over substantial portions of B.C.’s timberlands, including areas where the forest tenures held by the Corporation’s suppliers are located. Although the renewal of forest tenures held by the Corporation’s suppliers may be adversely affected by claims of aboriginal title, the specific impact cannot be estimated at this time.

The Corporation’s Snowflake mill makes 100% recycled newsprint from ONP. There is a risk that sufficient quantities of ONP will not be available to the Corporation to support full operations at Snowflake or that an increase in ONP prices will adversely affect the profitability of the mill. The price of ONP may be impacted by a number of factors, such as export demand, recovery rates and other factors beyond the Corporation’s control.

The Corporation is dependent on the supply of certain raw materials.

In addition to wood fibre and ONP, the Corporation is dependent on the supply of certain chemicals and raw materials used in its manufacturing processes. Any material disruption in the supply of these chemicals or raw materials could affect its ability to meet customer demand in a timely manner and harm its reputation, and any material increase in the cost of these chemicals or other raw materials could negatively affect its business and the results of its operations.

The Corporation has incurred losses in recent periods and may incur losses in the future that may affect liquidity and ongoing operations.

As of December 31, 2011, the Corporation had recorded net losses in eight of the last 12 quarters. These losses were driven by reduced prices, weak market demand, production curtailments, general inflationary pressure and increased ONP cost in particular and the strong Canadian dollar. Should the Corporation be unable to return to sustained profitability, cash generated through operations may be insufficient to meet operating cash requirements, requiring increased reliance on the DIP Facility (or any New ABL Facility) to fund operating costs. If sufficient funding is not available under the DIP Facility (or any New ABL Facility), then additional funding sources may be required and there is no assurance that the Corporation will be able to access additional funding sources on favourable terms or at all to meet its cash requirements. The failure to obtain such funding could adversely affect the Corporation’s operations and its ability to maintain compliance with covenants under the DIP Facility (or any New ABL Facility).

Labour disruptions could have a negative impact on the Corporation’s business.

Approximately three-quarters of the Corporation’s hourly employees in Canada are members of trade unions. Collective agreements with the CEP and PPWC locals at Crofton and Powell River expire in April 2012 and the collective agreement with the CEP locals at Port Alberni expires in April 2013. The New Labour Contracts have recently been ratified and will go into effect on May 1, 2012 to replace the collective agreements at the Crofton, Powell River and Port Alberni mills. The collective agreement at the Surrey Distribution Centre with the Christian Labour Association of Canada expires on March 31, 2015. The collective agreements with the Corporation’s Snowflake unions were extended in 2011 and now expire in 2014.

Claims of aboriginal title and rights in Canada may affect the Corporation’s operations.

The ability to operate the Corporation’s mills in Canada may be affected by claims of aboriginal rights and title by aboriginal groups. The governments of Canada and B.C. have established a formal process to negotiate settlements with aboriginal groups throughout B.C. in order to resolve these land claims. It is the policy of the governments that ownership of lands held in fee simple by third parties (such as the Corporation) will not be affected by treaty negotiations. The Powell River mill site has been included in areas to which an aboriginal group has asserted aboriginal title both through treaty negotiations with government and by commencing an action in 2005 in the Supreme Court of B.C. While the Corporation and other industrial companies have been named as parties in the court proceeding along with the governments of Canada and B.C., counsel for the aboriginal group has advised the Corporation that the plaintiffs are currently negotiating with these two governments and have no intention of proceeding with the action at this time. Based on the history of similar proceedings, we expect that it would be many years before a final court decision could be rendered if the proceeding were pursued.

Recent Supreme Court of Canada decisions have confirmed that the governments of Canada and B.C. are obligated to consult with and, in certain circumstances, accommodate aboriginal groups whenever there is a reasonable prospect decision, such as a decision to issue or amend a regulatory permit, which may affect aboriginal groups’ rights or title. This duty of consultation and accommodation may affect the Corporation’s ability to obtain or amend necessary regulatory permits on a timely basis and may influence the conditions set out in such permits.

Increases in energy costs could have a negative impact on the Corporation’s business.

The Corporation’s operations consume a significant amount of electricity, natural gas and fuel oil. Increases in prices for these commodities can increase manufacturing costs and have an adverse impact on the Corporation’s business and results of its operations.

Although the Corporation’s electricity supply agreements are provincially regulated and pricing has historically been stable, B.C. Hydro and Power Authority (“B.C. Hydro”) in recent years has sought, and to some extent achieved, rate increases above historical levels. B.C. Hydro raised its rates by 9.3% on an interim basis in April 2010 and a subsequent negotiated settlement process resulted in the approval of a final effective rate increase of 7.3% on November 18, 2010. The introduction of the Harmonized Sales Tax (“HST”) on July 1, 2010 substantially eliminated the 7% provincial sales tax on electricity, which reduced some of the impact of the rate increase; however, British Columbia is expected to revert back to the previous sales tax regime on April 1, 2013 (see

“Elimination of British Columbia Harmonized Sales Tax will negatively impact the Corporation’s future financial results” below). B.C. Hydro has expressed its intention to seek approval from the utilities commission to increase its rates in the range of 10% for the next three years in response to infrastructure maintenance and B.C. energy policy that includes mandating self-sufficiency by 2016, feed in tariffs, and the implementation of Smart Metering. Increases in electricity prices could significantly impact the Corporation’s earnings. B.C. Hydro announced a 5.4% interim rate increase, effective April 1, 2012, subject to final approval by the British Columbia Utilities Commission later in the year. The Corporation has mitigated some of the impact of rate increases through reductions in usage at the highest incremental power rate and intends to further mitigate rate increases by implementing energy conservation projects and increasing its capacity to self-generate electricity, but there can be no assurance that the Corporation will be able to eliminate the effect of all such rate increases.

Since oil and natural gas are purchased on spot markets, their prices fluctuate significantly due to various external factors. The Corporation manages its exposure to the price volatility for these fuels through the use of financial instruments and physical supply agreements under a hedging program and also by using lower priced alternatives where feasible. There is, however, no assurance that the Corporation will be successful in eliminating or mitigating exposure to price volatility for these fuels.

The Corporation is subject to significant environmental regulation.

The Corporation is subject to extensive environmental laws and regulations that impose stringent requirements on its operations, including, among other things, air emissions, liquid effluent discharges, the storage, handling and disposal of hazardous materials and wastes, remediation of contaminated sites and landfill operation and closure obligations. It may be necessary for the Corporation to incur substantial costs to comply with such environmental laws and regulations.

Some of the Corporation’s operations are subject to stringent permitting requirements and from time to time the Corporation faces opposition to construction or expansion of proposed facilities, such as landfills. The Corporation may discover currently unknown environmental liabilities in relation to its past or present operations or at its current or former facilities, or it may be faced with difficulty in obtaining project approvals in the future. These occurrences may (i) require site or other remediation costs to maintain compliance or correct violations of environmental laws and regulations, (ii) result in denial of required permits, (iii) result in government or private claims for damage to person, property or the environment, or (iv) result in civil or criminal fines and penalties or other sanctions.

The Corporation permanently closed its Elk Falls paper mill in 2010. The Corporation may be required to conduct investigations and take remedial action for contaminated areas. The Corporation has a reserve for the estimated costs of decommissioning the landfills at Elk Falls but may incur significant expenditures to comply with applicable environmental laws and regulations in connection with decommissioning the landfills or other remediation of the Elk Falls mill site that exceed the amount of the reserve. The Corporation also permanently closed its paper recycling division in 2010 but does not currently expect any significant expenditures in respect of remediation of that site.

The Corporation’s operations may be affected by the regulation of greenhouse gases (“GHG”) in Canada and the United States. In Canada:

•

The federal government has indicated its intent to regulate priority air pollutants, including particulate matter and sulphur oxides (SOx), and GHGs under the Canada Clean Air Act and the Canadian Environmental Protection Act. Under proposed targets, the Corporation’s Crofton mill may be required to reduce SOx emissions. The cost of making any such reductions is estimated between $4 and $8 million. The new standards are expected to be in place in 2012 with compliance required within three to five years. In January 2010, the federal government, as part of its commitment to the Copenhagen Accord, announced a GHG reduction target of 17% by 2020 based on 2005 emissions. It is unknown what the federal government’s final position on these initiatives will be, as none have been enacted into law.

•

B.C. is a signatory to the Western Climate Initiative, a collaboration of four provinces and currently only one U.S. state (California), whose mandate is to achieve a 15% reduction in GHGs below 2005 levels among member entities by 2020. In addition, the B.C. government has announced its goal of reducing the provincial release of GHGs by 33% by 2020, based on 2007 levels, with interim reduction targets of 6% by 2012 and 18% by 2016. Quebec and California have initiated their regulatory processes in connection with implementation of a cap and trade system. Although it was expected that B.C. would issue regulations for its cap and trade program for GHGs in 2011, it has not done so as B.C. is reviewing its climate change and clean energy policies. It is now expected that implementation of a cap and trade scheme by B.C. will be delayed beyond 2012. It is too early to determine the impact on the Corporation under any such cap and trade scheme.

•

Effective January 1, 2010, a GHG reporting regulation was brought into effect by the B.C. government which affects the Corporation’s three paper mills in B.C. The regulation includes requirements for calculating and reporting GHG emissions from facilities that release 10,000 tonnes or more of GHGs per year plus third-party verification at facilities that release 25,000 tonnes or more per year. The first reports and verification audits were successfully completed in 2011.

The finalization of Canadian federal and provincial climate change regulation may depend on regulatory initiatives undertaken in the U.S.

The United States has indicated its intention to introduce more stringent environmental regulation and implement policies designed to reduce GHG emissions through the Clean Air Act but the timing of the implementation of any national limits is uncertain. When limits are developed, it is expected that they will focus on the electricity generating sector.

The U.S. Environmental Protection Agency (the “EPA”) published the new Maximum Achievable Control Technology rules for industrial boilers on December 2, 2011. This is a program that sets emission limits for stationary industrial boilers and process heaters. The standards address numerous pollutants and have suggested considerable reductions in emission limits. The final rules are expected to be issued by mid-2012 with compliance required within three to five years.

The EPA has asked the Federal Courts for additional time to further evaluate the standards which are required in order to meet legal obligations under the Clean Air Act. The current timetable allowed for comments to be submitted up to October 31, 2011 and the final standards to be issued by April 2012.

A preliminary impact assessment of these rules and potential future changes to Snowflake’s emission control requirements has been completed with estimated costs in the $8 million to $10 million range.

Effective July 1, 2011, the carbon tax rates under the B.C. government’s carbon tax on fossil fuels increased by 25% and will increase again July 1, 2012 by 25%. The impact of these increases on the Corporation depends on its ability to decrease the use of fossil fuel. For the year ended December 31, 2011, the Corporation paid $4.1 million in carbon taxes on its fossil fuel purchases.

Additional regulatory initiatives may be implemented in other jurisdictions to address GHG emissions and other climate change-related concerns. If, to the extent the Corporation operates or offers its products for sale in such jurisdictions, the Corporation may be required to incur additional capital expenditures, operating costs or mitigating expenses, such as carbon taxes, to comply with any such initiatives.

Elimination of British Columbia Harmonized Sales Tax will negatively impact the Corporation’s future financial results.

Elections B.C. confirmed the elimination of the HST in British Columbia. The Province will revert back to the previous provincial sales tax regime on April 1, 2013, and the Corporation estimates that the additional annualized cost to its business from that date onward will be approximately $11 million, based on actual 2011 expenditures.

Equipment failures and the need to increase capital and maintenance expenditures could have a negative impact on the Corporation’s business.

The Corporation’s business is capital intensive. The Corporation’s annual capital expenditure requirements vary due to differing requirements for current maintenance, expansion, business capital and environmental compliance and future projects. The Corporation regularly carries out maintenance on its manufacturing equipment but key components may still require repair or replacement. The costs associated with such maintenance and capital expenditures or the Corporation’s inability to source the necessary funds to enable it to maintain or upgrade its facilities as required could have an adverse effect on its business and operations.

In addition, the Corporation may from time to time temporarily suspend operations at one or more facilities to perform necessary maintenance or carry out capital projects. These temporary suspensions could affect the ability to meet customer demand in a timely manner and adversely affect our business.

The Corporation may be subject to litigation which could result in unexpected costs and expenditure of time and resources.

The Corporation may from time to time be subject to claims and litigation proceedings generally associated with commercial and employment law issues. Given that these claims are subject to many uncertainties and the inability to predict with any certainty their outcomes and financial impacts, there is no guarantee that actions that may be brought against the Corporation in the future will be resolved in its favour or covered by its insurance. Any losses from settlements or adverse judgments arising out of these claims could be materially adverse to the Corporation’s operations and business.

The Snowflake mill sources water from groundwater wells in the vicinity of the Little Colorado River for its process requirements. The Little Colorado River Adjudication, filed in 1978, is pending in the Superior Court of Arizona, Apache County. The purpose of this adjudication is to determine the nature, extent and relative priority, if applicable, of the water rights of all claimants to the Little Colorado River system and sources.

There are more than 3,500 participants, including Snowflake. Native American tribes and the United States government contend that Snowflake’s withdrawal and use of groundwater impermissibly interferes with water rights to the Little Colorado River. The Corporation disputes this contention. However, an adverse determination could restrict Snowflake’s access to water and may be materially adverse to the Corporation.

In addition, securities class-action litigation often has been brought against public companies following periods of volatility in the market price of their securities. It is possible that the Corporation could be the target of similar litigation in future. Securities litigation could result in substantial costs and damages and divert management’s attention and resources.

The Corporation extends trade credit to its customers and they may not pay the Corporation promptly or in full.

The Corporation extends trade credit to many purchasers of its products and relies on their creditworthiness. Some of these customers operate in highly competitive, mature, cyclical or low-margin businesses and some are highly leveraged financially or are experiencing negative cash flows which may result in them needing to refinance, restructure or file for bankruptcy protection or bankruptcy. The Corporation will typically have a greater number of such customers during economic downturns. The failure of such customers to pay the Corporation promptly and in full under the credit terms that it extends to them could have a material adverse impact on the Corporation’s operating cash flows.

The Corporation is dependent upon certain of its management personnel.

The success of the Corporation’s operations is influenced to a significant degree by its ability to attract and retain senior management with relevant industry experience. Successful implementation of the Corporation’s business strategy is dependent on its ability to attract and retain its executive officers and management team. The unexpected loss of services of any key management personnel or the inability to recruit and retain qualified personnel in the future could have an adverse effect on the Corporation’s business and financial results.

Consumer boycotts or increases in costs due to chain-of-custody programs may adversely affect demand for the Corporation’s products.

Some of the Corporation’s customers are sensitive to issues associated with harvesting of old growth forests and require us to supply products that are not produced from these forests. A growing number of customers want to purchase products that originate from sustainable managed forests as validated by certification programs. The Corporation has implemented The Forest Stewardship Council chain-of custody system to verify that select paper products at our Crofton, Port Alberni and Powell River mills contain 100% certified wood fibre, but the Corporation may be required to implement additional or more stringent chain-of-custody certification programs with increased costs to meet the Corporation’s customers’ demands. Demand for the Corporation’s products may be adversely affected if the Corporation does not implement such programs or if it becomes subject to organized boycotts or similar actions by environmental or other groups.

The Corporation’s insurance has limitations and exclusions.

The Corporation maintains insurance coverage that it believes would ordinarily be maintained by an operator of facilities similar to its own. The insurance policies are subject to limits and exclusions. Damage to or destruction of the Corporation’s facilities could accordingly exceed the limits of its policies or be subject to policy exclusions.

The Corporation’s mills are located in seismically active areas.

Three of the Corporation’s operating mills are situated adjacent to the ocean on the south coast of B.C. This is a seismically active area and these mills and the surrounding transportation infrastructure are accordingly susceptible to risk of damage or destruction caused by earthquakes and tsunamis. The Corporation’s insurance may not cover the total losses associated with damage or destruction caused by an earthquake or tsunami, and this insurance is subject to limits and deductibles in respect of such damage that may limit the amount recoverable.

Post-retirement plan obligations may affect the Corporation’s financial condition.

The Corporation maintains various future benefit plans which include defined benefit pension and post-retirement benefit plans. As at December 31, 2011, the underfunded liability associated with the defined benefit pension plans was $156.9 million and the underfunded liability associated with the other post-retirement benefit plans was $162.3 million. Funding requirements for these plans are dependent on various factors, including interest rates, asset returns, regulatory requirements for funding purposes, and changes to plan benefits. In 2012, the Corporation is required to contribute $11.7 million in addition to its normal annual pension contribution to satisfy a portion of the underfunded liability of the defined benefit pension plan. Although the Corporation expects to continue to make contributions to fund post-retirement plan obligations and to meet legal funding obligations for the defined benefit pension plan, no assurance can be given that the underfunded liability under these plans will not be materially adverse to the Corporation in the future.

In addition, there are outstanding grievances against the Corporation filed by the Communications, Energy and Paperworkers Union of Canada Locals 1 and 592 claiming that the Corporation is obligated to provide postretirement benefits for certain retired employees of another company. If these grievance claims are successful, the Corporation estimates that it could incur between $1.0 million to $2.0 million in additional costs.

AUDITORS, TRANSFER AGENT AND REGISTRAR

The Corporation’s auditors are KPMG LLP at its offices located in Vancouver, British Columbia, Canada.

The transfer agent and registrar for the Common Shares is CIBC Mellon Trust Company at its offices located in Vancouver, British Columbia, Canada and Toronto, Ontario, Canada.

LEGAL MATTERS

Certain legal matters relating to the Restructuring will be passed upon on behalf of the Corporation by Blake, Cassels & Graydon LLP, as to matters of Canadian law, and by Skadden, Arps, Slate, Meagher & Flom LLP, as to matters of United States law.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents filed with the securities commission or similar regulatory authority in each of the provinces of Canada, and available on the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com and the Electronic Data Gathering, Analysis and Retrieval System (EDGAR) at www.sec.gov, are specifically incorporated by reference into, and form an integral part of, this Circular:

•	the annual information form of the Corporation dated February 29, 2012;

•

the Corporation’s audited consolidated financial statements and the auditors’ report thereon as at and for the year ended December 31, 2011, together with the related management’s discussion and analysis;

•	the management information circular dated March 18, 2011 prepared in connection with the annual meeting of Shareholders held on April 28, 2011;

•	the material change report dated March 21, 2012;

•	the material change report dated February 3, 2012; and

•	the material change report dated January 24, 2012.

Any documents of the type referred to above (including quarterly financial statements and the related management’s discussion and analysis), as well as any business acquisition reports, any material change reports (excluding confidential material change reports) and any news release issued by the Corporation that specifically states that it is intended to be incorporated by reference in this Circular, subsequently filed by the Corporation with a securities commission or similar authority in any province or territory of Canada subsequent to the date of this Circular and prior to the Effective Date shall be deemed to be incorporated by reference into this Circular.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Circular to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed in its unmodified or superseded form to constitute a part of this Circular.

Copies of the foregoing documents and additional information relating to the Corporation can be found under the Corporation’s profile on SEDAR at www.sedar.com and on EDGAR at www.sec.gov, and may also be obtained upon request to the Secretary of the Corporation at its head office, 2nd Floor, 3600 Lysander Lane, Richmond, British Columbia, Canada V7B 1C3, telephone (604) 247-4400.

ADDITIONAL INFORMATION

The Corporation’s financial information is included in its comparative consolidated financial statements, the notes thereto and management’s discussion and analysis for the financial year ended December 31, 2011.

QUESTIONS AND FURTHER ASSISTANCE

If you are a Noteholder and have any questions about the information contained in this Circular, or require more information with regard to voting at the Meetings, please contact the Solicitation Agent at Globic Advisors, Inc., One Liberty Plaza, 23rd Floor, New York, NY 10006 USA (Attention: Robert Stevens), phone: 212-227-9699, facsimile: 212-271-3252 or email: rstevens@globic.com.

If you are a General Unsecured Creditor and have any questions about the information contained in this Circular or require more information with regard to voting at the Unsecured Creditors’ Meeting, please contact the Monitor at PricewaterhouseCoopers Inc., 250 Howe Street, Suite 700, Vancouver, British Columbia, V6C 3S7 (Attention: Neil Bunker), facsimile: 604-806-7070 or email: catalystclaims@ca.pwc.com.

APPROVAL OF CIRCULAR BY THE BOARD OF DIRECTORS

The contents of this Circular and its sending to Affected Creditors has been approved by the Board of Directors of Catalyst Paper Corporation.

DATED March 23, 2012.

BY ORDER OF THE BOARD OF DIRECTORS OF CATALYST

(signed) Kevin J. Clarke	(signed) Brian Baarda
President and Chief Executive Officer	Vice President, Finance and Chief Financial Officer
Catalyst Paper Corporation	Catalyst Paper Corporation

CONSENT OF BLAKE, CASSELS & GRAYDON LLP

To:	The Board of Directors of Catalyst Paper Corporation

We have read the Management Information Circular of Catalyst Paper Corporation (the “Corporation”) dated March 23, 2012 relating to a Plan of Arrangement (the “Circular”). We hereby consent to the inclusion in the Information Circular of our opinion contained under “Certain Canadian Federal Income Tax Considerations” and references to our firm name therein.

(signed) “Blake, Cassels & Graydon LLP”

Vancouver, Canada

AUDITORS’ CONSENT

The Board of Directors of Catalyst Paper Corporation

We have read the Management Proxy Circular Pertaining to a Plan of Compromise and Arrangement under the Companies Creditors’ Arrangement Act (Canada) (the “Circular”) dated March 23, 2012 relating to the proposed arrangement concerning, affecting, and involving Catalyst Paper Corporation (the “Corporation”) , 0606890 B.C. Ltd., Catalyst Paper General Partnership, Catalyst Paper Energy Holdings Inc., Catalyst Pulp And Paper Sales Inc., Catalyst Pulp Operations Limited, Catalyst Pulp Sales Inc., Elk Falls Pulp And Paper Limited, Pacifica Poplars Ltd., Catalyst Paper Holdings Inc., Catalyst Paper Recycling Inc., Catalyst Paper (Snowflake) Inc., Catalyst Paper (USA) Inc., Pacifica Papers Sales Inc., Pacifica Papers US Inc., Pacifica Poplars Inc. and The Apache Railway Company. We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.

We consent to the incorporation by reference in the above-mentioned Circular of our report to the shareholders of the Corporation on the consolidated financial statements of the Corporation, which comprise the consolidated balance sheets as at December 31, 2011 and December 31, 2010, the consolidated statements of earnings (loss), comprehensive income (loss), equity (deficiency) and cash flows for each of the years in the three-year period ended December 31, 2011, and notes, comprising a summary of significant accounting policies and other explanatory information. Our report is dated February 29, 2012.

(signed) KPMG LLP

Chartered Accountants

March 23, 2012

Vancouver, Canada

APPENDIX “A”

FORM OF UNSECURED CREDITORS’ RESOLUTION

PLAN RESOLUTION FOR THE UNSECURED CLASS OF

CATALYST PAPER CORPORATION, THE OTHER PETITIONERS LISTED IN

SCHEDULE “A” TO THE MEETINGS ORDER AND CATALYST PAPER GENERAL

PARTNERSHIP

(collectively, the “Petitioner Parties”)

Plan of Compromise and Arrangement

under the Companies’ Creditors Arrangement Act

Capitalized terms used and not defined herein have the meanings ascribed to them in the Plan of Compromise and Arrangement dated as of March 15, 2012 filed by the Petitioner Parties under the Companies’ Creditors Arrangement Act, as may be amended, restated or supplemented (the “Plan”).

BE IT RESOLVED THAT:

1.	the Plan presented to Unsecured Eligible Voting Creditors at the Unsecured Creditors Meeting be and hereby is authorized and approved;

2.

notwithstanding that this resolution has been passed and the Plan has been approved by the Unsecured Creditors and the Court, the directors of the Petitioner Parties be and hereby are authorized and empowered to amend or not proceed with this resolution in accordance with the Plan; and

3.

any directors or officers of the Petitioner Parties are hereby authorized, empowered and instructed, acting for, and in the name of and on behalf of the applicable Petitioner Party (but not the creditors), to execute, or cause to be executed under the seal of such Petitioner Party or otherwise, and to deliver or cause to be delivered for, on behalf of and in the name of such Petitioner Party, all such documents, agreements and instruments and to do or cause to be done all such other acts and things as such director or officer determines to be necessary or desirable in order to carry out the Plan, such determination to be conclusively evidenced by the execution and delivery by such director or officer of such documents, agreements or instruments or the doing of any such act or thing.

A-1

APPENDIX “B”

FORM OF FIRST LIEN NOTEHOLDERS’ RESOLUTION

PLAN RESOLUTION FOR THE SECURED NOTEHOLDERS’ CLASS OF

CATALYST PAPER CORPORATION, THE OTHER PETITIONERS LISTED IN

SCHEDULE “A” TO THE MEETINGS ORDER AND CATALYST PAPER GENERAL

PARTNERSHIP

(collectively, the “Petitioner Parties”)

Plan of Compromise and Arrangement

under the Companies’ Creditors Arrangement Act

Capitalized terms used and not defined herein have the meanings ascribed to them in the Plan of Compromise and Arrangement dated as of March 15,2012 filed by the Petitioner Parties under the Companies’ Creditors Arrangement Act, as may be amended, restated or supplemented (the “Plan”).

BE IT RESOLVED THAT:

1.	the Plan presented to the First Lien Noteholders at the First Lien Noteholders Meeting be and hereby is authorized and approved;

2.

notwithstanding that this resolution has been passed and the Plan has been approved by the First Lien Noteholders and the Court, the directors of the Petitioner Parties be and hereby are authorized and empowered to amend or not proceed with this resolution in accordance with the Plan; and

3.

any directors or officers of the Petitioner Parties are hereby authorized, empowered and instructed, acting for, and in the name of and on behalf of the applicable Petitioner Party (but not the creditors), to execute, or cause to be executed under the seal of such Petitioner Party or otherwise, and to deliver or cause to be delivered for, on behalf of and in the name of such Petitioner Party, all such documents, agreements and instruments and to do or cause to be done all such other acts and things as such director or officer determines to be necessary or desirable in order to carry out the Plan, such determination to be conclusively evidenced by the execution and delivery by such director or officer of such documents, agreements or instruments or the doing of any such act or thing.

B-1

APPENDIX “C”

PLAN OF COMPROMISE AND ARRANGEMENT

C-1

NO. S120712 VANCOUVER REGISTRY

IN THE SUPREME COURT OF BRITISH COLUMBIA

IN THE MATTER OF THE COMPANIES’ CREDITORS ARRANGEMENT ACT,

R.S.C. 1985, c. C-36, AS AMENDED

AND

IN THE MATTER OF CATALYST PAPER CORPORATION

AND THE PETITIONERS LISTED IN SCHEDULE “A”

PETITIONERS

PLAN OF COMPROMISE AND ARRANGEMENT

PURSUANT TO THE

COMPANIES’ CREDITORS ARRANGEMENT ACT (CANADA)

concerning, affecting and involving

CATALYST PAPER CORPORATION AND THE

PETITIONERS LISTED IN SCHEDULE “A”

March 15, 2012

PLAN OF COMPROMISE AND ARRANGEMENT

PURSUANT TO THE

COMPANIES’ CREDITORS ARRANGEMENT ACT (CANADA)

ARTICLE 1

INTERPRETATION

Section 1.1 Definitions

In the Plan (including the Schedules hereto), unless otherwise stated or unless the context otherwise requires:

“ABL Facility” means the revolving asset based loan facility issued pursuant to an amended and restated credit agreement dated as of May 31, 2011, by JP Morgan Securities LLC and CIBC Asset-Based Lending, Inc.;

“ABL Facility Claims” means all outstanding obligations owed to lenders under the ABL Facility;

“Administration Charge” means the charge granted pursuant to paragraph 39 of the Amended and Restated Initial Order, as more particularly set out therein, in favour of the Monitor, counsel to the Monitor, counsel to the Debtors, and counsel to the Directors;

“Affected Claim” means any Claim that is not an Unaffected Claim;

“Affected Creditor” means any Creditor having an Affected Claim in respect of and to the extent of such Affected Claim;

“Allowed” means, with respect to a Claim against any Debtor, (i) any Claim in respect of which a Proof of Claim has or is deemed to have been timely filed in accordance with the Claims Procedure Order and in respect of which no objection has been interposed within the applicable period fixed by the Claims Procedure Order, or (ii) any Claim that is Allowed pursuant to the Plan, Claims Procedure Order, or a Final Order of the Court;

“Amended and Restated Initial Order” means the Order of the Court dated January 31, 2012, as amended and restated on February 3, 2012, and as subsequently amended by further order of the Court, and as may be further amended, supplemented or varied by the Court;

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in Vancouver, British Columbia, Toronto, Ontario, or New York, New York are authorized or obligated by applicable law to close or otherwise are generally closed;

“Cash Election” means an election made by a General Unsecured Creditor who is not otherwise deemed to be a Convenience Creditor in accordance with the terms of the Meetings Order, in full and final satisfaction of his, her or its Allowed Claim, to deem such Creditor’s Claim equal to CAD $10,000 for distribution purposes, which election shall be deemed a vote in favour of the resolution to approve the Plan at the Unsecured Creditors Meeting in the full filed amount of such Creditor’s Allowed Claim;

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“Cash Election Creditor” means a General Unsecured Creditor who is not otherwise deemed to be a Convenience Creditor who makes a valid Cash Election in accordance with the terms of the Meetings Order;

“Catalyst” means Catalyst Paper Corporation, a corporation incorporated under the CBCA;

“Catalyst Companies” means Catalyst and its Subsidiaries;

“CBCA” means the Canada Business Corporations Act, R. S. C. 1985, c. C-44, as amended;

“CCAA” means the Companies’ Creditors Arrangement Act, R.S.C. 1985, c. C-36, as amended;

“CCAA Charges” means, collectively, the Administration Charge, the DIP Lenders’ Charge, the Critical Suppliers’ Charge, the D&O Charge, the Financial Advisor Charge, the KERP Charge, and any other charge over the Debtors’ assets created by other Order of the Court and included in “Charges” (as such term is defined in the Amended and Restated Initial Order and as such charges may be amended, modified or varied by further Order of the Court);

“CCAA Proceedings” means the CCAA proceedings commenced by the Debtors, being British Columbia Supreme Court Action No. S120712, on the Commencement Date pursuant to the Amended and Restated Initial Order;

“Chapter 15 Proceedings” means the proceedings commenced under chapter 15 of the U.S. Bankruptcy Code on the Commencement Date in the U.S. Court, Case No. 12-10221;

“Claim” means any Pre-Commencement Claim, Restructuring Claim or Directors/Officers Claim;

“Claims Bar Date” means 5:00 p.m. (prevailing Pacific Time) on April 18, 2012, or such other date as may be ordered by the Court;

“Claims Officer” shall have the meaning ascribed to such term in the Claims Procedure Order;

“Claims Procedure Order” means the Order of the Court, dated March 22, 2012, approving and directing the establishment of a procedure for filing Proofs of Claim and resolving Disputed Claims, as amended or varied by further Order;

“Class” means a category of Creditors holding Affected Claims as described more fully in ARTICLE 3 hereof;

“Class A Noteholders” means all holders of Class A Notes;

“Class A Notes” means the 11% senior secured notes due December 15, 2016, in the principal amount of US$280,434,000, issued by Catalyst pursuant to the Class A Notes Indenture;

2

“Class A Notes Indenture” means that certain indenture dated as of March 10, 2010, among Catalyst, the guarantors party thereto, and the First Lien Notes Indenture Trustee, as amended, modified or supplemented prior to the date hereof;

“Class B Noteholders” means all holders of Class B Notes;

“Class B Notes” means the Class B 11% senior secured notes due December 15, 2016, in the principal amount of US$110,000,000, issued by Catalyst pursuant to the Class B Notes Indenture;

“Class B Notes Indenture” means that certain indenture dated as of May 19, 2010, among Catalyst, the guarantors party thereto, and the First Lien Notes Indenture Trustee, as amended, modified or supplemented prior to the date hereof;

“Commencement Date” means January 31, 2012;

“Conditions Precedent” means those conditions precedent to the effectiveness of the Plan set forth in Section 5.1 hereof;

“Consenting Noteholders” means the Initial Supporting Noteholders and all other Noteholders that have signed a joinder to the Restructuring and Support Agreement;

“Convenience Cash Amount” means, in respect of the Allowed Claims of General Unsecured Cash Creditors, cash in an amount equal to 50% of such Creditor’s Allowed Claim for distribution purposes, subject to the Maximum Convenience Claims Pool and the terms hereof;

“Convenience Claim” means a General Unsecured Claim equal to or less than CAD $10,000;

“Convenience Creditor” means a holder of a Convenience Claim;

“Convenience Share Election” means an election made by a Convenience Creditor in accordance with the terms of the Meetings Order to receive, in full and final satisfaction of his, her or its Allowed Claim, such Creditor’s pro rata share of New Common Shares and Warrants allocable to Unsecured Creditors pursuant to the Plan, which election shall be deemed a vote in favour of the resolution to approve the Plan at the Unsecured Creditors Meeting to the extent of such Creditor’s Allowed Claim;

“Convenience Share Election Creditor” means a Convenience Creditor who makes a Convenience Share Election in accordance with the terms of the Meetings Order;

“Court” means the Supreme Court of British Columbia;

“Creditor” means any Person having a Claim and includes, without limitation, the transferee or assignee of a transferred Claim that is recognized as a Creditor in accordance with paragraph 35 of the Claims Procedure Order, or a trustee, liquidator, receiver, manager, or other Person acting on behalf of such Person;

3

“Critical Supplier Order” means that certain Order of the Court, dated February 6, 2012, as may be amended and restated;

“Critical Suppliers” shall have the meaning set forth in paragraph 25 of the Amended and Restated Initial Order, as amended and restated in the Critical Supplier Order, and as may be further amended and restated by Order of the Court;

“Critical Suppliers’ Charge” shall have the meaning set forth in paragraph 25 of the Amended and Restated Initial Order, as amended and restated in the Critical Supplier Order, and as may be further amended and restated by Order of the Court;

“D&O Charge” means the charge in favour of the directors and officers of the Debtors granted pursuant to paragraph 29 of the Amended and Restated Initial Order, paragraph 3 of the Court’s Order dated February 14, 2012, and paragraph 1 of the Court’s Order dated March 8, 2012, as more particularly set out therein;

“Debtors” means Catalyst and the following subsidiaries of Catalyst: 0606890 B.C. Ltd., Catalyst Paper General Partnership, Catalyst Paper Energy Holdings Inc., Catalyst Pulp and Paper Sales Inc., Catalyst Pulp Operations Limited, Catalyst Pulp Sales Inc., Elk Falls Pulp and Paper Limited, Pacifica Poplars Ltd., Catalyst Paper Holdings Inc., Catalyst Paper Recycling Inc., Catalyst Paper (Snowflake) Inc., Catalyst Paper (USA) Inc., Pacifica Papers Sales Inc., Pacifica Papers USA Inc., Pacifica Poplars Inc. and The Apache Railway Company;

“DIP Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent under the DIP Credit Agreement;

“DIP Credit Agreement” means that certain agreement dated as of February 7, 2012, among the Debtors, the DIP Agent, and the DIP Lenders;

“DIP Facility” means the credit facility approved by the Court pursuant to paragraph 41 of the Amended and Restated Initial Order;

“DIP Facility Claims” means all outstanding obligations owed to the DIP Lenders under the DIP Credit Agreement;

“DIP Lenders” means the DIP Agent as lender and the other lenders from time to time party to the DIP Credit Agreement;

“DIP Lenders’ Charge” means the charge in favour of the DIP Lenders granted pursuant to paragraph 45 of the Amended and Restated Initial Order, as more particularly set out therein;

“Director” means any Person who is or was, or may be deemed to be or have been, whether by statute, operation of law or otherwise, a director of any one or more of the Debtors;

“Directors/Officers Claim” means any right or claim of any Person against one or more of the Directors and/or Officers that relates to a Pre-Commencement Claim or a Restructuring Claim, howsoever arising, for which the Directors and/or Officers are by statute or otherwise by law liable to pay in their capacity as Directors and/or Officers or in any other capacity;

4

“Disputed” means, with respect to an Affected Claim, the amount of an Affected Claim (including a contingent Affected Claim which may crystallize upon the occurrence of an event or events occurring after the Commencement Date) or such portion thereof which is not yet Allowed, which is disputed and which is subject to adjudication in accordance with the Claims Procedure Order;

“Disputed Claims Reserve” means the reserve, if any, to be established and maintained by the Debtors or the Monitor, as applicable, which shall be initially comprised of the following:

a.

cash in an aggregate amount equal to the sum of all Convenience Cash Amounts payable pursuant to the terms hereof, subject to the Maximum Convenience Claims Pool, that would have been distributed on the Initial Distribution Date in respect of the Disputed Claims of General Unsecured Cash Creditors, if such Disputed Claims had been Allowed Claims as of such date; and

b.

the New Common Shares and the Warrants that would have been distributed on the Initial Distribution Date in respect of the Disputed Claims of (i) General Unsecured Share Creditors and, (ii) solely to the extent the Maximum Convenience Claims Pool is exceeded, General Unsecured Cash Creditors, if such Disputed Claims had been Allowed Claims as of such date;

which amount, or such lesser amount as the Court may order, shall be held by the Debtors or the Monitor, as applicable, in escrow for distribution in accordance with the Plan;

“Distribution Date” means the date or dates from time to time set in accordance with the provisions of the Plan to effect distributions in respect of the Allowed Claims, including the Final Distribution Date but excluding the Initial Distribution Date;

“DTC” means The Depository Trust Company, through its nominee company Cede & Co.;

“Effective Date” means the Business Day, which date shall be acceptable to the Majority Initial Supporting Noteholders, in consultation with the Initial Supporting Unsecured Noteholders, and in accordance with the Restructuring and Support Agreement, on which (i) the Conditions Precedent have been satisfied, fulfilled or waived in accordance with the terms hereof, as applicable, and (ii) the Monitor has completed and filed its certificate with the Court in accordance with Section 5.3 hereof;

“Effective Time” means the time on the Effective Date when the Monitor has filed its certificate with the Court in accordance with Section 5.3 hereof;

“Electing Noteholder” means any Noteholder who would otherwise have become a “control person” under applicable Canadian securities laws immediately following the Effective Time solely as a result of the Plan who elects, by giving notice in form and manner described in Section 6.6 hereof, to receive the Exchange Warrants instead of Excess New Common Shares;

“Eligible Holder” means a holder of First Lien Notes or Unsecured Notes who is (a) a resident of Canada for the purposes of the Tax Act and any applicable income tax treaty, holding First

5

Lien Notes or Unsecured Notes that meet the definition of “eligible property” for the purposes of the Tax Act, and who is not exempt from tax on income under the Tax Act, or (b) a non-resident of Canada for the purposes of the Tax Act and any applicable income tax treaty, holding First Lien Notes or Unsecured Notes that meet the definition of “eligible property” for the purposes of the Tax Act, and who would be subject to Canadian tax in respect of any gain realized on the disposition of First Lien Notes or Unsecured Notes under the Plan if no tax election described in Section 6.4 hereof were made in respect of such disposition, or (c) a partnership if one or more members of the partnership are described in (a) or (b);

“Equity Interests” means all common shares of Catalyst, including all options, warrants, rights or similar instruments derived from, relating to or convertible, exchangeable or exercisable for common shares, issued and outstanding as of the Effective Date immediately prior to the Effective Time;

“Excess New Common Shares” means such New Common Shares that an Electing Noteholder would have received immediately following the Effective Time that would have resulted in such Electing Noteholder holding in excess of 20% of the total New Common Shares issued on the Effective Date pursuant to the Plan;

“Exchange Warrants” means warrants exercisable commencing immediately after the Effective Time for no additional consideration, pursuant to an agreement between Catalyst and an Electing Noteholder, which agreement shall be in form and substance satisfactory to the Majority Initial Supporting Noteholders and the Initial Supporting Unsecured Noteholders, entitling such Electing Noteholder to acquire New Common Shares in an amount equal to the Excess New Common Shares such Electing Noteholder would otherwise have been entitled to receive pursuant to the Plan had they not elected to receive such warrants;

“Existing Shareholders” means all holders of Equity Interests;

“Exit Facility” means, to the extent necessary, an exit financing facility acceptable to the Majority Initial Supporting Noteholders, in consultation with the Initial Supporting Unsecured Noteholders;

“Final Distribution Date” means a Business Day to be chosen by Catalyst, in consultation with the Monitor and acceptable to the Majority Initial Supporting Noteholders, in consultation with the Initial Supporting Unsecured Noteholders, on which the final distribution shall be made in respect of Allowed Claims, which date shall be a date after all Disputed Claims have been finally determined in accordance with the Claims Procedure Order;

“Final Order” means an Order, ruling or judgment of the Court, or any other court of competent jurisdiction, which has not been reversed, modified or vacated, and is not subject to any stay or appeal, and for which any and all applicable appeal periods have expired;

“Financial Advisor Charge” means the charge in favour of the Debtors’ financial advisors, Perella Weinberg Partners L.P., granted pursuant to paragraph 12 of the Court’s Order dated March 9, 2012, as more particularly set out therein;

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“First Lien Noteholders” means all holders of First Lien Notes, including where applicable beneficial holders of First Lien Notes;

“First Lien Noteholders Meeting” means the meeting of the First Lien Noteholders to be held on the Meeting Date for the purpose of considering and voting on the Plan pursuant to the CCAA, and includes any adjournment, postponement or other rescheduling of such meeting in accordance with the Meetings Order;

“First Lien Notes” means, collectively, the Class A Notes and the Class B Notes;

“First Lien Notes Claims” means all Claims for amounts due in respect of the First Lien Notes, including without limitation outstanding principal and the First Lien Notes Unpaid Interest;

“First Lien Notes Claims Class” means the Class comprising the First Lien Noteholders;

“First Lien Notes Indenture Trustee” means, collectively, Wilmington Trust, National Association, as indenture trustee and Computershare Trust Company of Canada as collateral trustee;

“First Lien Notes Indentures” means the Class A Notes Indenture and the Class B Notes Indenture;

“First Lien Notes Unpaid Interest” means an amount equal to accrued and unpaid interest under the First Lien Notes as of the Effective Date, such interest calculated using the applicable interest rate under the First Lien Notes Indentures, which shall include, where applicable, interest calculated at the default rate thereunder;

“General Unsecured Cash Creditor” means, collectively, (i) Convenience Creditors who have not made a valid Convenience Share Election and (ii) Cash Election Creditors;

“General Unsecured Claims” means all Claims against any Debtor, including Convenience Claims, but not including Unsecured Notes Claims, that have not otherwise been satisfied through arrangements with the Debtors in accordance with the Amended and Restated Initial Order;

“General Unsecured Creditors” means holders of General Unsecured Claims;

“General Unsecured Share Creditor” means, collectively, (i) General Unsecured Creditors who are not Convenience Creditors and have not made a valid Cash Election and (ii) Convenience Share Election Creditors;

“Governmental Priority Claims” means all Claims that fall within section 37 of the CCAA;

“Governmental Entity” means any government, regulatory authority, governmental department, agency, commission, bureau, official, minister, Crown corporation, court, board, tribunal or dispute settlement panel or other law, rule or regulation-making organization or entity: (a) having or purporting to have jurisdiction on behalf of any nation, province, territory or state or any other geographic or political subdivision of any of them; or (b) exercising, or entitled or purporting to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power;

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“Indenture Trustees” means the First Lien Notes Indenture Trustee and the Unsecured Notes Indenture Trustee;

“Information” means information set forth or incorporated in Catalyst’s public disclosure documents filed with applicable Canadian securities regulators and the Securities and Exchange Commission under applicable securities legislation prior to March 15, 2012, or otherwise disclosed by Catalyst in writing to each of the Initial Supporting Noteholders under the Restructuring and Support Agreement prior to March 15, 2012;

“Initial Distribution Date” means a Business Day, as soon as practicable after the Effective Date, to be chosen by Catalyst, in consultation with the Monitor and acceptable to the Majority Initial Supporting Noteholders, in consultation with the Initial Supporting Unsecured Noteholders, on which the first distribution shall be made in respect of Allowed Claims;

“Initial Supporting First Lien Noteholders” means each First Lien Noteholder who has executed the Restructuring and Support Agreement as of March 11, 2012, in respect of its First Lien Notes;

“Initial Supporting Noteholders” means the Initial Supporting First Lien Noteholders and the Initial Supporting Unsecured Noteholders;

“Initial Supporting Unsecured Noteholders” means each Unsecured Noteholder who has executed the Restructuring and Support Agreement as of March 11, 2012, in respect of its Unsecured Notes;

“Intercompany Claim” means any Claim of a Debtor against another Debtor or a non-Debtor Subsidiary against a Debtor;

“KERP” means Catalyst’s key employee retention plan as approved by Order of this Court made March 9, 2012, and as shall be further amended as a Condition Precedent to the implementation of the Plan as set forth in Subsection 5.1 (p) hereof;

“KERP Charge” means the charge in favour of the employee beneficiaries of the KERP granted pursuant to paragraph 6 of the Court’s Order dated March 9, 2012, as more particularly set out therein;

“Law” or “Laws” means all federal, state and provincial codes, conventions, laws, ordinances, policies, by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgments, injunctions, determinations, awards, decrees or other requirements and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity or self-regulatory authority (including the TSX), and the term “applicable” with respect to such laws means such laws as are applicable to the referenced party or its business, undertaking, property or securities and emanate from a person having jurisdiction over the party or parties or its or their business, undertaking, property or securities;

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“Lien” means any valid and enforceable mortgage, charge, pledge, assignment by way of security, lien, hypothec, security interest, deemed trust or other encumbrance granted or arising pursuant to a written agreement or statute or otherwise created by law;

“Management Incentive Plan” means any new management incentive plan approved by the new board of directors of reorganized Catalyst after the Effective Date;

“Majority Initial Supporting Noteholders” means a majority of the Noteholders who executed the Restructuring and Support Agreement as of March 11, 2012, where each such Noteholder will have one vote and a majority of votes will govern;

“Material Adverse Effect” means an event, change or occurrence that, individually or together with any other event, change or occurrence, has a material adverse impact on the financial condition, business or results of operations of the Catalyst Companies (taken as a whole) and shall include, without limitation, the disposition by any of the Catalyst Companies of any material asset without the prior written consent of the Consenting Noteholders; provided, however, that a Material Adverse Effect shall not include and shall be deemed to exclude the impact of: (A) changes in Laws of general applicability or interpretations thereof by courts or governmental or regulatory authorities, (B) any change in the paper industry generally, which does not disproportionately adversely affect the Catalyst Companies, (C) actions and omissions of the Catalyst Companies taken with the prior written consent of the Majority Initial Supporting Noteholders, in consultation with the Initial Supporting Unsecured Noteholders, (D) the effects of compliance with the Restructuring and Support Agreement, including on the operating performance of the Catalyst Companies, (E) the negotiation, execution, delivery, performance, consummation, potential consummation or public announcement of the Restructuring and Support Agreement or the transactions contemplated by the Restructuring and Support Agreement, (F) changes in the market price or trading volume of the First Lien Notes, Unsecured Notes or Equity Interests (it being understood that any cause of any such change may be taken into consideration when determining whether a Material Adverse Effect has occurred); (G) any change in U.S. or Canadian interest rates or currency exchange rates unless such change has a disproportionate effect on the Catalyst Companies; (H) the CCAA Proceedings, the Chapter 15 Proceedings and related costs and expenses being incurred by Catalyst; (I) Catalyst entering into the DIP Credit Agreement; and (J) Catalyst’s common shares being suspended from trading then delisted from the TSX effective March 8, 2012;

“Maximum Convenience Claims Pool” means CAD $2,500,000, funded by the Debtors, which is the aggregate amount of cash available to pay all Convenience Cash Amounts;

“Meeting Date” means April 23, 2012;

“Meetings” means, collectively, the Unsecured Creditors Meeting and the First Lien Noteholders Meeting;

“Meetings Order” means the Order of the Court dated March 22, 2012, setting the Meeting Date, approving the procedures for the Meetings, and authorizing the dissemination of the documents relating thereto;

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“Monitor” means PricewaterhouseCoopers Inc., in its capacity as Court-appointed Monitor pursuant to the Amended and Restated Initial Order;

“New ABL Facility” means any new ABL facility entered into on the Effective Date, acceptable to the Majority Initial Supporting Noteholders, in consultation with the Initial Supporting Unsecured Noteholders;

“New ABL Facility Lender” means the lender(s) under the New ABL Facility;

“New Common Shares” means the new common shares of reorganized Catalyst to be issued pursuant to Section 6.2 hereof;

“New First Lien Coupon Notes” means the secured, first lien coupon notes to be issued on the Effective Date pursuant to Section 6.2 hereof;

“New First Lien Notes” means the secured, first lien notes to be issued on the Effective Date pursuant to Section 6.2 hereof;

“New First Lien Notes Indenture” means the indenture, dated as of the Effective Date, among Catalyst, the guarantors party thereto, and the First Lien Notes Indenture Trustee, pursuant to which the New First Lien Notes and the New First Lien Coupon Notes will be issued, as may be amended, modified or supplemented, which shall be in form and substance acceptable to the Majority Initial Supporting Noteholders and the First Lien Notes Indenture Trustee;

“New First Lien Notes Security” means the guarantees and security to be provided under the New First Lien Notes Indenture;

“New Labour Contracts” means the new labour agreements ratified by the Pulp, Paper and Woodworkers Union of Canada (“PPWC”) and the Communications, Energy and Paperworkers Union of Canada (“CEP”);

“Noteholders” means, collectively, the First Lien Noteholders and the Unsecured Noteholders;

“Officer” means any Person who is or was, or may be deemed to be or have been, whether by statute, operation of law or otherwise, an officer of any one or more of the Debtors;

“Order” means any order of the Court, or another court of competent jurisdiction, in these proceedings;

“Person” means any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate (including a limited liability company and an unlimited liability company), corporation, unincorporated association or organization, governmental authority, syndicate or other entity, whether or not having legal status;

“Plan” means this Plan of Compromise and Arrangement filed by the Debtors pursuant to the CCAA, including the Schedules hereto, as may be amended, varied or supplemented hereafter in accordance with the terms hereof or made at the direction of the Court in the Sanction Order with the consent of the Majority Initial Supporting Noteholders, in consultation with the Initial Supporting Unsecured Noteholders;

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“Plan Equity Value” means $74,500,000;

“Plan Securities” means the New Common Shares, the New First Lien Notes, the New First Lien Coupon Notes, any Exchange Warrants and the Warrants, to be issued pursuant to Section 6.2 hereof and distributed pursuant to Section 6.3 hereof;

“Post-Filing Interest and Costs” means all interest other than the Unpaid Interest accrued or accruing on or after the Commencement Date on or in respect of an Affected Claim and all costs and expenses incurred on or after Commencement Date pursuant to or in respect of an Affected Claim;

“Pre-Commencement Claim” means any right or claim of any Person that may be asserted or made in whole or in part against the Debtors (or any of them), whether or not asserted or made, in connection with any indebtedness, liability or obligation of any kind whatsoever, and any interest accrued thereon or costs payable in respect thereof, in existence on, or which is based on, an event, fact, act or omission which occurred in whole or in part prior to the Commencement Date, at law or in equity, by reason of the commission of a tort (intentional or unintentional), any breach of contract or other agreement (oral or written), any breach of duty (including, without limitation, any legal, statutory, equitable or fiduciary duty), any right of ownership of or title to property or assets or right to a trust or deemed trust (statutory, express, implied, resulting, constructive or otherwise) or for any reason whatsoever against any of the Debtors or any their property or assets, and whether or not any indebtedness, liability or obligation is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, unsecured, present, future, known or unknown, by guarantee, surety or otherwise, and whether or not any right or claim is executory or anticipatory in nature including any right or ability of any Person to advance a claim for contribution or indemnity or otherwise with respect to any matter, action, cause or chose in action whether existing at present or commenced in the future, together with any other rights or claims not referred to above that are or would be claims provable in bankruptcy had the Debtors (or any one of them) become bankrupt on the Commencement Date, and for greater certainty, includes any Tax Claim; provided, however, that “Pre-Commencement Claim” shall not include an Unaffected Claim or any contingent liabilities that may be crystallized in the future under any applicable environmental laws of British Columbia arising from the Debtors’ operations and undertakings at Powell River, Port Alberni and Crofton, all situated in the Province of British Columbia;

“Prior CBCA Proceeding” means the Debtors’ in and out of court restructuring efforts pursuant to the CBCA, including the formulation, preparation, dissemination, and negotiation of a plan of arrangement and the filing of a proceeding in this Court;

“Proof of Claim” means the form to be completed and filed by a Creditor, in accordance with the Claims Procedure Order, setting forth its proposed Claim(s);

“Record Date” means March 16, 2012;

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“Registered Shareholder” means a holder of Equity Interests as shown on the securities register maintained by or on behalf of Catalyst;

“Released Parties” means, collectively, each in their respective capacities as such, (i) the Officers, employees, legal and financial advisors, and other representatives of the Debtors as of the Commencement Date; (ii) the Directors and their legal and financial advisors; (iii) the First Lien Notes Indenture Trustee, the First Lien Notes Indenture Trustee’s legal advisors, and the First Lien Noteholders; (iv) the members of the Steering Group and any other Initial Supporting Noteholders and their legal and financial advisors; (v) the Initial Supporting Unsecured Noteholders and their legal and financial advisors; (vi) the Unsecured Notes Indenture Trustee and the Unsecured Noteholders; (vii) the Monitor and their legal advisors; and (viii) current and former holders of Equity Interests;

“Required Majority” means, with respect to each Voting Class, a majority in number of Affected Creditors who represent at least two-thirds in value of the Allowed Claims of Affected Creditors who actually vote or are deemed to have voted pursuant to the Meetings Order on the resolution approving the Plan (in person, by proxy or by ballot) at the Meetings, which tally may include, subject to an Order of the Court which may be sought after the Meeting Date, the Claims of other Unsecured Creditors that may be deemed by such Order to vote in favour of the resolution approving the Plan;

“Restructuring and Support Agreement” means the Restructuring and Support Agreement, dated March 11, 2012, among Catalyst, certain of its Subsidiaries, and the Consenting Noteholders;

“Restructuring Claim” means any right or claim of any Person against the Debtors (or any one of them) in connection with any indebtedness, liability or obligation of any kind whatsoever owed by the Debtors (or any one of them) to such Person arising out of the restructuring, disclaimer, resiliation, termination, or breach on or after the Commencement Date of any contract, employment agreement, lease or other agreement or arrangement, whether written or oral, and whether such restructuring, disclaimer, resiliation, termination or breach took place or takes place before or after the date of the Claims Procedure Order, and includes for greater certainty any right or claim of an employee of any of the Debtors arising from a termination of its employment after the Commencement Date; provided, however, that “Restructuring Claim” shall not include an Unaffected Claim;

“Restructuring Expenses” means the expenses provided for in Section 6.11 hereof;

“Sanction Order” means an Order by the Court under the CCAA to, among other things, sanction, authorize and approve the Plan, in a form and substance satisfactory to the Majority Initial Supporting Noteholders, in consultation with the Initial Supporting Unsecured Noteholders;

“Securities” means the First Lien Notes, the Unsecured Notes, and the Equity Interests;

“Steering Group” means the steering group of the First Lien Noteholders;

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“Subsidiaries” means corporations or other Persons in which Catalyst has a direct or indirect controlling equity interest, including any subsidiary body corporate as defined in the CBCA;

“Tax” or “Taxes” means any and all amounts subject to a withholding or remitting obligation and any and all taxes, duties, fees, and other governmental charges, duties, impositions and liabilities of any kind whatsoever whether or not assessed by the Taxing Authorities (including any Claims by any of the Taxing Authorities), including all interest, penalties, fines, fees, other charges and additions with respect to such amount;

“Tax Act” means the Income Tax Act (Canada), as amended;

“Tax Claim” means any Claim against the Debtors (or any of them) for any Taxes in respect of any taxation year or period ending on or prior to the Commencement Date, and in any case where a taxation year or period commences on or prior to the Commencement Date, for any Taxes in respect of or attributable to the portion of the taxation period commencing prior to the Commencement Date and up to and including the Commencement Date. For greater certainty, a Tax Claim shall include, without limitation, any and all Claims of any Taxing Authority in respect of transfer pricing adjustments and any Canadian or non-resident Tax related thereto;

“Taxing Authorities” means Her Majesty the Queen, Her Majesty the Queen in right of Canada, Her Majesty the Queen in right of any province or territory of Canada, the Canada Revenue Agency, any similar revenue or taxing authority of each and every province or territory of Canada and any political subdivision thereof, and any Canadian or foreign governmental authority, and “Taxing Authority” means any one of the Taxing Authorities;

“TSX” means the Toronto Stock Exchange;

“Unaffected Claim” means, subject to further order of the Court:

a.

any right or claim of any Person that may be asserted or made in whole or in part against the Debtors (or any of them) in connection with any indebtedness, liability or obligation of any kind which arose in respect of obligations first incurred on or after the Commencement Date (other than Restructuring Claims and Directors/Officers Claims) and any interest thereon, including any obligation of the Debtors toward creditors who have supplied or shall supply services, utilities, goods or materials or who have or shall have advanced funds to the Debtors on or after the Commencement Date, but only to the extent of their claims in respect of the supply of such services, utilities, goods, materials or funds on or after the Commencement Date;

b.	any Claim secured by any CCAA Charge;

c.	that portion of a Claim arising from a cause of action for which the Debtors are covered by insurance, but only to the extent of such coverage;

d.	any ABL Facility Claim;

e.	any DIP Facility Claim;

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f.	any Intercompany Claim;

g.	any Claim referred to in sections 6(3), 6(5) and 6(6) of the CCAA;

h.	any Governmental Priority Claim;

i.

any claims with respect to reasonable fees and disbursements of counsel of any Debtor, the Monitor, a Claims Officer, any Assistant (as defined in paragraph 5 of the Amended and Restated Initial Order), or any financial advisor retained by any of the foregoing, as approved by the Court to the extent required;

j.

any Claim of any employee of the Debtors (or any of them) employed by the Debtors (or any of them) as of the Commencement Date, but only in respect of a Claim for wages, including vacation pay and banked time;

k.	any Claim secured by a Lien other than the First Lien Notes Claims; and

1.	any Claim existing on the Commencement Date that has been satisfied, cured or rectified on or before the date of the Sanction Order;

“Unpaid Interest” means, collectively, the First Lien Notes Unpaid Interest and the Unsecured Notes Unpaid Interest;

“Unsecured Claims” means the Unsecured Notes Claims and the General Unsecured Claims, including Convenience Claims;

“Unsecured Claims Class” means the Class comprising the Unsecured Claims;

“Unsecured Creditors” means the Unsecured Noteholders and the General Unsecured Creditors;

“Unsecured Creditors Meeting” means the meeting of the Unsecured Creditors to be held on the Meeting Date for the purpose of considering and voting on the Plan pursuant to the CCAA, and includes any adjournment, postponement or other rescheduling of such meeting;

“Unsecured Noteholders” means all holders of Unsecured Notes, including where applicable beneficial holders of Unsecured Notes;

“Unsecured Notes” means the 7 3/8 % senior notes due March 1, 2014, in the principal amount of $250,000,000 issued by Catalyst pursuant to the Unsecured Notes Indenture;

“Unsecured Notes Claims” means all Claims for amounts due in respect of the Unsecured Notes, including without limitation outstanding principal and the Unsecured Notes Unpaid Interest;

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“Unsecured Notes Indenture” means that certain indenture, dated as of March 23, 2004, among Catalyst, the guarantors party thereto and the Unsecured Notes Indenture Trustee, as trustee, as amended, modified or supplemented prior to the date hereof;

“Unsecured Notes Indenture Trustee” means Wells Fargo Bank, National Association;

“Unsecured Notes Unpaid Interest” means an amount equal to the accrued and unpaid interest under the Unsecured Notes as of the Effective Date, such interest calculated using the applicable contract rate under the Unsecured Notes Indenture;

“U.S. Bankruptcy Code” means title 11 of the United States Code, as amended;

“U.S. Court” means the United States Bankruptcy Court for the District of Delaware;

“Voting Classes” means the Unsecured Claims Class and the First Lien Notes Claims Class;

“Warrants” means the warrants, with a cashless exercise feature, exercisable in the four year period following the Effective Date for 15% of the fully diluted New Common Shares as of the Effective Date at a strike price equal to the Plan Equity Value plus 50%, to be issued on the Effective Date pursuant to Section 6.2 hereof; and

“Warrant Agreement” means the warrant agreement to be entered into among Catalyst and a warrant agent designated by the Debtors, the Majority Initial Supporting Noteholders, and the Initial Supporting Unsecured Noteholders, on or before the Effective Date, pursuant to which the Warrants will be issued, as may be amended, modified or supplemented, which shall be in form and substance satisfactory to the Majority Initial Supporting Noteholders and the Initial Supporting Unsecured Noteholders.

Section 1.2 Accounting Terms.

All accounting terms not otherwise defined herein shall have the meaning ascribed to them in accordance with Canadian generally accepted accounting principles including those prescribed by the Canadian Institute of Chartered Accountants.

Section 1.3 Articles of Reference

The terms “hereof”, “hereunder”, “herein” and similar expressions refer to the Plan and not to any particular article, section, subsection, clause or paragraph of the Plan and include any agreements supplemental hereto. In the Plan, a reference to an article, section, subsection, clause or paragraph shall, unless otherwise stated, refer to an article, section, subsection, clause or paragraph of the Plan.

Section 1.4 Interpretation Not Affected by Headings

The division of the Plan into articles, sections, subsections, clauses and paragraphs and the insertion of a table of contents and headings are for convenience of reference only and shall not affect the construction or interpretation of the Plan.

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Section 1.5 Date for Any Action

In the event that any date on which any action is required to be taken hereunder is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

Section 1.6 Time

All times expressed herein are local time in Vancouver, British Columbia, Canada unless otherwise stipulated.

Section 1.7 Definitions in the CCAA

A word or words with initial capitalized letters used herein and not defined herein but defined in the CCAA shall have the meaning ascribed thereto in the CCAA as of the date hereof unless the context otherwise requires.

Section 1.8 Number, Etc.

In the Plan, where the context requires, a word importing the singular number shall include the plural and vice versa; a word or words importing gender shall include all genders and the words “including” and “includes” mean “including (or includes) without limitation”.

Section 1.9 Currency

Unless otherwise specified, all references to monetary amounts are to lawful currency of the United States of America. All Affected Claims denominated in a currency other than U.S. Dollars shall, for the purposes of the Plan, be converted to and shall constitute obligations in U.S. dollars, such calculation to be effected using the Bank of Canada noon spot rate on the Commencement Date (exchange rate conversion on such date was: USD $1.00 = CAD $1.0052).

Section 1.10 Statutory References

Except as provided herein, any reference in the Plan to a statute includes all regulations and rules made thereunder, all amendments to such statute, regulation or rules in force from time to time, and any statute, regulation or rule that supplements or supersedes such statute or regulation.

Section 1.11 Governing Law

The Plan shall be governed by and construed in accordance with the Laws of the Province of British Columbia and the federal Laws of Canada applicable thereto. All questions as to the interpretation or application of the Plan and all proceedings taken in connection with the Plan shall be subject to the exclusive jurisdiction of the Court.

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ARTICLE 2

PURPOSE AND EFFECT OF PLAN

Section 2.1 Purpose

The purpose of the Plan is to effect a compromise of Affected Claims to enable the Debtors’ businesses to continue, and to maximize the recovery of the Debtors’ Creditors. Ensuring the continuance of the Debtors’ businesses will significantly benefit all stakeholders, including the Debtors’ many current and former employees, trade suppliers, customers, and the communities in which the Debtors operate. The successful implementation of this Plan will provide greater benefits to all Persons with an economic interest in the Debtors than would result from the bankruptcy of the Debtors, which benefits will have far-reaching positive effects on the economy as a whole.

Section 2.2 Agreement

The Plan is made pursuant and subject to the provisions of the Restructuring and Support Agreement.

Section 2.3 Affected Creditors

On the Effective Date, the Plan will be binding on each Debtor and all Affected Creditors to the extent of their Affected Claims. For greater certainty, the terms “Claim” and “Affected Claim” do not include any obligation of the Debtors to any current employee, former employee, retired employee, pension plan member or beneficiary, or a pension plan administrator, in respect of any registered pension plan, non-registered pension plan, health benefit or any other employment-related or post-retirement entitlement or benefit in effect at the Commencement Date including, without limitation, any pension “bridging” benefits and “top-up” benefits and such obligations shall not be affected by the Plan.

Section 2.4 Existing Shareholders

On the Effective Date, the Plan will be binding on Catalyst and all Existing Shareholders. Existing Shareholders shall not receive a distribution under the Plan or otherwise recover anything in respect of their Equity Interests. All existing Equity Interests shall be cancelled and extinguished on the Effective Date.

Section 2.5 Unaffected Persons

Holders of Unaffected Claims will not be affected, to the extent of their Unaffected Claims, by the compromises set out in the Plan.

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ARTICLE 3

CLASSIFICATION AND TREATMENT OF AFFECTED CLAIMS

Section 3.1 Classification of Affected Claims

All Affected Claims are classified into two Voting Classes—the First Lien Notes Claims Class and the Unsecured Claims Class.

The First Lien Notes Claims Class consists of the First Lien Notes Claims. The Unsecured Claims Class consists of both the Unsecured Notes Claims and the General Unsecured Claims.

Section 3.2 Treatment of Affected Claims

An Affected Claim shall receive distributions as set forth below only to the extent that such Claim is an Allowed Claim and has not been paid, released, or otherwise satisfied prior to the Effective Date.

First Lien Notes Claims Class

a.

The First Lien Notes Claims shall be an Allowed Claim, and for the purposes of distribution shall be in the aggregate principal amount of $384,534,000, comprised of (i) $280,434,000 on account of the Class A Notes and (ii) $104,100,000 on account of the Class B Notes, plus the First Lien Notes Unpaid Interest.

b.

On or as soon as reasonably practicable after the Effective Date, the First Lien Notes shall be cancelled, and in full and final satisfaction of and in exchange for all Allowed First Lien Notes Claims,

i.	each Class A Noteholder as of the Effective Date shall receive:

1)	in respect of the principal amount of such holder’s Class A Notes, its pro rata share of:

a.	the New First Lien Notes in the aggregate principal amount of $237,000,000,

b.

8,751,960 New Common Shares (which shall equal 58.3464% of the New Common Shares), subject to dilution only from New Common Shares granted to holders of the Warrants, and any Management Incentive Plan, and

2)

in respect of the accrued and unpaid interest on such holder’s Class A Notes, its pro rata share of the New First Lien Coupon Notes in the aggregate principal amount equal to the First Lien Notes Unpaid Interest in respect of the Class A Notes; and

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ii.	each Class B Noteholder as of the Effective Date shall receive:

1)	in respect of the principal amount of such holder’s Class B Notes, its pro rata share of

a.	the New First Lien Notes in the aggregate principal amount of $88,000,000,

b.

3,248,040 New Common Shares (which shall equal 21.6536% of the New Common Shares), subject to dilution only from New Common Shares granted to holders of the Warrants, and any Management Incentive Plan, and

2)

in respect of the accrued and unpaid interest on such holder’s Class B Notes, its pro rata share of the New First Lien Coupon Notes in the aggregate principal amount equal to the First Lien Notes Unpaid Interest in respect of the Class B Notes.

Unsecured Claims Class

Unsecured Notes Claims

a.	The Unsecured Notes Claims shall be an Allowed Claim, and for the purposes of distribution shall be in the aggregate principal amount of $250,000,000 plus the Unsecured Notes Unpaid Interest.

b.

On or as soon as reasonably practicable after the Effective Date, the Unsecured Notes shall be cancelled and, in full and final satisfaction of and in exchange for all Allowed Unsecured Notes Claims, each Unsecured Noteholder as of the Effective Date shall receive its pro rata share (calculated by reference to the aggregate amount of all Unsecured Notes Claims plus all Allowed General Unsecured Claims) of:

i.	3,000,000 New Common Shares (which shall equal 20% of the New Common Shares), subject to dilution only from New Common Shares granted to holders of the Warrants, and any Management Incentive Plan, and

ii.	the Warrants.

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General Unsecured Claims

a.

On or as soon as reasonably practicable after the Effective Date, in full and final satisfaction of and in exchange for all Allowed General Unsecured Claims, each holder of an Allowed General Unsecured Claim shall receive:

i.	if such holder is a General Unsecured Share Creditor, its pro rata share (calculated by reference to the aggregate amount of all Unsecured Notes Claims plus all Allowed General Unsecured Claims) of:

1)	3,000,000 New Common Shares (which shall equal 20% of the New Common Shares), subject to dilution only from New Common Shares granted to holders of the Warrants, and any Management Incentive Plan, and

2)	the Warrants; or

ii.	if such holder is a General Unsecured Cash Creditor:

1)	such holder’s Convenience Cash Amount, to an aggregate limit of the Maximum Convenience Claims Pool, or, if applicable,

2)	to the extent that the aggregate of all Convenience Cash Amounts would exceed the Maximum Convenience Claims Pool:

a.	in respect of two (2) times the amount of cash to be received, such holder’s pro rata share of the Maximum Convenience Claims Pool, and

b.

in respect of the balance of such holder’s Allowed Claim, such holder’s pro rata share (calculated by reference to the aggregate amount of all Unsecured Notes Claims plus all Allowed General Unsecured Claims) of the following Plan Securities otherwise allocable to General Unsecured Creditors:

i.	New Common Shares, and

ii.	the Warrants.

New Common Shares that would otherwise have been allocable to General Unsecured Cash Creditors shall not be issued under the Plan. Such non-issuance will result in an adjustment to the number of New Common Shares to be issued and the percentage distribution to Creditors set forth in this Section 3.2.

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Section 3.3 Voting by Affected Creditors

First Lien Noteholders shall be entitled to attend and vote at the First Lien Noteholders Meeting. Unsecured Creditors, including Unsecured Noteholders and General Unsecured Creditors (including Convenience Creditors) shall be entitled to attend and vote at the Unsecured Creditors Meeting; provided, however, that, in accordance with the Meetings Order, Creditors who have made a valid Cash Election or Convenience Share Election shall be deemed to vote in favour of the Plan and shall not be entitled to vote at the Unsecured Creditors Meeting. For greater certainty, only those Noteholders who have beneficial ownership of a Claim as of the Record Date shall be entitled to vote at the Meetings pursuant to and in accordance with the Meetings Order.

Affected Creditors with Disputed Claims shall be entitled to attend the Meetings and cast a vote in respect of the Plan. The Monitor shall keep a separate record and tabulation of any votes cast in respect of Disputed Claims. The Monitor shall report the result of the vote and the tabulation of votes of Allowed Claims and Disputed Claims to the Court and, if the decision by Affected Creditors whether to approve or reject the Plan is affected by the votes cast in respect of the Disputed Claims, Catalyst shall seek direction from the Court in respect thereof. The fact that a Disputed Claim is allowed for voting purposes shall not preclude Catalyst or the Monitor from disputing the Disputed Claim for distribution purposes.

Section 3.4 Approval by Affected Creditors

In order to be approved by the Affected Creditors, the Plan must receive an affirmative vote, in accordance with the provisions of the Meetings Order, by the Required Majority in each Voting Class.

Section 3.5 Unaffected Claims

Notwithstanding anything to the contrary herein, no Creditor shall be entitled to vote or receive any distributions under the Plan in respect of an Unaffected Claim. Nothing in the Plan shall affect the Debtors’ rights and defences with respect to any Unaffected Claim.

Section 3.6 Disputed Claims

Affected Creditors with Disputed Claims on the Effective Date shall not be entitled to receive any distribution hereunder with respect to such Disputed Claims unless and until such Claim becomes an Allowed Claim. A Disputed Claim shall be referred for resolution in the manner set out in the Claims Procedure Order. Distributions pursuant to Section 6.5 shall be paid in respect of any Disputed Claim that is finally resolved or settled and becomes an Allowed Claim in accordance with the Claims Procedure Order.

Section 3.7 Extinguishment of Claims

As of and from the Effective Time and in accordance with the provisions of the Sanction Order, the treatment of Affected Claims under the Plan (including Allowed Claims and Disputed Claims) shall be final and binding on the Debtors and all Affected Creditors (and their respective heirs, executors, administrators, legal personal representatives, successors and assigns) and all

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Affected Claims shall be released and discharged as against the Debtors and the Debtors shall thereupon be released from all Affected Claims, other than the obligations of the Debtors to make payments in the manner and to the extent provided for in the Plan; provided, however, that such discharge and release shall be without prejudice to the right of a holder of a Disputed Claim to prove such Disputed Claim so that such Disputed Claim becomes an Allowed Claim entitled to receive consideration under Section 6.3 hereof.

Section 3.8 Set Off

Despite any other provision of the Plan, the law of set off applies to all claims made by or against a Debtor (including Claims) to the same extent as if such Debtor were plaintiff or defendant, as the case may be. However, a Person may only set off as against a Claim, including a Restructuring Claim, an obligation of such Person to the Debtor (that is otherwise the proper subject of set off) and that existed on or before the Commencement Date and a Person may only set off as against a claim by such Person against a Debtor arising after the Commencement Date, an obligation of such Person to such Debtor arising after the Commencement Date (that is otherwise the proper subject of set off).

Section 3.9 Governmental Priority Claims

Within six months after the date of the Sanction Order, each Debtor incorporated in Canada shall pay in full to any applicable Governmental Entities all amounts that were outstanding at the Commencement Date and are of a kind that could be subject to a demand under:

a.	subsection 224(1.2) of the Tax Act;

b.

any provision of the Canada Pension Plan or of the Employment Insurance Act that refers to subsection 224(1.2) of the Tax Act and provides for the collection of a contribution, as defined in the Canada Pension Plan, or an employee’s premium, or employer’s premium, as defined in the Employment Insurance Act, or a premium under Part VII.1 of that Act, and of any related interest, penalties or other amounts; or

c.

any provision of provincial legislation that has a similar purpose to subsection 224(1.2) of the Tax Act, or that refers to that subsection, to the extent that it provides for the collection of a sum, and of any related interest, penalties or other amounts, where the sum:

i.	has been withheld or deducted by a person from a payment to another person and is in respect of a tax similar in nature to the income tax imposed on individuals under the Tax Act; or

ii.

is of the same nature as a contribution under the Canada Pension Plan if the province is a “province providing a comprehensive pension plan” as defined in subsection 3(1) of the Canada Pension Plan and the provincial legislation establishes a “provincial pension plan” as defined in that subsection.

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ARTICLE 4

SANCTION ORDER

Section 4.1 Application for Sanction Order

As soon as reasonably practicable following the approval of the Plan by the Required Majorities, the Debtors shall bring a motion seeking the Sanction Order for prompt hearing by the Court and in accordance with the timeline set forth in the Restructuring and Support Agreement.

Section 4.2 Effect of the Sanction Order

In addition to approving and sanctioning the Plan, and subject to the discretion of the Court, the Sanction Order shall, among other things and without limitation:

a.	declare that:

i.	the Plan has been approved by the Required Majorities of Affected Creditors in conformity with the CCAA;

ii.	the Debtors have complied with the provisions of the CCAA and the Orders made in the CCAA Proceedings in all respects;

iii.	the Court is satisfied that the Debtors have not done nor purported to do anything that is not authorized by the CCAA; and

iv.	the Plan and transactions contemplated thereby are procedurally and substantively fair and reasonable to Affected Creditors;

b.	direct and authorize the Debtors and the Monitor to fulfill their obligations under the Plan, including to complete the transactions and distributions contemplated under the Plan;

c.	confirm the effect of the Claims Procedure Order, including, without limitation, the effect of the Claims Bar Date, and the releases, waivers, injunctions and prohibitions provided thereunder;

d.	confirm the effect of the Meetings Order;

e.

effective on the Effective Date, declare that the compromises, waivers, releases and injunctions effected by the Plan are approved, binding, and effective as herein set out on all Affected Creditors, Existing Shareholders, and all other Persons affected by the Plan;

f.	continue the stay of proceedings contained in the Amended and Restated Initial Order until the CCAA Proceedings are terminated by Order of the Court;

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g.

confirm that the CCAA Charges as provided in the Amended and Restated Initial Order shall continue in effect until such time as the CCAA Proceedings are terminated and all obligations secured thereby are paid in full or as may be otherwise secured, satisfied or arranged;

h.

effective on the Effective Date, upon completion of the distribution of the Plan Securities pursuant to the Plan to the applicable Affected Creditors or into the Disputed Claims Reserve, and except as otherwise provided in the Plan, declare that all notes, shares, instruments, certificates, indentures, guarantees, and other documents or agreements evidencing the First Lien Notes Claims, the Unsecured Notes Claims, and Equity Interests, including, without limitation, the First Lien Notes, the Unsecured Notes, the First Lien Notes Indentures, and the Unsecured Notes Indenture, are deemed cancelled and are of no further force or effect, whether surrendered for cancellation or otherwise, and the obligations of the Debtors thereunder or in any way related thereto are satisfied and discharged, except to the extent expressly set forth in Section 6.07 of the Unsecured Notes Indenture and Section 6.06 of the First Lien Notes Indenture;

i.

declare that the First Lien Notes Indenture Trustee shall be authorized to execute releases of the property and other assets included in the Collateral (as such term is defined in the First Lien Notes Indenture) from the Liens created by the Collateral Documents (as such term is defined in the First Lien Notes Indenture), in the forms prepared by the Debtors, at the written request of the Debtors (without the delivery of an officer’s certificate or opinion), subject to paragraph (h) above;

j.	effective as of the Effective Date, release all Post-Filing Interest and Costs;

k.

declare that the appointment of the Claims Officer shall cease as of the Effective Time except with respect to matters to be completed pursuant to the Plan after the Effective Time (including the resolution of any Disputed Claims pursuant to the Claims Procedure Order);

l.

declare that, as of and from the Effective Time and except to the extent expressly contemplated by the Plan, all obligations or agreements to which any Debtor is a party (including all equipment leases and real property leases) shall be and remain in full force and effect, unamended as of the Effective Date, unless terminated, disclaimed or repudiated by a Debtor in the CCAA Proceedings, and no Person who is a party to any such obligation or agreement shall, on or after the Effective Date, accelerate, terminate, rescind, refuse to renew, refuse to perform or otherwise repudiate its obligations thereunder, or enforce or exercise, or purport to enforce or exercise, any right (including any right of set off, combination of accounts, dilution, buy out, divestiture, forced purchase or sale option or other remedy) or make any demand under or in respect of any such obligation or agreement, by reason of:

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i.

any event or events which occurred on or before the Effective Date and is not continuing after the Effective Date or which is or continues to be suspended or waived under the Plan, which would have entitled any party thereto to enforce such rights or remedies (including defaults or events of default arising as a result of the insolvency of any Debtor);

ii.	any Debtor having sought or obtained relief under the CCAA; or

iii.	any compromises, arrangements, reorganizations or transactions effected pursuant to the Plan; and

m.

effective on the Effective Date, permanently enjoin the commencement or prosecution, whether directly, derivatively or otherwise, of any demands, claims, actions, counterclaims, suits, judgements, or other remedy or recovery with respect to any indebtedness, liability, obligation or cause of action released, discharged or terminated pursuant to the Plan.

ARTICLE 5

CONDITIONS PRECEDENT TO PLAN IMPLEMENTATION

Section 5.1 Conditions of Plan Implementation

The implementation of the Plan is conditional on the satisfaction or waiver (subject to Section 5.2 hereof) on or before the Effective Date of the following conditions, in a manner satisfactory to Majority Initial Supporting Noteholders, in consultation with the Initial Supporting Unsecured Noteholders:

a.	since December 31, 2011, there shall have been no Material Adverse Effect except as disclosed in the Information;

b.	the following shall have occurred by the dates set forth below:

i.	the Meetings shall have occurred no later than April 23, 2012;

ii.	the Plan shall have been approved by the Required Majorities of each Voting Class;

iii.	the Sanction Order shall have been obtained no later than April 25, 2012 in accordance with Section 4.2 hereof;

iv.

Catalyst shall have obtained an Order from the U.S. Court under chapter 15 of the U.S. Bankruptcy Code recognizing that the Sanction Order is in full force and effect in the United States, which Order be satisfactory to the Majority Initial Supporting Noteholders, in consultation with the Initial Supporting Unsecured Noteholders, and shall have become a Final Order; and

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v.	the Sanction Order shall have become a Final Order;

or such later date as may be agreed to among the Debtors and the Majority Initial Supporting Noteholders, in consultation with the Initial Supporting Unsecured Noteholders, and in accordance with the Restructuring and Support Agreement;

c.

there shall have been no breach in any material respect by the Debtors of any of the obligations, representations, warranties, or covenants of the Debtors set forth in the Restructuring and Support Agreement;

d.

the New First Lien Notes Security shall have been executed and delivered, together with standard supporting authorizing documents, and legal opinions from counsel to the applicable Catalyst Companies, in form and content reasonably satisfactory to the Majority Initial Supporting Noteholders and the First Lien Notes Indenture Trustee, and registrations to perfect the liens created thereunder shall have been completed with the priority contemplated by the New First Lien Notes Indenture;

e.

Catalyst shall have entered into agreements with respect to the New ABL Facility and Exit Facility, if any, which agreements shall be satisfactory to the Majority Initial Supporting Noteholders, in consultation with the Initial Supporting Unsecured Noteholders, and an intercreditor agreement entered into between the New ABL Facility Lender and the First Lien Noteholders or the First Lien Notes Indenture Trustee satisfactory to the Majority Initial Supporting Noteholders, subject to Section 5.2 hereof;

f.

all amounts owing by Catalyst pursuant to or in respect of the ABL Facility Claims (including by payment into escrow with the Monitor of any such amounts disputed as owing) shall have been paid in full in cash and the discharge on or before implementation of all security with respect thereto;

g.

the New First Lien Notes Indenture, New First Lien Notes Security, Warrant Agreement, and all related agreements and other documents necessary to consummate the Plan shall have become effective, subject only to implementation of the Plan;

h.

all agreements and other documents and other instruments relating to the Plan shall be in form and content satisfactory to the Majority Initial Supporting Noteholders, in consultation with the Initial Supporting Unsecured Noteholders, as applicable and as set forth in the Restructuring and Support Agreement;

i.

any applicable governmental, regulatory and judicial consents or orders, and other similar consents and approvals, and all filings with all governmental authorities, securities commissions and other regulatory authorities having jurisdiction, in each case to the effect necessary for the completion of the transactions contemplated by the Plan or any aspect thereof, shall have been made, obtained or received and are not subject to any reversal or stay;

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j.	reorganized Catalyst shall be a reporting issuer in certain provinces of Canada;

k.

the Debtors shall have taken all necessary corporate actions and proceedings in connection with the Plan, including the execution and filing of any articles of amendment or reorganization or other document to implement the Plan, which shall be in form and substance satisfactory to the Majority Initial Supporting Noteholders, in consultation with the Initial Supporting Unsecured Noteholders;

l.	all agreements and documents necessary to implement and give effect to the Plan shall have been executed and delivered by all relevant Persons;

m.	all steps, conditions and documents necessary to the implementation of the Plan (including without limitation those set out above) are capable of being implemented on or before the Effective Date;

n.	no action shall have been instituted and be continuing on the Effective Date for an injunction to restrain, a declaratory judgement in respect of, or damages on account of, or relating to, the Plan;

o.

the PPWC and CEP shall have ratified the New Labour Contracts and such New Labour Contracts shall not have been objected to by the Majority Initial Supporting Noteholders, in consultation with the Initial Supporting Unsecured Noteholders, in accordance with the terms of the Restructuring and Support Agreement;

p.

the letters of credit posted as collateral for the KERP shall have been cancelled in exchange for the KERP Charge, and all cash collateral with respect thereto returned to Catalyst. In addition, the KERP shall have been modified and a Court Order obtained approving same as follows:

Solely with respect to the “Tier I” and “Tier II” beneficiaries of the KERP (as identified in the KERP), the retention payments scheduled under the KERP shall be made as follows:

i.	45% (or $1.9 million) to be paid on December 31, 2012;

ii.	25% (or $1 million) to be paid on December 31, 2013; and

iii.	30% (or $1.3 million) to be paid in equal percentage as the percentage amortization of the New First Lien Coupon Notes;

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or in another manner acceptable to the Majority Initial Supporting Noteholders, in consultation with the Initial Supporting Unsecured Noteholders; and

q.	the Restructuring Expenses incurred through and including the Effective Date shall have been paid in full or otherwise satisfied or arranged.

Section 5.2 Waiver of Conditions.

Any Condition Precedent other than any statutory requirements regarding the voting, approval and sanctioning of the Plan pursuant to the provisions of the CCAA may only be waived by the Debtors with the written consent of the Majority Initial Supporting Noteholders, in consultation with the Initial Supporting Unsecured Noteholders, and, to the extent that any such waiver implicates any right or duty of the First Lien Notes Indenture Trustee under the First Lien Notes Indenture or the Unsecured Notes Indenture Trustee under the Unsecured Notes Indenture, the applicable Indenture Trustee.

Section 5.3 Monitor’s Certificate

Upon being advised in writing by counsel for the Debtors and counsel for the Initial Supporting Noteholders that the Conditions Precedent have been satisfied or waived in accordance with Section 5.2 hereof and that the Plan is capable of being implemented, the Monitor shall file with the Court a certificate stating that all Conditions Precedent of the Plan have been satisfied or waived in accordance with the Plan and that the Plan is capable of being implemented forthwith.

Section 5.4 Failure to Satisfy Conditions Precedent

If the Conditions Precedent are not satisfied or waived in accordance with Section 5.2 hereof on or before the day which is 21 days after the date on which the Sanction Order is issued or such later date as may be specified by the Debtors (with the consent of the Majority Initial Supporting Noteholders, in consultation with the Initial Supporting Unsecured Noteholders, and in accordance with the Restructuring and Support Agreement), the Plan shall not be implemented and the Plan and the Sanction Order shall cease to have any further force or effect.

ARTICLE 6

IMPLEMENTATION OF PLAN

Section 6.1 Cancellation of Securities and Indentures

On the Effective Date, upon completion of the distribution of the Plan Securities pursuant to the Plan to the applicable Affected Creditors or into the Disputed Claims Reserve, and except as otherwise provided in the Plan, all notes, shares, instruments, certificates, indentures, guarantees, and other documents or agreements evidencing the First Lien Notes Claims, the Unsecured Notes Claims, and Equity Interests, including, without limitation, the First Lien Notes, the Unsecured Notes, the First Lien Notes Indentures, and the Unsecured Notes Indenture, shall be deemed automatically cancelled and shall be of no further force or effect, whether surrendered for cancellation or otherwise, and the obligations of the Debtors thereunder or in any way related thereto shall be satisfied and discharged, except to the extent expressly set forth in Section 6.02 of the Unsecured Notes Indenture and Section 6.06 of the First Lien Notes Indenture.

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Section 6.2 Issuance of Plan Securities

1. New First Lien Notes and New First Lien Coupon Notes

On the Effective Date, the New First Lien Notes and the New First Lien Coupon Notes shall be issued pursuant to the New First Lien Notes Indenture.

2. New Common Shares

On the Effective Date, reorganized Catalyst shall issue 15,000,000 New Common Shares or as the same may be reduced in accordance with Section 3.2. Reorganized Catalyst shall be a reporting issuer in certain provinces in Canada and, on or as soon as reasonably practicable after the Effective Date, the New Common Shares and the Warrants shall be approved by the TSX or other securities exchange acceptable to the Majority Initial Supporting Noteholders, in consultation with the Initial Supporting Unsecured Noteholders, subject only to standard listing conditions.

3. Warrants

On the Effective Date, the Warrants shall be issued pursuant to and governed by the terms of the Warrant Agreement.

Section 6.3 Delivery and Allocation Procedures

1. Delivery and Allocation of Plan Securities

Delivery of certificates representing the Plan Securities to which the Affected Creditors are entitled under the Plan shall be made on or before the third (3rd) Business Day following the Effective Date.

The First Lien Notes and the Unsecured Notes are held by DTC. The delivery of interests in Plan Securities in exchange for First Lien Notes or Unsecured Notes, as the case may be, will be made through the facilities of DTC to DTC participants, who, in turn will make delivery of interests in such Plan Securities to the beneficial holders of such First Lien Notes or Unsecured Notes pursuant to standing instructions and customary practices. The Debtors and the Indenture Trustees will have no liability or obligation in respect of any deliveries from DTC, or its nominee, to DTC participants or to beneficial holders.

The delivery of interests in Plan Securities to General Unsecured Creditors in accordance with Section 3.2 hereof will be made by mailing physical certificates to such General Unsecured Creditors by pre-paid ordinary mail to the address specified in such Creditor’s Claims Amount Notice (as such term is defined in the Claims Procedure Order) or Proof of Claim.

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2. Delivery of Cash Consideration

Subject to the Disputed Claims Reserve to be held by the Monitor in escrow, on the Initial Distribution Date and each subsequent Distribution Date, the Monitor shall distribute to each Affected General Unsecured Cash Creditor with an Allowed General Unsecured Claim, such Creditor’s Convenience Cash Amount (or its pro rata share of the Maximum Convenience Claims Pool in the event that the aggregated amount of all Convenience Cash Amounts exceeds the Maximum Convenience Claims Pool) by way of cheque sent by prepaid ordinary mail to the address specified in such Creditor’s Claims Amount Notice (as such term is defined in the Claims Procedure Order) or Proof of Claim.

Section 6.4 Tax Election

An Eligible Holder who is receiving New Common Shares shall be entitled to make an income tax election pursuant to subsection 85(1) of the Tax Act or, if the holder is a partnership, subsection 85(2) of the Tax Act (and in each case, where applicable, the analogous provisions of provincial income tax law) with respect to the transfer of such holder’s First Lien Notes or Unsecured Notes to Catalyst at the amount determined by such Eligible Holder, subject to the limitations set out in subsection 85(1) of the Tax Act (or any applicable tax legislation).

Section 6.5 Disputed Claims

1. No Distribution Pending Allowance

Notwithstanding any other provision of the Plan, no payments or distributions shall be made with respect to all or any portion of a Disputed Claim unless and to the extent it has become an Allowed Claim, in whole or in part.

2. Distributions After Disputed Claims Resolved

a.

On the last Business Day of every month (or such other time as the Debtors may determine in consultation with the Monitor), the Debtors shall distribute, in accordance with Section 6.3 hereof, the appropriate portion of New Common Shares and/or Warrants in the Disputed Claims Reserve to each holder of a Disputed Claim (i) who is a General Unsecured Share Creditor, or (ii) only to the extent the aggregate of all Convenience Cash Amounts exceeds the Maximum Convenience Claims Pool, who is a General Unsecured Cash Creditor, which Claim has become an Allowed Claim on or before the third Business Day prior to a Distribution Date (other than the Final Distribution Date).

b.

On the last Business Day of every month (or such other time as the Monitor may determine in its sole and unfettered discretion), the Monitor shall distribute in accordance with Section 6.3 hereof, the appropriate portion of cash in the Disputed Claims Reserve to each holder of a Disputed Claim who is a General Unsecured Cash Creditor, which Claim has become an Allowed Claim on or before the third Business Day prior to such Distribution Date.

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c.	On the Final Distribution Date, any balance that remains in the Disputed Claims Reserve shall revert to the reorganized Debtors.

Section 6.6 Exchange Warrants

Any Electing Noteholder may, by giving notice to Catalyst, with copies to counsel for the Initial Supporting Noteholders as set forth in Subsection 8.9(ii) hereof, in the form prescribed in the Meetings Order, such notice to be delivered to Catalyst on or prior to the date of the Meetings, elect to receive Exchange Warrants in lieu of any Excess New Common Shares such Noteholder would have otherwise received under the Plan in the absence of providing such notice. Delivery by Catalyst of Exchange Warrants exercisable for a number of New Common Shares equal to the number of Excess New Common Shares an Electing Noteholder would otherwise have received under the Plan but for delivering such notice will satisfy in full the obligation Catalyst would otherwise have had under the Plan to deliver such number of New Common Shares to the Electing Noteholder.

Section 6.7 Withholding Rights

Catalyst, the Monitor and/or the Indenture Trustees shall be entitled to deduct and withhold from any consideration or distribution otherwise payable to any Noteholder or General Unsecured Creditors such amounts as Catalyst, the Monitor and/or the Indenture Trustees are required to deduct and withhold with respect to such payment under Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the securities in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. Catalyst, the Monitor and/or the Indenture Trustees are hereby authorized to sell or otherwise dispose of such portion of the consideration (including to exercise Exchange Warrants, if necessary, provided at no time shall an Electing Noteholder hold in excess of 20% of the New Common Shares) as is necessary to provide sufficient funds to Catalyst, the Monitor and/or the Indenture Trustees, as the case may be, to enable it to comply with such deduction or withholding requirement and Catalyst, the Monitor and/or the Indenture Trustees shall notify the holder thereof and remit any unapplied balance of the net proceeds of such sale.

Section 6.8 Calculations

All amounts of consideration to be received hereunder will be calculated to the nearest cent ($0.01). All calculations and determinations made by Catalyst for the purposes of and in accordance with the Plan, including, without limitation, the allocation of the consideration, shall be conclusive, final and binding upon the Affected Creditors and the Debtors.

Section 6.9 Initial Board of Directors of Reorganized Catalyst

On the Effective Date:

a.	the initial board of directors of reorganized Catalyst shall be composed of seven members;

b.	all existing members of the board shall be deemed to be removed;

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c.

five members of the initial board, designated by the Majority Initial Supporting Noteholders not less than ten days prior to the Effective Date, shall be deemed to be appointed as directors of reorganized Catalyst;

d.

one member of the initial board, designated by the Initial Supporting Unsecured Noteholders not less than ten days prior to the Effective Date, shall be deemed to be appointed as a director of reorganized Catalyst; and

e.	the Chief Executive Officer shall be deemed to be appointed as a director of reorganized Catalyst.

Section 6.10 Initial Management of Reorganized Catalyst

The senior management team upon and immediately following the consummation of the Plan shall be the same as the senior management team immediately prior to consummation of the Plan.

Section 6.11 Restructuring Expenses

In accordance with the Restructuring and Support Agreement, all reasonable and documented fees and expenses, incurred through and including the Effective Date, of the Initial Supporting First Lien Noteholders, the Initial Supporting Unsecured Noteholders, and the First Lien Notes Indenture Trustee, including all reasonable documented fees and expenses incurred by the legal and financial advisors of such parties, shall be paid in cash. Without limiting the foregoing, for the avoidance of doubt, the legal and financial advisors to be paid pursuant to this Section 6.11 include (a) Akin Gump Strauss Hauer & Feld LLP, (b) Fraser Milner Casgrain LLP, (c) Morris, Nichols, Arsht & Tunnell LLP, (d) Moelis & Co., (e) Kelley Drye & Warren LLP, (f) Chaitons LLP, (g) Goodmans LLP, (h) Kramer Levin Naftalis & Frankel LLP, (i) Houlihan Lokey, and (j) one local counsel in any single jurisdiction for each of (i) the Initial Supporting Unsecured Noteholders and (ii) the First Lien Notes Indenture Trustee.

ARTICLE 7

EFFECT OF THE PLAN

Section 7.1 Binding Effect of the Plan

The Plan (including, without limitation, the releases and injunctions contained herein), upon being sanctioned and approved by the Court pursuant to the Sanction Order and the Sanction Order being recognized by the U.S. Court, shall be binding as of the Effective Date on all Persons irrespective of the jurisdiction in which the Persons reside or in which the Claims arose and shall constitute:

a.	a full, final and absolute settlement of all rights of the Affected Creditors and Existing Shareholders;

b.	cancellation of the Equity Interests; and

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c.	an absolute release, satisfaction and discharge of all indebtedness, liabilities and obligations of the Debtors of or in respect of the Affected Claims and Equity Interests.

Section 7.2 Consents, Waivers and Agreements

From and after the Effective Date, each Affected Creditor and other Persons shall be deemed to have consented and to have agreed to all of the provisions of the Plan in its entirety. In particular, each Affected Creditor and other Persons shall be deemed:

a.	to have executed and delivered to the Monitor and the Debtors all consents, releases, assignments and waivers, statutory or otherwise, required to implement and carry out the Plan in its entirety; and

b.

to have waived any and all defaults then existing or previously committed by the Debtors in any covenant, warranty, representation, term, provision, condition or obligations, expressed or implied, in any contract, agreement, mortgage, security agreement, indenture, trust indenture, loan agreement, commitment letter, agreement for sale, lease or other agreement, written or oral and any and all amendments or supplements thereto, existing between any such Affected Creditor or other Person and the Debtors and any and all notices of default and demands for payment under any instrument, including without limitation any guaranty, shall be deemed to have been rescinded.

Section 7.3 Release of Released Parties

As of the Effective Date, to the extent permitted by law, each of the Released Parties shall be released and discharged from any and all demands, claims, liabilities, obligations, causes of action, damages, executions or other recoveries, known or unknown, based in whole or in part on any act or omission, transaction, dealing or other occurrence existing or taking place on or prior to the Effective Date relating to, arising out of, or in connection with the Securities, the First Lien Notes Indentures, the Unsecured Notes Indenture, the Restructuring and Support Agreement, the Plan, the Prior CBCA Proceedings, the CCAA Proceedings, the Chapter 15 Proceedings, and any proceedings commenced with respect to or in connection with the Plan; provided, however, that nothing in this paragraph shall release or discharge any of the Released Parties from or in respect of its obligations under the Plan or the Restructuring and Support Agreement and to comply with and to make the distributions set out therein; provided, further, however, that such release and discharge shall not include any Unaffected Claims against the Debtors; provided, further, however, that nothing herein will release or discharge a Released Party if the Released Party is determined by a Final Order of a court of competent jurisdiction to have committed wilful misconduct or fraud.

Section 7.4 Exculpation

To the extent permitted under applicable law, the Released Parties shall not have or incur any liability for any act or omission in connection with, related to, or arising out of the Prior CBCA Proceedings, the CCAA Proceedings or the Chapter 15 Proceedings, the formulation, preparation, dissemination, negotiation or filing of the Plan and related information circular or

33

any contract, instrument, release or other agreement or document created or entered into in connection with the Plan or related information circular, the pursuit of sanctioning the Plan, the consummation, administration or implementation of the Plan, or the property to be distributed under the Plan, including the issuance of the securities thereunder or under any related agreement; provided, however, that this Section 7.4 shall not include any act or omission that is determined by Final Order of a court of competent jurisdiction to have constituted gross negligence, wilful misconduct or fraud.

Section 7.5 Injunction

All Persons, along with their respective affiliates, present and former officers, directors, employees, associated individuals, auditors, financial advisors, legal counsel, other professionals, sureties, insurers, indemnities, agents, dependents, heirs, representatives and assigns, as applicable, are permanently and forever barred, estopped, stayed and enjoined, on and after the Effective Date, with respect to claims against the Released Parties, from:

a.

commencing, conducting or continuing in any manner, directly or indirectly, any action, suits, demands or other proceedings of any nature or kind whatsoever (including, without limitation, any proceeding in a judicial, arbitral, administrative or other forum) against the Released Parties;

b.

enforcing, levying, attaching, collecting or otherwise recovering or enforcing by any manner or means, directly or indirectly, any judgment, award, decree or order against the Released Parties or their property;

c.

commencing, conducting or continuing in any manner, directly or indirectly, any action, suits or demands, including without limitation by way of contribution or indemnity or other relief, in common law, or in equity, breach of trust or breach of fiduciary duty or under the provisions of any statute or regulation, or other proceedings of any nature or kind whatsoever (including, without limitation, any proceeding in a judicial, arbitral, administrative or other forum) against any Person who makes such a claim or might reasonably be expected to make such a claim in any manner or forum, against one or more of the Released Parties;

d.	creating, perfecting, asserting or otherwise enforcing, directly or indirectly, any lien or encumbrance of any kind; or

e.	taking any actions to interfere with the implementation or consummation of the Plan or the transactions contemplated therein.

This Section 7.5 does not apply to any Unaffected Claims or to the enforcement of any obligations under the Plan.

Section 7.6 Responsibilities of the Monitor

The Monitor is acting in its capacity as Monitor in the CCAA Proceedings and the Monitor will not be responsible or liable for any obligations of the Debtors hereunder. The Monitor will have only those powers granted to it by this Plan, by the CCAA and by any Order of the Court in the CCAA Proceedings, including the Amended and Restated Initial Order.

34

ARTICLE 8

GENERAL

Section 8.1 Amendment

The Debtors shall be entitled, upon prior consultation with the Monitor, at any time and from time to time, to amend, restate, modify or supplement the Plan, provided that:

a.

if made prior to the Meetings, the Debtors (i) obtain the prior consent of the Monitor, (ii) file the amended Plan with the Court, (iii) serve the amended Plan on the parties listed on the service list to these CCAA Proceedings, (iv) provide reasonable notice of the amended Plan to Creditors that have filed proxies with the Monitor to the extent that such Creditors are not on the service list, and (v) request the Monitor to post the amended Plan on the Monitor’s website at www.pwc.com/car-catalystpaper;

b.

if made during a Meeting, (i) the prior consent of the Monitor is obtained, (ii) the amendment would not be materially prejudicial to the interests of any of the Creditors under the Plan, and (iii) notice of the amendment is given to all Creditors eligible to vote and present at the Meetings prior to the vote being taken; in which case the amended Plan shall be promptly posted on the Monitor’s website at www.pwc.com/car-catalystpaper and filed with the Court; and

c.

if made after the Meetings and, without further order of the Court or notice to any Creditor, the Debtors and the Monitor, acting reasonably and in good faith, determine the variation, amendment, modification or supplement in the amended Plan to be (i) of a technical or administrative nature that would not prejudice the interests of any of the Creditors under the Plan and (ii) necessary in order to give effect to the substance of the Plan or the Sanction Order;

provided, however, that the Plan may not be modified, amended or supplemented in any manner without the express written consent of the Majority Initial Supporting Noteholders, in consultation with the Initial Supporting Unsecured Noteholders, and, solely to the extent of any modification, amendment or supplement materially inconsistent with the Restructuring and Support Agreement, without the express written consent of the Initial Supporting Unsecured Noteholders.

Section 8.2 Paramountcy

From and after the Effective Date, if there is any conflict between any provision(s) of the Plan or Sanction Order and any provision of any other contract, document, agreement or arrangement, written or oral, between any Creditor and any Debtor in existence on the Effective Date, the provision(s) of the Plan and Sanction Order shall govern.

35

Section 8.3 Termination

At any time prior to the Effective Date, the Debtors, with the consent of the Majority Initial Supporting Noteholders, in consultation with the Initial Supporting Unsecured Noteholders, may determine not to proceed with this Plan notwithstanding the obtaining of the Sanction Order. If the Conditions Precedent are not satisfied or waived as provided for in this Plan, if the Debtors determine not to proceed with this Plan, with the consent of the Majority Initial Supporting Noteholders, in consultation with the Initial Supporting Unsecured Noteholders, or if the Sanction Order is not issued by the Court: (a) this Plan shall be null and void in all respects, (b) any settlement or compromise embodied in this Plan, and any document or agreement executed pursuant to this Plan shall be deemed null and void, and (c) nothing contained in this Plan, and no act taken in preparation of the consummation of this Plan, shall (i) constitute or be deemed to constitute a waiver or release of any Claims or any defences thereto by or against any of the Affected Creditors or any other Person, (ii) prejudice in any manner the rights of any of the Affected Creditors or any other Person in any further proceedings involving the Debtor, or (iii) constitute an admission of any sort by the Applicants, the Affected Creditors or any other Person.

Section 8.4 Severability

If, prior to the Effective Date, any term or provision of the Plan is held by the Court to be invalid, void, or unenforceable, the Court, at the request of the Debtors and with the consent of the Majority Initial Supporting Noteholders, in consultation with the Initial Supporting Unsecured Noteholders, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted.

Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Sanction Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable.

Section 8.5 Successors and Assigns

The rights, benefits and obligations of any Person named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, trustee, administrator, or successor or assign of such Person.

Section 8.6 Further Assurances

Notwithstanding that the transactions and events set out in the Plan shall occur and be deemed to occur in the order set out herein without any other additional act or formality, each of the Persons affected hereby shall make, do and execute, or cause to be made, done and executed all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by Catalyst in order to better implement the Plan.

36

Section 8.7 Entire Agreement

Except as otherwise indicated, upon the Effective Date, the Plan supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

Section 8.8 Exhibits and Related Documents

All schedules, exhibits and documents filed in relation to the Plan are incorporated into and are a part of the Plan as if set forth in full in the Plan.

Section 8.9 Notices

Any notices or communication to be made or given hereunder shall be in writing and shall reflect this Plan and may, subject as hereinafter provided, be made or given by the Person making or giving it or by any agent of such Person authorized for that purpose by personal delivery, by prepaid mail or by e-mail addressed to the respective parties as follows:

(i) if to the Debtors:

Catalyst Paper Corporation

2nd Floor, 3600 Lysander Lane

Richmond, BC V7B IC3

Attention: David Adderley, General Counsel

E-mail address: david.adderley@catalystpaper.com

and

Blake, Cassels & Graydon LLP

595 Burrard Street

P.O. Box 49314

Suite 2600, Three Bentall Centre

Vancouver BC V7X 1L3

Attention: William C. Kaplan Q.C. and Peter Rubin, Esq.

E-mail addresses: bill.kaplan@blakes.com and peter.rubin@blakes.com with copies (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

222 Bay Street, Suite 1750

P.O. Box 258

Toronto, Ontario M5K IJ5

Attention: Christopher W. Morgan, Esq.

E-mail address: Christopher.morgan@skadden.com

37

and

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue

Suite 3400

Los Angeles, CA 90071

Attention: Van C. Durrer II, Esq.

E-mail address: van.durrer@skadden.com

(ii) if to an Initial Supporting Noteholder or a transferee thereof, to the addresses set forth below such Noteholder’s signature on the Restructuring and Support Agreement (or as directed by any transferee thereof), as the case may be:

with copies (which shall not constitute notice) to:

Fraser Milner Casgrain LLP

Royal Trust Tower

77 King Street West

Toronto, ON M5K 0A1

Attention: Ryan C. Jacobs, Esq., R. Shayne Kukulowicz, Esq., and John R.

Sandrelli, Esq.

E-mail address: ryan.jacobs@fmc-law.com, shayne.kukulowicz@fmc-law.com,

john.sandrelli@fmc-law.com

and

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036

Attention: Michael S. Stamer, Esq., Stephen B. Kuhn, Esq., and Meredith A.

Lahaie, Esq.

E-mail addresses: mstamer@akingump.com, skuhn@akingump.com,

mlahaie@akingump.com

and

Goodmans LLP

Bay Adelaide Centre

333 Bay Street, Suite 3400

Toronto, ON M5H 2S7

Attention: Robert Chadwick, Esq., and Melaney Wagner, Esq.

E-mail address: rchadwick@goodmans.ca, mwagner@goodmans.ca

(iii) if to the Monitor:

PricewaterhouseCoopers Inc.

250 Howe Street, Suite 700

Vancouver, BC V6C 3S7

Attention: Michael J. Vermette, Neil Bunker

E-mail address: michael.j.vermette@ca.pwc.com, neil.p.bunker@ca.pwc.com

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with copies (which shall not constitute notice) to:

Fasken Martineau L.P.

2900-550 Burrard Street

Vancouver, BC V6C 0A3

Attention: John Grieve, Esq., and Kibben Jackson, Esq.

E-mail address: jgrieve@fasken.com; kjackson@fasken.com

Any notice given by delivery, mail, e-mail, or courier shall be effective when received.

DATED at Vancouver, British Columbia, as of the 15th day of March, 2012.

39

APPENDIX “D”

CLAIMS PROCEDURE ORDER

D-1

No. S120712

Vancouver Registry

IN THE SUPREME COURT OF BRITISH COLUMBIA

IN THE MATTER OF THE COMPANIES’ CREDITORS ARRANGEMENT ACT,

R.S.C. 1985, c. C-36, AS AMENDED

AND

IN THE MATTER OF THE CANADA BUSINESS CORPORATIONS ACT,

R.S.C. 1985, c. C-44

AND

IN THE MATTER OF THE BUSINESS CORPORATIONS ACT,

S.B.C. 2002, c. 57

AND

IN THE MATTER OF CATALYST PAPER CORPORATION

AND THE PETITIONERS LISTED IN SCHEDULE “A”

PETITIONERS

ORDER MADE AFTER APPLICATION

BEFORE THE HONOURABLE	)
MR. JUSTICE SEWELL	) March 22, 2012
)

ON THE APPLICATION of the Petitioner Parties coming on for hearing at Vancouver, British Columbia, on the 21st day of March, 2012; AND ON HEARING, Bill Kaplan, Q.C., Peter Rubin and Andrew Crabtree, counsel for the Petitioner Parties, John Grieve and Kibben Jackson, counsel for the Monitor, PricewaterhouseCoopers Inc., and those other counsel listed in Schedule “B” hereto; AND UPON READING the material filed;

THIS COURT ORDERS AND DECLARES THAT:

SERVICE

1. The time for service of the Notice of Application herein be and is hereby abridged and the Notice of Application is properly returnable today and service thereof upon any interested party other than those parties on the Service List is hereby dispensed with.

DEFINITIONS AND INTERPRETATION

2. For the purposes of this Claims Procedure Order, all capitalized terms not otherwise defined in this Claims Procedure Order shall have the definitions set out in Schedule “C” hereto.

3. All references herein as to time shall mean local time in Vancouver, British Columbia, Canada, and any reference to an event occurring on a Business Day shall mean prior to 5:00 p.m. on such Business Day unless otherwise indicated herein and any event that occurs on a day that is not a Business Day shall be deemed to occur on the next Business Day.

4. All references to the word “including” shall mean “including, without limitation”.

5. All references to the singular herein include the plural, the plural include the singular, and any gender includes the other gender.

GENERAL PROVISIONS

6. The Claims Procedure, including the Claims Bar Date and the Restructuring Claims Bar Date, is hereby approved.

7. The Petitioner Parties and the Monitor are hereby authorized to use reasonable discretion as to the adequacy of compliance with respect to the manner in which forms delivered hereunder are completed and executed and the time in which they are submitted, and may, where they are satisfied that a Claim has been adequately proven, waive strict compliance with the requirements of this Claims Procedure Order, including in respect of the completion, execution and time of delivery of such forms, and may request any further documentation from a Creditor that the Petitioner Parties or the Monitor may require in order to enable them to determine the validity of a Claim.

8. Any Claims denominated in a currency other than U.S. Dollars shall be converted to U.S. Dollars at the Bank of Canada noon spot rate in effect on the Commencement Date. Canadian Dollar denominated claims shall be converted at the Bank of Canada Canadian/U.S. Dollar noon spot rate in effect on the Commencement Date, which rate was USD $1.00 = CAD $1.0052.

9. Copies of all forms delivered by or to a Creditor hereunder, as applicable, and determinations of Claims by the Monitor, a Claims Officer or the Court, as the case may be, shall be maintained by the Monitor and, subject to further order of the Court, such Creditor will be entitled to have access thereto by appointment during normal business hours on written request to the Petitioner Parties and the Monitor.

MONITOR’S ROLE

10. The Monitor, in addition to its prescribed rights, duties, responsibilities and obligations under the CCAA and under the Amended and Restated Initial Order, shall assist the Petitioner Parties in connection with the administration of the Claims Procedure, including the determination of Claims of Creditors and the referral of any Claim to a Claims Officer or to the Court, as requested by the Petitioner Parties from time to time, and is hereby directed and empowered to take such other actions and fulfill such other roles as are contemplated by this Claims Procedure Order.

CLAIMS PROCEDURE FOR UNSECURED NOTEHOLDERS

11. The Petitioner Parties and the Monitor shall not be required to send Claims Packages to the Unsecured Noteholders and neither the Unsecured Noteholders nor the Unsecured Notes Indenture Trustee shall be required to file Proofs of Claim in respect of their Claims pertaining to principal or accrued interest owing under the Unsecured Notes.

Within five (5) Business Days of the date of this Claims Procedure Order, the Petitioner Parties shall send to the Unsecured Notes Indenture Trustee (as agent for the Unsecured Noteholders), the Monitor and the Initial Supporting Unsecured Noteholders a notice (the “Unsecured Noteholder Claims Notice”) stating the amounts of principal and accrued interest owing up to the Meeting Date directly by Catalyst under the Unsecured Notes Indenture and by the other Petitioner Parties under the guarantees executed by such other Petitioner Parties in respect of the Unsecured Notes (the “Unsecured Notes Claims Voting Amount”). Within ten (10) Business Days of receipt of the Unsecured Noteholder Claims Notice, the Unsecured Notes Indenture Trustee, in consultation with the Initial Supporting Unsecured Noteholders, shall advise the Petitioner Parties and the Monitor in writing whether the Unsecured Notes Claims Voting Amount is accurate. If the Unsecured Notes Claims Voting Amount is confirmed by the Unsecured Notes Indenture Trustee, after consultation with the Initial Supporting Unsecured Noteholders, or in the absence of any response by the Unsecured Notes Indenture Trustee or the Initial Supporting Unsecured Noteholders (if the Unsecured Notes Indenture Trustee does not respond) within ten (10) Business Days of receipt of the Unsecured Noteholder Claims Notice, the Unsecured Notes Claims Voting Amount shall be deemed to be the amounts of principal and accrued interest owing directly by Catalyst under the Unsecured Notes Indenture and by the other Petitioner Parties under the guarantees executed by such other Petitioner Parties in respect of the Unsecured Notes solely for the purpose of voting on any Plan; provided, however, that, for the purposes of distribution under any Plan or distribution from the proceeds of sale of any of the Petitioner Parties’ assets, or otherwise from the Petitioner Parties or anyone else on behalf of the Petitioner Parties, the total amounts owing directly by Catalyst and by the other Petitioner Parties under the guarantees executed by such other Petitioner Parties in respect of the Unsecured Notes (the “Unsecured Notes Claims Distribution Amount”) shall be the amounts of principal and accrued interest under the Unsecured Notes Indenture owing up to the Effective Date of the Plan or the date of distribution of the proceeds of sale of any of the Petitioner Parties’ assets, unless the amounts of such Claims are otherwise agreed to in writing by the Petitioner Parties and the Unsecured Notes Indenture Trustee, after consultation with the Initial Supporting Unsecured Noteholders, in which case such agreement shall govern or, if no agreement is reached the Unsecured Notes Claims Distribution Amount shall be determined by the Court. If the Unsecured Notes Indenture Trustee, after consultation with the Initial Supporting Unsecured Noteholders, advises the Petitioner Parties and the Monitor in writing (within ten (10) Business Days of receipt of the Unsecured Noteholder Claims Notice) that it cannot confirm the Unsecured Notes Claims Voting Amount, such amount shall be determined by the Court for voting purposes only, unless the amounts of such Claims are otherwise agreed to in writing by the Petitioner Parties and the Unsecured Notes Indenture Trustee, in which case such agreement shall govern. The Claims pertaining to the Unsecured Notes Claims Distribution Amount, as determined in accordance with this paragraph 11, shall be Allowed Claims. For greater certainty, to the extent that any Unsecured Noteholder wishes to assert a Claim against any of the Petitioner Parties and/or any Director and/or Officer, other than for principal and accrued interest owing under the Unsecured Notes, such Unsecured Noteholder shall be required to file a Proof of Claim in accordance with paragraph 20 hereof.

CLAIMS PROCEDURE FOR FIRST LIEN NOTEHOLDERS

12. The Petitioner Parties and the Monitor shall not be required to send Claims Packages to the First Lien Noteholders and neither the First Lien Noteholders nor the First Lien Notes Indenture Trustee shall be required to file Proofs of Claim in respect of their Claims pertaining to principal or accrued interest owing under the First Lien Notes. Within five (5) Business Days of the date of this Claims Procedure Order, the Petitioner Parties shall send to the First Lien Notes Indenture Trustee (as agent for the First Lien Noteholders), the Monitor and the Steering Group a notice (the “First Lien Noteholder Claims Notice”) stating the amounts of principal and accrued interest owing up to the Meeting Date directly by Catalyst under the First Lien Notes Indentures and by the other Petitioner Parties under the guarantees executed by such other Petitioner Parties in respect of the First Lien Notes (the “First Lien Notes Claims Voting Amount”). Within ten (10) Business Days of receipt of the First Lien Noteholder Claims Notice, the First Lien Notes Indenture Trustee after consultation with the Steering Group shall advise the Petitioner Parties and the Monitor in writing whether the First Lien Notes Claims Voting

Amount is accurate. If the First Lien Notes Claims Voting Amount is confirmed by the First Lien Notes Indenture Trustee after consultation with the Steering Group, or in the absence of any response by the First Lien Notes Indenture Trustee or the Steering Group (if the First Lien Notes Indenture Trustee does not respond) within ten (10) Business Days of receipt of the First Lien Noteholder Claims Notice, the First Lien Notes Claims Voting Amount shall be deemed to be the amounts of principal and accrued interest owing directly by Catalyst under the applicable First Lien Notes Indenture and by the other Petitioner Parties under the guarantees executed by such other Petitioner Parties in respect of the First Lien Notes solely for the purpose of voting on any Plan; provided, however, that, for the purposes of distribution under any Plan or distribution from the proceeds of sale of any of the Petitioner Parties’ assets, or otherwise from the Petitioner Parties or anyone else on behalf of the Petitioner Parties the total amounts owing directly by Catalyst and by the other Petitioner Parties under the guarantees executed by such other Petitioner Parties in respect of the First Lien Notes (the “First Lien Notes Distribution Amount”) shall be the amounts of principal and accrued interest under the First Lien Notes Indenture owing up to the Effective Date of the Plan or the date of distribution of the proceeds of sale of such Petitioner Parties’ assets as applicable, unless the amounts of such Claims are otherwise agreed to in writing by the Petitioner Parties and the First Lien Notes Indenture Trustee (after consultation with the Steering Group), in which case such agreement shall govern or, if no agreement is reached the First Lien Note Distribution Amount shall be determined by the Court. If the First Lien Notes Indenture Trustee, after consultation with the Steering Group, advises the Petitioner Parties and the Monitor in writing (within ten (10) Business Days of receipt of the First Lien Noteholder Claims Notice) that it cannot confirm the First Lien Notes Voting Amount, such amount shall be determined by the Court for voting purposes only, unless the amounts of such Claims are otherwise agreed to in writing by the Petitioner Parties and the First Lien Notes Indenture Trustee after consultation with the Steering Group, in which case such agreement shall govern. The Claims pertaining to the First Lien Notes Distribution Amount, as determined in accordance with this paragraph 12, shall be Allowed Claims, and will be distributed as provided for under the terms of the Plan. For greater certainty, to the extent that any, First Lien Noteholder wishes to assert a Claim against any of the Petitioner Parties and/or any Director and/or Officer, other than for principal and accrued interest owing under the First Lien Notes, such First Lien Noteholder shall be required to file a Proof of Claim in accordance with paragraph 20 hereof.

NOTICE OF CLAIMS

13. Subject to paragraphs 11 and 12 hereof, forthwith after the date of this Claims Procedure Order, and in any event within three (3) Business Days following the date of this Claims Procedure Order, the Monitor shall cause a Claims Package to be sent to: (a) each Creditor with a Claim as evidenced by the books and records of the Petitioner Parties as of the Commencement Date in accordance with paragraph 36 hereof, (b) each counter-party to any contract or agreement entered into prior to the Commencement Date, which a Petitioner Party has advised the Monitor has received a Notice of Disclaimer or Resiliation from such Petitioner Party prior to the date of this Claims Procedure Order, and (c) each party listed in the Amendment of Consolidated List Required Pursuant to Fed. R. Bankr. P. 1007(a)(4), filed with the U.S. Court on January 31, 2012, in each case to the address of such Creditor or counter-party set out in the applicable Petitioner Party’s records. Any Notice of Disclaimer or Resiliation delivered to a Person after the date of this Claims Procedure Order shall be accompanied by a Claims Package. A Claim Amount Notice shall be included in a Claims Package if such Claim Amount Notice is provided to the Monitor by the Petitioner Parties prior to the Monitor sending such Claims Package. The Monitor shall not be required to send a Claims Package to any pension plan beneficiary, pension plan administrator or any current or former employee.

14. Forthwith after the date of this Claims Procedure Order, and in any event within four (4) Business Days following the date of this Claims Procedure Order, the Monitor shall cause the Newspaper Notice to be published for one (1) Business Day in The National Post, the Victoria Times Colonist, the Vancouver Sun and The Wall Street Journal.

15. Forthwith after the date of this Claims Procedure Order, and in any event within two (2) Business Days following the date of this Claims Procedure Order, the Monitor shall post on the Monitor’s Website a copy of this Claims Procedure Order, a blank Proof of Claim form, the Instruction Letter and a blank Notice of Dispute form.

16. To the extent that any Creditor requests documents relating to the Claims Procedure prior to the Claims Bar Date or the Restructuring Claims Bar Date, as applicable, the Monitor shall forthwith cause a Claims Package to be sent to the Creditor, direct the Creditor to the documents posted on the Monitor’s Website, and otherwise respond to the request relating to the Claims Procedure as may be appropriate in the circumstances.

17. Subject to further order of the Court, any Notice of Disclaimer or Resiliation issued by the Petitioner Parties must be issued by the Petitioner Parties at least fifteen (15) days prior to a scheduled Meeting, if any, or any adjournment thereof.

NOTICE SUFFICIENT

18. The forms of Instruction Letter, Proof of Claim, Notice of Revision or Disallowance, Notice of Dispute and Newspaper Notice substantially in the forms attached to this Claims Procedure Order as Schedules “D”, “E”, “F”, “G” and “H”, respectively, are hereby approved. Despite the foregoing, the Petitioner Parties and the Monitor may, from time to time, make minor changes to such forms as the Petitioner Parties and the Monitor consider necessary or desirable.

19. Publication of the Newspaper Notice, the sending to the Creditors of a Claims Package in accordance with this Claims Procedure Order, and completion of the other requirements of this Claims Procedure Order shall constitute good and sufficient service and delivery of notice of this Claims Procedure Order, the Claims Bar Date and the Restructuring Claims Bar Date on all Persons who may be entitled to receive notice and who may wish to assert a Claim, and no other notice or service need be given or made and no other document or material need be sent to or served upon any Person in respect of this Claims Procedure Order.

FILING PROOFS OF CLAIM FOR CLAIMS OTHER THAN RESTRUCTURING CLAIMS

20. Subject to paragraphs 11, 12, 22 and 24 hereof, any Creditor who wishes to assert a Claim (other than a Restructuring Claim) against any of the Petitioner Parties and/or any Director and/or Officer shall file a Proof of Claim with the Monitor in the manner set out in paragraph 37 hereof so that the Proof of Claim is received by the Monitor by no later than the Claims Bar Date.

21. Subject to paragraphs 11, 12, 22 and 24 hereof, any Person that does not file a Proof of Claim as provided for in paragraph 20 hereof so that such Proof of Claim is received by the Monitor on or before the Claims Bar Date, or such later date as the Monitor and the Petitioner Parties, with the consent of the Majority Initial Supporting Noteholders in consultation with the Initial Supporting Unsecured Noteholders, may agree in writing or the Court may otherwise direct, shall:

(a)

be and is hereby forever barred, estopped and enjoined from asserting or enforcing any Claim against any of the Petitioner Parties and/or any of the Directors and/or Officers and all such Claims shall be forever extinguished;

(b)	not be permitted to vote on the Plan on account of such Claim;

(c)	not be permitted to participate in any distribution under any Plan, from the proceeds of any sale of the Petitioner Parties’ assets, or otherwise on account of such Claim(s); and

(d)	not be entitled to receive further notice in respect of the Claims Procedure, these CCAA Proceedings or the Meetings.

22. Notwithstanding paragraphs 20 and 21 hereof, any Creditor who receives a Claim Amount Notice and who does not dispute the Claim as set forth in the Claim Amount Notice, is not required to file a Proof of Claim by the Claims Bar Date. If a Creditor who receives a Claim Amount Notice does not file a Proof of Claim by the Claims Bar Date, then such Creditor’s Claim as set out in the Claim Amount Notice shall be an Allowed Claim for voting and distribution purposes. Any Creditor who receives a Claim Amount Notice and wishes to dispute the amount set out therein shall file a Proof of Claim with the Monitor in accordance with paragraph 20 hereof.

23. Notwithstanding anything contained in this Claims Procedure Order, Unaffected Claims shall not be extinguished or affected by this Claims Procedure Order and, for greater certainty, paragraph 21 shall not apply to the Unaffected Claims.

FILING PROOFS OF CLAIM FOR RESTRUCTURING CLAIMS

24. Notwithstanding paragraphs 20 and 21 hereof, any Creditor who wishes to assert a Restructuring Claim against any of the Petitioner Parties and/or any Director and/or Officer shall file a Proof of Claim with the Monitor in the manner set out in paragraph 37 hereof so that the Proof of Claim is received by the Monitor by no later than the Restructuring Claims Bar Date. All other dates contained herein (other than the Claims Bar Date), shall apply equally to any Restructuring Claims.

25. Any Person that does not file a Proof of Claim in respect of a Restructuring Claim as provided for in paragraph 24 hereof so that such Proof of Claim is received by the Monitor on or before the Restructuring Claims Bar Date, or such later date as the Monitor and the Petitioner Parties, in consultation with the Initial Supporting Noteholders, may agree in writing or the Court may otherwise direct, shall:

(a)

be and is hereby forever barred, estopped and enjoined from asserting or enforcing any Restructuring Claim against any of the Petitioner Parties and/or any of the Directors and/or Officers and all such Restructuring Claims shall be forever extinguished;

(b)	not be permitted to vote on the Plan on account of such Restructuring Claim(s);

(c)	not be permitted to participate in any distribution under any Plan, from the proceeds of any sale of the Petitioner Parties’ assets, or otherwise on account of such Restructuring Claim(s); and

(d)

not be entitled to receive further notice in respect of the Claims Procedure, these CCAA Proceedings or the Meetings (unless such Person is also a Creditor with a Claim other than such Restructuring Claim entitling such Person to further notice in these proceedings).

ADJUDICATION OF CLAIMS

26. The Monitor shall provide the Petitioner Parties’ counsel with copies of all Proofs of Claim and Notices of Dispute filed with the Monitor pursuant to the Claims Procedure. The Monitor shall grant the Petitioner Parties, their legal counsel and legal counsel for the Initial Supporting Noteholders access to a database to be created by the Monitor, which includes, among other things: (a) a regularly updated claims register, (b) electronic copies of all Proofs of Claim filed with the Monitor, (c) electronic copies of all Notices of Revision or Disallowance issued by the Monitor and/or the Petitioner Parties, and (d) electronic copies of all Notices of Dispute filed with the Monitor.

27. The Monitor, in consultation with the Petitioner Parties, shall review all Proofs of Claim received on or before the Claims Bar Date or the Restructuring Claims Bar Date, as applicable, and shall accept, revise or disallow each Claim as set out therein. If the Petitioner Parties wish to revise or disallow a Claim, the Petitioner Parties and/or the Monitor shall, by no later than ten (10) days after the Claims Bar Date or the Restructuring Claims Bar Date, as applicable, or such other date as may be agreed to by the Monitor, send such Creditor a Notice of Revision or Disallowance advising that the Creditor’s Claim as set out in its Proof of Claim has been revised or disallowed and the reasons therefore. If neither the Petitioner Parties nor the Monitor send a Notice of Revision or Disallowance to a Creditor by such date or such other date as may be agreed to by the Monitor and the Creditor, the Claim set out in the applicable Proof of Claim shall be an Allowed Claim for voting and/or distribution purposes. Unless otherwise agreed to by the Petitioner Parties and the Monitor or ordered by the Court, all Claims set out in Proofs of Claim that are filed after the Claims Bar Date or the Restructuring Claims Bar Date, as applicable, are deemed to be disallowed and the Petitioner Parties and the Monitor need not deliver a Notice of Revision or Disallowance in respect of such Claim.

28. Any Creditor who is sent a Notice of Revision or Disallowance pursuant to paragraph 26 hereof and wishes to dispute such Notice of Revision or Disallowance shall deliver a completed Notice of Dispute to the Monitor by no later than 5:00 p.m. on the day which is seven (7) days after the date of the applicable Notice of Revision or Disallowance or such other date as may be agreed to by the Monitor. If a Creditor fails to deliver a Notice of Dispute by such date, the Claim set out in the applicable Notice of Revision or Disallowance, if any, shall be an Allowed Claim for voting and/or distribution purposes.

29. Upon receipt of a Notice of Dispute, the Monitor, in consultation with the Petitioner Parties, may: (i) attempt to consensually resolve the disputed Claim with the Creditor, (ii) deliver a Dispute Package to a Claims Officer appointed in accordance with the Claims Procedure, or (iii) bring a motion before the Court in these proceedings to determine the disputed Claim. If the Petitioner Parties and the Creditor consensually resolve the disputed Claim, such Claim (as resolved) shall be an Allowed Claim. If a Claim is referred under this paragraph to a Claims Officer or to the Court, the Claims Officer or the Court, as applicable, shall resolve the dispute between the Petitioner Parties and such Creditor as soon as practicable.

CLAIMS OFFICER

30. The Petitioner Parties, should they consider it necessary or desirable to do so, with the concurrence of the Monitor and in consultation with the Initial Supporting Noteholders, are authorized and empowered, but not obligated, to appoint a Claims Officer under such terms as may be approved by the Monitor and to enter into an agreement with a Claims Officer fixing reasonable remuneration of the Claims Officer as the Monitor deems reasonable and appropriate. For greater certainty, the Petitioner Parties are authorized to appoint more than one Claims Officer should the Monitor deem such appointments reasonable and appropriate.

31. Subject to the discretion of the Court, a Claims Officer shall determine the validity and amount of disputed Claims in accordance with the Claims Procedure and to the extent necessary may determine whether any Claim or part thereof constitutes an Affected Claim. A Claims Officer shall determine all procedural matters which may arise in respect of his or her determination of these matters, including the manner in which any evidence may be adduced.

32. Subject to the terms hereof, a Claims Officer shall be entitled to reasonable compensation for the performance of his or her obligations set out in this Claims Procedure Order and any disbursements incurred in connection therewith. The fees and expenses of the Claims Officer shall be borne by the Petitioner Parties and shall be paid by the Petitioner Parties forthwith upon receipt of each invoice tendered by a Claims Officer.

33. Upon receipt of a Creditor’s Notice of Dispute concerning the value of a Creditor’s Claim, the Monitor may schedule, and cause to be conducted before the Claims Officer, a hearing to determine the nature and/or amount of such Creditor’s Claim for voting and/or distribution purposes, and the Claims Officer shall as soon as practicable after the hearing, notify the Petitioner Parties, the Monitor and the Creditor of his or her determination (the “Claims Officer’s Determination”).

34. A Petitioner Party or a Creditor may, within three (3) Business Days of notification of a Claims Officer’s Determination in respect of a Claim, appeal such determination to the Court by serving on the other party and filing with the Court a Notice of Application and supporting affidavit material, and the appeal shall be initially returnable within five (5) Business Days of the filing of such notice of appeal, such appeal to be an appeal based on the record before the Claims Officer and not a hearing de novo. If no party appeals the determination of a Claim by a Claims Officer within such time, the Creditor’s Claim, as determined by the Claims Officer, shall be an Allowed Claim, the determination made by the Claims Officer shall be final and binding upon the relevant Petitioner Party(ies), the Monitor and the Creditor, and there shall be no further right of appeal, review or recourse to the Court from the Claims Officer’s determination of such Claim.

NOTICE OF TRANSFEREES

35. Subject to the terms of the Meetings Order and the Plan, if, after the Commencement Date, the holder of a Claim (other than an Unsecured Notes Claim or First Lien Notes Claim) transfers or assigns the whole of such Claim to another Person, neither the Monitor nor the Petitioner Parties shall be obligated to give notice or otherwise deal with the transferee or assignee of such Claim in respect thereof unless and until actual written notice of such transfer or assignment, together with satisfactory evidence of such transfer or assignment, shall have been received and acknowledged by the relevant Petitioner Party and the Monitor in writing and thereafter such transferee or assignee shall for the purposes hereof constitute the “Creditor” in respect of such Claim. Any such transferee or assignee of a Claim shall be bound by any notices given or steps taken in respect of such Claim in accordance with the Claims Procedure prior to receipt and acknowledgement by the relevant Petitioner Party and the Monitor of satisfactory evidence of such transfer or assignment. A transferee or assignee of a Claim takes the Claim subject to any rights of set-off to which a Petitioner Party may be entitled with respect to such Claim. For greater certainty, a transferee or assignee of a Claim is not entitled to set-off, apply, merge, consolidate or combine any Claims assigned or transferred to it against or on account or in reduction of any amounts owing by such person to any of the Petitioner Parties. Reference to a transfer in this Claims Procedure Order includes a transfer or assignment whether absolute or intended as security.

SERVICE AND NOTICES

36. The Petitioner Parties and the Monitor may, unless otherwise specified by this Claims Procedure Order, serve and deliver the Claims Package, any letters, notices or other documents to Creditors or any other interested Person by forwarding true copies thereof by prepaid ordinary mail, courier, personal delivery or electronic transmission to such Persons at their respective addresses or contact information as last shown on the records of the Petitioner Parties or set out in such Creditor’s Proof of Claim. Any such service and delivery shall be deemed to have been received: (i) if sent by ordinary mail, on the third Business Day after mailing within British Columbia, the fifth Business Day after mailing within Canada (other than within British Columbia), and the seventh Business Day after mailing internationally; (ii) if sent by courier or personal delivery, on the next Business Day following dispatch; and (iii) if delivered by electronic transmission, by 5:00 p.m. on a Business Day, on such Business Day and if delivered after 5:00 p.m. or other than on a Business Day, on the following Business Day.

37. Any Proof of Claim, Notice of Dispute or other notice or communication required to be provided or delivered by a Creditor to the Monitor or the Petitioner Parties under this Claims Procedure Order, shall be in writing in substantially the form, if any, provided for in this Claims Procedure Order and will be sufficiently given only if delivered by prepaid registered mail, courier, personal delivery, facsimile transmission or email addressed to:

PricewaterhouseCoopers Inc.,

Court-appointed Monitor of Catalyst Paper Corporation et al.

250 Howe Street, Suite 700

Vancouver, British Columbia V6C 3S7

Attention: Patricia Marshall

Telephone: 604.806.7070

Fax: 604.806.7806

Email: catalystclaims@ca.pwc.com

Any such notice or communication delivered by a Creditor shall be deemed to be received upon actual receipt thereof by the Monitor before 5:00 p.m. (prevailing Pacific time) on a Business Day or, if delivered after 5:00 p.m. (prevailing Pacific time), on the next Business Day.

38. If during any period which notice or other communications are being given pursuant to this Claims Procedure Order a postal strike or postal work stoppage of general application should occur, such notice or other communications sent by ordinary mail and then not received shall not, absent further Order of this Court, be effective and notices and other communications given hereunder during the course of any such postal strike or work stoppage of general application shall only be effective if given by courier, personal delivery, facsimile transmission or email in accordance with this Claims Procedure Order.

39. The Petitioner Parties are hereby authorized and directed to file and serve this Claims Procedure Order pursuant to the terms of the Order Granting Final Relief for Recognition of a Foreign Main Proceeding Pursuant to §§ 105(a), 1517, 1519, 1520, and 1521, as entered by the U.S. Court on March 5, 2012.

40. In the event this Claims Procedure Order is later amended by further Order of the Court after a hearing on at least two (2) Business Days notice to the Service List, the Petitioner Parties or the Monitor may post such further Order on the Monitor’s Website and serve such further Order on the Service List, and such posting and service shall constitute adequate notice to Creditors of such amended claims procedure.

MISCELLANEOUS

41. Notwithstanding any other provisions of this Claims Procedure Order, the solicitation by the Monitor or the Petitioner Parties of Proofs of Claim, and the filing by any Creditor of any Proof of Claim shall not, for that reason only, grant any Person standing in these CCAA Proceedings or rights under any proposed Plan.

42. For greater certainty, nothing in this Claims Procedure Order shall operate to derogate or affect the exclusive jurisdiction of the Tax Court of Canada to hear appeals and references arising under certain legislation pursuant to section 12 of the Tax Court of Canada Act, R.S.C. 1985, c.T-2, as amended.

43. Nothing in this Claims Procedure Order shall constitute or be deemed to constitute an allocation or assignment of Claims or Unaffected Claims by the Petitioner Parties into particular affected or unaffected classes for the purpose of a Plan.

44. The Claims Bar Date and the Restructuring Claims Bar Date, and the amount and status of every Allowed Claim, as determined under the Claims Procedure, including any determination as to the nature, amount, value, priority or validity of any Claim, including any secured claim, shall continue in full force and effect and be final for all purposes (except as expressly stated in any Notice of Disallowance or Revision or settlement or Claims Officer’s Determination or order of the Court), including in respect of any Plan and voting thereon (unless provided for otherwise in any Order of the Court), and, including for any distribution made to Creditors of any of the Petitioner Parties, whether in these CCAA Proceedings or in any of the proceedings authorized by this Court or permitted by statute, including a receivership proceeding or a bankruptcy affecting any of the Petitioner Parties.

45. THIS COURT REQUESTS the aid and recognition of other Canadian and foreign Courts, tribunal; regulatory or administrative bodies, including any Court or administrative tribunal of any Federal or State Court or administrative body in the United States of America (including, without limitation, the United States Bankruptcy Court), to act in aid of and to be complementary to this Court in carrying out the terms of this Claims Procedure Order where required. All courts, tribunals, regulatory and administrative bodies are hereby respectfully requested to (i) make such orders and to provide such assistance to the Petitioner Parties and to the Monitor, as an officer of this Court, as may be necessary or desirable to give effect to this Claims Procedure Order, (ii) grant representative status to any of the Petitioner Parties, and to Catalyst on behalf of any or all of the Petitioner Parties, in any foreign proceeding, and (iii) assist the Petitioner Parties, Catalyst, the Monitor and the respective agents of each of the foregoing in carrying out the terms of this Claims Procedure Order.

46. The Monitor (i) in carrying out the terms of this Claims Procedure Order, shall have all of the protections given to it by the CCAA and the Amended and Restated Initial Order or as an officer of this Court, including the stay of proceedings in its favour, (ii) shall incur no liability or obligation as a result of the carrying out of its obligations under this Claims Procedure Order, (iii) shall be entitled to rely on the books and records of the Petitioner Parties, and any information provided by the Petitioner Parties, all without independent investigations, and (iv) shall not be liable for any claims or damages resulting from any errors or omissions in such books, records or information.

47. Notwithstanding the terms of this Claims Procedure Order, the Petitioner Parties and the Monitor may apply to this Court from time to time for directions from this Court with respect to this Claims Procedure Order, including the Claims Procedure and the schedules to this Claims Procedure Order, or for such further Order or Orders as either of them may consider necessary or desirable to amend, supplement or replace this Claims Procedure Order, including any schedule to this Claims Procedure Order.

48. Notwithstanding anything to the contrary herein and not including the First Lien Notes Claims and the Unsecured Notes Claims:

(a)

a Petitioner Party may (with the consent of the Monitor) at any time refer a Claim for resolution to the Claims Officer or the Court for any purpose where in the Petitioner Party’s discretion such a referral is preferable or necessary for the resolution of the valuation of the Claim for voting and/or distribution purposes;

(b)

a Petitioner Party may (with the consent of the Monitor) in writing and at any time, accept the amount of a Claim for voting purposes without prejudice to the right of the Petitioner Party to contest liability of the Claim for distribution purposes; and

(c)	a Petitioner Party may (with the consent of the Monitor) in writing and at any time, settle and resolve any disputed Claims.

APPROVAL

49. Endorsement of this Claims Procedure Order by counsel appearing on this application is hereby dispensed with.

THE FOLLOWING PARTIES APPROVE THE FORM OF THIS ORDER AND CONSENT TO EACH OF THE ORDERS, IF ANY, THAT ARE INDICATED ABOVE AS BEING BY CONSENT:

Signature of [ ] party [X] lawyer for the Petitioner Parties Bill Kaplan, Q.C./Peter Rubin

BY THE COURT.

Registrar

Schedule “A”

LIST OF ADDITIONAL PETITIONERS

Catalyst Pulp Operations Limited

Catalyst Pulp Sales Inc.

Pacifica Poplars Ltd.

Catalyst Pulp and Paper Sales Inc.

Elk Falls Pulp and Paper Limited

Catalyst Paper Energy Holdings Inc.

0606890 B.C. Ltd.

Catalyst Paper Recycling Inc.

Catalyst Paper (Snowflake) Inc.

Catalyst Paper Holdings Inc.

Pacifica Papers U.S. Inc.

Pacifica Poplars Inc.

Pacifica Papers Sales Inc.

Catalyst Paper (USA) Inc.

The Apache Railway Company

Schedule “B”

Counsel Name	Name of Party

Lance Williams	Powell River Energy Inc., Quadrant Investments Ltd. and TimberWest Forest Corp.

Peter Reardon	JPMorgan Chase Bank, N.A.

David Gruber Melaney Wagner Rob Chadwick	A Representative Group of 2014 Unsecured Noteholders and certain 2016 Noteholders

John Sandrelli Chris Ramsay	A Representative Group of 2016 Noteholders

William Skelly George Benchetrit (by telephone)	Wilmington Trust, National Association

Chris Simard	Ad Hoc Committee of 2014 Noteholders

Ari Kaplan	Catalyst Salaried Employees & Pensioner Committee

Dan Rogers	CEP Unions—Locals 1, 76 (Powell River), 592, 686 (Port Alberni), 1132 (Crofton), 630, 1123 (Campbell River)

Charles Gordon	PPWC Local 2

Sandra Wilkinson	Superintendent of Pensions

Heather Ferris Marc Wasserman	Board of Directors of Catalyst

Orestes Pasparakis (by telephone)	Wells Fargo Bank NA

Brent Johnston Andrea Glen	Catalyst TimberWest Retired Salaried Employees Association

Elizabeth Pillon (by telephone) Lisa Hiebert	Canexus Corp and Casco Inc.

Kendall Andersen	Tolko Industries Ltd. and BC Hydro

Tim Timberg	HMTQ in Right of Canada

David Hatter Elizabeth Rowbotham	HMTQ in Right of the Province of British Columbia

Sebastien Anderson	United Steelworkers International and USW Local 2688

Schedule “C”

DEFINITIONS

(a)

“ABL Facility” means the revolving asset based loan facility issued pursuant to an amended and restated credit agreement dated as of May 31, 2011, by JP Morgan Securities LLC and CIBC Asset-Based Lending, Inc.;

(b)	“ABL Facility Claims” means all outstanding obligations owed to lenders under the ABL Facility;

(c)

“Allowed Claim” means the amount, status and/or validity of the Claim of a Creditor finally determined in accordance with the Claims Procedure which shall be final and binding for voting and/or distribution purposes under the Plan or otherwise. Claims of Noteholders in respect of any Claim pertaining to principal or interest accrued under the Notes will be “finally determined” and become Allowed Claims in accordance with paragraphs 10 and 11 hereof. Any other Claim will be “finally determined” and become an Allowed Claim in accordance with the Claims Procedure if:

(i)	the Creditor was sent a Claim Amount Notice by the Monitor and the Creditor does not file a Proof of Claim by the Claims Bar Date;

(ii)

a Creditor files a Proof of Claim by the Claims Bar Date or the Restructuring Claims Bar Date, as applicable, and the Monitor has not sent a Notice of Revision or Disallowance by the deadline set out in paragraph 26 of this Claims Procedure Order;

(iii)

the Monitor has sent the Creditor a Notice of Revision or Disallowance in accordance with the Claims Procedure and the Creditor has not sent a Notice of Dispute in response by the deadline set out in paragraph 28 of this Claims Procedure Order;

(iv)	the Creditor sent a Notice of Dispute by the deadline set out in paragraph 28 and the Petitioner Parties and Creditor have consensually resolved the disputed Claim;

(v)

a Claims Officer has been appointed with respect to the Claim, the Claims Officer has issued a Claims Officer’s Determination with respect to the Claim, and the time within which either party may file an appeal of such Claims Officer’s Determination has expired and no appeal has been filed; or

(vi)

the Court has made a determination with respect to the Claim and no appeal or application for leave to appeal therefrom has been taken or served on either party, or if any appeal(s) or application(s) for leave to appeal or further appeal have been taken therefrom or served on either party, any (and all) such appeal(s) or application(s) have been dismissed, determined or withdrawn;

(d)

“Amended and Restated Initial Order” means the Order of the Court dated January 31, 2012, as amended and restated on February 3, 2012 and as subsequently amended by further order of the Court, and as may be further amended, supplemented or varied by the Court;

(e)

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in Vancouver, British Columbia, Toronto, Ontario, or New York, New York are authorized or obligated by applicable law to close or otherwise are generally closed;

(f)	“Catalyst” means Catalyst Paper Corporation;

(g)	“CCAA” means the Companies’ Creditors Arrangement Act, R.S.C. 1985, c. C-36, as amended;

(h)	“CCAA Charges” means, collectively, the Administration Charge, the DIP Lenders’ Charge, the Critical Suppliers’ Charge, the D&O Charge,

the Financial Advisor Charge, the KERP Charge, and any other charge over the Debtors’ assets created by other Order of the Court and included in “Charges” (as such terms are defined in the Amended and Restated Initial Order and as such charges may be amended, modified or varied by further Order of the Court);

(i)

“CCAA Proceedings” means the CCAA proceedings commenced by the Petitioners, being British Columbia Supreme Court Action No. S120712, on the Commencement Date pursuant to the Amended and Restated Initial Order;

(j)

“Claim” means (i) any Pre-Commencement Claim, (ii) any Restructuring Claim; or (iii) any Directors/Officers Claim; provided, however, that, in each case, a “Claim” shall not include an Unaffected Claim;

(k)

“Claim Amount Notice” means, except with respect to the First Lien Notes and the Unsecured Notes, a form of notice which the Monitor may include with any Claims Package setting out the Petitioner Parties’ determination of such Creditor’s Claim;

(1)	“Claims Bar Date” means April 18, 2012 at 5:00 p.m. (prevailing Pacific time), or such other date as may be ordered by the Court.

(m)	“Claims Officer” means the individual or individuals appointed by the Petitioner Parties pursuant to paragraph 30 hereof;

(n)	“Claims Officer’s Determination” has the meaning given to it in paragraph 33 hereof;

(o)

“Claims Package” means the document package which includes a copy of (i) the Instruction Letter; (ii) a blank Proof of Claim; (iii) a Claim Amount Notice (if applicable); and (iv) such other materials as the Monitor, in consultation with the Petitioner Parties, considers necessary or appropriate;

(p)	“Claims Procedure” means the call for claims to be administered by the Monitor, in consultation with the Petitioner Parties, pursuant to the terms of this Claims Procedure Order;

(q)	“Claims Procedure Order” means this Order establishing a claims procedure;

(r)	“Class A Notes” means the 11% senior secured notes due December 15, 2016, in the principal amount of US$280,434,000, issued by Catalyst pursuant to the Class A Notes Indenture;

(s)

“Class A Notes Indenture” means that certain indenture dated as of March 10, 2010, among Catalyst, the guarantors party thereto, and the First Lien Notes Indenture Trustee, as amended, modified or supplemented prior to the date hereof;

(t)	“Class B Notes” means the Class B 11% senior secured notes due December 15, 2016, in the principal amount of US$110,000,000, issued by Catalyst pursuant to the Class B Notes Indenture;

(u)

“Class B Notes Indenture” means that certain indenture dated as of May 19, 2010, among Catalyst, the guarantors party thereto, and the First Lien Notes Indenture Trustee, as amended, modified or supplemented prior to the date hereof;

(v)	“Commencement Date” means January 31, 2012;

(w)	“Convenience Claim” means a General Unsecured Claim equal to or less than CAD $10,000;

(x)	“Court” means the Supreme Court of British Columbia;

(y)

“Creditor” means any Person having a Claim and includes, without limitation, the transferee or assignee of a transferred Claim that is recognized as a Creditor in accordance with paragraph 35 hereof, or a trustee, liquidator, receiver, manager, or other Person acting on behalf of such Person;

(z)	“Crown Priority Claim” means any Claim imposed by statute and referred to in Section 3.9 of the Plan;

(aa)	“DIP Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent under the DIP Credit Agreement;

(bb)	“DIP Credit Agreement” means that certain agreement dated as of February 7, 2012, among the Petitioner Parties, the DIP Agent, and the DIP Lenders;

(cc)	“DIP Lenders” means the DIP Agent as lender and the other lenders from time to time party to the DIP Credit Agreement;

(dd)	“Director” means any Person who is or was, or may be deemed to be or have been, whether by statute, operation of law or otherwise, a director of any one or more of the Petitioner Parties;

(ee)

“Directors/Officers Claim” means any right or claim of any Person against one or more of the Directors and/or Officers that relates to a Pre-Commencement Claim or a Restructuring Claim, howsoever arising, for which the Directors and/or Officers are by statute or otherwise by law liable to pay in their capacity as Directors and/or Officers or in any other capacity;

(ff)	“Dispute Package” means, with respect to any Claim, a copy of the related Proof of Claim, Notice of Revision or Disallowance and Notice of Dispute;

(gg)	“First Lien Noteholder Claims Notice” has the meaning given to it in paragraph 11 hereof;

(hh)	“First Lien Noteholders” means all holders of First Lien Notes, including where applicable beneficial holders of First Lien Notes;

(ii)	“First Lien Noteholders Meeting” means the meeting of the First Lien Noteholders to be held on the Meeting Date for the purpose of considering and voting on the Plan pursuant to the CCAA, and includes any adjournment, postponement or other rescheduling of such meeting in accordance with the Meetings Order;

(jj)	“First Lien Notes” means, collectively, the Class A Notes and the Class B Notes;

(kk)	“First Lien Notes Claims” means all Claims for amounts due in respect of the First Lien Notes, including without limitation outstanding principal and the First Lien Notes Unpaid Interest (as defined in the Plan);

(ll)	“First Lien Notes Claims Voting Amount” has the meaning given to it in paragraph 11 hereof;

(mm)	“First Lien Notes Claims Distribution Amount” has the meaning given to it in paragraph 11 hereof;

(nn)	“First Lien Notes Indentures” means the Class A Notes Indenture and the Class B Notes Indenture;

(oo)	“First Lien Notes Indenture Trustee” means, collectively, Wilmington Trust, National Association, in its capacity as trustee under the First Lien Notes Indentures;

(pp)	“General Unsecured Claims” means all Claims against any of the Petitioner Parties, including Convenience Claims, but not including Unsecured Notes Claims, that have not otherwise been satisfied through arrangements with the Petitioner Parties in accordance with the Amended and Restated Initial Order;

(qq)	“General Unsecured Creditors” means holders of General Unsecured Claims;

(rr)	“includes” means includes, without limitation, and “including” means including, without limitation;

(ss)	“Initial Supporting First Lien Noteholders” means each First Lien Noteholder who has executed the Restructuring and Support Agreement as of March 11, 2012, in respect of its First Lien Notes;

(tt)	“Initial Supporting Noteholders” means the Initial Supporting First Lien Noteholders and the Initial Supporting Unsecured Noteholders;

(uu)	“Initial Supporting Unsecured Noteholders” means each Unsecured Noteholder who has executed the Restructuring and Support Agreement as of March 11, 2012, in respect of its Unsecured Notes;

(vv)	“Instruction Letter” means the letter regarding completion of a Proof of Claim, which letter shall be substantially in the form attached hereto as Schedule “D”;

(ww)

“Intercompany Claim” means any Claim of a Petitioner Party against another Petitioner Party or of any wholly owned, direct or indirect non-Petitioner Party subsidiary of a Petitioner Party against a Petitioner Party;

(xx)

“Lien” means any valid and enforceable mortgage, charge, pledge, assignment by way of security, lien, hypothec, security interest, deemed trust or other encumbrance granted or arising pursuant to a written agreement or statute or otherwise created by law;

(yy)

“Majority Initial Supporting Noteholders” means a majority of the Noteholders who executed the Restructuring and Support Agreement as of March 11, 2012, where each such Noteholder will have one vote and a majority of votes will govern;

(zz)	“Meeting Date” means April 23, 2012;

(aaa)	“Meetings” means, collectively, the Unsecured Creditors Meeting and the First Lien Noteholders Meeting;

(bbb)

“Meetings Order” means the Order of the Court dated March 22, 2012 setting the Meeting Date, approving the procedures for the Meetings, and authorizing the dissemination of the documents related thereto;

(ccc)	“Monitor” means PricewaterhouseCoopers Inc., in its capacity as Court-appointed Monitor pursuant to the Amended and Restated Initial Order;

(ddd)	“Monitor’s Website” means the Monitor’s website located at www.pwc.com/car-catalystpaper;

(eee)

“Newspaper Notice” means the notice of the Claims Procedure to be published in the newspapers listed in paragraph 14 of this Claims Procedure Order, calling for any and all Claims of creditors against the Petitioner Parties, in substantially the form attached hereto as Schedule “H”;

(fff)	“Noteholders” means, collectively, the First Lien Noteholders and the Unsecured Noteholders;

(ggg)

“Notice of Disclaimer or Resiliation” means a written notice in any form issued on or after the Commencement Date by the Petitioner Parties, and copied to the Monitor, advising a Person of the restructuring, disclaimer, resiliation, termination or breach of any contract, employment agreement, lease or other agreement or arrangement of any nature whatsoever, whether written or oral, and whether such restructuring, disclaimer, resiliation, termination or breach took place or takes place before or after the date of this Claims Procedure Order;

(hhh)

“Notice of Dispute” means the notice that may be delivered by a Creditor who has received a Notice of Revision or Disallowance disputing such Notice of Revision or Disallowance, which notice shall be substantially in the form attached hereto as Schedule “G”;

(iii)

“Notice of Revision or Disallowance” means the notice that may be delivered by the Monitor to a Creditor advising that the Monitor has revised or disallowed in whole or in part such Creditor’s Claim as set out in its Proof of Claim, which notice shall be substantially the form attached hereto as Schedule “F”;

(jjj)	“Officer” means any Person who is or was, or may be deemed to be or have been, whether by statute, operation of law or otherwise, an officer of any one or more of the Petitioner Parties;

(kkk)

“Person” means any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate (including a limited liability company and an unlimited liability company), corporation, unincorporated association or organization, governmental authority, syndicate or other entity, whether or not having legal status;

(lll)	“Petitioner Parties” means, collectively, the Petitioners and Catalyst Paper General Partnership;

(mmm)	“Petitioners” means, collectively, Catalyst and the other entities listed on Schedule “A” hereto;

(nnn)

“Plan” means the Plan of Compromise and Arrangement dated March 15, 2012 filed by the Petitioner Parties pursuant to the CCAA, as may be amended, varied or supplemented from time to time in accordance with the terms thereof;

(ooo)

“Pre-Commencement Claim” means any right or claim of any Person that may be asserted or made in whole or in part against the Debtors (or any of them), whether or not asserted or made, in connection with any indebtedness, liability or obligation of any kind whatsoever, and any interest accrued thereon or costs payable in respect thereof, in existence on, or which is based on, an event, fact, act or omission which occurred in whole or in part prior to the Commencement Date, at law or in equity, by reason of the commission of a tort (intentional or unintentional), any breach of contract or other agreement (oral or written), any breach of duty (including, without limitation, any legal, statutory, equitable or fiduciary duty), any right of ownership of or title to property or assets or right to a trust or deemed trust (statutory, express, implied, resulting, constructive or otherwise) or for any reason whatsoever against any of the Debtors or any their property or assets, and whether or not any indebtedness, liability or obligation is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, unsecured, present, future, known or unknown, by guarantee, surety or otherwise, and whether or not any right or claim is executory or anticipatory in nature including any right or ability of any Person to advance a claim for contribution or indemnity or otherwise with respect to any matter, action, cause or chose in action whether existing at present or commenced in the future, together with any other rights or claims not referred to above that are or would be claims provable in bankruptcy had the Debtors (or any one of them) become bankrupt on the Commencement Date, and for greater certainty, includes any Tax Claim; provided, however, that “Pre-Commencement Claim” shall not include an Unaffected Claim or any contingent liabilities that may be crystallized in the future under any applicable environmental laws of British Columbia arising from the Debtors’ operations and undertakings at Powell River, Port Alberni and Crofton, all situated in the Province of British Columbia;

(ppp)	“Proof of Claim” means the form to be completed and filed by a Creditor setting forth its proposed Claim, which shall be substantially in the form attached hereto as Schedule “E”;

(qqq)	“Restructuring and Support Agreement” means the Restructuring and Support Agreement, dated March 11, 2012, among Catalyst, certain of its Subsidiaries, and the Consenting Noteholders;

(rrr)

“Restructuring Claim” means any right or claim of any Person against the Petitioner Parties (or any one of them) in connection with any indebtedness, liability or obligation of any kind whatsoever owed by the Petitioner Parties (or any one of them) to such Person arising out of the restructuring, disclaimer, resiliation, termination, or breach on or after the Commencement Date of any contract, employment agreement, lease or other agreement or arrangement, whether written or oral, and whether such restructuring, disclaimer, resiliation, termination or breach took place or takes place before or after the date of this Claims Procedure Order, and includes for greater certainty any right or claim of an employee of any of the Petitioner Parties arising from a termination of its employment after the Commencement Date; provided, however, that “Restructuring Claim” shall not include an Unaffected Claim;

(sss)

“Restructuring Claims Bar Date” means the later of (i) the Claims Bar Date; and (ii) 5:00 p.m. on the day that is ten (10) days after the date of the applicable Notice of Disclaimer or Resiliation; or such other date as may be ordered by the Court;

(ttt)	“Steering Group” means the steering group of the First Lien Noteholders;

(uuu)

“Tax Claim” means any Claim against the Petitioner Parties (or any of them) for any Taxes in respect of any taxation year or period ending on or prior to the Commencement Date, and in any case where a taxation year or period commences on or prior to the Commencement Date, for any Taxes in respect of or attributable to the portion of the taxation period commencing prior to the Commencement Date and up to and including the Commencement Date. For greater certainty, a Tax Claim shall include, without limitation, any and all Claims of any Taxing Authority in respect of transfer pricing adjustments and any Canadian or non-resident Tax related thereto;

(vvv)

“Taxing Authorities” means Her Majesty the Queen, Her Majesty the Queen in right of Canada, Her Majesty the Queen in right of any province or territory of Canada, the Canada Revenue Agency, any similar revenue or taxing authority of each and every province or territory of Canada and any political subdivision thereof, the Internal Revenue Service and any similar revenue or taxing authority of the federal or state governments of the United States of America, and any Canadian or foreign governmental authority, and “Taxing Authority” means any one of the Taxing Authorities;

(www)	“U.S. Court” means the United States Bankruptcy Court for the District of Delaware;

(xxx)	“Unaffected Claim” means, subject to further order of this Court,

(i)

any right or claim of any Person that may be asserted or made in whole or in part against the Petitioner Parties (or any of them) in connection with any indebtedness, liability or obligation of any kind which arose in respect of obligations first incurred on or after the Commencement Date (other than Restructuring Claims and Directors/Officers Claims) and any interest thereon, including any obligation of the Petitioner Parties toward creditors who have supplied or shall supply services, utilities, goods or materials or who have or shall have advanced funds to the Petitioner Parties on or after the Commencement Date, but only to the extent of their claims in respect of the supply of such services, utilities, goods, materials or funds on or after the Commencement Date;

(ii)	any claim secured by any CCAA Charge;

(iii)	that portion of a Claim arising from a cause of action for which the Petitioner Parties are covered by insurance, but only to the extent of such coverage;

(iv)	any ABL Facility Claim;

(v)	any Claim by the DIP Lenders arising under the DIP Credit Agreement;

(vi)	any Intercompany Claim;

(vii)	any Claim referred to in sections 6(3), 6(5) and 6(6) of the CCAA;

(viii)	any Crown Priority Claim against a Petitioner Party imposed by statute and referred to in Section 3.9 of the Plan;

(ix)

any claims with respect to reasonable fees and disbursements of counsel of any Petitioner Party, the Monitor, a Claims Officer, any Assistant (as defined in paragraph 5 of the Amended and Restated Initial Order), or any financial advisor retained by any of the foregoing, as approved by the Court to the extent required;

(x)

any Claim of any employee of the Petitioner Parties (or any of them) employed by the Petitioner Parties (or any of them) as of the Commencement Date, but only in respect of a claim for wages, including vacation pay and banked time;

(xi)	any Claim secured by a Lien other than the First Lien Notes Claims; and

(xii)	any Claim existing on the Commencement Date that has been satisfied, cured or rectified on or before the date of the Sanction Order;

(yyy)	“Unsecured Creditors” means the Unsecured Noteholders and the General Unsecured Creditors;

(zzz)

“Unsecured Creditors Meeting” means the meeting of the Unsecured Creditors to be held on the Meeting Date for the purpose of considering and voting on the Plan pursuant to the CCAA, and includes any adjournment, postponement or other rescheduling of such meeting;

(aaaa)	“Unsecured Noteholder Claims Notice” has the meaning given to it in paragraph 11 hereof;

(bbbb)	“Unsecured Noteholders” means all holders of Unsecured Notes, including where applicable beneficial holders of Unsecured Notes;

(cccc)	“Unsecured Notes” means the 7 3/8 % senior notes due March 1, 2014, in the principal amount of $250,000,000 issued by Catalyst pursuant to the Unsecured Notes Indenture;

(dddd)

“Unsecured Notes Claims” means all Claims for amounts due in respect of the Unsecured Notes, including without limitation outstanding principal and the Unsecured Notes Unpaid Interest (as defined in the Plan);

(eeee)	“Unsecured Notes Claims Voting Amount” has the meaning given to it in paragraph 11 hereof;

(ffff)	“Unsecured Notes Claims Distribution Amount” has the meaning given to it in paragraph 11 hereof;

(gggg)

“Unsecured Notes Indenture” means that certain indenture, dated as of March 23, 2004, among Catalyst, the guarantors party thereto and the Unsecured Notes Indenture Trustee, as trustee, as amended, modified or supplemented prior to the date hereof; and

(hhhh)	“Unsecured Notes Indenture Trustee” means Wells Fargo Bank, National Association.

Schedule “D”

FORM OF INSTRUCTION LETTER

INSTRUCTION LETTER

FOR THE CLAIMS PROCEDURE FOR CREDITORS OF CATALYST PAPER

CORPORATION AND THE OTHER ENTITIES LISTED BELOW

(hereinafter referred to collectively as the “Petitioner Parties”)

Catalyst Paper General Partnership	Catalyst Pulp Operations Limited
Catalyst Pulp Sales Inc.	Pacifica Poplars Ltd.
Catalyst Pulp and Paper Sales Inc.	Elk Falls Pulp and Paper Limited
Catalyst Paper Energy Holdings Inc.	0606890 B.C. Ltd.
Catalyst Paper Recycling Inc.	Catalyst Paper (Snowflake) Inc.
Catalyst Paper Holdings Inc.	Pacifica Papers U.S. Inc.
Pacifica Poplars Inc.	Pacifica Papers Sales Inc.
Catalyst Paper (USA) Inc.	The Apache Railway Company

1. Claims Procedure

By order of the Supreme Court of British Columbia (the “Court”) dated March 22, 2012 (as may be amended, restated or supplement from time to time, the “Claims Procedure Order”), in the proceeding commenced by the Petitioner Parties under the Companies’ Creditors Arrangement Act, R.S.C. 1985, c. C-36, as amended (the “CCAA”), the Petitioner Parties have been authorized to conduct a claims procedure (the “Claims Procedure”). A copy of the Claims Procedure Order, with all schedules, may be found on the Monitor’s Website at: www.pwc.com/car-catalystpaper. Capitalized terms used in this letter, which are not defined in this letter shall have the meaning ascribed to them in the Claims Procedure Order.

This letter provides instructions for completing the Proof of Claim. A blank Proof of Claim form is included with this letter.

The Claims Procedure is intended for any Person asserting a Claim (other than an Unaffected Claim) of any kind or nature whatsoever against any of the Petitioner Parties and/or any of their Directors and/or Officers arising before the Commencement Date, and/or any Restructuring Claim arising on or after the Commencement Date as a result of a restructuring, disclaimer, resiliation, termination or breach by any of the Petitioner Parties on or after the Commencement Date of any contract, employment agreement, lease or other agreement or arrangement of any nature whatsoever, whether written or oral, and whether such restructuring, disclaimer, resiliation, termination or breach took place or takes place before or after the date of the Claims Procedure Order.

Noteholders are not required to submit a Proof of Claim in respect of any Claim pertaining to principal or accrued interest owing under the Notes. Any Noteholders who wish to assert a Claim other than for principal or accrued interest owing under the Notes must file a Proof of Claim (as referenced in paragraph 2 below) to avoid the barring and extinguishment of any Claim which you may have against any of the Petitioner Parties and/or any of their Directors and/or Officers.

Current employees of the Petitioner Parties are not required to submit a Proof of Claim in respect of any Claim pertaining to wages, including vacation pay and banked time due to them.

If a notice setting out the amount which the Petitioner Parties have determined to be the amount of your Claim (a “Claim Amount Notice”) is enclosed with this letter, and you do not dispute the nature or amount of such Claim as set out in the Claim Amount Notice, you are not required to file a Proof of Claim. If a Claim Amount Notice is enclosed and you dispute the nature or amount of your Claim as set out in the Claim Amount Notice, you must file a Proof of Claim (as referenced in paragraph 2 below) to avoid the barring and extinguishment of that portion of your Claim that exceeds the amount set out in the Claim Amount Notice. Any Creditor who receives a Claim Amount Notice and who docs not file a Proof of Claim by the Claims Bar Date in accordance with paragraph 2 below is deemed to have accepted the nature and amount of such Claim, as set out in the applicable Claim Amount Notice.

If a Claim Amount Notice is not enclosed with this letter and you wish to file a Claim, you must file a Proof of Claim (as referenced in paragraph 2 below) to avoid the barring and extinguishment of any Claim which you may have against any of the Petitioner Parties and/or any of their Directors and/or Officers.

If you have any questions regarding the Claims Procedure, please contact the Court-appointed Monitor at the address provided below.

All enquiries with respect to the Claims Procedure should be addressed to:

PricewaterhouseCoopers Inc.

Court-appointed Monitor of Catalyst Paper Corporation et al.

250 Howe Street, Suite 700

Vancouver, British Columbia V6C 3S7

Attention: Patricia Marshall

Telephone: 604 806 7070

Fax: 604 806 7806

Email: catalystclaims@ca.pwc.com

2. For Creditors Submitting a Proof of Claim

If you have not received a Claim Amount Notice, or you have received a Claim Amount Notice and you dispute the nature or amount of the Claim as set out in such Claim Amount Notice, you are required to file a Proof of Claim, in the form enclosed herewith, and ensure that it is received by the Monitor by 5:00 p.m. (Prevailing Pacific time) on April 18, 2012 (the “Claims Bar Date”), to avoid the barring and extinguishment of any Claim (other than a Restructuring Claim) you may have against any of the Petitioner Parties and/or any of their Directors and/or Officers in excess of any amount set out in the Claim Amount Notice enclosed herewith, if any.

2

To avoid the barring and extinguishment of any Restructuring Claim you may have against any of the Petitioner Parties and/or any of their Directors and/or Officers, you are required to file a Proof of Claim, in the form enclosed herewith, and ensure that it is received by the Monitor by the later of: (a) the Claims Bar Date, and (b) 5:00 p.m. (prevailing Pacific time) on the day which is ten (10) days after the date of the Notice of Disclaimer or Resiliation sent to you (the “Restructuring Claims Bar Date”).

For the avoidance of doubt, any Claim or Restructuring Claim you may have against any of the Petitioner Parties must be filed in accordance with the procedures set forth herein. Proofs of Claim filed solely with the United States Bankruptcy Court, District of Delaware, are invalid, and failure to file an additional Proof of Claim with the Monitor pursuant to these procedures will lead to the consequences detailed below.

Additional Proof of Claim forms can be found on the Monitor’s website at www.pwc.com/car-catalystpaper or obtained by contacting the Monitor at the address indicated above and providing particulars as to your name, address, facsimile number and e-mail address. Once the Monitor has this information, you will receive, as soon as practicable, additional Proof of Claim forms.

If you are submitting your Proof of Claim electronically, please submit it in one PDF file and ensure the name of the file is [legal name of creditor] poc.pdf.

UNLESS YOU ARE A HOLDER OF A CLAIM (1) ONLY FOR PRINCIPAL AND ACCRUED INTEREST OWING UNDER THE NOTES, OR (2) FOR WHICH YOU HAVE RECEIVED A CLAIM AMOUNT NOTICE THAT YOU DO NOT DISPUTE; IF A PROOF OF CLAIM IN RESPECT OF YOUR CLAIM IS NOT RECEIVED BY THE MONITOR BY THE CLAIMS BAR DATE OR RESTRUCTURING CLAIMS BAR DATE, AS APPLICABLE:

(A) YOUR CLAIM SHALL BE FOREVER BARRED AND EXTINGUISHED AND YOU WILL BE PROHIBITED FROM MAKING OR ENFORCING A CLAIM AGAINST ANY OF THE PETITIONER PARTIES AND/OR ANY OF THEIR DIRECTORS AND/OR OFFICERS;

(B) YOU SHALL NOT BE PERMITTED TO VOTE ON THE PLAN OR ENTITLED TO ANY FURTHER NOTICE OR DISTRIBUTION UNDER THE PLAN, IF ANY;

(C) YOU SHALL NOT BE ENTITLED TO ANY PROCEEDS OF SALE OF ANY OF THE PETITIONER PARTIES’ ASSETS; AND

(D) YOU SHALL NOT BE ENTITLED TO PARTICIPATE AS A CREDITOR IN THE CCAA PROCEEDINGS OF THE PETITIONER PARTIES.

3

Schedule “E”

FORM OF PROOF OF CLAIM

PROOF OF CLAIM

AGAINST CATALYST PAPER CORPORATION AND THE OTHER ENTITIES

LISTED BELOW

(hereinafter referred to collectively as the “Petitioner Parties”)

Catalyst Paper General Partnership	Catalyst Pulp Operations Limited
Catalyst Pulp Sales Inc.	Pacifica Poplars Ltd.
Catalyst Pulp and Paper Sales Inc.	Elk Falls Pulp and Paper Limited
Catalyst Paper Energy Holdings Inc.	0606890 B.C. Ltd.
Catalyst Paper Recycling Inc.	Catalyst Paper (Snowflake) Inc.
Catalyst Paper Holdings Inc.	Pacifica Papers U.S. Inc.
Pacifica Poplars Inc.	Pacifica Papers Sales Inc.
Catalyst Paper (USA) Inc.	The Apache Railway Company

Please read the enclosed Instruction Letter carefully prior to completing this Proof of Claim. Defined terms not defined within this Proof of Claim form shall have the meaning ascribed thereto in the Claims Procedure Order dated March 22, 2012, as may be amended, restated or supplemented from time to time.

1. Particulars	of Creditor

(a) Please complete the following (Full legal name should be the name of the original Creditor, regardless of whether an assignment of a Claim, or a portion thereof, has occurred prior to or following the Commencement Date.) and Full Mailing Address of the Creditor (the original Creditor, not the Assignee):

Full Legal Name:

Full Mailing Address:

Telephone Number:

Facsimile Number:

E-mail address:

Attention (Contact Person):

(b) Has the Claim been sold, transferred or assigned by the Creditor to another party (an “Assignee”)?

Yes:     [        ]

No:      [        ]

2. Particulars	of Assignee(s) (If any):

(a)

Please complete the following if all or a portion of the Claim has been assigned, insert full legal name of assignee(s) of the Claim. If there is more than one assignee, please attach a separate sheet with the required information.):

Full Legal Name of Assignee(s):

Full Mailing Address of Assignee(s):

Telephone Number of Assignee(s):

Facsimile Number of Assignee(s):

E-mail address of Assignee(s):

Attention (Contact Person):

Proof of Claim:

I,                              (name of individual Creditor or Representative of corporate Creditor), of                                          (City, Province or State) do hereby certify:

that I [__ ] am a Creditor; OR

[__ ] am                              (state position or title) of                                      (name of corporate Creditor), which is a Creditor;

that I have knowledge of all the circumstances connected with the Claim referred to below;

that                                          (name of applicable Petitioner Parties and/or Directors and/or Officers) was and still is indebted to the Creditor as follows;

CLAIM (other than Restructuring Claim):

$                                          (insert $ value of Claim)

RESTRUCTURING CLAIM:

2

$                                  (insert $ value of Claim arising after the Commencement Date resulting from the restructuring, disclaimer, resiliation, termination or breach after the Commencement Date of any contract, employment agreement, lease or other agreement or arrangement of any nature whatsoever, whether written or oral);

that the Creditor’s Claim and the Creditor’s invoices, statements and/or supporting documents attached are denominated in:

[            ] Canadian Dollars

[            ] U.S. Dollars

[            ] Other:                                      (stipulate other currency referenced)

A. TOTAL CLAIM(S) $

(Note: Claims in a currency other than U.S. Dollars will be converted to U.S. Dollars at the noon spot rate of the Bank of Canada as at the Commencement Date, January 31, 2012. The reported US/CDN rate was USD$1.0000:CAD$10052.)

Nature of Claim:

(Check and complete appropriate category)

[__] A. UNSECURED CLAIM OF $                     . That in respect of this debt, no assets of any of the Petitioner Parties are pledged as security.

[__] B. SECURED CLAIM OF $                         . That in respect of this debt, assets of                              (insert name of applicable Petitioner Parties) valued at $                             are pledged to me as security, particulars of which are as follows:

(Give full particulars of the security, including the date on which the security was given and the value at which you assess the security, and attach a copy of the security documents.)

Particulars of Claims:

Other than as already set out herein, the particulars of the undersigned’s total Claim and/or Restructuring Claim are attached.

(Provide all particulars of the claims and supporting documentation, including amount, description of transaction(s) or agreement(s) giving rise to the claims, name of any guarantor which has guaranteed the claims, and amount of invoices, particulars of all credits, discounts, etc. claimed, description of the security, if any, granted by the Petitioner Parties to the Creditor and estimated value of such security. Where a claim is advanced against any Directors or Officers, please provide either a reference to a statutory authority for your claim or enclose a draft Notice of Civil Claim.)

3

Filing of Claims:

This Proof of Claim must be received by the Monitor by no later than 5:00 p.m. (prevailing Pacific time) on April 18, 2012 (the “Claims Bar Date”) unless your claim is a Restructuring Claim.

Proofs of Claim for Restructuring Claims arising after the Commencement Date resulting from a restructuring, disclaimer, resiliation, termination, or breach after the Commencement Date of any contract, employment agreement, lease or other agreement or arrangement of any nature whatsoever, whether written or oral, must be received by the Monitor by the later of: (a) the Claims Bar Date, and (b) by 5:00 p.m. (prevailing Pacific time) on the day which is 10 days after the date of the applicable Notice of Disclaimer or Resiliation (the “Restructuring Claims Bar Date”).

FAILURE TO FILE YOUR PROOF OF CLAIM AS DIRECTED BY THE CLAIMS BAR DATE OR RESTRUCTURING CLAIMS BAR DATE, AS APPLICABLE, WILL RESULT IN YOUR CLAIM BEING FOREVER BARRED AND EXTINGUISHED, AND YOU WILL BE PROHIBITED FROM MAKING OR ENFORCING A CLAIM AGAINST ANY OF THE PETITIONER PARTIES AND/OR ANY OF THEIR DIRECTORS AND/OR OFFICERS.

This Proof of Claim must be delivered by prepaid registered mail, personal delivery, e-mail, courier or facsimile transmission at the following addresses:

PricewaterhouseCoopers Inc.,

Court-appointed Monitor of Catalyst Paper Corporation et al.

250 Howe Street, Suite 700

Vancouver, British Columbia V6C 3S7

Attention: Patricia Marshall

Telephone: 604.806.7070

Fax: 604.806.7806

Email: catalystclaims@ca.pwc.com

DATED this              day of                     , 2012.

Per:
Witness:
Print name of Creditor:

If Creditor is other than an individual, print name and title of authorized signatory

Name:

Title:

4

Schedule “F”

FORM OF NOTICE OF REVISION OR DISALLOWANCE

NOTICE OF REVISION OR DISALLOWANCE

OF CATALYST PAPER CORPORATION AND THE OTHER ENTITIES

LISTED BELOW

(hereinafter referred to collectively as the “Petitioner Parties”)

Catalyst Paper General Partnership	Catalyst Pulp Operations Limited
Catalyst Pulp Sales Inc.	Pacifica Poplars Ltd.
Catalyst Pulp and Paper Sales Inc.	Elk Falls Pulp and Paper Limited
Catalyst Paper Energy Holdings Inc.	0606890 B.C. Ltd.
Catalyst Paper Recycling Inc.	Catalyst Paper (Snowflake) Inc.
Catalyst Paper Holdings Inc.	Pacifica Papers U.S. Inc.
Pacifica Poplars Inc.	Pacifica Papers Sales Inc.
Catalyst Paper (USA) Inc.	The Apache Railway Company

Full Legal Name of Creditor:

Reference #:

Pursuant to the order of the Supreme Court of British Columbia dated March 22, 2012 (as may be amended, restated or supplemented from time to time), PricewaterhouseCoopers Inc., in its capacity as Monitor of the Petitioner Parties, hereby gives you notice that the Petitioner Parties, in consultation with the Monitor, have reviewed your Proof of Claim and have revised or disallowed your Claim as follows:

	Proof of Claim as Submitted ($CDN)	Revised Claim as Accepted ($CDN)	Secured ($CDN)	Unsecured ($CDN)
Total Claim

Reason for the Revision or Disallowance:

If you do not agree with this Notice of Revision or Disallowance please take notice of the following:

If you intend to dispute a Notice of Revision or Disallowance, you must deliver a Notice of Dispute, in the form attached hereto, by prepaid registered mail, personal delivery, e-mail (in PDF format), courier or facsimile transmission to the address indicated herein so that such Notice of Dispute is received by the Monitor by 5:00 p.m. (prevailing Pacific time) on •, 2012 [being ten (10) days after the date of this Notice of Revision or Disallowance], or such other date as may be agreed to by the Monitor. The form of Notice of Dispute is attached to this Notice.

Where a Notice of Dispute is being submitted electronically, please submit one pdf file with the file named as follows: [insert legal name of creditor]poc.pdf.

If you do not deliver a Notice of Dispute by the time specified, the nature and amount of your Claim, if any, shall be as set out in this Notice of Revision or Disallowance for voting and/or distribution purposes.

Address for Service of Notices of Dispute:

PricewaterhouseCoopers Inc.,

Court-appointed Monitor of Catalyst Paper Corporation et al.

250 Howe Street, Suite 700

Vancouver, British Columbia V6C 3S7

Attention: Patricia Marshall

Telephone: 604.806.7070

Fax: 604.806.7806

Email: catalystclaims@ca.pwc.com

IF YOU FAIL TO TAKE ACTION WITHIN THE PRESCRIBED TIME PERIOD, THIS NOTICE OF REVISION OR DISALLOWANCE WILL BE BINDING UPON YOU.

Dated at                              this              day of                          , 2012.

PRICEWATERHOUSECOOPERS INC.

In its capacity as the Court-appointed Monitor

of Catalyst Paper Corporation et al.

Per:

[NAME]

2

Schedule “G”

FORM OF NOTICE OF DISPUTE

NOTICE OF DISPUTE

OF CATALYST PAPER CORPORATION AND THE OTHER ENTITIES

LISTED BELOW

(hereinafter referred to collectively as the “Petitioner Parties”)

Catalyst Paper General Partnership	Catalyst Pulp Operations Limited
Catalyst Pulp Sales Inc.	Pacifica Poplars Ltd.
Catalyst Pulp and Paper Sales Inc.	Elk Falls Pulp and Paper Limited
Catalyst Paper Energy Holdings Inc.	0606890 B.C. Ltd.
Catalyst Paper Recycling Inc.	Catalyst Paper (Snowflake) Inc.
Catalyst Paper Holdings Inc.	Pacifica Papers U.S. Inc.
Pacifica Poplars Inc.	Pacifica Papers Sales Inc.
Catalyst Paper (USA) Inc.	The Apache Railway Company

Pursuant to the order of the Supreme Court of British Columbia dated March 22, 2012 (as may be amended, restated or supplemented from time to time), I/we hereby give you notice of my/our intention to dispute the Notice of Revision or Disallowance bearing Reference Number                                          and dated                                          issued by PricewaterhouseCoopers Inc., in its capacity as Monitor of the Petitioner Parties, in respect of my/our Claim.

Full Legal Name of Creditor:

	Reviewed Claim as Accepted ($CDN)	Reviewed Claim as Disputed ($CDN)	Secured ($CDN)	Unsecured ($CDN)

Total Claim

Reasons for Dispute (attach additional sheet and copies of all supporting documentation if necessary):

Signature of Individual:

Date:

(Please print name):

Telephone Number: ( )

Facsimile Number: ( )

Email Address:

Full Mailing Address:

This form and supporting documentation is to be returned by prepaid registered mail, personal delivery, e-mail (in pdf format), courier or facsimile transmission to the address indicated herein and is to be received by the Monitor by 5:00 p.m. (prevailing Pacific time) on •, 2012 [being seven (7) days after the date of the Notice of Revision or Disallowance], or such other date as may be agreed to by the Monitor.

Where this Notice of Dispute is being submitted electronically, please submit one pdf file with the file named as follows: [insert legal name of creditor]poc.pdf.

Address for Service of Notices of Dispute:

PricewaterhouseCoopers Inc.,

Court-appointed Monitor of Catalyst Paper Corporation et al.

250 Howe Street, Suite 700

Vancouver, British Columbia V6C 3S7

Attention: Patricia Marshall

Telephone: 604.806.7070

Fax: 604.806.7806

Email: catalystclaims@ca.pwc.com

2

Schedule “H”

FORM OF NEWSPAPER NOTICE

NOTICE TO CREDITORS OF CATALYST PAPER CORPORATION

AND THE OTHER ENTITIES LISTED BELOW

(hereinafter referred to collectively as the “Petitioner Parties”)

Catalyst Paper General Partnership	Catalyst Pulp Operations Limited
Catalyst Pulp Sales Inc.	Pacifica Poplars Ltd.
Catalyst Pulp and Paper Sales Inc.	Elk Falls Pulp and Paper Limited
Catalyst Paper Energy Holdings Inc.	0606890 B.C. Ltd.
Catalyst Paper Recycling Inc.	Catalyst Paper (Snowflake) Inc.
Catalyst Paper Holdings Inc.	Pacifica Papers U.S. Inc.
Pacifica Poplars Inc.	Pacifica Papers Sales Inc.
Catalyst Paper (USA) Inc.	The Apache Railway Company

RE: NOTICE OF CLAIMS PROCEDURE FOR THE PETITIONER PARTIES PURSUANT TO THE COMPANIES’ CREDITORS ARRANGEMENT ACT (“CCAA”)

This notice is being published pursuant to an order of the Supreme Court of British Columbia dated March 22, 2012 (the “Claims Procedure Order”) which approved a claims procedure for the determination of certain claims against the Petitioner Parties and/or their Directors and/or Officers. The claims procedure only applies to the Claims of Creditors described in the Claims Procedure Order. A copy of the Claims Procedure Order and other public information concerning the CCAA proceedings can be obtained on the website of PricewaterhouseCoopers Inc., the Court-Appointed Monitor of the Petitioner Parties (the “Monitor”) at www.pwc.com/car-catalystpaper. Any person who may have a claim against any of the Petitioner Parties and/or any of their Directors and/or Officers should carefully review and comply with the Claims Procedure Order.

Any person having a Claim against any of the Petitioner Parties and/or any of their Directors and/or Officers arising or relating to the period prior to January 31, 2012 (the “Commencement Date”), which would have been a claim provable in bankruptcy had the Petitioner Parties become bankrupt on the Commencement Date and who does not receive a Claim Amount Notice with their Claims Package, or who receives a Claim Amount Notice with their Claims Package but disputes the amount or nature of their Claim as listed in their Claim Amount Notice, must send a Proof of Claim to Monitor, to be received by the Monitor by no later than 5:00 p.m. (prevailing Pacific time) on April 18, 2012 (the “Claims Bar Date”).

Proofs of Claim for claims arising as a result of a restructuring, disclaimer, resiliation, termination, or breach by any of the Petitioner Parties on or after the Commencement Date of any contract, employment agreement, lease or other agreement or arrangement of any nature whatsoever, whether written or oral, must be received by the Monitor by no later than (a) the Claims Bar Date, and (b) 5:00 p.m. (prevailing Pacific time) on the day which is ten (10) days after the date of the notice of disclaimer or resiliation sent by the Monitor to such creditor.

For the avoidance of doubt, any claim a creditor may have against any of the Petitioner Parties must be filed in accordance with the procedures set forth in the Claims Procedure Order. Proofs of Claim filed solely with the United States Bankruptcy Court, District of Delaware, are invalid.

Creditors requiring more information or who have not received a Proof of Claim form or Claims Package should contact the Monitor by telephone at (604) 806-7070, fax at (604) 806-7806, or email at catalystclaims@ca.pwc.com or visit the Monitor’s website at: www.pwc.com/car-catalystpaper.

UNLESS EXPRESSLY PROVIDED IN THE CLAIMS PROCEDURE ORDER, HOLDERS OF CLAIMS THAT DO NOT FILE PROOFS OF CLAIM WITH THE MONITOR BY THE APPLICABLE DEADLINE SPECIFIED ABOVE SHALL NOT BE ENTITLED TO ANY FURTHER NOTICE OR DISTRIBUTION UNDER A PLAN, IF ANY, OR OF ANY PROCEEDS OF SALE OF ANY OF THE PETITIONER PARTIES’ ASSETS, OR TO PARTICIPATE AS A CREDITOR IN THE CCAA PROCEEDINGS OF THE PETITIONER PARTIES, AND SHALL BE PROHIBITED FROM MAKING OR ENFORCING ANY CLAIM AGAINST ANY OF THE PETITIONER PARTIES AND/OR ANY OF THEIR DIRECTORS AND/OR OFFICERS. ADDITIONALLY, ANY CLAIMS SUCH CREDITOR MAY HAVE AGAINST ANY OF THE PETITIONER PARTIES AND/OR ANY OF THEIR DIRECTORS AND/OR OFFICERS SHALL BE FOREVER BARRED AND EXTINGUISHED.

No.

Vancouver Registry

IN THE SUPREME COURT OF BRITISH

COLUMBIA

IN THE MATTER OF THE COMPANIES’

CREDITORS ARRANGEMENT ACT, R.S.C.

1985, c. C-36

AND IN THE MATTER OF THE CANADA

BUSINESS CORPORATIONS ACT, R.S.C.

1985, c. C-44

AND IN THE MATTER OF CATALYST PAPER

CORPORATION AND THOSE CORPORATIONS

DESCRIBED IN THE ATTACHED SCHEDULE “A”

PETITIONERS

CLAIMS PROCEDURE ORDER

Bill Kaplan, Q.C. / Peter Rubin

Blake Cassels & Graydon LLP

Barristers & Solicitors

595 Burrard Street, PO Box 49314

Suite 2600, Three Bentall Centre

Vancouver, B.C. V7X 1L3

Phone: 604.631.3300

Agent: Dye & Durham

APPENDIX “E”

MEETINGS ORDER

(other than Schedule C and Schedule D to the Meetings Order)

E-1

No. S120712

Vancouver Registry

IN THE SUPREME COURT OF BRITISH COLUMBIA

IN THE MATTER OF THE COMPANIES’ CREDITORS ARRANGEMENT ACT,

R.S.C. 1985, c. C-36, AS AMENDED

AND

IN THE MATTER OF THE CANADA BUSINESS CORPORATIONS ACT,

R.S.C. 1985, c. C-44

AND

IN THE MATTER OF THE BUSINESS CORPORATIONS ACT,

S.B.C. 2002, c. 57

AND

IN THE MATTER OF CATALYST PAPER CORPORATION

AND THE PETITIONERS LISTED IN SCHEDULE “A”

PETITIONERS

ORDER MADE AFTER APPLICATION

BEFORE THE HONOURABLE	)
MR. JUSTICE SEWELL	)	March 22, 2012
)

ON THE APPLICATION of the Petitioner Parties coming on for hearing at Vancouver, British Columbia, on the 21st day of March, 2012; AND ON HEARING, Bill Kaplan, Q.C., Peter Rubin and Andrew Crabtree, counsel for the Petitioner Parties, John Grieve and Kibben Jackson, counsel for the Monitor, PricewaterhouseCoopers Inc. (the “Monitor”), and those other counsel listed in Schedule “B” hereto; AND UPON READING the material filed;

THIS COURT ORDERS AND DECLARES THAT:

SERVICE

1. The time for service of the Notice of Application herein be and is hereby abridged and that the Notice of Application is properly returnable today and service thereof upon any person other than those on the Service List be and is hereby dispensed with.

DEFINITIONS

2. Any capitalized terms not otherwise defined in this Order shall have the meanings ascribed to them in the Plan of Compromise and Arrangement of the Petitioner Parties dated as of March 15, 2012, attached as Schedule “C” to this Order (as it may be amended, restated or supplemented from time to time in accordance with its terms, the “Plan”). “Petitioners” means, collectively, Catalyst and the other entities listed in Schedule “A” to this Order. “Petitioner Parties” means, collectively, the Petitioners and Catalyst Paper General Partnership.

PLAN OF COMPROMISE AND ARRANGEMENT

3. The Plan is hereby accepted for filing and the Petitioner Parties are hereby authorized to present the Plan to the Creditors for their consideration in accordance with the terms of this Order and to seek approval of the Plan by the Creditors holding an Allowed Claim or a Disputed Claim (each an “Eligible Voting Creditor”) at the Meetings in the manner set forth herein.

4. With the consent of the Majority Initial Supporting Noteholders, in consultation with the Initial Supporting Unsecured Noteholders, and, to the extent that any variation, amendment, modification or supplement to the Plan deals with the ABL Facility or the DIP Credit Agreement, the consent of JPMorgan Chase Bank, N.A. or the DIP Lenders, as applicable, and, to the extent that any variation, amendment, modification or supplement to the Plan is materially inconsistent with the Restructuring and Support Agreement, the consent of the Initial Supporting Unsecured Noteholders, the Petitioner Parties are hereby authorized to vary, amend, modify or supplement the Plan, in accordance with its terms by way of a supplementary or amended and restated plan or plans of compromise and arrangement (an “Amended Plan”) at any time and from time to time:

(a)

prior to the Meetings, provided that the Petitioner Parties or the Monitor, as applicable, (i) obtain the prior consent of the Monitor, (ii) file the Amended Plan with the Court, (iii) serve the Amended Plan on the Service List, (iv) provide reasonable notice of the Amended Plan to Convenience Share Election Creditors and Cash Election Creditors, (v) provide reasonable notice of the Amended Plan to Eligible Voting Creditors that have filed proxies with the Monitor, to the extent that such Eligible Voting Creditors are not on the Service List, and (vi) post the Amended Plan on the Monitor’s website at www.pwc.com/car-catalystpaper (the “Monitor’s Website”);

(b)

during a Meeting, provided that (i) the prior consent of the Monitor is obtained, (ii) such amendment would not be materially prejudicial to the interests of any of the Creditors under the Plan, and (iii) notice of any such variation, amendment, modification or supplement is given to all Eligible Voting Creditors present in person or by proxy (and in such case, notice given to the Eligible Voting Creditor’s proxy holder shall be sufficient) at each Meeting prior to the vote being taken at such Meeting; in which case any such variation, amendment, modification or supplement shall be deemed to be part of and incorporated into the Plan, and such Amended Plan shall be promptly posted on the Monitor’s Website and filed with the Court as soon as practicable following the Meetings; and

(c)

after the Meetings (both prior to and subsequent to the date of the Sanction Order, if granted) without obtaining a further Order of this Court and without notice to any Creditors, if the Petitioner Parties and the Monitor, acting reasonably and in good faith, determine that such variation, amendment, modification or supplement is of a technical or administrative nature that would not be prejudicial to the interests of any of the Creditors under the Plan and is necessary in order to give effect to the substance of the Plan or the Sanction Order (if granted).

CLASSIFICATION OF CREDITORS

5. For the purposes of considering and voting on the Plan, there shall be two (2) Classes of Creditors as established in the Plan, being the Unsecured Claims Class and the First Lien Notes Claims Class.

NOTICE OF MEETINGS AND INFORMATION PACKAGE

6. The Company’s management proxy circular (the “Information Circular”), the form of notice of the Meetings (the “Notice of Meetings”), the forms of proxy for General Unsecured Creditors and the voting forms for Unsecured Noteholders and for First Lien Noteholders, the Cash Election Form, the Convenience Share Election Form (collectively, the “Information Package”) and the Newspaper Notice (the “Newspaper Notice”) in substantially the forms attached to this Order as Schedules “D”, “E”, “F”, “G”, “H”, “I”, “J”, “K”, “L” and “M” respectively, are hereby approved.

7. Notwithstanding paragraph 6 above, but subject to paragraph 4, the Petitioner Parties may from time to time make such minor changes to the documents in the Information Package as the Petitioner Parties and the Monitor consider necessary or desirable to conform the content thereof to the terms of the Plan or this Order or to describe the Plan.

8. As soon as practicable after the granting of this Order and in any event within two (2) Business Days following the date of this Order, the Monitor shall cause a copy of the Information Package (and any amendments made thereto in accordance with paragraph 7 hereof), this Order (including all schedules that are not included in the Information Package), and the Monitor’s Fifth Report dated March [•], 2012 to be posted on the Monitor’s Website. The Monitor shall ensure that the Information Package remains posted on the Monitor’s Website until at least one (1) Business Day after the Effective Date.

9. Forthwith after the granting of this Order, the Monitor shall deliver a copy of the Information Package (without the Cash Election Form, the Convenience Share Election Form and the General Unsecured Creditors Proxy) to Globic Advisors (the “Solicitation Agent”). As soon as practicable after the granting of this Order and in any event within four (4) Business Days following the date of this Order, the Monitor shall send the Information Package (without the voting instruction forms and master proxies for and in respect of the Noteholders) to all Creditors (other than Noteholders) known to the Monitor and the Petitioner Parties as of the date of this Order by regular mail, facsimile, courier or e-mail at the last known address (including fax number or email address) for such Creditors set out in the books and records of the Petitioner Parties.

10. As soon as practicable following the receipt of a request therefor, the Monitor shall send a copy of the Information Package by registered mail, facsimile, courier or e-mail, to each Creditor who, no later than three (3) Business Days prior to the applicable Meeting (or any adjournment thereof), makes a written request for it.

PUBLICATION OF NEWSPAPER NOTICE

11. As soon as practicable after the granting of this Order and in any event within four (4) Business Days following the date of this Order, the Monitor shall use reasonable efforts to cause the Newspaper Notice (substantially in the form attached hereto as Schedule “M”) to be published for a period of one (1) Business Day in The National Post, the Victoria Times Colonist, the Vancouver Sun and The Wall Street Journal.

UNSECURED NOTEHOLDERS SOLICITATION PROCESS

12. The record date for the purposes of determining which Unsecured Noteholders are entitled to receive notice of the Unsecured Creditors Meeting and vote at the Unsecured Creditors Meeting shall be 5:00 p.m. on March 16, 2012 at the prevailing Pacific time (the “Unsecured Noteholder Record Date”).

13. As soon as practicable after the granting of this Order, and in any event within four (4) Business Days following the date of this Order, the Solicitation Agent shall cause a copy of the Information Package (but not including the General Unsecured Creditor Proxy, the Cash Election Form and the Convenience Share Election Form) to be sent to:

(a)	each of the registered Unsecured Noteholders that appear on the applicable securities register of Catalyst as at the Unsecured Noteholder Record Date, by one or more of the following methods:

(i)

by email or by prepaid ordinary or first class mail addressed to the Unsecured Noteholder at his, her or its address as it appears on the applicable securities register of Catalyst as at the Unsecured Noteholder Record Date;

(ii)	by delivery in person, or by delivery to the address specified in subparagraph (i) above; or

(iii)

by email or facsimile transmission to any Unsecured Noteholder who identifies himself, herself or itself to the satisfaction of the Solicitation Agent, acting through its representatives, and who requests such email or facsimile transmission; and

(b)

each of the non-registered Unsecured Noteholders, by sending copies of the Information Package to intermediaries and registered nominees for forwarding on to both non-objecting beneficial owners and objecting beneficial owners, in accordance with National Instrument 54-101—Communication with Beneficial Owners of Securities of a Reporting Issuer of the Canadian Securities Administrators.

14. Notwithstanding paragraph 6 of this Order, and paragraph 4 of this Order, in the event that any amendments or supplements are made to the Information Package (the “Additional Information”) after the Information Package has been sent to the Unsecured Noteholders pursuant to paragraph 13 of this Order, the Petitioner Parties shall only be required to distribute such Additional Information to the Unsecured Noteholders by way of press release.

15. Accidental failure of or accidental omission by the Solicitation Agent to provide a copy of the Information Package to any one or more of the Unsecured Noteholders, the non-receipt of a copy of the Information Package beyond the reasonable control of the Solicitation Agent, or any failure or omission to provide a copy of the Information Package as a result of events beyond the reasonable control of the Solicitation Agent (including, without limitation, any inability to use postal services) shall not constitute a breach of this Order, and shall not invalidate any resolution passed or proceedings taken at the Unsecured Creditors Meeting, but if any such failure or omission is brought to the attention of the Solicitation Agent, then the Solicitation Agent shall use reasonable efforts to rectify the failure or omission by the method and in the time most reasonably practicable in the circumstances.

FIRST LIEN NOTEHOLDERS SOLICITATION PROCESS

16. The record date for the purposes of determining which First Lien Noteholders are entitled to receive notice of the First Lien Noteholders Meeting and vote at the First Lien Noteholders Meeting shall be 5:00 p.m. on March 16, 2012 at the prevailing Pacific time (the “First Lien Noteholder Record Date”).

17. As soon as practicable after the granting of this Order, and in any event within four (4) Business Days following the date of this Order, the Solicitation Agent shall cause a copy of the Information Package (but not including the General Unsecured Creditor Proxy, the Cash Election Form and the Convenience Share Election Form) to be sent to:

(a)	each of the registered First Lien Noteholders that appear on the applicable securities register of Catalyst as at the First Lien Noteholder Record Date, by one or more of the following methods:

(i)

by email or prepaid ordinary or first class mail addressed to the First Lien Noteholder at his, her or its address as it appears on the applicable securities register of Catalyst as at the First Lien Noteholder Record Date;

(ii)	by delivery in person, or by delivery to the address specified in subparagraph (i) above; or

(iii)

by email or facsimile transmission to any First Lien Noteholder who identifies himself, herself or itself to the satisfaction of the Solicitation Agent, acting through its representatives, and who requests such email or facsimile transmission; and

(b)	each of the non-registered First Lien Noteholders, by sending copies of the Information Package to intermediaries and registered nominees for forwarding on to both non-objecting beneficial owners and objecting beneficial owners, in accordance with National Instrument 54-101—Communication with Beneficial Owners of Securities of a Reporting Issuer of the Canadian Securities Administrators.

18. Notwithstanding paragraph 6 of this Order, and paragraph 4 of this Order, in the event that there is any Additional Information after the Information Package has been sent to the First Lien Noteholders pursuant to paragraph 17 of this Order, the Petitioner Parties shall only be required to distribute such Additional Information to the First Lien Noteholders by way of press release.

19. Accidental failure of or accidental omission by the Solicitation Agent to provide a copy of the Information Package to any one or more of the First Lien Noteholders, the non-receipt of a copy of the Information Package beyond the reasonable control of the Solicitation Agent, or any failure or omission to provide a copy of the Information Package as a result of events beyond the reasonable control of the Solicitation Agent (including, without limitation, any inability to use postal services) shall not constitute a breach of this Order, and shall not invalidate any resolution passed or proceedings taken at the First Lien Noteholders Meeting, but if any such failure or omission is brought to the attention of the Solicitation Agent, then the Solicitation Agent shall use reasonable efforts to rectify the failure or omission by the method and in the time most reasonably practicable in the circumstances.

NOTICE SUFFICIENT

20. The publication of the Newspaper Notice, the sending of a copy of the Information Package to Creditors in accordance with paragraph 9 above, the posting of the Information Package on the Monitor’s Website, and the provision of notice to the Unsecured Noteholders and First Lien Noteholders in the manner set out in paragraphs 8, 9, 11, 13 and 17 above, shall constitute good and sufficient service of this Order, the Plan and the Notice of Meetings on all Persons who may be entitled to receive notice thereof in these proceedings, or who may wish to be present in person or by proxy at the Meetings or in these proceedings, and no other form of notice or service need be made on such Persons and no other document or material need be served on such Persons in respect of these proceedings. Service shall be effective, in the case of mailing, three (3) Business Days after the date of mailing, in the case of service by courier, on the day after the courier was sent, in the case of any means of transmitted, recorded or electronic communication, when dispatched or delivered for dispatch and in the case of service by fax or e-mail, on the day the fax or e-mail was transmitted, unless (i) such day is not a Business Day, or the fax or e-mail transmission was made after 5:00 p.m., in which case, on the next Business Day, or (ii) a return failure-to-deliver message is received by sender.

THE MEETINGS

21. The Petitioner Parties are hereby authorized and directed to call, hold and conduct a separate meeting for each Class of Creditors on April 23, 2012, at the Delta Vancouver Airport Hotel, 3500 Cessna Drive, Vancouver, British Columbia, V7B 1C7 at 10:00 a.m. for the Unsecured Claims Class (the “Unsecured Creditors Meeting”) and at 11:00 a.m. for the First Lien Notes Claims Class (the “First Lien Noteholders Meeting”), or as adjourned to such places and times as the Chair or Monitor may determine in accordance with paragraph 46 hereof, for the purposes of considering and voting on the resolution to approve the Plan and transacting such other business as may be properly brought before the applicable Meeting.

ATTENDANCE AT THE MEETINGS

22. The only Persons entitled to notice of, attend or speak at a Meeting are the Eligible Voting Creditors (which, for greater certainty, shall include the Unsecured Noteholders as at the Unsecured Noteholder Record Date at the Unsecured Creditors Meeting and the First Lien Noteholders as at the First Lien Noteholder Record Date at the First Lien Noteholders Meeting) of the applicable Class of Creditors and their respective proxy holders, representatives of the Petitioner Parties, the Monitor, the Steering Group, the Initial Supporting Noteholders and the legal counsel and financial advisors of any of the foregoing, the Chair, Scrutineers and the Secretary. Any other Person may be admitted to a Meeting only by invitation of the Petitioner Parties or the Monitor.

23. An Eligible Voting Creditor that is not an individual may only attend and vote at a Meeting if it has appointed a proxy holder to attend and act on its behalf at such Meeting.

DISPUTED CLAIMS

24. If the amount of a Disputed Claim has not been finally determined or resolved at least one (1) Business Day prior to the date of the applicable Meeting or any adjournment thereof, the holder thereof shall be entitled to vote the aggregate amount of the Disputed Claim(s) of the holder in accordance with the provisions of this Order, without prejudice to the rights of the Petitioner Parties, the Monitor or the holder of the Disputed Claim(s) with respect to the final determination of the Disputed Claim(s) for distribution purposes and such vote shall be separately tabulated by the Monitor in accordance with paragraphs 49 and 50 of this Order. Votes cast in respect of any Disputed Claim shall not be counted toward the Required Majorities.

ENTITLEMENT TO VOTE AT THE MEETINGS

25. Any Person having an Unaffected Claim shall not be entitled to vote on the Plan at a Meeting in respect of such Unaffected Claim and, except as otherwise permitted herein, shall not be entitled to attend a Meeting.

26. Any Creditor holding a Claim (other than an Allowed Claim) that has not submitted a Proof of Claim in respect of its Claim in accordance with the procedure set out in the Claims Procedure Order prior to the Claims Bar Date or the Restructuring Claims Bar Date set out therein, as applicable, shall not be entitled to vote on the Plan at the applicable Meeting in respect of its Claim.

27. Subject to paragraphs 43 and 44 hereof, or as otherwise may be determined in connection with this Order, the only Persons entitled to vote at a Meeting in person or by proxy are Eligible Voting Creditors.

VOTING AT THE MEETINGS

28. The quorum required at each Meeting shall be one (1) Eligible Voting Creditor present in person or by proxy at such Meeting.

29. Subject to paragraphs 24, 44 and 50 hereof, each Eligible Voting Creditor shall have one (1) vote, which vote shall have the value of such Eligible Voting Creditor’s Allowed Claim(s) as determined in accordance with the Claims Procedure Order, any other order of the Court and/or the Plan.

30. The Chair be and is hereby authorized to accept and rely upon proxies that are substantially in the form attached to this Order as Schedules “F”, “G”, “H”, “I” and “J” and as permitted by paragraphs 39, 40 and 41 hereof.

31. An Eligible Voting Creditors’ Claim shall not include fractional numbers and for voting purposes, shall be rounded down to the nearest whole U.S. Dollar amount.

UNSECURED CLASS

A) Convenience Share Election Creditors

32. Any Convenience Creditor may make a Convenience Share Election by sending a Convenience Share Election Form (in the form attached hereto as Schedule “L”) to the Monitor such that it is received by the Monitor at least one (1) Business day prior to the Unsecured Creditors Meeting. For purposes of determining the Required Majorities, any Convenience Creditor who makes a Convenience Share Election in accordance with this Order and the Plan (a “Convenience Share Election Creditor”) shall be deemed to vote in favour of the resolution to approve the Plan to the extent of his, her or its Allowed Claim and shall not be entitled to attend or vote at the Unsecured Creditors Meeting, whether in person or by proxy.

B) Cash Election Creditors

33. Any General Unsecured Creditor that is not a Convenience Creditor may make a Cash Election by sending a Cash Election Form (in the form attached hereto as Schedule “K”) to the Monitor such that it is received by the Monitor at least one (1) Business Day prior to the Unsecured Creditors Meeting. The Allowed Claim of any General Unsecured Creditor who makes a Cash Election in accordance with this Order and the Plan (a “Cash Election Creditor”) shall be deemed to be equal to CAD $10,000 for distribution purposes only. For purposes of determining the Required Majorities, any such Cash Election Creditor shall be deemed to vote in favour of the resolution to approve the Plan to the full extent of his, her or its Allowed Claim and shall not be entitled to attend or vote at the Unsecured Creditors Meeting, whether in person or by proxy.

C) General Unsecured Creditors (not including Convenience Share Election Creditors or Cash Election Creditors)

34. For the purposes of voting at the Unsecured Creditors Meeting, the Allowed Claim of any General Unsecured Creditors (not including Convenience Share Election Creditors or Cash Election Creditors) shall be deemed to be equal to the extent of his, her or its Allowed Claim.

D) Unsecured Noteholders

35. For the purposes of voting at the Unsecured Creditors Meeting, the Allowed Claim of any Unsecured Noteholder shall be deemed to be equal to its pro rata share of the Unsecured Notes Claims Voting Amount (as defined and determined in accordance with paragraph 11 of the Claims Procedure Order).

36. Non-registered Unsecured Noteholders will be required to submit their vote via their respective intermediary and nominee in order to verify their allowed claim as of the record date.

FIRST LIEN NOTES CLASS

37. For the purposes of Voting at the First Lien Noteholders Meeting, the Allowed Claim of any First Lien Noteholder shall be deemed to be equal to its pro rata share of the First Lien Notes Claims Voting Amount (as defined in and determined in accordance with paragraph 12 of the Claims Procedure Order).

38. Non-registered First Lien Noteholders will be required to submit their vote via their respective intermediary and nominee in order to verify their Allowed Claim as of the record date.

VOTING BY PROXIES

39. All proxies submitted, other than proxies submitted by First Lien Noteholders or Unsecured Noteholders, in respect of the Unsecured Creditors Meeting (or any adjournment thereof) must be (a) submitted prior to the Unsecured Creditors Meeting; and (b) in substantially the form attached to this Order as Schedule “F”, as applicable, or in such other form acceptable to the Monitor or the Chair. The Monitor is hereby authorized to use reasonable discretion as to the adequacy of compliance with respect to the manner in which any proxy is completed and executed, and may waive strict compliance with the requirements in connection with the deadlines imposed in connection therewith.

40. Each of the non-registered Unsecured Noteholders, who hold their claims through intermediaries or nominees, shall execute a Beneficial Noteholder Voting Instruction Form, attached as Schedule “G”, and return the Beneficial Noteholder Voting Instruction Form to their respective intermediary or nominee. The intermediaries or nominees, holding the Unsecured Notes for the benefit of the underlying Noteholders, will verify the Noteholder’s record date claim, and include that claim on that intermediary’s and nominee’s Master Proxy, attached as Schedule “H” for delivery to the Solicitation Agent as set out in Schedule “H” no later than 1:00 p.m. (prevailing Pacific time) on April 20, 2012. The Solicitation Agent shall, as soon as reasonably practicable after receipt of any Beneficial Noteholder Voting Instruction Forms and Master Proxies, deliver the relevant information to the Monitor. By no later than 5:00 p.m. (prevailing Pacific time) on April 20, 2012, the Solicitation Agent shall deliver to the Monitor a summary of all information received by the Solicitation Agent along with copies of all Beneficial Noteholder Voting Instruction Forms and Master Proxies received by the Solicitation Agent.

41. Each of the non-registered First Lien Noteholders, who hold their claims through intermediaries or nominees, shall execute a Beneficial Noteholder Voting Instruction Form, attached as Schedule “I”, and return the Beneficial Noteholder Voting Instruction Form to their respective intermediary or nominee. The intermediaries or nominees, holding the First Lien Notes for the benefit of the underlying Noteholders, will verify the Noteholder’s record date claim, and include that claim on that intermediary’s and nominee’s Master Proxy, attached as Schedule “J” for delivery to the Solicitation Agent as set out in Schedule “J” no later than 1:00 p.m. (prevailing Pacific time) on April 20, 2012. The Solicitation Agent shall, as soon as reasonably practicable after receipt of any Beneficial Noteholder Voting Instruction Forms and Master Proxies, deliver the relevant information to the Monitor. By no later than 5:00 p.m. (prevailing Pacific time) on April 20, 2012, the Solicitation Agent shall deliver to the Monitor a summary of all information received by the Solicitation Agent along with copies of all Beneficial Noteholder Voting Instruction Forms and Master Proxies received by the Solicitation Agent.

42. Paragraphs 39, 40 and 41 hereof, the Instruction for Completion of Proxy and the Instructions for Completion of Voting Instruction Form (which instructions are part of the documents attached hereto as Schedules “F”, “G”, “H”, “I” and “J”) shall govern the submission of such documents and any deficiencies in respect of the form or substance of such documents filed with the Solicitation Agent.

TRANSFERS OR ASSIGNMENTS OF CLAIMS

43. Subject to paragraphs 32 and 33 above, if an Affected Creditor other than a Noteholder transfers or assigns an Affected Claim to another Person, such transferee or assignee shall not be entitled to attend and vote the transferred or assigned Affected Claim at the applicable Meeting unless (i) the assigned Affected Claim is an Allowed Claim or Disputed Claim, or a combination thereof, and (ii) notice of and proof of transfer or assignment has been delivered to the Monitor in accordance with paragraph 36 of the Claims Procedure Order no later than three (3) Business Days prior to the date of the applicable Meeting.

44. Subject to paragraphs 32 and 33 above, if an Affected Creditor other than a Noteholder transfers or assigns (i) the whole of its Affected Claim to more than one Person, or (ii) part of its Affected Claim to another Person or Persons, such transfers or assignments shall not create separate Affected Claims for voting purposes. Only the last Affected Creditor holding the whole of the Affected Claim may attend and vote the Affected Claim (including any transferred or assigned parts thereof) at the applicable Meeting (provided that such Affected Creditor is an Eligible Voting Creditor and only that portion of the Affected Claim that is an Allowed Claim or Disputed Claim shall be eligible to be voted), unless such Affected Creditor delivers notice in writing to the Monitor in accordance with paragraph 36 of the Claims Procedure Order no later than three (3) Business Days prior to the date of the applicable Meeting, directing that a specified transferee or assignee may vote the Affected Claim (including any transferred or assigned parts thereof) at the applicable Meeting if and to the extent such Affected Claim may otherwise be voted at such Meeting.

PROCEDURE AT THE MEETINGS

45. A representative of the Monitor shall preside as the chair of each of the Meetings (the “Chair”) and shall decide all matters relating to the rules and procedures at, and the conduct of, such Meeting in accordance with the terms of the Plan, this Order and further Order of this Court.

46. A Meeting shall be adjourned to such date, time and place as may be designated by the Chair or the Monitor, if:

(a)	the requisite quorum is not present at such Meeting;

(b)	such Meeting is postponed by a vote of the majority in value of the Claims of the Eligible Voting Creditors present in person or by proxy at such Meeting; or

(c)

prior to or during the Meeting, the Chair or the Monitor, with the consent of the Majority Initial Supporting Noteholders, in consultation with the Initial Supporting Unsecured Noteholders, otherwise decides to adjourn such Meeting.

The announcement of the adjournment by the Chair at such Meeting (if the adjournment is during a Meeting), the posting of notice of such adjournment on the Monitor’s Website, written notice to the Service List and issuing a press release with respect to such adjournment shall constitute sufficient notice of the adjournment and neither the Petitioner Parties nor the Monitor shall have any obligation to give any other or further notice to any Person of the adjourned Meeting.

47. Every question submitted to a Meeting, except to approve the Plan resolution or an adjournment of such Meeting, shall be decided by a majority of votes given on a show of hands or by confidential written ballot, at the discretion of the Chair, by a majority in number of the Eligible Voting Creditors.

48. The Chair shall direct a vote by the Eligible Voting Creditors of each Class on the resolutions (substantially in the form attached to this Order as Schedules “N” and “O”) to approve the Plan (i) by way of written ballot, or (ii) if the Chair deems it appropriate, by a show of hands.

49. The Monitor may appoint scrutineers (the “Scrutineers”) for the supervision and tabulation of the attendance at, quorum, and votes cast at each Meeting. A Person or Persons designated by the Monitor shall act as secretary (the “Secretary”) at each Meeting and shall tabulate all Allowed Claims (and, if applicable, Disputed Claims) voted at each such Meeting.

50. For voting purposes, the Monitor shall keep a separate record and tabulation of any votes (including deemed votes) cast in respect of Allowed Claims and Disputed Claims.

51. The result of any vote conducted at a Meeting of a Class of Creditors shall be binding upon all Creditors of that Class, whether or not any such Creditor was present or voted (or was deemed to have voted) at the Meeting, without prejudice to such Creditor’s ability to oppose the Plan at the Sanction Hearing on a basis other than that the Required Majorities were obtained.

52. Following the vote by a Class of Creditors at a Meeting, the Monitor shall tally the votes cast and deemed to be cast in accordance with the terms of this Order and determine whether the Plan has been approved by the majorities of Eligible Voting Creditors of that Class required pursuant to section 6 of the CCAA (the “Required Majorities”).

53. The Monitor shall file its report to this Court by no later than one (1) Business Day after the date of the Meetings detailing the votes cast or deemed to be cast in respect of Allowed Claims and Disputed Claims and the results of the votes cast, including, without limitation, whether:

(a)	the Plan has been accepted by the Required Majorities of Creditors in each Class; and

(b)	the votes cast or deemed to be cast by Eligible Voting Creditors with Disputed Claims, if any, would affect the result of the vote.

54. If the votes cast by the holders of Disputed Claims would affect whether the Plan has been approved by the Required Majorities of Creditors, the Monitor shall report this to the Court in accordance with paragraph 53 of this Order, in which case (i) the Petitioner Parties or the Monitor may request this Court to direct an expedited determination of any material Disputed Claims, as applicable, (ii) the Petitioner Parties, with the consent of the Majority Initial Supporting Noteholders, in consultation with the Initial Supporting Unsecured Noteholders, may request this Court to defer the date of the hearing of the Sanction Hearing, (iii) the Petitioner

Parties, with the consent of the Majority Initial Supporting Noteholders, in consultation with the Initial Supporting Unsecured Noteholders, may request this Court to defer or extend any other time periods in this Order or the Plan, and/or (iv) the Petitioner Parties or the Monitor may seek such further advice and direction as may be considered appropriate.

55. The Court directs the Monitor to compile lists of General Unsecured Creditors and Unsecured Noteholders entitled to vote at the meeting including separate lists of General Unsecured Creditors and Unsecured Noteholders who did not cast a vote at the meeting or file a proxy in respect thereto.

56. An electronic copy of the Monitor’s Report regarding the Meetings and the Plan, including any amendments and variations thereto, shall be posted on the Monitor’s Website prior to the Sanction Hearing.

HEARING FOR SANCTION OF THE PLAN

57. If the Plan is approved by the Required Majorities of Eligible Voting Creditors at each of the Meetings, or by subsequent Court Order, the Petitioner Parties shall seek Court approval of the Plan by bringing an application for approval of an Order sanctioning the Plan (the “Sanction Order”), which application shall be returnable before this Court at 9:45 a.m. on April 25, 2012, or, with the consent of the Majority Initial Supporting Noteholders, in consultation with the Initial Supporting Unsecured Noteholders, as soon after that date as the matter can be heard (the “Sanction Hearing”).

58. Service of the Information Package pursuant to paragraphs 8, 9, 13 and 17 hereof and the publication of the Newspaper Notice pursuant to paragraph 11 hereof shall constitute good and sufficient service of the notice of the Sanction Hearing on all Persons who may be entitled to receive notice of the Sanction Hearing, and no other form of notice or service need be made on such Persons, and no such other document or materials need be served on such Persons in respect of the Sanction Hearing unless they have filed and served an Application Response in accordance with paragraph 59 of this Order.

59. Any party who wishes to oppose the application for approval of the Sanction Order shall serve upon the lawyers for the Petitioner Parties, the Monitor, and upon all other parties on the

Service List, by not later than 12:00 p.m. on April 24, 2012: (a) an Application Response in the form prescribed by the British Columbia Supreme Court Civil Rules setting out the basis for such opposition; and (b) a copy of the materials to be used to oppose the application for approval of the Sanction Order setting out the basis for the opposition.

60. If the Sanction Hearing is adjourned in accordance with the terms hereof, only those Persons who are listed on the Service List (which shall include those Persons who have complied with paragraph 59 of this Order) shall be served with notice of the adjourned date.

GENERAL

61. The Petitioner Parties and the Monitor may, in their discretion, generally or in individual circumstances, but in accordance and compliance with the terms of this Order, waive in writing the time limits imposed on any Creditor under this Order if the Petitioner Parties and the Monitor deem it advisable to do so, without prejudice to the requirement that all other Creditors must comply with this Order.

62. If any deadline set out in this Order falls on a day other than a Business Day, the deadline shall be extended to the next Business Day.

63. All references herein as to time shall mean local time in Vancouver, British Columbia, Canada, and any reference to an event occurring on a Business Day shall mean prior to 5:00 p.m. prevailing Pacific time on such Business Day unless otherwise indicated herein.

64. Notwithstanding the terms of this Meeting Order, the Petitioner Parties and the Monitor may apply to this Court from time to time for directions from this Court with respect to this Meeting Order, including with respect to the Meetings and the schedules to this Meeting Order, or for such further Order or Orders as either of them may consider necessary or desirable to amend, supplement or replace this Meeting Order, including any schedule to this Meeting Order.

65. Subject to any further Order of this Court, in the event of any conflict, inconsistency, ambiguity or difference between the provisions of the Plan and this Order, the terms, conditions and provisions of the Plan shall govern and be paramount, and any such provision of this Order shall be deemed to be amended to the extent necessary to eliminate any such conflict, inconsistency, ambiguity or difference.

EFFECT, RECOGNITION AND ASSISTANCE OF OTHER COURTS

66. THIS COURT REQUESTS the aid and recognition of other Canadian and foreign Courts, tribunal, regulatory or administrative bodies, including any Court or administrative tribunal of any Federal or State Court or administrative body in the United States of America, (including, without limitation, the United States Bankruptcy Court), to act in aid of and to be complementary to this Court in carrying out the terms of this Order where required. All courts, tribunals, regulatory and administrative bodies are hereby respectfully requested to (i) make such orders and to provide such assistance to the Petitioner Parties and to the Monitor, as an officer of this Court, as may be necessary or desirable to give effect to this Order, (ii) grant representative status to any of the Petitioner Parties, in any foreign proceeding, and (iii) assist the Petitioner Parties, the Monitor and the respective agents of each of the foregoing in carrying out the terms of this Order.

THE FOLLOWING PARTIES APPROVE THE FORM OF THIS ORDER AND CONSENT TO EACH OF THE ORDERS, IF ANY, THAT ARE INDICATED ABOVE AS BEING BY CONSENT:

Signature of ☐ party ☒ lawyer for the Petitioner Parties Bill Kaplan, Q.C./Peter Rubin

BY THE COURT.

Registrar

SCHEDULE “A” TO MEETINGS ORDER

LIST OF ADDITIONAL PETITIONERS

Catalyst Pulp Operations Limited

Catalyst Pulp Sales Inc.

Pacifica Poplars Ltd.

Catalyst Pulp and Paper Sales Inc.

Elk Falls Pulp and Paper Limited

Catalyst Paper Energy Holdings Inc.

0606890 B.C. Ltd.

Catalyst Paper Recycling Inc.

Catalyst Paper (Snowflake) Inc.

Catalyst Paper Holdings Inc.

Pacifica Papers U.S. Inc.

Pacifica Poplars Inc.

Pacifica Papers Sales Inc.

Catalyst Paper (USA) Inc.

The Apache Railway Company

Schedule “B”

Counsel Name	Name of Party

Lance Williams	Powell River Energy Inc., Quadrant Investments Ltd. and TimberWest Forest Corp.

Peter Reardon	JPMorgan Chase Bank, N.A.

David Gruber Melaney Wagner Rob Chadwick	A Representative Group of 2014 Unsecured Noteholders and certain 2016 Noteholders

John Sandrelli Chris Ramsay	A Representative Group of 2016 Noteholders

William Skelly George Benchetrit (by telephone)	Wilmington Trust, National Association

Chris Simard	Ad Hoc Committee of 2014 Noteholders

Ari Kaplan	Catalyst Salaried Employees & Pensioner Committee

Dan Rogers	CEP Unions - Locals 1, 76 (Powell River), 592, 686 (Port Alberni), 1132 (Crofton), 630, 1123 (Campbell River)

Charles Gordon	PPWC Local 2

Sandra Wilkinson	Superintendent of Pensions

Heather Ferris Marc Wasserman	Board of Directors of Catalyst

Orestes Pasparakis (by telephone)	Wells Fargo Bank NA

Brent Johnston Andrea Glen	Catalyst TimberWest Retired Salaried Employees Association

Elizabeth Pillon (by telephone) Lisa Hiebert	Canexus Corp and Casco Inc.

Kendall Andersen	Tolko Industries Ltd. and BC Hydro

Tim Timberg	HMTQ in Right of Canada

David Hatter Elizabeth Rowbotham	HMTQ in Right of the Province of British Columbia

Sebastien Anderson	United Steelworkers International and USW Local 2688

SCHEDULE “C” TO MEETINGS ORDER

PLAN OF COMPROMISE AND ARRANGEMENT

(Attached)

SCHEDULE “D” TO MEETINGS ORDER

INFORMATION CIRCULAR

(Attached)

SCHEDULE “E” TO MEETINGS ORDER

FORM OF NOTICE OF MEETINGS

(Attached)

[LETTERHEAD OF PWC]

NOTICE OF THE MEETINGS OF CATALYST PAPER CORPORATION, THE OTHER

PETITIONERS LISTED IN THE ATTACHED SCHEDULE “A” AND CATALYST

PAPER GENERAL PARTNERSHIP

(hereinafter referred to collectively as the “Petitioner Parties”)

NOTICE IS HEREBY GIVEN that the Plan of Compromise and Arrangement of the Petitioner Parties dated as of March 15, 2012 (as may be amended, restated or supplemented from time to time, the “Plan”) was filed pursuant to the Companies’ Creditors Arrangement Act (the “CCAA”) with the Supreme Court of British Columbia (the “Court”). The Plan contemplates the compromise of the rights and claims of certain creditors of the Petitioner Parties. A copy of the Plan is attached to the enclosed Information Circular.

Capitalized terms used and not otherwise defined in this Notice are as defined in the order of the Court dated March 22, 2012 (the “Meetings Order”).

NOTICE IS ALSO HEREBY GIVEN that the Petitioner Parties, with the consent of the Majority Initial Supporting Noteholders, in consultation with the Initial Supporting Unsecured Noteholders, and upon prior consultation with the Monitor, may vary, amend, modify or supplement the Plan, in accordance with its terms and/or the Meetings Order at any time and from time to time provided that:

(a)

if made prior to the Meetings, the Debtors (i) obtain the prior consent of the Monitor, (ii) file the amended Plan with the Court, (iii) serve the amended Plan on the parties listed on the service list to these CCAA Proceedings, (iv) provide reasonable notice of the amended Plan to Creditors that have filed proxies with the Monitor to the extent that such Creditors are not on the service list, and (v) request the Monitor to post the amended Plan on the Monitor’s website at www.pwc.com/car-catalystpaper;

(b)

if made during a Meeting, (i) the prior consent of the Monitor is obtained, (ii) the amendment would not be materially prejudicial to the interests of any of the Creditors under the Plan, and (iii) notice of the amendment is given to all Creditors eligible to vote and present at the Meetings prior to the vote being taken; in which case the amended Plan shall be promptly posted on the Monitor’s website at www.pwc.com/car-catalystpaper and filed with the Court; and

(c)

if made after the Meetings and, without further order of the Court or notice to any Creditor, the Debtors and the Monitor, acting reasonably and in good faith, determine the variation, amendment, modification or supplement in the amended Plan to be (i) of a technical or administrative nature that would not prejudice the interests of any of the Creditors under the Plan and (ii) necessary in order to give effect to the substance of the Plan or the Sanction Order;

Creditors who wish to receive written notice of any variation, modification, amendment or supplement to the Plan should contact the Monitor at the following address:

PricewaterhouseCoopers Inc.,

Court-appointed Monitor of Catalyst Paper Corporation et al.

250 Howe Street, Suite 700

Vancouver, British Columbia V6C 3S7

Attention: Patricia Marshall

Telephone: 604-806-7070

Fax: 604-806-7806

Email: catalystclaims@ca.pwc.com

NOTICE IS ALSO HEREBY GIVEN that the Meetings Order established the procedures for the Petitioner to call, hold and conduct Meetings of holders of Claims (the “Meetings”) to consider and pass resolutions, if thought advisable, approving the Plan and to transact such other business as may be properly brought before the Meetings. For the purpose of voting on and receiving distributions pursuant to the Plan, the holders of Claims will be grouped into two classes, being the Unsecured Claims Class and the First Lien Notes Claims Class.

NOTICE IS ALSO HEREBY GIVEN that the Meetings will be held at the following date, times and location:

Date:	April 23, 2012

Time:	10:00 a.m. (prevailing Pacific time)—Unsecured Claims Class 11:00 a.m. (prevailing Pacific time)—First Lien Notes Claims Class

Location:	Delta Vancouver Airport Hotel, 3500 Cessna Drive, Vancouver, British Columbia, V7B 1C7

Subject to paragraphs 32 and 33 of the Meetings Order, only those creditors with Allowed Claims or Disputed Claims (each such creditor, an “Eligible Voting Creditor”) will be eligible to attend the applicable Meetings and vote on a resolution to approve the Plan. The votes of creditors holding Disputed Claims will be separately tabulated and Disputed Claims will be resolved for voting purposes in accordance with the Claims Procedure Order, the Meetings Order and the Plan. A holder of an Unaffected Claim, as defined in the Plan, shall not be entitled to attend or vote at the Meetings in respect of such Unaffected Claim. Any Convenience Creditor that files a Convenience Share Election Form and any General Unsecured Creditor that files a Cash Election Form shall be deemed to have voted in favour of the resolution to approve the Plan and shall not be entitled to attend or vote at the Meetings in respect of such Claim. March 16, 2012 has been set as the record date for holders of Unsecured Notes and First Lien Notes to determine entitlement to vote at the Meeting.

Any Eligible Voting Creditor who is unable to attend the applicable Meeting may vote by proxy. Further, any Eligible Voting Creditor who is not an individual may only attend and vote at the applicable Meeting if a proxy holder has been appointed to act on its behalf at such Meeting.

Proxies submitted by parties other than First Lien Noteholders and Unsecured Noteholders can be submitted on the date of the Meeting if submitted prior to the commencement of the Meeting. Proxies submitted in respect of First Lien Noteholders and Unsecured Noteholders must be submitted to Globic Advisors (as Solicitation Agent) no later than 1:00 p.m. (prevailing Pacific time) on April 20, 2012 as set out in the Meetings Order or, as applicable, submitted to the Monitor by mail, delivery, courier, e-mail or facsimile at the address of the Monitor set out on the proxy by no later than 1:00 p.m. (prevailing Pacific time) on the last Business Day preceding the date set for the Meeting, or any adjournment thereof, in order to be acted upon at the applicable Meeting.

NOTICE IS ALSO HEREBY GIVEN that if the Plan is approved at the Meetings by the Creditors and all other necessary conditions are met, the Petitioner Parties intend to make an application to the Court on April 25, 2012 seeking an order sanctioning the Plan pursuant to the CCAA (the “Sanction Order”). Any person wishing to oppose the application for the Sanction Order must serve a copy of the materials to be used to oppose the application and setting out the basis for such opposition upon the lawyers for both the Petitioner Parties and the Monitor as well as those parties listed on the Service List posted on the Monitor’s website. Such materials must be served by not later than 12:00 p.m. (prevailing Pacific time) on April 24, 2012.

NOTICE IS ALSO HEREBY GIVEN that in order for the Plan to become effective:

(i)	the Plan must be approved by the required majority of Creditors as required under the CCAA and in accordance with the terms of the Meetings Order;

(ii)	the Plan must be sanctioned by the Court; and

(iii)	the conditions to the implementation and effectiveness of the Plan as set out in the Plan and summarized in the Information Circular must be satisfied or waived.

Additional copies of the Information Package, including the Information Circular and the Plan, may be obtained from the Monitor’s Website at www.pwc.com/car-catalystpaper or by contacting the Monitor by telephone at 604-806-7070 or by email at catalystclaims@ca.pwc.com.

Schedule “A” to Notice of the Meetings

Other Petitioners

Catalyst Pulp Operations Limited

Catalyst Pulp Sales Inc.

Pacifica Poplars Ltd.

Catalyst Pulp and Paper Sales Inc.

Elk Falls Pulp and Paper Limited

Catalyst Paper Energy Holdings Inc.

0606890 B.C. Ltd.

Catalyst Paper Recycling Inc.

Catalyst Paper (Snowflake) Inc.

Catalyst Paper Holdings Inc.

Pacifica Papers U.S. Inc.

Pacifica Poplars Inc.

Pacifica Papers Sales Inc.

Catalyst Paper (USA) Inc.

The Apache Railway Company

SCHEDULE “F” TO MEETINGS ORDER

FORM OF PROXY—GENERAL UNSECURED CREDITORS PROXY

(Attached)

IN THE MATTER OF THE COMPANIES’ CREDITORS ARRANGEMENT ACT,

R.S.C. 1985, c. C-36, AS AMENDED

AND IN THE MATTER OF A PLAN OF COMPROMISE OR ARRANGEMENT

OF CATALYST PAPER CORPORATION, CATALYST PAPER GENERAL

PARTNERSHIP AND THE PETITIONERS LISTED IN SCHEDULE “A” TO

THE MEETINGS ORDER

GENERAL UNSECURED CREDITOR PROXY

Before completing this proxy, please read carefully the accompanying Instructions For Completion of Proxy. Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Plan of Compromise and Arrangement of the Petitioner Parties dated as of March 15, 2012 (as may be amended, restated or supplemented from time to time, the “Plan”) filed pursuant to the Companies’ Creditors Arrangement Act (the “CCAA”) with the Supreme Court of British Columbia (the “Court”).

In accordance with the Plan, this proxy may only be filed by General Unsecured Creditors having an Allowed Claim or a Disputed Claim (“Eligible Voting Creditors”) but is NOT to be completed by those Creditors completing a Cash Election Form or a Convenience Share Election Form.

THE UNDERSIGNED ELIGIBLE VOTING CREDITOR hereby revokes all proxies previously given and nominates, constitutes, and appoints:

Print Name of proxy

or, instead of the foregoing, Neil Bunker of PricewaterhouseCoopers Inc., in its capacity as Monitor, or such other Person as he, in his sole discretion, may designate, to attend on behalf of and act for the Eligible Voting Creditor at the Unsecured Creditors Meeting to be held in connection with the Plan and at any and all adjournments, postponements or other rescheduling of such Unsecured Creditors Meeting, and to vote the amount of the Eligible Voting Creditor’s claim(s) for voting purposes as determined by and accepted for voting purposes in accordance with the Meetings Order and as set out in the Plan as follows:

A.	(mark one only):

☐	Vote FOR approval of the Plan; or

☐	Vote AGAINST approval of the Plan.

If this proxy is submitted and a box is not marked as a vote for or against approval of the Plan, this proxy shall be voted FOR approval of the Plan.

- and -

B.

Vote at the nominee’s discretion and otherwise act for and on behalf of the undersigned Eligible Voting Creditor with respect to any amendments, modifications, variations or supplements to the Plan and to any other matters that may come before the Unsecured Creditors Meeting or any adjournment, postponement or other rescheduling of the Unsecured Creditors Meeting.

Dated this                  day of                             , 2012.

Print Name of Eligible Voting Creditor	Title of the authorized signing officer of the corporation, partnership or trust, if applicable

Signature of Eligible Voting Creditor or, if the Eligible Voting Creditor is a corporation, partnership or trust, signature of an authorized signing officer of the corporation, partnership or trust	Telephone number of Eligible Voting Creditor or authorized signing officer

Mailing Address of Eligible Voting Creditor	E-mail address of Eligible Voting Creditor

Print Name of Witness, if Eligible Voting Creditor is an individual

Signature of Witness

INSTRUCTIONS FOR COMPLETION OF PROXY

1.

This proxy should be read in conjunction with the Plan of Compromise and Arrangement of the Petitioner Parties dated as of March 15, 2012 (as may be amended from time to time, the “Plan”) filed pursuant to the Companies’ Creditors Arrangement Act (the “CCAA”) with the Supreme Court of British Columbia (the “Court”), the Information Circular and the Meetings Order.

2.

Each Eligible Voting Creditor has the right to appoint a person (who need not be a Creditor) to attend, act and vote for and on behalf of the Eligible Voting Creditor and such right may be exercised by inserting the name of the person to be appointed in the space provided on the proxy.

3.

If no name has been inserted in the space provided, the Eligible Voting Creditor shall be deemed to have appointed [Name] of PricewaterhouseCoopers Inc., in its capacity as Monitor, or such other Person as [he/she], in [his/her] sole discretion, may designate to attend on behalf of and act for the Eligible Voting Creditor at the Unsecured Creditors Meeting to be held in connection with the Plan and at any and all adjournments, postponements or other rescheduling of such Unsecured Creditors Meeting.

4.

An Eligible Voting Creditor who has given a proxy may revoke it unless such Eligible Voting Creditor has agreed otherwise (as to any matter on which a vote has not already been cast pursuant to its authority) by delivering written notice to the Monitor.

5.	If this proxy is not dated in the space provided, it shall be deemed to be dated as of the date on which it is received by the Monitor or the Chair presiding over the Unsecured Creditors Meeting.

6.

A valid proxy from the same Eligible Voting Creditor bearing or deemed to bear a later date shall revoke this proxy. If more than one valid proxy from the same Eligible Voting Creditor and bearing or deemed to bear the same date are received with conflicting instructions, such proxies shall not be counted for the purposes of the vote.

7.

This proxy confers discretionary authority upon the persons named herein in respect of amendments, variations or supplements to the Plan or other matters that may properly come before the Unsecured Creditors Meeting or any adjournment, postponement or other rescheduling of the Unsecured Creditors Meeting.

8.

The Person named in the proxy shall vote the Allowed Claim or Disputed Claim, as applicable, of the Eligible Voting Creditor in accordance with the direction of the Eligible Voting Creditor appointing them on any ballot that may be called for at the Unsecured Creditors Meeting. IF AN ELIGIBLE VOTING CREDITOR SUBMITS THIS PROXY AND FAILS TO INDICATE ON THIS PROXY A VOTE FOR OR AGAINST APPROVAL OF THE PLAN, THIS PROXY SHALL BE VOTED FOR APPROVAL OF THE PLAN, INCLUDING ANY AMENDMENTS, VARIATIONS OR SUPPLEMENTS THERETO.

9.	This proxy must be signed by the Eligible Voting Creditor or by a person duly authorized (by power of attorney) to sign on the Eligible Voting Creditor’s behalf or, if the Eligible

Voting Creditor is a corporation, partnership or trust, by a duly authorized officer or attorney of the corporation, partnership or trust. If you are voting on behalf of a corporation, partnership or trust, you may be required to provide documentation evidencing your power and authority to sign this proxy.

10.

A proxy, once duly completed, dated and signed, must be received by the Monitor by email to catalystclaims@ca.pwc.com, or if the completed proxy cannot be sent by email it shall be sent by facsimile, registered mail or courier to:

PricewaterhouseCoopers Inc.,

Court-appointed Monitor of Catalyst Paper Corporation et al.

250 Howe Street, Suite 700

Vancouver, British Columbia V6C 3S7

Attention: Patricia Marshall

Telephone: 604-806-7070

Fax: 604-806-7806

Email: catalystclaims@ca.pwc.com

THIS PROXY MUST BE RECEIVED BY THE MONITOR PRIOR TO THE COMMENCEMENT OF THE UNSECURED CREDITORS MEETING ON APRIL 23, 2012 OR, IF THE UNSECURED CREDITORS MEETING IS ADJOURNED, PRIOR TO THE ADJOURNED MEETING. PROXIES CAN BE DELIVERED BY HAND TO THE CHAIR PRIOR TO THE COMMENCEMENT OF THE UNSECURED CREDITORS MEETING. AFTER COMMENCEMENT OF THE UNSECURED CREDITORS MEETING, NO PROXIES CAN BE ACCEPTED BY THE MONITOR OR THE CHAIR.

11.

The Petitioner Parties and the Monitor are authorized to use reasonable discretion as to the adequacy of compliance with respect to the manner in which any proxy is completed and executed and may waive strict compliance with the requirements in connection with the deadlines imposed by the Meetings Order.

12.

If a Convenience Share Election Form is filed by a Convenience Creditor in accordance with the Meetings Order, such Convenience Share Election Form shall void any proxies previously or subsequently filed by such Convenience Creditor and such Convenience Creditor shall be deemed to have voted in favour of the resolution to approve the Plan and shall not be entitled to vote at the Unsecured Creditors Meeting, whether in person or by proxy.

13.

If a Cash Election Form is filed by a General Unsecured Creditor in accordance with the Meetings Order, such Cash Election Form shall void any proxies previously or subsequently filed by such General Unsecured Creditor and such General Unsecured Creditor shall be deemed to have voted in favour of the resolution to approve the Plan and shall not be entitled to vote at the Unsecured Creditors Meeting, whether in person or by proxy.

SCHEDULE “G” TO MEETINGS ORDER

FORM OF PROXY—UNSECURED NOTEHOLDERS PROXY

(Attached)

IN THE MATTER OF THE COMPANIES’ CREDITORS ARRANGEMENT ACT,

R.S.C. 1985, c. C-36, AS AMENDED

AND IN THE MATTER OF A PLAN OF COMPROMISE OR ARRANGEMENT

OF CATALYST PAPER CORPORATION, CATALYST PAPER GENERAL

PARTNERSHIP AND THE PETITIONERS LISTED IN SCHEDULE “A” TO

THE MEETINGS ORDER

BENEFICIAL NOTEHOLDER VOTING INSTRUCTION FORM

UNSECURED NOTEHOLDER

73/8% SENIOR NOTES DUE 2014

CUSIP: 65653RAG8

VOTING RECORD DATE:	MARCH 16, 2012
VOTING DEADLINE DATE:	APRIL 20, 2012 BEFORE 4 P.M. NYC TIME

Before completing this voting instruction form, please read carefully the accompanying Instructions For Completion of Voting Instruction Form. Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Plan of Compromise and Arrangement of the Petitioner Parties dated as of March 15, 2012 (as may be amended, restated or supplemented from time to time, the “Plan”) and filed pursuant to the Companies’ Creditors Arrangement Act (the “CCAA”) with the Supreme Court of British Columbia (the “Court”).

In accordance with the Plan, this voting instruction form may only be completed by Unsecured Noteholders having an Allowed Claim or a Disputed Claim (“Eligible Voting Creditors”). This voting instruction form should be returned to your nominee, bank or broker (the “Nominee”), and the information contained in this voting instruction form will be used by the Nominee in completing the Master Proxy that it will submit in connection with the Plan.

In connection with the Master Proxy, the Nominee will appoint Neil Bunker of PricewaterhouseCoopers Inc., in its capacity as Monitor, or such other Person as he, in his sole discretion, may designate (the “Monitor Proxy”) to attend on behalf of and act for the Nominee at the Unsecured Noteholders Meeting and at any and all adjournments, postponements or other rescheduling of the Unsecured Noteholders Meeting, and to vote the amount of your claim(s), as listed in Item 1 below (or as otherwise affixed to this voting instruction form), for voting purposes as determined by and accepted for voting purposes in accordance with the Meetings Order and as set out in the Plan. If you do not want the Nominee to appoint the Monitor Proxy to act on the Nominee’s behalf with respect to your claims, you should contact the Nominee and you should not complete this voting instruction form.

Item 1.	Amount of Unsecured Notes to be Voted at the Meeting

Your bank or broker may have affixed a label to this voting instruction form listing the aggregate principal amount of Unsecured Notes that you held as of the Voting Record Date. If no label has been included, please list the aggregate principal amount of Unsecured Notes held by you as of the Voting Record Date, March 16, 2012:

CUSIP: 65653RAG8

Principal (Par) Amount Held:

Item 2.	Vote

A.	The undersigned directs the Nominee to vote on his/her behalf as follows (mark one only):

☐	Vote FOR approval of the Plan; or

☐	Vote AGAINST approval of the Plan.

(If a box is not marked as a vote for or against approval of the Plan pursuant to this Item 2, this voting instruction form shall be voted FOR approval of the Plan.)

- and -

B.

In respect of the Eligible Voting Creditor’s claim(s), as listed in Item 1 above (or as otherwise affixed to this voting instruction form), the undersigned directs the Nominee to appoint the Monitor Proxy (i) to attend on behalf of and act for the Nominee at the Unsecured Noteholders Meeting and at any and all adjournments, postponements or other rescheduling of the Unsecured Noteholders Meeting, and to vote the amount of the undersigned’s claim(s), as listed in Item 1 above (or as otherwise affixed to this voting instruction form), for voting purposes as determined by and accepted for voting purposes in accordance with the Meetings Order and as set out in the Plan, and (ii) to otherwise act for and on behalf of the undersigned with respect to any amendments, modifications, variations or supplements to the Plan and to any other matters that may come before the Unsecured Noteholders Meeting or any adjournment, postponement or other rescheduling of the Unsecured Noteholders Meeting.

Item 4.	Certification.

By returning this voting instruction form, the holder of the Unsecured Notes evidenced hereby certifies that (a) it has full power and authority to vote for or against the Plan, (b) it was an Eligible Voting Creditor as of March 16, 2012, (c) it has received a copy of the Information Circular and understands that the solicitation of votes for the Plan is subject to all the terms and conditions set forth in the Information Circular, (d) it authorizes its nominee to treat this voting instruction form as a direction to include it on the Master Proxy.

Name of Beneficial Holder (print):

Bank or Broker with Custody of My Unsecured Notes:

Signature: X		Date:

Authorized Contact:		Title:

Address:

City:	State/Province:	Zip/Postal:

Telephone:	E-Mail:

INSTRUCTIONS FOR COMPLETION OF VOTING INSTRUCTION FORM

2.	This voting instruction form should be read in conjunction with the Plan, the Information Circular and the Meetings Order.

3.

Each Eligible Voting Creditor has the right to appoint a person (who need not be a Creditor) to attend, act and vote for and on behalf of the Eligible Voting Creditor at the Unsecured Noteholders Meeting. If you do not want the Nominee to appoint the Monitor Proxy to act on the Nominee’s behalf with respect to your claims, you should contact the Nominee and you should not complete this voting instruction form.

4.

An Eligible Voting Creditor who has completed a voting instruction form may revoke it (as to any matter on which a vote has not already been cast pursuant to its authority) by delivering written notice to the Monitor and Globic, in its capacity as Solicitation Agent, unless such Eligible Voting Creditor has agreed otherwise.

5.	If this voting instruction form is not dated in the space provided, it shall be deemed to be dated as of the date on which it is received by the Nominee.

6.

A valid voting instruction form from the same Eligible Voting Creditor bearing or deemed to bear a later date shall revoke this voting instruction form. If more than one valid voting instruction form from the same Eligible Voting Creditor and bearing or deemed to bear the same date are received with conflicting instructions, such voting instruction forms shall not be counted for the purposes of the vote.

7.

This voting instruction form must be signed by the Eligible Voting Creditor or by a person duly authorized (by power of attorney) to sign on the Eligible Voting Creditor’s behalf or, if the Eligible Voting Creditor is a corporation, partnership or trust, by a duly authorized officer or attorney of the corporation, partnership or trust. If you are voting on behalf of a corporation, partnership or trust, you may be required to provide documentation evidencing your power and authority to sign this voting instruction form.

8.	If this voting instruction form was delivered to you with a return envelope, please return it in the envelope provided to you.

9.

ALL MASTER PROXYS MUST BE RECEIVED BY THE SOLICITATION AGENT BY NO LATER THAN 4:00 P.M. (PREVAILING NEW YORK CITY TIME) ON APRIL 20, 2012 OR, IF THE NOTEHOLDERS’ MEETING IS ADJOURNED, BY THE LAST BUSINESS DAY PRECEDING THE DATE TO WHICH IT IS ADJOURNED. PLEASE ALLOW SUFFICIENT TIME FOR YOUR VOTING INSTRUCTION FORM TO REACH THE NOMINEE AND FOR THE NOMINEE TO PROCESS AND SUBMIT THE MASTER PROXY TO THE SOLICITATION AGENT BEFORE THE VOTING DEADLINE.

10.	If you have any questions regarding this voting instruction form, please call Robert Stevens of Globic Advisors, in its capacity as Solicitation Agent, at 1-800-974-5771.

11.

The Monitor is authorized to use reasonable discretion as to the adequacy of compliance with respect to the manner in which any voting instruction form / Master Proxy is completed and executed and may waive strict compliance with the requirements in connection with the deadlines imposed by the Meetings Order.

SCHEDULE “H” TO MEETINGS ORDER

FORM OF PROXY—UNSECURED NOTEHOLDERS MASTER PROXY

(Attached)

IN THE MATTER OF THE COMPANIES’ CREDITORS ARRANGEMENT ACT,

R.S.C. 1985, c. C-36, AS AMENDED

AND IN THE MATTER OF A PLAN OF COMPROMISE OR ARRANGEMENT

OF CATALYST PAPER CORPORATION, CATALYST PAPER GENERAL

PARTNERSHIP AND THE PETITIONERS LISTED IN SCHEDULE “A” TO

THE MEETINGS ORDER

MASTER PROXY

(FOR USE BY NOMINEE, BANK OR BROKERS)

UNSECURED NOTEHOLDER

73/8% SENIOR NOTES DUE 2014

CUSIP: 65653RAG8

VOTING RECORD DATE:	MARCH 16, 2012
VOTING DEADLINE DATE:	APRIL 20, 2012 BEFORE 4 P.M. NYC TIME

INSTRUCTIONS: DTC Participants holding the above-referenced securities through DTC should complete this Master Proxy on their own behalf or on behalf of the persons for whom they hold the securities, and return this Master Proxy to Globic Advisors, as directed below, before the Voting Deadline Date. Beneficial Owners of Unsecured Notes held through a brokerage firm, trust company or other nominee should not use this Master Proxy. Such beneficial owners should contact the Monitor or their nominee, bank or broker or Globic Advisors to obtain a copy of a voting instruction form.

FOR ASSISTANCE in completing this form or for additional materials, please contact Robert Stevens of Globic Advisors, in its capacity as Solicitation Agent, at 1-212-201-5346.

STEP 1: APPOINTMENT OF PROXY / VOTE OF UNSECURED NOTEHOLDERS

THE UNDERSIGNED ELIGLBLE VOTING CREDITOR hereby revokes all proxies previously given and nominates, constitutes, and appoints:

A) in respect of the Eligible Voting Creditor’s claim(s), as listed below, Neil Bunker of PricewaterhouseCoopers Inc., in its capacity as Monitor, or such other Person as he, in his sole discretion, may designate (the “Monitor Proxy”) (i) to attend on behalf of and act for the Eligible Voting Creditor at the Unsecured Noteholders Meeting and at any and all adjournments, postponements or other rescheduling of the Unsecured Noteholders Meeting, and to vote the amount of the Eligible Voting Creditor’s claim(s) in the manner indicated below for voting purposes as determined by and accepted for voting purposes in accordance with the Meetings Order and as set out in the Plan, and (ii) to otherwise act for and on behalf of the undersigned Eligible Voting Creditor with respect to any amendments, modifications, variations or supplements to the Plan and to any other matters that may come before the Unsecured Noteholders Meeting or any adjournment, postponement or other rescheduling of the Unsecured Noteholders Meeting.

CUSIP: 65653RAG8

Votes FOR the Plan		Votes AGAINST the Plan
Number of Owners	Par Amount	Number of Owners	Par Amount
	$		$

B) in respect of the Eligible Voting Creditor’s claim(s), as listed below, the applicable individual identified below (i) to attend on behalf of and act for the Eligible Voting Creditor at the Unsecured Noteholders Meeting and at any and all adjournments, postponements or other rescheduling of the Unsecured Noteholders Meeting, and to vote the applicable amount of the Eligible Voting Creditor’s claim(s), as listed below, for voting purposes as determined by and accepted for voting purposes in accordance with the Meetings Order and as set out in the Plan, and (ii) to otherwise act for and on behalf of the undersigned Eligible Voting Creditor with respect to any amendments, modifications, variations or supplements to the Plan and to any other matters that may come before the Unsecured Noteholders Meeting or any adjournment, postponement or other rescheduling of the Unsecured Noteholders Meeting.

Name of Beneficial Noteholder	Name of Proxy	Principal Amount Held

Please feel free to attach additional schedules as is necessary.

Any claims listed in clause (B) above shall not be included in clause (A) above, as it is anticipated that claims referenced in clause (B) above will be voted by the appointed person at the Unsecured Noteholder Meeting.

STEP 2: EXECUTION BY AUTHORIZED SIGNATORY

By signing below, the nominee hereby certifies that (i) the summary is a true and accurate schedule of the beneficial owners as of the Voting Record Date of the Unsecured Notes who have delivered voting instruction forms to the undersigned nominee, if applicable, and (ii) the undersigned nominee is the holder, through a position held at DTC, of the Unsecured Notes set forth above.

Date Submitted:                                 , 2012

Participant No.

Print Name of Company:

Authorized Employee Contact (Print Name):

Title:                                                                           Tel. No.:

E-Mail:

Signature:     X

MEDALLION STAMP BELOW

STEP 4. DELIVERY OF MASTER PROXY

Please deliver the Master Proxy via both: (a) facsimile or email transmission; and (b) mail to the following address by the Deadline Date:

Globic Advisors	[Copies of this and other documents
Attn: Robert Stevens	should be retained for your files]
One Liberty Plaza, 23rd Floor
New York, New York 10006
Telephone: (212) 201-5346, Facsimile: (212) 271-3252 E-mail: rstevens@globic.com

DELIVERY OF THIS MASTER PROXY OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

SCHEDULE “I” TO MEETINGS ORDER

FORM OF PROXY—FIRST LIEN NOTEHOLDER PROXY

(Attached)

IN THE MATTER OF THE COMPANIES’ CREDITORS ARRANGEMENT ACT,

R.S.C. 1985, c. C-36, AS AMENDED

AND IN THE MATTER OF A PLAN OF COMPROMISE OR ARRANGEMENT

OF CATALYST PAPER CORPORATION, CATALYST PAPER GENERAL

PARTNERSHIP AND THE PETITIONERS LISTED IN SCHEDULE “A” TO

THE MEETINGS ORDER

BENEFICIAL NOTEHOLDER VOTING INSTRUCTION FORM

FIRST LIEN NOTEHOLDERS

11% SENIOR SECURED NOTES DUE 2016

CUSIPs: 14888TAC8, C21847AB1, 14888TAD6, AND C21847AC9

VOTING RECORD DATE:	MARCH 16, 2012
VOTING DEADLINE DATE:	APRIL 20, 2012 BEFORE 4 P.M. NYC TIME

Before completing this voting instruction form, please read carefully the accompanying Instructions For Completion of Voting Instruction Form. Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Plan of Compromise and Arrangement of the Petitioner Parties dated as of March 15, 2012 (as may be amended, restated or supplemented from time to time, the “Plan”) and filed pursuant to the Companies’ Creditors Arrangement Act (the “CCAA”) with the Supreme Court of British Columbia (the “Court”).

In accordance with the Plan, this voting instruction form may only be completed by First Lien Noteholders having an Allowed Claim or a Disputed Claim (“Eligible Voting Creditors”). This voting instruction form should be returned to your nominee, bank or broker (the “Nominee”), and the information contained in this voting instruction form will be used by the Nominee in completing the Master Proxy that it will submit in connection with the Plan.

In connection with the Master Proxy, the Nominee will appoint Neil Bunker of PricewaterhouseCoopers Inc., in its capacity as Monitor, or such other Person as he, in his sole discretion, may designate (the “Monitor Proxy”) to attend on behalf of and act for the Nominee at the First Lien Noteholders Meeting and at any and all adjournments, postponements or other rescheduling of the First Lien Noteholders Meeting, and to vote the amount of your claim(s), as listed in Item 1 below (or as otherwise affixed to this voting instruction form), for voting purposes as determined by and accepted for voting purposes in accordance with the Meetings Order and as set out in the Plan. If you do not want the Nominee to appoint the Monitor Proxy to act on the Nominee’s behalf with respect to your claims, you should contact the Nominee and you should not complete this voting instruction form.

Item 1.	Amount of First Lien Notes to be Voted at the Meeting

Your bank or broker may have affixed a label to this voting instruction form listing the aggregate principal amount of First Lien Notes that you held as of the Voting Record Date. If you have received multiple Beneficial Noteholder Voting Instruction Forms representing several holdings in the below CUSIPs, please execute each Beneficial Noteholder Voting Instruction Form in the manner prescribed by your nominee bank. If no label has been included, please list the aggregate principal amount of First Lien Notes held by you as of the Voting Record Date, March 16, 2012:

CUSIP: 14888TAC8
Principal (Par) Amount Held:

CUSIP: C21847AB1
Principal (Par) Amount Held:

CUSIP: 14888TAD6
Principal (Par) Amount Held:

CUSIP: C21847AC9
Principal (Par) Amount Held:

Item 2.	Vote

B.	The undersigned directs the Nominee to vote on his/her behalf as follows (mark one only):

☐	Vote FOR approval of the Plan; or

☐	Vote AGAINST approval of the Plan.

(If a box is not marked as a vote for or against approval of the Plan pursuant to this Item 2, this voting instruction form shall be voted FOR approval of the Plan.)

- and -

B.

In respect of the Eligible Voting Creditor’s claim(s), as listed in Item 1 above (or as otherwise affixed to this voting instruction form), the undersigned directs the Nominee to appoint the Monitor Proxy (i) to attend on behalf of and act for the Nominee at the First Lien Noteholders Meeting and at any and all adjournments, postponements or other rescheduling of the First Lien Noteholders Meeting, and to vote the amount of the undersigned’s claim(s), as listed in Item 1 above (or as otherwise affixed to this voting instruction form), for voting purposes as determined by and accepted for voting purposes in accordance with the Meetings Order and as set out in the Plan, and (ii) to otherwise act for and on behalf of the undersigned with respect to any amendments, modifications, variations or supplements to the Plan and to any other matters that may come before the First Lien Noteholders Meeting or any adjournment, postponement or other rescheduling of the First Lien Noteholders Meeting.

Item 4.	Certification.

By returning this voting instruction form, the holder of the First Lien Notes evidenced hereby certifies that (a) it has full power and authority to vote for or against the Plan, (b) it was an Eligible Voting Creditor as of March 16, 2012, (c) it has received a copy of the Information Circular and understands that the solicitation of votes for the Plan is subject to all the terms and conditions set forth in the Information Circular, (d) it authorizes its nominee to treat this voting instruction form as a direction to include it on the Master Proxy.

Name of Beneficial Holder (print):

Bank or Broker with Custody of My First Lien Notes:

Signature: X		Date:

Authorized Contact:		Title:

Address:

City:	State/Province:	Zip/Postal:

Telephone:	E-Mail:

INSTRUCTIONS FOR COMPLETION OF VOTING INSTRUCTION FORM

1.	This voting instruction form should be read in conjunction with the Plan, the Information Circular and the Meetings Order.

2.

Each Eligible Voting Creditor has the right to appoint a person (who need not be a Creditor) to attend, act and vote for and on behalf of the Eligible Voting Creditor at the First Lien Noteholders Meeting. If you do not want the Nominee to appoint the Monitor Proxy to act on the Nominee’s behalf with respect to your claims, you should contact the Nominee and you should not complete this voting instruction form.

3.

An Eligible Voting Creditor who has completed a voting instruction form may revoke it (as to any matter on which a vote has not already been cast pursuant to its authority) by delivering written notice to the Monitor and Globic, in its capacity as Solicitation Agent, unless such Eligible Voting Creditor has agreed otherwise.

4.	If this voting instruction form is not dated in the space provided, it shall be deemed to be dated as of the date on which it is received by the Nominee.

5.

A valid voting instruction form from the same Eligible Voting Creditor bearing or deemed to bear a later date shall revoke this voting instruction form. If more than one valid voting instruction form from the same Eligible Voting Creditor and bearing or deemed to bear the same date are received with conflicting instructions, such voting instruction forms shall not be counted for the purposes of the vote.

6.

This voting instruction form must be signed by the Eligible Voting Creditor or by a person duly authorized (by power of attorney) to sign on the Eligible Voting Creditor’s behalf or, if the Eligible Voting Creditor is a corporation, partnership or trust, by a duly authorized officer or attorney of the corporation, partnership or trust. If you are voting on behalf of a corporation, partnership or trust, you may be required to provide documentation evidencing your power and authority to sign this voting instruction form.

7.	If this voting instruction form was delivered to you with a return envelope, please return it in the envelope provided to you.

8.

ALL MASTER PROXYS MUST BE RECEIVED BY THE SOLICITATION AGENT BY NO LATER THAN 4:00 P.M. (PREVAILING NEW YORK CITY TIME) ON APRIL 20, 2012 OR, IF THE NOTEHOLDERS’ MEETING IS ADJOURNED, BY THE LAST BUSINESS DAY PRECEDING THE DATE TO WHICH IT IS ADJOURNED. PLEASE ALLOW SUFFICIENT TIME FOR YOUR VOTING INSTRUCTION FORM TO REACH THE NOMINEE AND FOR THE NOMINEE TO PROCESS AND SUBMIT THE MASTER PROXY TO THE SOLICITATION AGENT BEFORE THE VOTING DEADLINE.

9.	If you have any questions regarding this voting instruction form, please call Robert Stevens of Globic Advisors, in its capacity as Solicitation Agent, at 1-800-974-5771.

10.

The Monitor is authorized to use reasonable discretion as to the adequacy of compliance with respect to the manner in which any voting instruction form / Master Proxy is completed and executed and may waive strict compliance with the requirements in connection with the deadlines imposed by the Meetings Order.

SCHEDULE “J” TO MEETINGS ORDER

FORM OF PROXY—FIRST LIEN NOTEHOLDERS MASTER PROXY

(Attached)

IN THE MATTER OF THE COMPANIES’ CREDITORS ARRANGEMENT ACT,

R.S.C. 1985, c. C-36, AS AMENDED

AND IN THE MATTER OF A PLAN OF COMPROMISE OR ARRANGEMENT

OF CATALYST PAPER CORPORATION, CATALYST PAPER GENERAL

PARTNERSHIP AND THE PETITIONERS LISTED IN SCHEDULE “A” TO

THE MEETINGS ORDER

MASTER PROXY

(FOR USE BY NOMINEE, BANK OR BROKERS)

FIRST LIEN NOTEHOLDERS

11% SENIOR SECURED NOTES DUE 2016

CUSIPs: 14888TAC8, C21847AB1, 14888TAD6, AND C21847AC9

VOTING RECORD DATE:	MARCH 16, 2012
VOTING DEADLINE DATE:	APRIL 20, 2012 BEFORE 4 P.M. NYC TIME

INSTRUCTIONS: DTC Participants holding the above-referenced securities through DTC should complete this Master Proxy on their own behalf or on behalf of the persons for whom they hold the securities, and return this Master Proxy to Globic Advisors, as directed below, before the Voting Deadline Date. Beneficial Owners of First Lien Notes held through a brokerage firm, trust company or other nominee should not use this Master Proxy. Such beneficial owners should contact the Monitor or their nominee, bank or broker or Globic Advisors to obtain a copy of a voting instruction form.

FOR ASSISTANCE in completing this form or for additional materials, please contact Robert Stevens of Globic Advisors, in its capacity as Solicitation Agent, at 1-212-201-5346.

STEP 1:	APPOINTMENT OF PROXY / VOTE OF FIRST LIEN NOTEHOLDERS

THE UNDERSIGNED ELIGIBLE VOTING CREDITOR hereby revokes all proxies previously given and nominates, constitutes, and appoints:

A) in respect of the Eligible Voting Creditor’s claim(s), as listed below, Neil Bunker of PricewaterhouseCoopers Inc., in its capacity as Monitor, or such other Person as he, in his sole discretion, may designate (the “Monitor Proxy”) (i) to attend on behalf of and act for the Eligible Voting Creditor at the First Lien Noteholders Meeting and at any and all adjournments, postponements or other rescheduling of the First Lien Noteholders Meeting, and to vote the amount of the Eligible Voting Creditor’s claim(s) in the manner indicated below for voting purposes as determined by and accepted for voting purposes in accordance with the Meetings Order and as set out in the Plan, and (ii) to otherwise act for and on behalf of the undersigned Eligible Voting Creditor with respect to any amendments, modifications, variations or supplements to the Plan and to any other matters that may come before the First Lien Noteholders Meeting or any adjournment, postponement or other rescheduling of the First Lien Noteholders Meeting.

CUSIP: 14888TAC8

Votes FOR the Plan		Votes AGAINST the Plan
Number of Owners	Par Amount	Number of Owners	Par Amount
	$		$

CUSIP: C21847AB1

Votes FOR the Plan		Votes AGAINST the Plan
Number of Owners	Par Amount	Number of Owners	Par Amount
	$		$

CUSIP: 14888TAD6

Votes FOR the Plan		Votes AGAINST the Plan
Number of Owners	Par Amount	Number of Owners	Par Amount
	$		$

CUSIP: C21847AC9

Votes FOR the Plan		Votes AGAINST the Plan
Number of Owners	Par Amount	Number of Owners	Par Amount
	$		$

B) in respect of the Eligible Voting Creditor’s claim(s), as listed below, the applicable individual identified below (i) to attend on behalf of and act for the Eligible Voting Creditor at the First Lien Noteholders Meeting and at any and all adjournments, postponements or other rescheduling of the First Lien Noteholders Meeting, and to vote the applicable amount of the Eligible Voting Creditor’s claim(s), as listed below, for voting purposes as determined by and accepted for voting purposes in accordance with the Meetings Order and as set out in the Plan, and (ii) to otherwise act for and on behalf of the undersigned Eligible Voting Creditor with respect to any amendments, modifications, variations or supplements to the Plan and to any other matters that may come before the First Lien Noteholders Meeting or any adjournment, postponement or other rescheduling of the First Lien Noteholders Meeting.

Name of Beneficial Noteholder	Name of Proxy	Principal Amount Held / CUSIP

Please feel free to attach additional schedules as is necessary.

Any claims listed in clause (B) above shall not be included in clause (A) above, as it is anticipated that claims referenced in clause (B) above will be voted by the appointed person at the First Lien Noteholder Meeting.

STEP 2:	EXECUTION BY AUTHORIZED SIGNATORY

By signing below, the nominee hereby certifies that (i) the summary is a true and accurate schedule of the beneficial owners as of the Voting Record Date of the First Lien Notes who have delivered voting instruction forms to the undersigned nominee, if applicable, and (ii) the undersigned nominee is the holder, through a position held at DTC, of the First Lien Notes set forth above.

Date Submitted:                         , 2012

Participant No.

Print Name of Company:

Authorized Employee Contact (Print Name):

Title:                                                       Tel. No.:

E-Mail:

Signature: X

MEDALLION STAMP BELOW

STEP 4.	DELIVERY OF MASTER PROXY

Please deliver the Master Proxy via both: (a) facsimile or email transmission; and (b) mail to the following address by the Deadline Date:

Globic Advisors	[Copies of this and other documents should be retained for your files]
Attn: Robert Stevens
One Liberty Plaza, 23rd Floor New York, New York 10006
Telephone: (212) 201-5346, Facsimile: (212) 271-3252 E-mail: rstevens@globic.com

DELIVERY OF THIS MASTER PROXY OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

SCHEDULE “K” TO MEETINGS ORDER

CASH ELECTION FORM

(Attached)

CASH ELECTION FORM

FOR GENERAL UNSECURED CREDITORS

THAT ARE NOT CONVENIENCE CREDITORS

ALL GENERAL UNSECURED CREDITORS WITH AN ALLOWED CLAIM OR DISPUTED CLAIM (IN THE EVENT SUCH DISPUTED CLAIM IS SUBSEQUENTLY ALLOWED) IN EXCESS OF CAD$10,000 AND WHO WISH TO RECEIVE A CASH PAYMENT AS PROVIDED IN THE PLAN (INSTEAD OF SHARES OR WARRANTS) IN FULL AND FINAL SATISFACTION OF SUCH CLAIM, MUST COMPLETE AND DELIVER THIS ELECTION FORM TO THE MONITOR BY THE DEADLINE SET OUT BELOW.

TO:

PRICEWATERHOUSECOOPERS INC., Monitor of Catalyst Paper Corporation, the Other Petitioners Listed in Schedule “A” to the Meetings Order and Catalyst Paper General Partnership (collectively, the “Petitioner Parties”)

In connection with the Plan of Compromise and Arrangement of the Petitioner Parties dated as of March 15, 2012 pursuant to the Companies’ Creditors Arrangement Act (as the same may be amended, restated or supplemented from time to time, the “Plan”), the undersigned General Unsecured Creditor is not a Convenience Creditor and hereby irrevocably elects for his, her or its Claim to be reduced to CAD$10,000 for distribution purposes so that he, she or it can receive a cash payment in full and final satisfaction of such Claim. All initially capitalized terms used in this Cash Election Form shall have the meanings given to them in the Plan.

The undersigned General Unsecured Creditor acknowledges that by making this election, it will be considered a “Convenience Creditor” under the Plan, meaning that upon a distribution under the Plan, it will, together with all other Convenience Creditors, be entitled to receive 50% of its Allowed Claim (as reduced to CAD$10,000) in full and final satisfaction of its Claim.

The undersigned General Unsecured Creditor further acknowledges that the aggregate distribution under the Plan to all Convenience Creditors (including those who elect to be treated as such) is limited to a maximum of CAD$2,500,000. The undersigned General Unsecured Creditor acknowledges that, should the proposed distributions to all Convenience Creditors and Cash Electing Creditors exceed this amount, it will receive, in addition to the cash payment permitted by the above, its pro rata share based on the balance of its Claim of certain New Common Shares and Warrants in full and final satisfaction of its Claim.

The undersigned General Unsecured Creditor hereby acknowledges that while the value of its Allowed Claim for purposes of voting on the Plan shall be equal to its Allowed Claim, for distribution purposes it shall be deemed to be CAD$10,000. The undersigned General Unsecured Creditor hereby further acknowledges that it shall be deemed to vote such Allowed Claim in favour of a resolution to approve the Plan at the Unsecured Creditors Meeting and that it shall not be entitled to vote at the Unsecured Creditors Meeting, whether in person or by proxy. For the avoidance of doubt, this Cash Election Form voids any prior or subsequent proxies delivered to the Monitor.

TO THE EXTENT THAT A GENERAL UNSECURED CREDITOR WITH AN ALLOWED CLAIM OR DISPUTED CLAIM (IN THE EVENT SUCH DISPUTED

CLAIM IS SUBSEQUENTLY ALLOWED) IN EXCESS OF CAD$10,000 WHO COMPLETES THIS CASH ELECTION FORM, SUCH GENERAL UNSECURED CREDITOR’S CLAIM SHALL BE DEEMED TO BE REDUCED TO CAD$10,000 AND THAT IT SHALL RECEIVE A DISTRIBUTION UNDER THE PLAN AS A “CONVENIENCE CREDITOR” IN FULL AND FINAL SATISFACTION OF ITS CLAIM. SUCH GENERAL UNSECURED CREDITOR SHALL BE DEEMED TO VOTE IN FAVOUR OF THE RESOLUTION TO APPROVE THE PLAN AND SHALL NOT BE ENTITLED TO VOTE AT THE UNSECURED CREDITORS MEETING IRRESPECTIVE OF WHETHER SUCH GENERAL UNSECURED CREDITOR FILES A PROXY BEFORE OR AFTER DELIVERING THIS CASH ELECTION FORM.

DATED this                   day of                            , 2012

(Print Legal Name of General Unsecured Creditor)

(Amount of Allowed Claim)

(Amount of Disputed Claim)

(Print Name, Title and Phone Number of Authorized Signatory)

(Signature)

This Cash Election Form must be duly completed and received by PricewaterhouseCoopers Inc. by no later than 1:00 p.m. (prevailing Pacific time) on April 20, 2012 or, if the Unsecured Creditors Meeting is adjourned, by the last Business Day preceding the date to which it is adjourned, at the following address:

PricewaterhouseCoopers Inc.,

Court-appointed Monitor of Catalyst Paper Corporation et al.

250 Howe Street, Suite 700

Vancouver, British Columbia V6C 3S7

Attention: Patricia Marshall

Telephone: 604-806-7070

Fax: 604-806-7806

Email: catalystclaims@ca.pwc.com

SCHEDULE “L” TO MEETINGS ORDER

CONVENIENCE SHARE ELECTION FORM

(Attached)

CONVENIENCE SHARE ELECTION FORM

ALL CREDITORS WITH AN ALLOWED CLAIM OR DISPUTED CLAIM (IN THE EVENT SUCH DISPUTED CLAIM IS SUBSEQUENTLY ALLOWED) EQUAL TO, OR LESS THAN, CAD$10,000 WISHING TO OPT OUT OF THE CONVENIENCE CLASS, MEANING THEY WISH TO RECEIVE THEIR PRO RATA SHARE OF 20% OF THE NEW COMMON STOCK AND WARRANTS SUBJECT TO THE TERMS OF THE PLAN, INSTEAD OF A CASH PAYMENT AS PROVIDED IN THE PLAN, MUST COMPLETE AND DELIVER THIS ELECTION FORM TO THE MONITOR BY THE DEADLINE SET OUT BELOW.

TO:

PRICEWATERHOUSECOOPERS INC., Monitor of Catalyst Paper Corporation, the other Petitioners Listed in Schedule “A” to the Meetings Order and Catalyst Paper General Partnership (collectively, the “Petitioner Parties”)

In connection with the Plan of Compromise and Arrangement of the Petitioner Parties dated as of March 15, 2012 pursuant to the Companies’ Creditors Arrangement Act (as the same may be amended, restated or supplemented from time to time, the “Plan”), the undersigned Convenience Creditor hereby irrevocably elects to receive its pro rata share of 20% of the New Common Stock and the Warrants (as defined in the Plan) in accordance with and on the terms of the Plan, in full and final satisfaction of its Allowed Claim(s). All initially capitalized terms used herein shall have the meanings given to them in the Plan.

The undersigned Convenience Creditor hereby acknowledges that it shall be deemed to vote in favour of a resolution to approve the Plan at the Unsecured Creditors Meeting and that it shall not be entitled to vote at the Unsecured Creditors Meeting, whether in person or by proxy.

For the avoidance of doubt, this Convenience Share Election Form voids any prior or subsequent proxies delivered to the Monitor.

TO THE EXTENT THAT A CONVENIENCE CREDITOR WITH AN ALLOWED CLAIM OR DISPUTED CLAIM (IN THE EVENT SUCH DISPUTED CLAIM IS SUBSEQUENTLY ALLOWED) EQUAL TO, OR LESS THAN, CAD$10,000 COMPLETES AND SUBMITS THIS CONVENIENCE SHARE ELECTION FORM, SUCH CONVENIENCE CREDITOR SHALL BE DEEMED TO HAVE OPTED OUT OF THE CONVENIENCE CLASS, SHALL BE DEEMED TO VOTE IN FAVOUR OF THE RESOLUTION TO APPROVE THE PLAN AND SHALL NOT BE ENTITLED TO VOTE AT THE UNSECURED CREDITORS MEETING IRRESPECTIVE OF WHETHER SUCH CONVENIENCE CREDITOR FILES A PROXY BEFORE OR AFTER DELIVERING THIS CONVENIENCE SHARE ELECTION FORM.

DATED this                  day of                         , 2012

(Print Legal Name of Unsecured Creditor)

(Amount of Allowed Claim)

(Amount of Disputed Claim)

(Print Name, Title and Phone Number of Authorized Signatory)

(Signature)

This Convenience Share Election Form must be duly completed and received by PricewaterhouseCoopers Inc. by no later than 1:00 p.m. (prevailing Pacific time) on April 20, 2012 or, if the Unsecured Creditors Meeting is adjourned, by the last Business Day preceding the date to which it is adjourned, at the following address:

PricewaterhouseCoopers Inc.,

Court-appointed Monitor of Catalyst Paper Corporation et al.

250 Howe Street, Suite 700

Vancouver, British Columbia V6C 3S7

Attention: Patricia Marshall

Telephone: 604-806-7070

Fax: 604-806-7806

Email: catalystclaims@ca.pwc.com

SCHEDULE “M” TO MEETINGS ORDER

FORM OF NEWSPAPER NOTICE

(Attached)

NOTICE OF THE MEETINGS OF CREDITORS OF CATALYST PAPER

CORPORATION AND THE OTHER PETITIONERS LISTED BELOW

(collectively, the “Petitioner Parties”)

Catalyst Paper General Partnership

Catalyst Pulp Operations Limited

Catalyst Pulp Sales Inc.

Pacifica Poplars Ltd.

Catalyst Pulp and Paper Sales Inc.

Elk Falls Pulp and Paper Limited

Catalyst Paper Energy Holdings Inc.

0606890 B.C. Ltd.

Catalyst Paper Recycling Inc.

Catalyst Paper (Snowflake) Inc.

Catalyst Paper Holdings Inc.

Pacifica Papers U.S. Inc.

Pacifica Poplars Inc.

Pacifica Papers Sales Inc.

Catalyst Paper (USA) Inc.

The Apache Railway Company

This notice is being published pursuant to the order of the Supreme Court of British Columbia, Vancouver Registry (the “Court”) dated March 22, 2012 (the “Meetings Order”) which established the procedures for the Petitioner Parties to call, hold and conduct meetings of certain of their unsecured and secured creditors (together, the “Meetings”) to consider and pass resolutions, if thought advisable, approving the Plan of Compromise and Arrangement of the Petitioner Parties dated as of March 15, 2012 (as the same may be amended, restated or supplemented from time to time, the “Plan”) and to transact such other business as may be properly brought before the Meetings. The Meetings will be held at the following times and location:

Date:	April 23, 2012

Time:	10:00 a.m. (prevailing Pacific time) — Unsecured Class
11:00 a.m. (prevailing Pacific time) — First Lien Notes Class

Location:	Delta Vancouver Airport Hotel, 3500 Cessna Drive, Vancouver, British Columbia, V7B 1C7

ONLY THOSE CREDITORS:

(1)	WHO HAVE SUBMITTED A PROOF OF CLAIM IN ACCORDANCE WITH THE TERMS OF THE CLAIMS PROCEDURE ORDER DATED MARCH 22, 2012 (and who have not filed a Cash Election Form or a Convenience Share Election Form);

(2)	ARE HOLDERS OF THE FIRST LIEN AND/OR UNSECURED NOTES ISSUED BY CATALYST PAPER CORPORATION; OR

(3)	WHO HAVE RECEIVED A CLAIM AMOUNT NOTICE FROM THE MONITOR IN ACCORDANCE WITH THE CLAIMS PROCEDURE ORDER (and who have not filed a Cash Election Form or a Convenience Share Election Form),

SHALL BE ENTITLED TO ATTEND AND VOTE ON THE RESOLUTIONS TO APPROVE THE PLAN AT THE APPLICABLE MEETING.

Unsecured Creditors that file a Cash Election Form and Convenience Creditors that file a Convenience Share Election Form shall be deemed to vote in favour of the resolution to approve the Plan and shall not be entitled to vote at the Unsecured Creditors Meeting.

The Petitioner Parties may bring an application, if necessary, for an Order that any General Unsecured Creditor (that is not a Convenience Share Election Creditor or a Cash Election Creditor) and any Unsecured Noteholder, who does not vote in person or by proxy, shall be deemed to vote in favour of the resolution to approve the Plan to the extent of his or her or its Allowed Claim.

Creditors may obtain copies of the Plan and more information about the Plan, any amendments that may be made to the Plan and the Meetings on the Monitor’s website at www.pwc.com/car-catalystpaper or by contacting the Monitor by telephone at 604-806-7070 or by email at catalystclaims@ca.pwc.com.

If the Plan is approved by the required majority of the Petitioner Parties’ creditors in accordance with the Companies’ Creditors Arrangement Act, and the Meetings Order, the Petitioner Parties intend to bring an application to the Court on April 25, 2012 for approval of an Order sanctioning the Plan.

SCHEDULE “N” TO MEETINGS ORDER

PLAN RESOLUTION—UNSECURED CLASS

(Attached)

PLAN RESOLUTION FOR THE UNSECURED CLASS OF

CATALYST PAPER CORPORATION, THE OTHER PETITIONERS LISTED IN

SCHEDULE “A” TO THE MEETINGS ORDER AND CATALYST PAPER GENERAL

PARTNERSHIP

(collectively, the “Petitioner Parties”)

Plan of Compromise and Arrangement

under the Companies’ Creditors Arrangement Act

Capitalized terms used and not defined herein have the meanings ascribed to them in the Plan of Compromise and Arrangement dated as of March 15, 2012 filed by the Petitioner Parties under the Companies’ Creditors Arrangement Act, as may be amended, restated or supplemented (the “Plan”).

BE IT RESOLVED THAT:

1.	the Plan presented to Unsecured Eligible Voting Creditors at the Unsecured Creditors Meeting be and hereby is authorized and approved;

2.

notwithstanding that this resolution has been passed and the Plan has been approved by the Unsecured Creditors and the Court, the directors of the Petitioner Parties be and hereby are authorized and empowered to amend or not proceed with this resolution in accordance with the Plan; and

3.

any directors or officers of the Petitioner Parties are hereby authorized, empowered and instructed, acting for, and in the name of and on behalf of the applicable Petitioner Party (but not the creditors), to execute, or cause to be executed under the seal of such Petitioner Party or otherwise, and to deliver or cause to be delivered for, on behalf of and in the name of such Petitioner Party, all such documents, agreements and instruments and to do or cause to be done all such other acts and things as such director or officer determines to be necessary or desirable in order to carry out the Plan, such determination to be conclusively evidenced by the execution and delivery by such director or officer of such documents, agreements or instruments or the doing of any such act or thing.

SCHEDULE “O” TO MEETINGS ORDER

PLAN RESOLUTION—FIRST LIEN NOTES CLASS

(Attached)

PLAN RESOLUTION FOR THE SECURED NOTEHOLDERS’ CLASS OF

CATALYST PAPER CORPORATION, THE OTHER PETITIONERS LISTED IN

SCHEDULE “A” TO THE MEETINGS ORDER AND CATALYST PAPER GENERAL

PARTNERSHIP

(collectively, the “Petitioner Parties”)

Plan of Compromise and Arrangement

under the Companies’ Creditors Arrangement Act

Capitalized terms used and not defined herein have the meanings ascribed to them in the Plan of Compromise and Arrangement dated as of March 15, 2012 filed by the Petitioner Parties under the Companies’ Creditors Arrangement Act, as may be amended, restated or supplemented (the “Plan”).

BE IT RESOLVED THAT:

1.	the Plan presented to the First Lien Noteholders at the First Lien Noteholders Meeting be and hereby is authorized and approved;

2.

notwithstanding that this resolution has been passed and the Plan has been approved by the First Lien Noteholders and the Court, the directors of the Petitioner Parties be and hereby are authorized and empowered to amend or not proceed with this resolution in accordance with the Plan; and

3.

any directors or officers of the Petitioner Parties are hereby authorized, empowered and instructed, acting for, and in the name of and on behalf of the applicable Petitioner Party (but not the creditors), to execute, or cause to be executed under the seal of such Petitioner Party or otherwise, and to deliver or cause to be delivered for, on behalf of and in the name of such Petitioner Party, all such documents, agreements and instruments and to do or cause to be done all such other acts and things as such director or officer determines to be necessary or desirable in order to carry out the Plan, such determination to be conclusively evidenced by the execution and delivery by such director or officer of such documents, agreements or instruments or the doing of any such act or thing.

No.
Vancouver Registry

IN THE SUPREME COURT OF BRITISH COLUMBIA

IN THE MATTER OF THE COMPANIES’ CREDITORS ARRANGEMENT ACT, R.S.C. 1985, c. C-36

AND IN THE MATTER OF THE CANADA BUSINESS CORPORATIONS ACT, R.S.C. 1985, c. C-44

AND IN THE MATTER OF CATALYST PAPER CORPORATION AND THOSE CORPORATIONS DESCRIBED IN THE ATTACHED SCHEDULE “A”

PETITIONERS

MEETINGS ORDER

Bill Kaplan, Q.C. / Peter Rubin

Blake Cassels & Graydon LLP

Barristers & Solicitors

595 Burrard Street, PO Box 49314

Suite 2600, Three Bentall Centre

Vancouver, B.C. V7X 1L3

Phone: 604.631.3300

Agent: Dye & Durham